Filed Pursuant to Rule 424(b)(3)
Registration No. 333-233304

MERGER, CHARTER & SHARE ISSUANCE PROPOSALS—YOUR VOTE IS VERY IMPORTANT

Dear Stockholder:

On June 23, 2019, Nanometrics Incorporated, which is referred to as Nanometrics, Rudolph Technologies, Inc., which is referred to as Rudolph, and PV Equipment Inc., a wholly-owned subsidiary of Nanometrics, which is referred to as Merger Sub, entered into an Agreement and Plan of Merger, as it may be amended from time to time, which is referred to as the merger agreement, pursuant to which they agreed to combine their respective businesses in a merger of equals. We expect the combined company to be a premier end-to-end metrology, inspection, process control software and lithography equipment provider for the semiconductor industry and other advanced markets. Pursuant to the terms of the merger agreement, Merger Sub will merge with and into Rudolph, which transaction is referred to as the merger, with Rudolph as the surviving corporation and a wholly-owned subsidiary of Nanometrics. In connection with the merger, Nanometrics will change its name to a name to be mutually agreed by Nanometrics and Rudolph prior to the closing of the merger.

Upon successful completion of the merger, each issued and outstanding share of Rudolph common stock as of immediately prior to the completion of the merger (other than shares owned by Rudolph or Nanometrics) will be converted into the right to receive 0.8042 shares of Nanometrics common stock, which number is referred to as the exchange ratio, and cash in lieu of any fractional shares of Nanometrics common stock any former holder of Rudolph common stock would otherwise be entitled to receive. This exchange ratio is fixed and will not be adjusted for changes in the market price of either Nanometrics common stock or Rudolph common stock between the dates of signing of the merger agreement and completion of the merger. Upon completion of the merger, Nanometrics stockholders will continue to own their existing Nanometrics shares. Nanometrics stockholders will own approximately 50% and Rudolph stockholders will own approximately 50% of the issued and outstanding shares of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger. Nanometrics common stock is traded on the Nasdaq Global Select Market, which is referred to as Nasdaq, under the symbol “NANO.” Rudolph common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, under the symbol “RTEC.” The common stock of the combined company is expected to be listed on the NYSE under a symbol to be mutually agreed by Nanometrics and Rudolph prior to the completion of the merger.

Nanometrics and Rudolph will each hold special meetings of their respective stockholders in connection with the proposed merger, which are referred to as the Nanometrics special meeting and the Rudolph special meeting, respectively.

At the Nanometrics special meeting, Nanometrics stockholders will be asked to consider and vote on (1) the proposal to approve the issuance of shares of Nanometrics common stock to Rudolph stockholders pursuant to the merger agreement, which proposal is referred to as the Nanometrics share issuance proposal, (2) the proposal to adopt the amended and restated certificate of incorporation of Nanometrics to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock, which proposal is referred to as the Nanometrics charter proposal #1, (3) the proposal to adopt the amended and restated certificate of incorporation of Nanometrics to provide that directors of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director, subject to any limitations under the Delaware General Corporation Law, which is referred to as the DGCL, and which proposal is referred to as the Nanometrics charter proposal #2, and (4) the proposal to adjourn the Nanometrics special meeting to solicit additional proxies if there are not sufficient votes to approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1, the Nanometrics charter proposal #2 or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Nanometrics stockholders. The board of directors of Nanometrics unanimously recommends that Nanometrics stockholders vote “FOR” each of the proposals to be considered at the Nanometrics special meeting.

At the Rudolph special meeting, Rudolph stockholders will be asked to consider and vote on (1) the proposal to adopt the merger agreement, which is referred to as the Rudolph merger agreement proposal, (2) the proposal to approve, on a non-binding advisory basis, the compensation that will or may be paid to Rudolph’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, (3) the proposal to approve, on a non-binding advisory basis, the increase in authorized shares of Nanometrics common stock under the Nanometrics certificate of incorporation from 47,000,000 shares of common stock to 97,000,000 shares of common stock and (4) the proposal to adjourn the Rudolph special meeting to solicit additional proxies if there are not sufficient votes to approve the Rudolph merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Rudolph stockholders. The board of directors of Rudolph unanimously recommends that Rudolph stockholders vote “FOR” each of the proposals to be considered at the Rudolph special meeting.

The merger agreement requires, as a condition to closing of the merger and the other transactions contemplated by the merger agreement, that Nanometrics stockholders approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2, and that Rudolph stockholders approve the Rudolph merger agreement proposal. Your vote on these matters is very important, regardless of the number of shares you own. Whether or not you plan to attend your respective special meeting in person, please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope or authorize the individuals named on your proxy card to vote your shares by calling the toll-free telephone number or by using the Internet as described in the instructions included with your proxy card.

The accompanying joint proxy statement/prospectus provides you with important information about the special meetings, the merger, and each of the proposals. We encourage you to read the entire document carefully, in particular the “Risk Factors” section beginning on page 47 of the accompanying joint proxy statement/prospectus for a discussion of risks relevant to the merger.

We look forward to the successful completion of the merger.

Sincerely,

Pierre-Yves Lesaicherre President and Chief Executive Officer Nanometrics Incorporated	Michael P. Plisinski Chief Executive Officer Rudolph Technologies, Inc.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger or the Nanometrics common stock to be issued in the merger or determined if the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated September 10, 2019 and is first being mailed to the stockholders of Nanometrics and Rudolph on or about September 12, 2019.

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

(408) 545-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 24, 2019

To the Stockholders of Nanometrics Incorporated:

Notice is hereby given that Nanometrics Incorporated, which is referred to as Nanometrics, will hold a special meeting of its stockholders, which is referred to as the Nanometrics special meeting, at 1550 Buckeye Drive, Milpitas, California 95035, on October 24, 2019, beginning at 9 a.m., Pacific Time, for the purpose of considering and voting on the following proposals:

1.

to approve the issuance of shares of Nanometrics common stock to stockholders of Rudolph Technologies, Inc., which is referred to as Rudolph, pursuant to the Agreement and Plan of Merger, dated as of June 23, 2019 (as it may be amended from time to time), by and among Nanometrics, PV Equipment Inc., a wholly-owned subsidiary of Nanometrics, and Rudolph, which is referred to as the merger agreement, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, which proposal is referred to as the Nanometrics share issuance proposal;

2.

to adopt the amended and restated certificate of incorporation of Nanometrics to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock, which proposal is referred to as the Nanometrics charter proposal #1;

3.

to adopt the amended and restated certificate of incorporation of Nanometrics to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics’ stockholders for a breach of fiduciary duties as a director, subject to any limitations under the Delaware General Corporation Law, which is referred to as the DGCL, which proposal is referred to as the Nanometrics charter proposal #2; and

4.

to approve the adjournment of the Nanometrics special meeting to solicit additional proxies if there are not sufficient votes at the time of the Nanometrics special meeting to approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Nanometrics stockholders, which proposal is referred to as the Nanometrics adjournment proposal.

Nanometrics will transact no other business at the Nanometrics special meeting except such business as may properly be brought before the Nanometrics special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Nanometrics common stock at the close of business on September 3, 2019, the record date for notice of and voting at the Nanometrics special meeting, which is referred to as the Nanometrics record date, are entitled to notice of and to vote at the Nanometrics special meeting.

The board of directors of Nanometrics, which is referred to as the Nanometrics board of directors, has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement (including the issuance of shares of Nanometrics common stock contemplated thereby), including the Nanometrics share issuance and the amending and restating of the Nanometrics certificate of incorporation, on the terms and subject to the conditions set forth in the merger agreement. The Nanometrics board of directors unanimously recommends that Nanometrics stockholders vote “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2 and “FOR” the Nanometrics adjournment proposal.

Your vote is very important, regardless of the number of shares of Nanometrics common stock you own. The merger agreement requires, as a condition to closing of the merger and the other transactions contemplated by the merger agreement, that Nanometrics stockholders approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2. Assuming a quorum is present, the approval of the Nanometrics share issuance proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Nanometrics special meeting on the Nanometrics share issuance proposal, and the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 each requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on such proposal.

Whether or not you plan to attend the Nanometrics special meeting in person, Nanometrics urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, call the toll-free telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the Nanometrics special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote in person at the Nanometrics special meeting, you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the Nanometrics special meeting. You will need to bring identification along with either your notice of special meeting or proof of stock ownership to enter the Nanometrics special meeting. The use of video, still photography or audio recording at the Nanometrics special meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection. If you have any questions about the merger or how to vote or direct a vote in respect of your shares of Nanometrics common stock, you may contact our proxy solicitor, MacKenzie Partners, at (212) 929-5500 (Call Collect) or (800) 322-2885 (Call Toll-Free).

By Order of the Board of Directors,

Pierre-Yves Lesaicherre

President and Chief Executive Officer

Milpitas, CA

Dated: September 10, 2019

Your vote is important. Nanometrics stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit a proxy to vote your shares electronically through the Internet or by telephone.

Rudolph Technologies, Inc.

16 Jonspin Road

Wilmington, MA 01887

(978) 253-6200

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON OCTOBER 24, 2019

To the Stockholders of Rudolph Technologies, Inc.:

Notice is hereby given that Rudolph Technologies, Inc., which is referred to as Rudolph, will hold a special meeting of its stockholders, which is referred to as the Rudolph special meeting, at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109, on October 24, 2019, beginning at 12 p.m., Eastern Time, for the purpose of considering and voting on the following proposals:

1.

to adopt the Agreement and Plan of Merger, dated as of June 23, 2019 (as it may be amended from time to time), which is referred to as the merger agreement, a copy of which is included as Annex A to the accompanying joint proxy statement/prospectus, by and among Nanometrics Incorporated, which is referred to as Nanometrics, Rudolph and PV Equipment Inc., a wholly-owned subsidiary of Nanometrics, which is referred to as Merger Sub, pursuant to which Merger Sub will merge with and into Rudolph, with Rudolph as the surviving corporation and a wholly-owned subsidiary of Nanometrics, which proposal is referred to as the Rudolph merger agreement proposal;

2.

to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to Rudolph’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the Rudolph advisory compensation proposal;

3.

to approve, on an advisory (non-binding) basis, the proposed increase in the authorized shares of Nanometrics common stock under the Nanometrics certificate of incorporation from 47,000,000 shares of common stock to 97,000,000 shares of common stock, which proposal is referred to as the Rudolph advisory share authorization proposal; and

4.

to approve the adjournment of the Rudolph special meeting to solicit additional proxies if there are not sufficient votes at the time of the Rudolph special meeting to approve the Rudolph merger agreement proposal or to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Rudolph stockholders, which proposal is referred to as the Rudolph adjournment proposal.

Rudolph will transact no other business at the Rudolph special meeting except such business as may properly be brought before the Rudolph special meeting or any adjournment or postponement thereof. The accompanying joint proxy statement/prospectus, including the merger agreement attached thereto as Annex A, contains further information with respect to these matters.

Only holders of record of Rudolph common stock at the close of business on September 3, 2019, the record date for notice of and voting at the Rudolph special meeting, which is referred to as the Rudolph record date, are entitled to notice of and to vote at the Rudolph special meeting.

The board of directors of Rudolph, which is referred to as the Rudolph board of directors, has unanimously approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement on the terms and subject to the conditions set forth in the merger agreement. The Rudolph board of directors unanimously recommends that Rudolph stockholders vote “FOR” the Rudolph merger agreement proposal, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal and “FOR” the Rudolph adjournment proposal.

Your vote is very important, regardless of the number of shares of Rudolph common stock you own. Rudolph cannot complete the transactions contemplated by the merger agreement, including the merger, without approval of the Rudolph merger agreement proposal. Assuming a quorum is present, the approval of the Rudolph merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Rudolph common stock entitled to vote on the proposal.

Whether or not you plan to attend the Rudolph special meeting in person, Rudolph urges you to please promptly mark, sign and date the accompanying proxy card and return it in the enclosed postage-paid envelope, call the telephone number or use the Internet as described in the instructions included with the proxy card, so that your shares may be represented and voted at the Rudolph special meeting. If you hold your shares through a broker, bank or other nominee in “street name” (instead of as a registered holder) and you wish to vote in person at the Rudolph special meeting, you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the Rudolph special meeting. You will need to bring identification along with either your notice of special meeting or proof of stock ownership to enter the Rudolph special meeting. The use of video, still photography or audio recording at the Rudolph special meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection.

If you have any questions about the merger or about how to vote or direct a vote in respect of your shares of Rudolph common stock, you may contact our proxy solicitor, The Proxy Advisory Group, LLC, at (212) 616-2180.

By Order of the Board of Directors,

Michael P. Plisinski

Chief Executive Officer

Wilmington, Massachusetts

Dated: September 10, 2019

Your vote is important. Rudolph stockholders are requested to complete, date, sign and return the enclosed proxy card in the envelope provided, which requires no postage if mailed in the United States, or to submit a proxy to vote your shares electronically through the Internet or by telephone.

REFERENCES TO ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Nanometrics Incorporated, which is referred to as Nanometrics, and Rudolph Technologies, Inc., which is referred to as Rudolph, from other documents that Nanometrics and Rudolph have filed with the U.S. Securities and Exchange Commission, which is referred to as the SEC, and that are contained in or incorporated by reference into this joint proxy statement/prospectus. For a listing of documents incorporated by reference into this joint proxy statement/prospectus, please see the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus. This information is available for you free of charge to review through the SEC’s website at www.sec.gov.

Any person may request a copy of this joint proxy statement/prospectus and any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Nanometrics or Rudolph, without charge, by written or telephonic request directed to the appropriate company or its proxy solicitor at the following contacts:

For Nanometrics stockholders: Nanometrics Incorporated 1550 Buckeye Drive Milpitas, California 95035 (408) 545-6000 Attention: Corporate Secretary	For Rudolph stockholders: Rudolph Technologies, Inc. 16 Jonspin Road Wilmington, Massachusetts 01887 (978) 253-6200 Attention: Corporate Secretary

MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, New York 10018 (212) 929-5500 (Call Collect) Call Toll-Free: (800) 322-2885 proxy@mackenziepartners.com	The Proxy Advisory Group, LLC 18 East 41st Street New York, New York 10017 (212) 616-2180 (Call Collect)

In order for you to receive timely delivery of the documents in advance of the special meeting of Nanometrics stockholders to be held on October 24, 2019, which is referred to as the Nanometrics special meeting, or the special meeting of Rudolph stockholders to be held on October 24, 2019, which is referred to as the Rudolph special meeting, as applicable, you must request the information no later than October 17, 2019.

The contents of the websites of the SEC, Nanometrics, Rudolph or any other entity are not being incorporated into this joint proxy statement/prospectus. The information about how you can obtain certain documents that are incorporated by reference into this joint proxy statement/prospectus at these websites is being provided only for your convenience.

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ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form S-4 filed with the SEC by Nanometrics, constitutes a prospectus of Nanometrics under Section 5 of the Securities Act of 1933, as amended, which is referred to as the Securities Act, with respect to the shares of common stock of Nanometrics to be issued to Rudolph stockholders pursuant to the Agreement and Plan of Merger, dated as of June 23, 2019 (as it may be amended from time to time), by and among Nanometrics, Rudolph and Merger Sub, which is referred to as the merger agreement. This document also constitutes a joint proxy statement of Nanometrics and Rudolph under Section 14(a) of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act. It also constitutes a notice of meeting with respect to the Nanometrics special meeting and a notice of meeting with respect to the Rudolph special meeting.

Nanometrics has supplied all information contained or incorporated by reference into this joint proxy statement/prospectus relating to Nanometrics, and Rudolph has supplied all such information relating to Rudolph. Nanometrics and Rudolph have both contributed to the information related to the merger contained in this joint proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this joint proxy statement/prospectus. Nanometrics and Rudolph have not authorized anyone to provide you with information that is different from that contained in or incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated September 10, 2019, and you should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than such date unless otherwise specifically provided herein.

Further, you should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Nanometrics stockholders or Rudolph stockholders nor the issuance by Nanometrics of shares of its common stock pursuant to the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

All references in this joint proxy statement/prospectus to “Nanometrics” refer to Nanometrics Incorporated, a Delaware corporation. All references in this joint proxy statement/prospectus to “Rudolph” refer to Rudolph Technologies, Inc., a Delaware corporation. All references in this joint proxy statement/prospectus to “Merger Sub” refer to PV Equipment Inc., a Delaware corporation and wholly-owned subsidiary of Nanometrics. All references in this joint proxy statement/prospectus to the “combined company” refer to Nanometrics immediately following completion of the merger and the other transactions contemplated by the merger agreement. All references in this joint proxy statement/prospectus to “Nanometrics common stock” refer to the common stock of Nanometrics, par value $0.001 per share, and all references in this joint proxy statement/prospectus to “Rudolph common stock” refer to the common stock of Rudolph, par value $0.001 per share.

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THE NANOMETRICS SPECIAL MEETING	58
Date, Time and Place of the Nanometrics Special Meeting	58
Matters to be Considered at the Nanometrics Special Meeting	58
Recommendation of the Nanometrics Board of Directors	58
Record Date for the Nanometrics Special Meeting and Voting Rights	59
Quorum; Abstentions and Broker Non-Votes	59
Required Votes; Vote of Nanometrics’ Directors and Executive Officers	60
Methods of Voting	61
Revocability of Proxies	62
Proxy Solicitation Costs	62
Attending the Nanometrics Special Meeting	63
Householding	63
Tabulation of Votes	63
Adjournments	64
Assistance	64
NANOMETRICS PROPOSAL #1: NANOMETRICS SHARE ISSUANCE	65
NANOMETRICS PROPOSAL #2: TO APPROVE AMENDING AND RESTATING CERTIFICATE OF INCORPORATION OF NANOMETRICS TO INCREASE THE AUTHORIZED SHARES OF NANOMETRICS COMMON STOCK	66
NANOMETRICS PROPOSAL #3: TO APPROVE AMENDING AND RESTATING THE CERTIFICATE OF INCORPORATION OF NANOMETRICS TO PROVIDE THAT DIRECTORS OF NANOMETRICS WILL NOT BE LIABLE TO NANOMETRICS OR NANOMETRICS STOCKHOLDERS FOR BREACHES OF FIDUCIARY DUTY AS DIRECTOR	68
NANOMETRICS PROPOSAL #4: ADJOURNMENT OF THE NANOMETRICS SPECIAL MEETING	70
THE RUDOLPH SPECIAL MEETING	71
Date, Time and Place of the Rudolph Special Meeting	71
Matters to Be Considered at the Rudolph Special Meeting	71
Recommendation of the Rudolph Board of Directors	71
Record Date for the Rudolph Special Meeting and Voting Rights	72
Quorum; Abstentions and Broker Non-Votes	72
Required Votes; Vote of Rudolph’s Directors and Executive Officers	73
Methods of Voting	74
Revocability of Proxies	75
Proxy Solicitation Costs	75
Attending the Rudolph Special Meeting	76
Householding	76
Tabulation of Votes	76
Adjournments	77
Assistance	77
RUDOLPH PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT	78
RUDOLPH PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED COMPENSATION FOR RUDOLPH NAMED EXECUTIVE OFFICERS	79
RUDOLPH PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON INCREASED AUTHORIZED SHARES OF NANOMETRICS COMMON STOCK UNDER NANOMETRICS’ CERTIFICATE OF INCORPORATION	80
RUDOLPH PROPOSAL 4: ADJOURNMENT OF THE RUDOLPH SPECIAL MEETING	81
THE MERGER	82
General	82
Exchange Ratio	82
Background of the Merger	82
Recommendation of the Nanometrics Board of Directors; Nanometrics’ Reasons for the Merger	92
Recommendation of the Rudolph Board of Directors; Rudolph’s Reasons for the Merger	96

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QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of Nanometrics or a stockholder of Rudolph, may have regarding the merger and the other matters being considered at the special meetings of each company’s stockholders, and brief answers to those questions. You are urged to carefully read this joint proxy statement/prospectus and the other documents referred to in this joint proxy statement/prospectus in their entirety because this section may not provide all the information that is important to you regarding these matters. Additional important information is contained in the annexes to, and the documents incorporated by reference into, this joint proxy statement/prospectus. You may obtain the information incorporated by reference in this joint proxy statement/prospectus, without charge, by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:

You are receiving this joint proxy statement/prospectus because Nanometrics Incorporated, which is referred to as Nanometrics, and Rudolph Technologies, Inc., which is referred to as Rudolph, have agreed to combine their companies in a merger of equals structured through a merger of PV Equipment Inc., a wholly-owned subsidiary of Nanometrics, which is referred to as Merger Sub, with and into Rudolph, resulting in Rudolph as the surviving corporation and a wholly-owned subsidiary of Nanometrics. The Agreement and Plan of Merger, dated as of June 23, 2019 (as it may be amended from time to time), which is referred to as the merger agreement, governs the terms of the business combination and merger of Rudolph and Merger Sub, which is referred to as the merger, and is attached to this joint proxy statement/prospectus as Annex A.

In order to complete the merger, among other things:

•	Nanometrics stockholders must approve the issuance of shares of Nanometrics common stock in connection with the merger, which is referred to as the Nanometrics share issuance proposal;

•

Nanometrics stockholders must adopt an amendment and restatement of Nanometrics’ certificate of incorporation which requires approval of a proposal to amend the Nanometrics’ certificate of incorporation to increase the number of authorized shares of common stock, which is referred to as the Nanometrics charter proposal #1;

•

Unless waived by Rudolph, Nanometrics stockholders must adopt an amendment and restatement of Nanometrics’ certificate of incorporation to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics’ stockholders for a breach of fiduciary duties as a director, subject to any limitations under the Delaware General Corporation Law, which proposal is referred to as the Nanometrics charter proposal #2; and

•	Rudolph stockholders must adopt the merger agreement in accordance with the DGCL, which is referred to as the Rudolph merger agreement proposal.

Nanometrics is holding a special meeting of its stockholders, which is referred to as the Nanometrics special meeting, to obtain approval of the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2. Nanometrics stockholders will also be asked to approve the proposal to adjourn the Nanometrics special meeting to solicit additional proxies if there are not sufficient votes at the time of the Nanometrics special meeting to approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Nanometrics stockholders, which proposal is referred to as the Nanometrics adjournment proposal.

Rudolph is holding a special meeting of its stockholders, which is referred to as the Rudolph special meeting, to obtain approval of the Rudolph merger agreement proposal. Rudolph stockholders will also be asked to approve, on an advisory (non-binding) basis, the compensation that will or may be paid to

Rudolph’s named executive officers that is based on or otherwise relates to the transactions contemplated by the merger agreement, which proposal is referred to as the Rudolph advisory compensation proposal; to approve, on an advisory (non- binding) basis, the proposed increase of authorized shares of Nanometrics common stock under the Nanometrics certificate of incorporation from 47,000,000 shares of common stock to 97,000,000 shares of common stock, which proposal is referred to as the Rudolph advisory share authorization proposal; and to approve the proposal to adjourn the Rudolph special meeting to solicit additional proxies if there are not sufficient votes at the time of the Rudolph special meeting to approve the Rudolph merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Rudolph stockholders, which proposal is referred to as the Rudolph adjournment proposal.

Your vote is very important, regardless of the number of shares that you own. The approval of the Nanometrics share issuance proposal, the Nanometrics charter proposal #1, and the Nanometrics charter proposal #2 and the approval of the Rudolph merger agreement proposal are conditions to the obligations of Nanometrics and Rudolph to complete the merger. None of the approvals of the Rudolph advisory compensation proposal, the Rudolph advisory share authorization proposal, the Nanometrics adjournment proposal or the Rudolph adjournment proposal are conditions to the obligations of Nanometrics or Rudolph to complete the merger.

Q:	When and where will each of the special meetings take place?

A:	The Nanometrics special meeting will be held at 1550 Buckeye Drive, Milpitas, California 95035, on October 24, 2019, beginning at 9 a.m., Pacific Time.

The Rudolph special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts, 02109, on October 24, 2019, beginning at 12 p.m., Eastern Time.

If you choose to vote your shares in person at your respective company’s special meeting, please bring required documentation in accordance with the section entitled “The Nanometrics Special Meeting—Attending the Nanometrics Special Meeting” beginning on page 63 of this joint proxy statement/prospectus, with respect to the Nanometrics special meeting, and the section entitled “The Rudolph Special Meeting—Attending the Rudolph Special Meeting” beginning on page 76 of this joint proxy statement/prospectus, with respect to the Rudolph special meeting. The use of video, still photography or audio recording at either the Nanometrics special meeting or the Rudolph special meeting is not permitted. For the safety of attendees, all bags, packages and briefcases are subject to inspection.

Even if you plan to attend your company’s special meeting, Nanometrics and Rudolph recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the applicable special meeting. Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares.

Q:	Does my vote matter?

A:

Yes, your vote is very important, regardless of the number of shares that you own. The merger cannot be completed unless the merger agreement is adopted by Rudolph stockholders and the Nanometrics stockholders approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and, unless waived by Rudolph, the Nanometrics charter proposal #2.

For Nanometrics stockholders, if you do not return or submit your proxy or vote at the special meeting as provided in this joint proxy statement/prospectus, it will have no effect on the Nanometrics share issuance proposal or the Nanometrics adjournment proposal, but the effect will be the same as a vote “AGAINST”

the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2. The board of directors of Nanometrics, which is referred to as the Nanometrics board of directors, unanimously recommends that you vote “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2 and “FOR” the Nanometrics adjournment proposal.

For Rudolph stockholders, if you do not return or submit your proxy or vote at the special meeting as provided in this joint proxy statement/prospectus, the effect will be the same as a vote “AGAINST” the Rudolph merger agreement proposal, and will have no effect on the Rudolph advisory compensation proposal, the Rudolph advisory share authorization proposal, or the Rudolph adjournment proposal. The board of directors of Rudolph, which is referred to as the Rudolph board of directors, unanimously recommends that you vote “FOR” the Rudolph merger agreement proposal, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal and “FOR” the Rudolph adjournment proposal.

Q:	What will I receive if the merger is completed?

A:

If the merger is completed, each share of Rudolph common stock issued and outstanding immediately prior to the effective time of the merger (other than shares owned directly by Rudolph or Nanometrics) will be converted into the right to receive 0.8042 shares of Nanometrics common stock, which we refer to as the exchange ratio. Each Rudolph stockholder will receive cash for any fractional shares of Nanometrics common stock that such stockholder would otherwise receive in the merger. Any cash amounts to be received by a Rudolph stockholder in respect of fractional shares shall be equal to the product obtained by multiplying the fraction of a share to which such person is otherwise entitled by the closing price of the Nanometrics common stock on Nasdaq Global Select Market, which is referred to as Nasdaq, on the last complete trading day immediately prior to the effective time, rounded to the nearest whole cent, without interest and subject to withholding taxes. As referred to in this joint proxy statement/prospectus, the effective time means the date and time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware, or such other date and time as may be agreed by Nanometrics and Rudolph and specified in the certificate of merger.

If the merger is completed, Nanometrics stockholders’ shares of Nanometrics common stock will, after the effective time, constitute shares of the combined company. Because Nanometrics will issue a fixed number of shares of Nanometrics common stock in exchange for each outstanding share of Rudolph common stock, the value of the merger consideration that Rudolph stockholders will receive in the merger will depend on the market price of shares of Nanometrics common stock at the effective time. The market price of shares of Nanometrics common stock that Rudolph stockholders receive after the merger is completed could be greater than, less than or the same as the market price of shares of Nanometrics common stock on the date of this joint proxy statement/prospectus or at the time of the special meetings. Accordingly, you should obtain current market quotations for Nanometrics common stock and Rudolph common stock before deciding how to vote with respect to the adoption of the merger agreement. Nanometrics common stock is traded on Nasdaq, and Rudolph common stock is traded on the New York Stock Exchange, which is referred to as the NYSE, under the symbols “NANO” and “RTEC,” respectively. Shares of common stock of the combined company are expected to trade on the NYSE or, if approval for listing on the NYSE is not received prior to the effective time, then on Nasdaq, under a symbol to be agreed upon by the parties prior to the completion of the merger. Stockholders will be informed in conjunction with the closing on which exchange the shares will trade.

For more information regarding the merger consideration to be received by Rudolph stockholders if the merger is completed, see the section entitled “The Merger Agreement—Merger Consideration” beginning on page 138 of this joint proxy statement/prospectus.

Q:	Will Nanometrics equity awards be affected by the merger?

A:

Nanometrics equity awards will remain equity awards relating to shares of Nanometrics common stock. Nanometrics equity awards will continue to vest in accordance with the terms of the award agreements applicable to such Nanometrics equity awards, except that the Nanometrics performance-based restricted stock units, each of which is referred to as a Nanometrics PRSU award, may be amended, as described in the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger—Interests with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards” beginning on page 185 of this joint proxy statement/prospectus. However, the merger will be treated as a “change in control” or term of similar meaning for purposes of the Nanometrics compensation and benefit plans, including Nanometrics equity awards, which determination will result in certain “double trigger” benefits under such plans upon a qualifying termination of employment subsequent to the effective time, but in no event will such determination result in the “single trigger” payment of benefits under such plans upon or in connection with the merger.

Q:	Will Rudolph equity awards be affected by the merger?

A:

At the effective time, each Rudolph stock option, each of which is referred to as a Rudolph option and all of which are fully vested, that is outstanding immediately prior to the effective time and held by a continuing service provider will be assumed by Nanometrics and converted into a Nanometrics option. The number of shares of Nanometrics common stock underlying each such assumed Nanometrics option will be equal to the product of (i) the number of shares of Rudolph common stock underlying the applicable Rudolph option immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded down to the nearest whole share number, and with a per share exercise price equal to (a) the per share exercise price applicable to such Rudolph option immediately prior to the effective time divided by (b) the exchange ratio, with the resulting exercise price per share of Nanometrics common stock rounded up to the nearest whole cent. Except as noted in the immediately preceding sentence, each assumed and converted stock option will continue to be governed by substantially the same terms and conditions as were applicable to the Rudolph option immediately prior to the effective time (including the term, exercisability and vesting schedule as were applicable to the Rudolph option immediately before the effective time). At the effective time, each outstanding Rudolph option that is not assumed by Nanometrics (because it is held by someone who is not a continuing service provider) will be cancelled and converted into the right to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Rudolph option from the product of (i) the aggregate number of shares of Rudolph common stock subject to such Rudolph option and (ii) the exchange ratio multiplied by the measurement price (subject to any withholding required by applicable law), with the measurement price being the volume weighted average trading price of shares of Nanometrics common stock on Nasdaq, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the date of completion of the merger as reported by Bloomberg, L.P.

At the effective time, each Rudolph time-based restricted stock unit and performance-based restricted stock unit, each of which we refer to as a Rudolph RSU award, that is outstanding immediately prior to the effective time and that is not then vested will be assumed by Nanometrics and will be converted into a Nanometrics RSU award to acquire shares of Nanometrics common stock. The number of shares of Nanometrics common stock subject to each such assumed Nanometrics RSU award will be equal to the product of (i) the number of shares of Rudolph common stock subject to the Rudolph RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded up or down to the nearest whole share. Except as noted in the immediately preceding sentence, each assumed and converted Nanometrics RSU award will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph RSU award immediately prior to the effective time (including the vesting and settlement schedule(s) as were applicable to the corresponding Rudolph RSU award immediately before the effective time).

Any share of Rudolph common stock underlying a Rudolph RSU award that is vested and so is not assumed by Nanometrics, but as to which such underlying share of Rudolph common stock has not been issued by the effective time (including any performance-based Rudolph RSU awards, which we refer to as Rudolph PSU awards, which will be treated, in accordance with their terms, as vesting as of the effective time based on the target performance under such award, with any portion of the Rudolph PSU award that would have been issued at above target performance being forfeited), will be issued as of immediately prior to the effective time (at target, to the extent they are performance-based awards) and will be treated as a share of Rudolph common stock issued and outstanding immediately prior to the effective time and will receive the same consideration provided to holders of Rudolph common stock, subject to the terms and conditions of the merger agreement. Any Rudolph directors who remain in service until the closing but will not join the board of directors of the combined company upon completion of the merger will have their Rudolph RSU awards fully vested (under the treatment for resignations when not being asked to remain after a change in control) and be treated as described in the preceding sentence.

Nanometrics and Rudolph may mutually agree in writing to treat equity compensation held by Rudolph employees subject to non-U.S. law in another manner to take into account applicable non-U.S. law or tax or employment considerations; provided that the parties shall use commercially reasonable efforts to ensure such treatment corresponds as closely as permitted by applicable law to treatment of equity compensation held by Rudolph employees subject to U.S. law.

The merger will be treated as a “change in control” or term of similar meaning for purposes of the Rudolph compensation and benefit plans, including Rudolph equity awards, which determination will result in certain “single trigger” benefits at the effective time and certain “double trigger” benefits under such plans upon a qualifying termination of employment by certain executives subsequent to the effective time. For more information, see the information provided in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus.

Q:	What will happen to the Nanometrics Employee Stock Purchase Plan?

A:	The Nanometrics Employee Stock Purchase Plan will remain in effect in accordance with its terms.

Q:	What will happen to the Rudolph Employee Stock Purchase Plan?

A:

Any offering period under the Rudolph Employee Stock Purchase Plan, which we refer to as the Rudolph ESPP, that would ordinarily end after the closing date will be shortened to end no later than the last payroll date prior to the effective time. Any participant contributions credited as of such date will be used to purchase shares of Rudolph common stock in accordance with the terms of the Rudolph ESPP at a purchase price equal to 95% of the closing price of Rudolph common stock on the purchase date, with the purchased shares being treated as outstanding Rudolph common stock as of the effective time of the merger and converted into shares of Nanometrics common stock, subject to the terms and conditions of the merger agreement.

Q:	How does the board of directors of Nanometrics recommend that I vote at the Nanometrics special meeting?

A:

The Nanometrics board of directors unanimously recommends that you vote “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2 and “FOR” the Nanometrics adjournment proposal.

In considering the recommendations of the Nanometrics board of directors, Nanometrics stockholders should be aware that Nanometrics directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Nanometrics stockholders. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Nanometrics equity awards upon a qualifying termination of employment, determination of achievement of performance under Nanometrics PRSU awards at closing (which Nanometrics may deem to be at the target level by amending the Nanometrics PRSU awards), the acceleration of a pro-rated portion of annual bonus payments in the year of the closing, and the combined company’s agreement to indemnify Nanometrics directors and officers against certain claims and liabilities. For a more complete description of these interests, see the information provided in the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger” beginning on page 185 of this joint proxy statement/prospectus.

Q:	How does the board of directors of Rudolph recommend that I vote at the Rudolph special meeting?

A:

The Rudolph board of directors unanimously recommends that you vote “FOR” the Rudolph merger agreement proposal, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal and “FOR” the Rudolph adjournment proposal.

In considering the recommendations of the Rudolph board of directors, Rudolph stockholders should be aware that Rudolph directors and executive officers have interests in the merger that are different from, or in addition to, their interests as Rudolph stockholders. These interests may include, among others, the payment of severance benefits and acceleration of outstanding Rudolph equity awards upon certain terminations of employment or service, acceleration and settlement, in accordance with their terms, of Rudolph PSU awards at closing, pursuant to the terms of the key executive compensation plans for the period ending December 31, 2019, pay out of key executive annual incentives in cash at target in connection with the closing, and the combined company’s agreement to indemnify Rudolph directors and officers against certain claims and liabilities. For a more complete description of these interests, see the information provided in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the Nanometrics special meeting?

A:

The record date for the Nanometrics special meeting is September 3, 2019, which is referred to as the Nanometrics record date. All holders of shares of Nanometrics common stock who held shares at the close of business on the Nanometrics record date are entitled to receive notice of, and to vote at, the Nanometrics special meeting and all adjournments thereof (if any). Each such holder of Nanometrics common stock is entitled to cast one vote on each matter properly brought before the Nanometrics special meeting for each share of Nanometrics common stock that such holder owned of record as of the Nanometrics record date. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The Nanometrics Special Meeting—Methods of Voting” beginning on page 61 of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Nanometrics special meeting.

Q:	Who is entitled to vote at the Rudolph special meeting?

A:

All holders of shares of Rudolph common stock who held shares at the close of business on the Rudolph record date are entitled to receive notice of, and to vote at, the Rudolph special meeting and any all adjournments thereof. Each such holder of Rudolph common stock is entitled to one vote on each matter properly brought before the Rudolph special meeting for each share of Rudolph common stock that such holder owned of record as of the Rudolph record date. Physical attendance at the special meeting is not required to vote. See below and the section entitled “The Rudolph Special Meeting—Methods of Voting” beginning on page 74 of this joint proxy statement/prospectus for instructions on how to vote your shares without attending the Rudolph special meeting.

Q:	What is a proxy?

A:

A stockholder’s legal designation of another person to vote such stockholder’s shares of common stock at a special meeting is referred to as a proxy. The document used to designate a proxy to vote your shares of Nanometrics common stock or Rudolph common stock, as applicable, is referred to as a proxy card.

Q:	How many votes do I have for the Nanometrics special meeting?

A:

Each Nanometrics stockholder is entitled to one vote for each share of Nanometrics common stock held of record as of the close of business on the Nanometrics record date on each proposal presented at the Nanometrics special meeting. As of the close of business on the Nanometrics record date, there were 24,829,935 outstanding shares of Nanometrics common stock.

Q:	How many votes do I have for the Rudolph special meeting?

A:

Each Rudolph stockholder is entitled to one vote for each share of Rudolph common stock held of record as of the close of business on the Rudolph record date on each proposal presented at the Rudolph special meeting. As of the close of business on the Rudolph record date, there were 31,116,171 outstanding shares of Rudolph common stock.

Q:	What constitutes a quorum for the Nanometrics special meeting?

A:

The holders of a majority of the issued and outstanding shares of Nanometrics common stock entitled to vote at the Nanometrics special meeting must be represented at the Nanometrics special meeting in person or by proxy in order to constitute a quorum.

Q:	What constitutes a quorum for the Rudolph special meeting?

A:

The holders of a majority of the issued and outstanding shares of Rudolph common stock entitled to vote at the Rudolph special meeting must be represented at the Rudolph special meeting in person or by proxy in order to constitute a quorum.

Q:	Where will the common stock of the combined company that I receive in the merger be publicly traded?

A:

Nanometrics will use its reasonable best efforts to cause the shares of Nanometrics common stock following the merger to be listed on the NYSE, or if approval for listing on the NYSE is not received prior to the effective time, then on Nasdaq. Stockholders will be informed in conjunction with the closing on which exchange the shares will trade.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by Rudolph stockholders or if the merger is not completed for any other reason, Rudolph stockholders will not receive any merger consideration for their shares of Rudolph common stock in connection with the merger. Instead, Rudolph will remain an independent public company and Rudolph common stock will continue to be listed and traded on the NYSE, and Nanometrics common stock will continue to be traded on Nasdaq, and Nanometrics will not complete the share issuance pursuant to the merger agreement as contemplated by the Nanometrics share issuance proposal, and will not amend and restate its certificate of incorporation pursuant to the Nanometrics charter proposal #1, although if the Nanometrics charter proposal #2 is approved, even if the other proposals are not approved, Nanometrics may amend its certificate of incorporation in accordance with Nanometrics charter proposal #2. If the merger agreement is terminated under specified circumstances, either Nanometrics or Rudolph may be required to pay or cause to be paid to the other party a termination fee of $26,000,000. See the section entitled “The Merger Agreement—Termination Fees” beginning on page 163 of this joint proxy statement/prospectus for a more detailed discussion of the termination fees.

Q:	What is a “broker non-vote”?

A:

Under NYSE rules, banks, brokers and other nominees may use their discretion to vote “uninstructed” shares (i.e., shares of record held by banks, brokers or other nominees, but with respect to which the beneficial owner of such shares has not provided instructions on how to vote on a particular proposal) with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. All of the proposals currently scheduled for consideration at the Nanometrics special meeting and the Rudolph special meeting are “non-routine” matters. These NYSE rules are applicable to the votes to be held at the Nanometrics special meeting even though the Nanometrics common stock is currently listed on Nasdaq.

A “broker non-vote” occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Because none of the proposals currently scheduled to be voted on at either the Nanometrics special meeting or the Rudolph special meeting are routine matters for which brokers may have discretionary authority to vote, Nanometrics and Rudolph do not expect there to be any broker non-votes at the Nanometrics special meeting or the Rudolph special meeting.

Q:

What stockholder vote is required for the approval of each proposal at the Nanometrics special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Nanometrics special meeting?

A:

Nanometrics Proposal # 1: Nanometrics share issuance proposal. Assuming a quorum is present at the Nanometrics special meeting, the approval of the share issuance by Nanometrics stockholders requires the affirmative vote of the holders of a majority of the shares of Nanometrics common stock present in person or by proxy and entitled to vote on such proposal. Accordingly, a Nanometrics stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Nanometrics share issuance proposal. A broker non-vote or the failure of a Nanometrics stockholder not present at the meeting to vote (including the failure of a Nanometrics stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Nanometrics share issuance proposal.

Nanometrics Proposal # 2: Nanometrics charter proposal #1. Assuming a quorum is present at the Nanometrics special meeting, the adoption of the amended and restated certificate of incorporation of Nanometrics to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock by Nanometrics stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on such proposal. Accordingly, a Nanometrics stockholder’s abstention from voting, a broker non-vote or the failure of a Nanometrics stockholder to vote (including the failure of a Nanometrics stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “AGAINST” the Nanometrics charter proposal #1.

Nanometrics Proposal # 3: Nanometrics charter proposal #2. Assuming a quorum is present at the Nanometrics special meeting, the adoption of the amended and restated certificate of incorporation of Nanometrics to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director, subject to any limitations under the DGCL, by Nanometrics stockholders requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on such proposal. Accordingly, a Nanometrics stockholder’s abstention from voting, a broker non-vote or the failure of a Nanometrics stockholder to vote (including the failure of a Nanometrics stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as a vote “AGAINST” the Nanometrics charter proposal #2.

Nanometrics Proposal # 4: Nanometrics adjournment proposal. The Nanometrics special meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the Nanometrics special meeting to approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1, the Nanometrics charter proposal #2 or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Nanometrics stockholders. Whether or not a quorum is present, the affirmative vote of the holders of a majority of the shares of Nanometrics common stock present or represented at the Nanometrics special meeting and entitled to vote thereat is required to adjourn the Nanometrics special meeting. A Nanometrics stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Nanometrics adjournment proposal, while a broker non-vote or the failure of a Nanometrics stockholder not present at the meeting to vote (including the failure of a Nanometrics stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the Nanometrics adjournment proposal.

Q:

What stockholder vote is required for the approval of each proposal at the Rudolph special meeting? What will happen if I fail to vote or abstain from voting on each proposal at the Rudolph special meeting?

A:

Rudolph Proposal 1: Rudolph merger agreement proposal. Assuming a quorum is present at the Rudolph special meeting, the Rudolph merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Rudolph common stock entitled to vote on such proposal. Accordingly, a Rudolph stockholder’s abstention from voting, a broker non-vote or the failure of a Rudolph stockholder to vote (including the failure of a Rudolph stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have the same effect as votes cast “AGAINST” the Rudolph merger agreement proposal.

Rudolph Proposal 2: Rudolph advisory compensation proposal. Assuming a quorum is present at the Rudolph special meeting, approval of the Rudolph advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting on this proposal. A Rudolph stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Rudolph advisory compensation proposal, while a broker non-vote or the failure of a Rudolph stockholder not present at the meeting to vote (including the failure of a Rudolph stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the Rudolph advisory compensation proposal.

Rudolph Proposal 3: Rudolph advisory share authorization proposal. Assuming a quorum is present at the Rudolph special meeting, approval of the Rudolph advisory share authorization proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting on this proposal. A Rudolph stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Rudolph advisory share authorization proposal, while a broker non-vote or the failure of a Rudolph stockholder not present at the meeting to vote (including the failure of a Rudolph stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the Rudolph advisory share authorization proposal.

Rudolph Proposal 4: Rudolph adjournment proposal. The Rudolph special meeting may be adjourned to solicit additional proxies if there are not sufficient votes at the time of the Rudolph special meeting to approve the Rudolph merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Rudolph stockholders. Whether or not a quorum is present, the approval of the holders of a majority of the shares of Rudolph common stock present and entitled to vote at the Rudolph special meeting is required to adjourn the Rudolph special meeting. A Rudolph stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Rudolph adjournment proposal, while a broker non-vote or the failure of a Rudolph stockholder not present at the meeting to vote (including the failure of a Rudolph stockholder who holds shares in “street name” through a bank, broker or other nominee to give voting instructions to that bank, broker or other nominee) will have no effect on the outcome of the Rudolph adjournment proposal.

Q:	Why am I being asked to consider and vote on, by non-binding, advisory vote, the Rudolph advisory compensation proposal?

A:

Under the Securities and Exchange Commission, which is referred to as the SEC, rules, Rudolph is required to seek a non-binding, advisory vote of its stockholders with respect to the compensation that will or may be paid to Rudolph’s named executive officers that is based on or otherwise relates to the merger, also known as “golden parachute” compensation.

Q:	What happens if Rudolph stockholders do not approve, by non-binding, advisory vote, the Rudolph advisory compensation proposal?

A:

The vote on the Rudolph advisory compensation proposal is separate and apart from the votes to approve the other proposals being presented at the Rudolph special meeting. Because the vote on the Rudolph advisory compensation proposal is advisory in nature, it will not be binding upon Rudolph or the combined company. Accordingly, the merger-related compensation will or may be paid to Rudolph’s named executive officers to the extent payable in accordance with the terms of their compensation agreements and arrangements even if Rudolph stockholders do not approve the Rudolph advisory compensation proposal.

Q:	Why am I being asked to consider and vote on, by non-binding, advisory vote, the Rudolph advisory share authorization proposal?

A:

Pursuant to SEC guidance under Rule 14a-4(a)(3) under the Exchange Act, Rudolph is seeking a non-binding, advisory vote of its stockholders with respect to the increase in authorized shares of Nanometrics common stock pursuant to Nanometrics’ amended and restated certificate of incorporation contemplated by the Nanometrics charter proposal #1.

Q:	What happens if Rudolph stockholders do not approve, by non-binding, advisory vote, the Rudolph advisory share authorization proposal?

A:

The vote on the Rudolph advisory share authorization proposal is separate and apart from the votes to approve the other proposals being presented at the Rudolph special meeting. Because the vote on the Rudolph advisory share authorization proposal is advisory in nature, it will not be binding upon Rudolph or the combined company. Accordingly, the authorized shares of Nanometrics common stock may be increased pursuant to Nanometrics’ amended and restated certificate of incorporation contemplated by the Nanometrics charter proposal #1 even if Rudolph stockholders do not approve the Rudolph advisory share authorization proposal.

Q:	What if I hold shares in both Nanometrics and Rudolph?

A:

If you are both a Nanometrics stockholder and a Rudolph stockholder, you will receive two separate packages of proxy materials. A vote cast as a Nanometrics stockholder will not count as a vote cast as a

Rudolph stockholder, and a vote cast as a Rudolph stockholder will not count as a vote cast as a Nanometrics stockholder. Therefore, please submit separate proxies for your shares of Nanometrics common stock and your shares of Rudolph common stock.

Q:	How can I vote my shares in person at my respective special meeting?

A:

Record Holders. Shares held directly in your name as the stockholder of record of Nanometrics or Rudolph may be voted in person at the Nanometrics special meeting or the Rudolph special meeting, as applicable. If you choose to vote your shares in person at the respective special meeting, please bring required documentation in accordance with the section entitled “The Nanometrics Special Meeting—Attending the Nanometrics Special Meeting” beginning on page 63 of this joint proxy statement/prospectus, with respect to the Nanometrics special meeting, and the section entitled “The Rudolph Special Meeting—Attending the Rudolph Special Meeting” beginning on page 76 of this joint proxy statement/prospectus, with respect to the Rudolph special meeting.

Shares in “street name.” Shares held in “street name” may be voted in person by you only if you obtain a signed legal proxy from your bank, broker or other nominee giving you the right to vote the shares and bring the signed legal proxy to the meeting. If you choose to vote your shares in person at the Nanometrics special meeting or Rudolph special meeting, as applicable, please bring required documentation in accordance with the section entitled “The Nanometrics Special Meeting—Attending the Nanometrics Special Meeting” beginning on page 63 of this joint proxy statement/prospectus, with respect to the Nanometrics special meeting, and the section entitled “The Rudolph Special Meeting—Attending the Rudolph Special Meeting” beginning on page 76 of this joint proxy statement/prospectus, with respect to the Rudolph special meeting.

Even if you plan to attend the Nanometrics special meeting or the Rudolph special meeting, as applicable, Nanometrics and Rudolph recommend that you submit a proxy to vote your shares in advance as described below so that your vote will be counted if you later decide not to or become unable to attend the respective special meeting. The use of video, still photography or audio recording is not permitted at either the Nanometrics special meeting or the Rudolph special meeting and, for the safety of attendees, all bags, packages and briefcases are subject to inspection.

Additional information on attending the special meetings can be found in the section entitled “The Nanometrics Special Meeting” on page 58 of this joint proxy statement/prospectus and in the section entitled “The Rudolph Special Meeting” on page 71 of this joint proxy statement/prospectus.

Q:	How can I vote my shares without attending my respective special meeting?

A:

Whether you hold your shares directly as the stockholder of record of Nanometrics or Rudolph or beneficially in “street name,” you may direct your vote by proxy without attending the Nanometrics special meeting or the Rudolph special meeting, as applicable. You can vote by proxy over the Internet, by telephone or by mail by following the instructions provided in the enclosed proxy card. Please note that if you hold shares beneficially in “street name,” you should follow the voting instructions provided by your bank, broker or other nominee.

Additional information on voting procedures can be found under the section entitled “The Nanometrics Special Meeting” on page 58 of this joint proxy statement/prospectus and under the section entitled “The Rudolph Special Meeting” on page 71 of this joint proxy statement/prospectus.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in “street name?”

A:	If your shares of common stock of Nanometrics or Rudolph are registered directly in your name with Computershare Trust Company, N.A., Nanometrics’ transfer agent, or American Stock Transfer & Trust

Company, LLC, which is referred to as AST, Rudolph’s transfer agent, you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote, or to grant a proxy for your vote, directly to Nanometrics or Rudolph, as applicable, or to a third party to vote, at the respective special meeting.

If your shares of common stock in Nanometrics or Rudolph are held by a bank, broker or other nominee, you are considered the beneficial owner of shares held in “street name,” and your bank, broker or other nominee is considered the stockholder of record with respect to those shares. Your bank, broker or other nominee will provide you, as the beneficial owner, a package describing the procedure for voting your shares. You should follow the instructions provided by them to vote your shares. You are invited to attend the Nanometrics special meeting or the Rudolph special meeting, as applicable; however, you may not vote these shares in person at the respective special meeting unless you obtain a signed legal proxy, executed in your favor, from your bank, broker or other nominee that holds your shares, giving you the right to vote the shares in person at the applicable special meeting.

Q:

If my shares of Nanometrics common stock or Rudolph common stock are held in “street name” by my bank, broker or other nominee, will my bank, broker or other nominee automatically vote those shares for me?

A:

No. Your bank, broker or other nominee will only be permitted to vote your shares of Nanometrics common stock or Rudolph common stock, as applicable, if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee regarding the voting of your shares. Under the rules of the NYSE, banks, brokers and other nominees who hold shares of Nanometrics common stock or Rudolph common stock in “street name” for their customers have authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers and other nominees are prohibited from exercising their voting discretion with respect to non-routine matters, which include all the proposals currently scheduled to be considered and voted on at each of the Nanometrics special meeting and Rudolph special meeting. As a result, absent specific instructions from the beneficial owner of such shares, banks, brokers and other nominees are not empowered to vote such shares.

For Nanometrics stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2, but will not be counted as “FOR” or “AGAINST” and, assuming a quorum is present at the Nanometrics special meeting, will have no effect on the Nanometrics share issuance proposal or the Nanometrics adjournment proposal.

For Rudolph stockholders, the effect of not instructing your bank, broker or other nominee how you wish to vote your shares will be the same as a vote “AGAINST” the Rudolph merger agreement proposal, but will not be counted as “FOR” or “AGAINST” and, assuming a quorum is present at the Rudolph special meeting, will have no effect on, the Rudolph advisory compensation proposal, Rudolph advisory share authorization proposal or the Rudolph adjournment proposal.

Q:	What should I do if I receive more than one set of voting materials for the same special meeting?

A:

If you hold shares of Nanometrics common stock or Rudolph common stock in “street name” and also directly in your name as a stockholder of record or otherwise, or if you hold shares of Nanometrics common stock or Rudolph common stock in more than one brokerage account, you may receive more than one set of voting materials relating to the same special meeting.

Record Holders. For shares held directly, please complete, sign, date and return each proxy card (or submit a proxy to cast your vote over the Internet, or by telephone, as provided on each proxy card) or otherwise follow the voting instructions provided in this joint proxy statement/prospectus in order to ensure that all of your shares of Nanometrics common stock or Rudolph common stock are voted.

Shares in “street name.” For shares held in “street name” through a bank, broker or other nominee, you should follow the procedures provided by your bank, broker or other nominee to vote your shares.

Q:	If a stockholder gives a proxy, how are the shares of Nanometrics common stock or Rudolph common stock voted?

A:

Regardless of the method by which you choose to vote, the individuals named on the enclosed proxy card will vote your shares of Nanometrics common stock or Rudolph common stock, as applicable, in the way that you indicate. When completing the Internet or telephone processes or the proxy card, you may specify whether your shares of Nanometrics common stock or Rudolph common stock, as applicable, should be voted for or against, or abstain from voting on, all, some or none of the specific items of business to come before the respective special meetings.

Q:	How will my shares of Nanometrics common stock be voted if I return a blank proxy?

A:

If you are a stockholder of record and you sign, date and return your proxy and do not indicate how you want your shares of Nanometrics common stock to be voted, then your shares of Nanometrics common stock will be voted “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2 and “FOR” the Nanometrics adjournment proposal.

Q:	How will my shares of Rudolph common stock be voted if I return a blank proxy?

A:

If you are a stockholder of record and you sign, date and return your proxy and do not indicate how you want your shares of Rudolph common stock to be voted, then your shares of Rudolph common stock will be voted “FOR” the Rudolph merger agreement proposal, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal and “FOR” the Rudolph adjournment proposal.

Q:	Can I change my vote after I have submitted my proxy?

A:	Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the applicable special meeting by doing any of the following:

•

subsequently submitting a new proxy (including by submitting a proxy via the Internet or telephone) that is received prior to the applicable special meeting (which should be received by the deadline specified on the accompanying proxy card in order to ensure that your proxy is counted);

•	giving written notice of your revocation to Nanometrics’ corporate secretary or Rudolph’s corporate secretary, as applicable; or

•	voting in person at the applicable special meeting.

Execution or revocation of a proxy will not in any way affect your right to attend the applicable special meeting and vote in person. Attending the applicable special meeting will not, by itself, revoke a proxy. Written notices of revocation and other communications with respect to the revocation of proxies should be addressed:

if you are a Nanometrics stockholder, to: Nanometrics Incorporated Attn: Corporate Secretary 1550 Buckeye Drive Milpitas, California 95035	if you are a Rudolph stockholder, to: Rudolph Technologies, Inc. Attn: Corporate Secretary 16 Jonspin Road Wilmington, Massachusetts 01887

For more information, see the section entitled “The Nanometrics Special Meeting—Revocability of Proxies” beginning on page 62 of this joint proxy statement/prospectus and the section entitled “The Rudolph Special Meeting—Revocability of Proxies” beginning on page 75 of this joint proxy statement/prospectus, as applicable.

Q:	If I hold my shares in “street name,” can I change my voting instructions after I have submitted voting instructions to my bank, broker or other nominee?

A:

If your shares are held in the name of a bank, broker or other nominee and you previously provided voting instructions to your bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee to revoke or change your voting instructions.

Q:	Where can I find the voting results of the special meetings?

A:

The preliminary voting results for each special meeting will be announced at that special meeting. In addition, within four business days after completion of its special meeting, each of Nanometrics and Rudolph intends to file the final voting results of its respective special meeting with the SEC on a Current Report on Form 8-K.

Q:	If I do not favor the merger, what are my rights?

A:

Neither Nanometrics stockholders nor Rudolph stockholders are entitled to appraisal rights under the DGCL. If they are not in favor of the merger, Nanometrics stockholders may vote against the Nanometrics share issuance proposal, the Nanometrics charter proposal #1, and/or the Nanometrics charter proposal #2, and Rudolph stockholders may vote against the Rudolph merger agreement proposal. For more information, see the section entitled “No Appraisal Rights” beginning on page 220 of this joint proxy statement/prospectus. Information about how Nanometrics stockholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The Nanometrics Special Meeting” beginning on page 58 of this joint proxy statement/prospectus. Information about how Rudolph stockholders may vote on the proposals being considered in connection with the merger can be found under the section entitled “The Rudolph Special Meeting” beginning on page 71 of this joint proxy statement/prospectus.

Q:

Are there any risks that I should consider in deciding whether to vote for the approval of the Nanometrics share issuance proposal, the approval of the Nanometrics charter proposal #1, the approval of the Nanometrics charter proposal #2 or the approval of the Rudolph merger agreement proposal?

A:

Yes. You should read and carefully consider the risk factors set forth in the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus. You also should read and carefully consider the risk factors of Nanometrics and Rudolph contained in the documents that are incorporated by reference into this joint proxy statement/prospectus.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:

Nanometrics has engaged MacKenzie Partners, Inc., which is referred to as MacKenzie Partners, to assist in the solicitation of proxies for the Nanometrics special meeting. Nanometrics estimates that it will pay MacKenzie Partners a fee of approximately $17,500, plus reimbursement of reasonable expenses. Nanometrics has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Rudolph has engaged The Proxy Advisory Group, LLC, which is referred to as PAG, to assist in the solicitation of proxies for the Rudolph special meeting and to provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $35,000 in total. Rudolph has agreed to indemnify PAG against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Nanometrics and Rudolph also may be required to reimburse banks, brokers and other custodians, nominees and fiduciaries or their respective agents for their expenses in forwarding proxy materials to beneficial owners of Nanometrics common stock and Rudolph common stock, respectively. Nanometrics’ directors, officers and employees and Rudolph’s directors, officers and employees also may solicit proxies, by telephone, by mail, by electronic means or in person. They will not be paid any additional amounts for soliciting proxies.

Q:	What are the material United States federal income tax consequences of the merger to Rudolph stockholders?

A:

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code, and it is a condition to the respective obligations of Nanometrics and Rudolph to complete the merger that each of Nanometrics and Rudolph receives a legal opinion to that effect. Accordingly, holders of Rudolph common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Rudolph common stock for shares of Nanometrics common stock in the merger, except with respect to any cash received instead of fractional shares of Nanometrics common stock.

For further information, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 200 of this joint proxy statement/prospectus.

Q:	When is the merger expected to be completed?

A:

Subject to the satisfaction or waiver of the closing conditions described under the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 161 of this joint proxy statement/prospectus, including the adoption of the merger agreement by Rudolph stockholders and the approval of the Nanometrics stock issuance proposal, the Nanometrics charter proposal #1 and, unless waived by Rudolph, the Nanometrics charter proposal #2 by Nanometrics stockholders, the merger is expected to close in the second half of 2019. However, neither Nanometrics nor Rudolph can predict the actual date on which the merger will be completed, or if the merger will be completed at all, because completion of the merger is subject to conditions and factors outside the control of both companies.

Q:	What are the conditions to the completion of the merger?

A:

The merger is subject to a number of conditions to closing as specified in the merger agreement. These closing conditions include, among others, (i) approval by the stockholders of Nanometrics of the issuance of the shares of Nanometrics common stock, (ii) adoption of the amended and restated Nanometrics’ certificate of incorporation providing (a) for an increase in the number of authorized shares of common stock and (b) that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director, subject to any limitations under the DGCL, (iii) the adoption by the stockholders of Rudolph of the merger agreement, (iv) authorization for listing on the NYSE of the shares of Nanometrics common stock (including the shares to be issued in the merger), subject to official notice of issuance, (v) the receipt of any required regulatory approvals, (vi) effectiveness of this registration statement on Form S-4 and (vii) the absence of any order, injunction, decree or other legal restraint preventing, or any proceeding brought by a governmental authority challenging the completion of the merger or making the completion of the merger illegal. The obligation of each of Nanometrics and Rudolph to consummate the merger is also conditioned on, among other things, (1) the representations and warranties of the other party being true and correct as of the date of the merger agreement and as of the closing date of the merger, generally subject to an overall material adverse effect qualification, (2) the performance in all material respects by the other party of its obligations under the merger agreement required to be performed on or prior to the date of the closing of the merger, (3) receipt by such party of an opinion from counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (4) the absence of a continuing material adverse effect with respect to the other party. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, even if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Nanometrics and Rudolph expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the sections entitled “The Merger Agreement—Conditions to the Completion of the Merger” and “The Merger—Regulatory Approvals” beginning on pages 161 and 131 of this joint proxy statement/prospectus, respectively.

Q:	What respective equity stakes will Nanometrics stockholders and Rudolph stockholders hold in the combined company immediately following the merger?

A:

As of the date of this joint proxy statement/prospectus, based on the exchange ratio of 0.8042 and the estimated number of shares of common stock of Nanometrics and Rudolph that will be outstanding immediately prior to the completion of the merger, including equity awards, Nanometrics and Rudolph estimate that holders of shares of Nanometrics common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger, and holders of shares of Rudolph common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger. The exact equity stake of Nanometrics stockholders and Rudolph stockholders in the combined company immediately following the merger will depend on the number of shares of Nanometrics common stock and Rudolph common stock issued and outstanding immediately prior to the merger.

Q:	What should I do now?

A:

You should read this joint proxy statement/prospectus carefully and in its entirety, including the annexes, and return your completed, signed and dated proxy card(s) by mail in the enclosed postage-paid envelope(s) or submit your voting instructions over the Internet, or by telephone, as soon as possible so that your shares will be voted in accordance with your instructions.

Q:	Whom do I call if I have questions about the Nanometrics special meeting, the Rudolph special meeting or the merger?

A:

If you have questions about the Nanometrics special meeting, the Rudolph special meeting or the merger, or desire additional copies of this joint proxy statement/prospectus or additional proxies, you may contact:

if you are a Nanometrics stockholder: MacKenzie Partners, Inc. 1407 Broadway, 27th Floor New York, NY 10018 (212) 929-5500 (Call Collect) Call Toll-Free: (800) 322-2885 proxy@mackenziepartners.com	if you are a Rudolph stockholder: The Proxy Advisory Group, LLC 18 East 41st Street New York, New York 10017 (212) 616-2180 (Call Collect)

SUMMARY

For your convenience, provided below is a brief summary of certain information contained in this joint proxy statement/prospectus. This summary highlights selected information from this joint proxy statement/prospectus and does not contain all of the information that may be important to you as a Nanometrics stockholder or a Rudolph stockholder. To understand the merger fully and for a more complete description of the terms of the merger, you should read carefully this entire joint proxy statement/prospectus, its annexes and the other documents to which you are referred. Items in this summary include a page reference directing you to a more complete description of those items. You may obtain the information incorporated by reference into this joint proxy statement/prospectus without charge by following the instructions under the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

The Parties to the Merger (Page 56)

Nanometrics Incorporated

Nanometrics is a leading provider of advanced, high-performance process control metrology and inspection solutions used primarily in the semiconductor manufacturing industry, as well as in the fabrication of other solid-state devices and components in the optoelectronic, LED and storage industries, and more recently in the industrial, aerospace and scientific research markets. Nanometrics’ principal executive offices are located at 1550 Buckeye Drive, Milpitas, California 95035 and its telephone number is (408) 545-6000.

Rudolph Technologies, Inc.

Rudolph is a worldwide leader in the design, development, manufacture and support of process control tools that perform macro-defect inspections and metrology, lithography systems, and process control analytical software used by semiconductor and advanced packaging device manufacturers. Rudolph’s principal executive offices are located at 16 Jonspin Road, Wilmington, Massachusetts 01887 and its telephone number is (978) 253-6200.

PV Equipment Inc.

PV Equipment Inc., a newly formed, wholly-owned subsidiary of Nanometrics, is a Delaware corporation that was formed on June 20, 2019, for the sole purpose of effecting the merger. PV Equipment Inc. has not conducted any activities other than those incidental to its formation and the matters contemplated by the merger agreement, including the preparation of applicable regulatory filings in connection with the merger.

The Merger and the Merger Agreement (Pages 82 and 137)

The terms and conditions of the merger are contained in the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus. You are encouraged to read the merger agreement carefully and in its entirety, as it is the primary legal document that governs the merger.

Pursuant to the merger agreement, Merger Sub will merge with and into Rudolph. At the effective time, the separate existence of Merger Sub will cease, and Rudolph will be the surviving corporation and a wholly-owned subsidiary of Nanometrics. Following the merger, Rudolph common stock will be delisted from the NYSE, deregistered under the Exchange Act and will cease to be publicly traded.

Exchange Ratio (Page 82)

At the effective time, by virtue of the merger and without any further action on the part of the parties, holders of any securities of Rudolph, Merger Sub or of any other person, each share of Rudolph common stock that is issued and outstanding immediately prior to the effective time (other than shares of Rudolph common stock owned by Rudolph or Nanometrics) will be automatically converted into and become exchangeable for 0.8042 shares of Nanometrics common stock, which we refer to as the exchange ratio, and cash in lieu of any fractional shares of Nanometrics common stock any former holder of Rudolph common stock would otherwise be entitled to receive.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Nanometrics common stock or Rudolph common stock changes. Therefore, the value of the merger consideration will depend on the market price of Nanometrics common stock at the effective time. The market price of Nanometrics common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the merger is completed and thereafter. The market price of Nanometrics common stock, when received by Rudolph stockholders after the merger is completed, could be greater than, less than or the same as the market price of Nanometrics common stock on the date of this joint proxy statement/prospectus or at the times of the respective special meetings. Accordingly, you should obtain current market quotations for Nanometrics common stock and Rudolph common stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Nanometrics common stock is traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “NANO” and Rudolph common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “RTEC.”

At the effective time, all shares of Rudolph common stock owned by Nanometrics or Rudolph will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such shares.

Treatment of Existing Nanometrics Equity Awards (Page 185)

Nanometrics equity awards will remain equity awards relating to shares of Nanometrics common stock. Nanometrics equity awards will continue to vest in accordance with the terms of the award agreements applicable to such Nanometrics equity awards, except with respect to Nanometrics PRSU awards, as described in the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger—Interests with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards” below. However, pursuant to the merger agreement, the merger will be treated as a “change in control” or term of similar meaning for purposes of the Nanometrics compensation and benefit plans, including Nanometrics equity awards, which determination will result in certain “double trigger” benefits under such plans upon a qualifying termination of employment subsequent to the effective time, but in no event will such determination result in the “single-trigger” payment of benefits under such plans upon or in connection with the merger.

Treatment of Existing Rudolph Equity Awards (Page 192)

At the effective time, each Rudolph option, each of which is fully vested, that is outstanding immediately prior to the effective time and held by a continuing service provider will be assumed by Nanometrics and converted into a Nanometrics option. The number of shares of Nanometrics common stock underlying each such assumed Nanometrics option will be equal to the product of (i) the number of shares of Rudolph common stock underlying the applicable Rudolph option immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded down to the nearest whole share number, and with a per share exercise price equal to (a) the per share exercise price applicable to such Rudolph option immediately prior to the effective time divided by (b) the exchange ratio, with the resulting exercise price per share of Nanometrics common stock rounded up to the nearest whole cent. Except as noted in the immediately preceding sentence, each assumed and converted option will continue to be governed by substantially the same terms and conditions as were applicable to the Rudolph option immediately prior to the effective time (including the term, exercisability and vesting schedule as were applicable to the Rudolph option immediately before the effective time). At the effective time, each outstanding Rudolph option that is not assumed by Nanometrics (because it is held by someone who is not a continuing service provider) will be cancelled and converted into the right to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Rudolph option from the product of (i) the aggregate number of shares of Rudolph common stock subject to such Rudolph option and (ii) the exchange ratio multiplied by the measurement price (subject to any withholding required by applicable law), with the measurement price being the volume weighted average trading price of shares of Nanometrics common stock on Nasdaq, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the date of closing of the merger as reported by Bloomberg, L.P.

At the effective time, each Rudolph RSU award that is outstanding immediately prior to the effective time and that is not then vested will be assumed by Nanometrics and will be converted into a Nanometrics RSU award to acquire shares of Nanometrics common stock. The number of shares of Nanometrics common stock subject to each such assumed Nanometrics RSU award will be equal to the product of (i) the number of shares of Rudolph common stock subject to the Rudolph RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded up or down to the nearest whole share. Except as noted in the immediately preceding sentence, each assumed and converted Nanometrics RSU award will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph RSU award immediately prior to the effective time (including the vesting and settlement schedule(s) as were applicable to the corresponding Rudolph RSU award immediately before the effective time). Any Rudolph PSU awards will be treated, in accordance with their terms, as vesting as of the effective time based on the target performance under such award, and the resulting shares of Nanometrics common stock will be issued as soon as practicable after the effective time, with any portion of the Rudolph PSUs that would have been issued at above-target performance being forfeited.

Any share of Rudolph common stock underlying a Rudolph RSU award that is vested and so is not assumed by Nanometrics, but as to which such underlying share of Rudolph common stock has not been issued by the effective time (including any Rudolph PSU awards, which will be treated, in accordance with their terms, as vesting as of the effective time based on the target performance under such award, with any portion of the Rudolph PSU award that would have been issued at above target performance being forfeited), will be issued as of immediately prior to the effective time (at target, to the extent they are performance-based awards) and will be treated as a share of Rudolph common stock issued and outstanding immediately prior to the effective time and will receive the same consideration provided to holders of Rudolph common stock, subject to the terms and conditions of the merger agreement. Any Rudolph directors who remain in service until the closing but will not join the board of directors of the combined company upon completion of the merger will have their Rudolph RSU awards fully vested (under the treatment for resignations when not being asked to remain after a change in control) and be treated as described in the preceding sentence.

Nanometrics and Rudolph may mutually agree in writing to treat equity compensation held by Rudolph employees subject to non-U.S. law in another manner to take into account applicable non-U.S. law or tax or employment considerations; provided that the parties shall use commercially reasonable efforts to ensure such treatment corresponds as closely as permitted by applicable law to treatment of equity compensation held by Rudolph employees subject to U.S. law.

The merger will be treated as a “change in control” or term of similar meaning for purposes of the Rudolph compensation and benefit plans, including Rudolph equity awards, which determination will result in certain “single trigger” benefits at the effective time and certain “double trigger” benefits under such plans upon a qualifying termination of employment by certain executives subsequent to the effective time. For more information, see the information provided in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus.

Nanometrics’ Recommendation and Reasons for the Merger (Page 92)

The Nanometrics board of directors unanimously recommends that Nanometrics stockholders vote “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2 and “FOR” the Nanometrics adjournment proposal. In reaching its determinations and recommendations, the Nanometrics board of directors consulted with Nanometrics’ senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the merger:

•

the benefits of a combined company, including the belief of the Nanometrics board of directors that the combined company would be well-positioned to achieve increased value for Nanometrics stockholders;

•

the favorability of the exchange ratio relative to the exchange ratios historically implied by the relative trading prices of Nanometrics common stock and Rudolph common stock over various periods and relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the merger;

•	the governance terms for the combined company;

•

certain other factors, including historical information concerning Nanometrics’ and Rudolph’s respective businesses, financial condition, results of operations, earnings, trading prices, and management teams, Nanometrics’ prospects on a stand-alone basis and forecasted combined basis, the business environments in which Nanometrics and Rudolph operate, including international, national and local economic conditions, the likely effect of these factors on Nanometrics and the combined company; and

•	the terms of the merger agreement, taken as a whole.

For a more complete description of the factors considered by the Nanometrics board of directors in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendation of the Nanometrics board of directors, see the section entitled “The Merger—Recommendation of the Nanometrics Board of Directors; Nanometrics’ Reasons for the Merger” beginning on page  92 of this joint proxy statement/prospectus.

Rudolph’s Recommendation and Reasons for the Merger (Page 96)

The Rudolph board of directors unanimously recommends that Rudolph stockholders vote “FOR” the Rudolph merger agreement proposal, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal and “FOR” the Rudolph adjournment proposal. In reaching its determinations and recommendations, the Rudolph board of directors consulted with Rudolph’s senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the merger:

•

the importance of scale in the competitive market environments in which Rudolph and Nanometrics operate, and the potential for the merger to enhance the combined company’s ability to invest, compete and provide innovative services in those environments;

•

the expectation that the combined company’s served available market would be significantly expanded and that the combined company would be better positioned to increase its share within that expanded served available market;

•	the structure of the transaction as a merger of equals, including the governance terms in the merger agreement;

•	certain other factors, including the opportunity to combine resources and expertise to better meet the evolving needs of customers of both companies, the historical and projected financial information concerning Rudolph’s business, financial performance and condition, results of operations, earnings, competitive position and prospects as a stand-alone company, and the current and prospective business environment in which Rudolph and Nanometrics operate, including international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Rudolph and the combined company; and

•	the terms of the merger agreement, taken as a whole.

For a more complete description of the factors considered by the Rudolph board of directors in reaching this decision, including potentially negative factors against which these advantages and opportunities were weighed, and additional information on the recommendation of the Rudolph board of directors, see the section entitled “The Merger—Recommendation of the Rudolph Board of Directors; Rudolph’s Reasons for the Merger” beginning on page 96 of this joint proxy statement/prospectus.

Opinion of Barclays, Nanometrics’ Financial Advisor (Page 101 and Annex D)

Nanometrics engaged Barclays Capital Inc., which is referred to as Barclays, to act as its financial advisor in connection with the merger pursuant to an engagement letter dated March 26, 2019. On June 23, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Nanometrics board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be paid by Nanometrics if the merger is completed was fair, from a financial point of view, to Nanometrics.

The full text of Barclays’ written opinion, dated as of June 23, 2019, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Nanometrics board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio to be paid by Nanometrics and does not constitute a recommendation to any stockholder of Nanometrics as to how such stockholder should vote with respect to the merger or any other matter.

For a further discussion of Barclays’ opinion, see “The Merger—Opinion of Barclays, Nanometrics’ Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus.

Opinion of Morgan Stanley, Rudolph’s Financial Advisor (Page 113 and Annex E)

Rudolph retained Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, to act as financial advisor to the Rudolph board of directors in connection with the proposed merger of Nanometrics and Rudolph. The Rudolph board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of Rudolph’s business and affairs. At the meeting of the Rudolph board of directors on June 23, 2019, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Rudolph common stock, other than Nanometrics and its affiliates.

The full text of the written opinion of Morgan Stanley, dated as of June 23, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex E. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Rudolph board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Rudolph common stock, other than Nanometrics and its affiliates. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Rudolph common stock or Nanometrics common stock would trade at any time in the future, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of any party to the merger, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Rudolph board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Rudolph common stock or any holder of shares of Nanometrics common stock as to how to vote or act on any matter with respect to the merger or related transactions, or any other action with respect to the transactions contemplated by the merger agreement, including the merger.

For a further discussion of Morgan Stanley’s opinion, see “The Merger—Opinion of Morgan Stanley, Rudolph’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus.

The Nanometrics Special Meeting (Page 58)

The Nanometrics special meeting will be held on October 24, 2019, beginning at 9 a.m., Pacific Time, at Nanometrics’ headquarters at 1550 Buckeye Drive, Milpitas, California 95035. The purposes of the Nanometrics special meeting are as follows:

•	Nanometrics Proposal # 1: Approval of Nanometrics Share Issuance. To consider and vote on the Nanometrics share issuance proposal;

•	Nanometrics Proposal # 2: Adoption of the Amended and Restated Certificate of Incorporation of Nanometrics. To consider and vote on the Nanometrics charter proposal #1;

•	Nanometrics Proposal # 3: Adoption of the Amended and Restated Certificate of Incorporation of Nanometrics. To consider and vote on the Nanometrics charter proposal #2; and

•	Nanometrics Proposal # 4: Adjournments of the Nanometrics Special Meeting. To consider and vote on the Nanometrics adjournment proposal.

Completion of the merger is conditioned on the approval of the Nanometrics share issuance proposal, the Nanometrics charter proposal #1, and unless waived by Rudolph, Nanometrics charter proposal #2 by Nanometrics stockholders. Approval of the Nanometrics adjournment proposal is not a condition to the obligation of either Nanometrics or Rudolph to complete the merger.

Only holders of record of issued and outstanding shares of Nanometrics common stock as of the close of business on September 3, 2019, the record date for the Nanometrics special meeting, are entitled to notice of, and to vote at, the Nanometrics special meeting. Nanometrics stockholders may cast one vote for each share of Nanometrics common stock that Nanometrics stockholders held as of that record date.

Assuming a quorum is present at the Nanometrics special meeting, the Nanometrics share issuance proposal requires the affirmative vote of holders of a majority of the shares of Nanometrics common stock present in person or by proxy and entitled to vote on such proposal at the Nanometrics special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Nanometrics share issuance proposal, while a broker non-vote or the failure of a Nanometrics stockholder not present at the meeting to vote will have no effect on the outcome of the Nanometrics share issuance proposal.

Assuming a quorum is present at the Nanometrics special meeting, the Nanometrics charter proposal #1 requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on such proposal. Shares of Nanometrics common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the Nanometrics charter proposal #1.

Assuming a quorum is present at the Nanometrics special meeting, the Nanometrics charter proposal #2 requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on such proposal. Shares of Nanometrics common stock not present, and shares present and not voted, whether by broker non-vote, abstention or otherwise, will have the same effect as votes cast “AGAINST” the proposal to approve the Nanometrics charter proposal #2.

Whether or not there is a quorum, the approval of the Nanometrics adjournment proposal requires the affirmative vote of the holders of a majority of the voting shares of Nanometrics common stock present in person or proxy and entitled to vote at the Nanometrics special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Nanometrics adjournment proposal, while a broker non-vote or the failure of a Nanometrics stockholder not present at the meeting to vote will have no effect on the outcome of the Nanometrics adjournment proposal.

The Rudolph Special Meeting (Page 71)

The Rudolph special meeting will be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 on October 24, 2019, beginning at 12 p.m., Eastern Time. The purposes of the Rudolph special meeting are as follows:

•	Rudolph Proposal 1: Rudolph merger agreement proposal. To consider and vote on the Rudolph merger agreement proposal;

•	Rudolph Proposal 2: Rudolph advisory compensation proposal. To consider and vote on the Rudolph advisory compensation proposal;

•	Rudolph Proposal 3: Rudolph advisory share authorization proposal. To consider and vote on the Rudolph advisory share authorization proposal; and

•	Rudolph Proposal 4: Rudolph adjournment proposal. To consider and vote on the Rudolph adjournment proposal, if necessary.

Completion of the merger is conditioned on the approval of the Rudolph merger agreement proposal by Rudolph stockholders. Approval of the advisory proposal concerning the merger-related compensation arrangements for Rudolph’s named executive officers is not a condition to the obligation of either Rudolph or Nanometrics to complete the merger.

Only holders of record of issued and outstanding shares of Rudolph common stock as of the close of business on September 3, 2019, the record date for the Rudolph special meeting, are entitled to notice of, and to vote at, the Rudolph special meeting. Rudolph stockholders may cast one vote for each share of Rudolph common stock that Rudolph stockholders held as of that record date.

Assuming a quorum is present at the Rudolph special meeting, the Rudolph merger agreement proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Rudolph common stock entitled to vote thereon. Accordingly, a failure to vote, a broker non-vote or an abstention will have the same effect as a vote cast “AGAINST” the proposal to adopt the merger agreement.

Assuming a quorum is present at the Rudolph special meeting, approval of the Rudolph advisory compensation proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting on this proposal. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Rudolph advisory compensation proposal, while a broker non-vote or the failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph advisory compensation proposal.

Assuming a quorum is present at the Rudolph special meeting, approval of the Rudolph advisory share authorization proposal requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Rudolph advisory share authorization proposal, while a broker non-vote or the failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph advisory share authorization proposal.

Whether or not there is a quorum, the approval of the Rudolph adjournment proposal requires the affirmative vote of a majority of the shares present and entitled to be cast who are present in person or represented by proxy at the Rudolph special meeting on this proposal. Accordingly, an abstention will have the same effect as a vote “AGAINST” the Rudolph adjournment proposal, while a broker non-vote or the failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph adjournment proposal.

Interests of Nanometrics’ Directors and Executive Officers in the Merger (Page 185)

In considering the recommendations of the Nanometrics board of directors, Nanometrics stockholders should be aware that Nanometrics directors and executive officers have interests in the merger, including financial interests that may be different from, or in addition to, the interests of other Nanometrics stockholders generally. The Nanometrics board of directors was aware of and considered such interests, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement.

These interests include:

•

the transactions contemplated by the merger agreement shall be treated as a “change in control” or term of similar meaning for purposes of the Nanometrics compensation and benefit plans, including with respect to Nanometrics equity awards held by directors and executive officers, subject to certain limitations;

•

Nanometrics’ executive officers may be entitled to enhanced severance benefits under their respective general severance benefits and change in control severance benefits agreements and employment agreements in the event of a qualifying termination of employment within 12 months following the effective time;

•

the achievement of performance under Nanometrics PRSU awards will be determined at closing (either based on Nanometrics’ achievement of performance or at target levels, see the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger—Interests with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards—Nanometrics PRSU Awards” beginning on page 185 of this joint proxy statement/prospectus);

•	Nanometrics’ executive officers will be entitled to receive the acceleration of a pro-rated portion of annual bonus payments in the year of the closing;

•	the merger agreement provides that certain members of the Nanometrics board of directors will become directors of the combined company following the merger; and

•	certain executive officers of Nanometrics may become executive officers of the combined company following the merger.

For a more complete description of these interests, see the information provided in the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger” beginning on page  185 of this joint proxy statement/prospectus.

Interests of Rudolph’s Directors and Executive Officers in the Merger (Page 192)

In considering the recommendations of the Rudolph board of directors, Rudolph stockholders should be aware that Rudolph’s directors and executive officers have interests in the merger, including financial interests that may be different from, or in addition to, the interests of the other Rudolph stockholders generally. The Rudolph board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt the merger agreement and approve the transactions contemplated thereby and to recommend the adoption of the merger agreement to Rudolph stockholders.

These interests include:

•

the transactions contemplated by the merger agreement shall be treated as a “change in control” or term of similar meaning for purposes of the Rudolph compensation and benefit plans, including with respect to Rudolph equity awards held by directors and executive officers, subject to certain limitations;

•	any Rudolph PSU awards held by Rudolph’s executive officers will, in accordance with their terms, be accelerated and settled at closing based on target performance;

•	pay out of key executive annual incentives in cash at target in connection with the closing, pursuant to the terms of the key executive compensation plans for the period ending December 31, 2019;

•

Rudolph’s executive officers may be entitled to enhanced severance benefits under their respective general severance benefits and change in control severance benefits agreements and employment agreements in the event of a qualifying termination of employment within a specified period following the effective time; and

•

the merger agreement provides that certain members of the Rudolph board of directors and certain executive officers of Rudolph will become directors and/or executive officers of the combined company following the merger.

These interests are discussed in more detail in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus.

Governance of the Combined Company (Page 132, Annex A, Annex B, and Annex C)

The merger agreement, the amended and restated certificate of incorporation of Nanometrics, and the amended and restated bylaws of Nanometrics, copies of which are attached to this joint proxy statement/prospectus as Annex A, Annex B, and Annex C, respectively, contain certain provisions relating to the governance of the combined company following completion of the merger.

Board of Directors

As of the effective time, the board of directors of the combined company will consist of 12 directors, including:

•

the following six directors designated by Nanometrics who were directors of Nanometrics prior to the effective time, who are referred to as the Nanometrics designees (which include Christopher A. Seams as the Chairman of the board of directors of the combined company):

•	Edward J. Brown Jr.

•	Robert G. Deuster

•	Bruce C. Rhine

•	Christopher A. Seams

•	Dr. Timothy J. Stultz

•	Christine A. Tsingos

•

the following six directors designated by Rudolph who were directors of Rudolph prior to the effective time, who are referred to as the Rudolph designees (which include Michael P. Plisinki, chief executive officer of Rudolph, who is referred to as the Rudolph CEO, who will be the chief executive officer of the combined company):

•	Jeffrey A. Aukerman

•	Leo Berlinghieri

•	Vita A. Cassese

•	David B. Miller

•	Michael P. Plisinski

•	John R. Whitten

Each of the Nanometrics designees, other than Dr. Stultz, and each of the Rudolph designees, other than Mr. Plisinski, will meet the independence standards of Nasdaq or the NYSE as may be applicable with respect to the combined company as of the effective time.

Chairman of the Board of Directors

Christopher A. Seams, a member of the board of directors of Nanometrics, will serve as the chairman of the board of directors of the combined company as of the effective time.

Committees of the Board of Directors

As of the effective time, the board of directors of the combined company will include four committees: the audit and finance committee, the compensation committee, the nominating and governance committee and the ad hoc integration committee. For more information regarding the security ownership of Nanometrics directors and executive officers, see the information provided in the section entitled “The Merger—Governance of the Combined Company—Committees of the Board of Directors” beginning on page 133 of this joint proxy statement/prospectus.

Chief Executive Officer

As of the effective time, the Rudolph CEO will serve as the chief executive officer of the combined company.

Name

The name of the combined company as of the effective time will be mutually agreed by Nanometrics and Rudolph prior to the effective time.

Headquarters

As of the effective time, the headquarters of the combined company will be located in Wilmington, Massachusetts with an operations office maintained in Milpitas, California.

Certain Beneficial Owners of Nanometrics Common Stock (Page 223)

At the close of business on September 3, 2019, directors and executive officers of Nanometrics beneficially owned and were entitled to vote approximately 1,315,006 shares of Nanometrics common stock, collectively representing 5.30% of the shares of Nanometrics common stock outstanding on September 3, 2019. Although none of them has entered into any agreement obligating them to do so, Nanometrics currently expects that all of its directors and executive officers will vote their shares “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2 and “FOR” the Nanometrics adjournment proposal. For more information regarding the security ownership of Nanometrics directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Nanometrics Common Stock—Security Ownership of Nanometrics Directors and Executive Officers” beginning on page 223 of this joint proxy statement/prospectus.

Certain Beneficial Owners of Rudolph Common Stock (Page 225)

At the close of business on September 3, 2019, directors and executive officers of Rudolph beneficially owned and were entitled to vote approximately 692,950 shares of Rudolph common stock, collectively representing 2.2% of the shares of Rudolph common stock outstanding on September 3, 2019. Although none of them has entered into any agreement obligating them to do so, Rudolph currently expects that all of its directors and executive officers will vote their shares “FOR” the Rudolph merger agreement proposal, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal and “FOR” the Rudolph adjournment proposal. For more information regarding the security ownership of Rudolph directors and executive officers, see the information provided in the section entitled “Certain Beneficial Owners of Rudolph Common Stock—Security Ownership of Rudolph Directors and Executive Officers” beginning on page 225 of this joint proxy statement/prospectus.

Regulatory Approvals (Page 131)

Nanometrics and Rudolph are required to cooperate with each other and use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things reasonably necessary, proper or advisable on its part under the merger agreement and applicable law to cause the conditions to closing to be satisfied as promptly as reasonably practicable and advisable (and in any event no later than the outside date (as defined in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Nanometrics or Rudolph” beginning on page 162 of this joint proxy statement/prospectus)) and to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as reasonably practicable, including preparing and filing as promptly as reasonably practicable and advisable all documentation to effect all necessary notices, reports and other filings, and to obtain as promptly as reasonably practicable (and in any event no later than the outside date) all actions or nonactions, waivers, consents, registrations, expirations or terminations of waiting periods, approvals, permits and authorizations, which are collectively referred to as consents, necessary or advisable to be obtained from any third party or any governmental entity in order to consummate the merger and the other transactions contemplated by the merger agreement.

Nanometrics and Rudolph are required under the merger agreement to accept or agree to certain conditions (as described in the section entitled “The Merger Agreement—Cooperation; Efforts to Consummate” beginning on page 154 of this joint proxy statement/prospectus), including potential asset divestitures, in order to obtain such regulatory approvals.

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, which is referred to as the HSR Act, the merger may not be completed until notification and report forms have been filed with the U.S. Federal Trade Commission, which is referred to as the FTC, and the Antitrust Division of the U.S. Department of Justice, which is referred to as the DOJ, and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. Nanometrics and Rudolph each filed an HSR notification with the FTC and the DOJ on July 9, 2019. The HSR waiting period expired on August 8, 2019. The FTC and the DOJ have the authority to investigate the merger before or after completion of the transaction. Prior to the completion of the merger, the parties do not expect to make any further antitrust filings.

Ownership of the Combined Company after the Merger (Page 132)

As of the date of this joint proxy statement/prospectus, based on the exchange ratio of 0.8042 and the estimated number of shares of common stock of Nanometrics and Rudolph that will be outstanding immediately prior to the completion of the merger, Nanometrics and Rudolph estimate that holders of shares of Nanometrics common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger, and holders of shares of Rudolph common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger.

No Appraisal Rights (Page 220)

Neither Nanometrics stockholders nor Rudolph stockholders are entitled to appraisal rights under the DGCL.

Conditions to the Completion of the Merger (Page 161)

Each party’s obligation to effect the merger is subject to the satisfaction at closing or waiver at or prior to closing of each of the following conditions:

•	receipt of the required Nanometrics stockholder vote and the required Rudolph stockholder vote;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order by the SEC;

•

the absence of any adverse law or order, or action, suit or proceeding brought by a governmental authority seeking to prevent consummation of the merger, pending or threatened (other than with respect to certain non-U.S. antitrust laws);

•	the expiration or early termination of any waiting periods (or extension thereof) relating to the merger under the HSR Act and the receipt of the requisite regulatory approval;

•	the shares of Nanometrics common stock, including the shares of Nanometrics common stock to be issued to Rudolph stockholders in accordance with the merger agreement having been approved for listing on the NYSE, or on Nasdaq if unable to obtain listing on the NYSE, subject to official notice of issuance;

•

the amended and restated certificate of incorporation of Nanometrics shall have been duly executed and filed with the Delaware Secretary of State immediately prior to and shall be in effect as of the effective time;

•	that no material adverse effect of the other party has occurred and is continuing since the date of the merger agreement;

•

the other party’s compliance with and performance of, in all material respects, all covenants, obligations and agreements under the merger agreement required to be complied with or performed by such party at or prior to the effective time;

•	the accuracy of the representations and warranties of the other party to the extent required under the merger agreement;

•

the receipt by such party of a certificate of the chief executive officer or chief financial officer of the other party certifying that the conditions with respect to representations and warranties and performance of obligations have been satisfied; and

•

the receipt of an opinion from counsel, dated as of the closing date, to the effect that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section  368(a) of the Code.

No Solicitation of Competing Proposals (Page 148)

Nanometrics and Rudolph have agreed that neither Nanometrics nor Rudolph, nor any of their respective subsidiaries, will, and that they will not permit their and their respective subsidiaries’ directors, officers, employees and other representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a competing proposal;

•	participate or engage in any negotiations or discussions regarding a competing proposal;

•

in connection with any actual or potential competing proposal, disclose or furnish any information or data to any person concerning such party’s business or properties, or provide any person access to its properties, books, or records;

•	execute or become bound by any written letter of intent or similar document relating to, or any agreement or commitment providing for, any competing proposal; or

•	resolve, propose publicly or agree to do any of the foregoing.

Notwithstanding the limitations described above, prior to the time, in the case of Rudolph, the required Rudolph vote is obtained or, in the case of Nanometrics, the required Nanometrics vote is obtained, if such party receives a bona fide written competing proposal made after the date of the merger agreement that did not result from a breach in any material respect of the above obligations, Nanometrics or Rudolph or their representatives, as applicable, may:

•	contact the person that made such competing proposal to clarify and understand the terms and conditions thereof; and

•

if the Nanometrics board of directors or Rudolph board of directors, as applicable, determines in good faith after consultation with its outside legal counsel and its nationally recognized independent financial advisor that such competing proposal constitutes a superior proposal or would reasonably be expected to result in a superior proposal and that a failure to take any such action with respect to such competing proposal would be inconsistent with the directors’ fiduciary duties under applicable law, then in either event Nanometrics or Rudolph, as applicable, and its representatives may take the following actions after giving prior notice to the other party to the merger agreement of its intent to do so: (x) furnish information to the person making such competing proposal if, and only if, prior to so furnishing such information, Nanometrics or Rudolph, as applicable, receives from such person an executed confidentiality agreement that contains terms that are no less favorable in the aggregate to Nanometrics or Rudolph, as applicable, than those contained in the confidentiality agreement between Nanometrics and Rudolph and (y) engage in discussions or negotiations with such person with respect to such competing proposal and any changes thereto, including by making counterproposals thereto.

No Change of Recommendation (Page 150)

Subject to certain exceptions described below, neither the Nanometrics board of directors nor the Rudolph board of directors, including any committee thereof, may make a change of recommendation (as defined in the section entitled “The Merger Agreement—No Change of Recommendation” beginning on page 150 of this joint proxy statement/prospectus).

Permitted Change of Recommendation–Intervening Event

Prior to the time, in the case of Nanometrics, the required Nanometrics vote is obtained or, in the case of Rudolph, the required Rudolph vote is obtained, the Nanometrics board of directors or the Rudolph board of directors, as applicable, may effect a change of recommendation if an intervening event (as defined in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event” beginning on page 150 of this joint proxy statement/prospectus) has occurred, and prior to taking such action, the Nanometrics board of directors or Rudolph board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel, that failure to take such action in response to such intervening event would be inconsistent with the directors’ fiduciary duties under applicable law, and meets certain other conditions as described in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Intervening Event” beginning on page 150 of this joint proxy statement/prospectus.

Permitted Change of Recommendation–Superior Proposal

Prior to the time, in the case of Nanometrics, the required Nanometrics vote is obtained or, in the case of Rudolph, the required Rudolph vote is obtained, the Nanometrics board of directors or the Rudolph board of directors, as applicable, may effect a change of recommendation in response to its receipt of a bona fide written acquisition proposal received after the date of the merger agreement that did not result from a breach in any material respect of the obligations set forth in the merger agreement is received by Nanometrics or Rudolph, as applicable, and is not withdrawn, and the Nanometrics board of directors or Rudolph board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel and its financial advisor that such acquisition proposal constitutes a superior proposal and failure to take such action in response to such superior proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable law, and meets certain other conditions as described in the section entitled “The Merger Agreement—No Change of Recommendation—Permitted Change of Recommendation—Superior Proposal” beginning on page 152 of this joint proxy statement/prospectus. Notwithstanding the Nanometrics board of directors’ and Rudolph board of directors’ right to change its recommendation in response to its receipt of a superior proposal, neither party has the right to terminate the merger agreement to accept a superior proposal.

Termination of the Merger Agreement (Page 162)

Termination by Mutual Consent

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Nanometrics and Rudolph.

Termination by Either Nanometrics or Rudolph

Either Nanometrics or Rudolph may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time by action of its respective board of directors if:

•	there is a regulatory restraint termination event;

•	there is an outside date termination event;

•	the Nanometrics stockholder approval has not been obtained at the Nanometrics special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

•	the Rudolph stockholder approval has not been obtained at the Rudolph special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken

For a more complete description of these termination rights, see the information provided in the section entitled “The Merger Agreement—Termination of the Merger Agreement—Termination by Either Nanometrics or Rudolph” beginning on page 162 of this joint proxy statement/prospectus.

Termination by Nanometrics

Nanometrics may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time:

•

if there has been a breach by Rudolph of any of its representations, warranties, covenants or agreements under the merger agreement, which breach resulted in the conditions to the merger agreement not being satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Nanometrics to Rudolph or (ii) three business days prior to the outside date); provided that Nanometrics may not terminate the agreement if it is in breach of any representations, warranties, covenants or other agreements under the merger agreement that would also result in the conditions to the merger agreement not being satisfied;

•

prior to the time the requisite Rudolph stockholder approval is obtained, if the Rudolph board of directors or any committee thereof has effected a change of recommendation and Nanometrics exercises its termination rights within ten business days following the date of such change of recommendation; or

•

prior to the time the requisite Rudolph stockholder approval is obtained, if there has been a material breach by Rudolph of any of its covenants or agreements set forth in the merger agreement that is the consequence of an act or omission by Rudolph where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach.

Termination by Rudolph

Rudolph may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time:

•

if there has been a breach by Nanometrics or Merger Sub of any of its representations, warranties, covenants or agreements under the merger agreement, which breach resulted in the conditions to the merger agreement not being satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Rudolph to Nanometrics or (ii) three business days prior to the outside date); provided that Rudolph may not terminate the agreement if it is then in breach of any representations, warranties, covenants or other agreements under the merger agreement that would also result in the conditions to the merger agreement not being satisfied;

•

prior to the time the requisite Nanometrics stockholder approval is obtained, if the Nanometrics board of directors or any committee thereof has effected a change of recommendation and Rudolph exercises its termination rights within ten business days following the date of such change of recommendation; or

•

prior to the time the requisite Nanometrics stockholder approval is obtained, if there has been a breach by Nanometrics of any of its covenants or agreements set forth in the merger agreement that is the consequence of an act or omission by Nanometrics where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach.

Termination Fees (Page 163)

Nanometrics will be required to pay to Rudolph a termination fee of $26,000,000 if the merger agreement is terminated:

•	by Rudolph, prior to the time the requisite Nanometrics stockholder approval is obtained, due to the Nanometrics board of directors making a change of recommendation;

•

by Rudolph, prior to the time the requisite Nanometrics stockholder approval is obtained, due to a material breach by Nanometrics of its obligations not to solicit competing proposals and to call the special meeting of Nanometrics stockholders in accordance with the terms set forth in the merger agreement that is the consequence of an act or omission by Nanometrics where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach;

•

by either Rudolph due to a breach by Nanometrics or Merger Sub if such breach resulted in the conditions to the merger agreement not being satisfied or either Nanometrics or Rudolph due to the merger not having been completed by the outside date, if (i) a competing proposal for Nanometrics has been publicly disclosed (and not publicly withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Nanometrics consummates a competing proposal or (B) Nanometrics or any of its subsidiaries has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case, with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”); or

•

by either Nanometrics or Rudolph due to Nanometrics’ not obtaining the requisite Nanometrics stockholder approval, if (i) a competing proposal for Nanometrics has been publicly disclosed (and not publicly withdrawn) prior to the Nanometrics special meeting and (ii) within 12 months after such termination, either (A) Nanometrics consummates a competing proposal or (B) Nanometrics or any of its subsidiaries has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case, with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”).

Rudolph will be required to pay to Nanometrics a termination fee of $26,000,000 if the merger agreement is terminated:

•	by Nanometrics, prior to the time the requisite Rudolph stockholder approval is obtained, due to the Rudolph board of directors making a change of recommendation;

•

by Nanometrics, prior to the time the requisite Rudolph stockholder approval is obtained, due to a material breach by Rudolph of its obligations not to solicit competing proposals and to call the special meeting of Rudolph stockholders in accordance with the terms set forth in the merger agreement that is the consequence of an act or omission by Rudolph where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach;

•

by either Nanometrics due to a breach by Rudolph if such breach resulted in the conditions to the merger agreement not being satisfied or either Nanometrics or Rudolph due to the merger not having been completed by the outside date, if (i) a competing proposal for Rudolph has been publicly disclosed (and not publicly withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Rudolph consummates a competing proposal or (B) Rudolph or any of its subsidiaries has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case, with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”); or

•

by either Nanometrics or Rudolph due to Rudolph’s not obtaining the requisite Rudolph stockholder approval, if (i) a competing proposal for Rudolph has been publicly disclosed prior to the Nanometrics special meeting and (ii) within 12 months after such termination, either (A) Rudolph consummates a competing proposal or (B) Rudolph or any of its subsidiaries has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case), with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”).

Accounting Treatment (Page 134)

The combined company will account for the acquisition pursuant to the merger agreement as a reverse acquisition using the acquisition method of accounting in accordance with generally accepted accounting principles as applied in the United States, which is referred to as GAAP. GAAP requires that either Rudolph or Nanometrics be designated as the acquirer for accounting purposes based on the evidence available. Rudolph will be treated as the acquiring entity for accounting purposes.

In identifying Rudolph as the acquiring entity, Nanometrics and Rudolph reviewed the accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, which takes into account the type of consideration, the structure of the merger and the other transactions contemplated by the merger agreement, relative outstanding share ownership, the composition of the combined company board of directors, designation of certain senior management positions of the combined company, mainly the Chief Executive Officer and the Chief Financial Officer, relative voting rights, relative size as measured by assets, revenue or earnings as well as other metrics an investor would use for evaluating the respective company’s current and future financial performance, which of the combining entities initiated the combination and where the combined company’s headquarters will be located.

Material U.S. Federal Income Tax Consequences (Page 200)

The merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and it is a condition to the respective obligations of Nanometrics and Rudolph to complete the merger that each of Nanometrics and Rudolph receives a legal opinion to that effect. Accordingly, holders of Rudolph common stock are not expected to recognize any gain or loss for U.S. federal income tax purposes on the exchange of shares of Rudolph common stock for shares of Nanometrics common stock in the merger, except with respect to any cash received instead of fractional shares of Nanometrics common stock.

Comparison of Stockholders’ Rights (Page 204)

Upon completion of the merger, Rudolph stockholders receiving shares of Nanometrics common stock will become stockholders of the combined company, and their rights will be governed by the DGCL and the governing corporate documents of the combined company in effect at the effective time. The form of the combined company charter and the form of combined company bylaws (each as defined in the section entitled “Comparison of Stockholders’ Rights” beginning on page 204 of this joint proxy statement/prospectus) are attached as Annex B and Annex C to this joint proxy statement/prospectus, respectively. Rudolph stockholders will have different rights once they become stockholders of the combined company due to differences between the governing corporate documents of Nanometrics and the proposed governing corporate documents of the combined company, as described in more detail under the section entitled “Comparison of Stockholders’ Rights” beginning on page 204 of this joint proxy statement/prospectus.

Listing of Nanometrics Common Stock; Delisting and Deregistration of Rudolph Common Stock (Page 135)

The shares of Nanometrics common stock to be issued in the merger are expected to be listed for trading on the NYSE (or, if approval for listing on the NYSE is not received prior to the effective time of the merger, Nasdaq) under a symbol to be agreed upon by the parties prior to the effective time. Nanometrics will use its reasonable best efforts to cause the shares of Nanometrics common stock (including those to be issued in connection with the merger) to be approved for listing on the NYSE. Stockholders will be informed in conjunction with the closing on which exchange the shares will trade.

If the merger is completed, Rudolph common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Rudolph will no longer be required to file periodic reports with the SEC with respect to Rudolph common stock.

Rudolph has agreed to cooperate with Nanometrics to take, or cause to be taken, all actions necessary to enable the delisting of the shares of Rudolph common stock from the NYSE and the deregistration of the shares of Rudolph common stock under the Exchange Act after the effective time.

Risk Factors (Page 47)

In evaluating the merger agreement, the merger or the issuance of shares of Nanometrics common stock in the merger, you should carefully read this joint proxy statement/prospectus and give special consideration to the factors discussed in the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus.

Litigation Relating to the Merger (Page 135)

As of September 6, 2019, four complaints have been filed by purported Rudolph stockholders challenging the proposed merger. The complaints generally assert claims under Sections 14(a) and 20(a) of the Exchange Act challenging the adequacy of certain disclosures made in the version of this joint proxy statement/prospectus filed with the SEC on August 15, 2019. The complaints seek, among other relief, an injunction preventing Rudolph from holding the Rudolph special meeting or consummating the transaction, damages in the event that the merger is consummated, and attorneys’ fees. For a more detailed description of litigation in connection with the merger, see “The Merger—Litigation Relating to the Merger” on page 135 of this joint proxy statement/prospectus. Nanometrics and Rudolph believe the claims asserted in the complaints are without merit.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF NANOMETRICS

The following tables present selected consolidated summary financial data for Nanometrics, as of and for each of the fiscal years of Nanometrics ended December 29, 2018, December 30, 2017, December 31, 2016, December 26, 2015, and December 27, 2014, and as of and for the six months ended June 29, 2019 and June 30, 2018. The selected historical consolidated statement of operations data set forth with respect to the fiscal years ended December 29, 2018, December 30, 2017, and December 31, 2016, and the consolidated balance sheet data as of December 29, 2018, and December 30, 2017, have been derived from the audited financial statements included in Nanometrics’ Annual Report on Form 10-K for the year ended December 29, 2018, which is incorporated by reference into this joint proxy statement/prospectus, and have been prepared in accordance with generally accepted accounting principles as applied in the United States, which are referred to as GAAP. The consolidated statement of operations data set forth in this section with respect to the fiscal years ended December 26, 2015, and December 27, 2014, and the consolidated balance sheet data as of December 31, 2016, December 26, 2015, and December 27, 2014, have been derived from audited consolidated financial statements for such years, which are not incorporated by reference into this joint proxy statement/prospectus, and have also been prepared in accordance with GAAP. The consolidated statements of operations data for the six months ended June 29, 2019 and June 30, 2018 and the consolidated balance sheet data as of June 29, 2019 have been derived from Nanometrics’ unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of June 30, 2018 have been derived from Nanometrics’ unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2018, which is not incorporated by reference into this joint proxy statement/prospectus. The unaudited interim financial information has been prepared on a basis consistent with Nanometrics’ audited financial statements, except as noted in the table below, and, in the opinion of Nanometrics’ management, include all adjustments that Nanometrics’ management considers necessary for the fair statement of the information for the unaudited periods.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Item 6, “Selected Financial Data,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Nanometrics’ Annual Report on Form 10-K for the year ended December 29, 2018, and Part I, Item 1, “Financial Statements,” and Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Quarterly Report on Form 10-Q for the quarter ended June 29, 2019, together with the other information contained therein.

See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

	Six Months Ended		Fiscal Year Ended(1)
	June 29, 2019(7)	June 30, 2018(6)	2018(2)(6)	2017(2)(3)	2016(4)	2015	2014(5)
	(in thousands, except per share data)
Consolidated Statement of Operations Data:
Total net revenues	$134,720	$170,917	$324,523	$258,621	$221,129	$187,367	$166,443
Gross profit	$68,960	$98,422	$184,094	$136,701	$114,124	$89,667	$75,822
Income (loss) from operations	$7,074	$41,348	$66,487	$42,806	$29,095	$4,973	$(11,653)
Net income (loss)	$6,903	$34,056	$57,648	$30,202	$44,035	$2,905	$(31,118)
Basic net income (loss) per share	$0.28	$1.42	$2.39	$1.19	$1.79	$0.12	$(1.30)
Diluted net income (loss) per share	$0.28	$1.39	$2.34	$1.17	$1.75	$0.12	$(1.30)

	As of		Fiscal Year Ended(1)
	June 29, 2019(7)	June 30, 2018	2018	2017	2016	2015	2014
	(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$94,035	$86,201	$110,951	$34,899	$47,062	$38,154	$34,676
Marketable securities	$50,947	$62,501	$40,841	$82,130	$82,899	$44,931	$49,286
Working capital	$221,224	$216,233	$211,108	$196,019	$174,353	$132,903	$119,797
Total assets	$391,099	$334,803	$375,630	$309,699	$287,830	$235,540	$223,236
Long-term liabilities	$11,164	$3,283	$3,005	$3,221	$2,030	$3,001	$5,497
Retained earnings (accumulated deficit)	$74,305	$43,811	$67,402	$9,113	$(22,174)	$(66,209)	$(69,114)
Total stockholders’ equity	$328,980	$278,484	$312,852	$262,383	$243,774	$187,328	$179,537

(1)	Unless otherwise noted, the data presented is as of or for the fiscal year ended December 29, 2018, December 30, 2017, December 31, 2016, December 26, 2015, or December 27, 2014, respectively.
(2)

Nanometrics’ net income for the fiscal years ended December 29, 2018 and December 30, 2017 included the impacts of the Tax Cuts and Job Acts that was signed into law on December 22, 2017, including the impact resulting from additional guidance that was issued in 2018.

(3)

Nanometrics’ net income for the fiscal year ended December 30, 2017 included a $2.9 million additional tax expense from the remeasurement of deferred tax assets relating to the Tax Cuts and Jobs Act that was signed into law on December 22, 2017.

(4)

Nanometrics’ net income for the fiscal year ended December 31, 2016 included a release of non-cash valuation allowance of $27.4 million against a significant portion of U.S. and foreign deferred tax assets.

(5)	Nanometrics’ net loss for the fiscal year ended December 27, 2014 included a non-cash valuation allowance of $21.1 million on certain U.S. deferred tax assets.
(6)

Effective December 31, 2017, Nanometrics adopted ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” using the modified retrospective method applied to those contracts which were not completed as of December 31, 2017. Results for reporting periods beginning after December 31, 2017 are presented under Topic 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. Nanometrics recorded a $0.7 million cumulative impact due to the adoption of Topic 606.

(7)

Net income from operations, working capital and total assets data as of June 29, 2019 reflects adoption of Accounting Standards Update No. 2016-02, “Leases (Subtopic 842)” during the first quarter of 2019, which requires the recognition of right-of-use assets and lease obligation liabilities for contracts that either are or contain a lease. Nanometrics has recognized additional operating lease assets and obligations of $12.2 million as of January 1, 2019.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF RUDOLPH

The following tables present selected consolidated summary financial data for Rudolph, as of and for each of the fiscal years ended December 31, 2018, 2017, 2016, 2015 and 2014 and as of and for the six months ended June 30, 2019 and 2018. The historical consolidated statement of operations data set forth with respect to the fiscal years ended December 31, 2018, 2017 and 2016, and the consolidated balance sheet data as of December 31, 2018 and 2017, have been derived from the audited consolidated financial statements included in Rudolph’s Annual Report on Form 10-K for the year ended December 31, 2018, which is incorporated by reference into this joint proxy statement/prospectus, and have been prepared in accordance with GAAP. The consolidated statement of operations data set forth in this section with respect to the fiscal years ended December 31, 2015 and 2014, and the consolidated balance sheet data as of December 31, 2016, 2015 and 2014, have been derived from consolidated financial statements included in Rudolph’s Annual Reports on Form 10-K for such years, which are not incorporated by reference into this joint proxy statement/prospectus, and have also been prepared in accordance with GAAP. The consolidated statements of operations data for the six months ended June 30, 2019 and 2018 and the consolidated balance sheet data as of June 30, 2019 have been derived from Rudolph’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, which is incorporated by reference into this joint proxy statement/prospectus. The consolidated balance sheet data as of June 30, 2018 have been derived from Rudolph’s unaudited condensed consolidated financial statements included in its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2018, which is not incorporated by reference into this joint proxy statement/prospectus. The unaudited interim financial statements have been prepared on a basis consistent with Rudolph’s audited financial statements, except as noted in the tables below, and, in the opinion of Rudolph’s management, include all adjustments that Rudolph’s management considers necessary for the fair statement of the information for the unaudited periods.

The information set forth below is not necessarily indicative of future results and should be read together with the other information contained in Item 8, “Financial Statements and Supplementary Data,” and Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Rudolph’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and Part I, Item I, “Financial Statements,” and Item 2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, together with the other information contained therein.

See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

	Six Months Ended		Year Ended December 31,
	June 30, 2019(5)	June 30, 2018(4)	2018(4)	2017(4)	2016	2015	2014
	(In thousands, except per share data)
Consolidated Statement of Operations Data:
Revenues	$122,403	$150,572	$273,784	$255,098	$232,780	$221,690	$181,218
Gross profit	$63,930	$84,157	$148,279	$134,595	$123,551	$119,406	$95,488
Income (loss) from operations	$13,026	$34,139	$51,084	$59,288	$52,348	$32,793	$(1,309)
Net income (loss)	$13,102	$29,827	$45,096	$32,909	$36,952	$17,956	$(4,640)
Basic net income (loss) per share	$0.42	$0.94	$1.42	$1.05	$1.19	$0.57	$(0.14)
Diluted net income (loss) per share	$0.42	$0.92	$1.40	$1.02	$1.16	$0.56	$(0.14)

	As of		As of December 31,
	June 30, 2019(5)	June 30, 2018	2018	2017	2016(1)	2015(2)	2014(3)
	(In thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$111,958	$56,491	$112,388	$67,770	$37,859	$44,554	$43,114
Marketable securities	$67,892	$126,966	$62,684	$109,589	$87,872	$116,924	$113,871
Working capital	$319,363	$313,392	$305,916	$279,775	$226,668	$197,266	$245,707
Total assets	$443,983	$422,866	$418,040	$385,922	$338,699	$379,563	$365,944
Convertible senior notes	$—	$—	$—	$—	$—	$57,846	$54,080
Retained earnings (accumulated deficit)	$6,329	$(22,042)	$(6,773)	$(51,869)	$(84,706)	$(121,658)	$(139,614)
Total stockholders’ equity	$377,500	$365,990	$361,888	$333,154	$293,735	$270,678	$267,328

(1)

Effective in the first quarter of 2016, Rudolph adopted Accounting Standards Update (ASU) No. 2015-03, “Interest—Imputation of Interest (Subtopic 835-30), Simplifying the Presentation of Debt Issuance Costs,” which requires entities to present debt issuance costs related to a debt liability as a direct deduction from the carrying amount of that debt liability on the balance sheet as opposed to being presented as a deferred charge. Prior to adoption, Rudolph reported the unamortized debt issuance costs in “Other Assets” on the Consolidated Balance Sheets.

(2)

Effective December 31, 2015, Rudolph early adopted provisions prescribed by the Financial Accounting Standards Board (FASB) in ASU No. 2015-17, “Income Taxes (Topic 740), Balance Sheet Classification of Deferred Taxes.” Consequently, Rudolph reclassified net current deferred income tax assets to net long term deferred income tax assets for each period presented.

(3)	Working capital data for 2014 reflects reclassifications of a portion of deferred revenue to other non-current liabilities.
(4)

Effective January 1, 2018, Rudolph adopted ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” using the modified retrospective method applied to those contracts which were not completed as of January 1, 2018. Results for reporting periods beginning after January 1, 2018 are presented under Topic 606, while comparative information has not been restated and continues to be reported under the accounting standards in effect for those periods. In addition, for 2018, Rudolph did not record a cumulative impact due to the adoption of Topic 606. Rudolph’s net income included the impacts of the Tax Cuts and Jobs Act that was signed into law on December 22, 2017, including the impact resulting from additional guidance that was issued in 2018.

(5)

On January 1, 2019, Rudolph adopted ASU No. 2016-02, “Leases (Topic 842)” which requires that lessees recognize virtually all of their leases on the balance sheet, by recording a right-of-use asset and lease liability. There was not a cumulative-effect adjustment to Rudolph’s beginning retained earnings as a result of adopting ASU No. 2016-02. Rudolph has recognized additional operating lease assets and obligations of $14.4 million as of January 1, 2019.

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following tables set forth selected unaudited pro forma condensed combined financial information giving effect to the planned merger of Rudolph and Nanometrics. The unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2019 and the fiscal year ended December 31, 2018, give effect to the merger as if it had been consummated on January 1, 2018, the beginning of Rudolph’s most recently completed fiscal year. The unaudited pro forma condensed combined balance sheet as of June 30, 2019 gives effect to the merger as if it had been consummated on June 30, 2019.

The selected unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition of the combined company would have been had the merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition of the combined company for any future period or as of any future date.

The selected unaudited pro forma condensed combined financial data as of and for the six months ended June 30, 2019 and for the year ended December 31, 2018 are derived from the unaudited pro forma condensed combined financial information included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” on page 166 of this joint proxy statement/prospectus and should be read in conjunction with that information. The unaudited pro forma adjustments are based upon available information and certain assumptions that Rudolph and Nanometrics believe are reasonable under the circumstances. The unaudited pro forma condensed combined financial information also gives effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus. For more information, please see the section titled “Unaudited Pro Forma Condensed Combined Financial Information” on page 166 of this joint proxy statement/prospectus.

(In thousands, except per share data)	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Pro Forma Condensed Combined Statement of Operations Data:
Revenues	$255,092	$594,973
Net Income	1,901	58,226
Net income per share:
Basic	$0.04	$1.18
Diluted	$0.04	$1.16

(In thousands)		As of June 30, 2019
Pro Forma Condensed Combined Balance Sheet Data:
Cash, cash equivalents and marketable securities		$288,468
Total assets		1,226,937
Total liabilities		196,075
Total stockholders’ equity		1,030,862

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

Presented below are Rudolph’s historical per share data for the six months ended June 30, 2019 and the fiscal year ended December 31, 2018, Nanometrics’ historical per share data for the six months ended June 29, 2019 and the fiscal year ended December 29, 2018, unaudited pro forma combined per share data for the six months ended June 30, 2019 and the fiscal year ended December 31, 2018, and unaudited pro forma equivalent data for the six months ended June 30, 2019 and the fiscal year ended December 31, 2018. This information should be read together with the consolidated financial statements and related notes of Rudolph and Nanometrics that are incorporated by reference into this joint proxy statement/prospectus and with the unaudited pro forma condensed combined financial data included under the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 166 of this joint proxy statement/prospectus. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the beginning of the periods presented or on the dates presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. The historical book value per share is computed by dividing total stockholders’ equity by the number of shares outstanding at the end of the relevant period. The pro forma net income per share of the combined company is computed by dividing the pro forma net income by the pro forma weighted average number of diluted shares outstanding. The pro forma book value per share of the combined company is computed by dividing total pro forma stockholders’ equity by the pro forma number of shares outstanding at the end of the period.

	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Rudolph Historical Data
Historical per share of common stock
Basic net income per share	$0.42	$1.42
Diluted net income per share	$0.42	$1.40
Book value per share (at period end)	$12.03	$11.24
Cash dividend declared per share	—	—
	Six Months Ended June 29, 2019	Year Ended December 29, 2018
Nanometrics Historical Data
Historical per share of common stock
Basic net income per share	$0.28	$2.39
Diluted net income per share	$0.28	$2.34
Book value per share (at period end)	$13.24	$12.72
Cash dividend declared per share	—	—
	Six Months Ended June 30, 2019	Year Ended December 31, 2018(1)
Pro Forma Combined Data
Pro Forma per share of common stock
Basic net income per share	$0.04	$1.18
Diluted net income per share	$0.04	$1.16
Book value per share (at period end)	$20.57	N/A
Cash dividend declared per share	—	—
	Six Months Ended June 30, 2019	Year Ended December 31, 2018(1)
Rudolph Pro Forma Equivalent Data(2)
Pro Forma per share of common stock
Basic net income per share	$0.03	$0.95
Diluted net income per share	$0.03	$0.93
Book value per share (at period end)	$16.54	N/A
Cash dividend declared per share	—	—

(1)   A Pro Forma book value per share as of December 31, 2018 is not meaningful since the purchase accounting adjustments were calculated as of June 30, 2019.

(2)   The Pro Forma equivalent Rudolph share amounts were calculated by multiplying the pro forma combined amounts by the exchange ratio of 0.8042.

COMPARISON OF NANOMETRICS AND RUDOLPH MARKET PRICES AND

IMPLIED VALUE OF MERGER CONSIDERATION

The following table presents trading information for Nanometrics common stock on Nasdaq and Rudolph common stock on the NYSE, respectively, on June 21, 2019, the last trading day before announcement of the merger and September 3, 2019, the most recent practicable trading day before the date of this joint proxy statement/prospectus. The table also shows the estimated equivalent per-share value of the per share consideration proposed for each share of Rudolph common stock as of the same two dates. This estimated equivalent per-share value was calculated by multiplying the closing price of a share of Nanometrics common stock on the relevant date by the exchange ratio of 0.8042 shares for each share of Rudolph common stock.

	Rudolph Common Stock			Nanometrics Common Stock			Equivalent Per-Share Value
Date	High	Low	Close	High	Low	Close	High	Low	Close
June 21, 2019	$25.10	$24.62	$25.03	$34.94	$33.08	$33.77	$28.10	$26.60	$27.16
September 3, 2019	$22.17	$21.70	$21.96	$27.52	$26.95	$27.32	$22.13	$21.67	$21.97

The market prices of Nanometrics common stock and Rudolph common stock fluctuated prior to and have fluctuated after the date of the announcement of the merger agreement and may continue to fluctuate prior to the completion of the merger. No assurance can be given concerning the market prices of Nanometrics common stock or Rudolph common stock before completion of the merger or of the market price of the common stock of the combined company after completion of the merger. Because the exchange ratio is fixed and will not be adjusted for changes in the market prices of either Nanometrics common stock or Rudolph common stock, the market price of Nanometrics common stock (and, therefore, the value of the merger consideration) when received by Rudolph stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, these comparisons may not provide meaningful information to Nanometrics stockholders and Rudolph stockholders in determining how to vote with respect to the proposals described in this joint proxy statement/prospectus. Nanometrics stockholders and Rudolph stockholders are encouraged to obtain current market quotations for Nanometrics common stock and Rudolph common stock and to review carefully the other information contained in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, and the documents to which Nanometrics and Rudolph refer you to in this registration statement, as well as oral statements made or to be made by Nanometrics and Rudolph, include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties and are made pursuant to the safe harbor provisions of Section 27A of the Securities Act, and Section 21E of the Exchange Act. The words “believe,” “continue,” “could,” “expect,” “anticipate,” “intends,” “estimate,” “forecast,” “project,” “should,” “may,” “will,” “would” or the negative thereof and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the control of Nanometrics and Rudolph. Statements in or incorporated by reference into this registration statement regarding Nanometrics, Rudolph, or the proposed business combination between Nanometrics and Rudolph, referred to as the proposed transaction, that are forward-looking, including statements regarding the anticipated benefits of the proposed transaction, the impact of the proposed transaction on Nanometrics’ and Rudolph’s employees, business and future financial and operating results, the amount and timing of synergies from the proposed transaction, and the closing date for the proposed transaction, are based on Nanometrics’ and Rudolph’s management’s estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond Nanometrics’ and Rudolph’s control. These factors and risks include, but are not limited to:

•	weakening of global and/or regional economic conditions, generally or specifically in the semiconductor industry, which could decrease the demand for Nanometrics’ and Rudolph’s products and solutions;

•	the ability of Nanometrics or Rudolph to meet rapid demand shifts;

•	the ability of Nanometrics or Rudolph to continue technological innovation and introduce new products to meet customers’ rapidly changing requirements;

•	the companies’ concentrated customer bases;

•	the ability of Nanometrics or Rudolph to identify, effect and integrate acquisitions, joint ventures or other transactions;

•	the ability of Nanometrics or Rudolph to protect and enforce intellectual property rights;

•	operational, political and legal risks of Nanometrics’ and Rudolph’s international operations;

•	the increasing complexity of certain manufacturing processes;

•	raw material shortages and price increases;

•	changes in government regulations of the countries in which Nanometrics and Rudolph operate;

•	the fluctuation of currency exchange rates;

•	fluctuations in the market price of Nanometrics’ stock; and

•	other risk factors and additional information.

In addition, material risks that could cause actual results to differ from forward-looking statements include: the inherent uncertainty associated with financial or other projections; the ability of the companies to integrate their respective businesses promptly and effectively and to achieve the anticipated synergies and value-creation contemplated by the proposed transaction; the companies’ ability to obtain the approval of the proposed transaction by their respective stockholders and the timing of the closing of the proposed transaction, including the risk that the conditions to the transaction are not satisfied on a timely basis or at all and the failure of the proposed transaction to close for any other reason; the risk that a consent or authorization that may be required for the proposed transaction is not obtained or is obtained subject to conditions that are not anticipated; unanticipated difficulties or expenditures relating to the transaction, the response of business partners and retention as a result of the announcement and pendency of the proposed transaction; and the diversion of management time in connection with the proposed transaction.

For further discussion of these and other risks, contingencies and uncertainties applicable to Nanometrics and Rudolph, see the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus and in Nanometrics’ and Rudolph’s other filings with the SEC incorporated by reference into this joint proxy statement/prospectus. See also the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus for more information about the SEC filings incorporated by reference into this joint proxy statement/prospectus.

All subsequent written or oral forward-looking statements attributable to Nanometrics or Rudolph or any person acting on its or their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Neither Nanometrics nor Rudolph is under any obligation, and each expressly disclaims any obligation, to update, alter, or otherwise revise any forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise, except as may be required by law.

RISK FACTORS

In deciding whether to vote for the Nanometrics share issuance proposal, the Nanometrics charter proposal #1, and the Nanometrics charter proposal #2 in the case of Nanometrics stockholders, or the adoption of the merger agreement, in the case of Rudolph stockholders, you are urged to carefully consider all of the information included or incorporated by reference in this joint proxy statement/prospectus, which is listed in the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus. You should also read and consider the risks associated with each of the businesses of Nanometrics and Rudolph because these risks will also affect the combined company. The risks associated with the business of Nanometrics can be found in Nanometrics’ Annual Report on Form 10-K for the fiscal year ended December 29, 2018 and the risks associated with the business of Rudolph can be found in Rudolph’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K (excluding any information and exhibits furnished under Item 2.02 or 7.01 thereof), each of which are incorporated by reference into this joint proxy statement/prospectus. In addition, you are urged to carefully consider the following material risks relating to the merger, the business of the combined company, the business of Nanometrics, and the business of Rudolph.

Risks Relating to the Merger

The exchange ratio is fixed and will not be adjusted in the event of any change in either Nanometrics’ or Rudolph’s stock price.

Upon completion of the merger, each share of Rudolph common stock outstanding immediately prior to the merger (other than Rudolph excluded shares) will be converted into and become exchangeable for 0.8042 shares of Nanometrics common stock. This exchange ratio is fixed in the merger agreement and will not be adjusted for changes in the market price of either Nanometrics common stock or Rudolph common stock. The market prices of Nanometrics common stock and Rudolph common stock have fluctuated prior to and after the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the Nanometrics special meeting and the Rudolph special meeting, respectively, and the date the merger is consummated, and the market price of the common stock of the combined company may continue to fluctuate thereafter.

Because the value of the merger consideration will depend on the market price of Nanometrics common stock at the time the merger is completed, Rudolph stockholders will not know or be able to determine at the time of the Rudolph special meeting the market value of the merger consideration they would receive upon completion of the merger. Similarly, Nanometrics stockholders will not know or be able to determine at the time of the Nanometrics special meeting the market value of the shares of Nanometrics common stock to be issued pursuant to the merger agreement compared to the market value of the shares of Rudolph common stock that are being exchanged in the merger.

Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Nanometrics’ or Rudolph’s respective businesses, operations and prospects, reductions or changes in U.S. government spending or budgetary policies, market assessments of the likelihood that the merger will be completed, interest rates, general market, industry and economic conditions and other factors generally affecting the respective prices of Nanometrics’ or Rudolph’s common stock, federal, state and local legislation, governmental regulation and legal developments in the industry segments in which Nanometrics or Rudolph operate, and the timing of the merger.

Many of these factors are beyond Nanometrics’ and Rudolph’s control, and neither Nanometrics nor Rudolph are permitted to terminate the merger agreement solely due to a decline in the market price of the common stock of the other party. You are urged to obtain current market quotations for Nanometrics common stock and Rudolph common stock in determining whether to vote for the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 in the case of Nanometrics stockholders or for the adoption of the merger agreement in the case of Rudolph stockholders. In addition, see the section entitled “Comparison of Nanometrics and Rudolph Market Prices and Implied Value of Merger Consideration” beginning on page 44 of this joint proxy statement/prospectus.

The merger may be delayed or may not be completed and the merger agreement may be terminated in accordance with its terms, which could negatively impact Nanometrics and/or Rudolph.

The merger is subject to a number of conditions that must be satisfied, some of which are beyond the control of Nanometrics and Rudolph, may not be satisfied or waived in a timely manner or at all, and, accordingly, the merger may be delayed or not completed. These conditions include: the approval by Nanometrics stockholders of the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and, unless waived by Rudolph, the Nanometrics charter proposal #2 and approval by Rudolph stockholders of the Rudolph merger agreement proposal, approval for listing on the NYSE of the shares of Nanometrics common stock (including those to be issued pursuant to the merger agreement) (subject to limited exceptions, in which case such shares must be listed on Nasdaq), the expiration or earlier termination of any applicable waiting period under U.S. antitrust and competition laws, the absence of governmental restraints or prohibitions preventing the consummation of the merger, the effectiveness of the registration statement on Form S-4 registering the Nanometrics common stock issuable pursuant to the merger agreement and the absence of any stop order or proceedings by the SEC with respect thereto. The obligation of each of Nanometrics and Rudolph to consummate the merger is also conditioned on, among other things, the receipt by such party of a written opinion from counsel, to the effect that for U.S. federal income tax purposes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the absence of a material adverse effect on the other party, the truth and correctness of the representations and warranties made by the other party on the date of the merger agreement and on the closing date (subject to certain materiality qualifiers), and the performance by the other party in all material respects of its obligations under the merger agreement. No assurance can be given that the required consents and approvals will be obtained or that the required conditions to closing will be satisfied, and, if all required consents and approvals are obtained and the conditions are satisfied, no assurance can be given as to the terms, conditions and timing of such consents and approvals. Any delay in completing the merger could cause the combined company not to realize, or to be delayed in realizing, some or all of the benefits that Nanometrics and Rudolph expect to achieve if the merger is successfully completed within its expected time frame. For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 161 of this joint proxy statement/prospectus.

Additionally, either Nanometrics or Rudolph may terminate the merger agreement under certain circumstances, including, among other reasons, if the merger is not completed by December 23, 2019 (which date may be extended by three months under certain circumstances if certain regulatory approvals are not obtained by December 23, 2019). In addition, if the merger agreement is terminated under certain circumstances specified in the merger agreement, either party may be required to pay the other party a termination fee of $26,000,000. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 162 of this joint proxy statement/prospectus and the section entitled “The Merger Agreement—Termination Fees” beginning on page 163 of this joint proxy statement/prospectus for a more complete discussion of the circumstances under which the merger agreement could be terminated and when a termination fee may be payable by Nanometrics or Rudolph.

If the merger is not completed for any reason, including as a result of a failure to obtain the required Nanometrics vote or the required Rudolph vote, the ongoing businesses of Nanometrics and Rudolph may be adversely affected and, without realizing any of the benefits of having completed the merger, Nanometrics and Rudolph would be subject to a number of risks, including the following:

•	each company may experience negative reactions from the financial markets, including negative impacts on its stock price;

•	each company may experience negative reactions from its suppliers, customers and employees;

•

each company will be required to pay their respective costs relating to the merger, such as financial advisory, legal and accounting costs and associated fees and expenses, whether or not the merger is completed; and

•

matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Nanometrics management and Rudolph management, which could otherwise have been devoted to day-to-day operations or to other opportunities that may have been beneficial to Nanometrics or Rudolph, as applicable, as an independent company.

The market price for shares of common stock of the combined company following the completion of the merger may be affected by factors different from, or in addition to, those that historically have affected or currently affect the market prices of shares of Nanometrics common stock and Rudolph common stock.

Upon consummation of the merger, Nanometrics stockholders and Rudolph stockholders will both hold shares of common stock in the combined company. The businesses of Nanometrics and Rudolph differ from each other, and, accordingly, the results of operations of the combined company will be affected by some factors that are different from those currently or historically affecting the results of operations of Nanometrics and Rudolph. For a discussion of the businesses of each of Nanometrics and Rudolph and some important factors to consider in connection with those businesses, please see the section entitled “The Parties to the Merger” beginning on page 56 of this joint proxy statement/prospectus and the documents and information included elsewhere in this joint proxy statement/prospectus or incorporated by reference into this joint proxy statement/prospectus and listed under the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

The shares of common stock of the combined company held by Nanometrics stockholders and to be received by Rudolph stockholders as a result of the merger will have rights different from the current shares of Nanometrics common stock and the shares of Rudolph common stock.

Upon consummation of the merger, the rights of Rudolph stockholders, who will become stockholders of the combined company, will be governed by the amended and restated certificate of incorporation and bylaws of the combined company. The rights associated with Nanometrics common stock and Rudolph common stock are different from the rights which will be associated with the common stock of the combined company. See the section entitled “Comparison of Stockholders’ Rights” beginning on page 204 of this joint proxy statement/prospectus for a discussion of these rights.

Nanometrics stockholders and Rudolph stockholders will each have reduced ownership and voting interest in the combined company as compared to ownership and voting interest in each of Nanometrics and Rudolph on a standalone basis.

Upon consummation of the merger, each Nanometrics stockholder and each Rudolph stockholder will become a stockholder of the combined company with a percentage ownership of the combined company that is smaller than such stockholder’s percentage ownership of Nanometrics or Rudolph, as applicable, immediately prior to the merger. As of the date of this joint proxy statement/prospectus, based on the exchange ratio and the estimated number of shares of common stock of Nanometrics and Rudolph that will be outstanding immediately prior to the completion of the merger, including exercisable options, Nanometrics and Rudolph estimate that holders of shares of Nanometrics common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger, and holders of shares of Rudolph common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger. Because of this, each share of Nanometrics common stock and each share of Rudolph common stock will represent a smaller percentage ownership of the combined company than it represented in Nanometrics or Rudolph, respectively.

Until the completion of the merger or the termination of the merger agreement in accordance with its terms, Nanometrics and Rudolph are each prohibited from entering into certain transactions and taking certain actions that might otherwise be beneficial to Nanometrics or Rudolph and their respective stockholders.

From and after the date of the merger agreement and prior to completion of the merger, the merger agreement restricts Nanometrics and Rudolph from taking specified actions without the consent of the other party and requires that the business of each company and its respective subsidiaries be conducted in all material respects in the ordinary course of business consistent with past practice. These restrictions may prevent Nanometrics or Rudolph from making appropriate changes to their respective businesses or organizational structures or from pursuing attractive business opportunities that may arise prior to the completion of the merger, and could have the effect of delaying or preventing other strategic transactions. Adverse effects arising from the pendency of the merger could be exacerbated by any delays in consummation of the merger or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business Prior to the Effective Time” beginning on page 145 of this joint proxy statement/prospectus.

Failure to attract, motivate and retain executives and other key employees could diminish the anticipated benefits of the merger.

The success of the merger will depend in part on the retention of personnel critical to the business and operations of the combined company due to, for example, their technical skills or management expertise. Current and prospective employees of Nanometrics and Rudolph may experience uncertainty about their future role with Nanometrics and Rudolph until strategies with regard to these employees’ roles in the combined company are announced or executed, which may impair Nanometrics’ and Rudolph’s ability to attract, retain and motivate key management, sales, marketing, technical and other personnel prior to and following the merger. If Nanometrics and Rudolph are unable to retain personnel, including Nanometrics’ and Rudolph’s key management, who are critical to the successful integration and future operations of the companies, Nanometrics and Rudolph could face disruptions in their operations, loss of existing customers or loss of sales to existing customers, loss of key information, expertise or know-how, and unanticipated additional recruitment and training costs. In addition, the loss of key personnel could diminish the anticipated benefits of the merger.

If key employees of Nanometrics or Rudolph depart, the integration of the companies may be more difficult and the combined company’s business following the merger may be harmed. Furthermore, the combined company may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the business of each of Nanometrics or Rudolph, and the combined company’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into the combined company. No assurance can be given that the combined company will be able to attract or retain key employees of Nanometrics and Rudolph to the same extent that those companies have been able to attract or retain their own employees in the past.

The merger, and uncertainty regarding the merger, may cause customers, suppliers or strategic partners to delay or defer decisions concerning Nanometrics and Rudolph and adversely affect each company’s ability to effectively manage their respective businesses.

The merger will happen only if the stated conditions are met, including the relevant stockholder approvals, among other conditions. Many of the conditions are outside the control of Nanometrics and Rudolph, and both parties also have certain rights to terminate the merger agreement. Accordingly, there may be uncertainty regarding the completion of the merger. This uncertainty may cause customers, suppliers, vendors, strategic partners or others that deal with Nanometrics or Rudolph to delay or defer entering into contracts with Nanometrics or Rudolph or making other decisions concerning Nanometrics or Rudolph or seek to change or cancel existing business relationships with Nanometrics or Rudolph, which could negatively affect their respective businesses. Any delay or deferral of those decisions or changes in existing agreements could have an adverse impact on the respective businesses of Nanometrics and Rudolph, regardless of whether the merger is ultimately completed.

Whether or not the merger is completed, the announcement and pendency of the merger will divert significant management resources to complete the merger, which could have an adverse effect on their respective businesses, financial results, and/or market prices.

Whether or not the merger is completed, the announcement and pendency of the merger could cause disruptions in the businesses of Nanometrics and Rudolph by directing the attention of management of each of Nanometrics and Rudolph toward the completion of the merger. Nanometrics and Rudolph have each diverted significant management resources in an effort to complete the merger and are each subject to restrictions contained in the merger agreement on the conduct of their respective businesses. If the merger is not completed, Nanometrics and Rudolph will have incurred significant costs, including the diversion of management resources, for which they will have received little or no benefit.

The directors and executive officers of Nanometrics and Rudolph have interests and arrangements that may be different from, or in addition to, those of Nanometrics and Rudolph stockholders generally.

When considering the recommendations of the boards of directors of Nanometrics or Rudolph, as applicable, with respect to the proposals described in this joint proxy statement/prospectus, stockholders should be aware that the directors and executive officers of each of Nanometrics and Rudolph have interests in the merger that are different from, or in addition to, those of Nanometrics stockholders and Rudolph stockholders generally. These interests include the continued employment of certain executive officers of Nanometrics and Rudolph by the combined company, the continued service of certain directors of Nanometrics and Rudolph as directors of the combined company, the treatment in the merger of outstanding equity, equity-based and incentive awards, severance arrangements, and other compensation and benefit arrangements, and the right to continued indemnification of former Nanometrics and Rudolph directors and officers by the combined company.

Nanometrics stockholders and Rudolph stockholders should be aware of these interests when they consider the recommendations of the respective Nanometrics and Rudolph boards of directors that they vote in favor of the Nanometrics share issuance proposal, the Nanometrics charter proposal #1, and the Nanometrics charter proposal #2, in the case of Nanometrics, or that they adopt the merger agreement, in the case of Rudolph. The interests of Nanometrics directors and executive officers are described in more detail in the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger” beginning on page 185 of this joint proxy statement/prospectus, and the interests of Rudolph directors and executive officers are described in more detail in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus.

Nanometrics or Rudolph may waive one or more of the closing conditions without re-soliciting stockholder approval.

Nanometrics or Rudolph may determine to waive, in whole or part, one or more of the conditions of its obligations to consummate the merger. Among other things, Rudolph may waive the approval of Nanometrics charter proposal #2. Nanometrics and Rudolph currently expect to evaluate the materiality of any waiver and its effect on Nanometrics and Rudolph stockholders, as applicable, in light of the facts and circumstances at the time to determine whether any amendment of this joint proxy statement/prospectus or any re-solicitation of proxies or voting cards is required in light of such waiver. Any determination whether to waive any condition to the merger or as to re-soliciting stockholder approval or amending this joint proxy statement/prospectus as a result of a waiver will be made by Nanometrics and Rudolph, as applicable, at the time of such waiver based on the facts and circumstances as they exist at that time.

Each of Nanometrics and Rudolph will incur significant transaction, merger-related and restructuring costs in connection with the merger.

Nanometrics and Rudolph have incurred and expect to incur a number of non-recurring costs associated with combining the operations of the two companies, as well as transaction fees and other costs related to the merger. These costs and expenses include fees paid to financial, legal and accounting advisors, facilities and systems consolidation costs, severance and other potential employment-related costs, including retention and severance payments that may be made to certain Nanometrics employees and Rudolph employees, filing fees, printing expenses and other related charges. Some of these costs are payable by Nanometrics or Rudolph regardless of whether the merger is completed.

The combined company will also incur restructuring and integration costs in connection with the merger. The costs related to restructuring will be expensed as a cost of the ongoing results of operations of either Nanometrics or Rudolph or the combined company. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated in connection with the merger and the integration of the two companies’ businesses. Although Nanometrics and Rudolph expect that the elimination of duplicative costs, strategic benefits, additional income as well as the realization of other efficiencies related to the integration of the businesses, may offset incremental transaction, merger-related and restructuring costs over time, any net benefit may not be achieved in the near term or at all. Many of these costs will be borne by Nanometrics or Rudolph even if the merger is not completed. While both Nanometrics and Rudolph have assumed that certain expenses would be incurred in connection with the merger and the other transactions contemplated by the merger agreement, there are many factors beyond their control that could affect the total amount or the timing of the integration and implementation expenses.

Nanometrics stockholders and Rudolph stockholders will not be entitled to appraisal rights in the merger.

Appraisal rights are statutory rights that, if applicable under law, enable stockholders of a corporation to dissent from an extraordinary transaction, such as a merger, and to demand that such corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to such stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Merger Sub with and into Rudolph and holders of Nanometrics common stock may continue to hold their shares following completion of the merger, holders of Nanometrics common stock are not entitled to appraisal rights in the merger.

Because shares of Nanometrics common stock are listed on Nasdaq, a national securities exchange, and are expected to be listed on the NYSE, a national securities exchange, in connection with the merger, and because Rudolph stockholders hold shares that will be listed on the NYSE, a national securities exchange, immediately prior to the completion of the merger and are not required by the terms of the merger agreement to accept for their shares anything other than shares of Nanometrics common stock and cash in lieu of fractional shares, holders of Rudolph common stock will not be entitled to appraisal rights in the merger. See the section entitled “No Appraisal Rights” beginning on page 220 of this joint proxy statement/prospectus.

Risks Relating to the Combined Company

Combining the businesses of Nanometrics and Rudolph may be more difficult, costly or time-consuming than expected and the combined company may fail to realize the anticipated benefits of the merger, which may adversely affect the combined company’s business results and negatively affect the value of the common stock of the combined company following the merger.

The success of the merger will depend on, among other things, the ability of Nanometrics and Rudolph to combine their businesses in a manner that realizes cost savings and facilitates growth opportunities.

Nanometrics and Rudolph must successfully combine their respective businesses in a manner that permits these benefits to be realized. In addition, the combined company must achieve the anticipated growth and cost savings without adversely affecting current revenues and investments in future growth. If the combined company is not able to successfully achieve these objectives, the anticipated benefits of the merger may not be realized fully, or at all, or may take longer to realize than expected.

An inability to realize the full extent of the anticipated benefits of the merger and the other transactions contemplated by the merger agreement, as well as any delays encountered in the integration process, could have an adverse effect upon the revenues, level of expenses and operating results of the combined company, which may adversely affect the value of the common stock of the combined company after the completion of the merger.

In addition, the actual integration may result in additional and unforeseen expenses, and the anticipated benefits of the integration plan may not be realized. Actual growth and cost savings, if achieved, may be lower than what Nanometrics and Rudolph expect and may take longer to achieve than anticipated. If Nanometrics and Rudolph are not able to adequately address integration challenges, they may be unable to realize the anticipated benefits of the integration of the two companies.

The failure to successfully integrate the businesses and operations of Nanometrics and Rudolph in the expected time frame may adversely affect the combined company’s future results.

Nanometrics and Rudolph have operated and, until the completion of the merger, will continue to operate independently. There can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Nanometrics employees or key Rudolph employees, the loss of customers, the disruption of either company’s or both companies’ ongoing businesses, inconsistencies in standards, controls, procedures and policies, unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of Nanometrics and Rudolph in order to realize the anticipated benefits of the merger so the combined company performs as expected:

•	combining the companies’ operations and corporate functions;

•

combining the businesses of Nanometrics and Rudolph and meeting the capital requirements of the combined company, in a manner that permits the combined company to achieve any cost savings or revenue synergies anticipated to result from the merger, the failure of which would result in the anticipated benefits of the merger not being realized in the time frame currently anticipated or at all;

•	integrating personnel from the two companies;

•	integrating and unifying the offerings and services available to customers;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating distribution and marketing efforts; and

•	coordinating geographically dispersed organizations.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations or other opportunities that may have been beneficial to such company, which may disrupt each company’s ongoing business and the business of the combined company.

The combined company may not be able to retain customers or suppliers or customers or suppliers may seek to modify contractual obligations with the combined company, which could have an adverse effect on the combined company’s business and operations. Third parties may terminate or alter existing contracts or relationships with Nanometrics or Rudolph.

As a result of the merger, the combined company may experience impacts on relationships with customers and suppliers that may harm the combined company’s business and results of operations. Certain customers, licensors, business partners or suppliers may seek to terminate or modify contractual obligations following the merger whether or not contractual rights are triggered as a result of the merger. There can be no guarantee that customers and suppliers will remain with or continue to have a relationship with the combined company or do so on the same or similar contractual terms following the merger. If any customers or suppliers seek to terminate or modify contractual obligations or discontinue the relationship with the combined company, then the combined company’s business and results of operations may be harmed. Furthermore, the combined company will not have long-term arrangements with many of its significant suppliers. If the combined company’s suppliers were to seek to terminate or modify an arrangement with the combined company, then the combined company may be unable to procure necessary supplies from other suppliers in a timely and efficient manner and on acceptable terms, or at all. Any of the aforementioned disruptions could limit the combined company’s ability to achieve the anticipated benefits of the merger. The adverse effect of any such disruptions could also be exacerbated by a delay in the completion of the merger or by a termination of the merger agreement.

The combined company may be exposed to increased litigation, which could have an adverse effect on the combined company’s business and operations.

The combined company may be exposed to increased litigation from stockholders, customers, suppliers, consumers and other third parties due to the combination of Nanometrics’ business and Rudolph’s business following the merger. Such litigation may have an adverse impact on the combined company’s business and results of operations or may cause disruptions to the combined company’s operations.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus may not be indicative of what the combined company’s actual financial position or results of operations would have been.

The unaudited pro forma condensed combined financial information included in this joint proxy statement/prospectus is presented solely for illustrative purposes and is not necessarily indicative of what the combined company’s actual financial position or results of operations would have been had the merger been completed on the dates indicated. This unaudited pro forma condensed combined financial information reflects adjustments that were developed using preliminary estimates based on available information and various assumptions, and may be revised as additional information becomes available. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this joint proxy statement/prospectus.

The combined company may be unable to retain Nanometrics and Rudolph personnel successfully after the merger is completed.

The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of the professionals currently employed by Nanometrics and Rudolph. It is possible that these employees may decide not to remain with Nanometrics or Rudolph, as applicable, while the merger is pending, or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Nanometrics and Rudolph to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Nanometrics and Rudolph may not be able to locate suitable replacements for any key employees that leave either company or offer employment to potential replacements on reasonable terms.

Risks Relating to Nanometrics’ Business

Nanometrics’ business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Nanometrics’ Annual Report on Form 10-K for the fiscal year ended December 29, 2018, in Nanometrics’ Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2019, and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

Risks Relating to Rudolph’s Business

Rudolph’s business will continue to be subject to the risks described in the sections entitled “Risk Factors” in Rudolph’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, in Rudolph’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019 and in other documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus for the location of information incorporated by reference into this joint proxy statement/prospectus.

THE PARTIES TO THE MERGER

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

(408) 545-6000

Nanometrics is a leading provider of advanced, high-performance process control metrology and inspection solutions used primarily in the semiconductor manufacturing industry, as well as in the fabrication of other solid-state devices and components in the optoelectronic, LED and storage industries, and more recently in the industrial, aerospace and scientific research markets. Nanometrics’ principal executive offices are located at 1550 Buckeye Drive, Milpitas, California 95035 and its telephone number is (408) 545-6000.

Nanometrics common stock is listed on Nasdaq under the ticker symbol “NANO.”

For more information about Nanometrics, please visit Nanometrics’ website at https://www.nanometrics.com. The information contained on Nanometrics’ website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the SEC. Additional information about Nanometrics is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

PV Equipment Inc.

1550 Buckeye Drive

Milpitas, California 95035

(408) 545-6000

PV Equipment Inc., a newly formed and a wholly-owned subsidiary of Nanometrics, is a Delaware corporation that was formed on June 20, 2019, for the sole purpose of effecting the merger. Under the merger agreement, PV Equipment Inc. will merge with and into Rudolph as of the effective time of the merger, and Rudolph will continue as the surviving corporation and a wholly-owned subsidiary of Nanometrics.

Rudolph Technologies, Inc.

16 Jonspin Road

Wilmington, Massachusetts 01887

(978) 253-6200

Rudolph is a worldwide leader in the design, development, manufacture and support of process control tools that perform macro-defect inspections and metrology, lithography systems, and process control analytical software used by semiconductor and advanced packaging device manufacturers. Rudolph delivers comprehensive solutions throughout the semiconductor fabrication process with its families of proprietary products that provide critical yield-enhancing information, enabling microelectronic device manufacturers to drive down costs and time to market of their devices. Rudolph provides process and yield management solutions used in both wafer processing facilities, often referred to as “front-end” and device packaging and test facilities, or “back-end” manufacturing, through a portfolio of standalone systems for macro-defect inspection, lithography, probe card test and analysis, and transparent and opaque thin film measurements. All of Rudolph’s systems feature sophisticated software and production-worthy automation. In addition, Rudolph’s advanced process control software portfolio includes powerful solutions for standalone tools, groups of tools, or factory-wide suites to enhance productivity and achieve significant cost savings. Rudolph’s systems are backed by worldwide customer service and applications support.

Rudolph common stock is listed on the NYSE under the ticker symbol “RTEC.”

For more information about Rudolph, please visit Rudolph’s website at https://www.rudolphtech.com. The information contained on Rudolph’s website or accessible through it (other than the documents incorporated by reference herein) does not constitute a part of this joint proxy statement/prospectus or any other report or document on file with or furnished to the Securities and Exchange Commission. Additional information about Rudolph is included in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

THE NANOMETRICS SPECIAL MEETING

This joint proxy statement/prospectus is being mailed on or about September 12, 2019 to holders of record of Nanometrics common stock as of the close of business on September 3, 2019 and constitutes notice of the Nanometrics special meeting in conformity with the requirements of the DGCL and the bylaws of Nanometrics, which are referred to as the Nanometrics bylaws.

This joint proxy statement/prospectus is being provided to Nanometrics stockholders as part of a solicitation of proxies by the Nanometrics board of directors for use at the Nanometrics special meeting and at any adjournments or postponements of the Nanometrics special meeting. Nanometrics stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Nanometrics Special Meeting

The Nanometrics special meeting is scheduled to be held at 1550 Buckeye Drive, Milpitas, California 95035, on October 24, 2019, beginning at 9 a.m., Pacific Time, unless adjourned or postponed to a later date and/or time.

Matters to be Considered at the Nanometrics Special Meeting

The purposes of the Nanometrics special meeting are as follows, each as further described in this joint proxy statement/prospectus:

•	Nanometrics Proposal #1: Nanometrics Share Issuance. To consider and vote on the Nanometrics share issuance proposal;

•	Nanometrics Proposal #2: Adoption of the Amended and Restated Certificate of Incorporation of Nanometrics. To consider and vote on the Nanometrics charter proposal #1;

•	Nanometrics Proposal #3: Adoption of the Amended and Restated Certificate of Incorporation of Nanometrics. To consider and vote on the Nanometrics charter proposal #2; and

•	Nanometrics Proposal #4: Adjournments of the Nanometrics Special Meeting. To consider and vote on the Nanometrics adjournment proposal.

Recommendation of the Nanometrics Board of Directors

The Nanometrics board of directors unanimously recommends that Nanometrics stockholders vote:

•	Nanometrics Proposal #1: “FOR” the Nanometrics share issuance proposal;

•	Nanometrics Proposal #2: “FOR” the Nanometrics charter proposal #1;

•	Nanometrics Proposal #3: “FOR” the Nanometrics charter proposal #2; and

•	Nanometrics Proposal #4: “FOR” the Nanometrics adjournment proposal.

After careful consideration, the Nanometrics board of directors unanimously (1) determined that the merger agreement and the transactions contemplated by the merger agreement, including but not limited to the merger, the share issuance and the adoption of the amended and restated certificate of incorporation on the terms set forth in the merger agreement are fair to, and in the best interests of, Nanometrics and the holders of shares of Nanometrics common stock; (2) approved and declared advisable the merger agreement and the transactions contemplated by the merger agreement, including the share issuance and the adoption of the amended and restated certificate of incorporation, on the terms and subject to the conditions set forth in the merger agreement; (3) directed that the share issuance and the amended and restated certificate of incorporation be submitted to the holders of shares of Nanometrics common stock for their adoption; and (4) resolved to recommend that the holders of shares of Nanometrics common stock approve the share issuance, and the adoption of the amended and restated certificate of incorporation.

See also the section entitled “The Merger—Recommendation of the Nanometrics Board of Directors; Nanometrics’ Reasons for the Merger” beginning on page 92 of this joint proxy statement/prospectus.

Record Date for the Nanometrics Special Meeting and Voting Rights

The record date to determine who is entitled to receive notice of and to vote at the Nanometrics special meeting is September 3, 2019. As of the close of business on the Nanometrics record date, there were 24,829,935 shares of Nanometrics common stock issued and outstanding, each entitled to vote at the Nanometrics special meeting. Each Nanometrics stockholder will have one vote for any matter properly brought before the Nanometrics special meeting for each share of Nanometrics common stock such holder held at the close of business on the Nanometrics record date. Only Nanometrics stockholders of record at the close of business on the Nanometrics record date are entitled to receive notice of and to vote at the Nanometrics special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to conduct the Nanometrics special meeting. The holders of a majority of the shares of Nanometrics common stock issued and outstanding and entitled to vote at the meeting must be represented at the Nanometrics special meeting in person or by proxy in order to constitute a quorum. Abstentions will be counted for purposes of determining whether a quorum exists. Shares held by a bank, broker or other nominee who holds shares in “steet name” for a beneficial owner of those shares who does not submit voting instructions for such shares will not count towards the presence of a quorum. If a quorum is not present, the Nanometrics special meeting will be adjourned until the holders of the number of shares of Nanometrics common stock required to constitute a quorum attend.

Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that NYSE determines to be “non-routine.” Generally, a broker non-vote occurs on an item when (a) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (b) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under NYSE rules, “non-routine” matters include the Nanometrics share issuance proposal (Nanometrics Proposal #1), the Nanometrics charter proposal #1 (Nanometrics Proposal #2), the Nanometrics charter proposal #2 (Nanometrics Proposal #3) and the Nanometrics adjournment proposal (Nanometrics Proposal #4). Because none of the proposals to be voted on at the Nanometrics special meeting are routine matters for which brokers may have discretionary authority to vote, Nanometrics does not expect any broker non-votes at the Nanometrics special meeting. As a result, if you hold your shares of Nanometrics common stock in “street name,” your shares will not be represented and will not be voted on any matter or count towards a quorum unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Nanometrics special meeting. These NYSE rules are applicable to the votes to be held at the Nanometrics special meeting even though the Nanometrics common stock is currently listed on Nasdaq.

If you submit a properly executed proxy card, even if you abstain from voting or vote against the adoption of the share issuance or the amended and restated certificate of incorporation, your shares of Nanometrics common stock will be counted for purposes of calculating whether a quorum is present at the Nanometrics special meeting. Executed but unvoted proxies will be voted in accordance with the recommendations of the Nanometrics board of directors. If additional votes must be solicited to adopt the share issuance and the amended and restated certificate of incorporation, it is expected that the meeting will be adjourned to solicit additional proxies.

Required Votes; Vote of Nanometrics’ Directors and Executive Officers

Except for the Nanometrics adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.

Proposal		Votes Necessary
Nanometrics Proposal #1	Nanometrics share issuance proposal

Approval requires the affirmative vote of the holders of a majority of the shares of Nanometrics common stock present in person or by proxy and entitled to vote at the Nanometrics special meeting on the Nanometrics share issuance proposal.

An abstention will have the same effect as a vote “AGAINST” the Nanometrics share issuance proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Nanometrics share issuance proposal.

Nanometrics Proposal #2	Nanometrics charter proposal #1

Approval requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on the Nanometrics charter proposal.

A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Nanometrics charter proposal #1.

Nanometrics Proposal #3	Nanometrics charter proposal #2

Approval requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on the Nanometrics charter proposal #2.

A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Nanometrics charter proposal #2.

Nanometrics Proposal #4	Nanometrics adjournment proposal

Approval requires the affirmative vote of the holders of a majority of shares present in person or by proxy and entitled to vote at the Nanometrics special meeting.

An abstention will have the same effect as a vote “AGAINST” the Nanometrics adjournment proposal, while a broker non-vote or other failure to vote will have no effect on the outcome of the Nanometrics adjournment proposal.

As of the Nanometrics record date, Nanometrics directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 1,315,006 shares of Nanometrics common stock, or approximately 5.30% of the total outstanding shares of Nanometrics common stock. Although none of them has entered into any agreement obligating them to do so, Nanometrics currently expects that all of its directors and executive officers will vote their shares “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2 and “FOR” the Nanometrics adjournment proposal. See also the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger” beginning on page 185 of this joint proxy statement/prospectus and the arrangements described in Part III of Nanometrics’ Annual Report on Form 10-K for the fiscal year ended on December 29, 2018, as well as the information specifically incorporated by reference in Part III of Nanometrics’ Annual Report on Form 10-K for the fiscal year ended on December 29, 2018, from Nanometrics’ Definitive Proxy Statement on Schedule 14A for Nanometrics’ annual meeting filed with the SEC on April 3, 2019, which information is incorporated into this joint proxy statement/prospectus by reference.

Methods of Voting

If you are a stockholder of record as of the record date for the Nanometrics special meeting, you may vote by proxy through the Internet, by telephone, or by mail, or by voting in person at the Nanometrics special meeting. For shares held through a bank, broker or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated below. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Nanometrics common stock will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Nanometrics special meeting; see the section entitled “—Quorum; Abstentions and Broker Non-Votes” beginning on page 59 of this joint proxy statement/prospectus.

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By Internet: If you are a stockholder of record, you can submit a proxy to vote at www.proxyvote.com and follow the instructions, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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By Telephone: If you are a stockholder of record, you can submit a proxy to vote using a touch-tone telephone by calling 1-800-690-6903 and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your proxy materials or voting instruction form.

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In Person: All stockholders of record as of the record date may vote in person at the Nanometrics special meeting. If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee and bring the legal proxy to the meeting in order to vote in person at the Nanometrics special meeting. For more information on how to attend in person, see the section entitled “—Attending the Nanometrics Special Meeting” beginning on page 63 of this joint proxy statement/prospectus.

If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on October 23, 2019. To reduce administrative costs and help the environment by conserving natural resources, Nanometrics asks that you submit a proxy to vote through the Internet, which is available 24 hours a day.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions you receive from your bank, broker or other nominee on how to vote your shares. Registered stockholders who attend the Nanometrics special meeting may vote their shares personally even if they previously have voted their shares.

If you deliver a proxy pursuant to this joint proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this joint proxy statement/prospectus, your underlying shares of Nanometrics common stock will be voted on such uninstructed proposal in accordance with the recommendation of the

Nanometrics board of directors. No matters other than the proposals listed above will be brought before the Nanometrics special meeting and Nanometrics bylaws provide that the only business that may be conducted at the Nanometrics special meeting are those proposals brought before the meeting pursuant to this joint proxy statement/prospectus.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Nanometrics special meeting by:

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delivering a written notice of revocation or a duly executed proxy bearing a later date prior to the Nanometrics special meeting, which should be delivered to the Secretary of Nanometrics at Nanometrics’ principal executive offices, if you voted by mail;

•	submitting a timely and valid later proxy to vote online at www.voteproxy.com;

•	calling 1-800-690-6903 and following the recorded instructions; or

•	attending the Nanometrics special meeting and voting in person.

Execution or revocation of a proxy will not in any way affect the stockholder’s right to attend the special meeting and vote in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Nanometrics Incorporated

Attn: Corporate Secretary

1550 Buckeye Drive

Milpitas, CA 95035

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

Proxy Solicitation Costs

Nanometrics is soliciting proxies to provide an opportunity to all Nanometrics stockholders to vote on agenda items, whether or not the stockholders are able to attend the Nanometrics special meeting or an adjournment or postponement thereof. Nanometrics will bear the entire cost of soliciting proxies from its stockholders, except that Nanometrics and Rudolph have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, Nanometrics will ask banks, brokers and other custodians, nominees and fiduciaries to forward the proxy solicitation materials to the beneficial owners of shares of Nanometrics common stock held of record by such nominee holders. Nanometrics may be required to reimburse these nominee holders for their customary clerical and mailing expenses incurred in forwarding the proxy solicitation materials to the beneficial owners.

Nanometrics has retained MacKenzie Partners to assist in the solicitation process. Nanometrics estimates that it will pay MacKenzie Partners a fee of approximately $17,500, plus reimbursement of reasonable expenses. Nanometrics also has agreed to indemnify MacKenzie Partners against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Nanometrics or by Nanometrics directors, officers and other employees in person, by mail, by telephone, by facsimile, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Nanometrics will not be paid any additional amounts for their services or solicitation in this regard.

Attending the Nanometrics Special Meeting

You are entitled to attend the Nanometrics special meeting only if you are a stockholder of record of Nanometrics at the close of business on September 3, 2019 (the record date for the Nanometrics special meeting) or you hold your shares of Nanometrics beneficially in the name of a broker, bank or other nominee as of the Nanometrics record date, or you hold a valid proxy for the Nanometrics special meeting.

If you are a stockholder of record of Nanometrics at the close of business on September 3, 2019 and wish to attend the Nanometrics special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Nanometrics special meeting.

If a broker, bank or other nominee is the record owner of your shares of Nanometrics common stock, you will need to have proof that you are the beneficial owner as of the Nanometrics record date to be admitted to the Nanometrics special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the Nanometrics record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership.

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Nanometrics special meeting. To obtain directions to attend the Nanometrics special meeting and vote in person, please contact Investor Relations by email at ir@nanometrics.com or by phone at (530) 265-9899.

If you plan to attend the Nanometrics special meeting and vote in person, Nanometrics still encourages you to submit a proxy to vote in advance by the Internet, by telephone or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Nanometrics special meeting. Submitting your proxy by the Internet, by telephone or by mail will not limit your right to vote at the Nanometrics special meeting if you later decide to attend in person.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of this joint proxy statement/prospectus by writing to: Investor Relations Department, Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, CA 95035 or by calling (530) 265-9899.

Tabulation of Votes

The Nanometrics board of directors will appoint an independent inspector of election for the Nanometrics special meeting. The inspector of election will, among other matters, determine the number of shares of Nanometrics common stock represented at the Nanometrics special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Nanometrics stockholders.

Adjournments

If a quorum is present at the Nanometrics special meeting but there are not sufficient votes at the time of the Nanometrics special meeting to approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2, or, if additional time is necessary, to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Nanometrics stockholders, then Nanometrics stockholders may be asked to vote on the Nanometrics adjournment proposal.

At any subsequent reconvening of the Nanometrics special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Nanometrics special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Nanometrics special meeting or the merger, please contact MacKenzie Partners, Inc., the proxy solicitation agent for Nanometrics:

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

(212) 929-5500 (Call Collect)

Call Toll-Free: (800) 322-2885

proxy@mackenziepartners.com

NANOMETRICS STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, NANOMETRICS STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

NANOMETRICS PROPOSAL #1: NANOMETRICS SHARE ISSUANCE

This joint proxy statement/prospectus is being furnished to you as a stockholder of Nanometrics as part of the solicitation of proxies by the Nanometrics board of directors for use at the Nanometrics special meeting to consider and vote upon a proposal to approve the issuance of shares of Nanometrics common stock in the merger pursuant to the merger agreement, which is attached as Annex A to this joint proxy statement/prospectus.

The Nanometrics board of directors, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, including the issuance of Nanometrics common stock and adoption of the amended and restated certificate of incorporation, and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Nanometrics and its stockholders.

Companies listed on Nasdaq, as Nanometrics is, must comply with a series of rules adopted by Nasdaq in order to remain listed. Under one of those rules, Listing Rule 5635(a), a listed company is required to obtain stockholder approval prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of the stock or assets of another company if the number of shares of common stock to be issued equals or exceeds 20% of the number of shares of common stock outstanding before the issuance. If the merger is completed, it is currently estimated that Nanometrics will issue or reserve for issuance up to 25,714,387 shares of Nanometrics common stock, assuming a maximum of 31,975,114 shares of Rudolph common stock will be exchanged and applying the exchange ratio provided for in the merger agreement. On an as-converted basis, the aggregate number of shares of Nanometrics common stock to be issued in the merger will exceed 20% of the shares of Nanometrics common stock outstanding before such issuance and for this reason Nanometrics must obtain the approval of Nanometrics stockholders for the issuance of shares of Nanometrics common stock to Rudolph stockholders pursuant to the merger agreement.

The Nanometrics board of directors accordingly unanimously recommends that Nanometrics stockholders approve the Nanometrics share issuance proposal.

The issuance of these securities to Rudolph stockholders is necessary to effect the merger and the approval of the Nanometrics share issuance proposal is required for completion of the merger and is a condition to the completion of the merger. An abstention will have the same effect as a vote “AGAINST” the proposal to approve the Nanometrics share issuance proposal, while a broker non-vote or the failure of a Nanometrics stockholder not present at the meeting to vote will have no effect on the outcome of the Nanometrics share issuance proposal.

IF YOU ARE A NANOMETRICS STOCKHOLDER, THE NANOMETRICS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE SHARE ISSUANCE PROPOSAL (NANOMETRICS PROPOSAL #1)

NANOMETRICS PROPOSAL #2: TO ADOPT THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NANOMETRICS TO INCREASE THE AUTHORIZED SHARES OF NANOMETRICS COMMON STOCK

The Nanometrics board of directors has approved and declared advisable, pursuant to the merger agreement, the adoption of the amended and restated certificate of incorporation. The amended and restated certificate of incorporation is attached as Annex B to this joint proxy statement/prospectus. Nanometrics stockholders should read the amended and restated certificate of incorporation in its entirety. There are two proposals that must be approved by Nanometrics stockholders in order for the amended and restated certificate of incorporation of Nanometrics to be adopted in its entirety. The first is to amend and restate the certificate of incorporation of Nanometrics to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock, so that in the first full paragraph of Article IV of the current Nanometrics certificate of incorporation “47,000,000” would be replaced with “97,000,000” as set forth in the amended and restated certificate of incorporation. The second is to amend and restate the certificate of incorporation of Nanometrics to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for breach of fiduciary duties as a director, subject to any limitations under the DGCL, by adding Article XI as set forth in the amended and restated certificate of incorporation. If Nanometrics charter proposal #1 is approved, but Nanometrics charter proposal #2 is not approved, then, only if Rudolph waives the closing condition requiring the approval of Nanometrics charter proposal #2 and the merger is otherwise ready to be consummated, Nanometrics will amend and restate its certificate of incorporation immediately prior to the effective time of the merger as set forth in Annex B to this joint proxy statement/prospectus, except that the amended and restated certificate of incorporation will not include Article XI.

The Nanometrics board of directors has proposed to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock via the changes to Article IV of the Nanometrics certificate of incorporation described above, and the proposal to consider such amendment and restatement is referred to as the “Nanometrics charter proposal #1.” As of September 3, 2019, Nanometrics had 24,847,520 outstanding shares of common stock, and if the merger had occurred on September 3, 2019, then after giving effect to the merger and this amendment to, and restatement of, the Nanometrics’ certificate of incorporation, Nanometrics would have had 47,128,856 shares of authorized but unissued shares of Nanometrics common stock, assuming 25,023,624 shares of Rudolph common stock were exchanged and applying the exchange ratio provided for in the merger agreement, immediately following the effective time of the merger (with 0 treasury shares counted as unissued). Of this amount, 2,051,521 shares would have been reserved for issuance under Nanometrics equity plans.

On June 23, 2019, the Nanometrics board of directors acted unanimously to adopt the Nanometrics charter proposal #1 and to recommend to the Nanometrics stockholders that they approve the adoption of the Nanometrics charter proposal #1, subject to completion of the merger. The Nanometrics amended and restated certificate of incorporation reflecting the Nanometrics charter proposal #1 will only be filed immediately prior to and if the merger is otherwise ready to be completed. Under the DGCL, Nanometrics is required to obtain approval from the Nanometrics stockholders to amend and restate the Nanometrics certificate of incorporation, to increase the number of shares of common stock authorized for issuance. If the Nanometrics charter proposal #1 is approved by the Nanometrics stockholders at the special meeting, the Nanometrics amended and restated certificate of incorporation reflecting the Nanometrics charter proposal #1 will be effective upon the filing of a certificate of amendment and restatement setting forth such amendment and restatement (which amended and restated certificate will also set forth the changes to the Nanometrics’ certificate of incorporation contemplated by Nanometrics charter proposal #2 if such proposal is approved) with the Secretary of State of the State of Delaware (or at such later time as may be specified therein). Such filing is expected to occur immediately prior to the completion of the merger. The full text of the form of the Nanometrics amended and restated certificate of incorporation reflecting both the Nanometrics charter proposal #1 and Nanometrics charter proposal #2, is attached as Annex B to this joint proxy statement/prospectus. In an attempt to streamline the combined company charter, if both the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 are approved, the

Nanometrics certificate of incorporation will be amended and restated as attached as Annex B to this joint proxy statement/prospectus. If, as stated above, the Nanometrics charter proposal #1 is approved, but Nanometrics charter proposal #2 is not approved, then, only if Rudolph waives the closing condition requiring the approval of Nanometrics charter proposal #2 and the merger is otherwise ready to be consummated, will Nanometrics amend and restate its certificate of incorporation immediately prior to the effective time of the merger as set forth in Annex B to this joint proxy statement/prospectus, except that the amended and restated certificate of incorporation will not include Article XI.

The approval of Nanometrics stockholders to adopt the amended and restated Nanometrics certificate of incorporation to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock is required in order to complete the merger. If this proposal to adopt the amended and restated certificate of incorporation to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock is approved but the Nanometrics share issuance proposal is not approved, the Nanometrics board of directors will abandon the Nanometrics charter proposal #1 and the authorized shares of Nanometrics common stock will remain 47,000,000 shares of common stock without further action by Nanometrics stockholders.

The Nanometrics board of directors unanimously recommends that Nanometrics stockholders approve this proposal to adopt the amended and restated Nanometrics certificate of incorporation to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock described herein.

Approval of the Nanometrics charter proposal #1 requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Nanometrics charter proposal #1.

IF YOU ARE A NANOMETRICS STOCKHOLDER, THE NANOMETRICS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NANOMETRICS CHARTER PROPOSAL #1 (NANOMETRICS PROPOSAL #2)

NANOMETRICS PROPOSAL #3: TO ADOPT THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF NANOMETRICS TO PROVIDE THAT DIRECTORS OF NANOMETRICS WILL NOT BE LIABLE FOR MONETARY DAMAGES TO NANOMETRICS OR NANOMETRICS STOCKHOLDERS FOR BREACHES OF FIDUCIARY DUTY AS DIRECTOR

The Nanometrics board of directors has approved and declared advisable, pursuant to the merger agreement, the adoption of the amended and restated certificate of incorporation. The amended and restated certificate of incorporation is attached as Annex B to this joint proxy statement/prospectus. Nanometrics stockholders should read the amended and restated certificate of incorporation in its entirety. There are two proposals that must be approved by Nanometrics stockholders in order for the amended and restated certificate of incorporation of Nanometrics to be adopted in its entirety. The first is the adoption of the amended and restated certificate of incorporation of Nanometrics to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock, which amended and restated certificate of incorporation would amend and restate the first full paragraph of Article IV of the current Nanometrics certificate of incorporation to replace “47,000,000” with “97,000,000” as set forth in the amended and restated certificate of incorporation. The second is the adoption of the amended and restated certificate of incorporation of Nanometrics to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for breach of fiduciary duties as a director, subject to any limitations under the DGCL, which amendment and restatement would amend and restate the current Nanometrics certificate of incorporation to add new Article XI set forth in the amended and restated certificate of incorporation. If this Nanometrics charter proposal #2 is approved, but Nanometrics charter proposal #1 is not approved, the merger will not be consummated under the merger agreement, but Nanometrics may still amend and restate its certificate of incorporation to read as set forth in Annex B to this joint proxy statement/prospectus, except that Article IV will not be amended as proposed in Nanometrics charter proposal #1.

The Nanometrics board of directors has proposed to amend and restate the certificate of incorporation of Nanometrics to provide that directors of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director, subject to any limitations under the DGCL and the proposal to consider such amendment and restatement is referred to as the “Nanometrics charter proposal #2.”

Under Section 102(b)(7) of the DGCL, the adoption of the provison contemplated by Nanometrics charter proposal #2 would exculpate Nanometrics directors from liability for monetary damages for breach of a fiduciary duty as a director to the extent permitted by law, but would not eliminate or limit the liability of a Nanometrics director (i) for any breach of the director’s duty of loyalty to Nanometrics or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL in respect of an illegal dividend, stock repurchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. In addition, the adoption of this provision would not eliminate or limit the liability of a Nanometrics director for any act or omission occurring prior to the date when such provision became effective.

On June 23, 2019, the Nanometrics board of directors acted unanimously to approve the proposed amended and restated certificate of incorporation of Nanometrics and to recommend to the Nanometrics stockholders to adopt the amended and restated certificate of incorporation, which requires approval of the Nanometrics charter proposal #2. The amended and restated certificate of incorporation of Nanometrics will be filed immediately prior to the completion of the merger if the merger is otherwise ready to be completed. Under the DGCL, Nanometrics is required to obtain approval from the Nanometrics stockholders to amend and restate the Nanometrics certificate of incorporation to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director to the extent permitted by the DGCL. If the Nanometrics charter proposal #2 is approved by the Nanometrics stockholders at the special meeting, Nanometrics charter proposal #2 will be effective upon the filing of a certificate of amendment and restatement setting forth such amendment and restatement (along with the amendent and restatement contemplated by Nanometrics charter proposal #1 if such proposal is approved and the merger is otherwise ready to be completed) with the Secretary of State of the State of Delaware (or at such later time as may be specified therein). Such filing is expected to occur immediately prior to the completion of the merger. The full text of the form of the Nanometrics amended and restated certificate of incorporation reflecting both the Nanometrics charter proposal #1 and Nanometrics charter proposal #2 is attached as Annex B to this joint proxy statement/prospectus.

In an attempt to streamline the combined company charter, if both the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 are approved, the Nanometrics certificate of incorporation will be amended and restated. If, as stated above, this Nanometrics charter proposal #2 is approved, but Nanometrics charter proposal #1 is not approved, the merger will not be consummated under the merger agreement, but Nanometrics may still amend and restate its certificate of incorporation to read as set forth in Annex B to this joint proxy statement/prospectus, except that Article IV will not be amended as proposed in Nanometrics charter proposal #1.

The approval of Nanometrics stockholders to amend and restate the certificate of incorporation to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director to the extent permitted by the DGCL is required in order to complete the merger, unless this condition is waived by Rudolph.

The Nanometrics board of directors unanimously recommends that Nanometrics stockholders approve this proposal to adopt the amended and restated Nanometrics certificate of incorporation to provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director described herein.

Approval of the Nanometrics charter proposal #2 requires the affirmative vote of the holders of a majority of the outstanding shares of Nanometrics common stock entitled to vote on the proposal. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Nanometrics charter proposal #2.

IF YOU ARE A NANOMETRICS STOCKHOLDER, THE NANOMETRICS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NANOMETRICS CHARTER PROPOSAL #2 (NANOMETRICS PROPOSAL #3)

NANOMETRICS PROPOSAL #4: ADJOURNMENT OF THE NANOMETRICS SPECIAL MEETING

The Nanometrics special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Nanometrics stockholders.

Nanometrics is asking its stockholders to authorize the holder of any proxy solicited by the Nanometrics board of directors to vote in favor of any adjournment to the Nanometrics special meeting to solicit additional proxies if there are not sufficient votes to approve the Nanometrics share issuance proposal, the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2 or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Nanometrics stockholders.

The Nanometrics board of directors unanimously recommends that Nanometrics stockholders approve the proposal to adjourn the Nanometrics special meeting, if necessary.

Whether or not there is a quorum, approval of the Nanometrics adjournment proposal requires the affirmative vote of the holders of a majority of the voting shares present in person or by proxy and entitled to vote at the Nanometrics special meeting. A stockholder’s abstention from voting will have the same effect as a vote “AGAINST” the Nanometrics adjournment proposal, while a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the Nanometrics adjournment proposal.

IF YOU ARE A NANOMETRICS STOCKHOLDER, THE NANOMETRICS BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NANOMETRICS ADJOURNMENT PROPOSAL (NANOMETRICS PROPOSAL #4)

THE RUDOLPH SPECIAL MEETING

This joint proxy statement/prospectus is being mailed on or about September 12, 2019 to holders of record of Rudolph common stock as of the close of business on September 3, 2019 and constitutes notice of the Rudolph special meeting in conformity with the requirements of the DGCL and the restated bylaws of Rudolph, which are referred to as the Rudolph bylaws.

This joint proxy statement/prospectus is being provided to Rudolph stockholders as part of a solicitation of proxies by the Rudolph board of directors for use at the Rudolph special meeting and at any adjournments or postponements of the Rudolph special meeting. Rudolph stockholders are encouraged to read the entire document carefully, including the annexes to and documents incorporated by reference into this document, for more detailed information regarding the merger agreement and the transactions contemplated by the merger agreement.

Date, Time and Place of the Rudolph Special Meeting

The Rudolph special meeting is scheduled to be held at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 on October 24, 2019, beginning at 12 p.m., Eastern Time, unless adjourned or postponed to a later date and/or time.

Matters to Be Considered at the Rudolph Special Meeting

The purposes of the Rudolph special meeting are as follows, each as further described in this joint proxy statement/prospectus:

•	Rudolph Proposal 1: Rudolph merger agreement proposal. To consider and vote on the Rudolph merger agreement proposal;

•	Rudolph Proposal 2: Rudolph advisory compensation proposal. To consider and vote on the Rudolph advisory compensation proposal;

•	Rudolph Proposal 3: Rudolph advisory share authorization proposal. To consider and vote on the Rudolph advisory share authorization proposal; and

•	Rudolph Proposal 4: Rudolph adjournment proposal. To consider and vote on the Rudolph adjournment proposal, if necessary.

Recommendation of the Rudolph Board of Directors

The Rudolph board of directors, unanimously recommends that Rudolph stockholders vote:

•	Rudolph Proposal 1: “FOR” the Rudolph merger agreement proposal;

•	Rudolph Proposal 2: “FOR” the Rudolph advisory compensation proposal;

•	Rudolph Proposal 3: “FOR” the Rudolph advisory share authorization proposal; and

•	Rudolph Proposal 4: “FOR” the Rudolph adjournment proposal.

After careful consideration, the Rudolph board of directors unanimously (1) determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Rudolph and its stockholders; (2) approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement; (3) directed that the merger agreement be submitted for approval and adoption at a meeting of Rudolph stockholders; and (4) resolved to recommend that Rudolph stockholders vote in favor of the adoption of the Rudolph merger agreement proposal.

See also the section entitled “The Merger—Recommendation of the Rudolph Board of Directors; Rudolph’s Reasons for the Merger” beginning on page 96 of this joint proxy statement/prospectus.

Record Date for the Rudolph Special Meeting and Voting Rights

The record date to determine who is entitled to receive notice of and to vote at the Rudolph special meeting is September 3, 2019. As of the close of business on the Rudolph record date, there were 31,116,171 shares of Rudolph common stock issued and outstanding, each entitled to vote at the Rudolph special meeting. Each Rudolph stockholder is entitled to one vote for any matter properly brought before the Rudolph special meeting for each share of Rudolph common stock such holder held at the close of business on the Rudolph record date. Only Rudolph stockholders of record at the close of business on the Rudolph record date are entitled to receive notice of and to vote at the Rudolph special meeting.

Quorum; Abstentions and Broker Non-Votes

A quorum of stockholders is necessary to conduct the Rudolph special meeting. The holders of a majority of the outstanding shares of Rudolph common stock entitled to vote at the Rudolph special meeting must be present in person or by proxy in order for a quorum for the transaction of business to be present at the Rudolph special meeting. Abstentions will be counted to determine whether there is a quorum present. Shares held by a bank, broker, or other nominee who holds shares in “street name” for a beneficial owner of those shares who does not submit voting instructions for such shares will not count towards the presence of a quorum. If a quorum is not present, the Rudolph special meeting will be postponed until the holders of the number of shares of Rudolph common stock required to constitute a quorum attend.

Under NYSE rules, banks, brokers or other nominees who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion with respect to the approval of matters that the NYSE determines to be “non-routine.” Generally, a broker non-vote occurs on an item when (i) a bank, broker or other nominee has discretionary authority to vote on one or more “routine” proposals to be voted on at a meeting of stockholders, but is not permitted to vote on other “non-routine” proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. Under NYSE rules, “non-routine” matters include the Rudolph merger agreement proposal (Rudolph Proposal 1), the Rudolph advisory compensation proposal (Rudolph Proposal 2), the Rudolph advisory share authorization proposal (Rudolph Proposal 3) and the Rudolph adjournment proposal (Rudolph Proposal 4). Because none of the proposals to be voted on at the Rudolph special meeting are routine matters for which brokers may have discretionary authority to vote, Rudolph does not expect any broker non-votes at the Rudolph special meeting. As a result, if you hold your shares of Rudolph common stock in “street name,” your shares will not be represented and will not be voted on any matter unless you affirmatively instruct your bank, broker or other nominee how to vote your shares in one of the ways indicated by your bank, broker or other nominee. It is therefore critical that you cast your vote by instructing your bank, broker or other nominee on how to vote. The NYSE rules governing brokers’ discretionary authority will not permit brokers to exercise discretionary authority regarding any of the proposals to be voted on at the Rudolph special meeting.

A list of Rudolph stockholders entitled to vote at the Rudolph special meeting will be available at the Rudolph special meeting, and for a period of ten days prior to the Rudolph special meeting on business days between the hours of 9:00 a.m. and 5:00 p.m., local time, at Rudolph’s corporate headquarters at 16 Jonspin Road, Wilmington, Massachusetts 01887.

Required Votes; Vote of Rudolph’s Directors and Executive Officers

Except for the Rudolph adjournment proposal, the vote required to approve all of the proposals listed herein assumes the presence of a quorum.

Proposal		Votes Necessary
Rudolph Proposal 1	Rudolph merger agreement proposal

Approval requires the affirmative vote of the holders of a majority of the outstanding shares of Rudolph common stock entitled to vote on the Rudolph merger agreement proposal.

A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the Rudolph merger agreement proposal.

Rudolph Proposal 2	Rudolph advisory compensation proposal

Approval requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting on the Rudolph advisory compensation proposal.

An abstention will have the same effect as a vote “AGAINST” the Rudolph advisory compensation proposal, while a broker non-vote or failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph advisory compensation proposal.

Rudolph Proposal 3	Rudolph advisory share authorization proposal

Approval requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting on the Rudolph advisory share authorization proposal.

An abstention will have the same effect as a vote “AGAINST” the Rudolph advisory share authorization proposal, while a broker non-vote or failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph advisory share authorization proposal.

Rudolph Proposal 4	Rudolph adjournment proposal

Approval requires the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting.

An abstention will have the same effect as a vote “AGAINST” the Rudolph adjournment proposal, while a broker non-vote or failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph adjournment proposal.

As of the Rudolph record date, Rudolph directors and executive officers, and their affiliates, as a group, owned and were entitled to vote 692,950 shares of Rudolph common stock, or approximately 2.2% of the total outstanding shares of Rudolph common stock. Although none of them has entered into any agreement obligating them to do so, Rudolph currently expects that all of its directors and executive officers will vote their shares “FOR” the Rudolph merger agreement proposal, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal and “FOR” the Rudolph adjournment proposal. See also the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus and the arrangements described in Part III of Rudolph’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as the information specifically incorporated by reference in Part III of Rudolph’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, from Rudolph’s Definitive Proxy Statement on Schedule 14A for Rudolph’s annual meeting filed with the SEC on April 2, 2019, which information is incorporated into this joint proxy statement/prospectus by reference.

Methods of Voting

If you are a stockholder of record as of the record date, you may vote by proxy through the Internet, by telephone, by mail, or by voting in person at the Rudolph special meeting. For shares held through a brokerage account or by a bank or other nominee in “street name” instead of as a registered holder, you may vote by submitting your voting instructions to your bank, broker or other nominee. In most instances, you will be able to do this over the Internet, by telephone or by mail as indicated below. Please refer to the information from your bank, broker or other nominee on how to submit voting instructions. If you do not provide voting instructions to your bank, broker or other nominee, your shares of Rudolph common stock will not be voted on any proposal as your bank, broker or other nominee does not have discretionary authority to vote on any of the proposals to be voted on at the Rudolph special meeting; see the section entitled “—Quorum; Abstentions and Broker Non-Votes” beginning on page 72 of this joint proxy statement/prospectus.

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By Internet: If you are a stockholder of record, you can submit a proxy vote at www.voteproxy.com and follow the instructions, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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By Mail: If you have received a paper copy of the proxy materials by mail, you may complete, sign, date and return by mail the paper proxy card or voting instruction form sent to you in the envelope provided to you with your proxy materials or voting instruction form.

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By Telephone: If you are a stockholder of record, you can submit a proxy to vote using a touch-tone telephone by calling 718-921-8500 and follow the recorded instructions, 24 hours a day, seven days a week. You will need the 16-digit control number included on your proxy card or your paper voting instruction form (if you received a paper copy of the proxy materials).

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In Person: All stockholders of record as of the record date may vote in person at the Rudolph special meeting. If you hold your shares through a bank, broker or other nominee in “street name” (instead of as a registered holder), you must obtain a legal proxy from your bank, broker or other nominee authorizing you to vote such shares at the meeting, and bring the legal proxy to the meeting in order to vote in person at the Rudolph special meeting. For more information on how to attend in person, see the section entitled “—Attending the Rudolph Special Meeting” beginning on page 76 of this joint proxy statement/prospectus.

Unless revoked, all executed proxies regarding shares entitled to vote that are delivered pursuant to this solicitation will be voted at the Rudolph special meeting and, where a choice has been specified on the proxy card, will be voted in accordance with such specification. If you are a stockholder of record, proxies submitted over the Internet, by telephone or by mail as described above must be received by 11:59 p.m., Eastern Time, on October 23, 2019. To reduce administrative costs and help the environment by conserving natural resources, Rudolph asks that you submit a proxy to vote through the Internet or by telephone, which is available 24 hours a day.

Notwithstanding the above, if your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions you received from your bank, broker or other nominee on how to vote your shares. Registered stockholders who attend the Rudolph special meeting may vote their shares personally even if they previously have voted their shares.

If you deliver a proxy pursuant to this joint proxy statement/prospectus, but do not specify a choice with respect to any proposal set forth in this joint proxy statement/prospectus, your underlying shares of Rudolph common stock will be voted on such proposal in accordance with the recommendation of the Rudolph board of directors. No matters other than the proposals listed above will be brought before the Rudolph special meeting and the DGCL and the Rudolph bylaws provide that the only business that may be conducted at the Rudolph special meeting are those proposals brought before the meeting pursuant to this joint proxy statement/prospectus.

Revocability of Proxies

Any stockholder giving a proxy has the right to revoke it before the proxy is voted at the Rudolph special meeting by:

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delivering a written notice of revocation or a duly executed proxy bearing a later date prior to the Rudolph special meeting, which should be delivered to the Secretary of Rudolph at Rudolph’s principal executive offices;

•	submitting a timely and valid later proxy to vote online at www.voteproxy.com;

•	calling 718-921-8500 and following the recorded instructions; or

•	attending the Rudolph special meeting and voting in person.

Execution or revocation of a proxy will not in any way affect the stockholders’ right to attend the special meeting and vote in person.

Written notices of revocation and other communications with respect to the revocation of proxies should be addressed to:

Rudolph Technologies, Inc.

Attn: Corporate Secretary

16 Jonspin Road

Wilmington, Massachusetts 01887

If your shares are held in “street name” and you previously provided voting instructions to your broker, bank or other nominee, you should follow the instructions provided by your broker, bank or other nominee to revoke or change your voting instructions.

Proxy Solicitation Costs

Rudolph is soliciting proxies to provide an opportunity to all Rudolph stockholders to vote on the agenda items, whether or not the stockholders are able to attend the Rudolph special meeting or an adjournment or postponement thereof. Rudolph will bear the cost of soliciting proxies from its stockholders, except that Nanometrics and Rudolph have agreed to each pay one half of the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other similar fees payable to the SEC in connection with this joint proxy statement/prospectus. In addition to the solicitation of proxies by mail, Rudolph will request that banks, brokers and other holders of record send proxies and proxy material to the beneficial owners of Rudolph common stock and secure their voting instructions, if necessary. Rudolph may reimburse those banks, brokers, and other persons on request for their reasonable expenses in taking those actions.

Rudolph has engaged PAG to assist in the solicitation of proxies and to provide related advice and informational support, for a services fee and the reimbursement of customary disbursements, which are not expected to exceed $35,000 in total. Rudolph also has agreed to indemnify PAG against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). Proxies may be solicited on behalf of Rudolph or by Rudolph directors, officers and other employees in person, by mail, by facsimile, by telephone, by messenger, via the Internet or by other means of communication, including electronic communication. Directors, officers and employees of Rudolph will not be paid any additional amounts for their services or solicitation in this regard.

Attending the Rudolph Special Meeting

You are entitled to attend the Rudolph special meeting only if you are a stockholder of record of Rudolph at the close of business on September 3, 2019 (the record date for the Rudolph special meeting) or you hold your shares of Rudolph beneficially in the name of a broker, bank or other nominee as of the Rudolph record date, or you hold a valid proxy for the Rudolph special meeting.

If you are a stockholder of record of Rudolph at the close of business on September 3, 2019 and wish to attend the Rudolph special meeting, please so indicate on the appropriate proxy card or as prompted by the Internet system. Your name will be verified against the list of stockholders of record prior to your being admitted to the Rudolph special meeting.

If a broker, bank or other nominee is the record owner of your shares of Rudolph common stock, you will need to have proof that you are the beneficial owner as of the Rudolph record date to be admitted to the Rudolph special meeting. A recent statement or letter from your broker, bank or other nominee confirming your ownership as of the Rudolph record date, or presentation of a valid proxy from a broker, bank or other nominee that is the record owner of your shares, would be acceptable proof of your beneficial ownership

You should be prepared to present photo identification for admittance. If you do not provide photo identification or comply with the other procedures outlined above upon request, you might not be admitted to the Rudolph special meeting. To obtain directions to attend the Rudolph special meeting and vote in person, please contact Investor Relations by email at investors@rudolphtech.com or by phone at (978) 253-6200.

If you plan to attend the Rudolph special meeting and vote in person, Rudolph still encourages you to submit a proxy to vote in advance by the Internet, by telephone, or (if you received a paper copy of the proxy materials) by mail so that your vote will be counted even if you later decide not to attend the Rudolph special meeting. Voting your proxy by the Internet, by telephone or by mail will not limit your right to vote at the Rudolph special meeting if you later decide to attend in person.

Householding

SEC rules permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker. You can request prompt delivery of a copy of this joint proxy statement/prospectus by writing to: Investor Relations Department, Rudolph Technologies, Inc., 16 Jonspin Road, Wilmington, Massachusetts 01887, by emailing investors@rudolphtech.com or by calling (978) 253-6200.

Tabulation of Votes

The Rudolph board of directors will appoint an independent inspector of election for the Rudolph special meeting. The inspector of election will, among other matters, determine the number of shares of Rudolph common stock represented at the Rudolph special meeting to confirm the existence of a quorum, determine the validity of all proxies and ballots and certify the results of voting on all proposals submitted to Rudolph stockholders.

Adjournments

If a quorum is present at the Rudolph special meeting but there are not sufficient votes at the time of the Rudolph special meeting to approve the Rudolph merger agreement proposal, or, if additional time is necessary, to ensure that any supplement or amendment to the accompanying joint proxy statement/prospectus is timely provided to Rudolph stockholders, then Rudolph stockholders may be asked to vote on the Rudolph adjournment proposal.

At any subsequent reconvening of the Rudolph special meeting at which a quorum is present, any business may be transacted that might have been transacted at the original meeting and all proxies will be voted in the same manner as they would have been voted at the original convening of the Rudolph special meeting, except for any proxies that have been effectively revoked or withdrawn prior to the time the proxy is voted at the reconvened meeting.

Assistance

If you need assistance voting or in completing your proxy card or have questions regarding the Rudolph special meeting, please contact PAG, the proxy solicitation agent for Rudolph:

The Proxy Advisory Group, LLC

18 East 41st Street

New York, New York 10017

Stockholders, banks and brokers call: (212) 616-2180

RUDOLPH STOCKHOLDERS SHOULD CAREFULLY READ THIS JOINT PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY FOR MORE DETAILED INFORMATION CONCERNING THE MERGER AGREEMENT AND THE MERGER. IN PARTICULAR, RUDOLPH STOCKHOLDERS ARE DIRECTED TO THE MERGER AGREEMENT, WHICH IS ATTACHED AS ANNEX A HERETO.

RUDOLPH PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT

This joint proxy statement/prospectus is being furnished to you as a stockholder of Rudolph as part of the solicitation of proxies by the Rudolph board of directors for use at the Rudolph special meeting to consider and vote upon a proposal to adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, which is attached as Annex A to this joint proxy statement/prospectus.

The Rudolph board of directors, after due and careful discussion and consideration, unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of Rudolph and its stockholders.

The Rudolph board of directors accordingly unanimously recommends that Rudolph stockholders adopt the merger agreement, which is described in this joint proxy statement/prospectus and particularly in the sections entitled “The Merger” beginning on page 82 of this joint proxy statement/prospectus and “The Merger Agreement” beginning on page 137 of this joint proxy statement/prospectus and which is attached as Annex A to this joint proxy statement/prospectus.

The merger between Nanometrics and Rudolph cannot be completed without the affirmative vote of the holders of a majority of the outstanding shares of Rudolph common stock entitled to vote thereon. A failure to vote, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement.

IF YOU ARE A RUDOLPH STOCKHOLDER, THE RUDOLPH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RUDOLPH MERGER AGREEMENT PROPOSAL (RUDOLPH PROPOSAL 1)

RUDOLPH PROPOSAL 2: ADVISORY (NON-BINDING) VOTE ON MERGER-RELATED

COMPENSATION FOR RUDOLPH NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act and Rule 14a-21(c) thereunder, Rudolph is seeking a non-binding, advisory stockholder approval of the compensation of Rudolph’s named executive officers that is based on or otherwise relates to the merger as disclosed in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger—Compensation Payable to Rudolph’s Named Executive Officers” beginning on page 197 of this joint proxy statement/prospectus. The Rudolph advisory compensation proposal gives Rudolph stockholders the opportunity to express their views on the merger-related compensation of Rudolph’s named executive officers.

Accordingly, Rudolph is asking Rudolph stockholders to vote “FOR” the adoption of the following resolution, on a non-binding, advisory basis:

“RESOLVED, that the compensation that will or may be paid or become payable to Rudolph’s named executive officers, in connection with the merger, and the agreements or understandings pursuant to which such compensation will or may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger—Compensation Payable to Rudolph’s Named Executive Officers—Golden Parachute Compensation” of the joint proxy statement/prospectus for this meeting is hereby APPROVED.”

The vote on the advisory compensation proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Rudolph stockholder, you may vote to adopt the Rudolph merger agreement proposal, and vote not to approve the Rudolph advisory compensation proposal, and vice versa. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on Rudolph. If the merger is completed, the merger-related compensation may be paid to Rudolph’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if Rudolph stockholders fail to approve the advisory vote regarding merger-related compensation.

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Rudolph special meeting on the Rudolph advisory compensation proposal is required to approve the Rudolph advisory compensation proposal. An abstention will have the same effect as a vote “AGAINST” the Rudolph advisory compensation proposal, while a broker non-vote or failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph advisory compensation proposal.

The Rudolph board of directors unanimously recommends a vote “FOR” the Rudolph advisory compensation proposal.

IF YOU ARE A RUDOLPH STOCKHOLDER, THE RUDOLPH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RUDOLPH ADVISORY COMPENSATION PROPOSAL

(RUDOLPH PROPOSAL 2)

RUDOLPH PROPOSAL 3: ADVISORY (NON-BINDING) VOTE ON INCREASED AUTHORIZED SHARES OF NANOMETRICS COMMON STOCK UNDER NANOMETRICS’ CERTIFICATE OF INCORPORATION

Nanometrics is proposing to increase the number of authorized shares of Nanometrics common stock under its certificate of incorporation from 47,000,000 shares of common stock to 97,000,000 shares of common stock. Pursuant to SEC guidance under Rule 14(a)-4(a)(3) under the Exchange Act, Rudolph is requesting that the Rudolph stockholders approve, on an advisory, non-binding basis, the amendment and restatement to Nanometrics’ certificate of incorporation that would increase the authorized shares of Nanometrics common stock.

The vote on the Rudolph advisory share authorization proposal is a vote separate and apart from the vote to adopt the merger agreement. Accordingly, if you are a Rudolph stockholder, you may vote to adopt the Rudolph merger agreement proposal, and vote not to approve the Rudolph advisory share authorization proposal, and vice versa. Because the vote on the Rudolph advisory share authorization proposal is advisory only, it will not be binding on Rudolph. The Nanometrics certificate of incorporation may be amended and restated to increase the authorized number of shares of Nanometrics common stock even if Rudolph stockholders fail to approve the advisory vote regarding share authorization.

The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting on the Rudolph advisory share authorization proposal is required to approve the Rudolph advisory share authorization proposal. An abstention will have the same effect as a vote “AGAINST” the Rudolph advisory share authorization proposal, while a broker non-vote or failure of a Rudolph stockholder not present at the meeting to vote will have no effect on the outcome of the Rudolph advisory share authorization proposal.

The Rudolph board of directors unanimously recommends a vote “FOR” the Rudolph advisory share authorization proposal.

IF YOU ARE A RUDOLPH STOCKHOLDER, THE RUDOLPH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RUDOLPH ADVISORY SHARE AUTHORIZATION PROPOSAL

(RUDOLPH PROPOSAL 3)

RUDOLPH PROPOSAL 4: ADJOURNMENT OF THE RUDOLPH SPECIAL MEETING

The Rudolph special meeting may be adjourned to another time and place if necessary to permit solicitation of additional proxies if there are not sufficient votes to approve the Rudolph merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Rudolph stockholders.

Rudolph is asking its stockholders to authorize the holder of any proxy solicited by the Rudolph board of directors to vote in favor of any adjournment of the Rudolph special meeting to solicit additional proxies if there are not sufficient votes to approve the Rudolph merger agreement proposal or to ensure that any supplement or amendment to this joint proxy statement/prospectus is timely provided to Rudolph stockholders.

Whether or not a quorum is present, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Rudolph special meeting is required to approve the Rudolph adjournment proposal. An abstention will have the same effect as a vote “AGAINST” the Rudolph adjournment proposal, while a broker non-vote or other failure to vote (including a failure to instruct your bank, broker or other nominee to vote) will have no effect on the outcome of the Rudolph adjournment proposal.

Under the Rudolph bylaws, the chairman of the Rudolph special meeting may adjourn the Rudolph special meeting regardless of the outcome of the Rudolph adjournment proposal if a quorum is not present.

The Rudolph board of directors unanimously recommends that Rudolph stockholders approve the proposal to adjourn the Rudolph special meeting, if necessary.

IF YOU ARE A RUDOLPH STOCKHOLDER, THE RUDOLPH BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RUDOLPH ADJOURNMENT PROPOSAL

(RUDOLPH PROPOSAL 4)

THE MERGER

The following is a description of material aspects of the merger. While Nanometrics and Rudolph believe that the following description covers the material terms of the merger, the description may not contain all of the information that is important to you. You are encouraged to read carefully this entire joint proxy statement/prospectus, including the text of the merger agreement attached to this joint proxy statement/prospectus as Annex A, for a more complete understanding of the merger. In addition, important business and financial information about each of Nanometrics and Rudolph is included in or incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

General

Nanometrics Incorporated, which is referred to as Nanometrics, Rudolph Technologies, Inc., which is referred to as Rudolph, and PV Equipment Inc., a wholly-owned subsidiary of Nanometrics, which is referred to as Merger Sub, have entered into the Agreement and Plan of Merger, dated as of June 23, 2019 (as it may be amended from time to time), which is referred to as the merger agreement, which provides for the merger of Merger Sub, with and into Rudolph. As a result of the merger, the separate existence of Merger Sub will cease and Rudolph will continue its existence under the laws of the State of Delaware as the surviving corporation and as a wholly-owned subsidiary of Nanometrics. The name of the combined company will be determined by the parties prior to the effective time of the merger.

Exchange Ratio

At the effective time, by virtue of the merger and without any further action on the part of the parties, holders of any securities of Rudolph, Merger Sub or of any other person, each share of Rudolph common stock that is issued and outstanding immediately prior to the effective time (other than shares of Rudolph common stock owned by Rudolph or Nanometrics) will be automatically converted into and become exchangeable for 0.8042 shares of Nanometrics common stock, which we refer to as the exchange ratio, and cash in lieu of any fractional shares of Nanometrics common stock any former holder of Rudolph common stock would otherwise be entitled to receive.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Nanometrics common stock or Rudolph common stock changes. Therefore, the value of the merger consideration will depend on the market price of Nanometrics common stock at the effective time. The market price of Nanometrics common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the merger is completed and thereafter. The market price of Nanometrics common stock, when received by Rudolph stockholders after the merger is completed, could be greater than, less than or the same as the market price of Nanometrics common stock on the date of this joint proxy statement/prospectus or at the time of the special meeting. Accordingly, you should obtain current market quotations for Nanometrics common stock and Rudolph common stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Nanometrics common stock is traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “NANO” and Rudolph common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “RTEC.”

At the effective time, all shares of Rudolph common stock owned by Nanometrics or Rudolph will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such shares.

Background of the Merger

The Rudolph board of directors and Rudolph senior management regularly review and consider Rudolph’s long-term strategic plans and objectives, including business combinations, acquisitions, and other strategic opportunities. As part of this ongoing evaluation, the Rudolph board of directors, together with Rudolph’s senior management team, has from time to time considered various potential opportunities to enhance stockholder value, including, for many years, periodically considering the possibility of a strategic combination with Nanometrics. Rudolph’s senior management and the Rudolph board of directors were generally familiar with Nanometrics, its business and its management team, and believed that a potential combination of the two companies at the right time and on appropriate terms could be an opportunity to enhance stockholder value.

The Nanometrics board of directors regularly evaluates, with Nanometrics senior management and with the assistance of outside advisors, Nanometrics’ strategic and financial alternatives in light of developments in Nanometrics’ business, the sectors in which it competes, the economy generally and financial markets, with a view towards strengthening Nanometrics’ business and enhancing stockholder value. As part of this process, Nanometrics has considered various potential strategic transactions from time to time, including potential strategic alliances and other commercial arrangements and business combinations, including for many years, the possibility of a strategic combination with Rudolph. The Nanometrics senior management and the Nanometrics board of directors were generally familiar with Rudolph, its management and its businesses, including from Nanometrics executives and directors attending industry conferences over the years, and believed that a combination of the two companies could be a value-enhancing opportunity for the stockholders of both companies if such transaction were to occur at the right time and on appropriate terms.

Beginning in the first quarter of 2016 and continuing into 2017, Nanometrics and Rudolph engaged in discussions concerning a potential business combination between the two companies, to be structured as a merger of equals transaction, which discussions between the parties are referred to as the 2017 discussions. In connection with the 2017 discussions, in February 2016, Nanometrics and Rudolph entered into a mutual confidentiality agreement, which was subsequently extended in January 2017. Neither the original confidentiality agreement nor the extension contained a standstill provision. In connection with the 2017 discussions, Nanometrics engaged Barclays Capital Inc., which is referred to as Barclays, as Nanometrics’ financial advisor to evaluate and prepare financial analyses for the structure of a merger of equals transaction. Over the years, Barclays had periodically provided to Nanometrics market updates, activist analyses and other general financial updates and analyses, and Nanometrics has periodically consulted with Barclays, including without any formal engagements, based on, among other things, Barclays’ experience and expertise as a financial advisor in a wide variety of transactions, including in the semiconductor industry, and Barclays’ familiarity with Nanometrics’ business. Nanometrics also instructed its legal counsel, Cooley LLP, which is referred to as Cooley, to draft a set of high level terms and merger agreement for such a transaction, which drafts were provided to Rudolph at Nanometrics’ direction. In connection with the 2017 discussions, Rudolph engaged Morgan Stanley & Co. LLC, which is referred to as Morgan Stanley, as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of Rudolph’s business and affairs, and Wilmer Cutler Pickering Hale and Dorr LLP, which is referred to as WilmerHale, as Rudolph’s outside legal counsel. Nanometrics terminated the 2017 discussions in April 2017 when the parties could not reach agreement about the relative equity in the combined company that each of Nanometrics stockholders versus Rudolph stockholders would hold.

After the termination of the 2017 discussions, representatives of each of Nanometrics and Rudolph continued to interact in the ordinary course of business, including at industry conferences, as they had prior to the 2017 discussions.

In the fall of 2017, Michael P. Plisinski, the Rudolph CEO, contacted Bruce C. Rhine, the chairman of the Nanometrics board of directors, to discuss the termination of the 2017 discussions and to inquire whether Mr. Rhine expected that negotiations between the two parties about a business combination could restart; at that time, Nanometrics was in the middle of a search for a new chief executive officer, and Mr. Rhine responded that the possibility was not foreclosed, but suggested that renewing discussions might be more appropriate after the new Nanometrics chief executive officer was in place, and that Mr. Rhine could facilitate an introduction between the chief executive officers then.

In early January 2018, following up on their fall 2017 conversation, Mr. Rhine contacted Mr. Plisinski by electronic mail, indicating that he would like to introduce Mr. Plisinski to Pierre-Yves Lesaicherre, PhD, whom the Nanometrics board had recently appointed as the president and chief executive officer of Nanometrics, at an industry conference later that month. At the industry conference, Mr. Plisinski and Dr. Lesaicherre met briefly between meetings but did not engage in any substantive discussions regarding a potential business combination.

In June 2018, Mr. Plisinski contacted Timothy J. Stultz, PhD, Nanometrics’ former chief executive officer and a member of the Nanometrics board of directors, by electronic mail to arrange a meeting with Dr. Lesaicherre, with whom Mr. Plisinski was interested in meeting again as an industry contact.

In July 2018, Mr. Plisinski and Dr. Lesaicherre met for breakfast at an industry conference and discussed the state of the semiconductor industry and high-level developments at Rudolph and Nanometrics, respectively. At this meeting, Mr. Plisinski and Dr. Lesaicherre briefly discussed the possibility of renewing discussions concerning a strategic combination of the two companies, but substantive discussions did not materialize at that time.

In November 2018, Mr. Plisinski contacted Mr. Rhine to discuss the circumstances leading to Nanometrics’ termination of the 2017 discussions, and to query whether Nanometrics would be open to renewing discussions at some time in the future. Mr. Rhine responded that he did not believe the possibility was foreclosed, and that Mr. Plinsinski could discuss with Dr. Lesaicherre, who would be at an industry conference both Nanometrics and Rudolph were scheduled to attend in January 2019.

In January 2019, Mr. Rhine contacted Mr. Plisinski, to confirm that Dr. Lesaicherre would be attending the industry conference that month, and to suggest that if Rudolph were still interested in the possibility of renewing discussions, that Mr. Plisinski discuss with Dr. Lesaicherre at that time.

On January 28, 2019, Mr. Plisinski contacted Mr. Rhine by electronic mail, noting a recent merger of equals transaction announced in the semiconductor industry and indicating that, under the right circumstances, a merger of equals transaction can unlock stockholder value. Mr. Rhine concurred. Messrs. Plisinski and Rhine spoke by telephone on February 1, 2019 and discussed the potential benefits of merger of equals transactions generally and the potential strong fit between Rudolph and Nanometrics.

On March 11 and 12, 2019, the Nanometrics board of directors held a regularly scheduled meeting. After the meeting, several directors on the Nanometrics board informally discussed previous contacts between Nanometrics and Rudolph, curiosity as to whether Rudolph was interested in initiating renewed discussions concerning a merger of equals, and concern that based on previous discussions between representatives from each company, Rudolph might think that the Nanometrics board of directors would not be amenable to an overture by Rudolph to renew discussions.

Following that board meeting, in March 2019, Mr. Rhine separately contacted each of Mr. Plisinski and David B. Miller, the chairman of the Rudolph board of directors, by telephone to indicate that if Rudolph was interested in commencing renewed discussions regarding a potential business combination between the two companies, that interest could be communicated directly to the Nanometrics board of directors, and that Mr. Rhine believed the Nanometrics board of directors would be receptive if Rudolph did so.

On March 20, 2019, the Rudolph board of directors held a telephonic meeting, at which Mr. Plisinski reviewed with the Rudolph board of directors the strategic rationale of a potential business combination with Nanometrics, including the benefits of a business combination with Nanometrics and the risks associated with remaining a stand-alone company, and Messrs. Plisinski and Miller reported to the Rudolph board of directors on their respective telephone calls with Mr. Rhine. The Rudolph board of directors discussed potential terms of a business combination with Nanometrics, including potential ownership percentages of Rudolph stockholders and Nanometrics stockholders in the combined company and a potential governance framework for the combined company, and authorized Messrs. Miller and Plisinski to pursue discussions with Nanometrics regarding a proposed business combination on the terms discussed at the meeting.

Later on March 20, 2019, Mr. Plisinski sent a proposed mutual confidentiality agreement, signed by Rudolph, to Mr. Rhine, in Mr. Rhine’s role as the chairman of the Nanometrics board of directors, which agreement was substantially similar to the confidentiality agreement previously signed in January 2016, in anticipation of commencing discussions concerning a possible merger of equals between the two companies and related due diligence, which confidentiality agreement did not include a standstill provision. The mutual confidentiality agreement was signed on behalf of Nanometrics and Mr. Rhine returned it to Mr. Plisinski on March 21, 2019.

On March 22, 2019, Mr. Plisinski, on behalf of Rudolph, then sent to Mr. Rhine, in his role as chairman of the Nanometrics board of directors, a draft non-binding term sheet with proposed high-level terms for a merger of equals transaction between Rudolph and Nanometrics, which is referred to as the initial Rudolph term sheet. The initial Rudolph term sheet contemplated, among other things: (i) that the transaction would be structured as an all-stock merger of equals, with a wholly-owned subsidiary of Rudolph merging with and into Nanometrics, with Nanometrics surviving the merger as a wholly-owned subsidiary of Rudolph; (ii) economic terms to be negotiated; (iii) a governance structure that would include a declassified board of directors, with Nanometrics designating the chairman of the board of directors of the combined company, Rudolph designating a lead independent director if required, Rudolph designating the chief executive officer of the combined company, Nanometrics designating the chairs of each of the audit committee and compensation committee, and Rudolph designating the chairs of the nominating and governance committee and an ad-hoc integration committee; (iv) that the headquarters of the combined company would be in Wilmington, Massachusetts; (v) that the combined company’s common stock would be listed on the NYSE; (vi) customary and reciprocal representations and warranties, covenants, closing conditions and termination rights in the definitive agreement; and (vii) that Nanometrics and Rudolph would enter into mutually acceptable standstill and exclusivity arrangements.

Following receipt of the initial Rudolph term sheet, Mr. Rhine contacted Dr. Lesaicherre, the other members of the Nanometrics board of directors, and representatives of Cooley and Barclays to inform them of the initial Rudolph term sheet and to schedule a Nanometrics board meeting to discuss the initial Rudolph term sheet and proposed merger of equals transaction, which meeting was scheduled for March 26, 2019.

On March 22, 2019, Barclays provided a draft engagement letter to Nanometrics for the engagement of Barclays as Nanometrics’ financial advisor in connection with a possible strategic transaction with Rudolph, which Nanometrics executed on March 26, 2019.

On March 25, 2019, Mr. Rhine and Dr. Lesaicherre had a telephone call with Messrs. Miller and Plisinski, to discuss the initial Rudolph term sheet.

On March 26, 2019, the Nanometrics board of directors held a telephonic meeting at which members of Nanometrics management, representatives of Cooley, and representatives of Barclays were also present. Mr. Rhine provided an overview of the recent communications with Rudolph concerning Rudolph’s mutual interest in exploring a potential merger of equals transaction. Mr. Rhine described recent conversations between Mr. Rhine, Dr. Lesaicherre, Mr. Miller and Mr. Plisinski, noted that Rudolph and Nanometrics had signed a mutual confidentiality agreement, and reviewed the basic terms reflected in the initial Rudolph term sheet and which Mr. Rhine had distributed to the Nanometrics board of directors in advance of the meeting. Discussion ensued regarding the potential transaction, the relative changes in the financial positions and strategic outlooks of Nanometrics and Rudolph since the cessation of the 2017 discussions, and the economic, structural, strategic, diligence and other information and analyses that would need to be undertaken by Nanometrics and its representatives and reviewed with the Nanometrics board of directors before the Nanometrics board of directors could decide to proceed with any such potential transaction. The Nanometrics board of directors considered that a merger of equals transaction could be beneficial to the Nanometrics stockholders and that the basic framework for such a transaction outlined in the term sheet (including the general governance structure) could be workable, but that further analyses of the relative economics, potential synergies and other issues were required. The Nanometrics board of directors encouraged Mr. Rhine and Dr. Lesaicherre to engage in further discussions concerning these issues with Rudolph and Nanometrics’ respective advisors, and to report back to the Nanometrics board of directors with the results and proposals for next steps.

Following the Nanometrics board meeting, Mr. Rhine and Dr. Lesaicherre spoke with Messrs. Miller and Plisinski about the initial Rudolph term sheet, and the proposed plan and timeline for coordinating next steps and due diligence efforts in order to provide each of the Nanometrics board of directors and Rudolph board of directors with the information it would need in order to make a determination on whether a merger of equals transaction at this time and on agreed upon terms between Nanometrics and Rudolph would be advisable.

On April 2, 2019, Morgan Stanley sent to Rudolph a proposed engagement letter for Morgan Stanley to act as Rudolph’s financial advisor in connection with a potential business combination with Nanometrics. The engagement letter contained substantially the same terms as those contained in the Morgan Stanley engagement letter approved by the Rudolph board of directors in connection with the 2017 discussions. Following consultation with Mr. Miller, in his capacity as chairman of the Rudolph board of directors, Mr. Plisinski signed the engagement letter with Morgan Stanley on behalf of Rudolph on April 4, 2019. The Rudolph board of directors ratified the execution of the Morgan Stanley engagement at its June 23, 2019 meeting.

Throughout the month of April 2019, Nanometrics and Rudolph, and their respective advisors, engaged in preliminary due diligence, discussed potential timelines for the transaction, including dates for management presentations and other due diligence efforts, and each party began preliminary efforts to gather relevant materials and populate their respective electronic data rooms.

On April 17, 2019, representatives from the management teams of each of Rudolph and Nanometrics and representatives of Morgan Stanley and Barclays met by telephone to discuss the parties’ respective preliminary views on potential synergies for the possible merger of equals transaction.

On April 23, 2019, the Rudolph board of directors held a telephonic meeting with a representative from WilmerHale. At the meeting, the representative from WilmerHale reviewed the fiduciary duties of the Rudolph board of directors in connection with a potential merger of equals transaction with Nanometrics and Mr. Plisinski reviewed the strategic rationale of such a transaction, including the benefits of a business combination with Nanometrics and the risks associated with remaining a stand-alone company.

On May 4, 2019, the Nanometrics board of directors held a telephonic meeting at which members of Nanometrics management and representatives from Cooley were also present. Nanometrics management reviewed Nanometrics’ business highlights, growth strategy, and revenue growth roadmap, and presented Nanometrics’ financial model, including forecasts extending for three years through calendar year 2021, which are referred to as the Nanometrics projections. The Nanometrics board of directors discussed with Nanometrics’ management certain adjustments to the Nanometrics projections, and determined that, as so adjusted, the Nanometrics projections were the most current and predictive forecasts of the future financial performance of Nanometrics. The Nanometrics board of directors (i) authorized and directed Nanometrics management to share the Nanometrics projections, as so adjusted, with Rudolph, and (ii) approved Barclays’ use of the Nanometrics projections for Barclays’ financial analysis. For more information about the Nanometrics projections, see the section entitled “—Nanometrics Unaudited Financial Projections” beginning on page 123 of this joint proxy statement/prospectus.

On May 6, 2019, as authorized by the Nanometrics board of directors, representatives of Barclays provided by electronic mail the Nanometrics projections to representatives of Morgan Stanley, to be shared with Rudolph.

On May 8, 2019, Nanometrics held a management presentation for Rudolph, during which representatives of Nanometrics reviewed the business and operations of Nanometrics.

On May 9, 2019, each of Nanometrics and Rudolph opened its respective electronic data room to the other, which data rooms were populated with preliminary due diligence materials responsive to an agreed-upon reciprocal diligence request list.

On May 10, 2019, Mr. Plisinski distributed to the members of the Rudolph board of directors by electronic mail a revised Rudolph Financial Plan, which is referred to as the revised Rudolph Financial Plan, and requested their approval to share the revised Rudolph Financial Plan with Nanometrics. The revised Rudolph Financial Plan included forecasts for 2019 through 2021, which are referred to as the Rudolph projections, and updated the Rudolph Financial Plan that had been presented by Rudolph management to the Rudolph board of directors in January 2019, which is referred to as the original Rudolph Financial Plan. The revised Rudolph Financial Plan reflected a reduction in 2019 revenue of approximately $2 million and increases in 2020 and 2021 revenues of approximately $3 million and $11 million, respectively, as well as a reduction in operating expenses of approximately $5 million in each of the three years, in each case as compared to the original Rudolph Financial Plan. The revised Rudolph Financial Plan was prepared to account for a continued slowdown in the industry and to reflect planned reduction of expenses from a company restructuring implemented in the first quarter of 2019.

On May 11, 2019, Messrs. Plisinski and Rhine discussed potential synergies from a transaction, including the process for identifying synergies, greater specificity around the synergies that had been identified and the work necessary to achieve them.

On May 13, 2019, following Mr. Plisinski’s receipt of approval from the members of the Rudolph board of directors, representatives of Morgan Stanley made available by electronic mail the Rudolph projections to representatives of Barclays. For more information about the Rudolph projections, see the section entitled “—Rudolph Unaudited Financial Projections” beginning on page 126 of this joint proxy statement/prospectus.

On May 14, 2019, WilmerHale, legal counsel for Rudolph, sent a draft merger agreement to Cooley, legal counsel for Nanometrics, based on the initial Rudolph term sheet.

On May 14 and 15, 2019, the Rudolph board of directors held a regularly scheduled board meeting, at which representatives of Rudolph management and Morgan Stanley were in attendance. On May 14, 2019, Mr. Plisinski reported on the Nanometrics financial overview presented by Nanometrics management to Rudolph management on May 8, 2019, after which a discussion ensued. On May 15, 2019, representatives of Morgan Stanley reviewed the recent consolidation in the semiconductor industry and the strategic rationale of a potential business combination with Nanometrics. Representatives of Morgan Stanley also reviewed with the Rudolph board of directors preliminary valuation analyses based on Morgan Stanley’s work to date and potential exchange ratios implied by these analyses.

On May 22, 2019, the Nanometrics board of directors met for a regularly scheduled board meeting, at which members of Nanometrics’ management and representatives from Cooley were also present. During the meeting, the Nanometrics board of directors discussed the current status of the proposed merger of equals transaction with Rudolph and anticipated next steps.

Also on May 22, 2019, management teams from each of Rudolph and Nanometrics provided management presentations to both the Nanometrics board of directors and the Rudolph board of directors, during which each management team reviewed the business and operations of its company.

On May 28, 2019, the Nanometrics board of directors held a meeting, at which members of Nanometrics management, representatives from Cooley and representatives from Barclays were also present. Mr. Rhine provided an overview of recent communications with Rudolph concerning the potential merger of equals transaction. Representatives from Barclays provided market background, relative valuation and pro forma analyses prepared in connection with the proposed transaction. Discussion ensued regarding the potential transaction, the relative changes in the financial positions and strategic outlooks of the two companies, and the economic, structural, strategic, diligence and other information and analyses that would need to be undertaken and reviewed with the Nanometrics board of directors before the Nanometrics board of directors could decide whether Nanometrics should proceed with the potential transaction. Following discussion, the Nanometrics board of directors authorized and directed representatives of Barclays to further explore the relative economics with Rudolph’s financial advisors, and encouraged Mr. Rhine and Dr. Lesaicherre to similarly explore those and other diligence related items with Rudolph, and to report back to the Nanometrics board of directors for a discussion of proposed next steps based on relevant findings and determinations from such discussions.

On May 29, 2019, representatives of Barclays, on behalf of Nanometrics, and representatives of Morgan Stanley, on behalf of Rudolph, spoke by telephone to discuss the relative ownership percentages of the parties’ respective stockholders in the combined company. During that call, representatives of Barclays proposed that equity in the combined company be allocated 53% to Nanometrics stockholders and 47% to Rudolph stockholders. In response, representatives of Morgan Stanley, acting at the direction of Rudolph, indicated that they did not believe that the Rudolph board of directors would be willing to proceed with a transaction in which Rudolph stockholders would receive less than 50% of the equity in the combined company.

On May 31, 2019, the Nanometrics board of directors held a meeting telephonically, at which members of Nanometrics management, representatives of Cooley, and representatives of Barclays were also present. Representatives of Barclays updated the Nanometrics board of directors on the recent communications on May 29, 2019, between Barclays and Morgan Stanley, on behalf of Rudolph, regarding the potential economics of the contemplated merger of equals transaction, and the respective perspectives and analytic approaches for determining an appropriate and fair allocation of equity in the combined company between the stockholders of each of Nanometrics and Rudolph, and the views expressed by representatives of Morgan Stanley, on behalf of Rudolph, that Rudolph would not be willing to proceed with a transaction in which Rudolph stockholders would receive less than 50% of the equity in the combined company. Discussion ensued. The Nanometrics board of directors noted that a merger of equals transaction with Rudolph involving an equity split slightly favoring the Nanometrics stockholders could be justified based on the comparative financial data analyzed, but that, a merger of equals transaction with Rudolph with stockholders of Nanometrics holding approximately 50% of the common stock of the combined company and stockholders of Rudolph holding approximately 50% of the common stock of the combined company, which allocation is referred to as the 50%-50% equity split, also could be compelling due to the possibility of realizing significant synergies, and so beneficial to the stockholders of Nanometrics, but that further analyses of the potential synergies, integration plans, risks in connection with the proposed transaction, governance issues and further diligence and inquiry were required before the Nanometrics board of directors could make a final determination. The Nanometrics board of directors authorized and directed representatives of Barclays to confirm to Morgan Stanley, to be shared with Rudolph, that Nanometrics would be prepared to proceed to next steps with the presumption that any final deal would provide for a 50%-50% equity split, but subject to the Nanometrics board of directors’ satisfaction regarding the issues discussed, including potential synergies, integration plans, governance structure of the combined company and diligence conducted on Rudolph.

On June 1, 2019, on behalf of Nanometrics, representatives from Barclays provided a revised draft of the initial term sheet, which is referred to as the June 1 term sheet, to representatives from Morgan Stanley, on behalf of Rudolph, which revised draft of the term sheet, among other things, specified: (i) that while the transaction would remain structured as an all-stock merger of equals, whether Rudolph or Nanometrics would be the legal acquirer was to be determined, and would not necessarily be Rudolph, as the initial Rudolph term sheet had required; (ii) economic terms that had been left to be determined by the initial Rudolph term sheet were clarified to reflect the negotiations since the initial Rudolph term sheet: that a fixed exchange ratio would be set at the time of signing the definitive agreement for the transaction, on a fully diluted basis, such that stockholders of Nanometrics, on the one hand, and Rudolph, on the other, would each hold approximately 50% of the equity of the combined company on a fully diluted basis; (iii) the governance structure would be largely as proposed in the initial Rudolph term sheet, provided that the chairman of the board of directors of the combined company would be independent (and therefore there would not need to be a lead independent director appointed by Rudolph), adding that the initial board size would be 12 directors, with six appointed by each of Nanometrics and Rudolph, that the chair of the integration committee would be appointed by Nanometrics instead of Rudolph, and that each committee would be composed of five members, with the party designating the chairman also designating one additional member, and the other party designating the remaining three members; (iv) that the name of the combined company would be “Nanometrics-Rudolph,” with a recommendation from management of the combined company to the board of directors of the combined company within 12 months after closing the transaction as to whether to keep or revise such name; (v) that the headquarters of the combined company would remain as the initial Rudolph term sheet had suggested in Wilmington, Massachusetts, but that an operations office would be maintained in Milpitas, California; (vi) that whether the combined company’s stock would be listed on the NYSE or Nasdaq would be determined at a later date, instead of requiring the combined company’s common stock to be listed on the NYSE; and (vii) deleted the initial Rudolph term sheet’s requirements that Nanometrics and Rudolph would enter into mutually acceptable standstill and exclusivity arrangements.

On Monday, June 3, 2019, Mr. Rhine, in his capacity as chairman of the Nanometrics board of directors, and Mr. Miller, in his capacity as chairman of the Rudolph board of directors, had a telephone call to discuss the June 1 term sheet.

Later on June 3, 2019, the Rudolph board of directors held a telephonic meeting with representatives of WilmerHale. Mr. Plisinski reviewed the terms reflected in the June 1 term sheet, as well as potential revisions to those terms. The Rudolph board of directors directed management to send a revised draft of the term sheet to Nanometrics reflecting the terms discussed by the Rudolph board of directors at the meeting.

On June 4, 2019, representatives of Morgan Stanley transmitted a revised term sheet to representatives of Barclays and, over the next few days, the parties and their respective advisors refined the term sheet to clarify that the governance structure of the combined company would be the initial structure effective as of the consummation of the merger, agreeing that the chairman of the board of directors of the combined company would be appointed by Nanometrics, but could not be a former chief executive officer of Nanometrics, and that the name of the combined company would be determined by the parties, and only in the absence of an agreement otherwise and sufficiently prior to closing of the transaction, would be “Nanometrics-Rudolph” as of the closing and discussed due diligence matters.

From June 12, 2019 through June 17, 2019, representatives from the management teams of each of Rudolph and Nanometrics engaged in due diligence calls and meetings, including a presentation from Mr. Plisinski and Steven R. Roth, Rudolph’s chief financial officer, to the Nanometrics board of directors on Rudolph’s business and integration plans. The due diligence presentations between Rudolph and Nanometrics during this time included the areas of legal, finance, accounting, research and development, human relations, operations, manufacturing, and anticipated synergies.

On June 14, 2019, representatives from Cooley sent a revised draft of the merger agreement to representatives of WilmerHale. The principal substantive changes in the revised draft were to (i) update the merger agreement to reflect negotiations between the parties reflected in the most recent draft of the term sheet as described above, particularly with respect to (A) the governance structure, (B) that headquarters of the combined company would be located in Wilmington, Massachusetts, with the maintenance of an operations office in Milpitas, California, and (C) noting that which party would be the legal acquirer was to be confirmed by the parties, (ii) increase the time period of the continuing employee benefits covenant made by the legal acquirer to a period lasting for 12 months after the closing of the merger, and include a provision on treatment of current annual bonuses, as important components of Nanometrics’ integration plan to provide certainty to and increase retention of employees both through and after the closing of the merger, (iii) provide that the merger would be deemed a “change in control” for purposes of Nanometrics benefits plans, and allow Rudolph to do the same with respect to Rudolph benefits plans, (iv) propose an initial outside date of six months after the signing of the merger agreement, and (v) confirm that the termination fee would be equal regardless of whether owed by Nanometrics or owed by Rudolph and propose that such fee be 3% of Nanometrics’ market capitalization.

From June 14, 2019 to June 23, 2019, representatives from Cooley and WilmerHale on behalf of Nanometrics and Rudolph, respectively, negotiated the terms of the merger agreement and related deal documents, including each company’s disclosure letter and the charter and bylaws for each of the combined company and the surviving corporation.

On June 18, 2019, the Rudolph board of directors held a telephonic board meeting with representatives of Rudolph’s management, Morgan Stanley and WilmerHale in attendance. Representatives of management and WilmerHale reviewed their due diligence findings based on their due diligence review of Nanometrics.

On June 19, 2019, the Rudolph board of directors held a telephonic board meeting with representatives of management, Morgan Stanley and WilmerHale in attendance. Representatives of management and WilmerHale updated the Rudolph board of directors on due diligence matters, and representatives of WilmerHale reviewed the terms of the current draft of the proposed merger agreement with Nanometrics, including (i) the proposed structure of the transaction, (ii) the exchange ratio, which would be calculated to result in the ownership of approximately 50% of the combined company by Rudolph stockholders and 50% by Nanometrics stockholders, on a fully diluted basis, (iii) the intended tax treatment of the transaction, (iv) the initial post-closing governance framework of the combined company, (v) the treatment of equity plans in the transaction and the impact of the transaction on change in control arrangements, (vi) the conditions to the respective obligations to complete the merger, (vii) the force the vote structure of the transaction, (viii) restrictions on the ability of each party to solicit alternative acquisition proposals, (ix) the restrictions on the ability of the board of directors of each party to change its recommendation with respect to the proposed transaction, (x) the circumstances in which the merger agreement can be terminated and the consequences of any such termination, including the obligation of each party to pay a termination fee of $26 million to the other party if the merger agreement is terminated in certain circumstances, (xi) the obligations of each party to complete the merger and obtain requisite regulatory approval and limitations on those obligations, (xii) the director and officer indemnification provisions, and (xiii) the other representations, warranties and covenants in the merger agreement.

On June 20, 2019, at the direction of members of the Nanometrics board of directors, and resulting from discussions between members of the Nanometrics board of directors, representatives from Barclays had a call with representatives from Morgan Stanley, on behalf of Rudolph, to propose (i) revising the exchange ratio to provide that Nanometrics stockholders would hold 51% of the combined company and Rudolph stockholders would hold 49% of the combined company, (ii) that Nanometrics be the legal acquirer in the transaction, and (iii) that the name of the combined company would be “Nanometrics-Rudolph.” Representatives from Morgan Stanley, acting at the direction of Rudolph, responded that Rudolph would not agree to revise the exchange ratio.

Also on June 20, 2019, Dr. Stultz called Mr. Plisinski, reinforcing Nanometrics’ position, which Barclays had conveyed to Morgan Stanley, that, given the performance of the two companies in the recent prior weeks, Nanometrics was proposing to revise the exchange ratio to increase the percentage of equity of the combined company held by Nanometrics to 51%, changing the transaction structure so that Nanometrics would be the legal acquirer, and that, unless otherwise agreed by the parties, the name of the combined company should be “Nanometrics-Rudolph” as of the consummation of the merger.

On June 21, 2019, representatives of Rudolph informed representatives of Nanometrics that Rudolph would not agree to a revised exchange ratio, but would agree to have Nanometrics as the legal acquirer and that the name of the combined company could be “Nanometrics-Rudolph” as of the consummation of the merger unless otherwise agreed by the parties. Representatives of Nanometrics and representatives of Rudolph informed Cooley and WilmerHale, respectively to reflect such changes in and to finalize the definitive merger agreement and related deal documents.

On June 22, 2019, the Rudolph board of directors held a telephonic meeting with representatives of Rudolph management, Morgan Stanley and WilmerHale. Representatives of WilmerHale reviewed changes to the terms of the merger agreement and related transaction documents since the June 19 meeting of the Rudolph board of directors, including the calculation of the exchange ratio as 0.8042 shares, Nanometrics’ designation of Christopher Seams as the chairman of the combined company’s board of directors and the changes resulting from the decision to have Nanometrics be the legal acquirer and its impact on change in control arrangements of Nanometrics and Rudolph. Representatives of WilmerHale then reviewed the resolutions that would be presented to the board of directors at the meeting of the Rudolph board of directors to be held on June 23, 2019, as well as the Rudolph board’s fiduciary duties in connection with the proposed transaction with Nanometrics. Representatives of Morgan Stanley then reviewed the Rudolph projections and the Nanometrics projections and the extrapolations thereof prepared by Morgan Stanley based on discussions with and guidance from Rudolph management, which had been reviewed and approved by Rudolph management for Morgan Stanley’s use in connection with its financial analysis. For more information about the Rudolph projections, the Nanometrics projections and the extrapolations thereof prepared by Morgan Stanley, see the section entitled “—Rudolph Unaudited Financial Projections” beginning on page 126 of this joint proxy statement/prospectus. Representatives of Morgan Stanley then presented to the Rudolph board of directors Morgan Stanley’s financial analysis of the proposed transaction.

On June 23, 2019, at 8:00 a.m. Pacific time, the Nanometrics board of directors held a telephonic meeting, at which members of Nanometrics senior management, representatives of Cooley, and representatives of Barclays were also present, to consider the final terms of the proposed merger of equals transaction, including the merger agreement. Representatives from Cooley provided a review for the Nanometrics board of directors of its fiduciary duties. Representatives from Cooley also reviewed for the Nanometrics board of directors certain material terms of the proposed final merger agreement with Rudolph, including (i) the transaction structure, (ii) the exchange ratio, such that each issued and outstanding share of common stock of Rudolph (other than shares to be cancelled in accordance with the proposed final merger agreement) would be exchanged for the right to receive 0.8042 shares of Nanometrics common stock, (iii) the intended tax treatment, (iv) the treatment of Rudolph equity in the proposed merger, (v) the treatment of Nanometrics’ change-of-control agreements, (vi) the proposed post-closing governance structure, corporate headquarters, name, ticker symbol, and stock exchange listing, (vii) certain closing conditions, (viii) the representation and warranty package, including the definition of a “material adverse effect,” (ix) post-signing non-solicitation covenants, force-the-vote structure and termination provisions, including the $26 million termination fee that could be owed in certain circumstances of termination of the merger agreement, and (x) provisions concerning director and officer indemnification and insurance. Members of Nanometrics’ management team reviewed for the Nanometrics board of directors a summary of the due diligence reports concerning the proposed transaction and Rudolph as previously provided. Representatives from Barclays then presented to the Nanometrics board of directors the financial analyses of the exchange ratio of 0.8042 shares of Nanometrics common stock to be paid to Rudolph stockholders for each share of Rudolph common stock in the proposed merger with Rudolph. Discussion ensued. Following such discussion, representatives from Barclays orally rendered the Barclays fairness opinion, subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the meeting, and based upon and subject to the limitations, qualifications and assumptions set forth in the fairness opinion, from a financial point of view, the exchange ratio to be paid by Nanometrics in the merger was fair to Nanometrics. For more information about Barclays’ opinion, see the section entitled “—Opinion of Barclays, Nanometrics’ Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus. Dr. Stultz then provided the Nanometrics board of directors with an overview of the plan for announcement of the potential transaction, if approved, and the plan regarding related communications. Discussion ensued. After further discussion by the Nanometrics board of directors concerning the proposed merger of equals with Rudolph and the reasons that the Nanometrics board of directors believed that such proposed merger, the merger agreement, and the other transactions contemplated thereby, were advisable and in the best interests of Nanometrics and its stockholders, the Nanometrics board of directors unanimously determined that the merger, the merger agreement, and the other transactions contemplated thereby were advisable and in the best interests of Nanometrics and its stockholders, and authorized Nanometrics’ management to execute the final merger agreement with Rudolph and finalize the related schedules and exhibits thereto.

Also on June 23, 2019, at 7:00 p.m. Eastern time the Rudolph board of directors held a telephonic meeting with representatives of Rudolph management, Morgan Stanley and WilmerHale. Representatives of WilmerHale confirmed that the merger agreement and related transaction documents were in final form and that there had been no material changes since the June 22 meeting of the Rudolph board of directors. Representatives of Morgan Stanley then confirmed that there had been no material changes to the financial analysis presented to the Rudolph board of directors at the June 22 meeting of the Rudolph board of directors and representatives from Morgan Stanley orally rendered the Morgan Stanley fairness opinion, subsequently confirmed by delivery of a written opinion, to the effect that, as of the date of the meeting, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to Rudolph stockholders, other than Nanometrics and its affiliates. For more information about Morgan Stanley’s opinion, see the section entitled “—Opinion of Morgan Stanley, Rudolph’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus. Following discussion of the proposed transaction, the Rudolph board of directors, among other things, unanimously (i) determined that the terms of the merger agreement and the merger were fair to, and in the best interests of, Rudolph and its stockholders; (ii) approved and declared advisable the merger agreement, the merger and the other transaction contemplated by the merger agreement; (iii) directed that the merger agreement be submitted to Rudolph stockholders for adoption; and (iv) recommended that Rudolph stockholders adopt the merger agreement.

Later that evening, Nanometrics and Rudolph executed the merger agreement.

The following morning, on June 24, 2019, the parties issued a joint press release announcing the execution of the merger agreement.

Recommendation of the Nanometrics Board of Directors; Nanometrics’ Reasons for the Merger

At a special meeting held on June 23, 2019, the board of directors of Nanometrics, which is referred to as the Nanometrics board of directors, unanimously:

•

determined that the merger agreement, the merger and the other transactions contemplated thereby, including but not limited to the share issuance and the adoption of the amended and restated certificate of incorporation of Nanometrics on the terms set forth in the merger agreement, are fair to, and in the best interests of, Nanometrics and its stockholders;

•	approved and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement, on the terms and subject to the conditions set forth therein;

•	directed that the share issuance and amended and restated certificate of incorporation of Nanometrics be submitted to the Nanometrics stockholders for their approval and adoption, respectively; and

•	resolved to recommend that the Nanometrics stockholders vote in favor of the share issuance, and the adoption of the amended and restated certificate of incorporation of Nanometrics.

Accordingly, the Nanometrics board of directors unanimously recommends that Nanometrics stockholders vote “FOR” the Nanometrics share issuance proposal, “FOR” the Nanometrics charter proposal #1, “FOR” the Nanometrics charter proposal #2, and “FOR” the Nanometrics adjournment proposal.

In reaching its determinations and recommendations, the Nanometrics board of directors as described in the section entitled “—Background of the Merger” beginning on page 82 of this joint proxy statement/prospectus, held a number of meetings, consulted with Nanometrics’ senior management and its outside legal and financial advisors, and considered a number of factors, including the following factors that weighed in favor of the merger.

•	Benefits of a Combined Company. The belief of the Nanometrics board of directors that the combined company would be well-positioned to increase value for Nanometrics stockholders, including due to:

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the highly complementary portfolios of Nanometrics and Rudolph, which are expected to provide the combined company with the opportunity to increase its scale and offer more comprehensive process control solutions to the world’s leading semiconductor manufacturers;

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the expectation that the combination of Nanometrics and Rudolph will significantly expand the served available opportunity of the combined company, and increase the combined company’s opportunity for investment in future expansion;

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the Nanometrics board of directors’ positive view of the ability of the combined company, due to the combined company’s broader scale, to expand the combined company’s presence in key geographies and better invest in, support, and provide innovative services to a global customer base;

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the expectation that the combined company will generate at least $20 million of annual cost synergies, expected to be realized within 36 months following the closing of the merger, as well as the expectation that the combined company would also realize revenue synergies from cross-selling opportunities;

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the expectation that the combined company will be well-capitalized, and with enhanced free cash flow generation from the combined enterprise, resulting in a stronger cash position that would enable strategic capital deployment by the combined company in order to further increase stockholder value; and

•

the perceived similarities between the cultures of Nanometrics and Rudolph, including shared values and commitment to integrity, operational excellence, stockholder value, and customer satisfaction that would facilitate integration of the two companies.

•

Exchange Ratio and Merger Consideration. The Nanometrics board of directors considered the favorability of the exchange ratio relative to the exchange ratios historically implied by the relative trading prices of Nanometrics common stock and Rudolph common stock over various periods and relative to the current assessment of the valuation of each company and of the expected synergies and other benefits of the merger, in addition to:

•

the expectation that, upon completion of the merger, Nanometrics stockholders would own approximately 50% of the combined company and therefore expected to participate equally with Rudolph stockholders in the value of the combined company, including expected increased value based on cost synergies, future growth opportunities and other expected benefits of the merger;

•

the oral opinion of Barclays, subsequently confirmed in writing, rendered to the Nanometrics board of directors that, as of June 23, 2019, and based upon and subject to the qualifications, limitations, and assumptions stated in the opinion, the exchange ratio to be paid by Nanometrics in the merger was fair, from a financial point of view, to Nanometrics. Such opinion is more fully described below under the section entitled “—Opinion of Barclays, Nanometrics’ Financial Advisor” beginning on page 101 of this joint proxy statement/prospectus, and the full text of the written opinion of Barclays, which is attached as Annex D to this joint proxy statement/prospectus.

•	Governance Structure for the Combined Company. The Nanometrics board of directors considered the governance structure for the combined company, as reflected in the merger agreement, including:

•

the equal representation of directors from each of Nanometrics and Rudolph on the board of directors of the combined company, reflecting the two companies’ commitment to integration, with the board including six directors from Nanometrics (including Mr. Christopher A. Seams as the chairman of the combined company’s board of directors), and six directors from Rudolph (including Mr. Michael P. Plisinski, the current Rudolph CEO);

•

that Mr. Seams, one of Nanometrics’ current directors, would be the chairman of the board of directors of the combined company following the merger, and the Nanometrics board of directors’ view of Mr. Seams as a leader with a strong reputation in the semiconductor industry;

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that Mr. Plisinski, the current Rudolph CEO, would be the chief executive officer of the combined company following the merger, and the Nanometrics board of directors’ view of Mr. Plisinski as having a strong track record as chief executive officer of Rudolph;

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that the nominating and corporate governance committee would be initially composed of three independent directors from Nanometrics and two independent directors from Rudolph, with one of the directors from Rudolph acting as chairman of such committee;

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that the audit committee would be initially composed of two independent directors from Nanometrics, with one of the directors from Nanometrics acting as chairman of such committee, and three independent directors from Rudolph;

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that the compensation committee would be initially composed of two independent directors from Nanometrics, with one of the directors from Nanometrics acting as chairman of such committee, and three independent directors from Rudolph;

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that the ad hoc integration committee would be initially composed of two directors from Nanometrics, with one of the directors from Nanometrics acting as chairman of such committee, and three directors from Rudolph;

•	that the other committees, if any, of the board of directors of the combined company would be initially composed of an equal number of directors from each of Nanometrics and Rudolph; and

•	that an operations office for the combined company would be maintained in Milpitas, California, with the headquarters of the combined company in Wilmington, Massachusetts.

•

Other Factors Considered by the Nanometrics Board of Directors. In addition to considering the factors described above, the Nanometrics board of directors considered the following additional factors that weighed in favor of the merger:

•	historical information concerning Nanometrics’ and Rudolph’s respective businesses, financial condition, results of operations, earnings, trading prices, and management teams’

•	Nanometrics’ prospects on a stand-alone basis and forecasted combined basis;

•

the expected treatment of the merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 200 of this joint proxy statement/prospectus; and

•

the current and prospective business environment in which Nanometrics and Rudolph operate, including international, national and local economic conditions and the competitive and regulatory environment, and the likely effect of these factors on Nanometrics and the combined company.

•

Terms of the Merger Agreement. The Nanometrics board of directors considered that the terms of the merger agreement, taken as a whole, including the parties’ representations, warranties and covenants, and the circumstances under which the merger agreement may be terminated, in its belief, are reasonable. The Nanometrics board of directors also reviewed and considered the conditions to the completion of the merger, and concluded that while the completion of the merger is subject to various conditions, including certain approvals, such conditions and approvals were likely to be satisfied on a timely basis.

The Nanometrics board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

•	the risk that, because the exchange ratio under the merger agreement was fixed as of the time of execution of the merger agreement and would not be adjusted for changes in the market prices of

Nanometrics common stock or Rudolph common stock, the trading price of the shares of Nanometrics common stock to be issued to holders of shares of Rudolph common stock upon the consummation of the merger could be significantly higher than it was at the time the merger agreement was entered into, and the fact that the merger agreement does not provide Nanometrics with a price-based termination right or other similar protection;

•	the risk that Rudolph’s financial performance may not meet Nanometrics’ expectations;

•

the potential challenges in integrating the operations of Nanometrics and Rudolph and the risk that anticipated cost savings, operational efficiencies, other anticipated cost benefits of the merger, expected revenue growth, or other non-cost synergies of the merger might not be realized or might take longer to realize than expected;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger and, following closing, the integration of the two companies;

•	the substantial costs to be incurred in connection with the merger, including those that could be incurred regardless of whether the merger is consummated;

•

the ability of the Rudolph board of directors, in certain circumstances, to terminate the merger agreement or change its recommendation that Rudolph stockholders approve the Rudolph merger agreement proposal;

•

that Nanometrics would be required to pay to Rudolph a termination fee of $26 million in the event the Nanometrics board of directors were to terminate the merger agreement under certain circumstances; and

•

the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 of this joint proxy statement/prospectus.

The Nanometrics board of directors considered all of these factors as a whole and, on balance, concluded that the potential benefits of the merger outweighed the risks and uncertainties of the merger. Accordingly, the Nanometrics board of directors approved the merger agreement, the share issuance, the merger and the other transactions contemplated by the merger agreement.

In addition, the Nanometrics board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Nanometrics stockholders generally described in the section entitled “Interests of Nanometrics’ Directors and Executive Officers in the Merger” beginning on page 185 of this joint proxy statement/prospectus.

The foregoing discussion of the information and factors that the Nanometrics board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Nanometrics board of directors considered. The Nanometrics board of directors collectively reached the conclusion to approve the Nanometrics share issuance, to approve the amended and restated certificate of incorporation of Nanometrics, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Nanometrics board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Nanometrics board of directors considered in connection with its evaluation of the merger, the Nanometrics board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Nanometrics board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Nanometrics’ consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 of this joint proxy statement/prospectus.

Recommendation of the Rudolph Board of Directors; Rudolph’s Reasons for the Merger

At a meeting held on June 23, 2019, the board of directors of Rudolph, which is referred to as the Rudolph board of directors, unanimously:

•	determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to, and in the best interests of, Rudolph and its stockholders;

•	approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement;

•	directed that the merger agreement be submitted for adoption at a meeting of Rudolph stockholders; and

•	recommended that Rudolph stockholders vote in favor of the adoption of the merger agreement.

Accordingly, the Rudolph board of directors has approved the merger agreement and unanimously recommends that Rudolph stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the Rudolph advisory compensation proposal, “FOR” the Rudolph advisory share authorization proposal, and “FOR” the Rudolph adjournment proposal.

In reaching its decision to approve and declare advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Rudolph board of directors, as described in the section entitled “—Background of the Merger” beginning on page 82 of this joint proxy statement/prospectus, held a number of meetings, consulted with Rudolph’s senior management and its outside legal and financial advisors, WilmerHale and Morgan Stanley, respectively, and considered the business, assets and liabilities, results of operations, financial performance, strategic direction and prospects of Rudolph and Nanometrics. At its meeting held on June 23, 2019, after due consideration and consultation with Rudolph’s senior management and outside legal and financial advisors and after receipt of its financial advisor’s opinion, the Rudolph board of directors unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement and recommended that Rudolph stockholders vote in favor of the adoption of the merger agreement.

In making its determination, the Rudolph board of directors focused on a number of factors, including the following:

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the opportunity to combine two businesses with complementary product and technology portfolios which would enhance the scale and scope of the combined company to offer more comprehensive process control solutions to the world’s leading semiconductor device manufacturers;

•

the importance of scale in the competitive market environments in which Rudolph and Nanometrics operate, and the potential for the merger to enhance the combined company’s ability to invest, compete and provide innovative services in those environments;

•

the expectation that the combined company would generate at least $20 million of annual cost synergies within 36 months following the closing of the merger, as well as the expectation that the combined company would also realize revenue growth synergies from cross-selling opportunities;

•

the expectation that the combined company’s served available market would be significantly expanded and that the combined company would be better positioned to increase its share within that expanded served available market;

•

the opportunity to combine resources and expertise to better meet the evolving needs of customers of both companies, including by leveraging a broader customer support team, R&D team and intellectual property portfolio;

•	the expectation that the combined company would be well-capitalized with a strong balance sheet that would enable strategic capital deployment to further increase stockholder value;

•	the perceived cultural alignment between Rudolph and Nanometrics that would facilitate integration and implementation of the merger;

•

the expectation that the combined company would have a diversified product and technology portfolio and an established channel to both front-end and back-end markets and would be able to better collaborate with customers and accelerate the development of new technologies;

•	the combined company’s potential to expand local presence in certain key geographies to better support a global customer base;

•

that Christopher A. Seams, a member of the Nanometrics board of directors, with a strong reputation as a leader in the semiconductor industry, would be the chairman of the board of directors of the combined company as of the effective time;

•

that Michael P. Plisinski, the chief executive officer of Rudolph, would become the chief executive officer of the combined company as of the effective time and the Rudolph board of directors’ view of Mr. Plisinski’s strong track record as chief executive officer of Rudolph;

•	the structure of the transaction as a merger of equals, including the governance terms in the merger agreement providing that:

•	the board of directors of the combined company would include five designees from each of Nanometrics and Rudolph, plus Mr. Plisinski from Rudolph and Mr. Seams from Nanometrics;

•	Mr. Plisinski would serve as the chief executive officer of the combined company as of the effective time;

•	Mr. Seams, one of Nanometrics’ directors prior to the effective time, would serve as the chairman of the board of directors of the combined company as of the effective time;

•	a strong management team drawn from both Rudolph and Nanometrics would work together to integrate the two companies;

•

the nominating and corporate governance committee would be initially composed of three independent directors from Nanometrics and two independent directors from Rudolph, with one of the directors from Rudolph acting as chairman of such committee;

•

the audit committee would be initially composed of three independent directors from Rudolph and two independent directors from Nanometrics, with one of the directors from Nanometrics acting as chairman of such committee;

•

the compensation committee would be initially composed of three independent directors from Rudolph and two independent directors from Nanometrics, with one of the directors from Nanometrics acting as chairman of such committee;

•

the ad hoc integration committee would be initially composed of three directors from Rudolph and two directors from Nanometrics, with one of the directors from Nanometrics acting as chairman of such committee;

•	the other committees, if any, of the board would be initially composed of an equal number of directors from both Rudolph and Nanometrics; and

•	as of the effective time, the headquarters of the combined company would be in Wilmington, Massachusetts, with an operations office maintained in Milpitas, California;

•

that the exchange ratio of 0.8042 shares of Nanometrics common stock for each share of Rudolph common stock is fixed, consistent with the principles underlying the merger of equals structure for the transaction;

•

the historical and projected financial information concerning Rudolph’s business, financial performance and condition, results of operations, earnings, competitive position and prospects as a stand-alone company;

•

the information and discussions with Rudolph’s senior management and outside advisors regarding Nanometrics’ business, assets, financial condition, results of operations, current business strategy and prospects, including the projected long-term financial results of Nanometrics as a stand-alone company, the size and scale of the combined company and the expected pro forma effect of the proposed merger on the combined company;

•

the current and prospective business environment in which Rudolph and Nanometrics operate, including international, national and local economic conditions, the competitive and regulatory environment, and the likely effect of these factors on Rudolph and the combined company;

•	the recommendation of Rudolph’s senior management in favor of the merger;

•

that the merger and the all-stock consideration offered in connection therewith will provide Rudolph stockholders with ownership of approximately 50% of the combined company and therefore allow Rudolph stockholders to participate in the equity value of the combined company, including future growth and the expected cost synergies and revenue synergies resulting from the merger;

•

the fact that the shares of Nanometrics common stock that Rudolph stockholders would receive pursuant to the merger agreement would be registered and freely tradable following the completion of the merger;

•	the ability of Rudolph stockholders to approve or reject the merger by voting on the adoption of the merger agreement;

•	the impact of the merger on the customers, employees, suppliers and other stakeholders of Rudolph;

•

the Rudolph board of directors’ view, after consultation with Rudolph’s senior management and its legal counsel, concerning the likelihood that clearance under the HSR Act that is necessary to consummate the merger would be obtained, without the imposition of conditions sufficiently material to preclude the merger;

•

the oral opinion of Morgan Stanley, subsequently confirmed in writing, to the Rudolph board of directors that, as of June 23, 2019, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in its written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Rudolph common stock, other than Nanometrics and its affiliates, as more fully described under the section entitled “—Opinion of Morgan Stanley, Rudolph’s Financial Advisor” beginning on page 113 of this joint proxy statement/prospectus and the full text of the written opinion of Morgan Stanley, which is attached as Annex E to this joint proxy statement/prospectus;

•

the expected treatment of the merger as a tax-free reorganization under Section 368(a) of the Code for U.S. federal income tax purposes, as more fully described in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 200 of this joint proxy statement/prospectus;

•

the review by the Rudolph board of directors with its advisors of the structure of the proposed merger and the financial and other terms of the merger agreement, including the parties’ representations, warranties and covenants, the conditions to their respective obligations and the termination provisions as well as the likelihood of consummation of the proposed transactions and the evaluation of the

Rudolph board of directors of the likely time period necessary to complete the merger. The Rudolph board of directors also considered the following specific aspects of the merger agreement:

•

the nature of the closing conditions included in the merger agreement, including the reciprocal exceptions to the events that would constitute a material adverse effect on either Rudolph or Nanometrics for purposes of the merger agreement, as well as the likelihood of satisfaction of all conditions to completion of the transactions;

•

that the representations and warranties of Rudolph or Nanometrics, as well as the interim operating covenants requiring the parties to conduct their respective businesses in the ordinary course prior to completion of the merger, subject to specific limitations, are generally reciprocal;

•

the requirement to use reasonable best efforts to obtain clearance under the HSR Act, including, if necessary, by divesting assets, holding separate assets or otherwise taking any other action that would limit Rudolph’s or Nanometrics’ freedom of action, except to the extent that such action would reasonably be expected to be material to the combined company and its subsidiaries, taken as a whole, in each case, from and after the effective time;

•

the restrictions in the merger agreement on Nanometrics’ ability to respond to and negotiate certain alternative transaction proposals from third parties, the requirement that Nanometrics pay Rudolph a $26,000,000 termination fee if the merger agreement is terminated under certain circumstances and the inability of Nanometrics to terminate the merger agreement in connection with a change of recommendation by the Nanometrics board of directors;

•

Rudolph’s right to engage in negotiations with, and provide information to, a third party that makes an unsolicited written bona fide proposal relating to an alternative proposal, if the Rudolph board of directors has determined in good faith, after consultation with its outside legal counsel and financial advisors, that such proposal constitutes or could reasonably be expected to result in a transaction that is superior to the merger with Nanometrics (although Rudolph cannot terminate the merger agreement to accept a superior proposal); and

•

the right of the Rudolph board of directors, subject to certain conditions, to change its recommendation to Rudolph stockholders to vote “FOR” the Rudolph merger agreement proposal if a superior proposal is available or an intervening event has occurred (although Rudolph cannot terminate the merger agreement to accept a superior proposal or if an intervening event has occurred).

The Rudolph board of directors weighed these advantages and opportunities against a number of potentially negative factors in its deliberations concerning the merger agreement and the merger, including:

•	the risk that Nanometrics’ financial performance may not meet Rudolph’s expectations;

•

the difficulties and management challenges inherent in completing the merger and integrating the business, operations and workforces of Rudolph and Nanometrics and the risk of not capturing all of the anticipated cost synergies and the risk that other anticipated benefits of the merger might not be realized;

•

the amount of time it could take to complete the merger, including that completion of the merger depends on factors outside of Rudolph’s or Nanometrics’ control, and the risk that the pendency of the merger for an extended period of time following the announcement of the execution of the merger agreement could have an adverse impact on Rudolph or Nanometrics, including their respective customer, supplier and other business relationships;

•	the risk that the cultures of the two companies may not be as compatible as anticipated;

•	the possible diversion of management attention for an extended period of time during the pendency of the merger;

•	the risk that, despite the retention efforts of Rudolph and Nanometrics prior to the consummation of the merger, the combined company may lose key personnel;

•

the risk that changes in the regulatory landscape or new industry developments, including changes in customer preferences, may adversely affect the business benefits anticipated to result from the merger;

•

the provisions of the merger agreement which prohibit Rudolph from soliciting or entertaining other acquisition offers, the potential payment to Nanometrics by Rudolph of a termination fee of $26,000,000, as described in the section entitled “The Merger Agreement—Termination Fees” beginning on page 163 of this joint proxy statement/prospectus and the inability of Rudolph to terminate the merger agreement in connection with a change of recommendation by the Rudolph board of directors;

•

the risk that the $26,000,000 termination fee to which Rudolph may be entitled, subject to the terms and conditions of the merger agreement, in connection with termination of the merger agreement in certain circumstances may not be sufficient to compensate Rudolph for the harm that it might suffer as a result of such termination;

•	the potential for litigation relating to the proposed merger and the associated costs, burden and inconvenience involved in defending those proceedings;

•	that certain provisions of the merger agreement, although reciprocal, may have the effect of discouraging alternative proposals involving Rudolph;

•

the restrictions in the merger agreement on the conduct of Rudolph’s business during the period between execution of the merger agreement and the consummation of the merger, including that Rudolph must conduct its business only in the ordinary course, subject to specific limitations, which (although reciprocal to those limitations imposed on Nanometrics) could negatively impact Rudolph’s ability to pursue certain business opportunities or strategic transactions;

•	the risk that Rudolph stockholders or Nanometrics stockholders, as applicable, may not approve the proposals at the Rudolph special meeting or Nanometrics special meeting;

•

the risk that regulatory agencies may delay, object to and challenge the merger or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of Rudolph, Nanometrics or the combined company; see the section entitled “—Regulatory Approvals” beginning on page 131 of this joint proxy statement/prospectus;

•

the fact that the exchange ratio is fixed under the merger agreement, meaning that the trading value of the merger consideration, consisting of 0.8042 shares of Nanometrics common stock for each share of Rudolph common stock, upon consummation of the merger might be more or less than the trading value of such consideration on the date of the execution of the merger agreement;

•	the substantial transaction costs to be incurred in connection with the proposed merger; and

•

the risks of the type and nature described in the section entitled “Risk Factors” beginning on page 47 of this joint proxy statement/prospectus and the matters described in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45 of this joint proxy statement/prospectus.

The Rudolph board of directors considered all of these factors as a whole and, on balance, concluded that it supported a favorable determination to approve the merger agreement and to make its recommendations to Rudolph stockholders.

In addition, the Rudolph board of directors was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Rudolph stockholders generally, including the treatment of equity awards held by such directors and executive officers in the merger described in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus and the obligation of the combined company to indemnify Rudolph directors and officers against certain claims and liabilities.

The foregoing discussion of the information and factors that the Rudolph board of directors considered is not intended to be exhaustive, but rather is meant to include the material factors that the Rudolph board of directors considered. The Rudolph board of directors collectively reached the conclusion to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of the Rudolph board of directors believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that the Rudolph board of directors considered in connection with its evaluation of the merger, the Rudolph board of directors did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of the Rudolph board of directors. In considering the factors discussed above, individual directors may have given different weights to different factors.

The foregoing description of Rudolph’s consideration of the factors supporting the merger is forward-looking in nature. This information should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 45.

Opinion of Barclays, Nanometrics’ Financial Advisor

Nanometrics engaged Barclays Capital Inc., which is referred to as Barclays, to act as its financial advisor in connection with a potential strategic transaction with Rudolph pursuant to an engagement letter dated March 26, 2019. On June 23, 2019, Barclays rendered its oral opinion (which was subsequently confirmed in writing) to the Nanometrics board of directors that, as of such date and based upon and subject to the qualifications, limitations and assumptions stated in its opinion, the exchange ratio to be paid by Nanometrics in the merger was fair, from a financial point of view, to Nanometrics.

The full text of Barclays’ written opinion, dated as of June 23, 2019, is attached as Annex D to this joint proxy statement/prospectus. Barclays’ written opinion sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations upon the review undertaken by Barclays in rendering its opinion. You are encouraged to read the opinion carefully in its entirety. The following is a summary of Barclays’ opinion and the methodology that Barclays used to render its opinion. This summary is qualified in its entirety by reference to the full text of the opinion.

Barclays’ opinion, the issuance of which was approved by Barclays’ Valuation and Fairness Opinion Committee, is addressed to the Nanometrics board of directors, addresses only the fairness, from a financial point of view, of the exchange ratio to be paid by Nanometrics and does not constitute a recommendation to any Nanometrics stockholder as to how such stockholder should vote with respect to the merger or any other matter. The terms of the merger were determined through arm’s-length negotiations between Nanometrics and Rudolph and were unanimously approved by the Nanometrics board of directors. Barclays did not recommend any specific form of consideration to Nanometrics or that any specific form of consideration constituted the only appropriate consideration for the merger. Barclays was not requested to address, and its opinion does not in any manner address, Nanometrics’ underlying business decision to proceed with or effect the merger, the likelihood of the consummation of the merger, or the relative merits of the merger as compared to any other transaction in which Nanometrics may engage. In addition, Barclays expressed no opinion on, and its opinion does not in any manner address, the fairness of the amount or the nature of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the consideration paid in the merger or otherwise. No limitations were imposed by the Nanometrics board of directors upon Barclays with respect to the investigations made or procedures followed by it in rendering its opinion.

In arriving at its opinion, Barclays, among other things:

•	reviewed and analyzed the execution version of the merger agreement, dated as of June 23, 2019, and the specific terms of the merger;

•

reviewed and analyzed publicly available information concerning Nanometrics and Rudolph that Barclays believed to be relevant to its analysis, including Nanometrics’ Annual Report on Form 10-K for the fiscal year ended December 29, 2018, and its Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2019, and Rudolph’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019;

•

reviewed and analyzed the trading histories of Nanometrics common stock and Rudolph common stock from June 22, 2014 to June 21, 2019, and a comparison of those trading histories with those of other companies that Barclays deemed relevant;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Nanometrics furnished to Barclays by Nanometrics, including financial projections of Nanometrics prepared by Nanometrics’ management, referred to as the financial projections by Nanometrics;

•

reviewed and analyzed financial and operating information with respect to the business, operations and prospects of Rudolph furnished to Barclays by Rudolph including financial projections of Rudolph that Barclays was directed to utilize by the Nanometrics’ management, referred to as the financial projections by Rudolph;

•

reviewed and analyzed the pro forma impact of the merger on the future financial performance of the combined company, including cost savings and operating synergies expected by each of Rudolph’s management and Nanometrics’ management to result from the combination of the businesses of Nanometrics and Rudolph, referred to as the estimated synergies;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performances of each of Nanometrics and Rudolph;

•

reviewed and analyzed a comparison of the historical and projected financial results and present financial condition of each of Nanometrics and Rudolph with each other and with those of other companies that Barclays deemed relevant;

•	reviewed and analyzed a comparison of the financial terms of the merger with the financial terms of certain other transactions that Barclays deemed relevant;

•	reviewed and analyzed published estimates of independent research analysts with respect to the future financial performance, net asset value and price targets of each of Nanometrics and Rudolph;

•	had discussions with the Nanometrics’ management concerning Nanometrics’ business, operations, assets, liabilities, financial condition and prospects; and

•	undertook such other studies, analyses and investigations as Barclays deemed appropriate.

In arriving at its opinion, Barclays assumed and relied upon the accuracy and completeness of the financial and other information used by Barclays without any independent verification of such information (and did not assume responsibility or liability for any independent verification of such information). Barclays also relied upon the assurances of the Nanometrics’ management that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial projections by Nanometrics, upon the advice of Nanometrics, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Nanometrics’ management as to the future financial performance of Nanometrics and that Nanometrics would perform substantially in accordance with such projections and Barclays relied on the financial projections by Nanometrics in arriving at its opinion. With respect to the financial projections by Rudolph, upon the advice and at the direction of Nanometrics, Barclays assumed that such projections were reasonably prepared on a basis reflecting the best currently available estimates and judgments of the Rudolph’s management as to the future financial performance of Rudolph and that Rudolph would perform substantially in accordance with such projections and Barclays relied on the financial projections by Rudolph in arriving at its opinion. Furthermore, upon the advice of Nanometrics, Barclays assumed that the amounts and timing of the estimated synergies were reasonable and that the estimated synergies would be realized in accordance with such estimates. Barclays assumed no responsibility for and it expressed no view as to any such projections or estimates (including the estimated synergies) or the assumptions on which they are based. In arriving at its opinion, Barclays did not conduct a physical inspection of the properties and facilities of Nanometrics or Rudolph and did not make or obtain any evaluations or appraisals of the assets or liabilities of Nanometrics or Rudolph. In addition, Barclays was not authorized by Nanometrics to solicit, and Barclays did not solicit, any indications of interest from any third party with respect to the purchase of all or a part of Nanometrics’ business. Barclays’ opinion was necessarily based upon market, economic and other conditions as they existed on, and could be evaluated as of, June 23, 2019. Barclays assumed no responsibility for updating or revising its opinion based on events or circumstances that may have occurred after June 23, 2019. In addition, Barclays expressed no opinion as to the prices at which (i) shares of Nanometrics common stock would trade following the announcement of the merger or (ii) shares of Rudolph common stock would trade following the announcement or consummation of the merger. Barclays’ opinion should not be viewed as providing any assurance that the market value of the shares of Nanometrics common stock to be held by the Rudolph stockholders after the consummation of the merger would be in excess of the market value of the shares of Rudolph common stock owned by such stockholders at any time prior to the announcement or consummation of the merger.

Barclays assumed that the executed merger agreement would conform in all material respects to the last draft reviewed by Barclays prior to delivery of its opinion. In addition, Barclays assumed the accuracy of the representations and warranties contained in the merger agreement and all agreements related thereto. Barclays also assumed, upon the advice of Nanometrics, that all material governmental, regulatory and third party approvals, consents and releases for the merger would be obtained within the constraints contemplated by the merger agreement and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement thereof. Barclays did not express any opinion as to any tax or other consequences that might result from the merger, nor does its opinion address any legal, tax, regulatory or accounting matters, as to which Barclays understood that Nanometrics obtained such advice as it deemed necessary from qualified professionals.

In connection with rendering its opinion, Barclays performed certain financial, comparative and other analyses as summarized below. In arriving at its opinion, Barclays did not ascribe a specific range of values to the shares of Nanometrics common stock but rather made its determination as to fairness, from a financial point of view, to Nanometrics of the exchange ratio to be paid by Nanometrics in the merger on the basis of various financial and comparative analyses. The preparation of a fairness opinion is a complex process and involves various determinations as to the most appropriate and relevant methods of financial and comparative analyses and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to summary description.

In arriving at its opinion, Barclays did not attribute any particular weight to any single analysis or factor considered by it but rather made qualitative judgments as to the significance and relevance of each analysis and factor relative to all other analyses and factors performed and considered by it and in the context of the circumstances of the particular transaction. Accordingly, Barclays believes that its analyses must be considered as a whole, as considering any portion of such analyses and factors, without considering all analyses and factors as a whole, could create a misleading or incomplete view of the process underlying its opinion.

Summary of Material Financial Analyses

The following is a summary of the material financial analyses used by Barclays in preparing its opinion to the Nanometrics board of directors. The summary of Barclays’ analyses and reviews provided below is not a complete description of the analyses and reviews underlying Barclays’ opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description.

For the purposes of its analyses and reviews, Barclays made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Nanometrics or any other parties to the merger. No company, business or transaction considered in Barclays’ analyses and reviews is identical to Nanometrics, Rudolph, Merger Sub or the merger, and an evaluation of the results of those analyses and reviews is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions considered in Barclays’ analyses and reviews. None of Nanometrics, Rudolph, Merger Sub, Barclays or any other person assumes responsibility if future results are materially different from those discussed. Any estimates contained in these analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below. In addition, analyses relating to the value of companies, businesses or securities do not purport to be appraisals or reflect the prices at which the companies, businesses or securities may actually be sold. Accordingly, the estimates used in, and the results derived from, Barclays’ analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews summarized below include information presented in tabular format. In order to fully understand the financial analyses and reviews used by Barclays, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of Barclays’ analyses and reviews.

Relative Contribution Analysis (Management Case)

Barclays reviewed and analyzed the relative contributions of Nanometrics and Rudolph, respectively, to the combined company on a pro forma basis based on selected metrics, including net income, which is considered an equity value-based metric, for 2018A and 2019E to 2021E and revenue, gross profit and EBITDA, which are considered enterprise value-based metrics for 2018A and 2019E to 2021E, in each case based on the financial projections by Nanometrics and the financial projections by Rudolph provided by the management of Nanometrics and Rudolph, respectively. Barclays also performed a capital structure adjusted contribution analysis for the combined company, which was performed using the same metrics as above and calculated as Nanometrics’ current equity value divided by the sum of Nanometrics’ current equity value and Rudolph’s implied equity value. Rudolph’s implied equity value was calculated as an amount equal to (i) the product of (A) Nanometrics’ current enterprise value divided by Nanometrics’ enterprise value contribution percentage and (B) Rudolph’s enterprise value contribution percentage, minus (ii) Rudolph’s net debt. Each of the analyses excluded the estimated synergies. The following table reflects the results of these analyses:

	Relative Contribution of
	Nanometrics	Rudolph	Nanometrics	Rudolph
	(Unadjusted Contribution Analysis)		(Capital Structure Adjusted Contribution Analysis)
Equity Value-Based Metric Average	53%	47%	53%	47%
2018A Net Income	56%	44%	56%	44%
2019E Net Income	50%	50%	50%	50%
2020E Net Income	53%	47%	53%	47%
2021E Net Income	54%	46%	54%	46%

Equity Value	52%	48%	52%	48%

Enterprise Value-Based Metrics Average	55%	45%	53%	47%
2018A Revenue	54%	46%	52%	48%
2019E Revenue	53%	47%	51%	49%
2020E Revenue	53%	47%	51%	49%
2021E Revenue	54%	46%	52%	48%

2018A Gross Profit	56%	44%	53%	47%
2019E Gross Profit	54%	46%	52%	48%
2020E Gross Profit	55%	45%	53%	47%
2021E Gross Profit	56%	44%	54%	46%

2018A EBITDA	57%	43%	55%	45%
2019E EBITDA	52%	48%	50%	50%
2020E EBITDA	55%	45%	53%	47%
2021E EBITDA	56%	44%	54%	46%

Enterprise Value	54%	46%	52%	48%

Barclays, based on its professional judgment and experience, compared the results of the relative contribution analysis to the implied pro forma ownership interests in the combined company of Nanometrics stockholders (who hold shares of Nanometrics common stock immediately prior to the consummation of the merger) and Rudolph stockholders (who hold shares of Rudolph common stock immediately prior to the consummation of the merger and exchange each of their shares of Rudolph common stock for 0.8042 shares of Nanometrics common stock). Barclays calculated a reference range of the pro forma ownership of the combined company by the Nanometrics stockholders by using the low end and high end of the relative contribution analysis, which resulted in calculations of 49.7% at the low end to 56.2% at the high end. Barclays noted that the implied pro forma ownership of the combined company of Nanometrics stockholders under the merger would be 50.0%, which was within this reference range.

Selected Comparable Company Analysis

In order to assess how the public market values shares of similar publicly traded companies and to provide a range of relative implied equity values per share of Nanometrics common stock and per share of Rudolph common stock by reference to those companies, which could then be used to calculate implied Nanometrics pro forma ownership ranges, Barclays reviewed and compared specific financial and operating data relating to Nanometrics and Rudolph, respectively, with selected companies that Barclays, based on its experience in the semiconductor capital equipment industry, deemed comparable to Nanometrics and Rudolph, respectively. The selected comparable companies with respect to Nanometrics were:

•	Applied Materials, Inc.

•	Camtek Ltd.

•	KLA-Tencor Corporation

•	Lam Research Corporation

•	Nova Measuring Instruments Ltd.

•	Veeco Instruments Inc.

•	Rudolph Technologies, Inc.

The selected comparable companies with respect to Rudolph were:

•	Applied Materials, Inc.

•	Camtek Ltd.

•	KLA-Tencor Corporation

•	Lam Research Corporation

•	Nova Measuring Instruments Ltd.

•	Veeco Instruments Inc.

•	Nanometrics Incorporated

Barclays calculated and compared various financial multiples and ratios of Nanometrics and Rudolph and the selected comparable companies. As part of its selected comparable company analysis, Barclays calculated and analyzed each company’s ratio of its current stock price to its projected earnings per share (commonly referred to as a price earnings ratio), and each company’s enterprise value to certain projected financial criteria (such as revenue and earnings before interest, taxes, depreciation and amortization, or EBITDA). The enterprise value of each company was obtained by adding its short and long-term debt to the sum of the market value of its common equity, and subtracting its cash and cash equivalents. All of these calculations were performed, and based on publicly available financial data and closing prices, as of June 21, 2019, the last trading date prior to the delivery of Barclays’ opinion. The results of this selected comparable companies analysis are summarized below:

Multiple Range
	Low	Median[1]	High
Enterprise Value to 2019E Revenue Ratio	1.63x	2.63x	4.08x
Enterprise Value to 2020E Revenue Ratio	1.39x	2.32x	3.73x
Enterprise Value to 2019E EBITDA Ratio	8.9x	10.7x	11.4x
Enterprise Value to 2020E EBITDA Ratio	7.4x	9.0x	23.4x
2019E Price to Earnings Ratio	12.7x	13.4x	20.8x
2020E Price to Earnings Ratio	11.3x	11.7x	18.2x
[1] Median excludes Nanometrics and Rudolph

Barclays selected the comparable companies listed above because their businesses and operating profiles are reasonably similar to that of Nanometrics or Rudolph, as applicable. However, because of the inherent differences between the business, operations and prospects of Nanometrics or Rudolph, as applicable, and those of the selected comparable companies, Barclays believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the selected comparable company analysis. Accordingly, Barclays also made qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Nanometrics or Rudolph, as applicable, and the selected comparable companies that could affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, growth prospects, profitability levels and degree of operational risk between Nanometrics or Rudolph, as applicable, and the companies included in the selected company analysis.

Based upon these judgments, Barclays selected a range of multiples derived from the comparable public companies and applied to the corresponding financial data for each of Nanometrics and Rudolph as provided by Nanometrics and Rudolph, respectively, to calculate a range of implied equity values per share of Nanometrics common stock and implied equity values per share of Rudolph common stock, which were then used to calculate a reference range of the pro forma ownership of the combined company. Barclays calculated the implied pro forma ownership of the combined company by (i) dividing the lowest implied equity value of Nanometrics common stock by the sum of (A) the lowest implied equity value of Nanometrics common stock and (B) the highest implied equity value of Rudolph common stock and (ii) dividing the highest implied equity value of Nanometrics common stock by the sum of (A) the highest implied equity value of Nanometrics common stock and (B) the lowest implied equity value of Rudolph common stock, taking the average of (i) and (ii) and adjusting the average by positive 10% and negative 10%. The following table reflects the results of this analysis as compared to the implied pro forma ownership of the combined company of Nanometrics stockholders under the merger of 50.0%:

Selected Ranges of Multiples
	2019E	2020E
Enterprise Value to Revenue Ratio	2.0x–2.75x	1.75x–2.50x
Enterprise Value to EBITDA Ratio	10.0x–11.0x	8.0x–10.0x
Price to Earnings Ratio	12.5x–14.0x	11.0x–12.5x

Implied Price Per Share Range
	2019E	2020E
Enterprise Value to Revenue Ratio (Nanometrics)	$30.53–$39.89	$31.96–$43.26
Enterprise Value to Revenue Ratio (Rudolph)	$23.57–$30.33	$24.31–$32.35
Enterprise Value to EBITDA Ratio (Nanometrics)	$31.58–$34.18	$38.50–$46.73
Enterprise Value to EBITDA Ratio (Rudolph)	$25.03–$26.98	$27.36–$32.81
Price to Earnings Ratio (Nanometrics)	$24.29–$27.20	$33.38–$37.93
Price to Earnings Ratio (Rudolph)	$19.76–$22.13	$24.81–$28.20

Implied Nanometrics Pro Forma Ownership Range
	2019E	2020E
Enterprise Value to Revenue Ratio	46.1%–56.3%	46.4%–56.7%
Enterprise Value to EBITDA Ratio	45.4%–55.5%	47.9%–58.5%
Price to Earnings Ratio	44.7%–54.7%	46.8%–57.2%

Discounted Cash Flow Analysis

In order to estimate the present value of Nanometrics common stock and Rudolph common stock, Barclays performed a discounted cash flow analysis of each of Nanometrics and Rudolph. A discounted cash flow analysis is a traditional valuation methodology used to derive a valuation of an asset by calculating the “present value” of estimated future cash flows of the asset. “Present value” refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors.

To calculate the estimated enterprise value of Nanometrics using the discounted cash flow method, Barclays added (and discounted to present values using a range of selected discount rates) (i) the unlevered free cash flows for Nanometrics calculated by Barclays based on the projections by Nanometrics for the stub period from June 22, 2019 through December 31, 2019, and for the fiscal years 2020 and 2021 to (ii) the “terminal value” of Nanometrics as of December 31, 2021. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. The projected unlevered free cash flows were calculated by Barclays as the amount equal to (a) EBITDA, excluding depreciation and amortization, multiplied by (b) one minus the tax rate, subtracting (c) capital expenditures and changes in net working capital, and adding the impact of (d) depreciation, amortization, and stock based compensation. Using the “perpetuity growth” method, the terminal value of Nanometrics was estimated by selecting a range of 2.0% to 4.0% of annual growth rates for Nanometrics in perpetuity after December 31, 2021, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the financial projections by Nanometrics and market expectations regarding long-term growth of gross domestic product and inflation. The range of after-tax discount rates of 11.0% to 13.0% was selected based on an analysis of the weighted average cost of capital of Nanometrics and the comparable companies. Barclays then calculated a range of implied present value prices per share of Nanometrics common stock by subtracting estimated net debt (found by subtracting the value of Nanometrics’ cash and cash equivalents and marketable securities from the principal amount of its total debt, which is zero) as of June 20, 2019 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the diluted number of shares of Nanometrics common stock, calculated using the treasury stock method, and using the number of shares of Nanometrics common stock, Nanometrics options, Nanometrics RSU awards, Nanometrics PRSU awards, and Nanometrics common stock subject to purchase rights under the Nanometrics Employee Stock Purchase Plan outstanding as of June 20, 2019, as indicated in the table below.

Discounted Cash Flow Analysis
Implied Equity Value Per Share Reference Range	$41.35–$59.88

To calculate the estimated enterprise value of Rudolph using the discounted cash flow method, Barclays added (and discounted to present using a range of selected discount rates) (i) the projected unlevered free cash flows for Rudolph calculated by Barclays for the stub period from June 21, 2019 through December 31, 2019 and for the fiscal years 2020 and 2021 based on the financial projections by Rudolph.to (ii) the “terminal value” of Rudolph as of December 31, 2021. Barclays used the mid-year convention in its discounted cash flow analysis to more accurately reflect the present value of future cash flows because cash flows are actually earned throughout the year rather than at the end of the year. Barclays calculated the projected unlevered free cash flows of Rudolph calculated as the amount equal to (a) EBITDA, excluding depreciation and amortization, multiplied by (b) one minus the tax rate, subtracting (c) capital expenditures and changes in net working capital, and adding the impact of (d) depreciation, amortization, and stock based compensation. Using the “perpetuity growth” method, the terminal value of Rudolph was estimated by selecting a range of 2.0% to 4.0% of annual growth rates for Rudolph in perpetuity after December 31, 2021, which range was derived by Barclays utilizing its professional judgment and experience, taking into account the financial projections by Rudolph and market expectations regarding long-term growth of gross domestic product and inflation. The range of after-tax discount rates of 11.0% to 13.0% was selected based on an analysis of the weighted average cost of capital of Rudolph and the comparable companies. Barclays then calculated a range of implied present value prices per share of common stock of Rudolph by subtracting estimated net debt (found by subtracting the value of Rudolph’s cash and cash equivalents and marketable securities from the principal amount of its total debt which is zero) as of June 20,

2019 from the estimated enterprise value using the discounted cash flow method and dividing such amount by the diluted number of shares of common stock of Rudolph, calculated using the treasury stock method, and using the number of shares of common stock of Rudolph, Rudolph options, Rudolph RSU Awards, Rudolph PSU awards, and Rudolph common stock subject to purchase rights under the Rudolph ESPP outstanding as of June 20, 2019, as indicated in the table below.

Discounted Cash Flow Analysis
Implied Equity Value Per Share Reference Range	$32.48–$46.98

Based on the range of implied equity values per share calculated in the Nanometrics discounted cash flow analysis and the Rudolph discounted cash flow analysis, Barclays calculated a range of implied equity values at each price and derived the implied pro forma ownership of the combined company by Nanometrics stockholders. Barclays calculated the implied pro forma ownership of the combined company by (i) dividing the lowest implied equity value of Nanometrics common stock by the sum of (A) the lowest implied equity value of Nanometrics common stock and (B) the highest implied equity value of common stock of Rudolph and (ii) dividing the highest implied equity value of Nanometrics common stock by the sum of (A) the highest implied equity value of Nanometrics common stock and (B) the lowest implied equity value of common stock of Rudolph, taking the average of (i) and (ii) and adjusting the average by positive 10% and negative 10%. The following table reflects the results of this analysis, as compared to the implied pro forma ownership of the combined company by Nanometrics stockholders under the merger of 50.0%:

Discounted Cash Flow Analysis
Implied Nanometrics Pro Forma Ownership Range	45.5%–55.6%

Other Factors

Barclays also reviewed and considered other factors, which were not considered part of its financial analyses in connection with rendering its advice, but were references for informational purposes, including, among other things, Relative Contribution Analysis (Equity Analyst Case), Transaction Premium Analysis, Equity Analyst Target Prices Analysis and Historical Share Price Analysis, each described below.

Relative Contribution Analysis (Equity Analyst Case)

Barclays reviewed and analyzed the relative contributions of Nanometrics and Rudolph, respectively, to the combined company on a pro forma basis using the same metrics as above under “The Merger—Opinion of Barclays, Nanometrics’ Financial Advisor—Relative Contribution Analysis (Management Case),” beginning on page 105 of this joint proxy statements/prospectus except using estimates from Wall Street research analysts rather than the financial projections by Nanometrics and financial projections by Rudolph, respectively. Barclays, using its professional judgment, chose not to include 2021E in this analysis because the sample size of Wall Street equity research analysts with estimates for 2021 was not meaningful. These relative contribution analyses were used for informational purposes only and were not included in Barclays’ financial analysis. The following table reflects the results of these analyses:

	Relative Contribution of
	Nanometrics	Rudolph	Nanometrics	Rudolph
	(Unadjusted Contribution Analysis)		(Capital Structure Adjusted Contribution Analysis)
Equity Value-Based Metric Average	53%	47%	53%	47%
2018A Net Income	56%	44%	56%	44%
2019E Net Income	50%	50%	50%	50%
2020E Net Income	54%	46%	54%	46%
2021E Net Income	N/A		N/A

Equity Value	52%	48%	52%	48%

Enterprise Value-Based Metrics Average	54%	46%	53%	47%
2018A Revenue	54%	46%	52%	48%
2019E Revenue	53%	47%	51%	49%
2020E Revenue	54%	46%	52%	48%
2021E Revenue	N/A		N/A

2018A Gross Profit	56%	44%	53%	47%
2019E Gross Profit	54%	46%	52%	48%
2020E Gross Profit	55%	45%	53%	47%
2021E Gross Profit	N/A		N/A

2018A EBITDA	57%	43%	55%	45%
2019E EBITDA	52%	48%	51%	49%
2020E EBITDA	56%	44%	54%	46%
2021E EBITDA	N/A		N/A

Enterprise Value	54%	46%	52%	48%

Transaction Premium Analysis

In order to assess the premium paid by Nanometrics in the merger relative to the premiums paid by other companies in other “merger of equals” transactions, Barclays reviewed the premiums paid in the selected precedent transactions valued between $250 million and $10 billion from January 1, 2010 to June 21, 2019 involving legal targets that were U.S. companies (excluding real estate and business development company transactions). For each transaction, Barclays calculated the premium per share paid by the acquiror by comparing the announced transaction value per share to the target company’s (i) closing share price as of one trading day prior to announcement or, where applicable, prior to rumor or leak and (ii) average closing share price as of 30 calendar days prior to announcement or, where applicable, prior to rumor or leak. For each of the selected precedent transactions, the transaction value per share at announcement was calculated by Barclays based upon the acquiror closing share price as of one trading day and average closing price for the 30 calendar days prior to the date of announcement or, where applicable, prior to rumor or leak. The third quartile, mean, median and first quartile premiums observed for the selected precedent transactions were as follows:

	Premiums
	1-Day	30-Day Average
First Quartile	2.4%	4.1%
Median	9.8%	12.8%
Mean	12.9%	13.7%
Third Quartile	15.3%	18.9%

The reasons for and the circumstances surrounding each of the transactions analyzed in the transaction premium analysis were diverse and there are inherent differences in the business, operations, financial conditions and prospects of Nanometrics and Rudolph and the companies included in the transaction premium analysis. Accordingly, Barclays believed that a purely quantitative transaction premium analysis would not be particularly meaningful in the context of considering the merger. Barclays therefore made qualitative judgments concerning the differences between the characteristics of the selected transactions and the merger which would affect the acquisition values of the target companies and Rudolph. Based upon these judgments, Barclays selected a reference range of illustrative premiums of 2.4% to 15.3% (based on the above 1-Day analysis) and of 4.1% to 18.9% (based on the above 30-Day analysis) and applied it to the closing price and 30-day average closing price of Nanometrics common stock and Rudolph common stock on June 21, 2019 to calculate a reference range of implied equity values of each of Nanometrics and Rudolph, which Barclays then used to calculate the pro forma ownership of the combined company by Nanometrics stockholders. Barclays calculated the implied pro forma ownership of the combined company by (i) dividing the lowest implied equity value of Nanometrics common stock by the sum of (A) the lowest implied equity value of Nanometrics common stock and (B) the highest implied equity value of common stock of Rudolph and (ii) dividing the highest implied equity value of Nanometrics common stock by the sum of (A) the highest implied equity value of Nanometrics common stock and (B) the lowest implied equity value of common stock of Rudolph. The following summarizes the result of these calculations:

	Selected Illustrative Premiums Reference Range	Implied Nanometrics Per Share Price Range	Implied Rudolph Per Share Price Range	Implied Nanometrics Pro Forma Ownership Range
1-Day Premiums	2.4%–15.3%	$34.58–$38.94	$25.63–$28.86	49.1%–55.0%
30-Day Premiums	4.1%–18.9%	$32.56–$37.18	$24.93–$28.47	47.9%–54.5%

Barclays noted that on the basis of the transaction premium analysis, the implied pro forma ownership of the combined company by Nanometrics stockholders under the merger of 50.0% was within the reference range implied by the illustrative premiums derived from Barclays’ aforementioned analyses. Transaction premiums paid were used for informational purposes only and were not included in Barclays’ financial analyses.

Equity Analyst Target Prices Analysis

Barclays reviewed, for informational purposes, the price targets published by five equity research analysts (as of June 21, 2019) covering Nanometrics and five equity research analysts (as of June 21, 2019) covering Rudolph. The per share price target range for Nanometrics was $39.00 to $42.00 and the per share price target range for Rudolph was $23.00 to $32.00. Barclays used these per share price target ranges to calculate the implied equity value at each price and derived a reference range of implied pro forma ownership of the combined company by Nanometrics stockholders of 49.5% at the low end and 59.5% at the high end, noting that the implied pro forma ownership of the combined company by Nanometrics stockholders under the merger of 50.0% was within this reference range. Barclays calculated the implied pro forma ownership of the combined company by (i) dividing the lowest equity value of Nanometrics common stock by the sum of (A) the lowest equity value of Nanometrics common stock and (B) the highest equity value of common stock of Rudolph and (ii) dividing the highest equity value of Nanometrics common stock by the sum of (A) the highest equity value of Nanometrics common stock and (B) the lowest equity value of common stock of Rudolph.

Equity analyst target prices were used for informational purposes only and were not included in the financial analysis.

Historical Share Price Analysis

Barclays reviewed the 52-week high and low closing share prices for Nanometrics and Rudolph, as of June 21, 2019. Nanometrics’ 52-week low closing share price was $25.58 and its 52-week high closing share price was $46.22. Rudolph’s 52-week low closing share price was $18.37 and its 52-week high closing share price was $31.70. Based on the 52-week high and low closing share prices for Nanometrics and Rudolph, as of June 21, 2019, Barclays calculated the implied equity value at each price and derived a reference range of implied pro forma ownership of the combined company by Nanometrics stockholders of 47.8% at the low end and 58.5% at the high end. Barclays calculated the implied pro forma ownership of the combined company by (i) dividing the lowest equity value of Nanometrics common stock by the sum of (A) the lowest equity value of Nanometrics common stock and (B) the highest equity value of common stock of Rudolph and (ii) dividing the highest equity value of Nanometrics common stock by the sum of (A) the highest equity value of Nanometrics common stock and (B) the lowest equity value of common stock of Rudolph, taking the average of (i) and (ii) and adjusting the average by positive 10% and negative 10%.

Historical share prices were used for informational purposes only and were not included in the financial analysis.

General

Barclays is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Nanometrics board of directors selected Barclays because of its familiarity with Nanometrics and its qualifications, reputation and experience in the valuation of businesses and securities in connection with mergers and acquisitions generally, as well as substantial experience in transactions comparable to the merger.

Barclays is acting as financial advisor to Nanometrics in connection with the merger. As compensation for its services in connection with the merger, Nanometrics is obliged to pay Barclays an opinion fee of $500,000, which is referred to as the opinion fee, payable upon the delivery of Barclays’ opinion. The opinion fee is not contingent upon the conclusion of Barclays’ opinion or the consummation of the merger. Additional compensation of $8,500,000 will be payable on completion of the merger against which the amounts paid for the opinion will be credited. In addition, Nanometrics has agreed to reimburse Barclays for a portion of its reasonable expenses incurred in connection with the merger and to indemnify Barclays for certain liabilities that may arise out of its engagement by Nanometrics and the rendering of Barclays’ opinion. Barclays has performed various investment banking and financial services for Nanometrics and Rudolph in the past, and expects to perform such services in the future, and has received, and expects to receive, customary fees for such services. Barclays has not received investment banking fees from Nanometrics or from Rudolph for the period beginning January 1, 2016 through June 23, 2019.

Barclays and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of its business, Barclays and affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of Nanometrics and Rudolph for its own account and for the accounts of its customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

Opinion of Morgan Stanley, Rudolph’s Financial Advisor

Rudolph retained Morgan Stanley to act as financial advisor to the Rudolph board of directors in connection with the proposed merger of Rudolph and Nanometrics. The Rudolph board of directors selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, expertise and reputation, its knowledge of, and involvement in, recent transactions in the industry, and its knowledge of Rudolph’s business and affairs. At the meeting of the Rudolph board of directors on June 23, 2019, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of the review undertaken by Morgan Stanley as set forth in the written opinion, the exchange ratio pursuant to the merger agreement was fair from a financial point of view to the holders of shares of Rudolph common stock, other than Nanometrics and its affiliates.

The full text of the written opinion of Morgan Stanley, dated as of June 23, 2019, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of the review undertaken by Morgan Stanley in rendering its opinion, is attached to this joint proxy statement/prospectus as Annex E. You are encouraged to read the entire opinion carefully and in its entirety. Morgan Stanley’s opinion was rendered for the benefit of the Rudolph board of directors, in its capacity as such, and addressed only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of Rudolph common stock, other than Nanometrics and its affiliates. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Rudolph common stock or Nanometrics common stock would trade at any time in the future, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of any party to the merger, or any class of such persons. The opinion was addressed to, and rendered for the benefit of, the Rudolph board of directors and was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Rudolph common stock or any holder of shares of Nanometrics common stock as to how to vote or act on any matter with respect to the merger or related transactions, or any other action with respect to the transactions contemplated by the merger agreement, including the merger.

In connection with rendering its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of Rudolph and Nanometrics, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning Rudolph and Nanometrics, respectively;

•

reviewed certain financial projections prepared by the managements of Rudolph and Nanometrics, respectively, and certain extrapolations of such financial projections prepared with guidance from the management of Rudolph which were reviewed and approved for Morgan Stanley’s use by the management of Rudolph, which are referred to as the financial projections by Rudolph;

•

reviewed information relating to certain strategic, financial and operational benefits anticipated from the merger, prepared by the management of Rudolph, which are referred to as the estimated synergies;

•	discussed the past and current operations and financial condition and the prospects of Rudolph and Nanometrics, respectively, including the estimated synergies, with senior executives of Rudolph;

•	reviewed the pro forma impact of the merger on Nanometrics’ earnings per share, consolidated capitalization and certain financial ratios;

•	reviewed the reported prices and trading activity for Rudolph common stock and Nanometrics common stock;

•

compared the financial performance of Rudolph and Nanometrics and the prices and trading activity of Rudolph common stock and Nanometrics common stock with that of certain other publicly-traded companies comparable with Rudolph and Nanometrics, respectively, and their securities;

•	participated in discussions and negotiations among representatives of Rudolph and Nanometrics and their financial and legal advisors;

•	reviewed the merger agreement and certain related documents; and

•	performed such other analyses and considered such other factors as Morgan Stanley deemed appropriate.

In arriving at its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied, or otherwise made available to Morgan Stanley by Rudolph and Nanometrics, and formed a substantial basis for its opinion. At Rudolph’s direction, Morgan Stanley’s analyses relating to the business and financial prospects of Rudolph and Nanometrics, respectively, for purposes of its opinion were based on the financial projections by Rudolph and the estimated synergies. With respect to the financial projections by Rudolph and the estimated synergies, Morgan Stanley assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of Rudolph and Nanometrics of the future financial performance of Rudolph and Nanometrics. Morgan Stanley expressed no views as to such financial projections by Rudolph or estimated synergies nor the assumptions on which they were based. Furthermore, Morgan Stanley relied upon, without independent verification, the assessment by the management of Rudolph of: (i) the timing and risks associated with the integration of Rudolph and Nanometrics; (ii) the ability to retain key employees of Rudolph and Nanometrics, respectively; and (iii) the validity of, and risks associated with, Rudolph’s and Nanometrics’ existing and future technologies, intellectual property, products, services and business models. In addition, Morgan Stanley assumed that the merger will be consummated in accordance with the terms set forth in the merger agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger will be treated as a tax-free reorganization, pursuant to the Code, and that the definitive merger agreement would not differ in any material respect from the draft thereof furnished to Morgan Stanley. Morgan Stanley assumed that, in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed merger. Morgan Stanley did not express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection therewith. Morgan Stanley is not a legal, tax, or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessment of Rudolph and Nanometrics and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. Morgan Stanley is not a legal expert, and for purposes of its analysis it did not make any assessment of the status of any outstanding litigation involving Nanometrics and excluded the effects of any such litigation in its analysis. Morgan Stanley expressed no opinion with respect to the fairness of the amount or nature of the compensation to any officers, directors or employees of Rudolph, or any class of such persons, relative to the consideration to be paid to the holders of shares of Rudolph common stock in the transaction. Morgan Stanley’s opinion did not address the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of Rudolph or Nanometrics, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, June 23, 2019. Events occurring after June 23, 2019 may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion.

In arriving at its opinion, Morgan Stanley was not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving Rudolph.

Summary of Financial Analyses

The following is a brief summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion dated June 23, 2019. The following summary is not a complete description of Morgan Stanley’s opinion or the financial analyses performed and factors considered by Morgan Stanley in connection with its opinion, nor does the order of analyses described represent the relative importance or weight given to those analyses. In connection with arriving at its opinion, Morgan Stanley considered all of its analyses as a whole and did not attribute any particular weight to any analysis described below. Considering any portion of such analyses and factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying Morgan Stanley’s opinion. Some of these summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

In performing the financial analyses summarized below and in arriving at its opinion, Morgan Stanley utilized and relied upon certain financial projections provided by Rudolph’s and Nanometrics’ managements and referred to below. For further information regarding the financial projections by Rudolph, see the section entitled “—Rudolph Unaudited Financial Projections” beginning on page 126 of this joint proxy statement/prospectus. In addition, Morgan Stanley utilized and relied upon estimates of net cash of Rudolph and Nanometrics, respectively, as provided by Rudolph’s management and Nanometrics’ management.

On June 23, 2019, Rudolph and Nanometrics entered into the merger agreement pursuant to which each share of Rudolph common stock (other than Rudolph excluded shares), would be exchanged for 0.8042 shares of Nanometrics common stock, which is referred to as the exchange ratio. Based on the exchange ratio, Morgan Stanley calculated that, as a result of the merger, based on each of Rudolph’s and Nanometrics’ fully diluted shares outstanding including equity awards, using the treasury stock method (such information provided by the managements of Rudolph and Nanometrics as of June 20, 2019), Rudolph stockholders would own approximately 50% and Nanometrics stockholders would own approximately 50% of the fully diluted shares outstanding of Nanometrics common stock following completion of the merger pursuant to the merger agreement.

Public Trading Comparables Analysis

Morgan Stanley performed a public trading comparables analysis, which attempts to provide an implied value of a company by comparing it to similar companies that are publicly traded. Morgan Stanley reviewed and compared certain financial estimates for each of Rudolph and Nanometrics with comparable publicly available consensus equity analyst research estimates for selected companies that, in Morgan Stanley’s professional judgment, share similar business characteristics and have certain comparable operating characteristics including, among other things, similar revenue growth rates, profitability, scale and/or other similar operating characteristics (which companies are referred to as the comparable companies). These companies were the following:

Metrology / Inspection

•	Camtek Ltd.

•	KLA Corporation (formerly known as KLA-Tencor Corporation)

•	Nova Measuring Instruments Ltd.

•	Veeco Instruments, Inc.

Mid-Cap Semiconductor Equipment

•	Advanced Energy Industries, Inc.

•	ASM International N.V.

•	Axcelis Technologies, Inc.

•	BE Semiconductor Industries N.V.

•	Brooks Automation, Inc.

•	Coherent, Inc.

•	Cohu, Inc.

•	FormFactor, Inc.

•	Kulicke and Soffa Industries, Inc.

•	MKS Instruments, Inc.

•	Teradyne, Inc.

For purposes of this analysis, Morgan Stanley analyzed the ratio of (i) aggregate value, which Morgan Stanley defined as fully diluted market capitalization plus total debt, plus preferred stock, plus non-controlling interest, less cash and cash equivalents (including marketable securities), to EBITDA, which Morgan Stanley defined as net income excluding net interest expense, income tax expense and certain other non-cash and non-recurring items, principally depreciation, amortization, and stock based compensation, and (ii) price to earnings, which Morgan Stanley defined as the ratio of price per share to estimated earnings per share, unburdened by stock based compensation and amortization, for calendar years (referred to as CYs) 2019 and 2020, of each of these comparable companies based on publicly available financial information compiled by Thomson Reuters for comparison purposes. For Rudolph’s aggregate value calculation, Morgan Stanley also added the book value of contingent consideration payable as reported in Rudolph’s Form 10-Q for the quarterly period ending March 31, 2019, and subtracted the book value of loan receivables. For Nanometrics’ aggregate value calculation, Morgan Stanley also added the book value of the net funding deficiency of Nanometrics’ defined benefit pension plan as reported in Nanometrics Form 10-K for the fiscal year ended December 29, 2018.

For the purposes of this analysis and certain other analyses described below, Morgan Stanley utilized (i) publicly available financial information for both Rudolph and Nanometrics available as of June 21, 2019 (the last full trading day prior to the meeting of the Rudolph board of directors to approve and adopt the merger agreement and approve the transactions contemplated thereby, including the merger), which is referred to as the Rudolph street case and the Nanometrics street case, as applicable, (ii) financial projections prepared by Rudolph relating to the business and operations of Rudolph, which is referred to as the Rudolph management case, and (iii) financial projections prepared by Nanometrics relating to the business and operations of Nanometrics, which is referred to as the Nanometrics management case. For further information regarding the financial projections by Rudolph, see the section entitled “—Rudolph Unaudited Financial Projections” beginning on page 126 of this joint proxy statement/prospectus.

Based on this analysis and its professional judgment, Morgan Stanley selected (i) reference ranges of AV / EBITDA (unburdened by stock based compensation) of 10.0x–15.0x and 8.0x–12.0x for CYs 2019 and 2020, respectively, and (ii) reference ranges of Price / EPS (unburdened by amortization and stock based compensation) of 15.0x–20.0x and 11.0x–16.0x for CYs 2019 and 2020, respectively.

Rudolph Public Trading Comparables Analysis

Morgan Stanley applied the selected reference ranges to the corresponding statistics set forth in the Rudolph management case and the Rudolph street case. Morgan Stanley’s analysis resulted in the following implied fully diluted share prices for Rudolph common stock (rounded to the nearest dollar):

Public Trading Multiples	Reference Range	Implied Value Per Share Range for Rudolph
CY2019E AV / EBITDA
Rudolph management case	10.0x–15.0x	$28–$38
Rudolph street case	10.0x–15.0x	$20–$27

CY2020E AV / EBITDA
Rudolph management case	8.0x–12.0x	$29–$41
Rudolph street case	8.0x–12.0x	$21–$28

CY2019E Price / EPS
Rudolph management case	15.0x–20.0x	$27–$35
Rudolph street case	15.0x–20.0x	$20–$27

CY2020E Price / EPS
Rudolph management case	11.0x–16.0x	$27–$39
Rudolph street case	11.0x–16.0x	$19–$28

Nanometrics Public Trading Comparables Analysis

Morgan Stanley applied the selected reference ranges to the corresponding statistics set forth in the Nanometrics management case and the Nanometrics street case. Morgan Stanley’s analysis resulted in the following implied fully diluted share prices for Nanometrics common stock (rounded to the nearest dollar):

Public Trading Multiples	Reference Range	Implied Value Per Share Range for Rudolph
CY2019E AV / EBITDA
Nanometrics management case	10.0x–15.0x	$36–$52
Nanometrics street case	10.0x–15.0x	$30–$42

CY2020E AV / EBITDA
Nanometrics management case	8.0x–12.0x	$42–$60
Nanometrics street case	8.0x–12.0x	$35–$49

CY2019E Price / EPS
Nanometrics management case	15.0x–20.0x	$35–$46
Nanometrics street case	15.0x–20.0x	$27–$36

CY2020E Price / EPS
Nanometrics management case	11.0x–16.0x	$37–$54
Nanometrics street case	11.0x–16.0x	$30–$44

Exchange Ratio Implied by Public Trading Comparables Analysis

Morgan Stanley then calculated the estimated implied exchange ratio range as set forth in the table below. Morgan Stanley calculated the high end of the exchange ratio range by dividing the highest per share price for Rudolph resulting from the application of the relevant multiples described above by the lowest per share price for Nanometrics resulting from the application of the relevant multiples described above. Morgan Stanley calculated the low end of the exchange ratio range by dividing the lowest per share price for Rudolph resulting from the application of the relevant multiples described above by the highest per share price for Nanometrics resulting from the application of the relevant multiples described above.

Public Trading Multiples	Implied Transaction Exchange Ratio Range
CY2019E AV / EBITDA *
Rudolph management case to Nanometrics management case	0.53x–1.06x
Rudolph street case to Nanometrics street case	0.47x–0.89x

CY2020E AV / EBITDA *
Rudolph management case to Nanometrics management case	0.49x–0.97x
Rudolph street case to Nanometrics street case	0.42x–0.81x

CY2019E Price / EPS **
Rudolph management case to Nanometrics management case	0.57x–1.02x
Rudolph street case to Nanometrics street case	0.57x–1.01x

CY2020E Price / EPS **
Rudolph management case to Nanometrics management case	0.50x–1.05x
Rudolph street case to Nanometrics street case	0.44x–0.92x

*	EBITDA as utilized by Morgan Stanley was unburdened by stock based compensation to conform with Rudolph’s non-GAAP reporting
**	EPS as utilized by Morgan Stanley was unburdened by stock based compensation and amortization to conform with Rudolph’s non-GAAP reporting

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.8042x, which implied Rudolph stockholder ownership of approximately 50% of the fully diluted shares outstanding of Nanometrics common stock based on each of Rudolph’s and Nanometrics’ fully diluted shares outstanding including equity awards (using the treasury stock method) as provided by Rudolph and Nanometrics as of June 20, 2019.

No company utilized in the public trading comparables analysis is identical to either Rudolph or Nanometrics. In evaluating the comparable companies, Morgan Stanley made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the control of Rudolph or Nanometrics. These include, among other things, the impact of competition on Rudolph’s or Nanometrics’ business and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of Rudolph or Nanometrics, the industry, and in the financial markets in general.

Relative Discounted Cash Flow Analysis

Morgan Stanley performed a discounted cash flow analysis, which is designed to provide an implied value of a company by calculating the present value of the estimated future unlevered cash flows and terminal value of such company. For purposes of this analysis, unlevered free cash flows were calculated as EBITDA (unburdened by stock based compensation), less stock based compensation, less depreciation and amortization, less taxes, plus depreciation and amortization, less capital expenditures, less increases in net working capital, and plus decreases in net working capital.

Rudolph Discounted Cash Flow Analysis

Morgan Stanley calculated the estimated present value of the stand-alone unlevered free cash flows that Rudolph was forecasted to generate during the second half of CY 2019 and CYs 2020 through 2028. Financial data used in this analysis were based on the Rudolph management case for the second half of CY 2019 and CYs 2020 and 2021, and the estimates for CYs 2022 through 2028 were developed at the direction, and approval, of the management of Rudolph by an extrapolation of the relevant 2021 estimates.

Morgan Stanley then estimated the terminal values of Rudolph at the end of the forecast period by using perpetual growth rates ranging from 1.0% to 3.0%, which perpetual growth rates were selected upon the application of Morgan Stanley’s professional judgment, knowledge of the industry and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2019 using discount rates ranging from 8.6% to 9.6%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment, knowledge of the industry and experience to reflect the weighted average cost of capital for Rudolph under the capital asset pricing model. The resulting aggregate values were then adjusted for estimated net cash as of June 30, 2019. This analysis resulted in an implied per share equity value reference range for Rudolph common stock (rounded to the nearest dollar) of $53 to $72.

Nanometrics Discounted Cash Flow Analysis

Morgan Stanley calculated the estimated present value of the stand-alone unlevered free cash flows that Nanometrics was forecasted to generate during the second half of CY 2019 and CYs 2020 through 2028. Financial data used in this analysis were based on the Nanometrics management case for the second half of CY 2019 and CYs 2020 and 2021, and the estimates for CYs 2022 through 2028 were developed at the direction, and approval, of the management of Rudolph by an extrapolation of the relevant 2021 estimates.

Morgan Stanley then estimated the terminal values of Nanometrics at the end of the forecast period by using perpetual growth rates ranging from 2.0% to 4.0%, which perpetual growth rates were selected upon the application of Morgan Stanley’s professional judgment, knowledge of the industry and experience. The cash flows and terminal values were then discounted to present value as of June 30, 2019 using discount rates ranging from 9.1% to 10.1%, which discount rates were selected upon the application of Morgan Stanley’s professional judgment, knowledge of the industry and experience to reflect the weighted average cost of capital for Nanometrics under the capital asset pricing model. The resulting aggregate values were then adjusted for estimated net cash as of June 30, 2019. This analysis resulted in an implied per share equity value reference range for Nanometrics common stock (rounded to the nearest dollar) of $72 to $101.

Exchange Ratio Implied by Discounted Cash Flow Analysis

Based on the implied per share equity value reference range for Rudolph described above relative to the per share reference range for Nanometrics described above, Morgan Stanley calculated the following implied exchange ratio reference range:

Relative Discounted Cash Flow	Implied Transaction Exchange Ratio Range
As of June 30, 2019	0.53x–1.01x

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.8042x, which implied Rudolph stockholder ownership of approximately 50% of the fully diluted shares outstanding of Nanometrics common stock based on each of Rudolph’s and Nanometrics’ fully diluted shares outstanding including equity awards (using the treasury stock method) as provided by Rudolph and Nanometrics as of June 20, 2019.

Other Information

Morgan Stanley observed additional factors that were not considered part of Morgan Stanley’s financial analysis with respect to its opinion, but which were noted as reference data for the Rudolph board of directors, including the following information described under the sections titled “—Relative Historical Exchange Ratio,” “—Relative Research Analysts’ Future Price Targets,” “—Relative Contribution Analysis,” beginning below on pages 120, 120 and 121 of this joint proxy statement/prospectus, respectively.

Relative Historical Exchange Ratio

Morgan Stanley reviewed the range of the ratio of closing prices of Rudolph common stock divided by the corresponding closing prices of Nanometrics common stock over the 52-week period ended on June 21, 2019 (the last full trading day prior to the meeting of the Rudolph board of directors to adopt the merger agreement and approve the transactions contemplated thereby, including the merger). For the 52-week period reviewed, Morgan Stanley observed the relevant range of low and high exchange ratios.

Period Ending January 25, 2019	Implied Transaction Exchange Ratio Range
52-Week Trading Range	0.40x–1.24x

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.8042x, which implied Rudolph stockholder ownership of approximately 50% of the fully diluted shares outstanding of Nanometrics common stock based on each of Rudolph’s and Nanometrics’ fully diluted shares outstanding including equity awards (using the treasury stock method) as provided by Rudolph and Nanometrics as of June 20, 2019.

Relative Research Analysts’ Future Price Targets

Morgan Stanley reviewed future public market trading price targets for Rudolph common stock and Nanometrics common stock prepared and published by research analysts prior to June 21, 2019 (the last full trading day prior to the meeting of the Rudolph board of directors to adopt the merger agreement and approve the transactions contemplated thereby, including the merger). These forward targets reflected each analyst’s estimate of the 12-month future public market trading price of Rudolph common stock and Nanometrics common stock. Morgan Stanley also discounted such 12-month future market trading price estimates by the mid-point cost of equity for Rudolph (9.1%) and Nanometrics (9.6%), respectively, as calculated under the capital asset pricing model.

The public market trading price targets published by research analysts do not necessarily reflect current market trading prices for Rudolph common stock or Nanometrics common stock, as applicable, and these estimates are subject to uncertainties, including the future financial performance of Rudolph and Nanometrics, and future financial market conditions.

12 Month Research Estimates	Implied Transaction Exchange Ratio Range
Discounted at respective cost of equity	0.55x–0.82x

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.8042x, which implied Rudolph stockholder ownership of approximately 50% of the fully diluted shares outstanding of Nanometrics common stock based on each of Rudolph’s and Nanometrics’ fully diluted shares outstanding including equity awards (using the treasury stock method) as provided by Rudolph and Nanometrics as of June 20, 2019.

Relative Contribution Analysis

Morgan Stanley compared Rudolph’s and Nanometrics’ respective percentage contributions for certain financial metrics described below to the combined company. Such respective percentage contributions were then adjusted by the respective net cash positions of each of Rudolph and Nanometrics as of June 30, 2019, in order to calculate the implied equity contribution. Morgan Stanley utilized estimates of Revenue, Adjusted Gross Profit, Adjusted EBITDA, Adjusted Operating Income and Adjusted Net Income for calendar years 2019, 2020 and 2021 set forth in the Rudolph management case and the Nanometrics management case, as applicable. The following table summarizes Morgan Stanley’s analysis:

	Implied Equity	Contribution
	Rudolph	Nanometrics
Revenue
2019E	49%	51%
2020E	49%	51%
2021E	48%	52%
Adjusted Gross Profit
2019E	48%	52%
2020E	47%	53%
2021E	46%	54%
Adjusted EBITDA
2019E	49%	51%
2020E	47%	53%
2021E	46%	54%
Adjusted Operating Income
2019E	49%	51%
2020E	47%	53%
2021E	46%	54%
Adjusted Net Income
2019E	49%	51%
2020E	46%	54%
2021E	45%	55%

Morgan Stanley noted that the exchange ratio pursuant to the merger agreement was 0.8042x, which implied Rudolph stockholder ownership of approximately 50% of the fully diluted shares outstanding of Nanometrics common stock based on each of Rudolph’s and Nanometrics’ fully diluted shares outstanding including equity awards (using the treasury stock method) as provided by Rudolph and Nanometrics as of June 20, 2019.

General

In connection with the review of the merger by the Rudolph board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a financial opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor it considered. Morgan Stanley believes that selecting any portion of its analyses, without considering all analyses as a whole, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis described above should not be taken to be Morgan Stanley’s view of the actual value of Rudolph or Nanometrics. In performing its analyses, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, regulatory, economic, market and financial conditions and other matters, which are beyond the control of Rudolph or Nanometrics. Any estimates contained in Morgan Stanley’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

Morgan Stanley conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement to the holders of shares of the Rudolph common stock (other than Nanometrics and its affiliates) and in connection with the delivery of its opinion, dated June 23, 2019, to the Rudolph board of directors. These analyses do not purport to be appraisals or to reflect the prices at which shares of Rudolph common stock or Nanometrics common stock might actually trade.

The exchange ratio was determined by Rudolph and Nanometrics through arm’s-length negotiations between Rudolph and Nanometrics and was approved by the Rudolph board of directors. Morgan Stanley provided advice to the Rudolph board of directors during these negotiations. Morgan Stanley did not, however, recommend any specific exchange ratio to Rudolph or the Nanometrics board of directors or that any specific exchange ratio constituted the only appropriate exchange ratio for the merger.

Morgan Stanley’s opinion and its presentation to the Rudolph board of directors was one of many factors taken into consideration by the Rudolph board of directors in deciding to approve the merger agreement and approve the transactions contemplated thereby, including the merger. Consequently, the analyses as described above should not be viewed as determinative of the opinion of the Rudolph board of directors with respect to the exchange ratio pursuant to the merger agreement or of whether the Rudolph board of directors would have been willing to agree to a different exchange ratio. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with Morgan Stanley’s customary practice.

Morgan Stanley’s opinion was not intended to, and does not, constitute advice or a recommendation to any holder of shares of Rudolph common stock or Nanometrics common stock as to how to vote or act on any matter with respect to the merger or related transactions or any other action with respect to the transactions contemplated by the merger agreement. Morgan Stanley’s opinion did not address any other aspect of the merger or related transactions, including the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, the prices at which shares of Rudolph common stock or Nanometrics common stock would trade at any time in the future, or any compensation or compensation agreements arising from (or relating to) the merger which benefit any officer, director or employee of any party to the merger, or any class of such persons.

The Rudolph board of directors retained Morgan Stanley based upon Morgan Stanley’s qualifications, experience and expertise. Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, and prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or for the accounts of their customers, in debt or equity securities or loans of Rudolph, Nanometrics or any other company, or any currency or commodity, that may be involved in the transactions contemplated by the merger agreement, or any related derivative instrument.

Under the terms of its engagement letter, Morgan Stanley provided Rudolph with financial advisory services and a financial opinion in connection with the merger, described in this section and attached to this statement as Annex E, and Rudolph has agreed to pay Morgan Stanley a fee of approximately $5.5 million for its services, $4.0 million of which is contingent upon the closing of the merger and $1.5 million of which was due upon the execution by Rudolph of the merger agreement. Rudolph has also agreed to reimburse Morgan Stanley for its reasonable expenses, including reasonable fees of outside counsel and other professional advisors, incurred in connection with its engagement. In addition, Rudolph has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each other person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses relating to or arising out of Morgan Stanley’s engagement. During the two-year period prior to the date of Morgan Stanley’s opinion, Morgan Stanley and its affiliates have not been engaged on any financial advisory or financing assignments for Rudolph or Nanometrics and have not received any fees for such services from Rudolph or Nanometrics during such time. Morgan Stanley may seek to provide financial advisory and financing services to Rudolph, Nanometrics and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Nanometrics Unaudited Financial Projections

Nanometrics does not as a matter of course make public projections (other than quarterly financial guidance provided to investors, which may be updated from time to time) as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to Nanometrics due to the unpredictability of the underlying assumptions and estimates. In connection with the evaluation of the merger, however, Nanometrics management prepared certain unaudited prospective financial information for fiscal years 2019 through 2021 for its board of directors, Barclays, Morgan Stanley and Rudolph, which are referred to collectively as the financial projections by Nanometrics. The financial projections by Nanometrics were prepared treating Nanometrics on a stand-alone basis, without giving effect to the merger including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. In May 2019, Nanometrics’ management also prepared certain estimates of synergies expected to be realized following the closing, which are referred to as the Nanometrics estimated synergies. Neither the Nanometrics estimated synergies nor other estimated synergies prepared by Rudolph are reflected in the financial projections by Nanometrics, but are summarized in the section entitled “—Certain Estimated Synergies” beginning on page 130 of this joint proxy statement/prospectus.

Neither the financial projections by Nanometrics summarized in the table below nor the Nanometrics estimated synergies were prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the SEC or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Nanometrics’ management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Nanometrics. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the financial projections by Nanometrics or the Nanometrics estimated synergies. Although Nanometrics’ management believes there is a reasonable basis for the financial projections by Nanometrics and the Nanometrics estimated synergies, Nanometrics cautions stockholders that future results could be materially different from the financial projections by Nanometrics and the Nanometrics estimated synergies. This summary of the financial projections by Nanometrics and the Nanometrics estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Nanometrics merger agreement proposal, but because these financial projections by Nanometrics and the Nanometrics estimated synergies were shared between Nanometrics and Rudolph and provided to Nanometrics’ and Rudolph’s respective financial advisors and boards of directors for purposes of considering and evaluating the merger and the merger agreement.

The financial projections by Nanometrics and the Nanometrics estimated synergies were prepared by, and are the responsibility of, Nanometrics management. Nanometrics’ independent registered public accounting firm has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections by Nanometrics or the Nanometrics estimated synergies and, accordingly, Nanometrics’ independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The report of Nanometrics’ independent registered public accounting firm incorporated by reference in this joint proxy statement/prospectus relates to Nanometrics’ historical financial statements; the report does not extend to the financial projections by Nanometrics or the Nanometrics estimated synergies and should not be read to do so.

The financial projections by Nanometrics and the Nanometrics estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the financial projections by Nanometrics and the Nanometrics estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Nanometrics’ management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for many reasons, including general economic conditions, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 45 and 47 of this joint proxy statement/prospectus, respectively. See also “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus. The financial projections by Nanometrics and the Nanometrics estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Because the financial projections by Nanometrics were developed for Nanometrics on a stand-alone basis without giving effect to the merger, they do not reflect any synergies that may be realized as a result of the merger or any changes to Nanometrics’ operations or strategy that may be implemented after completion of the merger. There can be no assurance that the financial projections by Nanometrics or the Nanometrics estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections by Nanometrics and the Nanometrics estimated synergies relate, the less predictable and more unreliable the information becomes.

The financial projections by Nanometrics contain certain non-GAAP financial measures that Nanometrics believes are helpful in understanding its past financial performance and future results. Nanometrics management regularly uses a variety of financial measures that are not in accordance with GAAP. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Nanometrics believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Nanometrics’ financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Nanometrics’ competitors and may not be directly comparable to similarly titled measures of Nanometrics’ competitors due to potential differences in the exact method of calculation.

Neither Nanometrics nor Rudolph has provided reconciliations of the non-GAAP financial measures included in these projections to the comparable GAAP measure due to no reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of Nanometrics, Rudolph, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the financial projections by Nanometrics, or the Nanometrics estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the financial projections by Nanometrics or the Nanometrics estimated synergies to reflect circumstances existing after the date the financial projections by Nanometrics or the Nanometrics estimated synergies were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying financial projections by Nanometrics or the Nanometrics estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, Nanometrics does not intend to make publicly available any update or other revision to the financial projections by Nanometrics or the Nanometrics estimated synergies, even in the event that any or all assumptions are shown to be in error. Nanometrics has made publicly available its actual results of operations for the year ended December 29, 2018 on Nanometrics’ Annual Report on Form 10-K filed with the SEC on February 25, 2019, and for the quarterly period ended June 29, 2019 on Nanometrics’ Quarterly Report on Form 10-Q filed with the SEC on July 31, 2019. None of Nanometrics or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Nanometrics stockholder or other person regarding Nanometrics’ ultimate performance compared to the information contained in the financial projections by Nanometrics, the Nanometrics estimated synergies or that forecasted results will be achieved. Nanometrics has made no representation to Rudolph, in the merger agreement or otherwise, concerning the financial projections by Nanometrics or the Nanometrics estimated synergies.

Summary of the Financial Projections by Nanometrics

The following table presents certain unaudited prospective financial information of Nanometrics prepared by Nanometrics management for fiscal years 2019 through 2021, for its board of directors, Barclays, Morgan Stanley, and Rudolph, and approved by the Nanometrics board of directors for Barclays’ use in connection with rendering Barclays’ fairness opinion to the Nanometrics board of directors.

	Fiscal Year ended on the last Saturday of December
($ in millions)	2019E		2020E	2021E
Revenue	$321		$388	$469
Non-GAAP Gross Profit(1)	$179		$224	$278
Non-GAAP Operating Income(1)	$61		$98	$136
EBITDA(2)	$67		$106	$146
Tax Rate	20%		19%	20%
Non-GAAP Net Income(1)	$49		$79	$110
Unlevered Free Cash Flow(3)	$41	(4)	$102	$99

(1)

Non-GAAP Gross Profit, Non-GAAP Operating Income, and Non-GAAP Net Income, are non-GAAP terms which were calculated excluding the impact of amortization, and certain discrete items which Nanometrics does not believe to be indicative of underlying business trends, but including the impact of stock-based compensation.

(2)

EBITDA, a non-GAAP term, was calculated as GAAP net income, excluding the impact of taxes, interest expense and income, amortization, depreciation, but including the impact of stock-based compensation expenses.

(3)

Unlevered Free Cash Flow, a non-GAAP term, was calculated by Barclays as the amount equal to (a) EBITDA (as provided by Nanometrics management and shown in the table above) excluding depreciation and amortization, multiplied by (b) one minus the tax rate, subtracting (c) capital expenditures and changes in net working capital, and adding the impact of (d) depreciation, amortization, and stock based compensation. This measure was not provided to Rudolph or Morgan Stanley.

(4)	Unlevered Free Cash Flow for 2019 was calculated by Barclays only for the period from June 22, 2019 through December 31, 2019.

In addition (as described in the section entitled “—Rudolph Unaudited Financial Projections” beginning on page 126 of this joint proxy statement/prospectus), Rudolph management prepared certain unaudited prospective financial information for fiscal years 2019 through 2021 for its board of directors, Morgan Stanley, Barclays and Nanometrics, which was adjusted by Barclays to be burdened by stock based compensation in order to conform to Nanometrics’ reporting conventions, based on discussions with and guidance from Nanometrics’ management, and as so adjusted, is presented in the following table.

	Fiscal Year ended December 31,
($ in millions)	2019E		2020E	2021E
Revenue	$288		$343	$402
Adjusted Gross Profit(1)	$154		$185	$217
Adjusted Operating Income(2)	$57		$81	$107
Adjusted EBITDA(3)	$62		$87	$114
Tax Rate	17%		17%	17%
Adjusted Net Income(4)	$49		$70	$92
Unlevered Free Cash Flow(5)	$36	(6)	$64	$96

(1)	Adjusted gross profit, a non-GAAP term, was calculated as GAAP gross profit excluding the impact of amortization but including the impact of stock-based compensation expenses.
(2)	Adjusted operating income, a non-GAAP term, was calculated as GAAP operating income excluding the impact of amortization but including the impact of stock-based compensation expenses.
(3)

Adjusted EBITDA, a non-GAAP term, was calculated as GAAP net income excluding the impact of taxes, interest expense and income, amortization, depreciation, but including the impact of stock-based compensation expenses.

(4)	Adjusted net income, a non-GAAP term, was calculated as GAAP net income excluding the impact of amortization but including the impact of stock-based compensation expenses.
(5)

Unlevered Free Cash Flow, a non-GAAP term, was calculated by Barclays as the amount equal to (a) Adjusted EBITDA (based on EBITDA provided by Rudolph management, and adjusted by Barclays to include the impact of stock based compensation), excluding depreciation and amortization, multiplied by (b) one minus the tax rate, subtracting (c) capital expenditures and changes in net working capital, and adding the impact of (d) depreciation, amortization, and stock based compensation. This measure was not provided to Rudolph or Morgan Stanley.

(6)	Unlevered Free Cash Flow for 2019 was calculated by Barclays only for the period from June 22, 2019 through December 31, 2019.

Rudolph Unaudited Financial Projections

Rudolph has historically prepared and provided public guidance as to its projected financial and operational results for its upcoming fiscal quarter in its press releases announcing its financial results for the then-current fiscal quarter. Other than the financial guidance discussed above, Rudolph does not as a matter of course make other public projections as to future sales, earnings, or other results, and forecasts for extended periods of time are of particular concern to Rudolph due to the unpredictability of the underlying assumptions and estimates. However, in connection with the discussions regarding the proposed merger, Rudolph management prepared certain unaudited prospective financial information for fiscal years 2019 through 2021 for its board of directors, Morgan Stanley, Barclays and Nanometrics, to which Morgan Stanley then prepared, based on discussions with and under the guidance of Rudolph management and which were reviewed and approved by Rudolph management for Morgan Stanley’s use in connection with its financial analysis and rendering its opinion, extrapolations for fiscal years 2022 through 2028, which are referred to collectively as the financial projections by Rudolph. The financial projections by Rudolph were prepared treating Rudolph on a stand-alone basis, without giving effect to the merger including the impact of negotiating or executing the merger, the expenses that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger, the effect of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. In both May 2019 and June 2019, Rudolph’s management also prepared certain estimated synergies, such estimated synergies as prepared by Rudolph are referred to as the Rudolph estimated synergies. Neither the Rudolph estimated synergies nor other estimated synergies prepared by Nanometrics are reflected in the financial projections by Rudolph, but are summarized in the section entitled “—Certain Estimated Synergies” beginning on page 130 of this joint proxy statement/prospectus.

The accompanying financial projections by Rudolph (including the Rudolph estimated synergies) were not prepared with a view toward public disclosure or with a view toward compliance with the published guidelines established by the Securities and Exchange Commission, which is referred to as the SEC, or the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information, or GAAP, but, in the view of Rudolph’s management, were prepared on a reasonable basis, reflected the best available estimates and judgments at the time of preparation, and presented as of the time of preparation, to the best of management’s knowledge and belief, the expected course of action and the expected future financial performance of Rudolph. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the financial projections by Rudolph or the Rudolph estimated synergies. Although Rudolph’s management believes there is a reasonable basis for the financial projections by Rudolph and the Rudolph estimated synergies, Rudolph cautions stockholders that future results could be materially different from the financial projections by Rudolph and the estimated synergies. This summary of the financial projections by Rudolph and the Rudolph estimated synergies is not being included in this joint proxy statement/prospectus to influence your decision whether to vote for the Rudolph merger agreement proposal, but because the financial projections by Rudolph for the fiscal years 2019 through 2021 and the estimated synergies were shared between Rudolph and Nanometrics and provided to Rudolph’s and Nanometrics’ respective financial advisors and boards of directors for purposes of considering and evaluating the merger and the merger agreement and the financial projections by Rudolph for the fiscal years 2022 through 2028 were shared with the Rudolph board of directors and were used by Morgan Stanley in connection with its financial analysis and rendering its opinion. Neither Rudolph’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the unaudited prospective financial information included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial projections.

The financial projections by Rudolph and the Rudolph estimated synergies are subject to estimates and assumptions in many respects and, as a result, subject to interpretation. While presented with numerical specificity, the financial projections by Rudolph and the Rudolph estimated synergies are based upon a variety of estimates and assumptions that are inherently uncertain, though considered reasonable by Rudolph’s management as of the date of their preparation. These estimates and assumptions may prove to be inaccurate for any number of reasons, including general economic conditions, competition, and the risks discussed in this joint proxy statement/prospectus under the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 45 and 47 of this joint proxy statement/prospectus, respectively. See also “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus. The financial projections by Rudolph and the Rudolph estimated synergies also reflect assumptions as to certain business decisions that are subject to change. Because the financial projections by Rudolph were developed for Rudolph on a stand-alone basis without giving effect to the merger, they do not reflect any divestitures or other restrictions that may be imposed in connection with the receipt of any necessary governmental or regulatory approvals, any synergies that may be realized as a result of the merger or any changes to Rudolph’s operations or strategy that may be implemented after completion of the merger. There can be no assurance that the financial projections by Rudolph or the Rudolph estimated synergies will be realized, and actual results may differ materially from those shown. Generally, the further out the period to which financial projections by Rudolph and the Rudolph estimated synergies relate, the less predictable and more unreliable the information becomes.

The financial projections by Rudolph cover multiple years, and this information by its nature becomes subject to greater uncertainty with each successive year. The financial projections by Rudolph should be evaluated, if at all, in conjunction with the historical financial statements and other information contained in Rudolph’s public filings with the SEC.

The financial projections by Rudolph contain certain non-GAAP financial measures that Rudolph believes are helpful in understanding its past financial performance and future results. Rudolph management regularly uses financial measures that are not in accordance with GAAP. The non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. While Rudolph believes that these non-GAAP financial measures provide meaningful information to help investors understand the operating results and to analyze Rudolph’s financial and business trends on a period-to-period basis, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, are not reported by all of Rudolph’s competitors and may not be directly comparable to similarly titled measures of Rudolph’s competitors due to potential differences in the exact method of calculation.

Neither Rudolph nor Nanometrics has provided reconciliations of the non-GAAP financial measures included in these projections to the comparable GAAP measure due to no reasonably accessible or reliable comparable GAAP measures for these measures and the inherent difficulty in forecasting and quantifying the measures that are necessary for such reconciliation.

None of Rudolph, Nanometrics, the combined company or their respective affiliates, advisors, officers, directors or other representatives can provide any assurance that actual results will not differ from the financial projections by Rudolph or the Rudolph estimated synergies, and none of them undertakes any obligation to update, or otherwise revise or reconcile, the financial projections by Rudolph or the Rudolph estimated synergies to reflect circumstances existing after the date the financial projections by Rudolph or the Rudolph estimated synergies were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying financial projections by Rudolph or the Rudolph estimated synergies, as applicable, are shown to be in error. Except as required by applicable securities laws, Rudolph does not intend to make publicly available any update or other revision to the financial projections by Rudolph or the Rudolph estimated synergies, even in the event that any or all assumptions are shown to be in error. Rudolph has made publicly available its actual results of operations for the year ended December 31, 2018 on Rudolph’s Annual Report on Form 10-K filed with the SEC on February 15, 2019. None of Rudolph or its affiliates, advisors, officers, directors or other representatives has made or makes any representation to any Rudolph stockholder or other person regarding Rudolph’s ultimate performance compared to the information contained in the financial projections by Rudolph, the Rudolph estimated synergies or that forecasted results will be achieved. Rudolph has made no representation to Nanometrics, in the merger agreement or otherwise, concerning the financial projections by Rudolph or the Rudolph estimated synergies.

Summary of the Financial Projections by Rudolph

The following table presents certain unaudited prospective financial information of Rudolph prepared by Rudolph management for fiscal years 2019 through 2021, and extrapolated by Morgan Stanley, based on discussions with and guidance from Rudolph management and which were reviewed and approved by Rudolph management for Morgan Stanley’s use in connection with its financial analysis and rendering its opinion, for fiscal years 2022 through 2028.

	Fiscal Year Ended December 31,
($ in millions)	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$288	$343	$402	$463	$524	$581	$632	$673	$702	$716
Adjusted Gross Profit(1)	$154	$186	$217	$250	$283	$314	$341	$364	$379	$387
Adjusted Operating Income(2)	$64	$88	$114	$132	$149	$165	$180	$192	$200	$204
Adjusted EBITDA(3)	$69	$94	$121	$139	$157	$175	$190	$202	$211	$215
Tax Rate	17%	17%	17%	17%	17%	17%	17%	17%	17%	17%
Adjusted Net Income(4)	$55	$76	$98	$113	$128	$142	$155	$165	$172	$175
Unlevered Free Cash Flow(5)	$36	$57	$89	$102	$116	$129	$140	$149	$155	$158

(1)	Adjusted gross profit, a non-GAAP term, is defined as GAAP gross profit excluding the impact amortization and stock-based compensation expenses.
(2)	Adjusted operating income, a non-GAAP term, is defined as GAAP operating income excluding the impact of amortization and stock-based compensation expenses.
(3)	Adjusted EBITDA, a non-GAAP term, is defined as GAAP net income excluding the impact of taxes, interest expense and income, amortization, depreciation and stock-based compensation expenses.
(4)	Adjusted net income, a non-GAAP term, is defined as GAAP net income excluding the impact of amortization and stock-based compensation expenses.
(5)

Unlevered Free Cash Flow, a non-GAAP term, was calculated by Morgan Stanley as GAAP operating income, subtracting taxes, capital expenditures and increases in net working capital (if any), and then adding back depreciation and amortization expenses and decreases in net working capital (if any). This measure was not provided to Nanometrics or Barclays.

The following table presents certain unaudited prospective financial information of Nanometrics prepared by Nanometrics management for fiscal years 2019 through 2021, as adjusted by Morgan Stanley to be unburdened by stock based compensation in order to conform to Rudolph’s reporting conventions and then extrapolated by Morgan Stanley for fiscal years 2022 through 2028, in each case, based on discussions with and guidance from Rudolph management, and which financial information, adjustments and extrapolations were reviewed and approved by Rudolph management for Morgan Stanley’s use in connection with its financial analysis and rendering its opinion.

The prospective financial information of Nanometrics was prepared by, and is the responsibility of, Nanometrics management. The prospective financial information of Nanometrics adjusted and extrapolated by Morgan Stanley is the responsibility of Rudolph management. Nanometrics’ and Rudolph’s independent registered public accounting firms have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the prospective financial information of Nanometrics, as adjusted by Morgan Stanley, and, accordingly, Nanometrics’ and Rudolph’s independent registered public accounting firms do not express an opinion or any other form of assurance with respect thereto. The reports of Nanometrics’ and Rudolph’s independent registered public accounting firms incorporated by reference in this joint proxy statement/prospectus relate to Nanometrics’ and Rudolph’s historical financial statements; the reports do not extend to the prospective financial information of Nanometrics, as adjusted by Morgan Stanley, and should not be read to do so.

	Fiscal Year Ended on the Last Saturday of December
($ in millions)	2019E	2020E	2021E	2022E	2023E	2024E	2025E	2026E	2027E	2028E
Revenue	$321	$388	$469	$555	$642	$727	$804	$869	$917	$945
Adjusted Gross Profit(1)	$181	$226	$279	$330	$382	$433	$479	$518	$547	$563
Adjusted Operating Income(2)	$72	$110	$148	$175	$202	$229	$253	$274	$289	$297
Adjusted EBITDA(3)	$79	$117	$157	$186	$215	$244	$270	$292	$308	$317
Tax Rate	20%	19%	20%	20%	20%	20%	20%	20%	20%	20%
Adjusted Net Income(4)	$58	$88	$119	$140	$163	$184	$204	$220	$232	$239
Unlevered Free Cash Flow(5)	$23	$90	$87	$103	$119	$135	$150	$162	$171	$176

(1)	Adjusted gross profit, a non-GAAP term, is defined as GAAP gross profit excluding the impact of amortization and stock-based compensation expenses.
(2)	Adjusted operating income, a non-GAAP term, is defined as GAAP operating income excluding the impact of amortization and stock-based compensation expenses.
(3)	Adjusted EBITDA, a non-GAAP term, is defined as GAAP net income excluding the impact of taxes, interest expense and income, amortization, depreciation and stock-based compensation expenses.
(4)	Adjusted net income, a non-GAAP term, is defined as GAAP net income excluding the impact of amortization and stock-based compensation expenses.
(5)

Unlevered Free Cash Flow, a non-GAAP term, was calculated by Morgan Stanley as GAAP operating income, subtracting taxes, capital expenditures and increases in net working capital (if any), and then adding back depreciation and amortization expenses and decreases in net working capital (if any). This measure was not provided to Nanometrics or Barclays.

Certain Estimated Synergies

In May 2019, Nanometrics’ management prepared and presented to the Nanometrics board of directors and Nanometrics’ financial advisor, and the Rudolph board of directors and Rudolph’s financial advisor, certain estimates of synergies estimated to be potentially realizable by the combined company after closing, referred to as the Nanometrics estimated synergies. At that same diligence meeting, Rudolph’s management also presented to the Rudolph board of directors and Rudolph’s financial advisor, and the Nanometrics board of directors and Nanometrics’ financial advisor, certain preliminary estimates of synergies estimated to be potentially realizable by the combined company after closing. In June 2019, Rudolph’s management prepared and provided to its board of directors and to its and Nanometrics’ financial advisors certain estimates of annual cost synergies estimated to be potentially realizable by the combined company within 36 months after closing, referred to as the Rudolph estimated synergies, and together with the Nanometrics estimated synergies, referred to as the estimated synergies, to the Nanometrics board of directors, the Rudolph board of directors, Barclays and Morgan Stanley. The estimated synergies include at least $20 million of annual gross pre-tax cost synergies estimated to be potentially realizable within 36 months after closing. The estimated synergies assume that the expected benefits of the merger will be realized, including that no restrictions, terms or other conditions would be imposed in connection with the receipt of any necessary governmental, regulatory or other approvals or consents in connection with the consummation of the merger. See the sections above entitled “—Nanometrics Unaudited

Financial Projections” and “—Rudolph Unaudited Financial Projections” beginning on pages 123 and 126 of this joint proxy statement/prospectus, respectively, for further information regarding the uncertainties underlying the estimated synergies as well as the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” beginning on pages 45 and 47 of this joint proxy statement/prospectus, respectively, for further information regarding the uncertainties and factors associated with realizing the synergies in connection with the merger.

Closing and Effective Time of the Merger

The closing of the merger will take place on the second business day after the satisfaction or waiver of the last of the conditions for completion of the merger set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), unless another date or place is agreed to in writing by Nanometrics and Rudolph. Subject to the satisfaction or waiver of the conditions to the closing described in the section entitled “The Merger Agreement—Conditions to the Completion of the Merger” beginning on page 161 of this joint proxy statement/prospectus, including the adoption of the merger agreement by Rudolph stockholders at the Rudolph special meeting, it is anticipated that the merger will close in the second half of 2019. However, neither Nanometrics nor Rudolph can predict the actual date on which the merger will be completed, or if the completion will occur at all, because completion is subject to conditions and factors outside the control of both companies. It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

On the date of the closing, Nanometrics and Rudolph will cause the certificate of merger relating to the merger, which is referred to as the certificate of merger, to be duly executed and filed with the Secretary of State of the State of Delaware as provided under the DGCL. The merger will become effective on the date and at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or on or at such other date and at such other time as may be agreed by Nanometrics and Rudolph and specified in the certificate of merger.

Regulatory Approvals

General

On the terms and subject to the conditions set forth in the merger agreement, Nanometrics and Rudolph are required to cooperate with each other and to use (and to cause their respective subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things, necessary or advisable under applicable law to consummate and make effective the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing as promptly as practicable and advisable after the date of the merger agreement all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any governmental authority in order to consummate the merger or any of the other transactions contemplated by the merger agreement, and taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits and authorizations. The merger agreement, however, does not require either Nanometrics or Rudolph to, and without the prior written consent of the other, neither shall, take nor agree to take any action that would reasonably be expected to be material to the combined company.

Requisite Regulatory Approval

The completion of the merger is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino, or HSR Act, in the United States, which is referred to as the requisite regulatory approval.

Under the HSR Act, the merger may not be completed until notification and report forms have been filed with the Federal Trade Commission, or FTC, and the Antitrust Division of the Department of Justice, or DOJ, and the applicable waiting period has expired or been terminated. A transaction requiring notification under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filing of their respective HSR notifications or the early termination of that waiting period. If the FTC or DOJ issues a Second Request prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have complied with the Second Request, unless the waiting period is terminated earlier. Nanometrics and Rudolph each filed an HSR notification with the FTC and the DOJ on July 9, 2019. The HSR waiting period expired on August 8, 2019.

At any time before or after consummation of the merger, notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, the DOJ or the FTC, or any state, could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger, seeking divestiture of substantial assets of the parties or requiring the parties to license, or hold separate, assets or terminate existing relationships and contractual rights. At any time before or after the completion of the merger, and notwithstanding the expiration or termination of the applicable waiting period under the HSR Act, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the parties. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

Ownership of the Combined Company After the Merger

As of the date of this joint proxy statement/prospectus, based on the exchange ratio of 0.8042 and the estimated number of shares of common stock of Nanometrics and Rudolph that will be outstanding immediately prior to the completion of the merger, Nanometrics and Rudolph estimate that holders of shares of Nanometrics common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger, and holders of shares of Rudolph common stock as of immediately prior to the completion of the merger will hold, in the aggregate, approximately 50% of the issued and outstanding shares of common stock of the combined company (based on fully diluted shares outstanding of the combined company including equity awards (using the treasury stock method)) immediately following the completion of the merger.

Governance of the Combined Company

Certificate of Incorporation

Subject to approval of the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2, immediately prior to the effective time, the certificate of incorporation of Nanometrics, as in effect immediately prior to the effective time, will be amended and restated as provided in the merger agreement on the date of the closing prior to the effective time.

The proposed amended and restated certificate of incorporation of Nanometrics would increase the authorized shares of Nanometrics common stock from 47,000,000 to 97,000,000 and would provide that a director of Nanometrics will not be liable for monetary damages to Nanometrics or Nanometrics stockholders for a breach of fiduciary duties as a director, subject to any limitations under the DGCL. The full text of the proposed amended and restated certificate of incorporation is attached to this joint proxy statement/prospectus as Annex B.

Bylaws

At the effective time, the Nanometrics bylaws will be amended and restated in their entirety as provided in the merger agreement. The full text of the proposed bylaws of the combined company is attached to this joint proxy statement/prospectus as Annex C.

Board of Directors

As of the effective time, the board of directors of the combined company will consist of 12 directors, including:

•	the six Nanometrics designees, including the chairman of the board of directors of the combined company, Mr. Seams; and

•	the six Rudolph designees, including the CEO of the combined company, Mr. Plisinski.

Each of the Nanometrics designees, other than Dr. Stultz, and each of the Rudolph designees, other than Mr. Plisinski, will meet the independence standards of the NYSE (or, if approval for listing on the NYSE is not received prior to the effective time of the merger, the independence standards of Nasdaq) with respect to the combined company as of the effective time.

Chairman of the Board of Directors

Mr. Seams, a member of the board of directors of Nanometrics as of immediately prior to the effective time, will serve as the chairman of the board of directors of the combined company.

Committees of the Board of Directors

As of the effective time, the board of directors of the combined company will include four committees: the audit committee, the compensation committee, the nominating and corporate governance committee and the ad hoc integration committee. As of the effective time, (i) the audit committee will be initially composed of three Rudolph designees and two Nanometrics designees with one of the Nanometrics designees serving as chairman, (ii) the compensation committee will be initially composed of three Rudolph designees and two Nanometrics designees with one of the Nanometrics designees serving as chairman, (iii) the nominating and corporate governance committee will be initially composed of three Nanometrics designees and two Rudolph designees with one of the Rudolph designees serving as chairman and (iv) the ad hoc integration committee will be initially composed of three Rudolph designees and two Nanometrics designees with one of the Nanometrics designees serving as chairman. Any additional committees of the combined company will be initially composed of an equal number of Rudolph designees and Nanometrics designees, in each case to hold office in accordance with the combined company’s certificate of incorporation and bylaws.

Chief Executive Officer

As of the effective time, the Rudolph CEO, Mr. Plisinski, will serve as the chief executive officer of the combined company.

Chief Financial Officer

As of the effective time, the Rudolph CFO, Mr. Steven Roth, will serve as the chief financial officer of the combined company.

Name

The name of the combined company will be determined by the parties prior to the effective time.

Headquarters

As of the effective time, the headquarters of the combined company will be located in Wilmington, Massachusetts, with an operations office maintained in Milpitas, California.

U.S. Federal Securities Law Consequences

Pending the effectiveness of the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, shares of Nanometrics common stock issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for shares of Nanometrics common stock issued to any Rudolph stockholder who may be deemed an “affiliate” of Nanometrics after the completion of the merger. This joint proxy statement/prospectus does not cover resales of Nanometrics common stock received by any person upon the completion of the merger, and no person is authorized to make any use of this joint proxy statement/prospectus in connection with any resale of Nanometrics common stock.

Accounting Treatment

The combined company will account for the acquisition pursuant to the merger agreement as a reverse acquisition using the acquisition method of accounting in accordance with GAAP. GAAP requires that either Rudolph or Nanometrics be designated as the acquirer for accounting purposes based on the evidence available. Rudolph will be treated as the acquiring entity for accounting purposes.

In identifying Rudolph as the acquiring entity, Nanometrics and Rudolph reviewed the accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, which takes into account the type of consideration, the structure of the merger and the other transactions contemplated by the merger agreement, relative outstanding share ownership, the composition of the combined company board of directors, designation of certain senior management positions of the combined company, mainly the Chief Executive Officer and the Chief Financial Officer, relative voting rights, relative size as measured by assets, revenue or earnings as well as other metrics an investor would use for evaluating the respective company’s current and future financial performance, which of the combining entities initiated the combination and where the combined company’s headquarters will be located. Accordingly, the historical financial statements of Rudolph will become the historical financial statements of the combined company. Rudolph’s assets and liabilities would continue to be recognized at their historical basis.

The combined company will measure Nanometrics’ assets acquired and liabilities assumed at their fair values, including net tangible and identifiable intangible assets acquired and liabilities assumed, as of the closing of the merger. Any excess of the purchase price over those fair values will be recorded as goodwill. Definite lived intangible assets will be amortized over their estimated useful lives. Intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill are also tested for impairment when certain indicators are present. The allocation of the purchase price reflected in the unaudited pro forma combined financial statements is based on preliminary estimates using assumptions Nanometrics management and Rudolph management believe are reasonable and based on currently available information. The final purchase price and fair value assessment of assets and liabilities will be based in part on a detailed valuation that has not yet been completed. Rudolph and Nanometrics prepare their financial statements under existing GAAP standards, which are subject to change and interpretation.

Exchange of Shares

Prior to the effective time, Nanometrics will designate an exchange agent reasonably acceptable to Rudolph to handle the exchange of shares of Rudolph common stock for Nanometrics common stock. Each outstanding share of Rudolph common stock (other than shares owned by Rudolph or Nanometrics) will be converted into the right to receive 0.8042 shares of Nanometrics common stock, together with cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, in accordance with the merger agreement.

After the effective time, shares of Rudolph common stock will be cancelled and will cease to exist and each certificate that previously represented shares of Rudolph common stock will represent only the right to receive Nanometrics common stock and cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any, in accordance with the merger agreement.

Promptly after the effective time, the exchange agent will mail to each holder of record of a certificate or certificates that immediately prior to the effective time represented outstanding shares of Rudolph common stock or non-certificated shares of Rudolph common stock represented by book-entry: (i) a letter of transmittal specifying that delivery will be effected, and risk of loss and title to a certificate will pass, only upon the delivery of the certificate (or an affidavit of loss in lieu of the certificate together with the posting of any bond required by the exchange agent) to the exchange agent and (ii) instructions for surrendering the applicable certificate, or affidavit of loss, or book-entry shares in exchange for payment of the per share merger consideration into which such shares of Rudolph common stock have been converted pursuant to the merger agreement, together with any cash in lieu of fractional shares, if any, and unpaid dividends and distributions, if any. After the completion of the merger, shares of Rudolph common stock represented by any such certificate will be exchanged for shares of Nanometrics common stock in book-entry form and cash will be paid in lieu of fractional shares, if any, and unpaid dividends or distributions, if any, in accordance with the merger agreement.

More information can be found in the section entitled “The Merger Agreement—Exchange of Shares” beginning on page 140 of this joint proxy statement/prospectus.

Market Listing

The shares of Nanometrics common stock to be issued in the merger are expected to be listed for trading on the NYSE (or, if approval for listing on the NYSE is not received prior to the effective time of the merger, Nasdaq) under a symbol to be agreed upon by the parties prior to the effective time. Nanometrics will use its reasonable best efforts to cause the shares of Nanometrics common stock (including those to be issued in connection with the merger) to be approved for listing on the NYSE. Stockholders will be informed in conjunction with the closing on which exchange the shares will trade.

Delisting and Deregistration of Rudolph Common Stock

If the merger is completed, Rudolph common stock will be delisted from the NYSE and deregistered under the Exchange Act, and Rudolph will no longer be required to file periodic reports with the SEC with respect to Rudolph common stock.

Each of the parties has agreed to cooperate with the other party to take, or cause to be taken, all actions necessary to enable the delisting of the Rudolph common stock from the NYSE and the deregistration of the shares of Rudolph common stock under the Exchange Act after the effective time.

Litigation Relating to the Merger

On August 20, 2019, a complaint was filed against Rudolph and each of Rudolph’s directors in the United States District Court for the District of Delaware. The lawsuit, captioned Stein v. Rudolph Technologies, Inc., et al., Civil Action No. 1:19-cv-01550, alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the proposed merger of Rudolph with Nanometrics and Merger Sub. The plaintiff seeks to (i) enjoin the defendants from proceeding with, consummating, or closing the proposed merger, unless and until Rudolph discloses to its stockholders the allegedly material information discussed in the complaint; (ii) rescind, to the extent already implemented, the merger agreement or any term thereof, or grant rescissory damages; and (iii) account to plaintiff for all damages suffered as a result of defendants’ alleged wrongdoing. The plaintiff also seeks an award of costs and expenses, expert fees and attorneys’ fees.

On August 21, 2019, a putative class action complaint was filed against Rudolph and each of Rudolph’s directors, as well as Nanometrics and Merger Sub, in the United States District Court for the District of Delaware. The lawsuit, captioned Rosenblatt v. Rudolph Technologies, Inc., et al., Civil Action No. 1:19-cv-01559 and purportedly brought on behalf of a class of stockholders, alleges that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder by disseminating a materially incomplete and misleading preliminary proxy statement in connection with the proposed merger. The plaintiff has asked the court to, among other things, (i) enjoin defendants from proceeding with, consummating, or closing the proposed merger; (ii) in the event the proposed merger is consummated, rescind and set aside the merger or award rescissory damages; (iii) direct defendants to issue a Registration Statement that does not contain any untrue statements of material fact and states all material facts required or necessary to make the statements contained therein not misleading; (iv) declare that the defendants have violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder; and (v) award costs, attorneys’ fees and experts’ fees.

On August 29, 2019, another putative class action complaint was filed against Rudolph and each of Rudolph’s directors in the United States District Court for the District of Delaware. The lawsuit, captioned Stein v. Rudolph Technologies, Inc., et al., Civil Action No. 1:19-cv-01615 and purportedly brought on behalf of a class of stockholders, alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, and 17 C.F.R. § 244.100, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the proposed merger. The plaintiff has asked the court to, among other things, (i) declare that this action is properly maintainable as a class action and certify plaintiff as class representative and his counsel as class counsel; (ii) enjoin defendants from proceeding with the shareholder vote or consummating the proposed merger unless and until Rudolph discloses to its stockholders the allegedly material information discussed in the complaint; (iii) account to plaintiff and the purported class for all damages suffered as a result of defendants’ alleged wrongdoing and award damages arising from proceeding with the proposed merger; and (iv) award costs, attorneys’ fees and experts’ fees.

On September 4, 2019, a complaint was filed against Rudolph and each of Rudolph’s directors in the United States District Court for the District of New Jersey. The lawsuit, captioned Parikh v. Rudolph Technologies, Inc., et al., Civil Action No. 2:19-cv-17607, alleges violations of Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder, against the defendants for allegedly disseminating a false and misleading proxy statement in connection with the proposed merger. The plaintiff seeks to (i) enjoin the defendants from proceeding with, consummating, or closing the proposed merger, unless and until Rudolph discloses to its stockholders the allegedly material information discussed in the complaint; (ii) rescind, to the extent already implemented, the merger agreement or any term thereof, or grant rescissory damages; (iii) declare that the defendants violated Sections 14(a) and 20(a) of the Exchange Act and Rule 14a-9 promulgated thereunder; and (iv) award costs, attorneys’ fees and experts’ fees.

Nanometrics and Rudolph believe that the claims asserted in each of these suits are without merit and intend to vigorously defend against them. Nanometrics and Rudolph cannot predict the outcome of or estimate the possible loss or range of loss from any of these matters.

THE MERGER AGREEMENT

The following description sets forth the principal terms of the merger agreement, which is attached as Annex A and is incorporated by reference into this joint proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this description, which is summary by nature. This description does not purport to be complete and is qualified in its entirety by reference to the complete text of the merger agreement. You are encouraged to read the merger agreement carefully and in its entirety, as well as this joint proxy statement/prospectus and any documents incorporated by reference herein, before making any decisions regarding any of the proposals described in this joint proxy statement/prospectus. This section is intended to provide you with information regarding the terms of the merger agreement. Accordingly, the representations, warranties, covenants and other agreements in the merger agreement should not be read alone, and you should read the information provided elsewhere in this joint proxy statement/prospectus and in the public filings Nanometrics and Rudolph make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

Explanatory Note Regarding the Merger Agreement

The Agreement and Plan of Merger, dated as of June 23, 2019 (as it may be amended from time to time), or the merger agreement, and this summary of terms are included to provide you with information regarding the terms of the merger agreement. Factual disclosures about Nanometrics Incorporated, which is referred to as Nanometrics, and Rudolph Technologies, Inc., which is referred to as Rudolph, contained in this joint proxy statement/prospectus or in the public reports of Nanometrics and Rudolph filed with the Securities and Exchange Commission, or SEC, may supplement, update or modify the factual disclosures about Nanometrics and Rudolph contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by Nanometrics and Rudolph were qualified and subject to important limitations agreed to by Nanometrics and Rudolph in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purpose of establishing circumstances in which a party to the merger agreement may have the right not to consummate the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, and were not intended by the parties to the merger agreement to be a characterization of the actual state of facts or condition of Nanometrics or Rudolph, except as expressly stated in the merger agreement. The representations and warranties also may be subject to a contractual standard of materiality different from that generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by the matters contained in the confidential disclosures that Nanometrics and Rudolph each delivered in connection with the merger agreement, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this joint proxy statement/prospectus, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement or in the respective public filings made by each of Nanometrics or Rudolph with the SEC.

Additional information about Nanometrics and Rudolph may be found elsewhere in this joint proxy statement/prospectus and in the public filings Nanometrics and Rudolph make with the SEC. See the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

Structure of the Merger

The merger agreement provides for the merger of PV Equipment Inc., a wholly-owned subsidiary of Nanometrics which is referred to as Merger Sub, with and into Rudolph. As a result of the merger, the separate existence of Merger Sub will cease, and Rudolph will continue its existence under the laws of the State of Delaware as the surviving corporation upon consummation of the merger and as a wholly-owned subsidiary of Nanometrics.

Completion and Effectiveness of the Merger

The closing of the merger will take place on the second business day after the satisfaction or waiver of the last of the conditions for completion of the merger set forth in the merger agreement (other than those conditions that by their nature are to be satisfied at the closing, but subject to the satisfaction or waiver of those conditions at the closing), unless another date or place is agreed to in writing by Nanometrics and Rudolph.

On the date of the closing, Nanometrics and Rudolph will cause the certificate of merger relating to the merger, which is referred to as the certificate of merger, to be duly executed and filed with the Secretary of State of the State of Delaware as provided under Delaware General Corporation Law, or DGCL. The merger will become effective on the date and at the time when the certificate of merger has been duly filed with the Secretary of State of the State of Delaware or on or at such other date and at such other time as may be agreed by Nanometrics and Rudolph and specified in the certificate of merger.

Nanometrics and Rudolph are working to complete the merger prior to the outside date of December 23, 2019 (subject to extension in certain circumstances, solely for regulatory reasons, to March 23, 2020 pursuant to the terms of the merger agreement). It is possible that factors outside the control of both companies could result in the merger being completed at a different time, or not at all.

Merger Consideration

At the effective time, by virtue of the merger and without any action on the part of the parties, of holders of any securities of Rudolph or of Merger Sub or of any other person, each share of Rudolph common stock issued and outstanding immediately prior to the effective time (other than shares owned by Rudolph or Nanometrics) will be automatically converted into the right to receive 0.8042 shares of Nanometrics common stock, which we refer to as the exchange ratio, and cash in lieu of any fractional shares of Nanometrics common stock any former holder of Rudolph common stock would otherwise be entitled to receive. At the effective time, all shares of Rudolph common stock owned by Nanometrics or Rudolph will be cancelled and will cease to exist, and no consideration will be delivered in exchange for such shares.

The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Nanometrics common stock or Rudolph common stock changes. Therefore, the value of the merger consideration will depend on the market price of Nanometrics common stock at the effective time. The market price of Nanometrics common stock has fluctuated since the date of the announcement of the merger agreement and may continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the special meetings, the date the merger is completed and thereafter. The market price of Nanometrics common stock, when received by Rudolph stockholders after the merger is completed, could be greater than, less than or the same as the market price of Nanometrics common stock on the date of this joint proxy statement/prospectus or at the time of the special meeting. Accordingly, you should obtain current market quotations for Nanometrics common stock and Rudolph common stock before deciding how to vote with respect to any of the proposals described in this joint proxy statement/prospectus. Nanometrics common stock is traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “NANO” and Rudolph common stock is traded on the New York Stock Exchange, or the NYSE, under the symbol “RTEC.”

Treatment of Rudolph Equity Awards

At the effective time, the Rudolph equity plans will be assumed by Nanometrics. In addition, at the effective time, Nanometrics will assume all the obligations of Rudolph under the Rudolph equity plans and the agreements evidencing Rudolph options and Rudolph RSU awards, and the number and kind of shares available for issuance under each Rudolph equity plan will be adjusted to reflect shares of Nanometrics common stock in accordance with the provisions of the applicable Nanometrics equity plans.

At the effective time, Rudolph options that are outstanding immediately prior to the effective time and held by a continuing service provider will be assumed by Nanometrics and converted into a Nanometrics option. The number of shares of Nanometrics common stock underlying each such assumed Nanometrics option will be equal to the product of (i) the number of shares of Rudolph common stock underlying the applicable Rudolph option immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded down to the nearest whole share number, and with a per share exercise price equal to (a) the per share exercise price applicable to such Rudolph option immediately prior to the effective time divided by (b) the exchange ratio, with the resulting exercise price per Nanometrics share rounded up to the nearest whole cent. Except as noted in the immediately preceding sentence, each assumed and converted option will continue to be governed by substantially the same terms and conditions as were applicable to the Rudolph option immediately prior to the effective time (including the term, exercisability and vesting schedule as were applicable to the Rudolph option immediately before the effective time). At the effective time, each outstanding Rudolph option that is not assumed by Nanometrics (because it is held by someone who is not a continuing service provider) will be cancelled and converted into the right to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Rudolph option from the product of (i) the aggregate number of shares of Rudolph common stock subject to such Rudolph option and (ii) the exchange ratio multiplied by the measurement price (subject to any withholding required by applicable law), with the measurement price being the volume weighted average trading price of shares of Nanometrics common stock on Nasdaq, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five consecutive trading days ending on the third complete trading day prior to (and excluding) the date of closing of the merger as reported by Bloomberg, L.P.

At the effective time, each Rudolph RSU award that is outstanding immediately prior to the effective time and that is not then vested will be assumed by Nanometrics and will be converted into a Nanometrics RSU award to acquire shares of Nanometrics common stock. The number of shares of Nanometrics common stock subject to each such assumed Nanometrics RSU award will be equal to the product of (i) the number of shares of Rudolph common stock subject to the Rudolph RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded up or down to the nearest whole share. Except as noted in the immediately preceding sentence, each assumed and converted Nanometrics RSU award will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph RSU award immediately prior to the effective time (including the vesting and settlement schedule(s) as were applicable to the corresponding Rudolph RSU award immediately before the effective time).

Any share of Rudolph common stock underlying a Rudolph RSU award that is vested and so is not assumed by Nanometrics, but as to which such underlying share of Rudolph common stock has not been issued by the effective time (including any Rudolph PSU awards which will be treated, in accordance with their terms, as vesting as of the effective time based on the target performance under such award, with any portion of the Rudolph PSU award that would have been issued at above target performance being forfeited), will be issued as of immediately prior to the effective time (at target, to the extent they are performance-based awards) and will be treated as a share of Rudolph common stock issued and outstanding immediately prior to the effective time and will receive the same consideration provided to holders of Rudolph common stock. Any Rudolph directors who remain in service until the closing but will not join the board of directors of the combined company upon completion of the merger will have their Rudolph RSU awards fully vested (under the treatment for resignations when not being asked to remain after a change in control) and be treated as described in the preceding sentence.

Any offering period under the Rudolph ESPP that would ordinarily end after the closing date will be shortened to end no later than the last payroll date prior to the effective time. Any participant contributions credited as of such date will be used to purchase shares of Rudolph common stock in accordance with the terms of the Rudolph ESPP at a purchase price equal to 95% of the closing price of Rudolph common stock on the purchase date, with the purchased shares being treated as outstanding Rudolph common stock and exchanged under the merger as provided for other such stock.

Nanometrics and Rudolph may mutually agree in writing to treat equity compensation held by Rudolph employees subject to non-U.S. law in another manner to take into account applicable non-U.S. law or tax or employment considerations; provided that the parties shall use commercially reasonable efforts to ensure such treatment corresponds as closely as permitted by applicable law to treatment of equity compensation held by Rudolph employees subject to U.S. law.

The merger will be treated as a “change in control” or term of similar meaning for purposes of the Rudolph compensation and benefit plans, including Rudolph equity awards, which determination will result in certain “single trigger” benefits at the effective time and certain “double trigger” benefits under such plans upon a qualifying termination of employment by certain executives subsequent to the effective time. For more information, see the information provided in the section entitled “Interests of Rudolph’s Directors and Executive Officers in the Merger” beginning on page 192 of this joint proxy statement/prospectus.

Exchange of Shares

Exchange Agent

At or promptly after the effective time, Nanometrics will deposit or cause to be deposited with an exchange agent designated by Nanometrics, reasonably acceptable to Rudolph, for the benefit of the holders of Rudolph common stock, a sufficient number of shares of Nanometrics common stock (whether represented in certificated or non-certificated direct registration form) to issue the aggregate per share merger consideration and cash in U.S. dollars sufficient for the exchange agent to make payments to holders of Rudolph common stock in lieu of fractional shares of Nanometrics common stock required pursuant to the terms of the merger agreement. In addition, Nanometrics will deposit or cause to be deposited with the exchange agent, as necessary from time to time after the effective time, any dividends or other distributions in respect of Nanometrics common stock with both a record and payment date after the effective time to which holders of certificates or book-entry shares of Rudolph common stock may be entitled pursuant to the terms of the merger agreement.

Such cash and shares of Nanometrics common stock, together with the amount of any dividends or other distributions deposited, are referred to as the exchange fund.

Exchange Procedures

With respect to certificates formerly representing shares of Rudolph common stock or non-certificated shares of Rudolph common stock represented by book-entry, promptly after the effective time, Nanometrics will, and will cause the surviving corporation to, cause the exchange agent to mail to each holder of record of each such certificate:

•	a letter of transmittal in such form and with such provisions as Nanometrics may reasonably specify; and

•	instructions for surrendering such certificate or book-entry shares to the exchange agent.

Upon surrender to the exchange agent of such certificate (or affidavit of loss in lieu of such certificate together with the posting of any bond required by the exchange agent as provided in the merger agreement) or book-entry shares, together with a duly completed and validly executed letter of transmittal and such other documents as may reasonably be required pursuant to such instructions, the holder of record of any such certificate or book-entry share will be entitled to receive from the exchange agent, to be mailed within ten business days following the later to occur of (i) the effective time or (ii) the exchange agent’s receipt of such certificate (or affidavit of loss in lieu of such certificate together with the posting of any bond required by the exchange agent as provided in the merger agreement) or book-entry share:

•	the number of whole shares of Nanometrics common stock, if any, that such holder is entitled to receive pursuant to the merger agreement in the name of such record holder; and

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(after giving effect to any required tax withholdings as provided in the merger agreement), (i) any cash in lieu of fractional shares plus (ii) any unpaid cash dividends and any other dividends or other distributions in respect of Nanometrics common stock that such holder has the right to receive pursuant to the merger agreement.

No interest will be paid or accrued on any amount payable for shares of Rudolph common stock pursuant to the merger agreement.

At the effective time, the stock transfer books of Rudolph will be closed and thereafter there will be no further registration of transfers of the shares of Rudolph common stock. From and after the effective time, the holders of certificates formerly representing shares of Rudolph common stock will cease to have any rights with respect to such shares of Rudolph common stock except as otherwise provided in the merger agreement or by applicable law. If, after the effective time, certificates or book-entry shares are presented to the surviving corporation for any reason, they will be cancelled and exchanged as provided in the merger agreement.

Dividends and Distributions with Respect to Unexchanged Shares of Rudolph Common Stock

No dividends or other distributions with respect to shares of Nanometrics common stock with a record date after the effective time will be paid to the holder of any unsurrendered certificate or book-entry share representing Rudolph common stock, and, prior to the termination of the exchange fund, all such dividends and other distributions will be paid by Nanometrics to the exchange agent and will be included in the exchange fund, in each case until the certificate or book-entry share (or affidavit of loss in lieu of a certificate together with the posting of any bond required by the exchange agent) is surrendered for exchange in accordance with the merger agreement. There will be paid to the holder thereof, without interest, (i) promptly, the amount of dividends or other distributions with a record date after the effective time theretofore paid with respect to such shares of Nanometrics common stock to which such holder is entitled pursuant to the merger agreement, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Nanometrics common stock.

Treatment of Fractional Shares

No certificates, receipts or scrip representing fractional shares of Nanometrics common stock will be issued upon the surrender or transfer for exchange of shares of Rudolph common stock, no dividend or distribution of Nanometrics will relate to such fractional shares, and such fractional shares will not entitle the owner to vote or to any rights of a stockholder of Nanometrics. Each holder who otherwise would be entitled to receive a fractional share of Nanometrics common stock will instead receive an amount in cash, without interest, in lieu of any such fractional share, equal to the product (rounded to the nearest whole cent and subject to the amount of any withholding taxes as contemplated in the merger agreement) of (i) the fraction of a share to which such holder would be entitled pursuant to the merger agreement and (ii) the closing price for a share of Nanometrics common stock on Nasdaq on the last complete trading day immediately prior to the effective time.

Termination of the Exchange Fund

At any time following the first anniversary of the effective time, Nanometrics will be entitled to require the exchange agent to deliver to it any portion of the exchange fund (including any interest received with respect thereto) that has not been disbursed to holders of certificates or book-entry shares of Rudolph common stock. Thereafter, such holders will be entitled to look only to the surviving corporation or Nanometrics (subject to abandoned property, escheat or other similar laws) as general creditors thereof with respect to the applicable merger consideration that such holder has the right to receive pursuant to the merger agreement, without any interest thereon.

None of Nanometrics, the surviving corporation, Merger Sub or the exchange agent will be liable to any holder of a certificate or book-entry share for any merger consideration, dividends, or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Lost, Stolen or Destroyed Certificates

In the event that any certificate formerly representing shares of Rudolph common stock has been lost, stolen or destroyed, upon the making of an affidavit of that fact (in a form reasonably satisfactory to Nanometrics and the exchange agent) by the person claiming such certificate to be lost, stolen or destroyed and the delivery by such person of a bond in such form and reasonable and customary amount as the exchange agent may direct as indemnity against any claim that may be made with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, the merger consideration and any dividends or other distributions, in each case, payable or issuable pursuant to the merger agreement, as if such lost, stolen or destroyed certificate had been surrendered.

Withholding Rights

Each of Nanometrics, Merger Sub, the surviving corporation, and the exchange agent will be entitled to deduct and withhold from the consideration or other amounts payable pursuant to the merger agreement to any person such amounts as are required to be withheld or deducted with respect to payments under the Code, or any applicable provisions of state, local or foreign tax law, and to collect any necessary tax forms, or any similar information, from any recipients of payments under the merger agreement.

Adjustments to Prevent Dilution

The exchange ratio and fractional share consideration and any other similarly dependent items, as the case may be, will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of common stock of Nanometrics or shares of common stock of Rudolph, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Nanometrics common stock or shares of Rudolph common stock outstanding prior to the effective time in order to provide the holders of shares of Rudolph common stock the same economic effect as contemplated by the merger agreement prior to such event.

Governance Matters

Under the merger agreement, Nanometrics and Rudolph have agreed to certain provisions relating to the governance of Nanometrics as of the effective time, including composition of the board of directors and board committees and the roles of the chairman of the board of directors and the chief executive officer. For a more detailed description of the governance matters relating to Nanometrics, see the section entitled “The Merger—Governance of the Combined Company” beginning on page 132 of this joint proxy statement/prospectus.

Subject to the receipt of the approval by Nanometrics stockholders of the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2, at the effective time, the certificate of incorporation of Nanometrics, as amended and restated as set forth in Annex B, will be the certificate of incorporation of the combined company. At the effective time, the bylaws of Nanometrics will be amended and restated in their entirety as set forth in Annex C and will be the bylaws of the combined company.

Representations and Warranties

The merger agreement contains representations and warranties made by Nanometrics to Rudolph and by Rudolph to Nanometrics. Certain of the representations and warranties in the merger agreement are subject to materiality or material adverse effect qualifications (that is, they will not be deemed to be inaccurate or incorrect unless their failure to be true or correct is material or would result in a material adverse effect (as defined below) on the party making such representation or warranty). In addition, certain of the representations and warranties in the merger agreement are subject to knowledge qualifications, which means that those representations and warranties would not be deemed untrue, inaccurate or incorrect as a result of matters of which certain officers of the party making the representation did not have actual knowledge after reasonable inquiry. Furthermore, each of the representations and warranties is subject to the qualifications set forth on the disclosure letter delivered to Nanometrics by Rudolph, in the case of representations and warranties made by Rudolph, or the disclosure letter delivered to Rudolph by Nanometrics, in the case of representations and warranties made by Nanometrics (with each letter referred to as that party’s disclosure letter), as well as the reports of Nanometrics or Rudolph, as applicable, filed with or furnished to the SEC during the period from January 1, 2017 through the date of the merger agreement (including exhibits and other information incorporated by reference therein, but excluding any amendment thereto made after the date of the merger agreement or any forward-looking disclosures set forth in any “risk factors” or “forward looking statements” section or in any other disclosures included therein to the extent they are predictive or forward-looking statements in nature).

In the merger agreement, Nanometrics has made representations and warranties to Rudolph, and Rudolph has made representations and warranties to Nanometrics, regarding such party’s:

•	organization, power and subsidiaries;

•	certificate of incorporation and bylaws;

•	capital structure, including the number of shares of common stock, stock options and other equity-based awards outstanding;

•	corporate authority with respect to the execution, delivery and performance of the merger agreement;

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the absence of conflicts with, or violations of, such party’s or its subsidiaries’ organizational documents, applicable laws or orders, and certain contracts as a result of the execution, delivery and performance of the merger agreement;

•	the filings with governmental entities needed in connection with the execution, delivery and performance of the merger agreement;

•	permits and compliance with laws;

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the proper filing of reports with the SEC since January 1, 2017, the accuracy of the information contained in those reports, compliance with the requirements of certain laws and the design of its internal disclosure controls and procedures;

•	the compliance with GAAP and SEC accounting rules and regulations with respect to financial statements included in or incorporated by reference in its SEC filings;

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conduct of business in the ordinary course from December 29, 2018 with regard to Nanometrics, and from December 31, 2018 with regard to Rudolph, through June 23, 2019 (the date of the merger agreement);

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the absence of any event having a material adverse effect on such party from December 29, 2018 with regard to Nanometrics, and from December 31, 2018 with regard to Rudolph, in each case through June 23, 2019 (the date of the merger agreement);

•	absence of certain litigation and governmental orders;

•	employee benefits matters, including matters related to employee benefit plans;

•	labor and employment matters;

•	accuracy of information supplied in this joint proxy statement and registration statement;

•	title to and interests in, and the operating condition of, such party’s assets;

•	real property and leases;

•	intellectual property;

•	tax matters;

•	environmental matters;

•	certain material contracts;

•	compliance with the listing requirements of the applicable stock exchange;

•	insurance;

•	fees payable to brokers and financial advisors in connection with the merger;

•	inapplicability to the merger of state takeover statutes and anti-takeover provisions in such party’s certificate of incorporation or bylaws;

•	compliance with anti-corruption and trade laws;

•	the absence of affiliate transactions;

•	the vote required by stockholders of such party to approve consummation of the merger and the transactions contemplated by the merger agreement;

•	receipt by its board of directors of an opinion from its financial advisor that the exchange ratio is fair from a financial point of view to such party’s stockholders;

•	ownership of the other party’s common stock; and

•	absence of other representations and warranties being made to the other party.

In the merger agreement, Nanometrics has also made representations and warranties to Rudolph regarding Merger Sub.

For purposes of the merger agreement, a “material adverse effect” with respect to Nanometrics or Rudolph means any effect that, individually or taken together in the aggregate with all other effects, is, or would reasonably be excepted to be, materially adverse to the business, assets, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole; except that none of the following, nor any effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, alone or in combination, will be deemed to constitute a material adverse effect, or be taken into account in determining whether a material adverse effect has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

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conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which such party or any of its subsidiaries conducts business;

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political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

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earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

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the announcement of the merger agreement or the pendency or consummation of the transactions contemplated by the merger agreement (except that this exception does not apply to the representations and warranties regarding the execution of the merger agreement violating organizational documents, contracts or laws);

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any actions taken or failure to take action, in each case, which the other party has requested in writing that would not otherwise be required by the terms of the merger agreement; or compliance with the terms of, or the taking of any action required or contemplated by, the merger agreement (other than the requirement that the party conduct its business in all material respects in the ordinary course of business consistent with past practice prior to the effective time) or the failure to take any action prohibited by the merger agreement;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

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changes in such party’s stock price or the trading volume of such party’s stock, or any failure by such party to meet any public estimates or expectations of such party’s revenue, earnings or other financial performance or results of operations for any period, or any failure by such party to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or

•	any legal proceedings made or brought by any of such party’s current or former stockholders (on their own behalf or on behalf of such party) against such party and arising out of the merger.

Notwithstanding the exceptions listed above, with respect to the first, second, third, fourth, fifth and eighth exceptions listed, such effect will be taken into account in determining whether a material adverse effect has occurred or may, would or could occur if it has a materially disproportionate adverse effect on such party and its subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which such party and its subsidiaries conduct business (in which case, such effect shall be taken into account only to the extent it is so materially disproportionate on such party and its subsidiaries, taken as a whole, when determining whether a “material adverse effect” has occurred or may, would or could occur).

For purposes of the merger agreement, a “material adverse effect” with respect to Nanometrics or Rudolph also means any effect that, individually or taken together in the aggregate with all other effects, is, or would reasonably be excepted to be, materially adverse to the ability of such party to consummate the merger; provided that any effect shall be disregarded to the extent attributable to non-U.S. antitrust laws other than those specified on a schedule to the merger agreement.

Conduct of Business Prior to the Effective Time

Each of Nanometrics and Rudolph has each agreed as to itself and its subsidiaries that, after the date of the merger agreement and until the effective time (subject to certain exceptions or except as consented in writing by Nanometrics or Rudolph, as applicable (which consent may not be unreasonably withheld, delayed or conditioned)) except as otherwise expressly required or permitted by the merger agreement, as required by law, or as set forth in such party’s disclosure letter, the business of it and its subsidiaries will be conducted in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to preserve intact its and their subsidiaries’ present business organizations and to preserve its and their present relationships with customers, suppliers, and other persons with whom it and they have material business relations, to maintain the existence, validity, enforceability and rights of their regulatory permits, and to keep available the services of its and its subsidiaries’ current officers and key employees.

From the date of the merger agreement until the effective time, subject to certain exceptions and except as expressly required or permitted by the merger agreement, required by applicable law, consented to in writing by the other party (which consent may not be unreasonably withheld, delayed or conditioned) or set forth in such party’s disclosure letter, each party has agreed not to and to cause its subsidiaries not to:

•

authorize or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests except for dividends and distributions by a wholly-owned subsidiary to such party or another of its wholly-owned subsidiaries;

•

split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly-owned subsidiary that remains a wholly-owned subsidiary after consummation of such transaction and except for issuances of shares of common stock in respect of any purchase rights under such party’s employee stock purchase plan or the exercise, vesting or settlement (as applicable) of equity awards outstanding on June 23, 2019 or granted in accordance with the merger agreement and in accordance with their respective terms;

•

increase the cash compensation payable or to become payable to any of its directors or officers at the level of vice president or above, other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business in connection with either party’s annual salary review process, grant to any of its executive officers at the level of vice president or above any increase in cash severance or termination pay, enter into any employment, severance, or retention agreement (excluding offer letters for “at will” employment that provide for no severance or change in control benefits or where required by law) with any of its workers except in the ordinary course of business consistent with past practice, establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or plan, other than periodic bonus or commission plans or programs in the ordinary course of business, except as required by any plan in existence as of June 23, 2019 or adopted in accordance with the merger agreement, take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its workers except in the ordinary course of business consistent with past practice, terminate the employment of the chief executive officer of such party, or any of the individuals who report directly to him, other than for cause or non-performance of material duties or due to death or disability or hire any person for employment with such party or any of its subsidiaries at a level of vice president or higher (except that such party and its subsidiaries may hire any person for employment at the vice president level to fill any position that is vacant as of June 23, 2019 or any vice president position that existed as of such date and became or becomes vacant after such date and, notwithstanding anything to the contrary in this clause, provide such person with compensation and benefits commensurate for such position consistent with past practice);

•

commence, implement or effect any material organizational restructuring or reassign the responsibilities of any employee at a level of vice president or higher in any material respect, except either party or its subsidiaries may terminate any employee for cause or non-performance of material duties or due to death or disability;

•

make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC policy;

•	amend the governing documents, or permit any subsidiary to adopt any amendments to its governing documents;

•

issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest or any securities convertible into or exercisable or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable equity awards under any existing equity plan (except as otherwise provided by a plan in accordance with its terms on June 23, 2019), other than (i) issuances of shares of common stock in respect of any purchase rights under the employee stock purchase plan, vesting or settlement of equity awards outstanding on June 23, 2019 or granted in accordance with this provision, and in accordance with their respective terms, (ii) the award to new hires or in connection with promotions of stock options or RSU awards pursuant to the equity plans in the ordinary course of business (not to exceed 73,335 shares of Nanometrics common stock in the aggregate upon the vesting of such Nanometrics RSU awards or the exercise of such Nanometrics options and not to exceed 100,321 shares of Rudolph common stock in the aggregate upon the vesting of such Rudolph RSU awards or the exercise of such Rudolph options), provided that the terms of all awards granted after the date of the merger agreement pursuant to this provision must provide that none of the transactions will constitute a “change of control” or otherwise result in the acceleration of vesting thereof (in whole or in part or in connection with any subsequent termination of employment) or (iii) transactions between such party and a wholly-owned subsidiary or between its wholly-owned subsidiaries;

•

directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or other equity interests or any rights, warrants or options to acquire any such shares in its capital or other equity interests, except for (i) acquisitions of shares of common stock tendered by holders of equity awards in order to satisfy obligations to pay the exercise price and/or tax withholding obligations with respect thereto, (ii) the acquisition of equity awards in connection with the forfeiture of such awards and (iii) transactions between such party and a wholly-owned subsidiary or between its wholly-owned subsidiaries;

•

redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (i) any indebtedness for borrowed money among such party and its wholly-owned subsidiaries or among its wholly-owned subsidiaries and (ii) guarantees by such party of indebtedness for borrowed money of subsidiaries or guarantees by subsidiaries of indebtedness for borrowed money of such party or any of its subsidiaries, which indebtedness is incurred in compliance with this clause;

•

make any loans, advances or capital contributions, except for (i) loans or advances to employees or independent contractors for travel expenses in the ordinary course of business, (ii) loans among such party and its wholly-owned subsidiaries or among its wholly-owned subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

•

sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any encumbrance (other than permitted encumbrances), any of its material properties or assets (including shares in the capital of its subsidiaries), except (i) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (ii) non-exclusive licenses of non-material intellectual property in the ordinary course of business, (iii) non-exclusive licenses of intellectual property owned by such party entered into in conjunction with the sale of products in the ordinary course of business and (iv) for transactions among such party and its wholly-owned subsidiaries or among its wholly-owned subsidiaries;

•

settle, pay, discharge or satisfy any actions or claims that (i) impose any injunctive relief on either such party or its subsidiaries, (ii) concern alleged criminal activity or (iii) involve the payment of money in excess of $300,000 in the aggregate in excess of existing insurance coverage;

•

commence any actions in excess of $300,000 in the aggregate against any person, except for (i) the routine collection of accounts receivable, (ii) such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, as long as the party notifies the other party in writing prior to the filing of a suit or (iii) a breach of the merger agreement;

•

make (except for elections made in the ordinary course of business) or change any material tax election, change any tax accounting period for purposes of a material tax or material method of tax accounting, file any material amended tax return, settle or compromise any audit or proceeding relating to a material amount of taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of taxes (except in the ordinary course of an audit), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. law) with respect to any material tax, surrender any right to claim a material tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

•

except (i) in accordance with anticipated capital expenditures described in the respective disclosure letters, (ii) for internally built tools with respect to the existing products and (iii) for expenditures that do not exceed $1,500,000 individually or $5,000,000 in the aggregate, make any new capital expenditure or expenditures, or commit to do so;

•

except in the ordinary course of business (except as otherwise prohibited by the merger agreement), (i) enter into any contract or amendment that, if entered into prior to June 23, 2019, would be a material contract, (ii) materially amend, materially modify, terminate or consent to the termination of any material contract or (iii) waive, release, relinquish or assign any material contract (or any of such party’s or any of its subsidiary’s rights thereunder), right or claim;

•

acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets that are material, in the aggregate, to such party and its subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business;

•

propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the transactions contemplated by the merger agreement);

•

convene any special meeting of the stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of the stockholders at the special meeting other than, as applicable, the adoption of the merger agreement, the issuance of shares of Nanometrics common stock as provided in the merger agreement, the adoption of the amended and restated Nanometrics certification of incorporation, and any other matters required by applicable law to be so submitted by such party in connection with the transactions contemplated by the merger agreement; or

•	agree, in writing or otherwise, to take any of the foregoing actions.

No Solicitation of Competing Proposals

Nanometrics and Rudolph have agreed that neither Nanometrics nor Rudolph, nor any of their respective subsidiaries, will, and that they will not permit their and their respective subsidiaries’ directors, officers, employees and other representatives to, directly or indirectly:

•

solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a competing proposal;

•	participate or engage in any negotiations or discussions regarding a competing proposal;

•

in connection with any actual or potential competing proposal, disclose or furnish any information or data to any person concerning such party’s business or properties, or provide any person access to its properties, books, or records;

•	execute or become bound by any written letter of intent or similar document relating to, or any agreement or commitment providing for, any competing proposal; or

•	resolve, propose publicly or agree to do any of the foregoing.

A “competing proposal” means:

•

any offer or proposal made by a person or group (other than a proposal or offer by Nanometrics or Rudolph or any of their subsidiaries, as applicable) at any time that is structured to permit such person or group to acquire beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 15% of the consolidated assets of, equity interest in, or businesses of, Nanometrics or Rudolph, as applicable (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, exclusive license, joint venture, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the merger.

Notwithstanding the limitations described above, prior to the time, in the case of Rudolph, the required Rudolph vote is obtained or, in the case of Nanometrics, the required Nanometrics vote is obtained, if such party receives a bona fide written competing proposal made after the date of the merger agreement that did not result from a breach in any material respect of the above obligations, Nanometrics or Rudolph or their representatives, as applicable, may:

•	contact the person that made such competing proposal to clarify and understand the terms and conditions thereof; and

•

if the Nanometrics board of directors or Rudolph board of directors, as applicable, determines in good faith after consultation with its outside legal counsel and its nationally recognized independent financial advisor that such competing proposal constitutes a superior proposal or would reasonably be expected to result in a superior proposal and that a failure to take any such action with respect to such competing proposal would be inconsistent with the directors’ fiduciary duties under applicable law, then in either event Nanometrics or Rudolph, as applicable, and its representatives may take the following actions after giving prior notice to the other party to the merger agreement of its intent to do so: (x) furnish information to the person making such competing proposal if, and only if, prior to so furnishing such information, Nanometrics or Rudolph, as applicable, receives from such person an executed confidentiality agreement that contains terms that are no less favorable in the aggregate to Nanometrics or Rudolph, as applicable, than those contained in the confidentiality agreement between Nanometrics and Rudolph and (y) engage in discussions or negotiations with such person with respect to such competing proposal and any changes thereto, including by making counterproposals thereto.

A “superior proposal” means

•

a bona fide, unsolicited, written offer or proposal made after June 23, 2019, constituting a competing proposal (with references to “at least 15%” being deemed to be replaced with references to “more than 50%”), that the Nanometrics board of directors or the Rudolph board of directors, as applicable, determines in good faith after consultation with its outside legal counsel and nationally recognized independent financial advisor to be (i) more favorable to the stockholders of Nanometrics or Rudolph, as applicable, from a financial point of view than the merger, taking into account all relevant factors (including all the terms and conditions of such offer (including any termination or break-up fee associated therewith, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and the merger agreement (including any changes to the terms of the merger agreement proposed by Nanometrics or Rudolph, as applicable, in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and the identity and financial capabilities of the person or group making such offer, except that no competing proposal shall be deemed to be a superior proposal if any financing required to consummate such competing proposal is not committed.

Notice Regarding Competing Proposals

Nanometrics and Rudolph each must promptly (but in no event later than 24 hours) give oral notice, confirmed in writing, to the other party after receipt of any competing proposal, any initial proposals or inquiries that would reasonably be expected to lead to a competing proposal, or any initial inquiry or request for information relating to either party or its respective subsidiaries, by any person who has made or would reasonably be expected to make a competing proposal, setting forth in such notice the identity of such person and the terms and conditions of any proposals or offers or the nature of the information requested pursuant to such inquiry or request, (including, if applicable, copies of any material written documentation or communications, and a summary of any oral terms or material communications, relating to a competing proposal) and must then keep the other party reasonably informed of the material terms of any such proposals or offers (including any material amendments or proposed material amendments). Nanometrics and Rudolph each must provide concurrently to the other any nonpublic information concerning itself that is provided to any other person in connection with a competing proposal that was not previously provided to the other party.

No Change of Recommendation

Nanometrics and Rudolph have agreed that, except as otherwise set forth in the merger agreement, neither the Nanometrics board of directors nor the Rudolph board of directors, including any committee thereof, will:

•	fail to include Nanometrics’ board recommendation and Rudolph’s board recommendation in this joint proxy statement distributed to Nanometrics and Rudolph stockholders;

•

fail to make a statement in opposition and recommend rejection to its stockholders of any competing proposal that is a tender or exchange offer for its securities initiated by a person pursuant to Rule 14e-2 promulgated under the Exchange Act, or fail to reaffirm its board recommendation in response to such tender or exchange offer, within 10 business days after such tender or exchange offer has first been published, sent or given by such person;

•

fail to issue a press release confirming such party’s board recommendation within 10 business days following the other party’s written request to such party’s board of directors that such party’s board of directors issue such press release in response to any other publicly announced competing proposal (provided such party’s board of directors shall not be required to issue more than one such press release in response to any competing proposal);

•	approve or publicly recommend any competing proposal; or

•	withdraw, change, amend, modify or qualify, in a manner adverse to the other party, the party’s board recommendation.

Permitted Change of Recommendation—Intervening Event

Prior to the time, in the case of Nanometrics, the required Nanometrics vote is obtained or, in the case of Rudolph, the required Rudolph vote is obtained, the Nanometrics board of directors or the Rudolph board of directors, as applicable, may make a change of recommendation in response to an intervening event, if, and only, if:

•	the Nanometrics board of directors or Rudolph board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel, that the failure to make a change in recommendation in response to such intervening event would be inconsistent with the directors’ fiduciary duties under applicable law (provided that neither the actions of the board of directors in making such determination nor such determination shall, in and of themselves, constitute a change of recommendation);

•

Nanometrics has given Rudolph or Rudolph has given Nanometrics, as applicable, written notice of such determination and that the board intends to change its recommendation, which notice specifies, in reasonable detail, the reasons therefor, including the material facts and circumstances related to the intervening event (provided that neither the giving of such notice nor the actions of the board of directors in authorizing and disclosing (to the extent legally required) such notice shall, in and of themselves, constitute a change of recommendation); and

•

after giving such notice and for a four business day period prior to effecting a change of recommendation, Nanometrics or Rudolph, as applicable, has made its representatives reasonably available for the purpose of engaging in discussions and negotiations with the other party and its representatives (to the extent the other party desires to negotiate) regarding a possible amendment to the merger agreement and has considered in good faith any written proposals made by the other party that, if accepted, would be binding on the other party, and after taking account of such proposals, if any, the applicable board of directors still determines in good faith, after consultation with its outside legal counsel, that failure to make a change in recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

An “intervening event” means a material effect occurring or coming to the attention of the Nanometrics board of directors or the Rudolph board of directors, as applicable, after the date of the merger agreement and prior to obtaining the required Nanometrics vote or the required Rudolph vote, as applicable, (i) that was not known to the Nanometrics board of directors or the Rudolph board of directors, as applicable, or was not reasonably foreseeable by the Nanometrics board of directors or Rudolph board of directors, as applicable, as of the date of the merger agreement and (ii) that does not relate to any competing proposal, provided that none of the following, or any effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute an intervening event or be taken into account when determining whether an intervening event has occurred or may, would or could occur:

•	general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally;

•

conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

•	conditions (or changes in such conditions) in the industries in which Nanometrics, Rudolph or any of their respective subsidiaries conducts business;

•

political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

•

earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

•	the announcement of the merger agreement or the pendency or consummation of the transactions contemplated hereby;

•	changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

•	any fees or expenses incurred in connection with the transactions contemplated by the merger agreement;

•

changes in Nanometrics’ or Rudolph’s stock price or the trading volume of Nanometrics’ or Rudolph’s stock, or any failure by Nanometrics or Rudolph to meet any public estimates or expectations of Nanometrics’ or Rudolph’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Nanometrics or Rudolph to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and

•

any legal proceedings made or brought by any of the current or former stockholders of Nanometrics or Rudolph (on their own behalf or on behalf of Nanometrics or Rudolph) against Nanometrics or Rudolph, including legal proceedings arising out of the merger or in connection with any other transactions contemplated by the merger agreement.

Permitted Change of Recommendation—Superior Proposal

Prior to the time, in the case of Nanometrics, the required Nanometrics vote is obtained or, in the case of Rudolph, the required Rudolph vote is obtained, the Nanometrics board of directors or the Rudolph board of directors, as applicable, may make a change of recommendation in response to its receipt of a bona fide written competing proposal made after the date of the merger agreement that did not result from a breach in any material respect of the obligations set forth in the merger agreement, as applicable, and is not withdrawn, if, and only if:

•

the Nanometrics board of directors or the Rudolph board of directors, as applicable, determines in good faith, after consultation with its outside legal counsel and its nationally recognized independent financial advisor that such competing proposal constitutes a superior proposal and failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law (provided that the actions of the board of directors in making such determination and such determination shall not, in and of themselves, constitute a change of recommendation);

•

Nanometrics has given Rudolph or Rudolph has given Nanometrics, as applicable, a written notice of such determination and that the board intends to change its recommendation, together with a copy of the proposed form of each agreement to be entered into in connection with such superior proposal and the identity of the person making such superior proposal (provided that neither the giving of such notice nor the actions of the board of directors in authorizing and disclosing (to the extent legally required) such notice will, in and of themselves, constitute a change of recommendation); and

•

after giving such notice and for a four business day period prior to effecting a change of recommendation, Nanometrics or Rudolph, as applicable, has made its representatives reasonably available for the purpose of engaging in discussions and negotiations with the other party and its representatives (to the extent the other party desires to negotiate) regarding a possible amendment to the merger agreement and has considered in good faith any written proposals made by the other party that, if accepted, would be binding on the other party, and after taking account of such proposals, if any, the applicable board of directors still determines in good faith, after consultation with its outside legal counsel, that failure to make a change in recommendation would be inconsistent with the directors’ fiduciary duties under applicable law.

Notwithstanding the Nanometrics board of directors’ and Rudolph board of directors’ right to change its recommendation in response to its receipt of a superior proposal, neither party has the right to terminate the merger agreement to accept a superior proposal.

Each time the financial or other terms of such competing proposal are amended, Nanometrics will deliver to Rudolph, or Rudolph will deliver to Nanometrics, as applicable, a new notice (including as attachments thereto a copy of the new forms of agreements related to such amended proposal), and the period of negotiation provided in the immediately preceding bullet will in no event, including if the initial four business day period would otherwise expire, end less than two business days after Nanometrics’ receipt or Rudolph’s receipt, as applicable, of such new notice and new forms of agreements.

Nothing contained in the merger agreement will prevent Nanometrics or Rudolph or their respective boards of directors from complying with its disclosure obligations under applicable United States federal or state law with regard to a competing proposal, making any disclosure to such entity’s stockholders if the board has reasonably determined in good faith after consultation with its outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the duties of the members of the board under applicable law, or making any “stop, look and listen” communication to its stockholders pursuant to Rule 14d-9(f) under the Exchange Act, except that neither party may effect a change of recommendation other than in accordance with the procedures described above.

Existing Discussions

Upon entering into the merger agreement, Nanometrics and Rudolph each agreed to immediately cease, and to cause their subsidiaries and its and their directors, officers, employees and other representatives to immediately cease, any and all existing discussions or negotiations with any person (or provision of any information to any person) with respect to any competing proposal.

Special Meetings

Each of Nanometrics and Rudolph must, as promptly as practicable following the date of the merger agreement, in accordance with applicable law and such entity’s governing documents, establish a record date for, duly call, give notice of, convene and, as soon as reasonably practicable (and not later than 45 days) after the effectiveness of this Registration Statement on Form S-4 (and on a date selected in consultation with the other party), hold such party’s special meeting.

Each of Nanometrics and Rudolph must use its reasonable best efforts to cause the joint proxy statement to be mailed to its stockholders entitled to notice of the special meeting and to hold the special meeting as soon as practicable after this Registration Statement on Form S-4 is declared effective under the Securities Act. Each of Nanometrics and Rudolph will, through its respective board of directors, recommend to its stockholders that they vote in favor of the stockholder approval, include such recommendation in this joint proxy statement and solicit and use its reasonable best efforts to obtain the stockholder approval, except in each case to the extent that the board has made a change of recommendation pursuant to the merger agreement.

Each of Nanometrics and Rudolph has agreed to ensure that all proxies solicited in connection with its special meeting are solicited in compliance with applicable law and will not delay, postpone or adjourn the special meeting without the prior written consent of the other party, except that they will have the right, after consultation with the other party, to (and, if requested by the other party, shall) make one or more successive postponements or adjournments of the special meeting: (i) if, on a date for which the special meeting is scheduled, it has not received proxies representing a sufficient number of shares of its common stock to obtain the stockholder approval, whether or not a quorum is present, provided that the special meeting is not postponed or adjourned to a date later than the earlier of the date that is 30 days after the date for which the special meeting was originally scheduled or December 16, 2019, the date that is five business days prior to the outside date; and (ii) if either the Nanometrics board of directors or the Rudolph board of directors, after consultation with its outside legal counsel, determines that an adjournment or postponement is required by applicable law (including to ensure that any required supplement or amendment to the joint proxy statement is provided or made available to its stockholders or to permit dissemination of information that is material to stockholders voting at the special meeting and to give such stockholders sufficient time to evaluate any such supplement or amendment or other information), or such adjournment or postponement is requested in writing by the SEC, provided that Nanometrics or Rudolph, as applicable, uses its reasonable best efforts to hold or resume the special meeting as soon as permitted by such applicable law or request, and the special meeting is not postponed or adjourned to a date later than December 16, 2019, the date that is five business days prior to the outside date.

Subject to each party’s termination rights described in “ —Termination of the Merger Agreement” beginning on page 162 of this joint proxy statement/prospectus, each of Nanometrics and Rudolph agrees that its obligations to call, give notice of and hold the Nanometrics special meeting and the Rudolph special meeting, as applicable, will not be affected, including if a competing proposal or superior proposal shall have been made or received or if the board of directors shall have effected a recommendation change or announced or proposed any intention to do so.

Cooperation; Efforts to Consummate

On the terms and subject to the conditions set forth in the merger agreement, each party to the merger agreements will use its respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable law to consummate the merger and the other transactions contemplated by the merger agreement as soon as practicable, including preparing and filing in consultation with the other party and as promptly as practicable and advisable all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any governmental authority in order to consummate the merger or any of the other transactions contemplated by the merger agreement, and taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, orders and approvals.

Each party to the merger agreement has agreed to make all necessary applications, notices, petitions and filings required (and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material) with respect to the merger agreement or the transactions contemplated by the merger agreement (i) with the Antitrust Division of the Department of Justice, or the DOJ, and the Federal Trade Commission, or the FTC, on a Notification and Report Form pursuant to the Hart-Scott-Rodino Act, or the HSR Act, with respect to the transactions and (ii) any jurisdiction listed in the Nanometrics disclosure letter. The parties made the filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions on July 9, 2019 and the HSR waiting period expired on August 8, 2019. The parties also have agreed to make a filing in any non-U.S. jurisdiction listed on the schedules to the merger agreement as promptly as practicable, and in any event within 45 business days after the execution of the merger agreement (unless another date is mutually agreed between the parties). Prior to the completion of the merger, the parties do not expect to make any further antitrust filings.

Each of Nanometrics and Rudolph has agreed, in connection with the efforts to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, orders, registrations, approvals, permits, and authorizations for the transactions under any other antitrust law, (i) to cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (ii) to promptly inform the other party of any communication received by such party from, and consult with the other party and allow the other party to review in advance any material communications and promptly inform the other party of any communication or given by such party to any governmental authority, by promptly providing copies to the other party (or to its outside counsel) of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions.

Nanometrics and Rudolph have agreed to jointly determine all communications and strategy relating to applicable antitrust laws, and the parties have agreed to consult and cooperate with one another and consider in good faith the views of one another regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either party in connection with proceedings under or relating to any antitrust law prior to their submission. The parties have agreed that neither party will agree to pull any filing, extend any waiting period, or agree not to consummate the transaction for any period of time without the written agreement of the other party.

Each of Nanometrics and Rudolph have agreed to use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including governmental authorities, necessary, proper or advisable for the consummation of the transactions and to provide any notices to third parties required to be provided by them prior to the effective time. However, Nanometrics and Rudolph have agreed that neither party will incur any significant expense or liability, enter into any significant new commitment or agreement nor agree to any significant modification to any contractual arrangement to obtain such consents or certificates without consulting with the other party. Without limiting the foregoing, Nanometrics and Rudolph have agreed (i) to each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the closing, on or before the outside date, including without limitation defending through litigation on the merits any claim asserted in any court by any person and (ii) to each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any governmental authority with respect to the merger so as to enable the closing to occur as soon as reasonably possible (and in any event no later than the outside date), including (x) proposing, negotiating, committing to and (with effect from and after the closing) effecting, by consent decree, hold separate order, or otherwise, the sale, licensing, divestiture or disposition of such assets or businesses of Nanometrics or Rudolph (or any of their respective subsidiaries) and (y) otherwise taking or committing to take actions that after the closing date would limit Nanometrics’, Rudolph’s, or any of their respective subsidiaries’ freedom of action with respect to, or Nanometrics’ or Rudolph’s ability to retain, one or more of their subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the closing. Notwithstanding the foregoing, neither Nanometrics nor Rudolph is required to take, and, without the prior written consent of the other party, neither Nanometrics nor Rudolph will take (or agree to take), any action(s) referred to in clauses (x) or (y) in the immediately preceding sentence if such action(s) would reasonably be expected to be material to the combined company and its subsidiaries, taken as a whole, in each case, from and after the effective time.

Status and Notifications

Nanometrics will give prompt notice to Rudolph, and Rudolph will give prompt notice to Nanometrics, (i) of any notice or other communication received by such party from any governmental authority in connection with the merger agreement, the merger or other transactions, or from any person alleging that the consent of such person is or may be required in connection with the merger or the other transactions, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to be material to Nanometrics, the surviving corporation or Rudolph, (ii) of any action commenced or, to such party’s knowledge, threatened against, such party or any of its subsidiaries or otherwise relating to, involving or affecting such party or any of its subsidiaries, in each case in connection with, arising from or otherwise relating to the merger or any other transaction and (iii) upon becoming aware of the occurrence of any event or circumstance relating to it or any of its subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Nanometrics material adverse effect or a Rudolph material adverse effect, as the case may be, or that would reasonably be expected to prevent or materially delay or impede the consummation of the transactions. The delivery of any notice pursuant to the foregoing will not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of the merger agreement or otherwise limit or affect the remedies available under the merger agreement to any party.

Access to Information

From the date of the merger agreement until the effective time or the date, if any, on which the merger agreement is terminated in accordance with the provisions therein, to the extent permitted by applicable law, each of Nanometrics and Rudolph will, and will cause their respective subsidiaries to, afford to the other party and to the representatives of such other party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, designated personnel and records and, during such period, each of Nanometrics and Rudolph will, and will cause each of their subsidiaries to, furnish reasonably promptly to the other party all information (financial or otherwise, including tax returns) concerning its business, properties and personnel as such other party may reasonably request. Notwithstanding the foregoing, neither Nanometrics nor Rudolph will be required to provide the other party or the representatives of such other party with access to or to disclose information (i) that is subject to the terms of a confidentiality agreement with a third party (as long as the withholding party uses its reasonable best efforts to obtain the required consent of such third party to such access or disclosure), (ii) the disclosure of which would violate any law, including the HSR Act (as long as the withholding party uses its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any law) or (iii) that is subject to any attorney-client, attorney work product or other legal privilege (as long as the withholding party uses its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), except in the case of this clause (iii) to the extent reasonably required for the purpose of complying with applicable antitrust laws, in which case such disclosure shall be made to external counsel only and subject to prior execution of a common interest or joint defense agreement in customary form. Each of Nanometrics and Rudolph will use its reasonable best efforts to minimize any disruption to the businesses of the other party that may result from the requests for access, data and information hereunder. No investigation by any of the parties or their respective representatives or information provided, made available or delivered pursuant to the merger agreement shall affect the representations, warranties, covenants or agreements of any other party set forth in the merger agreement.

NYSE Listing; NYSE Delisting

Nanometrics will use its reasonable best efforts to cause the shares of Nanometrics common stock (including those to be issued in connection with the merger) to be approved for listing on the NYSE prior to the effective time with a symbol to be agreed upon by the parties prior to the effective time. If approval for listing on the NYSE is not received prior to the effective time of the merger, then Nanometrics will use its reasonable best efforts to cause the shares of Nanometrics common stock to be issued in connection with the merger to be approved for listing on Nasdaq. Each of the parties has agreed to cooperate with the other party in taking, or causing to be taken, all actions necessary to delist Rudolph common stock from the NYSE and terminate its registration under the Exchange Act, it being understood that such delisting and termination will not be effective until after the effective time.

Publicity

As long as the merger agreement is in effect, neither Nanometrics nor Rudolph, nor any of their respective affiliates, will issue or cause the publication of any press release or other public announcement with respect to the merger or the merger agreement without the prior consent of the other party (such consent not to be unreasonably withheld, conditioned or delayed), unless such party determines, after consultation with outside counsel, that it is required by applicable law or by any listing agreement with or the listing rules of a national securities exchange to issue or cause the publication of any press release or other public announcement with respect to the merger or the merger agreement, in which event such party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement in advance and will give due consideration to all reasonable additions, deletions or changes suggested thereto. Notwithstanding the foregoing, (i) each of Nanometrics and Rudolph may make press releases or public announcements concerning the merger agreement, the merger and the other transactions that consists solely of information previously disclosed in all material respects in previous press releases or announcements made by Nanometrics and/or Rudolph in compliance with the foregoing and (ii) each of Nanometrics and Rudolph may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, and may make internal announcements to employees, so long as any such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made jointly by Nanometrics and Rudolph and do not reveal material, nonpublic information regarding the other party, the merger agreement, the merger or the other transactions.

Employee Benefits Matters

Until the first anniversary of the closing date or until an earlier date of termination of employment, Nanometrics, the surviving corporation or an applicable subsidiary will provide, or will cause to be provided, to individuals who will continue in the service of Nanometrics, the surviving corporation or a subsidiary of either, at and after the closing (such Nanometrics employees and surviving corporation employees, “continuing service providers”), (i) base salaries or wages that are no less favorable than those in effect immediately prior to the closing, (ii) bonus or incentive opportunities (excluding value attributable to equity-based compensation) that are no less favorable than those in effect immediately prior to the closing and (iii) employee and fringe benefits (including severance benefits, and group health, life and disability plans, but excluding benefits provided pursuant to any defined benefit pension plan) that are no less favorable in the aggregate than those in effect immediately prior to the closing, without being required to take into account any equity-related, retention, deal bonus, or other compensation related to or affected by the merger.

With respect to any employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, or ERISA, in which any continuing service provider will participate effective as of or after the effective time, which we refer to as the new plans, subject to applicable laws and tax qualification requirements, Nanometrics will, or will cause the surviving corporation to, recognize all service of the continuing service provider with Rudolph or a Rudolph subsidiary, as applicable, as of the effective time for vesting, eligibility and level of benefits purposes (but not for purposes of benefit accrual under a defined benefit plan) in any new plan in which such continuing service providers will be eligible to participate after the effective time, in each case except to the extent that recognizing such service would result in a duplication of benefits.

To the extent any continuing service provider that was a service provider of Rudolph prior to the effective time participates in any new plan on or before the first anniversary of the closing date that is a welfare plan of Nanometrics and the terms of such new plan then permit, or revision to such terms to so permit would be commercially reasonable, Nanometrics will, and will cause the surviving corporation or its subsidiaries to, cause all (i) pre-existing condition limitations that would otherwise be applicable to such continuing service provider and his or her covered dependents to be waived to the extent satisfied under a Rudolph plan comparable to the Nanometrics welfare plan immediately prior to the closing date or, if later, immediately prior to such continuing service provider’s commencement of participation in such Nanometrics welfare plan, (ii) participation waiting periods, actively at work requirements, and insurability requirements under each Nanometrics welfare plan that would otherwise be applicable to such continuing service provider to be waived to the same extent waived or satisfied under the Rudolph plan comparable to such Nanometrics welfare plan immediately prior to the closing date or, if later, immediately prior to such continuing service provider’s commencement of participation in such Nanometrics welfare plan, and (iii) co-payments, deductibles and other out-of-pocket expenses paid by continuing service providers in the plan year in which the effective time occurs to be credited for purposes of satisfying any applicable deductible, co-payment and maximum out of pocket requirement under any such Nanometrics welfare plan.

If requested by Nanometrics at least 10 business days prior to the closing, then effective as of no later than the day immediately preceding the closing, Rudolph will terminate its 401(k) plan, which is referred to as the Rudolph 401(k) plan. In such event, each continuing service provider who is a participant in the Rudolph 401(k)

plan will be allowed to participate, as soon as practicable following the closing, in a 401(k) plan sponsored by Nanometrics or an affiliate of Nanometrics and will be credited with eligibility service and vesting service for all periods of service with Rudolph or any Rudolph subsidiary to the extent so credited with such service under the Rudolph 401(k) plan. In addition, Nanometrics will, or will cause an affiliate to, take all actions necessary so that its 401(k) plan will accept rollover contributions from the Rudolph 401(k) plan, including participant loans.

The parties to the merger agreement have agreed that the merger will constitute or be deemed to constitute a “change of control” and “change in control” for purposes of Rudolph’s compensation and benefit plans, Nanometrics’ compensation and benefit plans, and the awards issued and protections provided under each.

Each participant in a Rudolph plan that provides for annual cash incentive compensation based on the achievement of corporate and/or business unit performance goals will receive a payment in the first payroll whose cutoff date follows the closing equal to the product of (i) such participant’s target cash bonus (solely to the extent allocated to the achievement of such corporate and/or business unit performance goals) as in effect immediately prior to the closing and (ii) a fraction, the numerator of which is the number of days in the calendar year between January 1 and the closing, and the denominator of which is 365. Each Rudolph bonus plan participant who is a continuing service provider as of December 31 of the year in which the closing occurs will receive a payment in accordance with Rudolph’s ordinary course bonus practices equal to the product of (i) such participant’s target cash bonus (solely to the extent allocated to the achievement of such corporate and/or business unit performance goals) as of immediately prior to the closing and (ii) a fraction, the numerator of which is the number of days in the calendar year between the closing and December 31, and the denominator of which is 365. Annual incentive compensation under any Rudolph plan based on the achievement of individual performance goals will be determined and paid after the closing in the ordinary course of business based on actual achievement. Notwithstanding and in lieu of the foregoing, any Rudolph bonus plan participant whose bonus is subject to a key executive incentive compensation plan will have the treatment provided by such plan.

Each participant in the Nanometrics plan that provides for annual cash incentive compensation based on the achievement of corporate and individual performance goals who is employed as of immediately prior to the closing will receive a payment in the first payroll whose cutoff date follows the closing equal to the product of such individual’s target cash bonus multiplied by (i) the corporate performance metric/factor under such plan, which is deemed for purposes hereof to be one; (ii) a determination of such participant’s individual performance metric/factor under such plan (through a date that is 10 business days preceding the closing), which may be above or below one, as determined by Nanometrics and (iii) a fraction, the numerator of which is the number of days in the calendar year between January 1 and the closing, and the denominator of which is 365. The overall combined corporate metric and individual metric on an aggregate basis for all Nanometrics bonus plan participants will not exceed a weighted average of one. Each Nanometrics bonus plan participant who is a continuing service provider as of December 31 of the year in which the closing occurs will receive a payment determined in accordance with Nanometrics’ ordinary practices with respect to the determination of cash bonuses equal to such individual’s target cash bonus multiplied by the product of (i) the final Nanometrics corporate metric for such year, (ii) the participant’s final Nanometrics individual metric for such year, and (iii) a fraction, the numerator of which is the number of days in the calendar year between the closing and December 31, and the denominator of which is 365. Such payment will occur on or within 75 days following such December 31.

Each Nanometrics employee who is eligible for payments under the company profit-sharing plan as of immediately prior to the closing will receive a payment in the first payroll whose cutoff date follows the closing equal to the product of (i) the payout amount relating to such employee calculated pursuant to the profit plan guidelines, as determined by Nanometrics, and (ii) a fraction, the numerator of which is the number of days in the calendar year between June 30, 2019 and the closing, and the denominator of which is 185. Each individual who is a Nanometrics profit plan participant as of December 31 of the year in which the closing occurs will receive a payment equal to the payout amount calculated pursuant to the plan guidelines and a fraction, the numerator of which is the number of days in the calendar year between the closing and December 31, and the denominator of which is 185. Such payment will occur on or within 75 days following such December 31.

Payments under the cash incentive plans and profit-sharing plans as described above are in lieu of any payment under the ordinary operation of such plans.

Notwithstanding the above, the merger agreement will not (i) be treated as creating or amending any particular Nanometrics plan or Rudolph plan or prohibiting the amendment or termination of such plan, (ii) give any third party (including any current or former employee, director or other independent contractor of Nanometrics or Rudolph and their subsidiaries (including any beneficiary or dependent thereof)) any right to enforce the foregoing, or (iii) require Nanometrics or any of its affiliates to (a) maintain any particular Nanometrics plan or Rudolph plan or (b) retain the employment of any particular employee or to provide any particular term or condition of employment. The undertakings described above do not apply to persons covered by collective bargaining agreements or other collective labor agreements or apply to any worker outside the United States, with the treatment of the foregoing being as provided in agreements covering them and as provided in applicable law.

Expenses

Except as otherwise expressly provided in the merger agreement, all expenses incurred in connection with the merger agreement and the merger and other transactions contemplated by the merger agreement will be paid by the party incurring such expenses, except that Nanometrics and Rudolph will share equally the fees, costs and expenses, other than attorneys’ fees, (i) incurred in connection with any filing by Nanometrics or Rudolph of any notice or other document under the HSR Act or any other antitrust law in connection with the transactions contemplated by the merger agreement and (ii) the fees (including the registration fee), costs and expenses incurred in connection with the filing, printing and distributing of this registration statement and this joint proxy statement/prospectus.

Directors’ and Officers’ Insurance and Indemnification

The merger agreement provides that Nanometrics will, and will cause the surviving corporation to, for six years from and after the effective time, indemnify and hold harmless all past and present directors and officers of Nanometrics and Rudolph and each of their subsidiaries against any costs, expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each indemnified party to the fullest extent provided pursuant to the applicable governing documents of Nanometrics, Rudolph or either of their respective subsidiaries, or any indemnification agreements in existence on the date of the merger agreement with Nanometrics, Rudolph or either of their respective subsidiaries, as long as such indemnified party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such indemnified party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger or any of the other transactions contemplated by the merger agreement), whether asserted or claimed prior to, at or after the effective time, in connection with such persons serving as an officer or director of Nanometrics, Rudolph, or any of their subsidiaries, as applicable, or as an officer, director, employee or other fiduciary of any other person if such service was at the request or for the benefit of Nanometrics, Rudolph or any of their subsidiaries, as applicable, to the fullest extent provided pursuant to the governing documents of Nanometrics, Rudolph or their subsidiaries, as applicable, or any indemnification agreements in existence on the date of the merger agreement with Nanometrics, Rudolph or either of their respective subsidiaries. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the effective time, whether asserted or claimed prior to, at or after the effective time, now existing in favor of the indemnified parties as provided in their respective certificate of incorporation or bylaws (or comparable organizational documents) or in any agreement will survive the merger and the other transactions contemplated by the merger agreement and will continue in full force and effect.

For six years after the effective time, Nanometrics will cause to be maintained in effect the provisions in the Nanometrics governing documents, the Rudolph governing documents and any other agreements of Nanometrics, the Nanometrics subsidiaries, Rudolph or the Rudolph subsidiaries with any indemnified party, in each case regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of the merger agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such indemnified party in respect of acts or omissions occurring or alleged to have occurred at or prior to the effective time (including acts or omissions occurring in connection with the approval of the merger agreement and the consummation of the merger or any of the other transactions contemplated by the merger agreement).

Nanometrics has agreed to cause to be maintained, for an aggregate period of six years from the effective time, (i) for the benefit of both the Nanometrics and Rudolph indemnified parties, an insurance and indemnification policy that provides coverage for events occurring prior to the effective time that is no less favorable than Nanometrics’ or Rudolph’s existing policy, as applicable, or, if insurance coverage that is no less favorable is unavailable, the best available coverage, which is referred to as the D&O Insurance, except that no person will be required to pay an annual premium for the Nanometrics or Rudolph D&O Insurance in excess of 300% of the last annual premium paid prior to the date of the merger agreement, and that, on behalf of the Nanometrics directors and officers, Nanometrics at any time may, and on behalf of the Rudolph directors and officers, Rudolph (prior to the effective time) or Nanometrics (at or after the effective time) may, substitute for a single premium tail coverage with respect to Nanometrics or Rudolph D&O Insurance with, if such tail coverage is obtained by Nanometrics or Rudolph, as applicable, prior to the effective time, an annual cost not in excess of 300% of the last annual premium paid prior to the date of the merger agreement and, if such tail coverage shall be so purchased, after the effective time, Nanometrics shall maintain such coverage in full force and effect and continue to honor its obligations thereunder.

In the event Nanometrics or the surviving corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision will be made so that the successors and assigns of Nanometrics or the surviving corporation, as the case may be, will assume the obligations of such party set forth above. The foregoing rights and obligations will survive consummation of the merger and will not be terminated or amended in a manner that is adverse to any indemnified party without the written consent of such indemnified party. The foregoing provisions are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her representatives and in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under Nanometrics’ or Rudolph’s or any of their respective subsidiaries’ organizational documents in effect as of the date of the merger agreement or in any contract of Nanometrics or Rudolph or any of their respective subsidiaries in effect as of the date of the merger agreement.

Litigation

Each party to the merger agreement has agreed to provide the other party prompt notice of any litigation brought by any stockholder of that party against such party, any of its subsidiaries and/or any of their respective directors relating to the merger, the merger agreement or other transactions contemplated by the merger agreement, and will provide the other party with updates and such information as such other party will reasonably request with respect to the status of the litigation and discussions between the parties to such litigation (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). Each of Nanometrics and Rudolph has agreed to give the other party the opportunity to participate in the defense of and settlement discussions with respect to any such litigation and will not make any payment or settlement offer prior to the effective time with respect to any such litigation without the other party’s prior written consent (which consent must not be unreasonably withheld, conditioned or delayed, except that neither Nanometrics nor Rudolph will be obligated to consent to any settlement that does not include a full release of them or their affiliates or that imposes an injunction or other equitable relief upon them or any of their affiliates).

Conditions to the Completion of the Merger

Each party’s obligation to effect the merger is subject to the satisfaction or waiver at or prior to closing of each of the following conditions:

•	receipt of the required Nanometrics stockholder vote and the required Rudolph stockholder vote;

•	the effectiveness of the registration statement of which this joint proxy statement/prospectus forms a part and the absence of a stop order or proceedings seeking a stop order by the SEC;

•

the absence of any adverse law or order, or action, suit or proceeding brought by a governmental authority seeking to prevent consummation of the merger, pending or threatened (other than with respect to certain non-U.S. antitrust laws);

•	the expiration or early termination of any waiting periods (or extension thereof) relating to the merger under the HSR Act and the receipt of the requisite regulatory approval;

•

the shares of Nanometrics common stock, including the shares of Nanometrics common stock to be issued to Rudolph stockholders in accordance with the merger agreement having been approved for listing on the NYSE, or on Nasdaq if unable to obtain listing on the NYSE, subject to official notice of issuance;

•

the amended and restated certificate of incorporation of Nanometrics shall have been duly executed and filed with the Delaware Secretary of State immediately prior to and shall be in effect as of the effective time;

•	the accuracy of the representations and warranties of the other party as follows:

•

certain representations and warranties of such party regarding its capitalization must be true and correct in all respects on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date), other than, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of such party’s common stock, before giving effect to the merger, of more than 0.5% from that reflected in such party’s capitalization representations;

•

each of the representations and warranties of such party regarding organization, power and subsidiaries; capitalization; authority; brokers and expenses; vote required; and such party’s financial advisor’s opinion must be, if qualified by materiality or by a material adverse effect standard, true and correct in all respects, and if not qualified by materiality or by a material adverse effect standard, will be true and correct in all material respects on and as of the closing date (except to the extent expressly made as of an earlier date, in which case as of such date); and

•

each other representation and warranty must be true and correct on and as of the closing date with the same force and effect as if made on and as of the closing date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party and except for those representations and warranties that address matters only as of a particular date (which representations will have been true and correct as of that particular date except for any failure to be so true and correct as of such date that has not had, and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on such party), provided that for purposes of determining the accuracy of the representations and warranties of each party set forth in the merger agreement all qualifications based on an material adverse effect standard and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties, subject to certain exceptions, will be disregarded;

•

the other party’s compliance with and performance of, in all material respects, all covenants, obligations and agreements under the merger agreement required to be complied with or performed by such party at or prior to the effective time;

•	that no material adverse effect of the other party has occurred and is continuing since the date of the merger agreement;

•

the receipt by such party of a certificate of the chief executive officer or chief financial officer of the other party certifying that the conditions in the immediately preceding bullets with respect to representations and warranties and performance of obligations have been satisfied; and

•

the receipt of an opinion from counsel, dated as of the closing date, to the effect that, for U.S. federal income tax purposes, the merger will be treated as a “reorganization” within the meaning of Section  368(a) of the Code.

Termination of the Merger Agreement

Termination by Mutual Consent

The merger agreement may be terminated and the merger and the other transactions contemplated by the merger agreement may be abandoned at any time prior to the effective time by mutual written consent of Nanometrics and Rudolph.

Termination by Either Nanometrics or Rudolph

Either Nanometrics or Rudolph may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time if:

•

a relevant legal restraint as described in the section entitled “The Merger—Regulatory Approvals” beginning on page 131 of this joint proxy statement/prospectus permanently restraining, permanently enjoining, or otherwise permanently prohibiting the consummation of the merger, and in the case of an order, such order has become final and non-appealable, provided that in the case of an order, such party seeking to terminate the agreement pursuant to this bullet point has not breached in any material respect its obligation to use reasonable best efforts to contest, appeal and remove such order in a manner that primarily caused or primarily resulted in the issuance of or failure to remove such order;

•

the merger has not been completed by 5:00 p.m., Pacific Time on December 23, 2019, referred to as the outside date (unless such date has been extended to three months after December 23, 2019, which extension is only available in limited circumstances related to antitrust, by either party providing written notice to the other); provided that such right to terminate will not be available to any party that has breached any of its representations, warranties, covenants or agreements under the merger agreement in any manner that has been the primary cause of or primarily resulted in the effective time not occurring prior to the outside date;

•	the Nanometrics stockholder approval has not been obtained at the Nanometrics special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

•	the Rudolph stockholder approval has not been obtained at the Rudolph special meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Termination by Nanometrics

Nanometrics may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time:

•

if there has been a breach by Rudolph of any of its representations, warranties, covenants or agreements under the merger agreement, which breach resulted in the conditions to the merger agreement not being satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Nanometrics to Rudolph or (ii) three business days prior to the outside date); provided that

Nanometrics may not terminate the agreement if it is in breach of any representations, warranties, covenants or other agreements under the merger agreement that would also result in the conditions to the merger agreement not being satisfied;

•

prior to the time the requisite Rudolph stockholder approval is obtained, if the Rudolph board of directors or any committee thereof has effected a change of recommendation and Nanometrics exercises its termination rights within 10 business days following the date of such change of recommendation; or

•

prior to the time the requisite Rudolph stockholder approval is obtained, if there has been a material breach by Rudolph of its obligation not to solicit competing proposals or its obligation to call the Rudolph special meeting in accordance with the terms set forth in the merger agreement that is the consequence of an act or omission by Rudolph where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach.

Termination by Rudolph

Rudolph may terminate the merger agreement and the merger may be abandoned at any time prior to the effective time:

•

if there has been a breach by Nanometrics or Merger Sub of any of its representations, warranties, covenants or agreements under the merger agreement, which breach resulted in the conditions to the merger agreement not being satisfied (and such breach is not curable prior to the outside date, or if curable prior to the outside date, has not been cured within the earlier of (i) 30 days after the giving of notice thereof by Rudolph to Nanometrics or (ii) three business days prior to the outside date); provided that Rudolph may not terminate the agreement if it is then in breach of any representations, warranties, covenants or other agreements under the merger agreement that would also result in the conditions to the merger agreement not being satisfied;

•

prior to the time the requisite Nanometrics stockholder approval is obtained, if the Nanometrics board of directors or any committee thereof has effected a change of recommendation and Rudolph exercises its termination rights within 10 business days following the date of such change of recommendation; or

•

prior to the time the requisite Nanometrics stockholder approval is obtained, if there has been a breach by Nanometrics of its obligation not to solicit competing proposals or its obligation to call the Nanometrics special meeting in accordance with the terms set forth in the merger agreement that is the consequence of an act or omission by Nanometrics where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach.

Termination Fees

Nanometrics will be required to pay to Rudolph a termination fee of $26,000,000 if the merger agreement is terminated:

•	by Rudolph, prior to the time the requisite Nanometrics stockholder approval is obtained, due to the Nanometrics board of directors making a change of recommendation;

•

by Rudolph, prior to the time the requisite Nanometrics stockholder approval is obtained, due to a material breach by Nanometrics of its obligation not to solicit competing proposals or its obligation to call the Nanometrics special meeting in accordance with the terms set forth in the merger agreement that is the consequence of an act or omission by Nanometrics where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach;

•

by either Rudolph due to a breach by Nanometrics or Merger Sub if such breach resulted in the conditions to the merger agreement not being satisfied or by either Nanometrics or Rudolph due to the merger not having been completed by the outside date, if (i) a competing proposal for Nanometrics has been publicly disclosed (and not publicly withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Nanometrics consummates a competing proposal or (B) Nanometrics has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case, with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”); or

•

by either Nanometrics or Rudolph due to Nanometrics’ not obtaining the requisite Nanometrics stockholder approval, if (i) a competing proposal for Nanometrics has been publicly disclosed (and not publicly withdrawn) prior to the Nanometrics special meeting and (ii) within 12 months after such termination, either (A) Nanometrics consummates a competing proposal or (B) Nanometrics has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case, with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”).

Rudolph will be required to pay to Nanometrics a termination fee of $26,000,000 if the merger agreement is terminated:

•	by Nanometrics, prior to the time the requisite Rudolph stockholder approval is obtained, due to the Rudolph board of directors making a change of recommendation;

•

by Nanometrics, prior to the time the requisite Rudolph stockholder approval is obtained, due to a material breach by Rudolph of its obligation not to solicit competing proposals or its obligation to call the Rudolph special meeting in accordance with the terms set forth in the merger agreement that is the consequence of an act or omission by Rudolph where any executive officer had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach;

•

by either Nanometrics due to a breach by Rudolph if such breach resulted in the conditions to the merger agreement not being satisfied or by either Nanometrics or Rudolph due to the merger not having been completed by the outside date, if (i) a competing proposal for Rudolph has been publicly disclosed (and not publicly withdrawn) prior to the date of such termination and (ii) within 12 months after such termination, either (A) Rudolph consummates a competing proposal or (B) Rudolph has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case, with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”); or

•

by either Nanometrics or Rudolph due to Rudolph’s not obtaining the requisite Rudolph stockholder approval, if (i) a competing proposal for Rudolph has been publicly disclosed prior to the Nanometrics special meeting and (ii) within 12 months after such termination, either (A) Rudolph consummates a competing proposal or (B) Rudolph has entered into a definitive agreement for a competing proposal that is ultimately consummated (in each case, with “more than 50%” being substituted in lieu of “at least 15%” in each instance thereof in the definition of “competing proposal”).

Amendment

Subject to applicable law and except as otherwise provided in the merger agreement, the merger agreement may be amended, modified and supplemented, whether before or after receipt of the Nanometrics stockholder approval or the Rudolph stockholder approval, as applicable, by written agreement of Nanometrics and Rudolph authorized by their respective boards of directors, except that after receipt of the Nanometrics stockholder approval or the Rudolph stockholder approval, as applicable, no amendment will be made that by law requires further approval by such stockholders without obtaining such further approval. The merger agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to the merger agreement.

Waiver

At any time and from time to time prior to the effective time, either Rudolph, on the one hand, or any Nanometrics entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of any Nanometrics entity or Rudolph, as applicable, (ii) waive any inaccuracies in the representations and warranties made to Nanometrics or Rudolph contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of any Nanometrics entity or Rudolph contained in the merger agreement. Any agreement on the part of a Nanometrics entity or Rudolph to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of Nanometrics or Rudolph, as applicable. Any delay in exercising, or failure to assert, any right under the merger agreement will not constitute a waiver of such right.

Specific Performance

Each of the parties to the merger agreement agree that irreparable injury will occur in the event that any of the provisions of the merger agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of the merger agreement, each party will be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of the merger agreement by any other party, to a decree or order of specific performance to specifically enforce the terms and provisions of the merger agreement and to any further equitable relief.

Third-Party Beneficiaries

Except as provided in the merger agreement with respect to directors’ and officers’ insurance and indemnification, the merger agreement is not intended to confer upon any person any rights or remedies thereunder other than the parties to the merger agreement.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following sets forth certain unaudited pro forma condensed combined financial information giving effect to the planned merger of Rudolph and Nanometrics, referred to as the merger.

Rudolph and Nanometrics have different fiscal years, with Rudolph’s fiscal year ending on December 31 and Nanometrics’ fiscal year ending on the last Saturday of the calendar year. Nanometrics’ fiscal year ended December 29, 2018 consisted of a 52-week year. Since the respective fiscal year ends of Rudolph and Nanometrics are within 90 calendar days of each other, no pro forma adjustments have been made to conform the fiscal year ends to the same date. The unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical unaudited condensed consolidated balance sheet of Rudolph as of June 30, 2019, and historical unaudited condensed consolidated balance sheet of Nanometrics as of June 29, 2019, giving effect to the planned merger as if it had been consummated on June 30, 2019. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019, and the fiscal year ended December 31, 2018 give effect to the merger as if it had been consummated on January 1, 2018, the beginning of Rudolph’s most recently completed fiscal year. The unaudited pro forma condensed combined financial information also gives effect to the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 was prepared using Rudolph’s historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2019, and Nanometrics’ historical unaudited condensed consolidated statement of operations for the six months ended June 29, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 was prepared using Rudolph’s historical audited consolidated statement of operations for the year ended December 31, 2018, and Nanometrics’ historical audited consolidated statement of operations for the year ended December 29, 2018.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Rudolph treated as the accounting acquirer. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized and will be based on the valuation as of the actual Closing Date of the merger. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information does not give effect to the anticipated synergies, operating efficiencies or cost savings that may result from the merger or of any integration costs.

Certain amounts in the historical consolidated financial statements of Nanometrics have been reclassified in the unaudited pro forma condensed combined financial information to conform to Rudolph’s financial statement presentation.

This unaudited pro forma condensed combined financial information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements and in conjunction with the following:

•

the separate historical unaudited condensed consolidated financial statements of Rudolph as of and for the six months ended June 30, 2019, included in Rudolph’s Quarterly Report on Form 10-Q filed with the SEC on July 30, 2019;

•

the separate historical audited consolidated financial statements of Rudolph as of and for the year ended December 31, 2018, included in Rudolph’s Annual Report on Form 10-K filed with the SEC on February 15, 2019;

•

the separate historical unaudited condensed consolidated financial statements of Nanometrics as of and for the six months ended June 29, 2019, included in Nanometrics Quarterly Report on Form 10-Q filed with the SEC on July 31, 2019; and

•

the separate historical audited consolidated financial statements of Nanometrics as of and for the year ended December 31, 2018, included in Nanometrics’ Annual Report on Form 10-K filed with the SEC on February 25, 2019.

In addition, this unaudited pro forma condensed combined financial information should be read together with the information under “Risk Factors” in this joint proxy statement/prospectus as well as the information under similar titles in the documents incorporated by reference herein.

Pursuant to the terms of the Merger Agreement, Merger Sub, a wholly owned subsidiary of Nanometrics, shall be merged with and into Rudolph. Rudolph shall continue as the surviving entity following the merger and will therefore become a wholly owned subsidiary of Nanometrics. However, since this merger is considered a reverse acquisition, as a result, from and after the date of the merger, Rudolph, as the accounting acquirer, will consolidate the results of Nanometrics in Rudolph’s consolidated financial statements.

The unaudited pro forma condensed combined financial information is provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations or consolidated financial condition would have been had the merger actually occurred on the dates indicated, nor do they purport to project the future consolidated results of operations or consolidated financial condition for any future period or as of any future date. The unaudited pro forma adjustments are based upon available information and certain assumptions that Rudolph and Nanometrics believe are reasonable under the circumstances. All pro forma adjustments and their underlying assumptions are described more fully in the notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

(Amounts in thousands)

	Historical					Pro Forma Combined
	Rudolph	Nanometrics
	As of June 30, 2019	As of June 29, 2019	Reclass Adjustments (Note 3)	Pro Forma Adjustments		As of June 30, 2019
ASSETS
Current Assets:
Cash and cash equivalents	$111,958	$94,035	$—	$(36,364)	5(a)	$169,629
Marketable securities	67,892	50,947	—	—		118,839
Accounts receivable, net	62,142	51,602	—	—		113,744
Inventories, net	106,836	66,630	1,010	34,322	5(b)	208,798
Inventories—delivered systems	—	1,010	(1,010)	—		—
Income taxes receivable	4,499	—	1,935	—		6,434
Prepaid expenses and other current assets	11,218	7,955	(1,935)	—		17,238

Total current assets	364,545	272,179	—	(2,042)		634,682
Property, plant and equipment, net	18,575	52,779	—	24,217	5(b)	95,571
Operating lease right-of-use assets	13,340	10,767	—	—		24,107
Goodwill	22,495	26,310	—	4,867	5(b)	53,672
Identifiable intangible assets, net	6,674	25,811	—	378,689	5(b)	411,174
Deferred income tax assets	—	2,807	(2,807)	—		—
Other assets	18,354	446	2,807	(13,876)	5(d)	7,731

Total assets	$443,983	$391,099	$—	$391,855		$1,226,937

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$24,501	$19,459	$10,361	$(8,993)	5(c)	$45,328
Accrued payroll and related expenses	—	10,361	(10,361)	—		—
Deferred revenue	8,187	9,865	—	(4,043)	5(b)	14,009
Current operating lease obligations	2,532	2,845	—	—		5,377
Other current liabilities	9,962	7,308	1,117	—		18,387
Income taxes payable	—	1,117	(1,117)	—		—

Total current liabilities	45,182	50,955	—	(13,036)		83,101
Non-current operating lease obligations	12,256	8,017	—	—		20,273
Deferred revenue	—	1,616	(1,616)	—		—
Income taxes payable	—	1,150	(1,150)	—		—
Deferred tax liabilities	—	163	(163)	—		—
Other non-current liabilities	9,045	218	2,929	80,509	5(b,d)	92,701

Total liabilities	66,483	62,119	—	67,473		196,075

Commitments and contingencies
Stockholders’ equity:
Common stock and capital in excess of par value	372,427	256,528	—	431,730	5(e,f)	1,060,685
Accumulated other comprehensive loss	(1,256)	(1,853)	—	1,853	5(e)	(1,256)
Retained earnings (deficit)	6,329	74,305	—	(109,201)	5(d,g,h)	(28,567)

Total stockholders’ equity	377,500	328,980	—	324,382		1,030,862

Total liabilities and stockholders’ equity	$443,983	$391,099	$—	$391,855		$1,226,937

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations (2019)

(Amounts in thousands, except per share data)

	Historical					Pro Forma Combined
	Rudolph	Nanometrics
	Six Months Ended June 30, 2019	Six Months Ended June 29, 2019	Reclass Adjustments (Note 3)	Pro Forma Adjustments		Six Months Ended June 30, 2019
Revenue	$122,403	$134,720	$—	$(2,031)	6(a)	$255,092
Cost of revenue	58,473	64,824	(1,584)	(206)	6(b,c)	121,507
Amortization	—	936	(936)	—		—

Gross profit	63,930	68,960	(2,520)	(1,825)		133,585

Operating expenses:
Research and development	25,774	27,085	6,500	(321)	6(b,c)	59,038
Selling, general and administrative	24,356	—	29,307	(4,923)	6(b,c,f)	48,740
Selling	—	17,526	(17,526)	—		—
General and administrative	—	15,790	(15,790)	—		—
Amortization	774	578	936	26,440	6(d)	28,728
Merger expenses	—	907	(907)	—		—

Total operating expenses	50,904	61,886	2,520	21,196		136,506

Operating income (loss)	13,026	7,074	—	(23,021)		(2,921)
Interest (income) expense, net	(1,666)	106	—	—		(1,560)
Other (income) expense, net	(224)	(1,098)	—	—		(1,322)

Income (loss) before income taxes	14,916	8,066	—	(23,021)		(39)
Provision (benefit) for income taxes	1,814	1,163	—	(4,917)	6(g)	(1,940)

Net income (loss)	$13,102	$6,903	$—	$(18,104)		$1,901

Earnings per share
Basic	$0.42	$0.28				$0.04
Diluted	$0.42	$0.28				$0.04
Weighted average shares outstanding
Basic	31,058	24,530			6(h)	49,553
Diluted	31,369	24,850			6(h)	50,122

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations (2018)

(Amounts in thousands, except per share data)

	Historical					Pro Forma Combined
	Rudolph	Nanometrics
	Year Ended December 31, 2018	Year Ended December 29, 2018	Reclass Adjustments (Note 3)	Pro Forma Adjustments		Year Ended December 31, 2018
Revenue	$273,784	$324,523	$—	$(3,334)	6(a)	$594,973
Cost of revenue	125,505	140,145	(2,984)	11	6(b,c)	262,677
Amortization of intangible assets	—	284	(284)	—		—

Gross profit	148,279	184,094	(3,268)	(3,345)		332,296

Operating expenses:
Research and development	49,053	48,188	15,072	102	6(b,c)	112,415
Selling, general and administrative	46,608	—	57,235	(3,476)	6(b,c,e)	100,367
Selling	—	37,528	(37,528)	—		—
General and administrative	—	31,795	(31,795)	—		—
Amortization	1,534	96	284	55,528	6(d)	57,442

Total operating expenses	97,195	117,607	3,268	52,154		270,224

Operating income	51,084	66,487	—	(55,499)		62,072
Interest (income) expense, net	(2,206)	321	—	—		(1,885)
Other (income) expense, net	(56)	(1,358)	—	1,111	6(e)	(303)

Income (loss) before income taxes	53,346	67,524	—	(56,610)		64,260
Provision (benefit) for income taxes	8,250	9,876	—	(12,092)	6(g)	6,034

Net income (loss)	$45,096	$57,648	$—	$(44,518)		$58,226

Earnings per share
Basic	$1.42	$2.39				$1.18
Diluted	$1.40	$2.34				$1.16
Weighted average shares outstanding
Basic	31,671	24,120			6(h)	49,143
Diluted	32,200	24,600			6(h)	50,046

See accompanying Notes to Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

1. Description of Transaction

On June 23, 2019, Rudolph entered into an Agreement and Plan of Merger (the “merger agreement”) with Nanometrics and certain other parties named, including PV Equipment Inc. (Merger Sub). Pursuant to the merger agreement and subject to the terms and conditions set forth therein, Merger Sub will merge with and into Rudolph (the “merger”), with Rudolph surviving the merger as a wholly owned subsidiary of Nanometrics.

As a result of the merger, each outstanding share of Rudolph common stock, other than shares held by Rudolph, its subsidiaries, Nanometrics, or Merger Sub, will be automatically converted into and become exchangeable for 0.8042 shares of Nanometrics common stock, which we refer to as the exchange ratio. The exchange ratio is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of either Nanometrics common stock or Rudolph common stock changes. Therefore, the value of the merger consideration will depend on the market price of Rudolph common stock at the effective time. As discussed under the section entitled “The Merger—Accounting Treatment” on page 134 of this joint proxy statement/prospectus, Rudolph has been identified as the accounting acquirer; consequently, as provided in Accounting Standards Codification 805, Business Combinations, the transaction is a reverse acquisition.

After consummation of the merger, Rudolph stockholders and Nanometrics stockholders are expected to own approximately 50% each of the issued and outstanding ordinary shares of the combined company.

2. Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with SEC Regulation S-X Article 11. Rudolph’s fiscal year end is December 31. Nanometrics’ fiscal calendar is a 52/53-week fiscal year ending on the last Saturday of the calendar year. The unaudited pro forma condensed combined balance sheet as of June 30, 2019 combines the historical unaudited condensed consolidated balance sheet of Rudolph as of June 30, 2019 and historical unaudited condensed consolidated balance sheet of Nanometrics as of June 29, 2019, giving effect to (i) the planned merger as if it had been consummated on June 30, 2019 and (ii) the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2019 was prepared using Rudolph’s historical unaudited condensed consolidated statement of operations for the six months ended June 30, 2019 and Nanometrics’ historical unaudited condensed consolidated statement of operations for the six months ended June 29, 2019. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2018 was prepared using Rudolph’s historical audited consolidated statement of operations for the year ended December 31, 2018, and Nanometrics’ historical audited consolidated statement of operations for the year ended December 29, 2018. The unaudited pro forma condensed combined statements of operation for the six months ended June 30, 2019 and for the year ended December 31, 2018 were prepared giving effect to (i) the planned merger as if it had been consummated on January 1, 2018 and (ii) the assumptions and adjustments described in the accompanying notes to these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with the business combination accounting guidance as provided in Accounting Standards Codification 805, Business Combinations, with Rudolph treated as the accounting acquirer. The unaudited pro forma condensed combined financial information may differ from the final purchase accounting for a number of reasons, including the fact that the estimates of fair values of assets and liabilities acquired are preliminary and subject to change when the formal valuation and other studies are finalized. In addition, the values will be based on the actual value as of the closing date of the merger. The differences that may occur between the preliminary estimates and the final purchase accounting could have a material impact on the accompanying unaudited pro forma condensed combined financial information.

The historical financial information has been adjusted to give effect to matters that are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statements of operations, expected to have a continuing impact on the operating results of the combined company. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger and certain other adjustments. The final determination of the purchase price allocation will be based on the fair values of assets acquired and liabilities assumed as of the actual closing date of the merger, and such determination could result in a material change to the unaudited pro forma condensed combined financial information, including goodwill. The unaudited pro forma condensed combined financial information does not give effect to the potential impact of anticipated share buybacks, anticipated synergies, operating efficiencies or cost savings that may result from the merger or of any integration costs.

This unaudited pro forma condensed combined financial information should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements and in conjunction with the following:

•

the separate historical unaudited condensed consolidated financial statements of Rudolph as of and for the six months ended June 30, 2019, included in Rudolph’s Quarterly Report on Form 10-Q filed with the SEC on July 30, 2019;

•

the separate historical audited consolidated financial statements of Rudolph as of and for the year ended December 31, 2018, included in Rudolph’s Annual Report on Form 10-K filed with the SEC on February 15, 2019;

•

the separate historical unaudited condensed consolidated financial statements of Nanometrics as of and for the six months ended June 29, 2019, included in Nanometrics Quarterly Report on Form 10-Q filed with the SEC on July 31, 2019; and

•

the separate historical audited consolidated financial statements of Nanometrics as of and for the year ended December 31, 2018, included in Nanometrics’ Annual Report on Form 10-K filed with the SEC on February 25, 2019.

For more information on the merger, see the introduction to this section entitled “Unaudited Pro Forma Condensed Combined Financial Information” beginning on page 166 of this joint proxy statement/prospectus.

3. Significant Accounting Policies and Reclassification Adjustments

The accounting policies used in the preparation of this unaudited pro forma condensed combined financial information are those set out in Rudolph’s audited financial statements as of December 31, 2018, and those related to ASU No. 2016-02, “Leases (Subtopic 842)”, which was adopted by Rudolph and Nanometrics during the first quarter of 2019. Management has determined that no significant adjustments are necessary to conform Nanometrics’ financial statements to the accounting policies used by Rudolph in the preparation of the unaudited pro forma condensed combined financial information, except for the adjustment to conform the treatment of gains and losses from hedging and unrealized gains and losses on foreign currency translation (Note 6). Certain reclassifications have been reflected in the pro forma adjustments to conform Nanometrics’ presentation to Rudolph’s in the unaudited pro forma condensed combined balance sheet and statement of operations. These reclassifications have no significant effect on previous reported total assets, total liabilities, and stockholders’ equity, or income from continuing operations of Rudolph or Nanometrics. However, the pro forma financial statements may not reflect all the adjustments necessary to conform the accounting policies of Nanometrics to those of Rudolph as Rudolph is still in the process of conforming the accounting policies of Nanometrics to those of Rudolph as of the date of this joint proxy statement/prospectus.

Balance Sheet Reclassifications

Certain amounts reported on Nanometrics’ June 29, 2019 historical Balance Sheet were reclassified in order to conform the presentation of such amounts on Rudolph’s June 30, 2019 historical Balance Sheet. The following table identifies the reclassified item, where it was classified on Nanometrics’ historical Balance Sheet and the corresponding line item on Rudolph’s historical Balance Sheet to which such item was reclassified:

Balance Sheet Classification
Description	Nanometrics	Rudolph
Inventories—delivered systems	Inventories—delivered systems	Inventories

Prepaid income taxes	Prepaid expenses and other current assets	Income taxes receivables

Deferred income tax assets	Deferred income tax assets	Other assets

Accrued payroll and related expenses	Accrued payroll and related expenses	Accrued payable and accrued liabilities

Deferred revenue—noncurrent	Deferred revenue (noncurrent)	Other non-current liabilities

Statements of Operations Reclassifications

Certain amounts reported on Nanometrics’ historical Statements of Operations were reclassified in order to conform the presentation of such amounts on Rudolph’s historical statements of operations. The following table identifies the reclassified item, where it was classified on Nanometrics’ historical statements of operations and the corresponding line item on Rudolph’s historical statements of operations to which such item was reclassified (unless otherwise indicated, all reclassifications were made on statement of operations for the six months ended June 30, 2019 and the year ended December 31, 2018):

Income Statement Classification
Description	Nanometrics	Rudolph
Technical support and training	Cost of revenue	Selling, general and administrative expense

Amortization	Cost of revenue	Operating expense

Applications engineering	Selling expense	Research and development expense

Selling expense	Selling expense	Selling, general and administrative expense

General and administrative expense	General and administrative expense	Selling, general and administrative expense

Merger expenses	Merger expenses	Selling, general and administrative expense

Hedging and currency gains and losses(1)	Other (income) expense, net	Selling, general and administrative expense

(1)

Reclassified only on the Statement of Operations for the year ended December 31, 2018. During the six months ended June 30, 2019, Rudolph reported such amounts within Other (income) expense, net; thus, no reclassification was needed.

4. Calculation of Purchase Consideration and Preliminary Purchase Price Allocation of the Transactions

Estimated merger consideration

The estimate of consideration expected to be transferred reflected in these unaudited pro forma combined financial statements does not purport to represent what the actual consideration transferred will be when the merger is consummated.

On the closing date, the legal acquirer, Nanometrics, will issue equity shares to the owners of the accounting acquirer, Rudolph, at a fixed exchange ratio of 0.8042 as defined in the merger agreement to provide the same ratio (50%) of ownership of equity interests in the combined entity as a result of the reverse acquisition. In a reverse acquisition, the acquisition-date fair value of the consideration transferred by the accounting acquiree, Nanometrics, is based on the number of equity interests the accounting acquirer, Rudolph, would have had to issue to Nanometrics to provide the same ratio (50%) of ownership of equity interests in the combined entity. The merger consideration is calculated as follows:

(dollars and shares in thousands, except for share price)
Nanometrics ordinary shares outstanding on June 29, 2019	24,828
Exchange ratio	0.8042
Rudolph shares to be issued (1)	30,873
Rudolph’s share price as of September 3, 2019	$21.96
Fair Value of equity portion of merger consideration	$677,971
Fair Value of Nanometrics’ equity awards (as of June 29, 2019) (2)(3)	$2,969

Consideration transferred for the reverse acquisition	$680,940

(1)

As newly issued Nanometrics shares will be issued in exchange for shares of Rudolph at a fixed exchange ratio of 0.8042, the amount of shares outstanding immediately following the pre-merger share consolidation equals the number of Rudolph shares that Rudolph would theoretically be required to issue in order to maintain the respective post-merger ownership percentages of the combined company held by Nanometrics and Rudolph stockholders.

(2)

Fair value is calculated using the share price as of September 3, 2019. The total fair value of Nanometrics equity awards of $21.9 million was allocated between total estimated merger consideration of $3.0 million and post-merger compensation expense of $18.9 million based on a ratio of the completed service period of the underlying awards to the total service period.

(3)

Upon completion of the merger, it is probable that a portion of the post-merger compensation expense will be accelerated in the financial statements of the combined company due to the likelihood that certain Nanometrics employees will be terminated in conjunction with the transaction. However, at this time, other than for the Nanometrics CEO and General Counsel who will not continue with the merged company, the number of other awards that will be accelerated as a result of the merger is not known, as Nanometrics awards contain “double triggers” requiring a change in control as well as termination of employment in order to accelerate vesting. The stock acceleration expense for exercise of change in control for the Nanometrics CEO and General Counsel has been reflected in equity and retained earnings as of June 30, 2019. An estimate on stock acceleration for other employees cannot be reasonably made as it would require highly uncertain and unsubstantiated assumptions to be made, and therefore would not result in factually supportable adjustments to the unaudited combined pro forma financial information. Accordingly, no pro forma adjustment has been recorded to reflect the potential acceleration of equity awards for employees, other than for the Nanometrics CEO and General Counsel, terminated in connection with the merger.

The final estimated merger consideration could significantly differ from the amounts presented in the unaudited pro forma condensed combined financial information due to movements in the Rudolph common stock price up to the closing date of the merger. A sensitivity analysis related to the fluctuation in the Rudolph common stock price was performed to assess the impact a hypothetical change of 15% on the closing Rudolph common stock price on September 3, 2019 of $21.96 would have on the estimated dollar value of the merger consideration and goodwill as of the closing date of the merger. The number of shares issued in the merger will be based on the closing date of the transaction. The number of ordinary shares and share awards used to calculate the merger consideration is as of June 30, 2019. This number will be recalculated as of the closing date of the transaction.

The following table shows the change in per share price of the Rudolph common stock, and the resulting impact to the estimated dollar value of the merger consideration and goodwill:

Change in stock price	Stock Price	Estimated value of the merger consideration	Goodwill
		(in thousands)
Increase of 15%	$25.25	$782,512	$132,749
Decrease of 15%	$18.67	$579,368	$(70,395)

Preliminary Purchase Price Allocation

Under the acquisition method of accounting, the identifiable assets acquired, and liabilities assumed of Nanometrics are recorded at the merger date fair values and added to those of Rudolph. The pro forma adjustments are preliminary and based on estimates of the fair value and useful lives of the assets acquired and liabilities assumed and have been prepared to illustrate the estimated effect of the merger. The final determination of the purchase price allocation, upon the consummation of the merger, will be based on Nanometrics’ net assets acquired as of the date of the merger and will depend on a number of factors that cannot be predicted with any certainty at this time. The allocation is dependent upon certain valuation and other studies that have not yet been finalized. Accordingly, the pro forma purchase price allocation is subject to further adjustment as additional information becomes available and as additional analyses and final valuations are completed. There can be no assurances that these additional analyses and final valuations will not result in significant changes to the estimates of fair value set forth below.

The following table sets forth a preliminary allocation of the estimated merger consideration to the identifiable tangible and intangible assets acquired and liabilities assumed of Nanometrics based on Nanometrics’ unaudited consolidated balance sheet as of June 29, 2019, with the excess recorded to goodwill:

Preliminary Allocation of merger consideration:

(in thousands)	Pro Forma
Cash and cash equivalents	$94,035
Marketable securities	50,947
Accounts receivable, net	51,602
Inventories, net	101,962
Income taxes receivable	1,935
Prepaid expense and other current assets	6,020
Property, plant and equipment, net	76,996
Operating lease right-of-use assets	10,767
Identifiable intangible assets, net	404,500
Other assets	3,253

Total assets	802,017

Accounts payable and accrued liabilities	29,820
Deferred revenue—current	5,822
Current operating lease obligations	2,845
Other current liabilities	8,425
Non-current operating lease obligations	8,017
Other non-current liabilities	97,325

Total liabilities	152,254

Net assets acquired	649,763
Estimated merger consideration	680,940

Estimated goodwill attributable to merger	$31,177

Goodwill represents the excess of merger consideration over the fair value of the underlying net assets acquired. In accordance with ASC Topic 350, Goodwill and Other Intangible Assets, goodwill is not amortized, but instead is reviewed for impairment at least annually, absent any indicators of impairment. Goodwill is attributable to the assembled workforce of Nanometrics, planned growth in new markets and synergies expected to be achieved from the combined operations of Rudolph and Nanometrics. Goodwill recorded in the merger is not expected to be deductible for tax purposes.

The pro forma historical net assets adjustments as shown above are further described below in Note 5 of Notes to Unaudited Pro Forma Condensed Combined Financial Information.

The other non-current liabilities includes the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments reflect the statutory tax rates in the various jurisdictions where the adjustments are expected to be incurred. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including but not limited to corporate and legal restructuring and the combined geographical mix of income. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

Inventory

Inventories acquired as of the pro forma assumed merger date were adjusted upwards by $34.3 million to their preliminary estimated fair value. The valuation approaches used in the preliminary assessment of the fair value of inventories were the cost approach and the comparative sales method approach. The fair value adjustment to inventories was excluded in the pro forma condensed combined statements of operations as the amount is expected to have a nonrecurring impact.

Property, Plant and Equipment

The value of property, plant and equipment including real and personal property were adjusted upwards by $24.2 million to fair value using the comparable sales method, income capitalization method and the cost of replacement method. The table below indicates the estimated fair value of each of property, plant and equipment category and its related estimated useful life.

Description	Preliminary Estimated Asset Fair Value (in thousands)	Estimated Remaining Useful Life (in years)
Land	$14,410	N/A
Buildings and improvements	28,953	22
Production and test equipment	30,642	2 - 5
Furniture and fixtures	2,991	2 - 10

	76,996
Less: Property, plant and equipment, net, reported on Nanometrics’ historical financial statements	(52,779)

Pro forma adjustment	$24,217

Intangible Assets

Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Intangible Asset	Preliminary Estimated Asset Fair Value (in thousands)	Estimated Useful Life (in years)
Developed technology	$261,500	3 - 10
In-process technology	71,500	indefinite
Customer relationships	29,100	12 - 13
Service relationships	28,700	12 - 13
Trade name	7,900	6 - 8
Backlog	5,800	1 - 2

	$404,500
Less: Identified intangible assets, net, reported on Nanometrics’ historical financial statements	(25,811)

Pro forma adjustment	$378,689

The following summarizes the valuation methods used to estimate the fair value of the identifiable intangible assets:

•	Developed Technology: Income Approach — Multi Period Excess Earnings Method

•	In-process Technology: Income Approach — Multi Period Excess Earnings Method

•	Customer Relationships: Income Approach — Distributor Method

•	Service Relationships: Income Approach — Multi Period Excess Earnings Method

•	Trade Name: Income Approach — Relief from Royalty Method

•	Backlog: Income Approach — Multi Period Excess Earnings Method

In-process technology is recorded at fair value as an indefinite-lived intangible asset at the assumed merger date until completion or abandonment of the associated research and development efforts. Upon completion of development, acquired in-process technology assets are considered amortizable, finite-lived assets. The information used in determination of the identifiable intangible assets and related amortization is based upon factual information such as actual purchase price calculations used for financial reporting purposes in transactions where the acquired targets were similar to Nanometrics.

The amortization related to the identifiable intangible assets is reflected as a pro forma adjustment in the unaudited pro forma condensed combined statements of operations based on the estimated useful lives above and as further described in Note 6(d) below. The identifiable intangible assets and related amortization are preliminary and are based on management’s estimates after consideration of similar transactions. As discussed above, the amount that will ultimately be allocated to identifiable intangible assets and liabilities, and the related amount of amortization, may differ materially from this preliminary allocation. In addition, the amortization impacts will ultimately be based upon the periods in which the associated economic benefits or detriments are expected to be derived or, where appropriate, based on the use of a straight-line method. Therefore, the amount of amortization following the transaction may differ significantly between periods based upon the final value assigned and amortization methodology used for each identifiable intangible asset.

5. Notes to Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Represents the use of the combined company cash balance, including, Rudolph and Nanometrics transaction costs paid and anticipated to be paid to close the merger.

(in thousands)
Payment of estimated merger costs (1)	$19,794
Payment of cash-based severance (2)	1,954
Payment of cash-based bonuses and profit sharing (3)	10,741
Payment of cash-based retention bonuses (4)	3,875

Net cash outflow	$36,364

(1)

The merger costs of $19.8 million, of which $3.3 million has been accrued as of June 30, 2019, are estimates and may change. In addition, these merger costs have been excluded from the pro forma statements of operations, as they are not expected to have a continuing impact on the combined results.

(2)	The cash-based severance represents severance payments to be made to the Nanometrics CEO and General Counsel, who will not continue with the combined company.
(3)

Cash-based bonuses and profit-sharing represents amounts incurred of $5.6 million, and anticipated to be incurred of $5.1 million, are estimates and may change. The terms and conditions of the underlying bonus and profit-sharing plans establish such amounts to be paid out at the close of the transaction.

(4)

Cash-based retention bonuses of $3.9 million represents amounts to be paid, are estimates and may change. In addition, these cash-based retention bonuses have been excluded from the pro forma statements of operations as they are not expected to have a continuing impact on the combined results. The terms and conditions of the underlying cash-based retention bonuses established such amounts to be paid out to all qualified employees at the close of business on June 1, 2020.

(b) Reflects the acquisition method of accounting based on the estimated fair value of the assets and liabilities of Nanometrics and the fair value of intangible assets acquired as discussed in Note 4 above.

(in thousands)
Inventories—Elimination of historical	$(67,640)
Inventories—Fair value	101,962

Total inventory fair value adjustment	$34,322

Property, plant and equipment, net—Elimination of Historical	$(52,779)
Property, plant and equipment—Fair value	76,996

Total property, plant and equipment fair value adjustment	$24,217

Goodwill—Elimination of Historical	$(26,310)
Goodwill—Fair value	31,117

Total goodwill fair value adjustment	$4,867

Identifiable intangible assets, net—Elimination of Historical	$(25,811)
Identifiable intangible assets—Fair value	404,500

Total identifiable intangible assets fair value adjustment	$378,689

Deferred revenue current—Elimination of Historical	$(9,865)
Deferred revenue current—Fair value	5,822

Total deferred revenue current fair value adjustment	$(4,043)

Deferred revenue noncurrent—Elimination of Historical	$(1,616)
Deferred revenue noncurrent—Fair value	1,518

Total deferred revenue noncurrent fair value adjustment	$(98)

After the merger, the step-up in inventory fair value will increase cost of revenue as the inventory is sold. This increase is not reflected in the pro forma condensed combined statements of operations because it does not have a continuing impact, as the stepped-up inventory is expected to fully turn over in the next six months.

(c) Reflects the settlement of $0.9 million and $2.5 million of accrued merger costs for Nanometrics and Rudolph, respectively, and settlement of $3.2 million and $2.4 million of accrued bonuses and profit sharing for Nanometrics and Rudolph, respectively, included in Accounts payable and accrued liabilities.

(in thousands)
Settlement of accrued Nanometrics merger costs	$(907)
Settlement of accrued Nanometrics bonuses and profit-sharing	$(3,194)
Settlement of accrued Rudolph merger costs	$(2,464)
Settlement of accrued Rudolph bonuses	$(2,428)

Total adjustment to accrued liabilities	$(8,993)

(d) Reflects the deferred tax impact associated with the incremental differences in book and tax basis created from the preliminary purchase price allocation. Deferred taxes associated with estimated fair value adjustments reflect the statutory tax rates in the various jurisdictions where the adjustments are expected to be incurred. For balance sheet purposes, where U.S. tax rates were used, rates were based on recently enacted U.S. tax law and for statement of operations purposes, where U.S. tax rates were used, rates were based on the tax laws applicable to the respective periods. The effective tax rate of the combined company could be significantly different (either higher or lower) depending on post-merger activities, including but not limited to corporate and legal restructuring and the combined geographical mix of income. The pro forma adjustment includes the impact of establishing a valuation allowance related to Rudolph’s pre-existing California deferred tax assets, as it is more likely than not that the tax assets will not be realized, after being combined with Nanometrics’ California deferred tax assets. This determination is preliminary and subject to change based upon the final determination of the fair value of the identifiable intangible assets and liabilities.

(in thousands)
Adjustments to Other Assets
Reclassification to deferred tax liability—Nanometrics	$(1,108)
Reclassification to deferred tax liability—Rudolph	(12,561)
Increase to valuation allowance	(207)

Pro forma adjustment to other assets	$(13,876)

Adjustments to Other Non-Current Liabilities
Fair value of deferred tax liabilities	$94,276
Reclassification of deferred tax assets to deferred tax liabilities	(13,669)

Pro forma adjustments to deferred tax liabilities	$80,607

Adjustments to Retained Earnings (Deficit)
Increase to valuation allowance	$(207)

(e) Reflects the elimination of Rudolph’s historical ordinary shares and the anticipated issuance of 25,023,384 shares of Nanometrics common stock to former stockholders of Rudolph in connection with the merger and 696,287 units of shares of Nanometrics stock awards to replace vested and unvested Rudolph equity awards issued to Rudolph’s employees.

(in thousands)
Elimination of Nanometrics’ historical common stock and capital in excess of par value	$(256,528)
Nanometrics’ stock-based severance	5,172
Estimated value of Nanometrics’ common stock issued in merger	680,940

Total common stock pro forma adjustment	$429,584

Elimination of Nanometrics’ accumulated other comprehensive income	$1,853

(shares in thousands)
Shares Outstanding
Pre-merger Nanometrics shares outstanding as of June 29, 2019	24,828
Rudolph shares outstanding as of June 30, 2019	31,116
Exchange ratio	0.8042
Nanometrics shares issued to Rudolph Technology shareholders at exchange ratio	25,023
Pro forma shares outstanding	49,851
Par Value of Common Stock at $0.001 per share (in thousands)	$50

(f) Reflects the adjustment to Rudolph’s common stock and capital in excess of par for the acceleration of stock-based compensation related to performance-based equity awards attributable to the merger.

(in thousands)
Acceleration of Rudolph stock-based compensation expenses	$2,146

Total adjustment to Rudolph common stock	$2,146

(g) Reflects the elimination of Nanometrics’ historical retained earnings after recording the merger, bonus, profit-sharing and severance expenses to be incurred by Nanometrics. The adjustments for these expenses are not reflected in the unaudited pro forma condensed combined statements of operations because they are nonrecurring items that are directly attributable to the merger. The adjustment to Nanometrics’ retained earnings is as follows:

(in thousands)
Adjustment for Nanometrics merger costs	$(10,864)
Adjustment for Nanometrics cash-based bonuses and profit-sharing	(2,416)
Adjustment for Nanometrics cash-based retention bonuses	(2,675)
Adjustment for Nanometrics payment of cash-based severance	(1,954)
Adjustment for Nanometrics stock-based severance	(5,172)
Elimination of Nanometrics historical retained earnings	(74,305)

Total adjustment to Nanometrics retained earnings	$(97,386)

Cash-based and stock-based severance relates to the Nanometrics CEO, who will not continue at the combined company and is subject to severance payments upon exercise of his change of control agreement.

(h) Reflects the adjustment to Rudolph’s retained earnings to record Rudolph merger, bonus and stock-based compensation expenses. The merger expenses primarily consist of investment banking fees, legal and marketing costs. These expenses are not reflected in the unaudited pro forma condensed combined statement of operations because they are nonrecurring items that are directly attributable to the merger.

(in thousands)
Adjustment for Rudolph merger costs	$(5,558)
Adjustment for Rudolph cash-based bonuses	$(2,704)
Adjustments for Rudolph cash-based retention bonuses	(1,200)
Adjustment for Rudolph stock-based compensation expense	$(2,146)

Total adjustment to Rudolph retained earnings	$(11,608)

6. Notes to Unaudited Pro Forma Condensed Combined Statements of Operations

(a) Represents the adjustments to reduce revenue for the continuing effect of recording deferred revenue obligations at fair value.

	Pro Forma (in thousands)
	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Reversal of Nanometrics deferred revenue recognition	$(3,177)	$(5,215)
Nanometrics deferred revenue recognition at fair value	1,146	1,881

Total reduction in revenue recognized	$(2,031)	$(3,334)

(b) Represents the adjustments to record elimination of historical depreciation expense and recognition of new depreciation expense based on the fair value of property, plant and equipment. The depreciation of property, plant and equipment is based on the estimated remaining useful lives of the assets and is calculated on a straight-line basis.

	Pro Forma (in thousands)
	Six Months Ended June 30, 2019			Year Ended December 31, 2018
	COR	R&D	SG&A	COR	R&D	SG&A
Reversal of Nanometrics historical depreciation expense	$(536)	$(1,104)	$(1,906)	$(938)	$(2,067)	$(3,462)
Depreciation of acquired property, plant and equipment	569	1,171	2,022	1,091	2,405	4,028

Total additional depreciation expense	$33	$67	$116	$153	$338	$566

(c) Represents the net adjustments to share-based compensation expense for the combined entity. The new share-based compensation expense is amortized on a straight-line basis over the remaining vesting periods. The following table reflects the elimination of Nanometrics’ historical share-based compensation expense and the fair value of Nanometrics’ replacement equity awards to be recognized over the period for which the post-combination service of Nanometrics’ employees is required:

	Pro Forma (in thousands)
	Six Months Ended June 30, 2019			Year Ended December 31, 2018
	COR	R&D	SG&A	COR	R&D	SG&A
Elimination of Nanometrics’ historical stock-based compensation expense	$(926)	$(1,511)	$(3,877)	$(1,476)	$(2,450)	$(7,456)
Nanometrics’ stock-based compensation expense at revised fair value	687	1,123	2,880	1,334	2,214	6,738
Reduction in Nanometrics cash-based compensation expense	—	—	(671)	—	—	(2,213)

	$(239)	$(388)	$(1,668)	$(142)	$(236)	$(2,931)

Rudolph has been determined to be the accounting acquirer although Nanometrics, as the legal acquirer, will issue shares to Rudolph’s stockholders. The historical compensation expense for Nanometrics has been adjusted assuming remeasurement of Nanometrics’ stock awards as of September 3, 2019, the nearest practicable date prior to the Amendment No. 1 to the S-4 issuance date.

Shares issued to stockholders of Rudolph will be assessed for modification in accordance with GAAP; however the impact is not factually supportable for inclusion in the unaudited pro forma condensed combined financial information. Historical cash-based compensation paid to Nanometrics’ Chief Executive Officer and General Counsel has been removed from the unaudited pro forma condensed consolidated statements of operations since the Chief Executive Officer and General Counsel will not be part of the combined entity.

(d) Represents the adjustments to record amortization expense related to identifiable intangible assets calculated on a straight-line basis. The amortization of intangible assets is based on the periods over which the economic benefits of the intangible assets are expected to be realized.

	Pro Forma (in thousands)
	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Reversal of Nanometrics historical intangible amortization	$(1,514)	$(380)
Amortization of acquired intangible assets	27,954	55,908

Total additional amortization expense	$26,440	$55,528

(e) Represents an adjustment to other (income) expense, net and selling, general and administrative expenses to conform Nanometrics’ accounting policy for hedging and foreign currency gains and losses with Rudolph for the year ended December 31, 2018.

Pro Forma (in thousands)
Year Ended December 31, 2018
Nanometrics Hedging gain (loss)	$(2,702)
Nanometrics foreign currency gain (loss)	1,591

Total adjustment to selling, general and administrative	$(1,111)

For the six months ended June 30, 2019, Rudolph’s accounting policy was to report such items as other (income) expense, net.

(f) Reflects the adjustments to reverse incurred merger costs, which were recorded in Rudolph and Nanometrics’ selling, general and administrative expenses for the period ended June 30, 2019. There were no costs recorded during the period ended December 31, 2018. The transaction costs reflected in the historical statement of operations are as follows:

Pro Forma
Six Months Ended June 30, 2019
(in thousands)
Nanometrics merger costs	$(907)
Rudolph merger costs	(2,464)

Reduction to selling, general and administrative expense	$(3,371)

(g) Reflects an estimate of the tax impacts of the merger on the statements of operations, primarily related to the estimated fair value adjustments for acquired inventory, land, property and equipment and intangibles. The taxes associated with these estimated fair value adjustments reflect the statutory tax rates in the various jurisdictions where the adjustments are expected to be incurred. Although not reflected in these unaudited pro forma condensed combined financial statements, the effective tax rate of the combined company could be significantly different depending on post-merger activities, including repatriation decisions, cash needs and the geographical mix of income.

	Pro Forma (in thousands, except tax rate)
	Six Months Ended June 30, 2019	Year Ended December 31, 2018
Loss before income taxes	$(23,021)	$(56,610)
Tax rate	21.36%	21.36%

Benefit for income taxes	$(4,917)	$(12,092)

(h) Reflects the adjustments to weighted average shares outstanding.

	Pro Forma
	Six Months Ended June 30, 2019	Year Ended December 31, 2018
	(in thousands)
Pro Forma Basic Weighted Average Shares
Nanometrics historical weighted average shares outstanding	24,530	24,120
Issued shares to Rudolph stockholders at exchange ratio of 0.8042(1)	25,023	25,023

Pro Forma weighted average shares outstanding (basic)	49,553	49,143

Pro Forma weighted average basic shares outstanding	49,553	49,143
Dilutive impact of Nanometrics shares outstanding	320	480
Dilutive impact of Rudolph shares outstanding converted at an exchange ratio of 0.8042	249	423

Pro Forma weighted average shares outstanding (diluted)	50,122	50,046

(1)	Based on shares outstanding on June 30, 2019, to be updated at closing date of merger

INTERESTS OF NANOMETRICS’ DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of the Nanometrics board of directors, Nanometrics stockholders should be aware that Nanometrics’ directors and executive officers have interests in the merger, including financial interests that may be different from, or in addition to, the interests of the other Nanometrics stockholders generally. The Nanometrics board of directors was aware of and considered such interests, among other matters, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement. These interests are described in more detail below, and with respect to the named executive officers of Nanometrics, are quantified in the tables below in the section entitled “—Compensation Payable to Nanometrics’ Named Executive Officers” beginning on page 189 of this joint proxy statement/prospectus. See also the sections entitled “The Merger—Background of the Merger” and “The Merger—Recommendation of the Nanometrics Board of Directors; Nanometrics’ Reasons for the Merger” beginning on pages 82 and 92 of this joint proxy statement/prospectus, respectively.

Executive Officers

For purposes of this disclosure, Nanometrics’ executive officers are (1) Pierre-Yves Lesaicherre, Ph.D., President, Chief Executive Officer and Director, (2) James Barnhart, Senior Vice President, Operations, (3) Rollin Kocher, Senior Vice President, Sales & Marketing, (4) Janet Taylor, General Counsel, and (5) Greg Swyt, Vice President, Finance, and (6) Kevin Heidrich, Senior Vice President, Corporate Development.

Nanometrics Change in Control

As set forth in the merger agreement, the transaction will be treated as a change in control for purposes of Nanometrics’ compensation plans and arrangements, including its equity awards and severance agreements described below. This determination will not result in any compensation or benefits becoming payable solely in connection with the merger, except that the determination of performance of the performance-based Nanometrics RSU awards, which we refer to as Nanometrics PRSU awards, will be made at closing as described in the section entitled “ —Interests with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards” beginning on page 185 of this joint proxy statement/prospectus.

Interests with Respect to Nanometrics Equity

Treatment of Nanometrics Equity Awards

General. Nanometrics equity awards will remain equity awards relating to shares of Nanometrics common stock. Nanometrics equity awards will continue to vest in accordance with the terms of the award agreements applicable to Nanometrics equity awards.

Nanometrics PRSU Awards. In the event of a change in control that occurs before the scheduled end of the performance period, per the existing terms of the Nanometrics PRSU awards, the number of PRSUs that may potentially vest under the Nanometrics PRSU awards, each of which is referred to as a Nanometrics remainder PRSU, would, pursuant to the existing award terms, be determined immediately prior to the change in control based upon Nanometrics’ relative stock price performance during the measurement period that precedes the effective date of the change in control, subject to continued service through the scheduled end of the performance period. However, pursuant to the terms of the merger agreement, Nanometrics is permitted to amend the Nanometrics PRSU awards so that the number of Nanometrics remainder PRSUs will be determined based on target performance. As of September 3, 2019, and assuming the merger had been completed on that date, determining the Nanometrics remainder PRSUs based on target performance would result in a greater number of Nanometrics remainder PRSUs; accordingly, the disclosure throughout this joint proxy statement/prospectus uses target performance as the applicable method for determining the number of Nanometrics remainder PRSUs. Any Nanometrics PRSU awards that are not determined to be eligible to vest will be forfeited as of the change in control. If an executive officer were terminated without “cause” or resigned with “good reason” on or within 12 months following the “change in control” (as each such term is defined in the applicable employment or severance agreements), his then-unvested Nanometrics remainder PRSUs would vest in full.

The following table provides a summary of the unvested Nanometrics remainder PRSUs that would have been held by Nanometrics directors and executive officers as of September 3, 2019, had the closing occurred on such date, and that would remain subject to double-trigger accelerated vesting following the merger, reflecting performance-based vesting of such awards based on target performance. Consequently, the following table excludes all Nanometrics PRSUs that vested prior to September 3, 2019 under the normal (non-accelerated) vesting schedule applicable to such awards, but have not yet been settled. The amounts shown in the following table assume that the relevant price per share of Nanometrics common stock is $27.32, which is the closing price per share of Nanometrics common stock on September 3, 2019 and do not reflect any future grants, dividends, deferrals or forfeitures that may occur following September 3, 2019 and prior to the closing of the merger.

	Number of Shares Subject to Nanometrics Remainder PRSUs	Estimated Total Value of Nanometrics Remainder PRSUs ($)
Executive Officers
Pierre-Yves Lesaicherre	83,484	2,280,783
James Barnhart	—	—
Rollin Kocher	8,776	239,760
Janet Taylor	—	—
Greg Swyt	—	—
Kevin Heidrich	—	—
Directors
Bruce C. Rhine	—	—
Edward J. Brown Jr.	—	—
Robert Deuster	—	—
Christopher Seams	—	—
Dr. Timothy J. Stultz	—	—
Christine A. Tsingos	—	—

RSU Vesting. The following table provides a summary of the Nanometrics RSUs, excluding for the avoidance of doubt, the Nanometrics remainder PRSUs, that are held by Nanometrics directors and executive officers as of September 3, 2019. Options are not reflected in the table because all Nanometrics options are already vested. The amounts shown in the following table assume that the relevant price per share of Nanometrics common stock is $27.32, which was the closing price of Nanometrics common stock on September 3, 2019, and do not reflect any future grants, dividends, deferrals or forfeitures that may occur following September 3, 2019, and prior to the closing of the merger.

	Number of Shares Subject to Outstanding and Unvested Nanometrics RSUs	Estimated Total Value of Outstanding and Unvested Nanometrics RSUs ($)
Executive Officers
Pierre-Yves Lesaicherre	81,470	2,225,760
James Barnhart	33,539	916,285
Rollin Kocher	29,593	808,481
Janet Taylor	24,342	665,023
Greg Swyt	11,094	303,088
Kevin Heidrich	21,778	594,975
Directors
Bruce C. Rhine	4,041	110,400
Edward J. Brown Jr.	4,041	110,400
Robert Deuster	4,041	110,400
Christopher Seams	4,041	110,400
Dr. Timothy J. Stultz	21,707	593,035
Christine A. Tsingos	4,041	110,400

Estimated Value. For an estimate of the amounts that would be realized by each of Nanometrics’ named executive officers in respect of their unvested Nanometrics equity awards upon a qualifying termination of employment following a change in control of Nanometrics, please see the section entitled “—Compensation Payable to Nanometrics’ Named Executive Officers” beginning on page 189 of this joint proxy statement/prospectus.

Severance Arrangements

Offer Letters and Employment Agreement

Each of Nanometrics’ executive officers, other than Dr. Lesaicherre, is party to an offer letter with us and a general severance benefits and change in control severance benefits agreement with us. Each of these arrangements is described in more detail below.

Offer Letters

Each of Nanometrics’ executive officers is an at-will employee. Offer letters with Nanometrics’ executive officers set forth the executive officer’s salary, short-term and long-term incentive compensation opportunities and benefit plan participation. Each of Nanometrics’ executive officers has also executed Nanometrics’ standard form of invention assignment and non-disclosure agreement.

Employment Agreement with Dr. Lesaicherre

Dr. Lesaicherre’s employment agreement sets forth his salary, short-term and long-term incentive compensation opportunities, sign-on bonus, car allowance and benefit plan participation.

In addition, in the event Nanometrics terminates Dr. Lesaicherre’s employment without “cause” or Dr. Lesaicherre resigns for “good reason” on or within 12 months following a “change of control” (as each such term is defined in his employment agreement), Dr. Lesaicherre will receive continued base salary for 18 months, a lump sum payment of his target bonus, COBRA health coverage at Nanometrics’ expense for up to 18 months, accelerated vesting of all of his outstanding time-based equity awards, and accelerated vesting of his Nanometrics PRSUs. For further details regarding the treatment of these performance-based vesting awards, please see the section above entitled “—Interest with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards—Nanometrics PRSU Awards” beginning on page 185 of this joint proxy statement/prospectus.

General Severance Benefits and Change in Control Severance Benefits Agreements

In order to ensure retention of key personnel and continuity of the business in the event of a change in control, Nanometrics has also previously entered into general severance benefits and change in control severance benefits agreements, which we refer to as the Severance Agreements, with key personnel, including Ms. Taylor and Messrs. Barnhart, Heidrich, Kocher and Swyt, the terms of which were approved by Nanometrics’ Compensation Committee.

The Severance Agreements provide for change in control benefits upon a “Change in Control Termination” (as defined in the Severance Agreement) within the period commencing on and ending 12 months following a “Change in Control” (as defined in the Severance Agreement):

•	a lump sum payment equal to 12 months of such executive’s then-current base salary and 100% of target bonus;

•	reimbursement of COBRA premiums for a period of up to 12 months; and

•

100% acceleration of vesting of all then-unvested time-based equity awards held by such executive. For further details regarding the treatment of these performance-based vesting awards, please see the section above entitled “—Interest with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards—Nanometrics PRSU Awards” beginning on page 185 of this joint proxy statement/prospectus.

Payment of any severance benefits described above is conditioned on the executive’s timely execution of a general release of claims in Nanometrics’ favor and continued compliance with certain restrictive covenants and other terms.

Under Dr. Lesaicherre’s employment agreement and the Severance Agreements with Ms. Taylor and Messrs. Barnhart, Heidrich, Kocher and Swyt, if an executive’s merger-related payments are subject to Section 4999 of the tax code, then the executive will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive.

Estimated Value. For an estimate of the amounts of severance that would be payable to Nanometrics’ named executive officers upon a qualifying termination of employment following a change in control of Nanometrics, please see the section entitled “ —Compensation Payable to Nanometrics’ Named Executive Officers” beginning on page 189 of this joint proxy statement/prospectus. The estimated value of the severance benefits that would be payable upon a qualifying termination to the Nanometrics executive officers who are not named executive officers is $1,374,043 in the aggregate, which is based on the same assumptions used to calculate the estimated payments to Nanometrics’ named executive officers in the section entitled “ —Compensation Payable to Nanometrics’ Named Executive Officers” beginning on page 189 of this joint proxy statement/prospectus.

Annual Incentive Compensation

Nanometrics will pay pro-rated annual cash incentive compensation to employees who are employed as of immediately prior to the closing date for the fiscal year in which the effective time occurs, based on the achievement of corporate and individual performance goals, for the portion of the applicable fiscal year completed prior to the closing date. Any such pro-rated cash incentive compensation will be paid in the first payroll whose cutoff date follows the closing date. Each employee who remains employed with Nanometrics or the surviving corporation or a subsidiary of either as of December 31 of the year in which the closing occurs will receive a payment in accordance with Nanometrics’ ordinary practices with respect to the determination of such individual’s annual bonus, equal to the target cash bonus multiplied by the product of (i) the final Nanometrics corporate metric for such year, (ii) the participant’s final Nanometrics individual metric for such year, and (iii) a fraction, the numerator of which is the number of days in the calendar year between the closing and December 31, and the denominator of which is 365.

For an estimated amount of the pro-rated bonuses that would be payable upon a qualifiying termination to Nanometrics’ named executive officers, please see the section entitled “—Compensation Payable to Nanometrics’ Named Executive Officers” beginning on page 189 of this joint proxy statement/prospectus.

Retention Bonus

In connection with the merger, on September 6, 2019, Nanometrics entered into a retention bonus agreement with Greg Swyt, Nanometrics’ Principal Financial and Accounting Officer. Under the retention bonus agreement, Mr. Swyt is eligible for a retention bonus payment of $75,000, to be paid if he remains in continued service with Nanometrics, Rudolph, or any direct or indirect subsidiary of either entity through the completion of the merger and then through June 1, 2020. In the event Mr. Swyt’s service is terminated for any reason prior to June 1, 2020, Mr. Swyt’s rights with respect to such termination will be governed by his Severance Agreement and he will not receive any retention bonus payment under the retention bonus agreement.

Director Payment

In connection with the merger, the Nanometrics board of directors decided it advisable for one of its members, Dr. Timothy Stultz, to provide additional services to Nanometrics in connection with planning and preparing for the integration of Nanometrics and Rudolph. Dr. Stultz will receive a supplemental cash retainer of $20,000 for July 2019, $50,000 for August 2019 and $100,000 for each calendar month after that until the closing of the merger (pro-rated for any partial calendar month) for these additional services, such supplemental retainer to end upon the closing of the merger with Rudolph. Dr. Stultz’ supplemental retainer will be paid in addition to the other compensation he receives as a member of the board of directors. Additionally, Dr. Stultz will be reimbursed, in accordance with Nanometrics policies, for reasonable travel expenses and other costs incurred in connection with the provision of these additional services.

Certain Governance Matters

At the effective time, the board of directors of the combined company will have 12 members, including six directors who, prior to the effective time, were members of the Nanometrics board of directors (including Christopher A. Seams as Chairman of the Board of the combined company), and six directors who, prior to the effective time, were members of the Rudolph board of directors (including the Rudolph CEO). For more information, see the section entitled “The Merger—Governance of the Combined Company” beginning on page 132 of this joint proxy statement/prospectus.

Compensation Payable to Nanometrics’ Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Nanometrics’ named executive officers in connection with the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Nanometrics’ named executive officers based on the merger, assuming the following:

•

the relevant price per share of Nanometrics common stock is $34.36, which equals the average closing price of a share of Nanometrics common stock over the first five business day period following the first public announcement of the merger (i.e., the five business day period beginning June 24, 2019);

•	the completion of the merger occurs on September 3, 2019 and constitutes a “change in control” or term of similar meaning for purposes of the Nanometrics compensation and benefit plans;

•	each such named executive officer experiences a severance-qualifying termination immediately following the completion of the merger; and

•	the equity awards outstanding and unvested on September 3, 2019 will fully vest.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Other ($)(4)	Total ($)
Pierre-Yves Lesaicherre	1,416,250	5,667,820	45,648	385,967	7,515,685
James Barnhart	528,000	1,152,400	30,432	134,901	1,845,733
Rollin Kocher	520,000	1,318,359	30,432	132,857	2,001,648
Janet Taylor	480,500	836,391	11,520	116,165	1,444,576
Greg Swyt	350,000	381,190	25,517	68,132	824,839
Jonathan Chou(5)	—	—	—	—	—

(1)

The amounts in this column represent the cash amounts to which the named executive officers would be entitled in severance under their respective employment agreement or Severance Agreement, as the case may be, assuming a qualifying termination following a change in control:

Name	Cash Severance Payments ($)	Annual Bonus Severance Payment at Target ($)
Pierre-Yves Lesaicherre	849,750	566,500
James Barnhart	330,000	198,000
Rollin Kocher	325,000	195,000
Janet Taylor	310,000	170,500
Greg Swyt	250,000	100,000

The cash severance payments are “double trigger” benefits contingent upon a qualifying termination of employment at or following the effective time. Pursuant to his employment agreement, upon a qualifying termination of employment within 12 months following a change of control, Dr. Lesaicherre would be entitled to cash severance equal to the continuation of his then-current base salary for 18 months and a lump sum payment of his target annual cash bonus. He would also be entitled to COBRA health coverage at Nanometrics’ expense for up to 18 months and accelerated vesting of all of his outstanding time-based equity awards For further details regarding the treatment of these performance-based vesting awards, please see the section above entitled “—Interest with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards—Nanometrics PRSU Awards” beginning on page 185 of this joint proxy statement/prospectus. Pursuant to their respective Severance Agreements, upon a qualifying termination of employment within 12 months following a change in control, the named executive officers (other than Dr. Lesaicherre) will be entitled to cash severance, payable in a lump sum, in an amount equal to 12 months of such executive’s then-current base salary and 100% of such executive’s target bonus. The executives would also be entitled to reimbursement of COBRA for up to 12 months and 100% acceleration of vesting of all then-unvested time-based equity awards. For further details regarding the treatment of these performance-based vesting awards, please see the section above entitled “—Interest with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards—Nanometrics PRSU Awards” beginning on page 185 of this joint proxy statement/prospectus The foregoing severance amounts are payable subject to such named executive officer’s execution and non-revocation of a release of claims and continued compliance with covenants of Nanometrics proprietary information and inventions agreement.

(2)

The amounts in this column represent the value of unvested time-based Nanometrics RSU awards and Nanometrics remainder PRSU awards, which we refer to as unvested Nanometrics awards in the below tables. These are “double-trigger” benefits, which would accelerate upon a qualifying termination of the named executive officer during the 12-month period following the effective date of the merger. As noted above in the section entitled “—Interest with Respect to Nanometrics Equity—Treatment of Nanometrics Equity Awards—Nanometrics PRSU Awards” beginning on page 185 of this joint proxy statement/prospectus, the Nanometrics remainder PRSU awards are reflected in this proxy at the target performance level. In addition, the amounts reflected in the table above assume that the relevant price per share of Nanometrics common stock is, in each case, $34.36, which equals the average closing price of a share of Nanometrics common stock over the first five business day period following the first public announcement of the merger (i.e., the five business day period beginning June 24, 2019).

Name	Number of Unvested RSUs	Value of Unvested RSUs ($)	Number of Unvested Remainder PRSUs	Value of Unvested Remainder PRSUs ($)
Pierre-Yves Lesaicherre	81,470	2,799,310	83,484	2,868,510
James Barnhart	33,539	1,152,400	—	—
Rollin Kocher	29,593	1,016,816	8,776	301,543
Janet Taylor	24,342	836,391	—	—
Greg Swyt	11,094	381,190	—	—

(3)

The amounts in the table include the estimated value of continued health benefits under COBRA for up to 18 months for Dr. Lesaicherre and continued health plan participation for up to 12 months for the other executive officers, which, in each case, are “double-trigger” benefits payable following a qualifying termination under each executive officer’s respective employment agreement.

(4)

The amounts in this column represent the pro-rated cash amounts, which the named executive officers will receive at the closing of the merger in accordance with the terms of the merger agreement payable on a single-trigger basis under Nanometrics’ performance bonus plan for the period ending December 31, 2019.

(5)

Jonathan Chou, who served as the Nanometrics CFO until his departure in June 2018, was also a named executive officer during 2018. However, Mr. Chou will not receive any compensation as a result of the transaction because he forfeited all of his outstanding equity at the time of his departure.

INTERESTS OF RUDOLPH’S DIRECTORS AND EXECUTIVE OFFICERS IN THE MERGER

In considering the recommendations of the Rudolph board of directors, Rudolph stockholders should be aware that Rudolph’s directors and executive officers have interests in the merger, including financial interests that may be different from, or in addition to, the interests of the other Rudolph stockholders generally. These interests are described in more detail below, and with respect to the named executive officers of Rudolph, are quantified in the tables below in the section entitled “ —Compensation Payable to Rudolph’s Named Executive Officers” beginning on page 197 of this joint proxy statement/prospectus. The Rudolph board of directors was aware of and considered these interests, among other matters, in reaching its decisions to adopt the merger agreement and approve the transactions contemplated by the merger agreement and to recommend the adoption of the merger agreement to Rudolph stockholders. See section entitled “The Merger—Recommendation of the Rudolph Board of Directors; Rudolph’s Reasons for the Merger” beginning on page 96 of this joint proxy statement/prospectus.

Executive Officers

For purposes of this disclosure, Rudolph’s “named executive officers” are (i) Michael P. Plisinski, Chief Executive Officer, (ii) Steven R. Roth, Senior Vice President, Finance and Administration and Chief Financial Officer, (iii) Robert A. Koch, Vice President and General Counsel, (iv) Richard B. Rogoff, Vice President and General Manager, Business Initiatives, and (v) Elvino M. da Silveira, Vice President and General Manager, Lithography Systems Group. For purposes of this disclosure, Rudolph’s “executive officers” are its named executive officers, together with (a) Jin Ju, Vice President and General Manager, Process Control Group, (b) Leonard A. LaBua, Vice President and General Manager, Integrated Solutions Group, (c) Reza Asgari, General Manager, Americas and Emerging Solutions, (d) Anthony J. Nazzaro Jr., Vice President, Global Customer Service, (e) Michael J. Colgan, Vice President, Technology, (f) Chun Hoy Chan, Vice President, Global Field Operations, (g) Tse-Ching Chow, Vice President, Advanced Packaging Strategic Marketing, (h) George C. Murray, Vice President, Operations and (i) Nicholas Ward, former Vice President, Software Field Services.

Interests With Respect to Rudolph Equity

Treatment of Rudolph RSU Awards and Employee Stock Purchase Plan

Pursuant to the merger agreement or the terms of the applicable governing plans and agreements, at the effective time:

•

Each Rudolph RSU award that is outstanding immediately prior to the effective time and that is not then vested will be assumed by Nanometrics and will be converted into a Nanometrics RSU award over shares of Nanometrics common stock. The number of shares of Nanometrics common stock subject to each such assumed Nanometrics RSU award will be equal to the product of (i) the number of shares of Rudolph common stock subject to the Rudolph RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded up or down to the nearest whole share. Except as noted in the immediately preceding sentence, each assumed and converted time-based Nanometrics RSU award will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph RSU award immediately prior to the effective time (including the vesting and settlement schedule(s) as were applicable to the corresponding Rudolph RSU award immediately before the effective time).

•

Any share of Rudolph common stock underlying a Rudolph RSU award that is vested and so is not assumed by Nanometrics, but as to which such underlying share of Rudolph common stock has not been issued by the effective time (including any Rudolph PSU awards which will be treated, in accordance with their terms, as vesting as of the effective time based on the target performance under such award, with any portion of the Rudolph PSU award that would have been issued at above target performance being forfeited), will be issued as of immediately prior to the effective time (at target, to the extent they are performance-based awards) and will be treated as a share of Rudolph common stock issued and outstanding immediately prior to the effective time and will receive the same consideration provided to holders of Rudolph common stock. Any Rudolph directors who remain in service until the closing but will not join the board of directors of the combined company upon completion of the merger will have their Rudolph RSU awards fully vested (in accordance with the existing terms of the awards) and be treated as described in the preceding sentence.

•

Any offering period under the Rudolph ESPP that would ordinarily end after the closing date will be shortened to end no later than the last payroll date prior to the effective time. Any participant contributions credited as of such date will be used to purchase shares of Rudolph common stock in accordance with the terms of the Rudolph ESPP at a purchase price equal to 95% of the closing price of Rudolph common stock on the purchase date, with the purchased shares being treated as outstanding Rudolph common stock and exchanged under the merger as provided for other such stock.

•

The merger will be treated as a “change in control” or term of similar meaning for purposes of the Rudolph compensation and benefit plans, including Rudolph equity awards, which determination will result in certain “single trigger” benefits at the effective time and certain “double trigger” benefits under such plans upon a qualifying termination of employment by certain executives subsequent to the effective time.

The following table sets forth the value of the shares of Rudolph common stock that would have accelerated and been issued as of immediately prior to the effective time of the closing of the merger, assuming the merger had occurred on September 3, 2019, in respect of Rudolph RSU awards held as of September 3, 2019 by each person who has served as a director or executive officer of Rudolph since the beginning of Rudolph’s last completed fiscal year and, in the case of Rudolph PSU awards, reflecting performance-based vesting of such awards at target. As noted above, all unvested Rudolph RSU awards held by directors who remain in service until the closing but will not join the board of directors of the combined company upon completion of the merger will have their Rudolph RSU awards fully vested (in accordance with the existing terms of the awards) and will receive the same consideration provided to holders of Rudolph common stock. The amounts shown in the following table assume that the relevant price per share of Rudolph common stock is $21.96, which is the closing price per share of Rudolph common stock on September 3, 2019, and do not reflect any future grants, dividends, deferrals or forfeitures that may occur following September 3, 2019 and prior to the closing of the merger.

	Number of Shares Subject to Accelerated Rudolph RSU Awards	Value of Accelerated Rudolph RSU Awards ($)
Executive Officers
Michael P. Plisinski	62,922	1,381,767
Steven R. Roth	21,742	477,454
Robert A. Koch	10,220	224,431
Richard B. Rogoff	7,105	156,026
Elvino M. da Silveira	6,967	152,995
Jin Ju	—	—
Reza Asgari	1,558	34,214
Leonard A. LaBua	1,113	24,441
Anthony J. Nazzaro Jr.	1,558	34,214
Michael J. Colgan	6,745	148,120
Chun Hoy Chan	5,035	110,569
Tse-Ching Chow	2,191	48,114
George C. Murray	1,558	34,214
Nicholas Ward (1)	—	—
Directors
Jeffrey A. Aukerman	—	—
Daniel H. Berry	4,100	90,036
Vita A. Cassese	—	—
Thomas G. Greig	4,100	90,036
Leo Berlinghieri	—	—
David B. Miller	—	—
John R. Whitten	—	—

(1)	Mr. Ward terminated employment with Rudolph on June 30, 2019 at which time his unvested Rudolph PSUs were forfeited to Rudolph.

In addition, as described above, at the effective time of the merger each time-based Rudolph RSU award that is outstanding immediately prior to the effective time and that is not then vested will be assumed by Nanometrics and will be converted into a Nanometrics RSU award to acquire shares of Nanometrics common stock. The number of shares of Nanometrics common stock subject to each such assumed Nanometrics RSU award will be equal to the product of (i) the number of shares of Rudolph common stock subject to the Rudolph RSU award immediately prior to the effective time multiplied by (ii) the exchange ratio, with the resulting number of Nanometrics shares rounded up or down to the nearest whole share. As described below under the heading “Rudolph Change in Control Severance”, these equity awards, other than those held by Mr. Asgari, are subject to double-trigger acceleration in the event of certain terminations of employment following the effective time of the merger.

The following table sets forth the value of the shares of Nanometrics common stock that could vest, based on continued service with the combined company, following the closing of the merger, assuming the merger had occurred on September 3, 2019, in respect of Nanometrics RSU Awards to be issued pursuant to the merger in respect of unvested Rudolph RSU awards held as of September 3, 2019 by each person who has served as a director or executive officer of Rudolph since the beginning of Rudolph’s last completed fiscal year. Based on holdings as of September 3, 2019, none of the following individuals held Rudolph options that would have been converted into Nanometrics options if the closing had occurred on September 3, 2019. The amounts shown in the following table assume that the relevant price per share of Nanometrics common stock is $27.32, which is the closing price per share of Nanometrics common stock on September 3, 2019, and do not reflect any future grants, dividends, deferrals or forfeitures that may occur following September 3, 2019 and prior to the closing of the merger. Except in the case of Mr. Ward (whose employment with Rudolph terminated on June 30, 2019) and Mr. Asgari, all unvested Nanometrics RSU awards held by the executive officers named in the table below would accelerate if such executive officer’s employment were terminated without “cause” or by such executive officer for “good reason” (as each such term is defined in the applicable employment, services, or executive change in control agreement), following the merger, as more fully described below under the heading “Rudolph Change in Control Severance”.

	Number of Unvested Rudolph RSU Awards	Number of Assumed Nanometrics RSU Awards	Value of Assumed Nanometrics RSU Awards ($)
Executive Officers
Michael P. Plisinski	78,890	63,443	1,733,263
Steven R. Roth	26,376	21,212	579,512
Robert A. Koch	13,316	10,709	292,570
Richard B. Rogoff	11,791	9,482	259,048
Elvino M. da Silveira	10,755	8,649	236,291
Jin Ju	3,700	2,976	81,304
Reza Asgari (1)	5,688	4,574	124,962
Leonard A. LaBua	4,173	3,356	91,686
Anthony J. Nazzaro Jr.	5,158	4,148	113,323
Michael J. Colgan	10,262	8,253	225,472
Chun Hoy Chan	8,873	7,136	194,956
Tse-Ching Chow	4,306	3,463	94,609
George C. Murray	1,558	1,253	34,232
Nicholas Ward (2)	—	—	—
Directors
Jeffrey A. Aukerman	4,100	3,297	90,074
Daniel H. Berry	—	—	—
Vita A. Cassese	8,000	6,434	175,777
Thomas G. Greig	—	—	—
Leo Berlinghieri	4,100	3,297	90,074
David B. Miller	4,100	3,297	90,074
John R. Whitten	4,100	3,297	90,074

(1)	Mr. Asgari is not entitled to acceleration of his unvested Rudolph RSU awards upon a termination of employment.
(2)	Mr. Ward terminated employment with Rudolph on June 30, 2019 at which time his unvested Rudolph RSUs were forfeited to Rudolph.

Rudolph Change in Control Severance

Rudolph’s executive officers, other than Mr. Ward (whose employment with Rudolph terminated on June 30, 2019) and Mr. Asgari, are eligible for enhanced severance benefits under their respective employment or executive change in control agreement, as the case may be, if their employment is terminated following a change in control, as described below.

If the employment of Mr. Plisinski is terminated without “cause” or by Mr. Plisinski for “good reason” (each as defined in his employment agreement), within 18 months following a change in control, he will be entitled to payment of two times the sum of his then-current base salary, and target annual cash bonus, for a period of 24 months, a pro-rated bonus for the year of termination based on actual performance for such year, continued payment for a period of up to 18 months of amounts due under COBRA for continuation of group health benefits, and immediate vesting of all unvested stock options, SARs and all unvested and outstanding performance-based (at target) and service-based RSUs and other equity awards.

If the employment of Mr. Roth is terminated without “cause” or by Mr. Roth for “good reason” (each as defined in his services agreement), he will be entitled to, in addition to accrued but unpaid base salary and an amount equal to accrued but unused vacation, a payment over a one-year period of one times Mr. Roth’s then current-base salary and bonus as was paid for the most recent completed bonus period, and accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards, and maintenance of Mr. Roth’s and his dependent’s health care benefit coverage with the same payment contribution percentages under the group plans for up to one year.

If the employment of Messrs. Koch, Rogoff, da Silveira, Chan, Chow, Colgan, Ju, LaBua, Murray or Nazzaro is terminated without “cause” or by such executive officer for “good reason” (as each such term is defined in the applicable executive change in control agreement), within one year following a change in control, the executive officer will be entitled to, in addition to accrued but unpaid base salary and an amount equal to accrued but unused vacation, payment of the executive’s then-current base salary for a period of 12 months, paid over a period of 12 months, accelerated vesting of all unvested stock options and all unvested and outstanding performance-based and service-based RSUs and other equity awards, and maintenance of the executive’s and dependent’s health care benefit coverage with the same payment contribution percentages under the group plans for up to one year.

To receive any of the foregoing cash payments or benefits under the executive officer’s respective employment agreement or executive change in control agreement, as the case may be, the terminated executive officer must sign a release of claims.

In addition, it is Rudolph’s practice to pay for six months of outplacement services from a third-party provider.

Under the employment and executive change in control agreements, if an executive officer’s merger-related payments are subject to Section 4999 of the tax code, then the executive officer will either receive all such payments and benefits subject to the excise tax or such payments and benefits will be reduced so that the excise tax does not apply, whichever approach yields the best after tax outcome for the executive officer.

For an estimate of the amounts of severance that would be payable upon a qualifying termination to Rudolph’s named executive officers, please see the section entitled “ —Compensation Payable to Rudolph’s Named Executive Officers” beginning on page 197 of this joint proxy statement/prospectus. The estimated value of the severance benefits, including the value of Rudolph PSU awards that vest at target on a single-trigger basis in connection with the closing, that would be payable upon a qualifying termination to the Rudolph executive officers (other than Mr. Ward and Mr. Asgari) who are not named executive officers is $3,266,523 in the aggregate, which is based on the same assumptions used to calculate the estimated payments to Rudolph’s named executive officers in the section entitled “ —Compensation Payable to Rudolph’s Named Executive Officers” beginning on page 197 of this joint proxy statement/prospectus.

Annual Incentives

Executive officers in Rudolph’s key executive incentive compensation plans for the period ending December 31, 2019 will be paid out such incentives in accordance with the terms of such plans in cash at target in connection with the closing. For the amount of the annual bonus that would be payable upon a qualifying termination to Rudolph’s named executive officers, please see the section entitled “ —Compensation Payable to Rudolph’s Named Executive Officers” beginning on page 197 of this joint proxy statement/prospectus.

Certain Governance Matters

At the effective time, the board of directors of the combined company will have 12 members, including five directors who, prior to the effective time, were members of the Nanometrics board of directors, five directors who, prior to the effective time, were members of the Rudolph board of directors, the CEO of the combined company, Mr. Plisinski and the chairman of the board of directors of the combined company, Mr. Seams.

Directors’ and Officers’ Insurance and Indemnification

Pursuant to the terms of the merger agreement, certain directors and officers of Rudolph and its subsidiaries will be entitled to certain ongoing indemnification and coverage under directors’ and officers’ liability and fiduciary liability insurance policies following the merger. Such indemnification and insurance coverage is further described in the section entitled “The Merger Agreement—Directors’ and Officers’ Insurance and Indemnification” beginning on page 159 of this joint proxy statement/prospectus.

Compensation Payable to Rudolph’s Named Executive Officers

The following information, table and the related footnotes present information about the compensation payable to Rudolph’s named executive officers in connection with the merger.

Golden Parachute Compensation

The following table sets forth the information required by Item 402(t) of Regulation S-K regarding the compensation for Rudolph’s named executive officers based on the merger, assuming the following:

•

the relevant price per share of Rudolph common stock is $27.64, which equals the average closing price of a share of Rudolph common stock over the first five business day period following the first public announcement of the merger (i.e., the five business day period beginning June 24, 2019);

•	the completion of the merger occurs on September 3, 2019 and constitutes a “change in control” or term of similar meaning for purposes of the Rudolph compensation and benefit plans;

•	each such named executive officer experiences a severance-qualifying termination immediately following the completion of the merger; and

•	the equity awards outstanding and unvested on September 3, 2019 will fully vest.

The amounts below are based on multiple assumptions that may or may not actually occur or be accurate on the relevant date, including assumptions described in footnotes to the table. The amounts below do not reflect certain compensation actions that may occur before the actual effective time of the merger. The actual amounts payable to Rudolph’s named executive officers, if any, will depend on whether the named executive officer incurs a qualifying termination, the date of termination of the named executive officer’s employment (if applicable), the closing date of the merger, the value of Rudolph common stock and Nanometrics common stock on the termination date, the manner of termination, and the terms of the plans or agreements in effect at such time. More detail on the included payments and benefits are set forth above in this section entitled “Interests of Rudolph’s

Directors and Executive Officers in the Merger” beginning of page 192 of this joint proxy statement/prospectus.

Name	Cash ($)(1)	Equity ($)(2)	Perquisites / Benefits ($)(3)	Other ($)(4)	Total ($)
Michael P. Plisinski	2,527,451	3,919,684	41,765	540,750	7,029,650
Steven R. Roth	536,213	1,329,982	29,677	218,216	2,114,088
Robert A. Koch	298,494	650,535	25,599	119,398	1,094,026
Richard B. Rogoff	301,308	522,285	25,599	135,589	984,781
Elvino M. da Silveira	281,396	489,836	5,500	112,558	889,290

(1)

The amounts in this column represent the cash amounts to which the executive officers would be entitled in severance under their respective employment agreement or executive change in control agreement, as the case may be, assuming a qualifying termination following a change in control, which consist of the following:

Name	Cash Severance Payments ($)	Annual Bonus Payment at Target ($)	Pro Rata Annual Bonus Payment ($)
Michael P. Plisinski	1,081,500	1,081,500	364,451
Steven R. Roth	363,693	172,520	—
Robert A. Koch	298,494	—	—
Richard B. Rogoff	301,308	—	—
Elvino M. da Silveira	281,396	—	—

The cash severance payments are “double trigger” benefits contingent upon a qualifying termination of employment at or following the effective time (other than for Mr. Roth, whose severance is the same irrespective of a change in control). Pursuant to his employment agreement, upon a qualifying termination of employment within 18 months following a change in control, Mr. Plisinski would be entitled to cash severance equal to two times the sum of his then-current base salary and his target annual cash bonus, payable over a period of 24 months. He would also be entitled to a pro-rated bonus for the year of termination based on actual performance for such year, which payment would be made to him in a lump sum at the same time that annual incentive compensation payments are paid to Rudolph’s other senior executives under Rudolph’s annual cash incentive plan. For purposes of this table we have assumed that actual performance would be at target, and pro-rated such amount based on an assumed termination date of September 3, 2019. Pursuant to his services agreement, upon a qualifying termination of employment, Mr. Roth would be entitled to receive cash severance in an amount equal to the sum of one times Mr. Roth’s then current-base salary and the amount of the bonus that was paid to him for the most recent completed bonus period, which amount is payable in installments over a one-year period. Pursuant to their respective executive change in control agreements, upon a qualifying termination of employment within 12 months following a change in control, each of Mr. Koch, Rogoff, and da Silveira will be entitled to cash severance in an amount equal to the executive’s then-current base salary, paid in installments for a period of 12 months. The foregoing severance amounts are payable subject to such named executive officer’s execution and non-revocation of a release of claims and, in certain cases, continued compliance with covenants of non-competition, non-solicitation of employees, consultants or independent contractors, non-solicitation and non-interference with business relationships, confidentiality and nondisparagement.

(2)

As of September 3, 2019, no Rudolph named executive officer held stock options and none will be granted to them before the effective time. The amounts in this column represent the value of unvested time-based Rudolph RSU awards prior to the application of the exchange ratio and their conversion to Nanometrics RSU awards and the value of Rudolph PSU awards, which together with the unvested time-based Rudolph RSU awards we refer to as unvested Rudolph awards in the below tables. The RSUs are “double-trigger” benefits which would accelerate upon a qualifying termination of the named executive officer during the

12-month period following the effective date of the merger. The PSUs are single trigger awards and will be paid out at target in connection with the closing.

Name	Number of Unvested Rudolph RSU awards	Value of Unvested Rudolph RSU awards ($)	Number of Rudolph PSU awards	Value of Rudolph PSU awards ($)
Michael P. Plisinski	78,890	2,180,520	62,922	1,739,164
Steven R. Roth	26,376	729,033	21,742	600,949
Robert A. Koch	13,316	368,054	10,220	282,481
Richard B. Rogoff	11,791	325,903	7,105	196,382
Elvino M. da Silveira	10,755	297,268	6,967	192,568

The amounts reflected in the table above with respect to unvested Rudolph awards held by a named executive officer assume that the number of Rudolph shares subject to each Rudolph PSU award held by a named executive officer is equal to the Rudolph PSU award that would have vested based on target performance. In addition, the amounts reflected in the table above assume that the relevant price per share of Rudolph common stock is, in each case, $27.64, which equals the average closing price of a share of Rudolph common stock over the first five business day period following the first public announcement of the merger (i.e., the five business day period beginning June 24, 2019).

(3)

The amounts in the table include the estimated value of continued health benefits under COBRA for up to 18 months for Mr. Plisinski and continued health plan participation for up to 12 months for the other named executive officers except Mr. da Silveira who does not participate in Rudolph’s benefit plans that are covered by COBRA, which, in each case, are “double-trigger” benefits payable following a qualifying termination under each named executive officer’s respective employment agreement and the estimated value of certain outplacement benefits. Pursuant to Rudolph’s policy, the named executive officers are eligible to receive six months of outplacement services from a third party provider.

Name	Continued Health Benefits ($)	Outplacement Benefits ($)
Michael P. Plisinski	36,265	5,500
Steven R. Roth	24,177	5,500
Robert A. Koch	20,099	5,500
Richard B. Rogoff	20,099	5,500
Elvino M. da Silveira	—	5,500

(4)

The amounts in this column represent the cash amounts which the named executive officers will receive, on a single-trigger basis, at the closing of the merger in accordance with Rudolph’s key executive incentive compensation plans for the period ending December 31, 2019. Pursuant to his key executive incentive compensation plan, each named executive is entitled to receive an amount in cash equal to his target annual cash bonus for 2019.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to holders of Rudolph common stock who exchange their Rudolph common stock for merger consideration in the merger. This discussion is based on the provisions of the Code, the U.S. Treasury Regulations promulgated thereunder and judicial and administrative rulings, all as in effect as of the date of this joint proxy statement/prospectus and all of which are subject to change or varying interpretation, possibly with retroactive effect. Any such changes could affect the accuracy of the statements and conclusions set forth herein.

This discussion assumes that holders of Rudolph common stock hold their shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a holder of Rudolph common stock in light of such holder’s particular circumstances, nor does it discuss the special considerations applicable to holders of Rudolph common stock subject to special treatment under the U.S. federal income tax laws, such as, for example, financial institutions or broker-dealers, mutual funds, tax-exempt organizations or governmental organizations, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting, persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code, partnerships, S corporations or other pass-through entities (or investors therein), regulated investment companies, real estate investment trusts, controlled foreign corporations, passive foreign investment companies, U.S. expatriates, holders who acquired their Rudolph common stock through the exercise of options or otherwise as compensation, holders who hold their Rudolph common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar, and holders who own or have owned (directly, indirectly or constructively) 5% or more of Rudolph’s stock (by vote or value). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax, the alternative minimum tax, estate or gift tax, or any foreign, state, or local tax that may be applicable to a holder.

This discussion is intended to provide only a general summary of the material U.S. federal income tax consequences of the merger to holders of Rudolph common stock; it is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the merger. The U.S. federal income tax laws are complex and subject to varying interpretation. Accordingly, the Internal Revenue Service, or the IRS, may not agree with the tax consequences described in this joint proxy statement/prospectus.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Rudolph common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is holding Rudolph common stock, and any partners in such partnership, should consult their own tax advisors.

All holders should consult their own tax advisors to determine the particular tax consequences to them of the receipt of the merger consideration in exchange for shares of Rudolph common stock pursuant to the merger.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Rudolph common stock that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•

a trust if (a) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

A “non-U.S. holder” is a beneficial owner (other than a partnership) of Rudolph common stock that is not a U.S. holder.

U.S. Holders

For U.S. federal income tax purposes, the merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Nanometrics to complete the merger that Nanometrics receive an opinion from Cooley LLP (or another third party nationally recognized law or accounting firm reasonably agreed to by the parties), dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Rudolph to complete the merger that Rudolph receive an opinion from Wilmer Cutler Pickering Hale and Dorr LLP (or another third party nationally recognized law or accounting firm reasonably agreed to by the parties), dated the closing date of the merger, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on facts and representations contained in representation letters provided by Nanometrics and Rudolph and on customary factual assumptions. The remainder of this discussion assumes the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Upon the exchange of shares of Rudolph common stock for shares of Nanometrics common stock, a U.S. holder generally will not recognize gain or loss, except with respect to cash received instead of fractional shares of Nanometrics common stock (as discussed below). A U.S. holder’s aggregate tax basis in Nanometrics common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will equal such U.S. holder’s aggregate adjusted tax basis in the Rudolph common stock exchanged therefor. A U.S. holder’s holding period for Nanometrics common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) will include the U.S. holder’s holding period in respect of the Rudolph common stock exchanged for Nanometrics common stock. If a U.S. holder acquired different blocks of Rudolph common stock at different times or at different prices, the basis and holding period of each block of Nanometrics common stock received by such U.S. holder in the merger will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Rudolph common stock exchanged for such Nanometrics common stock. U.S. holders that acquired different blocks of Rudolph common stock at different times or at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period of such shares to particular shares of Nanometrics common stock received in the merger.

A U.S. holder of Rudolph common stock who receives cash in lieu of fractional shares of Nanometrics common stock generally will be treated as having received such fractional share of Nanometrics common stock pursuant to the merger and then as having received cash in redemption of such fractional share of Nanometrics common stock. A U.S. holder who receives cash in lieu of fractional shares of Nanometrics common stock will recognize gain or loss equal to the difference between the amount of cash received and such U.S. holder’s basis in the fractional share of such Nanometrics common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Rudolph common stock surrendered therefor) is greater than one year. Long-term capital gains of certain non-corporate holders of Rudolph common stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.

Neither Nanometrics nor Rudolph has obtained or will obtain a ruling from the IRS that the merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code and the opinions of legal counsel that the merger will qualify as a reorganization are not binding on the IRS or the courts. Consequently, there is no guarantee that the IRS or the courts will treat the merger in the manner described herein.

U.S. holders should consult their own tax advisors regarding the U.S. federal, state and local and foreign and other tax consequences of the merger in their particular circumstances (including the possible tax consequences if the “reorganization” treatment is successfully challenged).

Non-U.S. Holders

As discussed above under the section entitled “—U.S. Holders”, the merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Code, in which case holders of Rudolph common stock will only recognize gain or loss in respect of cash received in lieu of fractional shares. Any gain recognized by a non-U.S. holder on the receipt of cash in lieu of fractional shares pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

the gain is “effectively connected” with a U.S. trade or business of such non-U.S. holder (and, if required by an applicable income tax treaty, is also attributable to a permanent establishment or a fixed base in the United States maintained by such non-U.S. holder), in which case the non-U.S. holder generally will be subject to tax on such gain in the same manner as a U.S. holder and, if the non-U.S. holder is a foreign corporation, such corporation may be subject to branch profits tax at the rate of 30% (or such lower rate as may be specified by an applicable income tax treaty); or

•

the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more in the taxable year of the merger and certain other conditions are met, in which case the non-U.S. holder generally will be subject to a 30% tax on the non-U.S. holder’s net gain realized in the merger, which may be offset by U.S. source capital losses of the non-U.S. holder, if any.

Reporting Requirements

Each Rudolph stockholder who receives shares of Nanometrics common stock in the merger is required to retain permanent records pertaining to the merger, and make such records available to any authorized IRS officers and employees. Such records should specifically include information regarding the amount, basis, and fair market value of the Rudolph common stock exchanged. Additionally, Rudolph stockholders who owned immediately before the merger at least five percent (by vote or value) of the total outstanding stock of Rudolph are required to attach a statement to their U.S. federal income tax returns for the year in which the merger is consummated that contains the information listed in Treasury Regulation Section 1.368-3(b). Such statement must include the holder’s tax basis in such holder’s Rudolph common stock surrendered in the merger, the fair market value of such stock, the date of the merger and the name and employer identification number of each of Nanometrics and Rudolph. Rudolph stockholders are urged to consult with their tax advisors to comply with these rules.

Backup Withholding and Information Reporting

A U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding (at a rate of 24%) with respect to certain payments, including payments of cash in lieu of fractional shares, unless such U.S. holder properly establishes an exemption or provides its correct tax identification number and otherwise complies with the applicable requirements of the backup withholding rules.

A non-U.S. holder may be subject to information reporting and, in certain circumstances, backup withholding will apply with respect to payments of cash in lieu of fractional shares, unless such non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the holder is a U.S. person as defined under the Code) or such holder otherwise establishes an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a payee’s U.S. federal income tax liability, if any, so long as such payee furnishes the required information to the IRS in a timely manner.

The foregoing summary is of a general nature only and is not intended to be, and should not be construed to be, legal, business or tax advice to any particular Rudolph stockholder. This summary does not take into account a stockholder’s particular circumstances; therefore, Rudolph stockholders should consult their own tax advisors regarding the particular consequences of the merger to them.

COMPARISON OF STOCKHOLDERS’ RIGHTS

If the merger is completed, Rudolph stockholders will receive Nanometrics common stock. Subject to the approval by Nanometrics stockholders of the Nanometrics charter proposal #1 and the Nanometrics charter proposal #2, and assuming all other conditions to closing of the merger have been met, the certificate of incorporation of Nanometrics will be amended and restated as of immediately prior to the effective time as provided in the merger agreement (as it may be amended from time to time). The amended and restated certificate of incorporation of Nanometrics, which is attached to this joint proxy statement/prospectus as Annex B, is referred to as the combined company charter. At the effective time of the merger, the bylaws of Nanometrics will be amended and restated in their entirety as set forth as Annex C, which are referred to as the combined company bylaws. The proposed amended and restated certificate of incorporation of Nanometrics is described in the section entitled “The Merger—Governance of the Combined Company” beginning on page 132 of this joint proxy statement/prospectus.

Nanometrics and Rudolph are both Delaware corporations subject to the DGCL. If the merger is completed, the rights of Nanometrics stockholders and Rudolph stockholders who become Nanometrics stockholders through the exchange of shares will continue to be governed by the DGCL, but will also be governed by the combined company charter and the combined company bylaws.

The following description summarizes certain material differences between the current rights of Rudolph stockholders, the current rights of Nanometrics stockholders, and the rights of Nanometrics stockholders immediately following the completion of the merger and the other transactions contemplated by the merger agreement (i.e., stockholders of the combined company). The current rights of Nanometrics stockholders are the same as the rights immediately following the completion of the merger, unless otherwise indicated in the following description. This does not purport to be a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary and is qualified in its entirety by reference to the complete text of the applicable provision or statute. The identification of specific differences is not intended to indicate that other equally significant or more significant differences do not exist. Stockholders should read carefully the relevant provisions of the DGCL, the proposed combined company charter, the combined company bylaws, the current Nanometrics amended and restated certificate of incorporation, which is referred to as the current Nanometrics charter, the current Nanometrics bylaws, the Rudolph restated certificate of incorporation, which is referred to as the Rudolph charter, and the Rudolph bylaws. Copies of the documents referred to in this summary may be obtained as described under the section entitled “Where You Can Find More Information” beginning on page 229 of this joint proxy statement/prospectus.

Rudolph	Combined Company
Authorized Capital Stock

Rudolph’s authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

As of the close of business on the Rudolph record date, Rudolph had 31,116,171 shares of common stock and no shares of preferred stock issued and outstanding.

The combined company will be authorized to issue 97,000,000 shares of common stock, par value $0.001 per share, and 3,000,000 shares of preferred stock, par value $0.001 per share.

Nanometrics’ current authorized capital consists of 47,000,000 shares of common stock, par value $0.001 per share and 3,000,000 shares of preferred stock, par value $0.001 per share.

As of the close of business on the Nanometrics record date, Nanometrics had 24,829,935 shares of common stock and no shares of preferred stock issued and outstanding.

Rudolph	Combined Company

Nanometrics currently expects to issue up to 25,714,387 shares of common stock to Rudolph stockholders, assuming a maximum of 31,975,114 shares of Rudolph common stock will be exchanged and applying the exchange ratio provided for in the merger agreement.

Rights of Preferred Stock

The Rudolph board of directors is authorized, without further action by Rudolph stockholders, to issue shares of preferred stock in one or more series, to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock, the designation of any such series of preferred stock and, among other things, the voting rights of any series of preferred stock. The board of directors is further authorized, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares in any such series outstanding) the number of shares of any series subsequent to the issue of shares of that series.

No shares of Rudolph preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

The combined company charter provides authorization for the board of directors to fix, by resolution or resolutions, for any wholly unissued series of preferred stock, the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The number of authorized shares of any series of preferred stock may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares of any such series then outstanding) by the board of directors.

No shares of Nanometrics preferred stock were outstanding as of the date of this joint proxy statement/prospectus.

Voting Rights
The holders of Rudolph common stock are entitled to one vote for each share of Rudolph common stock held by such stockholder.

Each holder of shares of combined company stock is entitled to one vote for each share of common stock held by the stockholder, except as may be otherwise provided by the combined company charter.

Under the current Nanometrics bylaws, each stockholder is entitled to one vote for each share of capital stock held by such stockholder.

Voting—Other than for Election of Directors

For votes on matters other than for the election of directors, all other elections and questions presented to Rudolph stockholders at a meeting at which a quorum is present are decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of Rudolph which are present in person or represented by proxy at the meeting and entitled to vote

Under the combined company bylaws, all elections and questions other than the election of directors presented to the stockholders at a meeting at which a quorum is present shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or represented by proxy and entitled

Rudolph	Combined Company
thereon (unless otherwise provided by the Rudolph charter, the Rudolph bylaws, the rules or regulations of any stock exchange applicable to Rudolph, or any law or regulation applicable to Rudolph or its securities).

to vote thereon (unless provided by the combined company charter, the combined company bylaws, the rules or regulations of any stock exchange applicable to the combined company, or any law or regulation applicable to the combined company or its securities).

The current Nanometrics charter and current Nanometrics bylaws are silent on the vote required for the elections and questions presented to the Nanometrics stockholders at a meeting at which a quorum is present.

Quorum

The Rudolph bylaws provide that, at any meeting of Rudolph stockholders, the presence in person or by proxy of holders of a majority of the Rudolph stock issued and outstanding and entitled to vote at a meeting of Rudolph stockholders constitute a quorum at such meeting, except as otherwise provided by statute or by the Rudolph charter.

The combined company bylaws provide that, at any meeting of the stockholders, the presence in person or by proxy of holders of a majority of the stock issued and outstanding and entitled to vote at a stockholders’ meeting constitutes a quorum, except as otherwise provided by statute or by the combined company charter.

The current Nanometrics bylaws provide that, at any meetings of the stockholders, the presence in person or by proxy of holders of a majority of the stock issued and outstanding and entitled to vote constitutes a quorum.

Stockholder Inspection Rights; Stockholder Lists

Under Section 220 of the DGCL, a stockholder or his agent has a right to inspect the corporation’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his proper purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

The Rudolph bylaws provide that the officer who has charge of the Rudolph stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination

Under Section 220 of the DGCL, a stockholder or his agent has a right to inspect the corporation’s stock ledger, a list of all of its stockholders and its other books and records during the usual hours of business upon written demand stating his purpose (which must be reasonably related to such person’s interest as a stockholder). If the corporation refuses to permit such inspection or refuses to reply to the request within five business days of the demand, the stockholder may apply to the Delaware Court of Chancery for an order to compel such inspection.

The combined company bylaws provide that that the officer who has charge of the combined company stock ledger shall prepare and make, at least 10 days before every meeting of stockholders (provided, however, if the record date for determining the stockholders entitled to vote is less than 10 days before the meeting date, the list shall reflect the stockholders entitled to vote as of the tenth day

Rudolph	Combined Company
of any Rudolph stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to such list is provided with the notice of meeting) or at the principal place of business of Rudolph during ordinary business hours. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

before the meeting date), a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any combined company stockholder, for any purpose germane to the meeting, for a period of at least ten days prior to the meeting, either on a reasonably accessible electronic network (provided that the information required to gain access to such list is provided with the notice of meeting) or at the principal place of business of the combined company during ordinary business hours. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders or to vote in person or by proxy at any meeting of stockholders.

Under the current Nanometrics bylaws, the above provisions apply, except Nanometrics shall not be required to include electronic mail addresses or other electronic contact information on such list.

Classified Board
The Rudolph charter provides that the board of directors shall be divided into three staggered classes, with each class serving a three-year term.

The combined company charter and combined company bylaws do not provide for a division of the board of directors into staggered classes and the directors elected at each annual meeting of stockholders are elected for one year terms to serve until their successors are elected and qualified or their earlier resignation, removal or disqualification.

Number of Directors
The Rudolph bylaws provide for a minimum of three directors. The exact number of directors is fixed by board resolution from time to time. The Rudolph board of directors currently has eight members.

The combined company bylaws provide for 12 directors.

Under the current Nanometrics bylaws, the total number of directors constituting the Nanometrics board of directors is fixed by resolution of the Nanometrics board. The Nanometrics board of directors currently has seven members.

Election of Directors
The Rudolph bylaws provide that a nominee for director shall be elected to the board of directors only upon the vote of a majority of the votes cast (where “a majority of	The combined company bylaws provide that a nominee for director shall be elected to the board of directors by the vote of the majority of the votes cast

Rudolph	Combined Company

the votes cast” means that the number of shares cast for such nominee’s election exceeds the number of votes cast against such nominee’s election). Abstentions and broker non-votes are not counted as votes cast either “for” or “against” a director’s election.

If a nominee who is an incumbent director is not re-elected and no successor has been elected at such meeting, (i) the director shall promptly tender his or her resignation to the Rudolph board of directors, (ii) the nominating and governing committee of the Rudolph board of directors shall make a recommendation to the Rudolph board of directors on whether to accept or reject the tendered resignation, or whether other action should be taken and (iii) the Rudolph board of directors shall act on the tendered resignation, taking into account the committee’s recommendation and publicly disclose its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. If such incumbent director’s resignation is not accepted by the Board of Directors, such director shall continue to serve until the end of his or her term and until his or her successor is duly elected, or his or her earlier resignation or removal.

Notwithstanding the general voting requirement, the Rudolph bylaws state that a nominee for director shall be elected by a plurality of the votes cast at any meeting of Rudolph stockholders at which the number of nominees exceeds the number of directors to be elected.

with respect to the director at any meeting for the election of directors at which a quorum is present. A “majority of the votes cast” means the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

Notwithstanding the general voting requirement, if, as of the tenth day preceding the date that the company first mails its notice of meeting for such meeting to the stockholders of the combined company, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast.

Currently, the Nanometrics directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors.

Filling Vacancies on the Board of Directors

The Rudolph charter provides that, subject to the rights of the holders of any class or series of stock, vacancies or newly created directorships elected by all stockholders having the right to vote as a single class may be filled by vote of a majority of Rudolph’s board of directors then in office, even if less than a quorum, or by a sole remaining director. A director elected to fill a vacancy other than due to an increase in the size of the board will be of the same class as his or her predecessor.

If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible.

Whenever the holders of any class or series of stock are entitled to elect one or more directors by the provisions

The combined company charter provides that any vacancy or newly created directorships on the board of directors shall be filled only by vote of a majority of the directors then in office, even if less than a quorum, at any meeting of the board of directors. A person so elected by the board of directors of the combined company to fill a vacancy shall hold office until the next annual meeting and until his or her successor shall have been duly elected and qualified.

See also the sections entitled “ —Election of Directors” and “The Merger—Governance of the Combined Company” beginning on pages 207 and 132 of this joint proxy statement/prospectus, respectively.

Rudolph	Combined Company

of the Rudolph charter or the Rudolph bylaws, vacancies and newly created directorships of such class or series shall be filled only by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected or, if there are no such directors, by the holders of the outstanding class or series of stock entitled to elect such directors.

Cumulative Voting

Under the DGCL, stockholders may cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. The Rudolph charter does not authorize cumulative voting.

Under the DGCL, stockholders may cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. The combined company charter does not authorize cumulative voting.

Removal of Directors

The Rudolph charter provides that, except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for or fixed pursuant to the Rudolph charter, any member of the board of directors, or the entire board of directors, may be removed, but only for cause and only by the affirmative vote of at least 66 2/3% of the voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The combined company bylaws state that, except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for or fixed pursuant to the combined company charter, any member of the board of directors, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.

The current Nanometrics bylaws provide that any director may be removed from office by the stockholders of the corporation.

Director Nominations by Stockholders

The Rudolph bylaws provide that a Rudolph stockholder must give advance written notice to Rudolph of a director nomination. The notice must be in writing and delivered to the corporate secretary of Rudolph by the date not later than 90 days, nor earlier than 120 days, prior to the first anniversary date of the annual meeting for the preceding year; except however, if the annual meeting is not held within 30 days before or more than 70 days after such anniversary date, then notice must be delivered not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day

The combined company bylaws provide that a stockholder must give advance written notice to the combined company of a director nomination. The notice must be in writing and received by the corporate secretary not later than 90 days, nor earlier than 120 days, prior to the first anniversary date of the annual meeting for the preceding year except, however, if the annual meeting is not held within 30 days before or more than 70 days after such anniversary date, then notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th

Rudolph	Combined Company

on which public announcement of the date of such meeting is first made by Rudolph.

Any stockholder notice relating to the nomination of Rudolph directors must contain:

•  the name, age, business address and residence address of such person;

•  the principal occupation or employment of such person;

•  the class and the number of shares of the corporation which are beneficially owned by such person;

•  any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors;

•  the written consent of such person to be named as a nominee and to serve as a director of Rudolph if so elected;

•  the name and address of the nominating stockholder (and beneficial owner, if any), as they appear on the books of Rudolph;

•  the class and number of shares of capital stock of Rudolph beneficially owned by the nominating stockholder and by such beneficial owner;

•  a representation that the stockholder is a holder of record of stock of Rudolph entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•  a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or otherwise solicit proxies from stockholders in support of such nomination; and

•  a description of all arrangements or understandings between such stockholder and/or beneficial owner, if any, on the one hand, and each nominee and any other person or persons (naming such person or persons), on the other hand, relating to the nomination.

day following the day on which public announcement of the date of such meeting is first made by the combined company.

Any stockholder notice relating to the nomination of directors must contain:

•  the name, age, business address, and residence address of such person;

•  the principal occupation or employment of such person;

•  the class and number of shares of the combined company beneficially owned and of record by such person;

•  any other information relating to such person that is required by law to be disclosed in in proxy solicitations pursuant to and in accordance with Section 14(a) of the Exchange Act, and the rules and regulations promulgated thereunder;

•  such person’s written consent to be named in the proxy statement and associated proxy card as a nominee of the stockholder and to serve as a director of the combined company if elected;

•  the name and address of the nominating stockholder (and beneficial owner, if any), as they appear on the books of the combined company;

•  the class or series and number of shares of capital stock of the combined company beneficially owned and of record by the nominating stockholder and by such beneficial owner;

•  a representation that the stockholder is a holder of record of stock of the combined company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination;

•  a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or otherwise solicit proxies from stockholders in support of such nomination;

Rudolph	Combined Company

•  a description of all agreements, arrangements or understandings between or among such stockholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, and any other person or persons (naming such person or persons) relating to the nomination;

•  a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder or beneficial owner, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the combined company, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in share prices for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the combined company; and

•  any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election context pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The Nanometrics bylaws provide that a stockholder must give advance written notice to Nanometrics of a director nomination. The notice must be in writing and received by the corporate secretary not less than 120 days before the one year anniversary of the date on which Nanometrics first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting stockholders; provided, however, if an annual meeting was not held in the prior year or the date of the annual meeting is changed by more than 30 days from the date of the prior year’s meeting, then notice must be delivered by the close of business on the later of 120 calendar days in advance of such annual meeting and 10 calendar days following the date on which public

Rudolph	Combined Company

announcement of the meeting is first made by Nanometrics.

Any stockholder notice relating to the nomination of directors must contain:

•  the name, age, business address, and residence address of such person;

•  the principal occupation or employment of such person;

•  the class and number of shares of Nanometrics beneficially owned by such person;

•  a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder; and

•  any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation such person’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected).

The stockholder notice relating to the nomination of directors must also contain the following information as to such stockholder:

•  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•  the name and address, as they appear on Nanometrics’ books, of the stockholder proposing such business;

•  the class and number of shares of Nanometrics that are beneficially owned by the stockholder;

•  any material interest of the stockholder in such business; and

•  any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

Rudolph	Combined Company
Stockholder Proposals

The Rudolph bylaws provide that for business to be properly brought before an annual meeting by a Rudolph stockholder, such stockholder must have given timely written notice. The notice must be in writing and delivered to the corporate secretary of Rudolph by the date not later than 90 days, nor earlier than 120 days, prior to the first anniversary date of the annual meeting for the preceding year; except however, if the annual meeting is not held within 30 days before or more than 70 days after such anniversary date, then notice must be delivered not earlier than the 120th day prior to such current year’s annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by Rudolph.

Any such notice by the stockholder relating to a matter other than the nomination of directors shall include:

•  a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), and the reasons for conducting such business at the annual meeting;

•  the name and address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

•  the class and number of shares of Rudolph beneficially owned or of record by the stockholder and beneficial owner;

•  a representation that the stockholder is a holder of record of stock of Rudolph entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•  a representation whether the stockholder or beneficial owner, if any, intends or is part of a group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of Rudolph’s outstanding capital stock required to adopt the proposal and/or otherwise to solicit proxies in support of any of such stockholder’s proposals;

•  any material interest of the stockholder or beneficial owner in such business; and

The combined company bylaws provide that a stockholder must give advance written notice to the combined company of any proposal for business to be transacted at an annual meeting of stockholders. The notice must be in writing and received by the corporate secretary not later than 90 days, nor earlier than 120 days, prior to the first anniversary date of the annual meeting for the preceding year except, however, if the annual meeting is not held within 30 days before or more than 70 days after such anniversary date, then notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the combined company.

Any stockholder notice relating to a matter other than the nomination of directors must contain:

•  a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws of the combined company, the language of the proposed amendment), the reasons for conducting such business at the annual meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;

•  the name and address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made;

•  the class or series and number of shares of the combined company beneficially owned and of record by the stockholder and by such beneficial owner;

•  a representation that the stockholder is a holder of record of stock of the combined company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business;

•  a representation whether the stockholder or the beneficial owner, if any, intends or is part of a

Rudolph	Combined Company
• any other information that is required by law to be provided by stockholder in his capacity as proponent of a stockholder proposal.

group that intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the combined company’s outstanding capital stock required to adopt the proposal and/or otherwise to solicit proxies in support of any of such stockholder’s proposals;

•  any material interest of the stockholder or beneficial owner in such business;

•  a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates and any others acting in concert with any of the foregoing;

•  a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the combined company, the effect or intent of which is to mitigate loss, manage risk or benefit from changes in share prices for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to the securities of the combined company; and

•  any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder.

The current Nanometrics bylaws provide that a stockholder must give advance written notice for any proposal for business to be transacted at an annual meeting of stockholders. The notice must be in writing and received by the corporate secretary not less than 120 days before the one year anniversary of the date on which Nanometrics first mailed its proxy statement to stockholders in connection with the previous year’s annual meeting of stockholders;

Rudolph	Combined Company

provided, however, if an annual meeting was not held in the prior year or the date of the annual meeting is changed by more than 30 days from the date of the prior year’s meeting, then notice must be delivered by the close of business on the later of 120 calendar days in advance of such annual meeting and 10 calendar days following the date on which public announcement of the meeting is first made by Nanometrics.

Any stockholder notice must contain:

•  a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•  the name and address, as they appear on Nanometrics’ books, of the stockholder proposing such business;

•  the class and number of shares of Nanometrics that are beneficially owned by the stockholder;

•  any material interest of the stockholder in such business; and

•  any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his capacity as a proponent to a stockholder proposal.

Stockholder Action by Written Consent

The DGCL provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. The Rudolph charter expressly provides that any action required or permitted to be taken by Rudolph stockholders must be effected at a duly called annual or special meeting of Rudolph and may not be effected by any consent in writing by such stockholders.

The DGCL provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders. The combined company charter expressly provides that any action required or permitted to be taken by the stockholders of the combined company must be effected at a duly called annual or special meeting of the combined company and may not be effected by any consent in writing by such stockholders.

Rudolph	Combined Company
Certificate of Incorporation Amendments

Under Section 242 of the DGCL, the certificate of incorporation may be amended upon a resolution of the board of directors and approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote, if any.

Whenever the certificate of incorporation requires a vote of a greater number or proportion than is required by this section, then the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended or repealed except by such greater vote. The Rudolph charter provides that the affirmative vote of 66 2/3 % of the then outstanding voting securities of Rudolph is required to amend, repeal or modify Article IX, X and XI of the Rudolph charter.

Under Section 242 of the DGCL, the certificate of incorporation may be amended upon a resolution of the board of directors and approved by:

•  the holders of a majority of the outstanding shares entitled to vote; and

•  a majority of the outstanding shares of each class entitled to a class vote, if any.

Whenever the certificate of incorporation requires a vote of a greater number or proportion than is required by this section, then the provision of the certificate of incorporation requiring such greater vote shall not be altered, amended or repealed except by such greater vote. The combined company charter does not modify the general DGCL standard.

Bylaw Amendments

The Rudolph charter provides that the Rudolph board of directors is expressly authorized to make, alter, amend or repeal the Rudolph bylaws, except the Rudolph charter provides that the affirmative vote of 66 2/3 % of the then outstanding voting securities of Rudolph is required to amend, repeal or modify Sections 2.3 (Special Meeting), 2.4 (Notice of Stockholders’ Meeting), 2.5 (Advanced Notice of Stockholder Nominees and Stockholder Business), 2.10 (Voting), 2.12 (Stockholder Action by Written Consent Without a Meeting), and 3.2 (Number of Directors) of the Rudolph bylaws.

The combined company charter provides that the board of directors of the combined company is expressly authorized to adopt, amend or repeal the combined company bylaws.
Special Meetings of Stockholders

The Rudolph bylaws provide that special meetings of stockholders may be called at any time by the board of directors, or by the chairman of the board, or by the chief executive officer, or by the president.

No business may be transacted at such special meeting otherwise than specified in Rudolph’s notice of meeting.

The combined company charter provides that special meetings of stockholders for any purpose or purposes may be called at any time by the chairperson of the board of directors or a majority of the authorized number of directors, but such special meetings may not be called by any other person or persons.

No business may be transacted at such special meeting otherwise than specified in the combined company’s notice of meeting.

Notice of Meetings of Stockholders
The Rudolph bylaws provide that, except as otherwise provided by law, the Rudolph charter, or the Rudolph	Under the combined company bylaws, except as otherwise provided by law, the combined company

Rudolph	Combined Company
bylaws, the notice of any meeting, which shall state the place, if any, date and time of the meeting and, in the case of a special meeting, the purpose of the meeting, is to be given not less than ten nor more than 60 days before the date of the meeting to each Rudolph stockholder entitled to vote at such meeting.

charter, or the combined company bylaws, notice of the place, if any, date, time, means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date of stockholders entitled to notice of the meeting), and, in the case of a special meeting, the purpose or purposes for which the meeting is called, must be given to each stockholder entitled to vote and to each stockholder entitled to notice no less than ten but not more than 60 days prior to the date of the meeting.

Limitation of Personal Liability of Directors

The Rudolph charter provides that, to the fullest extent permitted by the DGCL, no director of Rudolph will be personally liable to Rudolph or its stockholders for monetary damages for breach of fiduciary duty as a director.

The combined company charter provides that a director of the combined company shall not be liable to the combined company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL.

The current Nanometrics charter and current Nanometrics bylaws do not provide any limitation of liability for the Nanometrics directors for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

The Rudolph charter provides that the Rudolph directors, officers, or employees may be indemnified by Rudolph to the fullest extent permitted by law.

The Rudolph bylaws provide that Rudolph shall indemnify, to the fullest extent permitted by law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person:

•  is or was a director or officer of Rudolph; or

•  is or was serving at the request of Rudolph as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, against all expenses (including attorneys’ fees), judgments, fines and

The combined company charter and combined company bylaws provide that the combined company’s directors, officers, employees and agents shall be indemnified by the combined company to the fullest extent permitted by the DGCL.

The combined company bylaws provide that the combined company shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the combined company who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she, or a person for whom he or she is the legal representative:

•  is or was a director, officer, employee or agent of the combined company; or

Rudolph	Combined Company

amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with such action, suit, or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Rudolph and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Where such indemnitee of Rudolph commences a proceeding to enforce rights to such indemnification, Rudolph shall indemnify any such indemnitee only if the proceeding was authorized by Rudolph’s board of directors.

The Rudolph bylaws further authorize Rudolph to pay in advance for expenses incurred in defending any civil or criminal action, suit or proceeding in advance of its final disposition, provided however that such person must furnish a written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

Rudolph may purchase and maintain insurance covering certain liabilities that may be incurred by directors, officers, employees or agents in the performance of their duties.

The indemnification and advancement of expenses provided in the Rudolph bylaws shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

•  is or was serving at the request of the combined company as a director, officer, employee or agent of another corporation, or of a partnership, joint venture, trust enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with such proceeding. Where such indemnitee of the combined company initiates a proceeding to enforce rights to such indemnification, the combined company shall indemnify any such indemnitee if the proceeding was authorized by the combined company’s board of directors.

The combined company bylaws further authorize the combined company to pay in advance for expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding, whether civil, criminal, arbitral, administrative, regulatory or investigative, in advance of the final disposition of such action, provided however that such person must furnish a written undertaking to repay any advances if it is ultimately determined that he or she is not entitled to indemnification.

The combined company may purchase and maintain insurance covering certain liabilities that may be incurred by directors, officers, employees or agents in the performance of their duties.

The indemnification and advancement of expenses provided by, or granted pursuant to, the combined company bylaws, shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The current Nanometrics charter and current Nanometrics bylaws contain the provisions as stated above, with the exception that neither the current Nanometrics charter nor the current Nanometrics bylaws provides any continuation of the indemnification and prepayment of expenses.

Change of Control Laws
In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an interested	In general, Section 203 of the DGCL, subject to certain exceptions set forth therein, prohibits a business combination between a corporation and an

Rudolph	Combined Company

stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Because the Rudolph charter and the Rudolph bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, Rudolph is subject to Section 203 of the DGCL.

interested stockholder within three years of the time such stockholder became an interested stockholder, unless (i) prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, exclusive of shares owned by directors who are also officers and by certain employee stock plans, or (iii) at or subsequent to such time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote at a stockholders’ meeting of at least 66 2/3% of the outstanding voting stock of the corporation which is not owned by the interested stockholder.

Because the combined company charter and the combined company bylaws do not contain a provision expressly electing not to be governed by Section 203 of the DGCL, the combined company is subject to Section 203 of the DGCL.

Forum Selection

The Rudolph bylaws provide that, unless Rudolph consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions will be the Court of Chancery of the State of Delaware, or, if the Court of Chancery does not have jurisdiction, then the federal district court for the District of Delaware.

The combined company bylaws provide that, unless the combined company consents in writing to the selection of an alternative forum, the sole and exclusive forum for certain legal actions will be the Court of Chancery of the State of Delaware or, if the Court of Chancery does not have jurisdiction, then the federal district court for the District of Delaware.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to the stockholders in connection with the transaction. Under the DGCL, stockholders do not have appraisal rights if the shares of stock they hold are either listed on a national securities exchange or held of record by more than 2,000 holders. Notwithstanding the foregoing, appraisal rights are available if stockholders are required by the terms of the merger agreement to accept for their shares anything other than (a) shares of stock of the surviving corporation, (b) shares of stock of another corporation that will either be listed on a national securities exchange or held of record by more than 2,000 holders, (c) cash in lieu of fractional shares or (d) any combination of the foregoing.

Because the merger is of Merger Sub with and into Rudolph and holders of Nanometrics common stock will continue to hold their shares following completion of the merger, holders of Nanometrics common stock are not entitled to appraisal rights.

Because Rudolph stockholders will hold shares listed on a national securities exchange immediately prior to the completion of the merger and are not required by the terms of the merger agreement to accept for their shares anything other than shares of Nanometrics common stock (which are listed on a national securities exchange) and cash in lieu of fractional shares, holders of Rudolph common stock will not be entitled to appraisal rights in the merger.

LEGAL MATTERS

Cooley LLP will pass upon the validity of the shares of Nanometrics common stock offered hereby. Certain U.S. federal income tax consequences relating to the transactions will be passed upon for Nanometrics by Cooley LLP and for Rudolph by Wilmer Cutler Pickering Hale and Dorr LLP.

EXPERTS

The financial statements of Nanometrics and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this joint proxy statement/prospectus by reference to Nanometrics’ Annual Report on Form 10-K for the year ended December 29, 2018 have been so incorporated in reliance on the report (which contains an explanatory paragraph on the effectiveness of internal control over financial reporting due to the exclusion of certain elements of the internal control over financial reporting of the 4D Technology, Inc. business the registrant acquired during 2018) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of Rudolph as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of Ernst & Young LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

CERTAIN BENEFICIAL OWNERS OF NANOMETRICS COMMON STOCK

To Nanometrics’ knowledge, the following table sets forth certain information regarding the beneficial ownership of Nanometrics common stock as of September 3, 2019 (except as noted in the footnotes below) and with respect to:

•	each person known by Nanometrics to beneficially own 5% or more of the outstanding shares of Nanometrics common stock;

•	each member of the Nanometrics board of directors;

•	each named executive officer of Nanometrics; and

•	the members of the Nanometrics board of directors and Nanometrics’ executive officers as a group.

Nanometrics has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Nanometrics believes, based on the information furnished to Nanometrics, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Nanometrics common stock that he, she or it beneficially owns.

For purposes of this table, the Nanometrics “named executive officers” are the executive officers of Nanometrics appearing in Nanometrics’ last proxy statement, other than Jonathan Chou, who served as Nanometrics’ Chief Financial Officer until June 2018. Nanometrics is not aware of any beneficial ownership of any shares of Nanometrics common stock held by Mr. Chou.

Applicable percentage ownership and voting power is based on 24,829,935 shares of Nanometrics common stock outstanding. There are no additional shares of Nanometrics common stock that would be issued upon exercise of outstanding options, RSUs or PRSUs held by the directors or executive officer within 60 days of September 3, 2019.

At the close of business on September 3, 2019, directors and executive officers of Nanometrics beneficially owned and were entitled to vote approximately 1,315,006 shares of Nanometrics common stock, collectively representing 5.30% of the shares of Nanometrics common stock outstanding on September 3, 2019.

Security Ownership of Nanometrics Directors and Executive Officers

Unless otherwise noted below, the address of each beneficial owner listed in the table below is c/o Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035.

Name of Beneficial Owner	Total Common Stock Beneficially Owned	Percentage of Shares of Common Stock Outstanding(1)
Directors and Named Executive Officers:
Edward J. Brown Jr.	37,439	*
Robert Deuster	12,476	*
Pierre-Yves Lesaicherre, Ph.D.	110,256	*
Bruce C. Rhine(2)	693,545	2.79%
Christopher A. Seams	23,229	*
Timothy J. Stultz, Ph.D.	227,099	*
Christine A. Tsingos	30,509	*
Greg Swyt	12,627	*
Janet Taylor	38,523	*
Rollin Kocher	48,638	*
James Barnhart	39,426	*
Kevin Heidrich	41,239	*
Directors and Executive Officers as a Group (12 persons)	1,315,006	5.30%

*	Represents less than 1%
(1)	Calculated based on 24,829,935 outstanding shares of Nanometrics common stock as of September 3, 2019.
(2)	Includes 1,428 shares indirectly owned in the Bruce C. Rhine & Martha Hawn Rhine Family Trust UA DTD February 2, 2002.

Security Ownership of Other Beneficial Owners

Based on information available to Nanometrics as of September 3, 2019, Nanometrics knows of no person who beneficially owned more than 5% of Nanometrics common stock, except as set forth below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Blackrock, Inc(2)	3,643,493	14.67%
Dimensional Fund Advisors LP(3)	1,589,168	6.40%
The Vanguard Group(4)	1,838,726	7.41%

(1)

Calculated based on 24,829,935 outstanding shares of Nanometrics common stock as of September 3, 2019. As determined in accordance with Rule 13d-3 under the Exchange Act, information with respect to principal stockholders is obtained from Schedules 13G and 13G/A and except as indicated in the footnotes below, is as of December 31, 2018, and does not reflect changes, if any, since that date.

(2)

According to Schedule 13G/A filed with the SEC on January 31, 2019, reporting beneficial ownership as of December 31, 2018, BlackRock, Inc. has sole voting power with respect to 3,560,400 of these shares and sole investment power over all these shares. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(3)

According to Schedule 13G/A filed with the SEC on February 8, 2019, reporting beneficial ownership as of December 31, 2018, Dimensional Fund Advisors LP has sole voting power with respect to 1,520,282 of these shares and sole investment power over all these shares. All the shares are held by funds or other entities for which Dimensional Fund Advisors LP is an investment adviser. Dimensional Fund Advisors LP disclaims beneficial ownership of such securities. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas, 78746.

(4)

According to Schedule 13G/A filed with the SEC on February 11, 2019, reporting beneficial ownership as of December 31, 2018, The Vanguard Group has sole voting power with respect to 46,779 of these shares, shared voting power with respect to 2,113 of these shares, sole investment power with respect to 1,791,638 of these shares, and shared investment power with respect to 47,088 of these shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

CERTAIN BENEFICIAL OWNERS OF RUDOLPH COMMON STOCK

To Rudolph’s knowledge, the following table and accompanying footnotes show information as of September 3, 2019 (except as noted in the footnotes below) regarding the beneficial ownership of Rudolph common stock by:

•	each individual or group known by Rudolph to beneficially own more than 5% of the outstanding shares of Rudolph common stock;

•	each member of the Rudolph board of directors;

•	each named executive officer of Rudolph; and

•	the members of the Rudolph board of directors and Rudolph’s executive officers as a group.

Rudolph has determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, Rudolph believes, based on the information furnished to Rudolph, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Rudolph common stock that he, she or it beneficially owns.

For persons included in the tables below, also shown are shares over which the person could have acquired voting power or investment power within 60 days after September 3, 2019. Voting power includes the power to direct the voting of shares held, and investment power includes the power to direct the disposition of shares held.

At the close of business on September 3, 2019, directors and executive officers of Rudolph beneficially owned and were entitled to vote approximately 692,950 shares of Rudolph common stock, collectively representing 2.2% of the shares of Rudolph common stock outstanding on September 3, 2019.

Security Ownership of Rudolph Directors and Executive Officers

Each of Rudolph’s executive officers and directors listed below has sole voting and investment power over the shares of common stock reflected in the table and their address is c/o Rudolph Technologies, Inc., 16 Jonspin Road, Wilmington, Massachusetts 01887.

Name of Beneficial Owner	Common Stock Beneficially Owned Directly or Indirectly	Shares of Common Stock Acquirable Within 60 Days(1)	Total Common Stock Beneficially Owned(2)	Percentage of Shares of Common Stock Outstanding
Directors and Named Executive Officers:
Michael P. Plisinski	258,247	1,406	259,653	*
Steven R. Roth	41,805	—	41,805	*
Richard B. Rogoff	20,122	—	20,122	*
Robert A. Koch	41,958	—	41,958	*
Elvino M. da Silveira	23,955	—	23,955	*
Jeffrey A. Aukerman(3)	25,446	—	25,446	*
Leo Berlinghieri	19,000	—	19,000	*
Daniel H. Berry	20,600	—	20,600	*
Vita A. Cassese	—	3,900	3,900	*
Thomas G. Greig	137,100	—	137,100	*
David B. Miller	17,300	—	17,300	*
John R. Whitten	29,000	—	29,000	*
Directors and Executive Officers as a Group (20 persons)	687,644	5,306	692,950	2.2%

*	Represents less than 1%

(1)

Represents shares of Rudolph common stock issuable upon exercise of options that are currently exercisable as of September 3, 2019 or that will become exercisable within 60 days thereafter, or Rudolph RSUs as of September 3, 2019 that are currently vested or that will vest within 60 days thereafter.

(2)	Represents the total number of shares listed under the “Shares of Common Stock Beneficially Owned” and “Shares of Common Stock Acquirable Within 60 Days” columns.
(3)	100% of shares are held by Aukerman Investments LLC.

Security Ownership of Other Beneficial Owners

Based on information available to Rudolph as of September 3, 2019, Rudolph knew of no person who beneficially owned more than 5% of Rudolph common stock, except as set forth below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street, New York, NY 10055	4,686,359	15.1%
Dimensional Fund Advisors, LP(2) Building One, 6300 Bee Cave Road Austin, TX 78746	2,687,523	8.7%
The Vanguard Group(3) 100 Vanguard Boulevard, Malvern, PA 19355	1,998,910	6.5%

(1)

Based on information set forth in the Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 31, 2019. BlackRock, Inc. has sole voting power over 4,617,041 shares of common stock and sole dispositive power over 4,686,359 shares of common stock.

(2)

Based on information set forth in the Schedule 13G/A filed with the SEC by Dimensional Fund Advisors LP on February 8, 2019. Dimensional Fund Advisors LP has sole voting power over 2,580,236 shares of common stock and sole dispositive power over 2,687,523 shares of common stock. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Issuer that are owned by the Funds, and may be deemed to be the beneficial owner of the shares of the Issuer held by the Funds. However, all securities reported in this schedule are owned by the Funds. Dimensional disclaims beneficial ownership of such securities. In addition, the filing of this Schedule 13G shall not be construed as an admission that the reporting person or any of its affiliates is the beneficial owner of any securities covered by this Schedule 13G for any other purposes than Section 13(d) of the Exchange Act.

(3)

Based on information set forth in the Schedule 13G filed with the SEC by The Vanguard Group on February 12, 2019. The Vanguard Group has sole voting power over 65,966 shares of common stock, shared voting power over 1,893 shares of common stock, sole dispositive power over 1,934,943 shares of common stock and shared dispositive power over 63,967 shares of common stock.

STOCKHOLDER PROPOSALS

Nanometrics

Stockholder Proposals for 2020 Annual Meeting

Any Nanometrics stockholder who intends to present a proposal at the Nanometrics 2020 annual meeting of stockholders:

•

must have submitted to the Corporate Secretary at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, any proposal for inclusion in Nanometrics’ proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act on or before December 11, 2019; or

•

must have submitted to the Corporate Secretary at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, on or before December 11, 2019, any proposal for directors to be nominated or other proposals to be properly presented at Nanometrics’ 2020 annual meeting that are not to be included in Nanometrics’ proxy statement for the 2020 annual meeting, in which case the notice of the proposal must have met certain requirements set forth in Nanometrics’ bylaws and Nanometrics will not be required to include the proposal in Nanometrics’ proxy materials. If, however, Nanometrics’ 2020 annual meeting of stockholders is called for a date that is not within 30 days before or after May 22, 2020, notice must be received by Nanometrics’ Corporate Secretary at 1550 Buckeye Drive, Milpitas, California 95035, no earlier than the 120th day prior to the 2020 annual meeting or the 10th day following the day on which public disclosure of the date of Nanometrics’ 2020 annual meeting of stockholders is made. All stockholder proposals must comply with Nanometrics’ bylaws and SEC regulations, including Rule 14a-8.

Rudolph

Any Rudolph stockholder who intends to present a proposal at the Rudolph 2020 annual meeting of stockholders:

•

must have submitted in writing to the company at Rudolph Technologies, Inc., 16 Jonspin Road, Wilmington, Massachusetts 01887, any proposal for inclusion in Rudolph’s proxy materials for that meeting pursuant to Rule 14a-8 under the Exchange Act on or before December 4, 2019;

•

must have submitted in writing to the company at Rudolph Technologies, Inc., 16 Jonspin Road, Wilmington, Massachusetts 01887, any proposal for directors to be nominated or other proposals outside of Exchange Act Rule 14a-8 no earlier than January 16, 2020 and no later than February 15, 2020; or

•

if the annual meeting is not held within 30 days before or more than 70 days after the first anniversary date of the annual meeting for the preceding year, then notice must be delivered not earlier than January 16, 2020 and not later than the close of business on the later February 15, 2020 or the 10th day following the day on which public announcement of the date of such meeting is first made by Rudolph.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy statements and notices with respect to two or more stockholders sharing the same address by delivering a single proxy statement or a single notice addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and provides cost savings for companies. Some brokers household proxy materials, delivering a single proxy statement or notice to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement or notice, or if your household is receiving multiple copies of these documents and you wish to request that future deliveries be limited to a single copy, please notify your broker.

Requests for additional copies of this joint proxy statement/prospectus should be directed to, as applicable: Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, California 95035, Telephone (408) 545-6000, or Rudolph Technologies, Inc., 16 Jonspin Road, Wilmington, Massachusetts 01887, Telephone (978) 253-6200.

WHERE YOU CAN FIND MORE INFORMATION

This joint proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this joint proxy statement/prospectus. Nanometrics stockholders and Rudolph stockholders should rely only on the information contained in this joint proxy statement/prospectus and in the documents that Nanometrics and Rudolph have incorporated by reference into this joint proxy statement/prospectus. Nanometrics and Rudolph have not authorized anyone to provide Nanometrics stockholders or Rudolph stockholders with information that is different from or in addition to the information contained in this document or incorporated by reference into this joint proxy statement/prospectus.

Nanometrics and Rudolph file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including both Nanometrics and Rudolph, which you can access at www.sec.gov. In addition, you may obtain free copies of the documents Nanometrics files with the SEC, including the registration statement on Form S-4, of which this joint proxy statement/prospectus forms a part, by going to Nanometrics’ Internet website at www.nanometrics.com, and you may obtain free copies of the documents Rudolph files with the SEC by going to Rudolph’s Internet website at www.rudolphtech.com. The Internet website addresses of Nanometrics and Rudolph are provided as inactive textual references only. The information provided on the Internet websites of Nanometrics and Rudolph, other than copies of the documents listed below that have been filed with the SEC, is not part of this joint proxy statement/prospectus and, therefore, is not incorporated herein by reference.

Statements contained in this joint proxy statement/prospectus, or in any document incorporated by reference into this joint proxy statement/prospectus regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to the full text of that contract or other document filed as an exhibit with the SEC. The SEC allows Nanometrics and Rudolph to “incorporate by reference” into this joint proxy statement/prospectus documents Nanometrics and Rudolph file with the SEC including certain information required to be included in the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. This means that Nanometrics and Rudolph can disclose important information to you by referring you to those documents. The information incorporated by reference into this joint proxy statement/prospectus is considered to be a part of this joint proxy statement/prospectus, and later information that Nanometrics and Rudolph file with the SEC will update and supersede that information. Each of Nanometrics and Rudolph incorporate by reference the documents listed below and any documents subsequently filed by it pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and before the date of its applicable special meeting.

Nanometrics (SEC File No. 000-13470):

The following documents, which were filed by Nanometrics with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or exhibits thereto under Item 9.01) contain important information about Nanometrics’ business and Nanometrics’ financial performance:

•

Nanometrics’ Annual Report on Form 10-K for the year ended December 29, 2018, filed with the SEC on February 25, 2019, including the information specifically incorporated by reference into Part III of Nanometrics’ Annual Report on Form 10-K from Nanometrics’ proxy statement on Schedule 14A filed with the SEC on April 3, 2019;

•	Nanometrics’ Quarterly Report on Form 10-Q for the period ended March 30, 2019, filed with the SEC on May 1, 2019;

•	Nanometrics’ Quarterly Report on Form 10-Q for the period ended June 29, 2019, filed with the SEC on July 31, 2019;

•	Nanometrics’ Current Report on Form 8-K filed with the SEC on May 23, 2019;

•	Nanometrics’ Current Report on Form 8-K filed with the SEC on June 24, 2019;

•	Nanometrics’ Current Report on Form 8-K filed with the SEC on June 24, 2019;

•	Nanometrics’ Current Report on Form 8-K filed with the SEC on July 26, 2019; and

•

the description of Nanometrics’ common stock contained in Nanometrics’ registration statement on Form 8-A filed with the SEC on April 29, 1985, including any amendments or reports filed for the purpose of updating such description (including under the caption “Description of Capital Stock” in Nanometrics’ registration statement on Form S-3 filed with the SEC on November 18, 2009).

You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Nanometrics, without charge, by written or telephonic request to:

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

Attention: Corporate Secretary

Telephone: (408) 545-6000

or from the SEC through the SEC website at the address provided above.

Rudolph (SEC File No. 001-36226):

These documents, which were filed by Rudolph with the SEC, are incorporated by reference into this joint proxy statement/prospectus (other than information furnished pursuant to Item 2.02 or Item 7.01 of a Current Report on Form 8-K, or exhibits thereto under Item 9.01) contain important information about Rudolph’s business and Rudolph’s financial performance:

•

Rudolph’s Annual Report on Form 10-K for the year ended December 31, 2019, filed with the SEC on February 15, 2019, including the information specifically incorporated by reference into Part III of Rudolph’s Annual Report on Form 10-K from Rudolph’s proxy statement on Schedule 14A filed with the SEC on April 2, 2019;

•	Rudolph’s Quarterly Report on Form 10-Q for the period ended March 31, 2019, filed with the SEC on May 7, 2019;

•	Rudolph’s Quarterly Report on Form 10-Q for the period ended June 30, 2019, filed with the SEC on July 30, 2019;

•	Rudolph’s Current Report on Form 8-K filed with the SEC on May 15, 2019;

•	Rudolph’s Current Report on Form 8-K filed with the SEC on June 24, 2019;

•	Rudolph’s Current Report on Form 8-K filed with the SEC on June 24, 2019; and

•

the description of Rudolph’s common stock contained in Rudolph’s registration statement on Form 8-A filed with the SEC on December 6, 2013, including any amendments or reports filed for the purpose of updating such description.

You may request a copy of this joint proxy statement/prospectus or any of the documents incorporated by reference into this joint proxy statement/prospectus or other information concerning Rudolph, without charge, by written or telephonic request to:

Rudolph Technologies, Inc.

16 Jonspin Road

Wilmington, Massachusetts 01887

Attention: Corporate Secretary

Telephone: (978) 253-6200

or from the SEC through the SEC website at the address provided above.

Annex A

CONFIDENTIAL

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

NANOMETRICS INCORPORATED,

RUDOLPH TECHNOLOGIES, INC.,

AND

PV EQUIPMENT INC.

dated as of June 23, 2019

i

(continued)

(continued)

(continued)

Exhibits:

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation

Exhibit B	Form of Amended and Restated Bylaws of the Surviving Corporation

Exhibit C	Form of Amended and Restated Nanometrics Charter

Exhibit D	Form of Amended and Restated Nanometrics Bylaws

Schedules:

Schedule 6.1(a)(i)	Access to Rudolph Personnel

Schedule 6.1(a)(ii)	Access to Nanometrics Personnel

Schedule 7.1(d)	Certain Antitrust Laws

Nanometrics Disclosure Letter

Rudolph Disclosure Letter

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 23, 2019 (this “Agreement”), is made by and among Nanometrics Incorporated, a Delaware corporation (“Nanometrics”), Rudolph Technologies, Inc., a Delaware corporation (“Rudolph”), and PV Equipment Inc., a Delaware corporation and a direct wholly owned subsidiary of Nanometrics (“Merger Sub”). Nanometrics, Merger Sub, and Rudolph each are sometimes referred to herein as a “Party” and collectively as the “Parties.” Capitalized terms used in this Agreement but not otherwise defined herein shall be given the meanings ascribed to them in Section 9.5.

Recitals

A.    The Parties wish to effect a business combination through the merger of Merger Sub with and into Rudolph, with Rudolph being the surviving entity (the “Merger”);

B.    In connection with the Merger, each outstanding share of common stock, $0.001 par value per share, of Rudolph (“Rudolph Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares of Rudolph Common Stock to be cancelled in accordance with Section 2.1(b)) will be automatically converted into the right to receive 0.8042 (the “Exchange Ratio”) shares of common stock, $0.001 par value per share, of Nanometrics (“Nanometrics Common Stock”), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”);

C.    The board of directors of Rudolph (together with any duly constituted and authorized committee thereof, the “Rudolph Board of Directors”) has unanimously approved the Merger and the other transactions contemplated by this Agreement (the Merger and such other transactions, collectively, the “Transactions”), approved this Agreement and declared its advisability, and resolved to recommend that Rudolph’s stockholders adopt this Agreement (the “Rudolph Board Recommendation”) pursuant to Section 251 of the DGCL;

D.    The board of directors of Nanometrics (together with any duly constituted and authorized committee thereof, the “Nanometrics Board of Directors”) has unanimously approved the Merger and the other Transactions and this Agreement and resolved to recommend that Nanometrics’s stockholders approve the issuance of shares of Nanometrics Common Stock contemplated by this Agreement and adopt the amendments to the Nanometrics Governing Documents contemplated by this Agreement (the “Nanometrics Board Recommendation”);

E.    The board of directors of Merger Sub has approved this Agreement and declared its advisability, and Nanometrics, as the sole stockholder of Merger Sub, has adopted this Agreement effective as of immediately after the execution and delivery of this Agreement;

F.    The Parties intend that (i) the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Rudolph, Merger Sub and Nanometrics will be a party to that reorganization within the meaning of Section 368(b) of the Code; and

G.    The Parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and prescribe certain conditions to the Merger.

In consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1    The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will be merged with and into Rudolph, whereupon the separate existence of Merger Sub will cease and Rudolph will continue as the surviving entity in the Merger (the “Surviving Corporation”), such that following the Merger, the Surviving Corporation will be a wholly owned subsidiary of Nanometrics. The Merger will have the effects provided in this Agreement and as specified in the DGCL.

Section 1.2    Closing. The closing of the Merger (the “Closing”) will take place at 7:00 a.m., Pacific Time, at the offices of Cooley LLP, 101 California Street, 5th Floor, San Francisco, California 94123 on the second (2nd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another date or place is agreed to in writing by Nanometrics and Rudolph. The date on which the Closing actually takes place is referred to as the “Closing Date”.

Section 1.3    Effective Time. On the Closing Date, the Parties will cause a certificate of merger with respect to the Merger (the “Certificate of Merger”) to be duly executed and filed with the DSOS as provided under the DGCL and make any other filings, recordings or publications required to be made by Rudolph or Merger Sub under the DGCL in connection with the Merger. The Merger will become effective on such date and at such time as the Certificate of Merger is duly filed with the DSOS or on such other date and at such other time as may be agreed to by Nanometrics and Rudolph and specified in the Certificate of Merger (such date and time being hereinafter referred to as the “Effective Time”).

Section 1.4    Certificate of Incorporation; Bylaws. At the Effective Time and subject to Section 6.4, the certificate of incorporation of Rudolph will be amended and restated in its entirety to read as set forth on Exhibit A. At the Effective Time and subject to Section 6.4, the bylaws of Rudolph will be amended and restated in its entirety to read as set forth on Exhibit B until thereafter amended as provided by such bylaws, the certificate of incorporation of the Surviving Corporation or the DGCL.

Section 1.5    Corporate Offices. Following the Effective Time, the headquarters for Nanometrics and the Surviving Corporation and their combined businesses initially will be located in Wilmington, Massachusetts, with an operations office maintained in Milpitas, California.

Section 1.6    Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation serving until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Prior to the Effective Time, Rudolph shall use its reasonable best efforts to cause each member of the Rudolph Board of Directors to execute and deliver a letter effectuating his or her resignation as a director of the Rudolph Board of Directors (and, to the extent reasonably requested by Nanometrics, each of the Rudolph Subsidiaries) effective upon the Effective Time.

ARTICLE II

EFFECTS ON CAPITAL STOCK; EXCHANGE OF SECURITIES

Section 2.1    Effects on Capital Stock.

(a)    Conversion of Rudolph Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties, of holders of any securities of Rudolph or of Merger Sub or of any other Person, subject to Section 2.1(d), Section 2.4 and Section 2.5, each share of Rudolph Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Rudolph Common Stock to be cancelled in accordance with Section 2.1(b)) will be automatically converted into the right to receive that number of fully paid and nonassessable shares of Nanometrics Common Stock equal to the Exchange Ratio (such shares of Nanometrics Common Stock, the “Per Share Merger Consideration”). From and after the Effective Time, all such shares of Rudolph Common Stock will no longer be outstanding and will automatically be cancelled and will cease to exist, and each applicable holder of such shares of Rudolph Common Stock will cease to have any rights with respect thereto, except the right to receive, upon the surrender of Certificates or Book-Entry Shares in accordance with Section 2.2, the Per Share Merger Consideration and any cash in lieu of any fractional shares of Nanometrics Common Stock pursuant to Section 2.5 (the “Fractional Share Consideration”) into which such shares of Rudolph Common Stock have been converted pursuant to this Section 2.1(a), together with the amounts, if any, payable pursuant to Section 2.2(f). All shares of Nanometrics Common Stock issued upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms hereof (including any Fractional Share Consideration and any amounts payable pursuant to Section 2.2(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Rudolph Common Stock represented thereby, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Rudolph Common Stock which were outstanding immediately prior to the Effective Time.

(b)    Cancellation of Rudolph Common Stock. At the Effective Time, all shares of Rudolph Common Stock owned by Rudolph or Nanometrics will be cancelled and will cease to exist, and no consideration will be delivered in exchange therefor.

(c)    Conversion of Merger Sub Common Stock. At the Effective Time, each share of Merger Sub common stock, par value $0.01 per share, issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.

(d)    Adjustment. The Exchange Ratio and the Fractional Share Consideration and any other similarly dependent items, as the case may be, will be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into shares of Nanometrics Common Stock or shares of Rudolph Common Stock, as applicable), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the number of shares of Nanometrics Common Stock or shares of Rudolph Common Stock outstanding after the date hereof and prior to the Effective Time in order to provide the holders of Rudolph Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2    Payment for Securities; Surrender of Certificates.

(a)    Exchange Fund. Prior to the Effective Time, Nanometrics will designate a bank or trust company reasonably acceptable to Rudolph to act as the exchange agent in connection with the Merger (the “Exchange Agent”). At or promptly after the Effective Time, Nanometrics will deposit, or cause to be deposited, with the Exchange Agent (i) a sufficient number of shares of Nanometrics Common Stock (whether represented in certificated or non-certificated direct registration form) to issue the aggregate Per Share Merger Consideration and (ii) cash sufficient to make payments of Fractional Share Consideration. All such cash and shares of Nanometrics Common Stock that are deposited with the Exchange Agent, together with any cash deposited with the Exchange Agent pursuant to Section 2.2(f), are referred to as the “Exchange Fund.” Nanometrics will cause the Exchange Agent to make delivery of the Merger Consideration out of the Exchange Fund in accordance with this Agreement. The Exchange Fund will be for the sole benefit of the holders of shares of Rudolph Common Stock. Nanometrics will cause the Exchange Agent not to use the Exchange Fund for any purpose that is not expressly provided for in this Agreement.

(b)    Procedures for Surrender. Promptly after the Effective Time, Nanometrics will, and will cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of a certificate or certificates that immediately prior to the Effective Time represented outstanding shares of Rudolph Common Stock (the “Certificates”) or non-certificated shares of Rudolph Common Stock represented by book-entry

(“Book-Entry Shares”) and whose shares of Rudolph Common Stock were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (1) a letter of transmittal, which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) to the Exchange Agent and will be in such form and have such other provisions as Nanometrics may reasonably specify and (2) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Shares in exchange for payment of the Per Share Merger Consideration into which such shares of Rudolph Common Stock have been converted pursuant to Section 2.1, together with any Fractional Share Consideration payable in accordance with Section 2.5, and any dividends or other distributions on shares of Nanometrics Common Stock in accordance with Section 2.2(f). Upon surrender of a Certificate (or an affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Share for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Nanometrics or the Surviving Corporation, together with such letter of transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be reasonably required pursuant to such instructions, the holder of such Certificate or Book-Entry Share will be entitled to receive in exchange therefor the applicable Merger Consideration pursuant to the provisions of this Article II for each share of Rudolph Common Stock formerly represented by such Certificate or Book-Entry Share, to be mailed within ten business days following the later to occur of (x) the Effective Time or (y) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Share, and the shares represented by such Certificate or Book-Entry Share so surrendered will be forthwith cancelled. The Exchange Agent will accept such Certificates (or affidavits of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent or Nanometrics may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it will be a condition precedent of payment that (A) the Certificate so surrendered will be properly endorsed or will be otherwise in proper form for transfer and (B) the Person requesting such payment has paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or has established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the applicable Merger Consideration with respect to Book-Entry Shares will only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share will be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration as contemplated by this Article II, without interest thereon.

(c)    Transfer Books; No Further Ownership Rights in Shares of Rudolph Common Stock. At the Effective Time, the stock transfer books of Rudolph will be closed and thereafter there will be no further registration of transfers of shares of Rudolph Common Stock on the records of Rudolph. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time will cease to have any rights with respect to such shares of Rudolph Common Stock except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they will be cancelled and exchanged as provided in this Agreement.

(d)    Termination of Exchange Fund; No Liability. At any time following the first anniversary of the Effective Time, Nanometrics will be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) that has not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders will be entitled to look only to the Surviving Corporation and Nanometrics (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the applicable Merger Consideration, payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon.

Notwithstanding the foregoing, none of the Surviving Corporation, Nanometrics, Merger Sub or the Exchange Agent will be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration, dividends, or other amounts delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)    Lost, Stolen or Destroyed Certificates. In the event that any Certificates have been lost, stolen or destroyed, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof (such affidavit to be in a form reasonably satisfactory to Nanometrics and the Exchange Agent), the Merger Consideration payable in respect thereof and any dividends or other distributions on shares of Nanometrics Common Stock in accordance with Section 2.2(f); provided, however, that the Exchange Agent may, to the extent required by its generally applicable policies or procedures (or to otherwise comply with any applicable Law) and as a condition precedent to the issuance thereof, require the holder of any such lost, stolen or destroyed Certificate to deliver a bond in such form and reasonable and customary amount as the Exchange Agent may direct as indemnity against any claim that may be made with respect to the Certificate alleged to have been lost, stolen or destroyed.

(f)    Dividends or Distributions with Respect to Shares of Nanometrics Common Stock. No dividends or other distributions with respect to shares of Nanometrics Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate or Book-Entry Share with respect to the shares of Nanometrics Common Stock to be issued in exchange therefor, and, prior to the termination of the Exchange Fund pursuant to Section 2.2(d), all such dividends and other distributions will be paid by Nanometrics to the Exchange Agent and will be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof together with the posting of any bond required by the Exchange Agent in accordance with Section 2.2(e)) there will be paid to the holder thereof, without interest, (1) promptly, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such shares of Nanometrics Common Stock to which such holder is entitled pursuant to this Agreement and (2) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of Nanometrics Common Stock.

Section 2.3    Treatment of Rudolph Equity Awards.

(a)    Rudolph Equity Plans. As of the Effective Time, the Rudolph Equity Plans will be assumed by Nanometrics. In addition, as of the Effective Time, Nanometrics will assume all the obligations of Rudolph under the Rudolph Equity Plans and the agreements evidencing Rudolph Stock Options and Rudolph RSU Awards, and the number and kind of shares available for issuance under each Rudolph Equity Plan will be adjusted to reflect shares of Nanometrics Common Stock in accordance with the provisions of the applicable Nanometrics Equity Plan.

(b)    Rudolph Stock Options.

(1)    As of the Effective Time, each outstanding stock option to purchase Rudolph Common Stock (each, a “Rudolph Stock Option”) granted to an individual who is a Continuing Service Provider will be assumed by Nanometrics and converted into a Nanometrics Stock Option in accordance with this Section 2.3(b)(1). Except as otherwise provided in this Section 2.3(b)(1), each such assumed and converted Nanometrics Stock Option will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph Stock Option immediately prior to the Effective Time (including the term, exercisability and vesting schedule as were applicable to the corresponding Rudolph Stock Option immediately before the Effective Time). As of the Effective

Time, (1) the number of shares of Nanometrics Common Stock underlying each such assumed Nanometrics Stock Option will be equal to the product of (A) the number of shares of Rudolph Common Stock underlying the applicable Rudolph Stock Option immediately prior to the Effective Time multiplied by (B) the Exchange Ratio, rounded down to the nearest whole number and (2) the per share exercise price for the shares of Nanometrics Common Stock underlying each such assumed Nanometrics Stock Option will be equal to the quotient of (x) the exercise price per share at which such assumed Nanometrics Stock Option was exercisable immediately prior to the Effective Time divided by (y) the Exchange Ratio, rounded up to the nearest whole cent. The exercise price and the number of shares of Nanometrics Common Stock purchasable under each assumed Nanometrics Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and in a manner consistent with the requirements of Section 424(a) of the Code in the case of Rudolph Stock Options that qualify as “incentive stock options” pursuant to Section 422 of the Code as of immediately prior to the Effective Time.

(2)    As of the Effective Time, each outstanding Rudolph Stock Option that is not assumed pursuant to Section 2.3(b)(1) will be cancelled and converted into the right to receive an amount in cash equal to the positive difference, if any, calculated by subtracting the aggregate exercise price of such Rudolph Stock Option from the product of (i) the aggregate number of shares of Rudolph Common Stock subject to such Rudolph Stock Option and (ii) the Merger Consideration Value (subject to any withholding required by applicable Law). Following the Effective Time, any such cancelled Rudolph Stock Option shall solely entitle the holder thereof to the payment described in this Section 2.3(b)(2), which shall be made by the Surviving Corporation or Nanometrics as of, or within five (5) business days following, the Effective Time.

(c)    Rudolph RSU Awards.

(1)    As of the Effective Time, each outstanding award of restricted stock units, including performance stock units, that corresponds to a number of shares of Rudolph Common Stock (each, a “Rudolph RSU Award”) that is not then vested will be assumed by Nanometrics and converted into a restricted stock unit award (or performance stock unit award, as the case may be) corresponding to shares of Nanometrics Common Stock (each, a “Nanometrics RSU Award”). Except as otherwise provided in this Section 2.3(c)(1), each assumed and converted Nanometrics RSU Award will continue to have, and will be subject to, substantially the same terms and conditions as applied to the applicable Rudolph RSU Award immediately prior to the Effective Time (including the vesting and settlement schedule(s) as were applicable to the corresponding Rudolph RSU Award immediately before the Effective Time and taking into account any applicable provisions regarding pre-Effective Time determination of performance, conversion of such awards to time-based awards, and forfeiture of awards that did not satisfy the performance requirements). As of the Effective Time, the number of shares of Nanometrics Common Stock subject to each such assumed Nanometrics RSU Award will be equal to the product of (i) the number of shares of Rudolph Common Stock subject to the applicable Rudolph RSU Award immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded up or down to the nearest whole share.

(2)    Any share of Rudolph Common Stock underlying a Rudolph RSU Award that is not assumed pursuant to Section 2.3(c)(1), but as to which such underlying share of Rudolph Common Stock has not been issued by the Effective Time, will, after taking into account any reduction in share numbers under the application of performance-based awards, be issued as of immediately prior to the Effective Time and will be treated as a share of Rudolph Common Stock issued and outstanding immediately prior to the Effective Time for purposes of Section 2.1 and shall be entitled to the Per Share Merger Consideration as provided in, and subject to, Section 2.1.

(d)    Prior to the Effective Time, Rudolph will pass resolutions and take all such other steps as are necessary for the treatment of Rudolph Stock Options and Rudolph RSU Awards (collectively, the “Rudolph

Equity Awards”) as contemplated by this Section 2.3. The parties acknowledge that, unless otherwise agreed by the Rudolph service provider, nothing in this Section 2.3 shall affect or modify the treatment of Rudolph Equity Awards as otherwise contemplated by any existing agreement or contract between Rudolph and such Rudolph service provider.

(e)    Nanometrics will reserve for issuance the number of shares of Nanometrics Common Stock that will become subject to the assumed Nanometrics Stock Options and Nanometrics RSU Awards. As soon as practicable following the Closing Date, Nanometrics will file an appropriate Registration Statement on Form S-8 or other appropriate form with respect to the offering of the shares of Nanometrics Common Stock issuable upon vesting of the assumed Nanometrics Stock Options and Nanometrics RSU Awards (the “S-8 Registration Statement”) and will use reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement thereafter for so long as any of such Nanometrics Stock Options and Nanometrics RSU Awards remain outstanding. As soon as practicable following the Closing Date, Nanometrics will deliver to the holders of the assumed Nanometrics Stock Options and Nanometrics RSU Awards appropriate notices setting forth the effect of the Merger on such holders’ rights and describing the treatment of such awards in accordance with this Article II.

(f)    Prior to the Effective Time, Rudolph will take all actions reasonably necessary to (1) terminate the Rudolph ESPP as of immediately prior to the Effective Time and (2) provide that any offering period that would otherwise be in progress on the Closing Date under the Rudolph ESPP (the “Rudolph ESPP Offering Period”) will be shortened by setting a new exercise date no later than the last payroll day prior to the Effective Time (the “Final Purchase Date”). Any shares of Rudolph Common Stock acquired under the Rudolph ESPP prior to or on the Final Purchase Date will be treated as outstanding shares of Rudolph Common Stock for purposes of Section 2.1. Rudolph will provide written notice of the setting of the Final Purchase Date and termination of the Rudolph ESPP at least ten (10) business days prior to the Final Purchase Date, in accordance with the Rudolph ESPP.

(g)    Rudolph and Nanometrics may mutually agree in writing to treat equity compensation held by Rudolph employees subject to non-U.S. Law in another manner to take into account applicable non-U.S. law or Tax or employment considerations; provided that the Parties shall use commercially reasonable efforts to ensure such treatment corresponds as closely as permitted by applicable Law to treatment of equity compensation held by Rudolph employees subject to U.S. Law.

Section 2.4    Withholding. Notwithstanding any other provision of this Agreement, each of the Nanometrics Entities, the Surviving Corporation, and the Exchange Agent will be entitled to deduct and withhold from the consideration or other amounts payable by it pursuant to this Agreement to any Person such amounts as are required to be withheld or deducted with respect to such payments under the Code, or any applicable provisions of state, local or foreign Tax Law, and to collect any necessary Tax forms, including Forms W-8 or W-9, as applicable, or any similar information, from any recipients of payments hereunder. To the extent that amounts are so withheld and remitted to the appropriate Governmental Authority, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5    Fractional Shares.

(a)    No certificates, receipts or scrip representing fractional shares of Nanometrics Common Stock will be issued upon the surrender or transfer for exchange of Certificates or Book-Entry Shares, no dividend or distribution of Nanometrics will relate to such fractional shares of Nanometrics Common Stock, and such fractional shares of Nanometrics Common Stock will not entitle the owner thereof to vote or to any rights of a stockholder of Nanometrics. Each Person who otherwise would be entitled to receive a fractional share of Nanometrics Common Stock in connection with the Merger shall receive, in lieu thereof, an amount in cash (without interest, rounded to the nearest whole cent and subject to the amount of any withholding Taxes as contemplated in Section 2.4)) equal to the product obtained by multiplying (i) the fraction of a share to which such Person would otherwise be entitled by (ii) the closing price for a share of Nanometrics Common Stock on Nasdaq on the last complete trading day immediately prior to the Effective Time.

(b)    Nanometrics shall pay to the Exchange Agent an amount in cash in United States dollars, to be deposited promptly (and in any event within one (1) business day) following the Effective Time, sufficient for the Exchange Agent to pay any cash payment required by this Section 2.5.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NANOMETRICS AND MERGER SUB

Except as disclosed in (a) the Nanometrics SEC Reports filed on or after January 1, 2017 and prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any amendment thereto made after the date of this Agreement or any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature); provided that the exception set forth in this clause (a) will not apply to the representations set forth in Section 3.3 or (b) with respect to each section and subsection within this Article III, the corresponding section or subsection of the disclosure letter delivered by Nanometrics to Rudolph immediately prior to the execution of this Agreement (the “Nanometrics Disclosure Letter”) (disclosure of any item in any section or subsection of the Nanometrics Disclosure Letter being deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Nanometrics and Merger Sub jointly and severally represent and warrant to Rudolph as set forth below.

Section 3.1    Organization, Power and Subsidiaries.

(a)    Nanometrics is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Merger Sub is a corporation organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Each of Nanometrics and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

(b)    Section 3.1(b) of the Nanometrics Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of Nanometrics (each a “Nanometrics Subsidiary”) as of the date of this Agreement. Each Nanometrics Subsidiary is a direct, or indirect, wholly owned subsidiary of Nanometrics. Each Nanometrics Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

Section 3.2    Certificate of Incorporation and Bylaws. Nanometrics has made available to Rudolph a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of Nanometrics, Merger Sub and each other Nanometrics Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither Nanometrics nor any Nanometrics Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 3.3    Capitalization.

(a)    The authorized capital stock of Nanometrics consists of 47,000,000 shares of Nanometrics Common Stock and 3,000,000 shares of preferred stock, par value $0.001 per share (“Nanometrics Preferred Stock”). All outstanding shares of Nanometrics Common Stock are validly issued, fully paid and nonassessable and are issued free of any preemptive rights. All shares of Nanometrics Common Stock subject to issuance upon the exercise, vesting or conversion of any convertible security will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(b)    As of the close of business on June 20, 2019:

(1)    24,687,812 shares of Nanometrics Common Stock were issued and outstanding;

(2)    no shares of Nanometrics Common Stock were held by any Nanometrics Subsidiary;

(3)    no shares of Nanometrics Common Stock were held in the treasury of Nanometrics;

(4)    73,294 shares of Nanometrics Common Stock were subject to outstanding Nanometrics Stock Options, of which Nanometrics Stock Options to purchase 72,294 shares of Nanometrics Common Stock were vested;

(5)    138,388 shares of Nanometrics Common Stock were subject to outstanding Nanometrics RSU Awards; and

(6)    no shares of Nanometrics Preferred Stock were issued or outstanding.

(c)    Except pursuant to the Amended and Restated Nanometrics 2003 Employee Stock Purchase Plan (the “Nanometrics ESPP”) with respect to participation elections, for changes since the date specified in Section 3.3(b) resulting from the exercise or vesting of Nanometrics Equity Awards outstanding on such date, or actions taken after the date of this Agreement in compliance with Section 5.1, there are no outstanding (1) options, warrants or other Contracts of Nanometrics or any Nanometrics Subsidiary relating to the issued or unissued capital stock of Nanometrics or any Nanometrics Subsidiary or obligating Nanometrics or any Nanometrics Subsidiary to issue, grant or sell any shares of capital stock of, or other equity interests in, Nanometrics or any Nanometrics Subsidiary (or any security or right convertible into or exchangeable or exercisable for any such shares or other equity interests), (2) shares of capital stock of, or other voting securities or ownership interests in, Nanometrics or (3) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Nanometrics or any Nanometrics Subsidiary (the items in clauses (1) through (3) being referred to collectively as the “Nanometrics Securities”), other than as described in Section 3.3(b). There are no voting trusts or other Contracts to which Nanometrics or any Nanometrics Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, Nanometrics or any Nanometrics Subsidiary. Section 3.3(c) of the Nanometrics Disclosure Letter contains, as of June 20, 2019, a complete and correct list of each outstanding Nanometrics Equity Award, including (A) the employee identification number of the holder of such Nanometrics Equity Award, (B) the date of grant, (C) if applicable, the date of expiration, (D) the number of shares of Nanometrics Common Stock subject to such award as of the date of this Agreement, (E) for each Nanometrics Stock Option, the exercise price, (F) the vesting schedule (including any rights to acceleration of vesting) and any right to exercise unvested options and (G) the number of shares of Nanometrics Common Stock subject to such award that are vested and unvested as of the date of this Agreement.

(d)    There are no outstanding contractual obligations of Nanometrics or any Nanometrics Subsidiary to repurchase, redeem or otherwise acquire any shares of Nanometrics Common Stock or any other Nanometrics

Securities or any capital stock of any Nanometrics Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Nanometrics Subsidiary or any other Person that would, individually or in the aggregate, be material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. Each outstanding share of capital stock (or other equity interest) of each Nanometrics Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share (or other equity interest) is owned by Nanometrics or another Nanometrics Subsidiary free and clear of all Encumbrances or Contracts or other limitations on Nanometrics’s or any Nanometrics Subsidiary’s voting rights. None of the outstanding shares of Nanometrics Common Stock or the outstanding shares of capital stock (or other equity interests) of any Nanometrics Subsidiary have been issued in violation of any securities laws. There are no accrued and unpaid dividends or distributions with respect to any outstanding shares of capital stock (or other equity interests) of Nanometrics or any Nanometrics Subsidiary.

Section 3.4    Authority.

(a)    Each of Nanometrics and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Nanometrics Stockholder Approval, to consummate the Transactions, including the Merger. Assuming the accuracy of Rudolph’s representations and warranties set forth in Section 4.26, the execution, delivery and performance of this Agreement by Nanometrics and Merger Sub and the consummation by Nanometrics and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Nanometrics or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than (1) receipt of the Nanometrics Stockholder Approval, (2) the filing of the Amended and Restated Nanometrics Charter with the DSOS and (3) the filing of the Certificate of Merger with the DSOS). This Agreement has been duly and validly executed and delivered by Nanometrics and Merger Sub and, assuming due authorization, execution and delivery by Rudolph, constitutes a legal, valid and binding obligation of each of Nanometrics and Merger Sub, enforceable against each of Nanometrics and Merger Sub in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Nanometrics Board of Directors has unanimously adopted resolutions (1) determining that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Nanometrics and its stockholders, (2) approving and declaring advisable this Agreement and the Transactions, (3) directing that the issuance of shares of Nanometrics Common Stock contemplated by this Agreement and the Amended and Restated Nanometrics Charter be submitted to the stockholders of Nanometrics for approval and adoption, respectively, and (4) subject to Section 5.3, resolving to make the Nanometrics Board Recommendation.

(c)    The board of directors of Merger Sub adopted resolutions (1) determining that the Merger is fair to, and in the best interests of, Merger Sub and its stockholder and (2) approving and declaring advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with the DGCL).

Section 3.5    No Conflicts; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Nanometrics and Merger Sub do not, and the performance of this Agreement by Nanometrics and Merger Sub will not, (1) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Nanometrics or any Nanometrics Subsidiary, (2) assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 4.26 and that the Nanometrics Stockholder Approval and all consents, approvals, authorizations and other actions described in Section 3.5(b) have been obtained and all filings and obligations described in Section 3.5(b) have been made, conflict with or violate any Law or Order applicable to Nanometrics or any Nanometrics Subsidiary or by which any property or asset of Nanometrics or any Nanometrics Subsidiary is bound or (3) subject to obtaining the consents listed in Section 3.5(a) of the Nanometrics Disclosure Letter, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, constitute or be deemed an impermissible or void assignment (by operation of law or otherwise) by Nanometrics or a Nanometrics Subsidiary of, result in the acceleration of any obligation of Nanometrics or a Nanometrics Subsidiary or right of a Third Party, or result in the creation of an Encumbrance on any property or asset of Nanometrics or any Nanometrics Subsidiary pursuant to, any Nanometrics Material Contract, except with respect to clauses (2) and (3) only, for any such conflicts or violations that, individually or in the aggregate, would not (A) have a Nanometrics Material Adverse Effect or (B) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions.

(b)    The execution and delivery of this Agreement by Nanometrics and Merger Sub do not, and the performance of this Agreement by Nanometrics and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for (1) any such consents, approvals, authorizations, permits, filings or notifications that are not, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, and would not reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions, (2) any filings as may be required under the rules and regulations of Nasdaq, (3) the filing of the Joint Proxy Statement and the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement, (4) the filing of the S-8 Registration Statement with the SEC, (5) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” Laws (“Blue Sky Laws”), (6) premerger notification requirements of the HSR Act and similar requirements (including post-merger notification requirements) in foreign countries and other jurisdictions under applicable Antitrust Laws, (7) the filing of the Amended and Restated Nanometrics Charter with the DSOS and (8) the filing of the Certificate of Merger with the DSOS.

Section 3.6    Permits; Compliance. Each of Nanometrics and the Nanometrics Subsidiaries is in possession of all franchises, licenses, permits, consents, approvals and Orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Nanometrics Permits”), except for those, the absence of which would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, no suspension or cancellation of any of the Nanometrics Permits is pending or, to the knowledge of Nanometrics, threatened in writing, and to the knowledge of Nanometrics, there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any Nanometrics Permits (with or without notice, the lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Nanometrics Material Adverse Effect, neither Nanometrics nor any Nanometrics Subsidiary is, or has been since January 1, 2017, in conflict with, or in default, breach or violation of (1) any Law or Order applicable to Nanometrics or any Nanometrics Subsidiary or by which any property or asset of Nanometrics or any Nanometrics Subsidiary is bound or, to the knowledge of Nanometrics, affected, or (2) any Nanometrics Permit.

Section 3.7    SEC Filings; Financial Statements.

(a)    Nanometrics has filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since January 1, 2017 (the “Nanometrics SEC Reports”). Each Nanometrics SEC Report (1) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder and (2) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements contained in the Nanometrics SEC Reports and all related compilations, reviews and other reports issued by Nanometrics’s accountants with respect thereto included in the Nanometrics SEC Reports (1) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (2) was prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis with Nanometrics’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (3) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Nanometrics and its consolidated Nanometrics Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c)    Except as and to the extent set forth in the consolidated balance sheet of Nanometrics and its consolidated Nanometrics Subsidiaries as of December 29, 2018, including the notes thereto (the “2018 Nanometrics Balance Sheet”), neither Nanometrics nor any Nanometrics Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of Nanometrics and its Subsidiaries or disclosed in the footnotes thereto except for (1) liabilities and obligations incurred in the ordinary course of business since the date of the 2018 Nanometrics Balance Sheet, (2) executory obligations under any Contract to which Nanometrics or any Nanometrics Subsidiary is a party or is bound (that do not arise from a breach of such Contract), (3) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions and (4) liabilities and obligations that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Nanometrics Material Adverse Effect. Except as required by GAAP, Nanometrics has not, between January 1, 2018 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on January 1, 2018.

(d)    Since January 1, 2017, each of the principal executive officer of Nanometrics and the principal financial officer of Nanometrics (and each former principal executive officer of Nanometrics and each former principal financial officer of Nanometrics, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Nanometrics SEC Reports, and since the January 1, 2017, neither Nanometrics nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither Nanometrics nor any of the Nanometrics Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Nanometrics is in compliance in all material respects with SOX.

(e)    Nanometrics maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (3) access to assets that could have a material effect on Nanometrics’s financial statements is permitted only in accordance with management’s general or specific authorization and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Nanometrics nor, to the knowledge of Nanometrics, any of its officers or employees identified or is aware of (i) any significant deficiencies or material weaknesses in the design or operation of Nanometrics’s internal control over financial reporting that would reasonably be expected to adversely affect Nanometrics’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Nanometrics’s internal control over financial reporting.

(f)    Nanometrics has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by Nanometrics in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g)    As of the date hereof, there are no outstanding unresolved comments with respect to Nanometrics or the Nanometrics SEC Reports noted in comment letters or, to the knowledge of Nanometrics, other correspondence received by Nanometrics or its attorneys from the SEC, and to the knowledge of Nanometrics, there are no pending (1) formal or informal investigations of Nanometrics by the SEC or (2) inspection of an audit of Nanometrics’s financial statements by the Public Company Accounting Oversight Board.

(h)    Nanometrics has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Nanometrics has promptly disclosed any change in or waiver of Nanometrics’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

Section 3.8    Absence of Certain Changes or Events. Since the date of the 2018 Nanometrics Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, Nanometrics and the Nanometrics Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2018 Nanometrics Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, individually or in the aggregate, a Nanometrics Material Adverse Effect and (b) none of Nanometrics or any of the Nanometrics Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1.

Section 3.9    Absence of Litigation. Except for matters that are not and would not be reasonably expected to be, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, as of the date hereof, there is (a) no Action pending and (b) (1) to the knowledge of Nanometrics, no inquiry, audit or investigation by any Governmental Authority pending, (2) no Action threatened in writing against Nanometrics or any Nanometrics Subsidiary, or any property or asset of Nanometrics or any Nanometrics Subsidiary and (3) neither Nanometrics nor any Nanometrics Subsidiary nor any property or asset of Nanometrics or any Nanometrics Subsidiary is subject to any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority.

Section 3.10    Employee Benefit Plans.

(a)    All (1) written or otherwise enforceable employee benefit plans (as defined in Section 3(3) of ERISA), (2) bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity-based incentive, cash-based incentive, retention incentive, change in control payment, profit sharing, vacation, paid time off, cafeteria, fringe benefit, deferred compensation, supplemental termination pay, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements and (3) compensation Contracts containing rights to any compensatory payment, acceleration of vesting or other benefits upon a change of control of Nanometrics or the termination of the Worker in connection with a change in control of Nanometrics or containing rights to severance or retention payments beyond the payments, vesting or other benefits that are strictly required by applicable Law, in each of (1), (2) or (3) with respect to which Nanometrics or any Nanometrics Subsidiary has or could have any liability or that are maintained, contributed to or sponsored by Nanometrics, any Nanometrics Subsidiary or any Nanometrics ERISA Affiliate for the benefit of any Worker (or dependent or beneficiary thereof) of Nanometrics or any Nanometrics Subsidiary (collectively, the “Nanometrics Plans” and all Nanometrics Plans, excluding Nanometrics Plans not subject to U.S. Law, the “Nanometrics US Plans”) are listed (with respect to (1) and (2), only to the extent applying to more than one person or otherwise material) on Section 3.10(a) of the Nanometrics Disclosure Letter. Nanometrics has made available to Rudolph a true and complete copy of each such listed Nanometrics Plan and has made available to Rudolph a true and complete copy of (i) each trust or other funding arrangement, (ii) each most recent summary plan description and summary of material modifications, (iii) all annual reports on IRS Form 5500 (or other material Governmental Authority filing made in respect of any Nanometrics Plan that is not a Nanometrics US Plan) filed within the past three years, (iv) the most recently received IRS or other Governmental Authority determination or opinion letter for each such Nanometrics Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Nanometrics Plan.

(b)    None of the Nanometrics Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code. In addition, none of Nanometrics, a Nanometrics Subsidiary or any Nanometrics ERISA Affiliate sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(c)    Each Nanometrics Plan is and has been established and operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Nanometrics, threatened with respect to any Nanometrics Plan (other than routine claims for benefits in the ordinary course of business) that, would result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. No administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other Governmental Authority is in progress or, to the knowledge of Nanometrics, pending or threatened, with respect to any Nanometrics Plan that would be, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(d)    Each Nanometrics US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such Nanometrics US Plan for which determination letters are currently available that such Nanometrics US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. Each trust established in connection with any Nanometrics US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. To the knowledge of Nanometrics, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such Nanometrics US Plan or the exempt status of any such trust.

(e)    Except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Nanometrics US Plan. Except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, neither Nanometrics nor any Nanometrics ERISA Affiliate has any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (2) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of Nanometrics, no fact or event exists that could give rise to any such liability.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (1) result in any compensatory payment or benefit (including severance, golden parachute, tax gross-up or otherwise) becoming due to any current or former employee, officer, director or individual independent contractor (each, a “Worker”) of Nanometrics or any Nanometrics Subsidiary, (2) materially increase any benefits otherwise payable under any Nanometrics Plan, (3) result in any acceleration of the time of any payment or vesting of any compensatory payment or benefits to any Worker of Nanometrics or any Nanometrics Subsidiary, or (4) result in any “excess parachute payment” (within the meaning of Section 280G of the Code and whether or not such payment is considered to be reasonable compensation for service rendered) becoming due to any Worker of Nanometrics or any Nanometrics Subsidiary. Neither Nanometrics nor any Nanometrics Subsidiary has promised or provided any Tax gross ups or indemnifications, whether under Sections 409A or 4999 of the Code or otherwise.

(g)    Each Nanometrics US Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been maintained and operated in material documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(h)    With respect to any Nanometrics US Plan that is an employee welfare benefit plan, (i) each such Nanometrics US Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code, the Affordable Care Act, and any applicable similar state or local Law except as would not result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole and (ii) no such Nanometrics US Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries) or coverage through the end of the calendar month in which a termination of employment occurs, (B) where the benefit is required by Section 4980B of the Code or any similar state law (together, “COBRA”) or (C) pursuant to an applicable employment agreement or severance agreement, plan or policy requiring Nanometrics or a Nanometrics Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination for a period no greater than the severance period (or, if shorter, the period under which COBRA coverage is provided).

(i)     Neither Nanometrics nor any Nanometrics Subsidiary has ever maintained, established, sponsored, participated in or contributed to any Nanometrics International Plan as to which such entity has any actual or contingent liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

Section 3.11    Labor and Employment Matters.

(a)    Neither Nanometrics nor any Nanometrics Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, trade union, labor organization or works council, and, as of the date hereof, no such agreement is presently being negotiated. None of the employees of Nanometrics or any Nanometrics Subsidiary is represented by any labor union, trade union, works council, or other labor organization with respect to their employment with Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, and except as would not result in, individually or in the aggregate, a Nanometrics Material Adverse Effect, there has not been at any time since January 1, 2017 any union or other labor organizing activities concerning any employees of Nanometrics or any Nanometrics Subsidiary. Except as would not result in, individually or in the aggregate, a Nanometrics Material Adverse Effect, there are no current and, to the knowledge of Nanometrics, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, by Workers of Nanometrics or any Nanometrics Subsidiary since January 1, 2017.

(b)    Nanometrics and the Nanometrics Subsidiaries are and since January 1, 2017 have been in compliance in all material respects with all U.S. federal, state, and local, and all foreign, Laws respecting employment and employment practices, terms and conditions of employment, immigration, workers’ compensation, long-term disability, occupational safety, plant closings, compensation and benefits, classification of Workers, and wages and hours (“Employment Practices”). To the knowledge of Nanometrics, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of Nanometrics or any Nanometrics Subsidiary and (y) no material complaints relating to Employment Practices of Nanometrics or any Nanometrics Subsidiary have been, since January 1, 2017, filed with any Governmental Authority. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Nanometrics, threatened with respect to any individual service providing agreements or Employment Practices that would result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole. To the knowledge of Nanometrics, and except as would not result in, individually or in the aggregate, a Nanometrics Material Adverse Effect, Nanometrics and the Nanometrics Subsidiaries are not engaged, and since January 1, 2017 have not been engaged, in any unfair labor practice (as defined under the National Labor Relations Act).

(c)    Neither Nanometrics nor any Nanometrics Subsidiary is delinquent in payments to any of its Workers for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Workers, except for such delinquent payments, individually or in the aggregate, which would not reasonably be expected to result in liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(d)    To the knowledge of Nanometrics, except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, no Worker is in violation of any term of any employment or service Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Worker to be employed or retained by Nanometrics or any Nanometrics Subsidiary by which the individual is employed or engaged because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(e)    Except as would have, individually or in the aggregate, a Nanometrics Material Adverse Effect, Nanometrics and each Nanometrics Subsidiary is and has, since January 1, 2017, been in material compliance with the Worker Adjustment and Retraining Notification Act (the “WARN Act”) (29 U.S.C. §2101) and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

Section 3.12    Information Supplied. The information supplied by Nanometrics and Merger Sub for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the stockholders of Nanometrics and the stockholders of Rudolph, and at the time of the Nanometrics Special Meeting and the Rudolph Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, Nanometrics and Merger Sub make no representation or warranty with respect to any information supplied by Rudolph or any of its Representatives for inclusion in any of the foregoing documents. The information supplied by Nanometrics for inclusion in the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 3.13    Property and Leases.

(a)    Nanometrics or one of the Nanometrics Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by Nanometrics or Nanometrics Subsidiaries on the 2018 Nanometrics Balance Sheet that are, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Encumbrances other than Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by Nanometrics and Nanometrics Subsidiaries are usable in the ordinary course of business.

(b)    Section 3.13(b) of the Nanometrics Disclosure Letter sets forth a complete and accurate list of all real property owned by Nanometrics or any of the Nanometrics Subsidiaries (“Nanometrics Owned Real Property”). None of the Nanometrics Owned Real Property is subject to any leases, tenancies or occupancies other than that of Nanometrics or Nanometrics Subsidiaries. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Nanometrics Owned Real Property are reasonably adequate and suitable for the purpose of conducting Nanometrics’s business as presently conducted.

(c)    Section 3.13(c)(1) of the Nanometrics Disclosure Letter sets forth a complete and accurate list of all material leases of real property to which Nanometrics or any Nanometrics Subsidiary is a party, as lessee (“Nanometrics Real Property Leases”). Section 3.13(c)(2) of the Nanometrics Disclosure Letter sets forth a complete and accurate list of all subleases with respect to the Nanometrics Real Property Leases. Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, all of the fixtures and other improvements located on the premises subject to the Nanometrics Real Property Leases are reasonably adequate and suitable for the purpose of conducting Nanometrics’s business as presently conducted.

Section 3.14    Intellectual Property.

(a)    A true and correct list of Nanometrics Registered Intellectual Property has been provided to Rudolph by Nanometrics prior to the date hereof.

(b)    To the knowledge of Nanometrics, all of the Nanometrics Owned Intellectual Property, including each item of Nanometrics Registered Intellectual Property, is wholly and exclusively owned by Nanometrics or a Nanometrics Subsidiary free and clear of all Liens (other than (1) Liens that are not material, individually or in the aggregate, to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, (2) Nanometrics Outbound License Agreements and (3) Nanometrics Immaterial Trademark Licenses).

(c)    To the knowledge of Nanometrics, Nanometrics or a Nanometrics Subsidiary owns or otherwise has a valid right to use the Intellectual Property, software, and Source Code embedded within, or practiced by, the Nanometrics Products. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 3.14(e) below.

(d)    To the knowledge of Nanometrics, neither Nanometrics nor any of the Nanometrics Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials), where such breaches would reasonably be expected to result in liability to Nanometrics and the Nanometrics Subsidiaries, or have an adverse effect on the operation of the business of Nanometrics and the Nanometrics Subsidiaries, that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(e)    To the knowledge of Nanometrics, and except as would not, individually or in the aggregate, be expected to result in a Nanometrics Material Adverse Effect, the operation by Nanometrics and the Nanometrics

Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Nanometrics Products does not (1) infringe, violate or misappropriate the Intellectual Property rights of any person, or (2) constitute unfair competition or trade practices under applicable Laws. Neither Nanometrics nor any Nanometrics Subsidiary has received any written notice from any person within the past three years (x) claiming that such operation or any Nanometrics Product (A) infringes, violates or misappropriates the Intellectual Property rights of any Person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) claiming that a license to Intellectual Property is required in connection with operation by Nanometrics and the Nanometrics Subsidiaries of their business or in connection with any Nanometrics Product where such claims would, individually or in the aggregate, reasonably be expected to result in a Nanometrics Material Adverse Effect.

(f)    Each material item of Nanometrics Registered Intellectual Property (other than applications for Nanometrics Registered Intellectual Property) is (1) to the knowledge of Nanometrics, valid and (2) subsisting.

(g)    Neither Nanometrics nor any Nanometrics Subsidiary has, to the knowledge of Nanometrics, received any written notice within the past three years directed to Nanometrics or any Nanometrics Subsidiary challenging the legality, validity, enforceability or ownership (excluding, for the avoidance of doubt, office actions issued by Governmental Authorities with respect to Registered Intellectual Property applications) (“Dispute”) of any Nanometrics Owned Intellectual Property and/or any Intellectual Property or software material to, practiced by, embodied in or incorporated within any material Nanometrics Product. To the knowledge of Nanometrics, no Dispute has been threatened in writing within the past three years with respect to any Nanometrics Owned Intellectual Property. Since January 1, 2016, neither Nanometrics nor any Nanometrics Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(h)    To the knowledge of Nanometrics, none of Nanometrics or any Nanometrics Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 3.14(h) of the Nanometrics Disclosure Letter), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Source Code owned by Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Nanometrics, any Nanometrics Subsidiary or any escrow agent or other Third Party to any Third Party of any Source Code owned by Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, neither the execution of this Agreement nor the consummation of the Merger or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Nanometrics-owned Source Code from escrow.

(i)    Nanometrics and each Nanometrics Subsidiary has taken commercially reasonable measures to protect Nanometrics’s or such Nanometrics Subsidiary’s rights in the Trade Secrets owned by Nanometrics or such Nanometrics Subsidiary, and for any Trade Secrets owned by any other Person that have been provided to Nanometrics or such Nanometrics Subsidiary under Contract, and to the knowledge of Nanometrics, Nanometrics and such Nanometrics Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. Nanometrics and each Nanometrics Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of Nanometrics and each Nanometrics Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Nanometrics or such Nanometrics Subsidiary.

(j)    To the knowledge of Nanometrics, none of the Nanometrics Owned Intellectual Property covering or embodied in Nanometrics Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Nanometrics Owned Intellectual Property that covers or is embodied in Nanometrics Products. There is no obligation to any Governmental Authority, university, educational institution, government research center, or similar Person which restricts the transfer of any Nanometrics Owned Intellectual Property, requires the repayment of funds, or involves the payment of a royalty, in each case, that would reasonably be expected to be material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(k)    To the knowledge of Nanometrics and except as disclosed to Rudolph prior to the date of this Agreement, neither Nanometrics nor any Nanometrics Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate Nanometrics or any Nanometrics Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Nanometrics Owned Intellectual Property that is, individually or in the aggregate, material to the business of Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(l)    To the knowledge of Nanometrics, neither the execution of this Agreement, nor the consummation of the Merger or any of the Transactions, will, under any Contract to which Nanometrics or any Nanometrics Subsidiary is bound, result in Rudolph, Merger Subs, the Surviving Corporation, Nanometrics or any Nanometrics Subsidiary, being (1) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to material Intellectual Property, which Nanometrics or any Nanometrics Subsidiary was not bound by or subject to prior to the Closing, or (2) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Nanometrics or any Nanometrics Subsidiary prior to the Closing.

Section 3.15    Taxes.

(a)    Each of Nanometrics and the Nanometrics Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws and all such Tax Returns are correct and complete in all material respects. Nanometrics and the Nanometrics Subsidiaries have paid in a timely manner all Taxes that are required to be paid by them (whether or not shown on any Tax Return). There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any material assets of Nanometrics or any of the Nanometrics Subsidiaries.

(b)    Section 3.15(b) of the Nanometrics Disclosure Letter lists all Tax Returns that currently are the subject of audit. Nanometrics has made available to Rudolph (i) correct and complete copies of all material examination reports, revenue agent reports, information document requests, statements of deficiencies, settlement agreements, and any similar documents received by, assessed against, or agreed to by Nanometrics or any of the Nanometrics Subsidiaries since January 1, 2017 or relating to any outstanding examination or audit, (ii) correct and complete copies of all private letter rulings or closing agreements received by or agreed to by Nanometrics or any of the Nanometrics Subsidiaries since January 1, 2017, and (iii) correct and complete copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Nanometrics or any of the Nanometrics Subsidiaries that remain in effect. Neither Nanometrics nor any of the Nanometrics Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not yet expired or executed. No written claim has been made since January 1, 2017 by an authority in a jurisdiction where Nanometrics or any Nanometrics Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction. No material deficiencies for Taxes with respect to Nanometrics have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Nanometrics or any Nanometrics Subsidiary.

(c)    Neither Nanometrics nor any of the Nanometrics Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d)    None of Nanometrics or any of the Nanometrics Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)    Other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, neither Nanometrics nor any Nanometrics Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement, or has any liability for Taxes of another Person (other than Nanometrics or a Nanometrics Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole.

(f)    Neither Nanometrics nor any Nanometrics Subsidiary has engaged in any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or “listed transaction” as defined in Treasury Regulations Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(g)    Nanometrics and each of its Subsidiaries have withheld and remitted to the appropriate taxing authority all material Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    Neither Nanometrics nor any of the Nanometrics Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.16    Environmental Matters. Except for matters that would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect:

(a)    Nanometrics and each Nanometrics Subsidiary is, and has at all times, since January 1, 2017, been, in compliance with all applicable Environmental Laws.

(b)    To the knowledge of Nanometrics, none of the properties owned, leased or operated by Nanometrics or any Nanometrics Subsidiary (including soils, surface water, and groundwater) are contaminated with any Hazardous Substance in a manner, quantity, or condition that would require remedial action or result in liability under any Environmental Law.

(c)    Neither Nanometrics nor any Nanometrics Subsidiary has received any written notice, letter or request for information stating that it is or may be liable under any Contract, or pursuant to any Environmental Law, for any release of Hazardous Substances.

(d)    Nanometrics and each Nanometrics Subsidiary possesses and is in compliance with all permits, licenses and other authorizations required under any Environmental Law (“Environmental Permits”) and (1) Nanometrics’s and each Nanometrics Subsidiary’s operations are in compliance with applicable Environmental Permits, (2) all such Environmental Permits are in full force and effect, (3) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of Nanometrics, threatened and (4) no suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement.

(e)    Except for Contracts entered into in the ordinary course of business, to the knowledge of Nanometrics, neither Nanometrics nor any Nanometrics Subsidiary has entered into any agreement (other than Nanometrics Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. No Action arising under or pursuant to Environmental Laws is pending, or to the knowledge of Nanometrics, threatened against Nanometrics or any Nanometrics Subsidiary. To the knowledge of Nanometrics, no condition exists on any property currently owned or operated by Nanometrics or any Nanometrics Subsidiary that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws. Neither Nanometrics or any Nanometrics Subsidiary is a party to or bound by any court order, administrative order, consent order, or other agreement with any Governmental Authority regarding any legal obligation or liability arising under any Environmental Law.

Section 3.17    Material Contracts.

(a)    Section 3.17(a) of the Nanometrics Disclosure Letter lists the following respective Contracts (other than Nanometrics Plans) in effect as of the date hereof (together with all amendments and supplements) to which Nanometrics or any Nanometrics Subsidiary is a party, or by which any property or asset of Nanometrics or any Nanometrics Subsidiary is bound or affected (collectively being, the “Nanometrics Material Contracts”):

(1)    all revenue-generating Contracts, other than purchase orders issued in the ordinary course of business, that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest customers of Nanometrics or the Nanometrics Subsidiaries (determined on the basis of revenues received by Nanometrics and the Nanometrics Subsidiaries, taken as a whole, in the fiscal year ended December 31, 2018);

(2)    any distributor, sales, reseller, joint marketing, or joint development Contract that is material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(3)    all Contracts that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest suppliers to Nanometrics and the Nanometrics Subsidiaries, taken as a whole (determined on the basis of amounts paid by Nanometrics or any of its Subsidiaries in the fiscal year ended December 31, 2018), indicating each such supplier that is a sole-source supplier to Nanometrics or any Nanometrics Subsidiary;

(4)    all Contracts involving the payment of royalties by Nanometrics, Merger Sub or any other Nanometrics Subsidiary to a third party (not including intercompany payments) where such payments are expected to exceed $100,000 in the 12-month period following the date hereof;

(5)    other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(6)    all Contracts that (A) limit or purport to limit the right of Nanometrics or any Nanometrics Subsidiary to compete with any Person, in any geographic area or during any period of time, (B) subject Nanometrics or any Nanometrics Subsidiary to any “most-favored nation” or other similar limitations on future product pricing, (C) provide for the grant by Nanometrics or any Nanometrics Subsidiary of any exclusive right or (D) otherwise restrict in a material respect Nanometrics or any Nanometrics Subsidiary from engaging or competing in any material line of business, in any location;

(7)    other than sales of products or services in the ordinary course, any Contract relating to the disposition or acquisition by Nanometrics or any Nanometrics Subsidiary of a business or product line or equity ownership interests for consideration that contain ongoing obligations that, individually or in the aggregate, are material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(8)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to Indebtedness, other than (A) accounts receivables and payables and (B) loans to or guarantees for direct or indirect wholly owned Nanometrics Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(9)    each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with Nanometrics’s next periodic report under the Exchange Act;

(10)    other than leases of real property, all Contracts providing for (A) material indemnification obligations (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Nanometrics Outbound License Agreements);

(11)    all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(12)    all Contracts with any Governmental Authority or Contracts that, to the knowledge of Nanometrics, are subcontracts under any Contract with any Governmental Authority (other than ordinary course customer Contracts or Contracts pursuant to which the counterparty does not have any rights to Nanometrics Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer);

(13)    all Contracts to which Nanometrics or any Nanometrics Subsidiary is a party (other than Nanometrics Outbound License Agreements, intercompany agreements, Nanometrics Immaterial Trademark Licenses and confidentiality agreements that do not separately license any Intellectual Property but allow disclosure and use of confidential information and other Contracts that are not material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole) pursuant to which (A) any person is authorized to use or is granted any right in or to any material Nanometrics Owned Intellectual Property or (B) to the knowledge of Nanometrics, Nanometrics or any Nanometrics Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of Nanometrics or any Nanometrics Subsidiary to enforce any material Intellectual Property rights;

(14)    all Contracts (excluding licenses for Open Source Materials and commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which Nanometrics or any Nanometrics Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any Patents) with respect to any Intellectual Property of a Third Party, which Contract is material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole;

(15)    all Nanometrics Real Property Leases; and

(16)    all Contracts entered into in the last five years in connection with the settlement or other resolution of any Action that has any material continuing obligation, liability or restriction on the part of Nanometrics or the Nanometrics Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, (1) each Nanometrics Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (2) Nanometrics or the Nanometrics Subsidiary, as applicable, is not in default under any Nanometrics Material Contract, has not committed or failed to perform any material act that, with or without notice, lapse of time, or both, would constitute a default under the Nanometrics Material Contract, (3) to the knowledge of Nanometrics, no other party is in breach or violation of, or default under, any Nanometrics Material Contract and (4) as of the date hereof, neither Nanometrics nor any Nanometrics Subsidiary has received written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Nanometrics Material Contract. Nanometrics has made available to Rudolph true and complete copies of all Nanometrics Material Contracts, including any material amendments and supplements thereto.

Section 3.18    Nasdaq. Nanometrics is in material compliance with the applicable criteria for continued listing of the shares of Nanometrics Common Stock on Nasdaq, including all applicable corporate governance rules and regulations.

Section 3.19    Insurance.

(a)    Nanometrics and each Nanometrics Subsidiary are, and since January 1, 2017 have been, insured against such losses and risks and in such amounts as are customary in and reasonable for the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

(b)    Except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect, with respect to each such insurance policy: (1) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (2) neither Nanometrics nor any Nanometrics Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both) and (3) to the knowledge of Nanometrics, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)    Other than with respect to any Nanometrics Plans set forth in Section 3.10(a) of the Nanometrics Disclosure Letter pursuant to which benefits are provided through insurance contracts, since January 1, 2017, neither Nanometrics nor any Nanometrics Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Nanometrics Material Adverse Effect.

Section 3.20    Brokers and Expenses. No agent, broker, finder or investment banker other than Barclays Capital Inc. (the “Nanometrics Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission payable by Nanometrics, Merger Sub or any other Nanometrics Subsidiary in connection with the Transactions based upon arrangements made by, or on behalf of, Nanometrics, Merger Sub or any other Nanometrics Subsidiary.

Section 3.21    Takeover Statutes. The board of directors of Nanometrics has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other Takeover Statute or any anti-takeover provision in Nanometrics’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger, and the Transactions. Without limitation of the foregoing, assuming the accuracy of Rudolph’s representation and warranty set forth in Section 4.26, the Nanometrics Board of Directors has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of any of this Agreement or any of the Transactions.

Section 3.22    Certain Business Practices.

(a)    Since January 1, 2017, neither Nanometrics, any Nanometrics Subsidiary nor to the knowledge of Nanometrics, any director, officer, employee or agent of Nanometrics or any Nanometrics Subsidiary acting on behalf of Nanometrics or any Nanometrics Subsidiary has (1) used any Nanometrics funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (2) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the FCPA or any comparable Law.

(b)    Since January 1, 2017, Nanometrics and each Nanometrics Subsidiary have conducted their import and export transactions in accordance in all material respects with applicable provisions of U.S. trade Laws, and other trade Laws of the countries where it conducts business. Without limiting the foregoing:

(1)    Nanometrics and each Nanometrics Subsidiary have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is, individually or in the aggregate, material to Nanometrics and the Nanometrics Subsidiaries, taken as a whole; and

(2)    Nanometrics and each Nanometrics Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

Section 3.23    Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing Contracts, transactions, Indebtedness or other arrangements between Nanometrics or any Nanometrics Subsidiary, on the one hand, and any of the directors, officers or other affiliates of Nanometrics and the Nanometrics Subsidiaries, on the other hand.

Section 3.24    Vote Required. Assuming the accuracy of Rudolph’s representations and warranties set forth in Section 4.26, the Nanometrics Stockholder Approval is the only vote of the holders of any class or series of Nanometrics’s capital stock necessary to approve the issuance of shares of Nanometrics Common Stock contemplated by this Agreement or adopt the Amended and Restated Nanometrics Charter.

Section 3.25    Opinion of Financial Advisor. The Nanometrics Board of Directors has received an opinion from the Nanometrics Financial Advisor addressed to the Nanometrics Board of Directors to the effect that, as of the date thereof and based upon and subject to the limitations, qualifications and assumptions set forth therein, from a financial point of view, the Exchange Ratio is fair to Nanometrics. Nanometrics will make available to Rudolph a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 3.26    Merger Sub. Merger Sub was formed for the purpose of engaging in the Merger. All of Merger Sub’s outstanding stock is owned directly by Nanometrics and Merger Sub has outstanding no rights or obligations pursuant to which any Person may acquire any of its stock. Except for obligations or liabilities incurred in connection with its incorporation or organization, its entry into this Agreement or the consummation of the Merger, Merger Sub has not incurred any obligations or liabilities, engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements.

Section 3.27    Ownership of Rudolph Common Stock. Neither Nanometrics, Merger Sub, nor any entity controlled, directly or indirectly, by Nanometrics (other than any Nanometrics Plans) beneficially owns any shares of Rudolph Common Stock or is an “interested stockholder” (as such term is defined in the DGCL) of Rudolph.

Section 3.28    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Nanometrics nor any other Person on behalf of Nanometrics makes any express or implied representation or warranty with respect to Nanometrics or with respect to any other information provided to Rudolph in connection with the transactions contemplated hereby.

Section 3.29    Disclaimer of Other Representations and Warranties. Each of Nanometrics and Merger Sub acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) Rudolph is not making and has not made any representations or warranties relating to itself or its business or otherwise in connection with the Transactions, including the Merger, and none of Nanometrics, Merger Sub or their respective Representatives is relying on any representation or warranty of Rudolph except for those expressly set forth in this Agreement, (b) no Person has been authorized by Rudolph to make any representation or warranty relating to Rudolph or its business, and if made, such representation or warranty must not be relied upon by Nanometrics or Merger Sub as having been authorized by Rudolph and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Nanometrics, Merger Sub or any of their representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF RUDOLPH

Except as disclosed in (a) the Rudolph SEC Reports filed on or after January 1, 2017 and prior to the date of this Agreement (including exhibits and other information incorporated by reference therein, but excluding any amendment thereto made after the date of this Agreement or any forward looking disclosures set forth in any “risk factors” section, any disclosures in any “forward looking statements” section and any other disclosures included therein to the extent they are predictive or forward-looking in nature); provided that the exception set forth in this clause (a) will not apply to the representations set forth in Section 4.3 or (b) with respect to each section and subsection within this Article IV, the corresponding section or subsection of the disclosure letter delivered by Rudolph to Nanometrics immediately prior to the execution of this Agreement (the “Rudolph Disclosure Letter”) (disclosure of any item in any section or subsection of the Rudolph Disclosure Letter being deemed disclosure with respect to any other Section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure), Rudolph represents and warrants to Nanometrics and Merger Sub as set forth below.

Section 4.1    Organization, Power and Subsidiaries.

(a)    Rudolph is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and has the requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as it is now being conducted. Rudolph is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

(b)    Section 4.1(b) of the Rudolph Disclosure Letter contains a complete and accurate list of the name and jurisdiction of organization of each subsidiary of Rudolph (each a “Rudolph Subsidiary”) as of the date of this Agreement. Each Rudolph Subsidiary is a direct, or indirect, wholly owned subsidiary of Rudolph. Each Rudolph Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or similar power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except when the failure to be so duly organized, validly existing, in good standing or have such power and authority would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

Section 4.2    Certificate of Incorporation and Bylaws. Rudolph has made available to Nanometrics a complete and correct copy of the certificate of incorporation and the bylaws or equivalent organizational documents of Rudolph and each Rudolph Subsidiary, each as amended to date. Such certificate of incorporation, bylaws or equivalent organizational documents are in full force and effect. Neither Rudolph nor any Rudolph Subsidiary is in material violation of any of the provisions of its certificate of incorporation, bylaws or equivalent organizational documents.

Section 4.3    Capitalization.

(a)    The authorized capital stock of Rudolph consists of 100,000,000 shares of Rudolph Common Stock and 5,000,000 shares of preferred stock, par value $0.001 per share (“Rudolph Preferred Stock”). All outstanding shares of Rudolph Common Stock are validly issued, fully paid and nonassessable and are issued free of any preemptive rights. All shares of Rudolph Common Stock subject to issuance upon the exercise, vesting or conversion of any convertible security will, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, be duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights.

(b)    As of the close of business on June 20, 2019:

(1)    31,989,002 shares of Rudolph Common Stock were issued and outstanding;

(2)    no shares of Rudolph Common Stock were held by any Rudolph Subsidiary;

(3)    no shares of Rudolph Common Stock were held in the treasury of Rudolph;

(4)    46,500 shares of Rudolph Common Stock were subject to outstanding Rudolph Stock Options, all of which were vested;

(5)    827,112 shares of Rudolph Common Stock were subject to outstanding Rudolph RSU Awards; and

(6)    no shares of Rudolph Preferred Stock were issued or outstanding.

(c)    Except pursuant to the Rudolph ESPP with respect to participation elections, for changes since the date specified in Section 4.3(b) resulting from the exercise or vesting of Rudolph Equity Awards outstanding on such date, or actions taken after the date of this Agreement in compliance with Section 5.2, there are no outstanding (1) options, warrants or other Contracts of Rudolph or any Rudolph Subsidiary relating to the issued or unissued capital stock of Rudolph or any Rudolph Subsidiary or obligating Rudolph or any Rudolph Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, Rudolph or any Rudolph Subsidiary (or any security or right convertible into or exchangeable or exercisable for any such shares or other equity interests), (2) shares of capital stock of, or other voting securities or ownership interests in, Rudolph or (3) restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of any capital stock or other voting securities (including any bonds, debentures, notes or other indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in Rudolph or any Rudolph Subsidiary (the items in clauses (1) through (3) being referred to collectively as the “Rudolph Securities”), other than as described in Section 4.3(b). There are no voting trusts or other Contracts to which Rudolph or any Rudolph Subsidiary is a party with respect to the voting of any capital stock of, or other equity interest in, Rudolph or any Rudolph Subsidiary. Section 4.3(c) of the Rudolph Disclosure Letter contains, as of June 20, 2019, a complete and correct list of each outstanding Rudolph Equity Award, including (A) the employee identification number of the holder of such Rudolph Equity Award, (B) the date of grant, (C) if applicable, the date of expiration, (D) the number of shares of Rudolph Common Stock subject to such award as of the date of this Agreement, (E) for each Rudolph Stock Option, the exercise price, (F) the vesting schedule (including any rights to acceleration of vesting) and any right to exercise unvested options and (G) the number of shares of Rudolph Common Stock subject to such award that are vested and unvested as of the date of this Agreement.

(d)    There are no outstanding contractual obligations of Rudolph or any Rudolph Subsidiary to repurchase, redeem or otherwise acquire any shares of Rudolph Common Stock or any other Rudolph Securities or any capital stock of any Rudolph Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Rudolph Subsidiary or any other Person that would, individually or in the aggregate, be material to Rudolph and the Rudolph Subsidiaries, taken as a whole. Each outstanding share of capital stock (or other equity interest) of each Rudolph Subsidiary is duly authorized, validly issued, fully paid and nonassessable and was issued free of any preemptive rights, and each such share (or other equity interest) is owned by Rudolph or another Rudolph Subsidiary free and clear of all Encumbrances or Contracts or other limitations on Rudolph’s or any Rudolph Subsidiary’s voting rights. None of the outstanding shares of Rudolph Common Stock or the outstanding shares of capital stock (or other equity interests) of any Rudolph Subsidiary have been issued in violation of any securities laws. There are no accrued and unpaid dividends or distributions with respect to any outstanding shares of capital stock (or other equity interests) of Rudolph or any Rudolph Subsidiary.

Section 4.4    Authority.

(a)    Rudolph has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to obtaining the Rudolph Stockholder Approval, to consummate the Transactions, including the Merger. Assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 3.27, the execution, delivery and performance of this Agreement by Rudolph and the consummation by Rudolph of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Rudolph are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, (1) receipt of the Rudolph Stockholder Approval and (2) the filing of the Certificate of Merger with the DSOS). This Agreement has been duly and validly executed and delivered by Rudolph and, assuming due authorization, execution and delivery by Nanometrics and Merger Sub, constitutes a legal, valid and binding obligation of Rudolph, enforceable against Rudolph in accordance with its terms, except that (x) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (y) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(b)    The Rudolph Board of Directors has unanimously adopted resolutions (1) determining that this Agreement and the Transactions, including the Merger, are fair to, and in the best interests of, Rudolph and its stockholders, (2) approving and declaring advisable this Agreement and the Transactions, in accordance with the requirements of the DGCL, (3) directing that this Agreement be submitted to the stockholders of Rudolph for adoption and (4) subject to Section 5.4, resolving to make the Rudolph Board Recommendation.

Section 4.5    No Conflicts; Required Filings and Consents.

(a)    The execution and delivery of this Agreement by Rudolph do not, and the performance of this Agreement by Rudolph will not, (1) conflict with or violate the certificate of incorporation or bylaws or equivalent organizational documents of Rudolph or any Rudolph Subsidiary, (2) assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 3.27 and that the Rudolph Stockholder Approval and all consents, approvals, authorizations and other actions described in Section 4.5(b) have been obtained and all filings and obligations described in Section 4.5(b) have been made, conflict with or violate any Law or Order applicable to Rudolph or any Rudolph Subsidiary or by which any property or asset of Rudolph or any Rudolph Subsidiary is bound or (3) subject to obtaining the consents listed in Section 4.5(a) of the Rudolph Disclosure Letter, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, constitute or be deemed an impermissible or void assignment (by operation of law or otherwise) by Rudolph or a Rudolph Subsidiary of, result in the acceleration of any obligation of Rudolph or a Rudolph Subsidiary or right of a Third Party, or result in the creation of an Encumbrance on any property or asset of Rudolph or any Rudolph Subsidiary pursuant to, any Rudolph Material Contract, except with respect to clauses (2) and (3) only, for any such conflicts or violations that, individually or in the aggregate, would not (A) have a Rudolph Material Adverse Effect or (B) reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions.

(b)     The execution and delivery of this Agreement by Rudolph do not, and the performance of this Agreement by Rudolph will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except for (1) any such consents, approvals, authorizations, permits, filings or notifications that are not, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, and would not reasonably be expected to prevent or delay beyond the Outside Date the consummation of the Transactions, (2) any filings as may be required under the rules and regulations of the New York Stock Exchange, (3) the filing of the Joint Proxy Statement and the Registration Statement with the SEC and the declaration of effectiveness of the Registration Statement, (4) applicable requirements, if any, of the Exchange Act and Blue Sky Laws, (5) premerger notification requirements of the HSR Act and similar requirements (including post-merger notification requirements) in foreign countries and other jurisdictions under applicable Antitrust Laws and (6) the filing of the Certificate of Merger with the DSOS.

Section 4.6    Permits; Compliance. Each of Rudolph and the Rudolph Subsidiaries is in possession of all franchises, licenses, permits, consents, approvals and Orders of any Governmental Authority necessary for it to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Rudolph Permits”), except for those, the absence of which would not have, individually or in the aggregate, a Rudolph Material Adverse Effect. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, no suspension or cancellation of any of the Rudolph Permits is pending or, to the knowledge of Rudolph, threatened in writing, and to the knowledge of Rudolph, there are no defaults under, violations of, or events giving rise to a right of termination, amendment or cancellation of any Rudolph Permits (with or without notice, the lapse of time or both). Except as would not, individually or in the aggregate, reasonably be expected to have a Rudolph Material Adverse Effect, neither Rudolph nor any Rudolph Subsidiary is, or has been since January 1, 2017, in conflict with, or in default, breach or violation of (1) any Law or Order applicable to Rudolph or any Rudolph Subsidiary or by which any property or asset of Rudolph or any Rudolph Subsidiary is bound or, to the knowledge of Rudolph, affected, or (2) any Rudolph Permit.

Section 4.7    SEC Filings; Financial Statements.

(a)    Rudolph has filed or furnished all forms, reports and other documents required to be filed or furnished by it with the SEC since January 1, 2017 (the “Rudolph SEC Reports”). Each Rudolph SEC Report (1) complied as to form in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as the case may be, and SOX and the applicable rules and regulations promulgated thereunder and (2) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain any untrue statement of a material fact, or omit to state a material fact, required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(b)    Each of the consolidated financial statements contained in the Rudolph SEC Reports and all related compilations, reviews and other reports issued by Rudolph’s accountants with respect thereto included in the Rudolph SEC Reports (1) complied as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (2) was prepared in accordance with GAAP applied on a consistent basis with Rudolph’s past practices throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) and (3) fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of Rudolph and its consolidated Rudolph Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited interim statements, to normal and recurring year-end adjustments).

(c)    Except as and to the extent set forth in the consolidated balance sheet of Rudolph and its consolidated Rudolph Subsidiaries as of December 31, 2018, including the notes thereto (the “2018 Rudolph Balance Sheet”), neither Rudolph nor any Rudolph Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be reflected on a consolidated balance sheet of Rudolph and its Subsidiaries or disclosed in the footnotes thereto except for (1) liabilities and obligations incurred in the ordinary course of business since the date of the 2018 Rudolph Balance Sheet, (2) executory obligations under any Contract to which Rudolph or any Rudolph Subsidiary is a party or is bound (that do not arise from a breach of such Contract), (3) liabilities and obligations incurred in connection with the preparation and negotiation of this Agreement or pursuant to this Agreement or in connection with the Transactions and (4) liabilities and obligations that, individually and in the aggregate, have not had, and would not reasonably be expected to have, a Rudolph Material Adverse Effect. Except as required by GAAP, Rudolph has not, between January 1, 2018 and the date of this Agreement, made or adopted any material change in its accounting methods, practices or policies in effect on January 1, 2018.

(d)    Since January 1, 2017, each of the principal executive officer of Rudolph and the principal financial officer of Rudolph (and each former principal executive officer of Rudolph and each former principal financial officer of Rudolph, as applicable) has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the Rudolph SEC Reports, and since the January 1, 2017, neither Rudolph nor any of its executive officers has received written notice from any Governmental Authority challenging or questioning the accuracy, completeness, form or manner of filing such certifications. For purposes of this Section 4.7(d), “principal executive officer” and “principal financial officer” have the meanings given to such terms in SOX. Neither Rudolph nor any of the Rudolph Subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of SOX. Rudolph is in compliance in all material respects with SOX.

(e)    Rudolph maintains a system of internal controls over financial reporting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (1) transactions are executed in accordance with management’s general or specific authorizations, (2) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (3) access to assets that could have a material effect on Rudolph’s financial statements is permitted only in accordance with management’s general or specific authorization and (4) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Rudolph nor, to the knowledge of Rudolph, any of its officers or employees identified or is aware of (i) any significant deficiencies or material weaknesses in the design or operation of Rudolph’s internal control over financial reporting that would reasonably be expected to adversely affect Rudolph’s ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Rudolph’s internal control over financial reporting.

(f)    Rudolph has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by Rudolph in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(g)    As of the date hereof, there are no outstanding unresolved comments with respect to Rudolph or the Rudolph SEC Reports noted in comment letters or, to the knowledge of Rudolph, other correspondence received by Rudolph or its attorneys from the SEC, and to the knowledge of Rudolph, there are no pending (1) formal or informal investigations of Rudolph by the SEC or (2) inspection of an audit of Rudolph’s financial statements by the Public Company Accounting Oversight Board.

(h)    Rudolph has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K of the SEC, for senior financial officers, applicable to its principal financial officer, comptroller or principal accounting officer, or persons performing similar functions. Rudolph has promptly disclosed any change in or waiver of Rudolph’s code of ethics with respect to any such persons, as required by Section 406(b) of SOX.

Section 4.8    Absence of Certain Changes or Events. Since the date of the 2018 Rudolph Balance Sheet through the date hereof, except as contemplated or permitted by this Agreement, Rudolph and the Rudolph Subsidiaries have conducted their businesses, in all material respects, in the ordinary course and in a manner consistent with past practice. Since the date of the 2018 Rudolph Balance Sheet through the date hereof, (a) there has not been any event, condition, circumstance, development, change or effect having, individually or in the aggregate, a Rudolph Material Adverse Effect and (b) none of Rudolph or any of the Rudolph Subsidiaries has taken any action, or authorized, committed or agreed to take any action, that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.2.

Section 4.9    Absence of Litigation. Except for matters that are not and would not be reasonably expected to be, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, as of the date hereof, there is (a) no Action pending and (b) (1) to the knowledge of Rudolph, no inquiry, audit or investigation by any Governmental Authority pending, (2) no Action threatened in writing against Rudolph or any Rudolph Subsidiary, or any property or asset of Rudolph or any Rudolph Subsidiary and (3) neither Rudolph nor any Rudolph Subsidiary nor any property or asset of Rudolph or any Rudolph Subsidiary is subject to any continuing Order, settlement agreement or similar written agreement with any Governmental Authority, or any Order, determination or award of any Governmental Authority.

Section 4.10    Employee Benefit Plans.

(a)    All (1) written or otherwise enforceable employee benefit plans (as defined in Section 3(3) of ERISA), (2) bonus, stock option, stock purchase, restricted stock, restricted stock unit, equity-based incentive, cash-based incentive, retention incentive, change in control payment, profit sharing, vacation, paid time off, cafeteria, fringe benefit, deferred compensation, supplemental termination pay, retiree medical or life insurance, supplemental retirement, severance or other compensation or benefit plans, programs or arrangements and (3) compensation Contracts containing rights to any compensatory payment, acceleration of vesting or other benefits upon a change of control of Rudolph or the termination of the Worker in connection with a change in control of Rudolph or containing rights to severance or retention payments beyond the payments, vesting or other benefits that are strictly required by applicable Law, in each of (1), (2) or (3) with respect to which Rudolph or any Rudolph Subsidiary has or could have any liability or that are maintained, contributed to or sponsored by Rudolph, any Rudolph Subsidiary or any Rudolph ERISA Affiliate for the benefit of any Worker (or dependent or beneficiary thereof) of Rudolph or any Rudolph Subsidiary (collectively, the “Rudolph Plans” and all Rudolph Plans, excluding Rudolph Plans not subject to U.S. Law, the “Rudolph US Plans”) are listed (with respect to (1) and (2), only to the extent applying to more than one person or otherwise material) on Section 4.10(a) of the Rudolph Disclosure Letter. Rudolph has made available to Nanometrics a true and complete copy of each such listed Rudolph Plan and has made available to Nanometrics a true and complete copy of (i) each trust or other funding arrangement, (ii) each most recent summary plan description and summary of material modifications, (iii) all annual reports on IRS Form 5500 (or other material Governmental Authority filing made in respect of any Rudolph Plan that is not a Rudolph US Plan) filed within the past three years, (iv) the most recently received IRS or other Governmental Authority determination or opinion letter for each such Rudolph Plan and (v) the most recently prepared actuarial report and financial statement in connection with each such Rudolph Plan.

(b)    None of the Rudolph Plans is a Multiemployer Plan, a Multiple Employer Plan, a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA), a plan that is subject to Title IV of ERISA or Section 412 of the Code, or a “funded welfare plan” within the meaning of Section 419 of the Code. In addition, none of Rudolph, a Rudolph Subsidiary or any Rudolph ERISA Affiliate sponsors, maintains, or contributes to, or has, within the past six (6) years, sponsored, maintained or contributed to, a Multiemployer Plan or other pension plan subject to Title IV of ERISA or Section 412 of the Code.

(c)    Each Rudolph Plan is and has been established and operated in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Rudolph, threatened with respect to any Rudolph Plan (other than routine claims for benefits in the ordinary course of business) that, would result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole. No administrative investigation, audit or other administrative proceeding by the U.S. Department of Labor, the IRS or other Governmental Authority is in progress or, to the knowledge of Rudolph, pending or threatened, with respect to any Rudolph Plan that would be, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(d)    Each Rudolph US Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has timely received a favorable determination letter from the IRS covering all of the provisions applicable to such Rudolph US Plan for which determination letters are currently available that such Rudolph US Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. Each trust established in connection with any Rudolph US Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion or advisory letter for a prototype or volume submitter plan. To the knowledge of Rudolph, no fact or event has occurred since the date of such determination letter or letters from the IRS, if applicable, that could be expected to adversely affect the qualified status of any such Rudolph US Plan or the exempt status of any such trust.

(e)    Except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) with respect to any Rudolph US Plan. Except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole, neither Rudolph nor any Rudolph ERISA Affiliate has any liability under, arising out of or by operation of Title IV of ERISA, including any liability in connection with (1) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA or (2) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of Rudolph, no fact or event exists that could give rise to any such liability.

(f)    Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone or in conjunction with any other event, such as termination of employment) will (1) result in any compensatory payment or benefit (including severance, golden parachute, tax gross-up or otherwise) becoming due to any Worker of Rudolph or any Rudolph Subsidiary, (2) materially increase any benefits otherwise payable under any Rudolph Plan, (3) result in any acceleration of the time of any payment or vesting of any compensatory payment or benefits to any Worker of Rudolph or any Rudolph Subsidiary, or (4) result in any “excess parachute payment” (within the meaning of Section 280G of the Code and whether or not such payment is considered to be reasonable compensation for service rendered) becoming due to any Worker of Rudolph or any Rudolph Subsidiary. Neither Rudolph nor any Rudolph Subsidiary has promised or provided any Tax gross ups or indemnifications, whether under Sections 409A or 4999 of the Code or otherwise.

(g)    Each Rudolph US Plan that constitutes a nonqualified deferred compensation plan (within the meaning of Section 409A of the Code) has been maintained and operated in material documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(h)    With respect to any Rudolph US Plan that is an employee welfare benefit plan, (i) each such Rudolph US Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) materially complies with the applicable requirements of Section 4980B(f) of the Code, the Affordable Care Act, and any applicable similar state or local Law except as would not result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole and (ii) no such Rudolph US Plan provides benefits to, or on behalf of, any former employee after the termination of employment except (A) where the full cost of such benefit is borne entirely by the former employee (or such former employee’s eligible dependents or beneficiaries) or coverage through the end of the calendar month in which a termination of employment occurs, (B) where the benefit is required by COBRA or (C) pursuant to an applicable employment agreement or severance agreement, plan or policy requiring Rudolph or a Rudolph Subsidiary to pay or subsidize COBRA premiums for a terminated employee following the employee’s termination for a period no greater than the severance period (or, if shorter, the period under which COBRA coverage is provided).

(i)     Neither Rudolph nor any Rudolph Subsidiary has ever maintained, established, sponsored, participated in or contributed to any Rudolph International Plan as to which such entity has any actual or contingent liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

Section 4.11    Labor and Employment Matters.

(a)    Neither Rudolph nor any Rudolph Subsidiary is a party to any collective bargaining agreement or similar labor union agreement with any labor union, trade union, labor organization or works council, and, as of the date hereof, no such agreement is presently being negotiated. None of the employees of Rudolph or any Rudolph Subsidiary is represented by any labor union, trade union, works council, or other labor organization with respect to their employment with Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, and except as would not result in, individually or in the aggregate, a Rudolph Material Adverse Effect, there has not been at any time since January 1, 2017 any union or other labor organizing activities concerning any employees of Rudolph or any Rudolph Subsidiary. Except as would not result in, individually or in the aggregate, a Rudolph Material Adverse Effect, there are no current and, to the knowledge of Rudolph, there have not been any labor strikes, slowdowns, work stoppages, lockouts, or any similar activity or dispute, by Workers of Rudolph or any Rudolph Subsidiary since January 1, 2017.

(b)    Rudolph and the Rudolph Subsidiaries are and since January 1, 2017 have been in compliance in all material respects with all U.S. federal, state, and local, and all foreign, Laws respecting Employment Practices. To the knowledge of Rudolph, as of the date hereof, (x) there are no material audits or investigations pending or scheduled by any Governmental Authority pertaining to the Employment Practices of Rudolph or any Rudolph Subsidiary and (y) no material complaints relating to Employment Practices of Rudolph or any Rudolph Subsidiary have been, since January 1, 2017, filed with any Governmental Authority. As of the date hereof, no Action, Claim or investigation is pending or, to the knowledge of Rudolph, threatened with respect to any individual service providing agreements or Employment Practices that would result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole. To the knowledge of Rudolph, and except as would not result in, individually or in the aggregate, a Rudolph Material Adverse Effect, Rudolph and the Rudolph Subsidiaries are not engaged, and since January 1, 2017 have not been engaged, in any unfair labor practice (as defined under the National Labor Relations Act).

(c)    Neither Rudolph nor any Rudolph Subsidiary is delinquent in payments to any of its Workers for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it or amounts required to be reimbursed to such Workers, except for such delinquent payments, individually or in the aggregate, which would not reasonably be expected to result in liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(d)    To the knowledge of Rudolph, except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, no Worker is in violation of any term of any employment or service Contract, non-disclosure or confidentiality agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such Worker to be employed or retained by Rudolph or any Rudolph Subsidiary by which the individual is employed or engaged because of the nature of the business conducted or presently proposed to be conducted by it or to the use of Trade Secrets or proprietary information of others.

(e)    Except as would have, individually or in the aggregate, a Rudolph Material Adverse Effect, Rudolph and each Rudolph Subsidiary is and has, since January 1, 2017, been in material compliance with the WARN Act and any applicable state laws or other Laws regarding redundancies, reductions in force, mass layoffs, and plant closings, including all obligations to promptly and correctly furnish all notices required to be given thereunder in connection with any redundancy, reduction in force, mass layoff, or plant closing to affected employees, representatives, any state dislocated worker unit and local government officials, or any other Governmental Authority.

Section 4.12    Information Supplied. The information supplied by Rudolph for inclusion in the Joint Proxy Statement and the Registration Statement will not, (a) in the case of the Registration Statement, at the time the

Registration Statement is filed with the SEC, at any time it is amended or supplemented or at the time it is declared effective under the Securities Act, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading and (b) in the case of the Joint Proxy Statement, as of the date the Joint Proxy Statement is first mailed to the stockholders of Rudolph and the stockholders of Nanometrics, and at the time of the Nanometrics Special Meeting and the Rudolph Special Meeting, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading. Notwithstanding the foregoing sentence, Rudolph makes no representation or warranty with respect to any information supplied by Nanometrics, Merger Sub or any of their Representatives for inclusion in any of the foregoing documents. The information supplied by Rudolph for inclusion in the Joint Proxy Statement and the Registration Statement will comply as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder.

Section 4.13    Property and Leases.

(a)    Rudolph or one of the Rudolph Subsidiaries owns, and has good title to, each of the tangible assets reflected as owned by Rudolph or Rudolph Subsidiaries on the 2018 Rudolph Balance Sheet that are, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole (except for tangible assets sold or disposed of since that date in the ordinary course of business), free of any Encumbrances other than Permitted Encumbrances. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, all of the machinery, equipment and other tangible personal property and assets owned or used by Rudolph and Rudolph Subsidiaries are usable in the ordinary course of business.

(b)    Section 4.13(b) of the Rudolph Disclosure Letter sets forth a complete and accurate list of all real property owned by Rudolph or any of the Rudolph Subsidiaries (“Rudolph Owned Real Property”). None of the Rudolph Owned Real Property is subject to any leases, tenancies or occupancies other than that of Rudolph or Rudolph Subsidiaries. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, all of the buildings, fixtures and other improvements located on the Rudolph Owned Real Property are reasonably adequate and suitable for the purpose of conducting Rudolph’s business as presently conducted.

(c)    Section 4.13(c)(1) of the Rudolph Disclosure Letter sets forth a complete and accurate list of all material leases of real property to which Rudolph or any Rudolph Subsidiary is a party, as lessee (“Rudolph Real Property Leases”). Section 4.13(c)(2) of the Rudolph Disclosure Letter sets forth a complete and accurate list of all subleases with respect to the Rudolph Real Property Leases. Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, all of the fixtures and other improvements located on the premises subject to the Rudolph Real Property Leases are reasonably adequate and suitable for the purpose of conducting Rudolph’s business as presently conducted.

Section 4.14    Intellectual Property.

(a)    A true and correct list of Rudolph Registered Intellectual Property has been provided to Nanometrics by Rudolph prior to the date hereof.

(b)    To the knowledge of Rudolph, all of the Rudolph Owned Intellectual Property, including each item of Rudolph Registered Intellectual Property, is wholly and exclusively owned by Rudolph or a Rudolph Subsidiary free and clear of all Liens (other than (1) Liens that are not material, individually or in the aggregate, to Rudolph and the Rudolph Subsidiaries, taken as a whole, (2) Rudolph Outbound License Agreements and (3) Rudolph Immaterial Trademark Licenses).

(c)    To the knowledge of Rudolph, Rudolph or a Rudolph Subsidiary owns or otherwise has a valid right to use the Intellectual Property, software, and Source Code embedded within, or practiced by, the Rudolph

Products. The foregoing representation and warranty is not intended to be a representation regarding the absence of infringement or misappropriation, which is addressed in Section 4.14(e) below.

(d)    To the knowledge of Rudolph, neither Rudolph nor any of the Rudolph Subsidiaries is in breach of any of the material terms or conditions of any license to any Third Party Intellectual Property (including any Open Source Materials), where such breaches would reasonably be expected to result in liability to Rudolph and the Rudolph Subsidiaries, or have an adverse effect on the operation of the business of Rudolph and the Rudolph Subsidiaries, that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(e)    To the knowledge of Rudolph, and except as would not, individually or in the aggregate, be expected to result in a Rudolph Material Adverse Effect, the operation by Rudolph and the Rudolph Subsidiaries of their business, including the design, development, use, import, export, manufacture, licensing, sale, offering for sale, supply or other disposition of the Rudolph Products does not (1) infringe, violate or misappropriate the Intellectual Property rights of any person, or (2) constitute unfair competition or trade practices under applicable Laws. Neither Rudolph nor any Rudolph Subsidiary has received any written notice from any person within the past three years (x) claiming that such operation or any Rudolph Product (A) infringes, violates or misappropriates the Intellectual Property rights of any Person, or (B) constitutes unfair competition or trade practices under the applicable Laws, or (y) claiming that a license to Intellectual Property is required in connection with operation by Rudolph and the Rudolph Subsidiaries of their business or in connection with any Rudolph Product where such claims would, individually or in the aggregate, reasonably be expected to result in a Rudolph Material Adverse Effect.

(f)    Each material item of Rudolph Registered Intellectual Property (other than applications for Rudolph Registered Intellectual Property) is (1) to the knowledge of Rudolph, valid and (2) subsisting.

(g)    Neither Rudolph nor any Rudolph Subsidiary has, to the knowledge of Rudolph, received any written notice within the past three years directed to Rudolph or any Rudolph Subsidiary of any Dispute with respect to any Rudolph Owned Intellectual Property and/or any Intellectual Property or software material to, practiced by, embodied in or incorporated within any material Rudolph Product. To the knowledge of Rudolph, no Dispute has been threatened in writing within the past three years with respect to any Rudolph Owned Intellectual Property. Since January 1, 2016, neither Rudolph nor any Rudolph Subsidiary has sent any written notice to any Third Party challenging the legality, validity, enforceability or ownership of the Third Party’s Intellectual Property.

(h)    To the knowledge of Rudolph, none of Rudolph or any Rudolph Subsidiary has disclosed or delivered to any Third Party (other than escrow agents pursuant to the Contracts set forth in Section 4.14(h) of the Rudolph Disclosure Letter), or permitted the disclosure or delivery by any escrow agent or other Third Party to any Third Party, any Source Code owned by Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, require the disclosure or delivery by Rudolph, any Rudolph Subsidiary or any escrow agent or other Third Party to any Third Party of any Source Code owned by Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, neither the execution of this Agreement nor the consummation of the Merger or any of the Transactions, in and of itself, would reasonably be expected to result in the release of any Rudolph-owned Source Code from escrow.

(i)    Rudolph and each Rudolph Subsidiary has taken commercially reasonable measures to protect Rudolph’s or such Rudolph Subsidiary’s rights in the Trade Secrets owned by Rudolph or such Rudolph Subsidiary, and for any Trade Secrets owned by any other Person that have been provided to Rudolph or such Rudolph Subsidiary under Contract, and to the knowledge of Rudolph, Rudolph and such Rudolph Subsidiaries are not in material breach of the terms of such Contract with respect to the confidentiality of such Trade Secrets. Rudolph and each Rudolph Subsidiary has and uses commercially reasonable measures to enforce a policy requiring all employees, consultants and contractors of Rudolph and each Rudolph Subsidiary to execute Intellectual Property assignment and confidentiality agreements for the benefit of Rudolph or such Rudolph Subsidiary.

(j)    To the knowledge of Rudolph, none of the Rudolph Owned Intellectual Property covering or embodied in Rudolph Products was developed by, or using grants or any other subsidies from, any Governmental Authority or any university, and no government funding, facilities, educational institution or government research center was used in the development of the Rudolph Owned Intellectual Property that covers or is embodied in Rudolph Products. There is no obligation to any Governmental Authority, university, educational institution, government research center, or similar Person which restricts the transfer of any Rudolph Owned Intellectual Property, requires the repayment of funds, or involves the payment of a royalty, in each case, that would reasonably be expected to be material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(k)    To the knowledge of Rudolph and except as disclosed to Nanometrics prior to the date of this Agreement, neither Rudolph nor any Rudolph Subsidiary is subject to any agreement with any standards body or other similar entity that would obligate Rudolph or any Rudolph Subsidiary to grant licenses or rights to or otherwise impair its control, enforcement or use of any Rudolph Owned Intellectual Property that is, individually or in the aggregate, material to the business of Rudolph and the Rudolph Subsidiaries, taken as a whole.

(l)    To the knowledge of Rudolph, neither the execution of this Agreement, nor the consummation of the Merger or any of the Transactions, will, under any Contract to which Rudolph or any Rudolph Subsidiary is bound, result in Nanometrics, Merger Subs, the Surviving Corporation, Rudolph or any Rudolph Subsidiary, being (1) bound by or subject to any obligation, including the granting of any right or negative covenant, in each case with respect to material Intellectual Property, which Rudolph or any Rudolph Subsidiary was not bound by or subject to prior to the Closing, or (2) obligated to pay any royalties, honoraria, fees or other payments to any person, with respect to Intellectual Property, in excess of those payable by Rudolph or any Rudolph Subsidiary prior to the Closing.

Section 4.15    Taxes.

(a)    Each of Rudolph and the Rudolph Subsidiaries has filed all material Tax Returns that it was required to file under applicable Laws and all such Tax Returns are correct and complete in all material respects. Rudolph and the Rudolph Subsidiaries have paid in a timely manner all Taxes that are required to be paid by them (whether or not shown on any Tax Return). There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon any material assets of Rudolph or any of the Rudolph Subsidiaries.

(b)    Section 4.15(b) of the Rudolph Disclosure Letter lists all Tax Returns that currently are the subject of audit. Rudolph has made available to Nanometrics (i) correct and complete copies of all material examination reports, revenue agent reports, information document requests, statements of deficiencies, settlement agreements, and any similar documents received by, assessed against, or agreed to by Rudolph or any of the Rudolph Subsidiaries since January 1, 2017 or relating to any outstanding examination or audit, (ii) correct and complete copies of all private letter rulings or closing agreements received by or agreed to by Rudolph or any of the Rudolph Subsidiaries since January 1, 2017, and (iii) correct and complete copies of all material agreements, rulings, settlements or other Tax documents with or from any Governmental Entity relating to Tax incentives of Rudolph or any of the Rudolph Subsidiaries that remain in effect. Neither Rudolph nor any of the Rudolph Subsidiaries has waived any statutes of limitations in respect of Taxes, or agreed to any extension of time with respect to a Tax assessment or deficiency, which waiver or extension has not yet expired or executed. No written claim has been made since January 1, 2017 by an authority in a jurisdiction where Rudolph or any Rudolph Subsidiary does not file Tax Returns that it is subject to taxation by that jurisdiction. No material deficiencies for Taxes with respect to Rudolph have been claimed, proposed or assessed by any Governmental Authority in writing. There are no pending (or, based on written notice, threatened) audits, assessments or other actions for or relating to any liability in respect of Taxes of Rudolph or any Rudolph Subsidiary.

(c)    Neither Rudolph nor any of the Rudolph Subsidiaries has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(l)(A)(ii) of the Code.

(d)    None of Rudolph or any of the Rudolph Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(e)    Other than commercial agreements entered into in the ordinary course of business the principal purpose of which does not relate to Taxes, neither Rudolph nor any Rudolph Subsidiary is a party to or bound by any Tax allocation, indemnification or sharing agreement, or has any liability for Taxes of another Person (other than Rudolph or a Rudolph Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, or otherwise, that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole.

(f)    Neither Rudolph nor any Rudolph Subsidiary has engaged in any “reportable transaction” as set forth in Treasury Regulation Section 1.6011-4(b) or “listed transaction” as defined in Treasury Regulations Section 301.6111-2(b)(2) or any analogous provision of state or local Law.

(g)    Rudolph and each of its Subsidiaries have withheld and remitted to the appropriate taxing authority all material Taxes required to have been withheld and remitted in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(h)    Neither Rudolph nor any of the Rudolph Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.16    Environmental Matters. Except for matters that would not have, individually or in the aggregate, a Rudolph Material Adverse Effect:

(a)    Rudolph and each Rudolph Subsidiary is, and has at all times, since January 1, 2017, been, in compliance with all applicable Environmental Laws.

(b)    To the knowledge of Rudolph, none of the properties owned, leased or operated by Rudolph or any Rudolph Subsidiary (including soils, surface water, and groundwater) are contaminated with any Hazardous Substance in a manner, quantity, or condition that would require remedial action or result in liability under any Environmental Law.

(c)    Neither Rudolph nor any Rudolph Subsidiary has received any written notice, letter or request for information stating that it is or may be liable under any Contract, or pursuant to any Environmental Law, for any release of Hazardous Substances.

(d)    Rudolph and each Rudolph Subsidiary possesses and is in compliance with all Environmental Permits and (1) Rudolph’s and each Rudolph Subsidiary’s operations are in compliance with applicable Environmental Permits, (2) all such Environmental Permits are in full force and effect, (3) no suspension or cancellation of any of the Environmental Permits is pending or, to the knowledge of Rudolph, threatened and (4) no suspension or cancellation of such Environmental Permits will result from the transactions contemplated by this Agreement.

(e)    Except for Contracts entered into in the ordinary course of business, to the knowledge of Rudolph, neither Rudolph nor any Rudolph Subsidiary has entered into any agreement (other than Rudolph Real Property Leases) that may require it to guarantee, reimburse, pledge, defend, hold harmless or indemnify any other party with respect to liabilities arising out of Environmental Laws or Hazardous Substances. No Action arising under or pursuant to Environmental Laws is pending, or to the knowledge of Rudolph, threatened against Rudolph or any Rudolph Subsidiary. To the knowledge of Rudolph, no condition exists on any property currently owned or operated by Rudolph or any Rudolph Subsidiary that has given rise to, or would reasonably be expected to give rise to, any liability or obligation under Environmental Laws. Neither Rudolph or any Rudolph Subsidiary is a party to or bound by any court order, administrative order, consent order, or other agreement with any Governmental Authority regarding any legal obligation or liability arising under any Environmental Law.

Section 4.17    Material Contracts.

(a)    Section 4.17(a) of the Rudolph Disclosure Letter lists the following respective Contracts (other than Rudolph Plans) in effect as of the date hereof (together with all amendments and supplements) to which Rudolph or any Rudolph Subsidiary is a party, or by which any property or asset of Rudolph or any Rudolph Subsidiary is bound or affected (collectively being, the “Rudolph Material Contracts”):

(1)    all revenue-generating Contracts, other than purchase orders issued in the ordinary course of business, that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest customers of Rudolph or the Rudolph Subsidiaries (determined on the basis of revenues received by Rudolph and the Rudolph Subsidiaries, taken as a whole, in the fiscal year ended December 31, 2018);

(2)    any distributor, sales, reseller, joint marketing, or joint development Contract that is material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(3)    all Contracts that were entered into after December 31, 2018, or were entered into before or on December 31, 2018 and remain in effect, with the ten largest suppliers to Rudolph and the Rudolph Subsidiaries, taken as a whole (determined on the basis of amounts paid by Rudolph or any of its Subsidiaries in the fiscal year ended December 31, 2018), indicating each such supplier that is a sole-source supplier to Rudolph or any Rudolph Subsidiary;

(4)    all Contracts involving the payment of royalties by Rudolph or any Rudolph Subsidiary to a third party (not including intercompany payments) where such payments are expected to exceed $100,000 in the 12-month period following the date hereof;

(5)    other than leases of real property, all Contracts that grant a right of first refusal, first offer or similar right, in each case, that is material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(6)    all Contracts that (A) limit or purport to limit the right of Rudolph or any Rudolph Subsidiary to compete with any Person, in any geographic area or during any period of time, (B) subject Rudolph or any Rudolph Subsidiary to any “most-favored nation” or other similar limitations on future product pricing, (C) provide for the grant by Rudolph or any Rudolph Subsidiary of any exclusive right or (D) otherwise restrict in a material respect Rudolph or any Rudolph Subsidiary from engaging or competing in any material line of business, in any location;

(7)    other than sales of products or services in the ordinary course, any Contract relating to the disposition or acquisition by Rudolph or any Rudolph Subsidiary of a business or product line or equity ownership interests for consideration that contain ongoing obligations that, individually or in the aggregate, are material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(8)    any mortgages, indentures, guarantees, loans, credit agreements, security agreements or other Contracts relating to Indebtedness, other than (A) accounts receivables and payables and (B) loans to or guarantees for direct or indirect wholly owned Rudolph Subsidiaries, in each case, in the ordinary course of business consistent with past practice;

(9)    each “material contract” (as such term is used in Item 601(b)(10) of Regulation S-K of the SEC) executed on or prior to the date hereof that is anticipated to be filed (or required to be filed) pursuant to Item 601(b)(10) of Regulation S-K with Rudolph’s next periodic report under the Exchange Act;

(10)    other than leases of real property, all Contracts providing for (A) material indemnification obligations (including with respect to Intellectual Property rights) or (B) any material guaranty of Third Party obligations, in each of the foregoing cases except for those entered into in the ordinary course of business (including those in connection with Rudolph Outbound License Agreements);

(11)    all Contracts relating to revenue or profit-sharing joint ventures (whether in partnership, limited liability company or other organizational form);

(12)    all Contracts with any Governmental Authority or Contracts that, to the knowledge of Rudolph, are subcontracts under any Contract with any Governmental Authority (other than ordinary course customer Contracts or Contracts pursuant to which the counterparty does not have any rights to Rudolph Intellectual Property rights other than its rights to use the products or services sold under such Contract as a customer);

(13)    all Contracts to which Rudolph or any Rudolph Subsidiary is a party (other than Rudolph Outbound License Agreements, intercompany agreements, Rudolph Immaterial Trademark Licenses and confidentiality agreements that do not separately license any Intellectual Property but allow disclosure and use of confidential information, and other Contracts that are not material to Rudolph and the Rudolph Subsidiaries, taken as a whole) pursuant to which (A) any person is authorized to use or is granted any right in or to any material Rudolph Owned Intellectual Property or (B) to the knowledge of Rudolph, Rudolph or any Rudolph Subsidiary has agreed to any restriction, still in effect as of the date of this Agreement, on the right of Rudolph or any Rudolph Subsidiary to enforce any material Intellectual Property rights;

(14)    all Contracts (excluding licenses for Open Source Materials and commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms) under which Rudolph or any Rudolph Subsidiary is granted any license, option or other right or immunity (including a covenant not to be sued or right to enforce or prosecute any Patents) with respect to any Intellectual Property of a Third Party, which Contract is material to Rudolph and the Rudolph Subsidiaries, taken as a whole;

(15)    all Rudolph Real Property Leases; and

(16)    all Contracts entered into in the last five years in connection with the settlement or other resolution of any Action that has any material continuing obligation, liability or restriction on the part of Rudolph or the Rudolph Subsidiaries.

(b)    Except as would not, individually or in the aggregate, reasonably be expected to be material to Rudolph and the Rudolph Subsidiaries, taken as a whole, (1) each Rudolph Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally), (2) Rudolph or the Rudolph Subsidiary, as applicable, is not in default under any Rudolph Material Contract, has not committed or failed to perform any material act that, with or without notice, lapse of time, or both, would constitute a default under the Rudolph Material Contract, (3) to the knowledge of Rudolph, no other party is in breach or violation of, or default under, any Rudolph Material Contract and (4) as of the date hereof, neither Rudolph nor any Rudolph Subsidiary has received written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Rudolph Material Contract. Rudolph has made available to Nanometrics true and complete copies of all Rudolph Material Contracts, including any material amendments and supplements thereto.

Section 4.18    NYSE. Rudolph is in material compliance with the applicable criteria for continued listing of the shares of Rudolph Common Stock on the New York Stock Exchange, including all applicable corporate governance rules and regulations.

Section 4.19    Insurance.

(a)    Rudolph and each Rudolph Subsidiary are, and since January 1, 2017 have been, insured against such losses and risks and in such amounts as are customary in and reasonable for the businesses in which they are engaged, except where the failure to be so insured would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

(b)    Except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect, with respect to each such insurance policy: (1) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws relating to, or affecting the rights and remedies of creditors generally) and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (2) neither Rudolph nor any Rudolph Subsidiary is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice or both) and (3) to the knowledge of Rudolph, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

(c)    Other than with respect to any Rudolph Plans set forth in Section 4.10(a) of the Rudolph Disclosure Letter pursuant to which benefits are provided through insurance contracts, since January 1, 2017, neither Rudolph nor any Rudolph Subsidiary been denied any insurance or indemnity bond coverage, except as would not have, individually or in the aggregate, a Rudolph Material Adverse Effect.

Section 4.20    Brokers and Expenses. No agent, broker, finder or investment banker other than Morgan Stanley & Co. LLC (the “Rudolph Financial Advisor”) is entitled to any brokerage, finder’s or other fee or commission payable by Rudolph or any Rudolph Subsidiary in connection with the Transactions based upon arrangements made by, or on behalf of, Rudolph or any Rudolph Subsidiary.

Section 4.21    Takeover Statutes. The board of directors of Rudolph has taken all necessary actions so that no “fair price,” “moratorium,” “control share acquisition” or other Takeover Statute or any anti-takeover provision in Rudolph’s certificate of incorporation or bylaws is applicable to this Agreement, the Merger, and the Transactions. Without limitation of the foregoing, assuming the accuracy of Nanometrics’s and Merger Sub’s representation and warranty set forth in Section 3.27, the Rudolph Board of Directors has taken all actions necessary so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” with an “interested stockholder” (each as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of any of this Agreement or any of the Transactions.

Section 4.22    Certain Business Practices.

(a)    Since January 1, 2017, neither Rudolph, any Rudolph Subsidiary nor to the knowledge of Rudolph, any director, officer, employee or agent of Rudolph or any Rudolph Subsidiary acting on behalf of Rudolph or any Rudolph Subsidiary has (1) used any Rudolph funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity or (2) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign in violation of any provision of the FCPA or any comparable Law.

(b)    Since January 1, 2017, Rudolph and each Rudolph Subsidiary have conducted their import and export transactions in accordance in all material respects with applicable provisions of U.S. trade Laws, and other trade Laws of the countries where it conducts business. Without limiting the foregoing:

(1)    Rudolph and each Rudolph Subsidiary have obtained all material export licenses and other approvals required for their exports of products, software and technologies from the U.S., except as would not result in a liability that is, individually or in the aggregate, material to Rudolph and the Rudolph Subsidiaries, taken as a whole; and

(2)    Rudolph and each Rudolph Subsidiary are in compliance in all material respects with the terms of such applicable export licenses or other approvals.

Section 4.23    Affiliate Transactions. Other than compensation payable to officers and directors and employee expense reimbursement obligations and except to the extent not required to be disclosed pursuant to Item 404 of Regulation S-K promulgated under the Securities Act, there are no existing Contracts, transactions, Indebtedness or other arrangements between Rudolph or any Rudolph Subsidiary, on the one hand, and any of the directors, officers or other affiliates of Rudolph and the Rudolph Subsidiaries, on the other hand.

Section 4.24    Vote Required. Assuming the accuracy of Nanometrics’s representations and warranties set forth in Section 3.27, the Rudolph Stockholder Approval is the only vote of the holders of any class or series of Rudolph’s capital stock necessary to adopt or approve this Agreement, the Merger or any of the other Transactions.

Section 4.25    Opinion of Financial Advisor. The Rudolph Board of Directors has received an opinion from the Rudolph Financial Advisor to the effect that, as of the date thereof and subject to and based upon the various qualifications, assumptions, limitations and other matters set forth therein, the Exchange Ratio is fair from a financial point of view to the stockholders of Rudolph, other than Nanometrics and its affiliates. Rudolph will make available to Nanometrics a copy of such opinion as soon as practicable following the execution of this Agreement for informational purposes only.

Section 4.26    Ownership of Nanometrics Common Stock. Neither Rudolph nor any entity controlled, directly or indirectly, by Rudolph (other than any Rudolph Plans) beneficially owns any shares of Nanometrics Common Stock or is an “interested stockholder” (as such term is defined in the DGCL) of Nanometrics.

Section 4.27    No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Agreement, neither Rudolph nor any other Person on behalf of Rudolph makes any express or implied representation or warranty with respect to Rudolph or with respect to any other information provided to Nanometrics or Merger Sub in connection with the transactions contemplated hereby.

Section 4.28    Disclaimer of Other Representations and Warranties. Rudolph acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement (a) neither Nanometrics nor Merger Sub is making or has made any representations or warranties relating to itself or its business or otherwise in connection with the Transactions, including the Merger, and neither Rudolph nor its Representatives is relying on any representation or warranty of Nanometrics or Merger Sub except for those expressly set forth in this Agreement, (b) no Person has been authorized by Nanometrics or Merger Sub to make any representation or warranty relating to Nanometrics, Merger Sub or their respective businesses, and if made, such representation or warranty must not be relied upon by Rudolph as having been authorized by Nanometrics or Merger Sub and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Rudolph or any of its representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information are the subject of any express representation or warranty set forth in this Agreement.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS PENDING THE MERGER

Section 5.1    Conduct of Business by Nanometrics Pending the Closing.

(a)    From the date of this Agreement until the Effective Time, Nanometrics will and will cause each Nanometrics Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to (1) preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations, (2) maintain the existence of, validity, enforceability and rights of Nanometrics or the applicable Nanometrics Subsidiary in, to or under the Nanometrics Regulatory Permits (including any pending applications for new or renewed Nanometrics Regulatory Permits) and (3) keep available the services of the current officers and key employees of Nanometrics and the Nanometrics Subsidiaries, except (A) as set forth in Section 5.1 of the Nanometrics Disclosure Letter, (B) as specifically required or permitted by this Agreement, (C) as required by Law or Order or (D) as consented to in writing by Rudolph (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.1(a) of the Rudolph Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request).

(b)    Except (i) as set forth in Section 5.1 of the Nanometrics Disclosure Letter, (ii) as specifically required or permitted by this Agreement, (iii) as required by Law or Order or (iv) as consented to in writing by Rudolph (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.1(a) of the Rudolph Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request), from the date of this Agreement until the Effective Time, Nanometrics will not, and will not permit any Nanometrics Subsidiary to:

(1)    authorize or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, stock or other securities of Nanometrics or any Nanometrics Subsidiary), except for dividends and distributions by a wholly owned Nanometrics Subsidiary to Nanometrics or another wholly owned Nanometrics Subsidiary;

(2)    split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Nanometrics Subsidiary that remains a wholly owned Nanometrics Subsidiary after consummation of such transaction and except for issuances of shares of Nanometrics Common Stock in respect of any purchase rights under the Nanometrics ESPP or the exercise, vesting or settlement (as applicable) of Nanometrics Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.1(b) and in accordance with their respective terms;

(3)    (A) increase the cash compensation payable or to become payable to any of its directors or officers at the level of Vice President or above, other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business in connection with Nanometrics’s annual salary review process, (B) grant to any of its executive officers at the level of Vice President or above any increase in cash severance or termination pay, (C) enter into any employment, severance, or retention agreement (excluding offer letters for “at will” employment that provide for no severance or change in control benefits or where required by Law) with any of its Workers except in the ordinary course of business consistent with past practice, (D) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or Nanometrics Plan, other than periodic bonus or commission plans or programs in the ordinary course of business, (E) except as required by any Nanometrics Plan in existence as of the date hereof or adopted in accordance with this Agreement, take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its Workers except in the ordinary course of business consistent with past practice, (F) terminate the employment of the Chief Executive Officer of Nanometrics, or any of the individuals who report directly to him, other than for cause or non-performance of material duties or due to death or disability or (G) hire any person for employment with Nanometrics or any Nanometrics Subsidiary at a level of Vice President or higher (except that Nanometrics and the Nanometrics Subsidiaries may hire any person for employment at the Vice President level to fill any position that is vacant as of the date hereof or any currently existing Vice President position that becomes vacant after the date hereof and, notwithstanding anything to the contrary in this clause (G), provide such person with compensation and benefits commensurate for such position consistent with past practice);

(4)     (A) commence, implement or effect any material organizational restructuring of Nanometrics or any Nanometrics Subsidiary or (B) reassign the responsibilities of any employee at a level of Vice President or higher in any material respect, except that Nanometrics and any Nanometrics Subsidiary may terminate any employee for cause or non-performance of material duties or due to death or disability;

(5)    make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC policy;

(6)    amend the Nanometrics Governing Documents, or permit Merger Sub or any other Nanometrics Subsidiary to adopt any amendments to its governing documents;

(7)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Nanometrics or any Nanometrics Subsidiary or any securities convertible into or exercisable or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable Nanometrics Equity Awards under any existing Nanometrics Equity Plan (except as otherwise provided by a Nanometrics Plan in accordance with its terms on the date hereof), other than (A) issuances of shares of Nanometrics Common Stock in respect of any purchase rights under the Nanometrics ESPP, vesting or settlement of Nanometrics Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.1(b), and in accordance with their respective terms, (B) the award to new hires or in connection with promotions of Nanometrics Stock Options or Nanometrics RSU Awards pursuant to the Nanometrics Equity Plans in the ordinary course of business (not to exceed 73,335 shares of Nanometrics Common Stock in the aggregate upon the vesting of such Nanometrics RSU Awards or the exercise of such Nanometrics Stock Options), provided that the terms of all awards granted after the date of this Agreement pursuant to this Section 5.1(b)(7)(B) shall provide that none of the Transactions shall constitute a “change of control” or otherwise result in the acceleration of vesting thereof (in whole or in part or in connection with any subsequent termination of employment) or (C) transactions between Nanometrics and a wholly owned Nanometrics Subsidiary or between wholly owned Nanometrics Subsidiaries;

(8)    directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or other equity interests or any rights, warrants or options to acquire any such shares in its capital or other equity interests, except for (A) acquisitions of shares of Nanometrics Common Stock tendered by holders of Nanometrics Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Nanometrics of Nanometrics Equity Awards in connection with the forfeiture of such awards and (C) transactions between Nanometrics and a wholly owned Nanometrics Subsidiary or between wholly owned Nanometrics Subsidiaries;

(9)    redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Nanometrics and its wholly owned Subsidiaries or among wholly owned Nanometrics Subsidiaries and (B) guarantees by Nanometrics of Indebtedness for borrowed money of Nanometrics Subsidiaries or guarantees by Nanometrics Subsidiaries of

Indebtedness for borrowed money of Nanometrics or any Nanometrics Subsidiary, which Indebtedness is incurred in compliance with this clause (9);

(10)    make any loans, advances or capital contributions, except for (A) loans or advances to employees or independent contractors for travel expenses in the ordinary course of business, (B) loans among Nanometrics and its wholly owned Subsidiaries or among Nanometrics’s wholly owned Subsidiaries and (C) extended payment terms for customers in the ordinary course of business;

(11)    sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets (including shares in the capital of its Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business, (C) non-exclusive licenses of Nanometrics Owned Intellectual Property entered into in conjunction with the sale of Nanometrics Products in the ordinary course of business and (D) for transactions among Nanometrics and its wholly owned Subsidiaries or among wholly owned Nanometrics Subsidiaries;

(12)    settle, pay, discharge or satisfy any Actions or Claims that (A) impose any injunctive relief on Nanometrics or any Nanometrics Subsidiary, (B) concern alleged criminal activity or (C) involve the payment of money in excess of $300,000 in the aggregate in excess of existing insurance coverage;

(13)    commence any Actions in excess of $300,000 in the aggregate against any Person, except for (A) the routine collection of accounts receivable, (B) such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, as long as Nanometrics notifies Rudolph in writing prior to the filing of a suit or (C) a breach of this Agreement;

(14)    make (except for elections made in the ordinary course of business) or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of an audit), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(15)    except (A) in accordance with Nanometrics’s anticipated capital expenditures described in Section 5.1(b)(15) of the Nanometrics Disclosure Letter, (B) for internally built tools with respect to the Nanometrics’s existing products and (C) for expenditures that do not exceed $1,500,000 individually or $5,000,000 in the aggregate, make any new capital expenditure or expenditures, or commit to do so;

(16)    except in the ordinary course of business (except as otherwise prohibited in any other subclause of this Section 5.1(b)), (A) enter into any Contract or amendment that, if entered into prior to the date hereof, would be a Nanometrics Material Contract, (B) materially amend, materially modify, terminate or consent to the termination of any Nanometrics Material Contract or (C) waive, release, relinquish or assign any Nanometrics Material Contract (or any of Nanometrics’s or any Nanometrics Subsidiary’s rights thereunder), right or claim;

(17)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Nanometrics and the Nanometrics Subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business;

(18)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

(19)    convene any special meeting of the Nanometrics stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of the Nanometrics stockholders at the Nanometrics Special Meeting other than the issuance of shares of Nanometrics Common Stock as provided in this Agreement and the adoption of the Amended and Restated Nanometrics Charter, and any other matters required by applicable law to be so submitted in connection with the transactions contemplated by this Agreement; or

(20)    agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Section 5.1 is intended to allow Rudolph to control Nanometrics in violation of the HSR Act.

Section 5.2    Conduct of Business by Rudolph Pending the Closing.

(a)    From the date of this Agreement until the Effective Time, Rudolph will and will cause each Rudolph Subsidiary to, conduct its business in all material respects in the ordinary course of business consistent with past practice, including by using commercially reasonable efforts to (1) preserve intact its and their present business organizations and to preserve its and their present relationships with customers, suppliers and other Persons with whom it and they have material business relations, (2) maintain the existence of, validity, enforceability and rights of Rudolph or the applicable Rudolph Subsidiary in, to or under the Rudolph Regulatory Permits (including any pending applications for new or renewed Rudolph Regulatory Permits) and (3) keep available the services of the current officers and key employees of Rudolph and the Rudolph Subsidiaries, except (A) as set forth in Section 5.2 of the Rudolph Disclosure Letter, (B) as specifically required or permitted by this Agreement, (C) as required by Law or Order or (D) as consented to in writing by Nanometrics (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.2(a) of the Nanometrics Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request).

(b)    Except (i) as set forth in Section 5.2 of the Rudolph Disclosure Letter, (ii) as specifically required or permitted by this Agreement, (iii) as required by Law or Order or (iv) as consented to in writing by Nanometrics (which consent will not be unreasonably withheld, delayed or conditioned and must be requested by e-mail addressed to the persons (and at the addresses) set forth in Section 5.2(a) of the Nanometrics Disclosure Letter, and which consent will be given by means of an email response from any of such persons consenting to such request), from the date of this Agreement until the Effective Time, Rudolph will not, and will not permit any Rudolph Subsidiary to:

(1)    authorize or pay any dividends on or make any distribution with respect to its outstanding shares or other equity interests (whether in cash, assets, stock or other securities of Rudolph or any Rudolph Subsidiary), except for dividends and distributions by a wholly owned Rudolph Subsidiary to Rudolph or another wholly owned Rudolph Subsidiary;

(2)    split, combine, reduce or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Rudolph Subsidiary that remains a wholly owned Rudolph Subsidiary after consummation of such transaction and except for issuances of shares of Rudolph Common Stock in respect of any purchase rights under the Rudolph ESPP or the exercise, vesting or settlement (as applicable) of Rudolph Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.2(b) and in accordance with their respective terms;

(3)    (A) increase the cash compensation payable or to become payable to any of its directors or officers at the level of Vice President or above, other than increases in annual base salaries and target incentive compensation at times and in amounts in the ordinary course of business in connection with Rudolph’s annual salary review process, (B) grant to any of its executive officers at the level of Vice President or above any increase in cash severance or termination pay, (C) enter into any employment, severance, or retention agreement (excluding offer letters for “at will” employment that provide for no severance or change in control benefits or where required by Law) with any of its Workers, except in the ordinary course of business consistent with past practice, (D) establish, adopt, enter into, materially amend or terminate any collective bargaining agreement or Rudolph Plan, other than periodic bonus or commission plans or programs in the ordinary course of business, (E) except as required by any Rudolph Plan in existence as of the date hereof or adopted in accordance with this Agreement, take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any of its Workers except in the ordinary course of business consistent with past practice, (F) terminate the employment of the Chief Executive Officer of Rudolph, or any of the individuals who report directly to him, other than for cause or non-performance of material duties or due to death or disability or (G) hire any person for employment with Rudolph or any Rudolph Subsidiary at a level of Vice President or higher (except that Rudolph and the Rudolph Subsidiaries may hire any person for employment at the Vice President level to fill any position that is vacant as of the date hereof or any currently existing Vice President position that becomes vacant after the date hereof and, notwithstanding anything to the contrary in this clause (G), provide such person with compensation and benefits commensurate for such position consistent with past practice);

(4)     (A) commence, implement or effect any material organizational restructuring of Rudolph or any Rudolph Subsidiary or (B) reassign the responsibilities of any employee at a level of Vice President or higher in any material respect, except that Rudolph and any Rudolph Subsidiary may terminate any employee for cause or non-performance of material duties or due to death or disability;

(5)    make any material change in financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as required by GAAP or SEC policy;

(6)    amend the Rudolph Governing Documents, or permit any Rudolph Subsidiary to adopt any amendments to its governing documents;

(7)    issue, deliver, grant, sell, pledge, dispose of or encumber, or authorize the issuance, delivery, grant, sale, pledge, disposition or encumbrance of, any shares in its capital stock, voting securities or other equity interest in Rudolph or any Rudolph Subsidiary or any securities convertible into or exercisable or exchangeable for any such shares, voting securities or equity interest, or any rights, warrants or options to acquire any such shares in its capital stock, voting securities or equity interest or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance units or take any action to cause to be vested or exercisable any otherwise unvested or unexercisable Rudolph Equity Awards under any existing Rudolph Equity Plan (except as otherwise provided by a Rudolph Plan in accordance with its terms on the date hereof), other than (A) issuances of shares of Rudolph Common Stock in respect of any purchase rights under the Rudolph ESPP, vesting or settlement of Rudolph Equity Awards outstanding on the date hereof or granted in accordance with this Section 5.2(b), and in accordance with their respective terms, (B) the award to new hires or in connection with promotions of Rudolph Stock Options or Rudolph RSU Awards pursuant to the Rudolph Equity Plans in the ordinary course of business (not to exceed 100,321 shares of Rudolph Common Stock in the aggregate upon the vesting of such Rudolph RSU Awards or the exercise of such Rudolph Stock Options), provided that the terms of all awards granted after the date of this Agreement pursuant to this Section 5.2(b)(7)(B) shall provide that none of the Transactions shall constitute a “change of control” or otherwise result in the acceleration of vesting thereof (in whole or in part or in connection with any subsequent termination of employment) or (C) transactions between Rudolph and a wholly owned Rudolph Subsidiary or between wholly owned Rudolph Subsidiaries;

(8)    directly or indirectly, purchase, redeem or otherwise acquire any shares in its capital or other equity interests or any rights, warrants or options to acquire any such shares in its capital or other equity interests, except for (A) acquisitions of shares of Rudolph Common Stock tendered by holders of Rudolph Equity Awards in order to satisfy obligations to pay the exercise price and/or Tax withholding obligations with respect thereto, (B) the acquisition by Rudolph of Rudolph Equity Awards in connection with the forfeiture of such awards and (C) transactions between Rudolph and a wholly owned Rudolph Subsidiary or between wholly owned Rudolph Subsidiaries;

(9)    redeem, repurchase, prepay (other than prepayments of revolving loans), defease, incur, assume, endorse, guarantee or otherwise become liable for or modify in any material respects the terms of any Indebtedness for borrowed money or issue or sell any debt securities or calls, options, warrants or other rights to acquire any debt securities (directly, contingently or otherwise), except for (A) any Indebtedness for borrowed money among Rudolph and its wholly owned Subsidiaries or among wholly owned Rudolph Subsidiaries and (B) guarantees by Rudolph of Indebtedness for borrowed money of Rudolph Subsidiaries or guarantees by Rudolph Subsidiaries of Indebtedness for borrowed money of Rudolph or any Rudolph Subsidiary, which Indebtedness is incurred in compliance with this clause (9);

(10)    make any loans, advances or capital contributions, except for (A) loans or advances to employees or independent contractors for travel expenses in the ordinary course of business, (B) loans among Rudolph and its wholly owned Subsidiaries or among Rudolph’s wholly owned Subsidiaries and (C) extended payment terms for customers in the ordinary course of business;

(11)    sell, lease, license, transfer, exchange, swap or otherwise dispose of, or subject to any Encumbrance (other than Permitted Encumbrances), any of its material properties or assets (including shares in the capital of its Subsidiaries), except (A) sales of inventory, or dispositions of obsolete or worthless equipment, in the ordinary course of business, (B) non-exclusive licenses of non-material Intellectual Property in the ordinary course of business, (C) non-exclusive licenses of Rudolph Owned Intellectual Property entered into in conjunction with the sale of Rudolph Products in the ordinary course of business and (D) for transactions among Rudolph and its wholly owned Subsidiaries or among wholly owned Rudolph Subsidiaries;

(12)    settle, pay, discharge or satisfy any Actions or Claims that (A) impose any injunctive relief on Rudolph or any Rudolph Subsidiary, (B) concern alleged criminal activity or (C) involve the payment of money in excess of $300,000 in the aggregate in excess of existing insurance coverage;

(13)    commence any Actions in excess of $300,000 in the aggregate against any Person, except for (A) the routine collection of accounts receivable, (B) such cases where it in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, as long as Rudolph notifies Nanometrics in writing prior to the filing of a suit or (C) a breach of this Agreement;

(14)    make (except for elections made in the ordinary course of business) or change any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes (except in the ordinary course of an audit), enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, surrender any right to claim a material Tax refund, or take any action that would require the filing of a “gain recognition agreement” (within the meaning of the Treasury Regulations promulgated under Section 367 of the Code) to avoid current recognition of a material amount of income or gain for U.S. federal income tax purposes;

(15)    except (A) in accordance with Rudolph’s anticipated capital expenditures described in Section 5.2(b)(15) of the Rudolph Disclosure Letter, (B) for internally built tools with respect to the Rudolph’s existing products and (C) for expenditures that do not exceed $1,500,000 individually or $5,000,000 in the aggregate, make any new capital expenditure or expenditures, or commit to do so;

(16)    except in the ordinary course of business (except as otherwise prohibited in any other subclause of this Section 5.2(b)), (A) enter into any Contract or amendment that, if entered into prior to the date hereof, would be a Rudolph Material Contract, (B) materially amend, materially modify, terminate or consent to the termination of any Rudolph Material Contract or (C) waive, release, relinquish or assign any Rudolph Material Contract (or any of Rudolph’s or any Rudolph Subsidiary’s rights thereunder), right or claim;

(17)    acquire (A) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (B) any assets that are material, in the aggregate, to Rudolph and the Rudolph Subsidiaries, taken as a whole, except purchases of inventory and components in the ordinary course of business;

(18)    propose or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than the Transactions);

(19)    convene any special meeting of the Rudolph stockholders (or any postponement or adjournment thereof), or propose any matters for consideration and a vote of the Rudolph stockholders at the Rudolph Special Meeting other than the adoption of this Agreement and any other matter required to be presented to Rudolph stockholders in connection therewith pursuant to applicable Law; or

(20)    agree, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Section 5.2 is intended to allow Nanometrics to control Rudolph in violation of the HSR Act.

Section 5.3    Solicitation by Nanometrics.

(a)    From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, and except as otherwise specifically provided for in this Agreement, Nanometrics will not and will cause the Nanometrics Subsidiaries not to, and will not permit its or their directors, officers, employees and other Representatives to, directly or indirectly: (1) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Nanometrics Competing Proposal, (2) participate or engage in any negotiations or discussions regarding a Nanometrics Competing Proposal, (3) in connection with any actual or potential Nanometrics Competing Proposal, disclose or furnish any information or data to any Person concerning Nanometrics’s business or properties, or provide any Person access to its properties, books, or records, (4) fail to include the Nanometrics Board Recommendation in the Joint Proxy Statement distributed to Nanometrics stockholders, (5) fail to make a statement in opposition and recommend rejection to Nanometrics’s stockholders of any Nanometrics Competing Proposal that is a tender or exchange offer for Nanometrics’s securities initiated by a Person pursuant to Rule 14e-2 promulgated under the Exchange Act, or fail to reaffirm the Nanometrics Board Recommendation in response to such tender or exchange offer, within ten (10) business days after such tender or exchange offer has first been published, sent or given by such Person, (6) fail to issue a press release confirming the Nanometrics Board Recommendation within ten (10) Business Days following Parent’s written request to the Nanometrics Board of Directors that the Nanometrics Board of Directors issue such press release in response to any other publicly announced Nanometrics Competing Proposal (provided the Nanometrics Board of Directors shall not be required to issue more than one such press release in response to any Nanometrics Competing Proposal), (7) approve or publicly recommend any Nanometrics Competing Proposal, (8) withdraw, change, amend, modify or qualify, in a manner adverse to Rudolph, the Nanometrics Board Recommendation, (9) execute or become bound by any written letter of intent or similar document relating to, or any agreement or commitment providing for, any Nanometrics Competing Proposal or (10) resolve, propose publicly or agree to do any of the foregoing (any act described in clauses (4) through (8) above (or to the extent related to clauses (4) through (8), clause (10)), a “Nanometrics Change of Recommendation”). Nanometrics will immediately cease, and cause the Nanometrics

Subsidiaries and its and their directors, officers, employees and other Representatives to immediately cease, any and all existing discussions or negotiations with any Person (or provision of any information to any Person) with respect to any Nanometrics Competing Proposal. For purposes of this Section 5.3, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Nanometrics, Rudolph or any Rudolph Subsidiaries. Nanometrics shall promptly inform its Representatives of Nanometrics’s obligations under this Section 5.3 following the date of this Agreement. Nanometrics acknowledges and agrees that, in the event any Representative of Nanometrics or any Nanometrics Subsidiary takes any action that if taken by Nanometrics would be a breach of this Section 5.3, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 5.3) by Nanometrics.

(b)    As promptly as practicable following the date of this Agreement, Nanometrics will request that all confidential or proprietary information previously furnished to any Person in connection with discussions and negotiations conducted with respect to any Nanometrics Competing Proposal in the one-year period prior to the date of this Agreement, be promptly returned or destroyed.

(c)    Notwithstanding the limitations set forth in Section 5.3(a), if, prior to the Nanometrics Stockholder Approval being obtained, Nanometrics receives a bona fide written Nanometrics Competing Proposal made after the date hereof that did not result from a breach in any material respect of the provisions of Section 5.3(a), Nanometrics and its Representatives may, (1) contact the Person that made such Nanometrics Competing Proposal to clarify and understand the terms and conditions thereof and (2) if the Nanometrics Board of Directors determines in good faith after consultation with Nanometrics’s outside legal counsel and Nanometrics’s nationally recognized independent financial advisor that such Nanometrics Competing Proposal constitutes a Nanometrics Superior Proposal or would reasonably be expected to result in a Nanometrics Superior Proposal and that a failure to take any such action with respect to such Nanometrics Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, then in either event Nanometrics and its Representatives may take the following actions after Nanometrics gives prior notice to Rudolph of its intent to do so: (x) furnish information to the Person making such Nanometrics Competing Proposal if, and only if, prior to so furnishing such information, Nanometrics receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to such Nanometrics Competing Proposal and any changes thereto, including by making counterproposals thereto.

(d)    Nanometrics will notify Rudolph promptly (but in no event later than 24 hours) after receipt of any Nanometrics Competing Proposal or any material amendment thereto, any initial proposals or inquiries that would reasonably be expected to lead to a Nanometrics Competing Proposal, or any initial inquiry or request for information relating to Nanometrics or any Nanometrics Subsidiary by any Person who has made or would reasonably be expected to make any Nanometrics Competing Proposal. Such notice will be made orally and confirmed in writing, and will indicate the identity of the Person making the Nanometrics Competing Proposal, inquiry or request or with whom Nanometrics is engaging in discussions or negotiations, and the terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. In addition, Nanometrics will promptly (but in any event within 24 hours) after Nanometrics’s receipt or delivery thereof (as applicable), provide to Rudolph copies of any material written documentation or communications (and a summary of any oral terms or material communications) relating to a Nanometrics Competing Proposal that is (i) received by Nanometrics from any Person making such proposal (or from any representatives, advisors or agents of such Person) or (ii) sent by Nanometrics to any Person making such proposal (or to any representatives, advisors or agents of such Person). Nanometrics will keep Rudolph reasonably informed of the material terms (including any material amendments or proposed material amendments to such material terms) of any such Nanometrics Competing Proposal. Nanometrics will concurrently provide to Rudolph any nonpublic information concerning Nanometrics provided to any other Person in connection with any Nanometrics Competing Proposal that was not previously provided to Rudolph.

(e)    Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Nanometrics Stockholder Approval, the Nanometrics Board of Directors may make a

Nanometrics Change of Recommendation in response to a Nanometrics Intervening Event if, and only if, (1) the Nanometrics Board of Directors has determined in good faith after consultation with Nanometrics’s outside legal counsel that the failure to make a Nanometrics Change of Recommendation would be inconsistent with the fiduciary duties of the members of the Nanometrics Board of Directors under applicable Law (provided that neither the actions of the Nanometrics Board of Directors in making such determination nor such determination shall, in and of themselves, constitute a Nanometrics Change of Recommendation or a violation of Section 5.3(c)), (2) Nanometrics has provided Rudolph with a written notice of such determination and that the Nanometrics Board of Directors intends to effect a Nanometrics Change of Recommendation specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Nanometrics Intervening Event); provided that neither the giving of such notice nor the actions of the Nanometrics Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall, in and of themselves, constitute a Nanometrics Change of Recommendation and (3) during the four business day period commencing, if Rudolph’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Rudolph’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Rudolph’s receipt of such notice, Nanometrics has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Rudolph and its Representatives (to the extent Rudolph desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Rudolph that, if accepted by Nanometrics, would be binding on Rudolph, and after taking account of such proposals, if any, the Nanometrics Board of Directors again makes the determination set forth in Section 5.3(e)(1).

(f)    Notwithstanding anything in this Section 5.3 or Section 5.5 to the contrary, at any time prior to the receipt of the Nanometrics Stockholder Approval, the Nanometrics Board of Directors may in response to its receipt of a bona fide written Nanometrics Competing Proposal made after the date of this Agreement that did not result from a breach in any material respect of the provisions of this Section 5.3 make a Nanometrics Change of Recommendation if, and only if, (1) the Nanometrics Board of Directors has determined in good faith after consultation with Nanometrics’s outside legal counsel and nationally recognized independent financial advisor that (x) such Nanometrics Competing Proposal constitutes a Nanometrics Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the members of the Nanometrics Board of Directors under applicable Law (provided that the actions of the Nanometrics Board of Directors in making such determination and such determination shall not, in and of themselves, constitute a Nanometrics Change of Recommendation or a violation of Section 5.5(c)), (2) Nanometrics has provided Rudolph with a written notice of such determination and that the Nanometrics Board of Directors intends to effect a Nanometrics Change of Recommendation, together with a copy of the proposed form of each agreement to be entered into in connection with such Nanometrics Superior Proposal and the identity of the Person making such Nanometrics Superior Proposal; provided that neither the giving of such notice nor the actions of the Nanometrics Board of Directors in authorizing and disclosing (to the extent legally required) such notice will, in and of themselves, constitute a Nanometrics Change of Recommendation and (3) during the four business day period commencing, if Rudolph’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Rudolph’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Rudolph’s receipt of such notice, Nanometrics has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Rudolph and its Representatives (to the extent Rudolph desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Rudolph that, if accepted by Nanometrics, would be binding on Rudolph, and after taking account of such proposals, if any, the Nanometrics Board of Directors again makes the determination set forth in Section 5.3(f)(1). Each time the financial or other terms of such Nanometrics Competing Proposal are amended, Nanometrics will deliver to Rudolph a new notice (including as attachments thereto a copy of the new forms of agreements related to such amended proposal), and the period of negotiation provided in the foregoing sentence will in no event, including if the initial four business day period would otherwise expire, end less than two business days after Rudolph’s receipt of such new notice and new forms of agreements.

(g)    Nothing contained in this Agreement will prohibit Nanometrics or the Nanometrics Board of Directors from (1) disclosing to Nanometrics’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act, (2) making any disclosure to its stockholders if the Nanometrics Board of Directors has reasonably determined in good faith after consultation with Nanometrics’s outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the duties of the members of the Nanometrics Board of Directors under applicable Law or (3) making any “stop, look and listen” communication to the stockholders of Nanometrics pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.3(g) will not permit the Nanometrics Board of Directors to make a Nanometrics Change of Recommendation except to the extent permitted by Section 5.3(e) or Section  5.3(f).

Section 5.4    Solicitation by Rudolph.

(a)    From and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, and except as otherwise specifically provided for in this Agreement, Rudolph will not and will cause the Rudolph Subsidiaries not to, and will not permit its or their directors, officers, employees and other Representatives to, directly or indirectly: (1) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information) any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its stockholders) that constitutes or would be reasonably expected to lead to a Rudolph Competing Proposal, (2) participate or engage in any negotiations or discussions regarding a Rudolph Competing Proposal, (3) in connection with any actual or potential Rudolph Competing Proposal, disclose or furnish any information or data to any Person concerning Rudolph’s business or properties, or provide any Person access to its properties, books, or records, (4) fail to include the Rudolph Board Recommendation in the Joint Proxy Statement distributed to Rudolph stockholders, (5) fail to make a statement in opposition and recommend rejection to Rudolph’s stockholders of any Rudolph Competing Proposal that is a tender or exchange offer for Rudolph’s securities initiated by a Person pursuant to Rule 14e-2 promulgated under the Exchange Act, or fail to reaffirm the Rudolph Board Recommendation in response to such tender or exchange offer, within ten (10) business days after such tender or exchange offer has first been published, sent or given by such Person, (6) fail to issue a press release confirming the Rudolph Board Recommendation within ten (10) Business Days following Parent’s written request to the Rudolph Board of Directors that the Rudolph Board of Directors issue such press release in response to any other publicly announced Rudolph Competing Proposal (provided the Rudolph Board of Directors shall not be required to issue more than one such press release in response to any Rudolph Competing Proposal), (7) approve or publicly recommend any Rudolph Competing Proposal, (8) withdraw, change, amend, modify or qualify, in a manner adverse to Nanometrics, the Rudolph Board Recommendation, (9) execute or become bound by any written letter of intent or similar document relating to, or any agreement or commitment providing for, any Rudolph Competing Proposal or (10) resolve, propose publicly or agree to do any of the foregoing (any act described in clauses (4) through (8) above (or to the extent related to clauses (4) through (8), clause (10)), a “Rudolph Change of Recommendation”). Rudolph will immediately cease, and cause the Rudolph Subsidiaries and its and their directors, officers, employees and other Representatives to immediately cease, any and all existing discussions or negotiations with any Person (or provision of any information to any Person) with respect to any Rudolph Competing Proposal. For purposes of this Section 5.4, the term “Person” means any Person or “group,” as defined in Section 13(d) of the Exchange Act, other than, with respect to Rudolph, Nanometrics or any Nanometrics Subsidiaries. Rudolph shall promptly inform its Representatives of Rudolph’s obligations under this Section 5.4 following the date of this Agreement. Rudolph acknowledges and agrees that, in the event any Representative of Rudolph or any Rudolph Subsidiary takes any action that if taken by Rudolph would be a breach of this Section 5.4, the taking of such action by such Representative will be deemed to constitute a breach of this Agreement (including this Section 5.4) by Rudolph.

(b)    As promptly as practicable following the date of this Agreement, Rudolph will request that all confidential or proprietary information previously furnished to any Person in connection with discussions and negotiations conducted with respect to any Rudolph Competing Proposal in the one-year period prior to the date of this Agreement, be promptly returned or destroyed.

(c)    Notwithstanding the limitations set forth in Section 5.4(a), if, prior to the Rudolph Stockholder Approval being obtained, Rudolph receives a bona fide written Rudolph Competing Proposal made after the date hereof that did not result from a breach in any material respect of the provisions of Section 5.4(a), Rudolph and its Representatives may, (1) contact the Person that made such Rudolph Competing Proposal to clarify and understand the terms and conditions thereof and (2) if the Rudolph Board of Directors determines in good faith after consultation with Rudolph’s outside legal counsel and Rudolph’s nationally recognized independent financial advisor that such Rudolph Competing Proposal constitutes a Rudolph Superior Proposal or would reasonably be expected to result in a Rudolph Superior Proposal and that a failure to take any such action with respect to such Rudolph Competing Proposal would be inconsistent with its fiduciary duties under applicable Law, then in either event Rudolph and its Representatives may take the following actions after Rudolph gives prior notice to Nanometrics of its intent to do so: (x) furnish information to the Person making such Rudolph Competing Proposal if, and only if, prior to so furnishing such information, Rudolph receives from such Person an executed Acceptable Confidentiality Agreement and (y) engage in discussions or negotiations with such Person with respect to such Rudolph Competing Proposal and any changes thereto, including by making counterproposals thereto.

(d)    Rudolph will notify Nanometrics promptly (but in no event later than 24 hours) after receipt of any Rudolph Competing Proposal or any material amendment thereto, any initial proposals or inquiries that would reasonably be expected to lead to a Rudolph Competing Proposal, or any initial inquiry or request for information relating to Rudolph or any Rudolph Subsidiary by any Person who has made or would reasonably be expected to make any Rudolph Competing Proposal. Such notice will be made orally and confirmed in writing, and will indicate the identity of the Person making the Rudolph Competing Proposal, inquiry or request or with whom Rudolph is engaging in discussions or negotiations, and the terms and conditions of any such proposal or offer or the nature of the information requested pursuant to such inquiry or request. In addition, Rudolph will promptly (but in any event within 24 hours) after Rudolph’s receipt or delivery thereof (as applicable), provide to Nanometrics copies of any material written documentation or communications (and a summary of any oral terms or material communications) relating to a Rudolph Competing Proposal that is (i) received by Rudolph from any Person making such proposal (or from any representatives, advisors or agents of such Person) or (ii) sent by Rudolph to any Person making such proposal (or to any representatives, advisors or agents of such Person). Rudolph will keep Nanometrics reasonably informed of the material terms (including any material amendments or proposed material amendments to such material terms) of any such Rudolph Competing Proposal. Rudolph will concurrently provide to Nanometrics any nonpublic information concerning Rudolph provided to any other Person in connection with any Rudolph Competing Proposal that was not previously provided to Nanometrics.

(e)    Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Rudolph Stockholder Approval, the Rudolph Board of Directors may make a Rudolph Change of Recommendation in response to a Rudolph Intervening Event if, and only if, (1) the Rudolph Board of Directors has determined in good faith after consultation with Rudolph’s outside legal counsel that the failure to make a Rudolph Change of Recommendation would be inconsistent with the fiduciary duties of the members of the Rudolph Board of Directors under applicable Law (provided that neither the actions of the Rudolph Board of Directors in making such determination nor such determination shall, in and of themselves, constitute a Rudolph Change of Recommendation or a violation of Section 5.4(c)), (2) Rudolph has provided Nanometrics with a written notice of such determination and that the Rudolph Board of Directors intends to effect a Rudolph Change of Recommendation specifying, in reasonable detail, the reasons therefor (including the material facts and circumstances related to the applicable Rudolph Intervening Event); provided that neither the giving of such notice nor the actions of the Rudolph Board of Directors in authorizing and disclosing (to the extent legally required) such notice shall, in and of themselves, constitute a Rudolph Change of Recommendation and (3) during the four business day period commencing, if Nanometrics’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Nanometrics’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Nanometrics’s receipt of such notice, Rudolph has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Nanometrics and its Representatives (to the extent Nanometrics desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Nanometrics that, if accepted by Rudolph, would be binding on Nanometrics, and after taking account of such proposals, if any, the Rudolph Board of Directors again makes the determination set forth in Section 5.4(e)(1).

(f)    Notwithstanding anything in this Section 5.4 or Section 5.5 to the contrary, at any time prior to the receipt of the Rudolph Stockholder Approval, the Rudolph Board of Directors may in response to its receipt of a bona fide written Rudolph Competing Proposal made after the date of this Agreement that did not result from a breach in any material respect of the provisions of this Section 5.4 make a Rudolph Change of Recommendation if, and only if, (1) the Rudolph Board of Directors has determined in good faith after consultation with Rudolph’s outside legal counsel and nationally recognized independent financial advisor that (x) such Rudolph Competing Proposal constitutes a Rudolph Superior Proposal and (y) the failure to take such action would be inconsistent with the fiduciary duties of the members of the Rudolph Board of Directors under applicable Law (provided that the actions of the Rudolph Board of Directors in making such determination and such determination shall not, in and of themselves, constitute a Rudolph Change of Recommendation or a violation of Section 5.5(d)), (2) Rudolph has provided Nanometrics with a written notice of such determination and that the Rudolph Board of Directors intends to effect a Rudolph Change of Recommendation, together with a copy of the proposed form of each agreement to be entered into in connection with such Rudolph Superior Proposal and the identity of the Person making such Rudolph Superior Proposal; provided that neither the giving of such notice nor the actions of the Rudolph Board of Directors in authorizing and disclosing (to the extent legally required) such notice will, in and of themselves, constitute a Rudolph Change of Recommendation and (3) during the four business day period commencing, if Nanometrics’s receipt of such notice is prior to 3:00 p.m. Pacific Time, on the date of Nanometrics’s receipt of such notice, or, if such receipt is after 3:00 p.m. Pacific Time, on the business day first following the date of Nanometrics’s receipt of such notice, Rudolph has made its Representatives reasonably available for the purpose of engaging in discussions and negotiations with Nanometrics and its Representatives (to the extent Nanometrics desired to negotiate) regarding a possible amendment to this Agreement and has considered in good faith any written proposals made by Nanometrics that, if accepted by Rudolph, would be binding on Nanometrics, and after taking account of such proposals, if any, the Rudolph Board of Directors again makes the determination set forth in Section 5.4(f)(1). Each time the financial or other terms of such Rudolph Competing Proposal are amended, Rudolph will deliver to Nanometrics a new notice (including as attachments thereto a copy of the new forms of agreements related to such amended proposal), and the period of negotiation provided in the foregoing sentence will in no event, including if the initial four business day period would otherwise expire, end less than two business days after Nanometrics’s receipt of such new notice and new forms of agreements.

(g)    Nothing contained in this Agreement will prohibit Rudolph or the Rudolph Board of Directors from (1) disclosing to Rudolph’s stockholders a position contemplated by Rules 14d-9 or 14e-2(a) promulgated under the Exchange Act, (2) making any disclosure to its stockholders if the Rudolph Board of Directors has reasonably determined in good faith after consultation with Rudolph’s outside legal counsel that the failure to do so would be reasonably likely to constitute a breach of the duties of the members of the Rudolph Board of Directors under applicable Law or (3) making any “stop, look and listen” communication to the stockholders of Rudolph pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that this Section 5.4(g) will not permit the Rudolph Board of Directors to make a Rudolph Change of Recommendation except to the extent permitted by Section 5.4(e) or Section 5.4(f).

Section 5.5    Preparation of the Registration Statement and the Joint Proxy Statement; Stockholders’ Meetings.

(a)    As promptly as reasonably practicable following the date of this Agreement, (1) Nanometrics and Rudolph will jointly prepare and cause to be filed with the SEC the Joint Proxy Statement in preliminary form and (2) Nanometrics will prepare and cause to be filed with the SEC the Registration Statement with respect to the shares of Nanometrics Common Stock issuable in connection with the Merger, which will include the Joint Proxy Statement with respect to the Nanometrics Special Meeting and Rudolph Special Meeting. Each of

Nanometrics and Rudolph will use its reasonable best efforts to (A) have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, (B) ensure that the Registration Statement complies in all material respects with the applicable provisions of the Exchange Act and the Securities Act and (C) keep the Registration Statement effective for so long as necessary to complete the Merger. Each of Nanometrics and Rudolph will furnish all information concerning itself, its affiliates and the holders of its shares to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Registration Statement and Joint Proxy Statement. The Registration Statement and Joint Proxy Statement will include all information reasonably requested by such other Party to be included therein. Each of Nanometrics and Rudolph will promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Registration Statement or Joint Proxy Statement, and will, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC, on the other hand, and all written comments, received from the SEC, with respect to the Joint Proxy Statement or the Registration Statement, and advise the other party or any oral comments with respect to the Joint Proxy Statement or the Registration Statement received from the SEC. Each of Nanometrics and Rudolph will use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and Nanometrics will use its reasonable best efforts to respond, and Rudolph will cooperate with Nanometrics in so responding, as promptly as practicable to any comment from the SEC with respect to the Registration Statement. Notwithstanding the foregoing, prior to filing the Registration Statement (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Nanometrics and Rudolph will cooperate and provide the other a reasonable opportunity to review and comment on such document or response in advance (including the proposed final version of such document or response). Nanometrics will advise Rudolph, promptly after it receives notice thereof, of the time of effectiveness of the Registration Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the shares of Nanometrics Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Nanometrics will use its reasonable best efforts, and Rudolph will cooperate with Nanometrics, to have any such stop order or suspension lifted, reversed or otherwise terminated. Nanometrics will also use its reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or Blue Sky Laws and the rules and regulations thereunder in connection with the issuance of the shares of Nanometrics Common Stock in connection with the Merger, and Rudolph will furnish all information concerning Rudolph and the holders of Rudolph Common Stock and otherwise cooperate with Nanometrics as may be reasonably requested in connection with any such actions.

(b)    If, at any time prior to the receipt of the Nanometrics Stockholder Approval or the Rudolph Stockholder Approval, any information relating to Nanometrics or Rudolph, or any of their respective affiliates, should be discovered by Nanometrics or Rudolph that, in the reasonable judgment of Nanometrics or Rudolph, should be set forth in an amendment of, or a supplement to, the Registration Statement or the Joint Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information will promptly notify the other Parties, and Nanometrics and Rudolph will cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Registration Statement and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to stockholders of Nanometrics and the stockholders of Rudolph. Nothing in this Section 5.5(b) will limit the obligations of any Party under Section 5.5(a). For purposes of this Section 5.5, any information concerning or related to Nanometrics, its affiliates or the Nanometrics Special Meeting will be deemed to have been provided by Nanometrics, and any information concerning or related to Rudolph, its affiliates or the Rudolph Special Meeting will be deemed to have been provided by Rudolph.

(c)    As promptly as practicable following the date of this Agreement, Nanometrics will, in accordance with applicable Law and the Nanometrics Governing Documents, establish a record date for, duly call, give notice of, convene and, as soon as reasonably practicable (and not later than 45 days) after the effectiveness of the Registration Statement (and on a date selected in consultation with Rudolph), hold the Nanometrics Special Meeting. Nanometrics will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Nanometrics entitled to notice of the Nanometrics Special Meeting and to hold the Nanometrics Special Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act. Nanometrics will, through the Nanometrics Board of Directors, recommend to its stockholders that they vote in favor of the Nanometrics Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Nanometrics Stockholder Approval, except in each case to the extent that the Nanometrics Board of Directors has made a Nanometrics Change of Recommendation as permitted by Section 5.3. Nanometrics shall ensure that all proxies solicited in connection with the Nanometrics Special Meeting are solicited in compliance with applicable Law. Nanometrics shall not delay, postpone or adjourn the Nanometrics Special Meeting without the prior written consent of Rudolph; provided, however, notwithstanding the foregoing provisions of this Section 5.5(c), Nanometrics will have the right, after consultation with Rudolph, to (and, if requested by Rudolph, shall) make one or more successive postponements or adjournments of the Nanometrics Special Meeting: (i) if, on a date for which the Nanometrics Special Meeting is scheduled, Nanometrics has not received proxies representing a sufficient number of shares of Nanometrics Common Stock to obtain the Nanometrics Stockholder Approval, whether or not a quorum is present; provided that the Nanometrics Special Meeting is not postponed or adjourned under this clause (i) to a date later than the earlier of the date that is 30 days after the date for which the Nanometrics Special Meeting was originally scheduled or the date that is five (5) business days prior to the Outside Date; and (ii) if (A) the Nanometrics Board, after consultation with outside legal counsel, or the Rudolph Board, after consultation with outside legal counsel, determines that an adjournment or postponement is required by applicable Law (including to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Nanometrics stockholders or to permit dissemination of information that is material to stockholders voting at the Nanometrics Special Meeting and to give Nanometrics stockholders sufficient time to evaluate any such supplement or amendment or other information) or (B) such adjournment or postponement is requested in writing by the SEC; provided that (1) Nanometrics uses its reasonable best efforts to hold or resume the Nanometrics Special Meeting as soon as permitted by such applicable Law or request and (2) the Nanometrics Special Meeting is not postponed or adjourned under this clause (ii) to a date later than the date that is five (5) business days prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.1, nothing in this Agreement will relieve Nanometrics of its obligations under this Section 5.5(c), including its obligations to call, give notice of and hold the Nanometrics Special Meeting and to seek the Nanometrics Stockholder Approval at the Nanometrics Special Meeting, including if (x) a Nanometrics Competing Proposal or Nanometrics Superior Proposal shall have made or received by Nanometrics or (y) the Nanometrics Board of Directors shall have effected a Nanometrics Recommendation Change or announced or proposed any intention to do so.

(d)    As promptly as practicable following the date of this Agreement, Rudolph will, in accordance with applicable Law and the Rudolph Governing Documents, establish a record date for, duly call, give notice of, convene and, as soon as reasonably practicable (and not later than 45 days) after the effectiveness of the Registration Statement (and on a date selected in consultation with Nanometrics), hold the Rudolph Special Meeting. Rudolph will use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the stockholders of Rudolph entitled to notice of the Rudolph Special Meeting and to hold the Rudolph Special Meeting as soon as practicable after the Registration Statement is declared effective under the Securities Act. Rudolph will, through the Rudolph Board of Directors, recommend to its stockholders that they vote in favor of the Rudolph Stockholder Approval, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Rudolph Stockholder Approval, except in each case to the extent that the Rudolph Board of Directors has made a Rudolph Change of Recommendation as permitted by Section 5.4. Rudolph shall ensure that all proxies solicited in connection with the Rudolph Special Meeting are solicited in compliance with applicable Law. Rudolph shall not delay, postpone or adjourn the Rudolph Special Meeting without the prior written consent of Nanometrics; provided, however, notwithstanding the foregoing provisions of this Section 5.5(d), Rudolph will have the right, after consultation with Rudolph, to (and, if requested by

Nanometrics, shall) make one or more successive postponements or adjournments of the Rudolph Special Meeting: (i) if, on a date for which the Rudolph Special Meeting is scheduled, Rudolph has not received proxies representing a sufficient number of shares of Rudolph Common Stock to obtain the Rudolph Stockholder Approval, whether or not a quorum is present; provided that the Rudolph Special Meeting is not postponed or adjourned under this clause (i) to a date later than the earlier of the date that is 30 days after the date for which the Rudolph Special Meeting was originally scheduled or the date that is five (5) business days prior to the Outside Date; and (ii) if (A) the Rudolph Board, after consultation with outside legal counsel, or the Nanometrics Board, after consultation with outside legal counsel, determines that an adjournment or postponement is required by applicable Law (including to ensure that any required supplement or amendment to the Joint Proxy Statement is provided or made available to Rudolph stockholders or to permit dissemination of information that is material to stockholders voting at the Rudolph Special Meeting and to give Rudolph stockholders sufficient time to evaluate any such supplement or amendment or other information) or (B) such adjournment or postponement is requested in writing by the SEC; provided that (1) Rudolph uses its reasonable best efforts to hold or resume the Rudolph Special Meeting as soon as permitted by such applicable Law or request and (2) the Rudolph Special Meeting is not postponed or adjourned under this clause (ii) to a date later than the date that is five (5) business days prior to the Outside Date. Notwithstanding anything to the contrary in this Agreement, unless this Agreement is validly terminated in accordance with Section 8.1, nothing in this Agreement will relieve Rudolph of its obligations under this Section 5.5(d), including its obligations to call, give notice of and hold the Rudolph Special Meeting and to seek the Rudolph Stockholder Approval at the Rudolph Special Meeting, including if (x) a Rudolph Competing Proposal or Rudolph Superior Proposal shall have made or received by Rudolph or (y) the Rudolph Board of Directors shall have effected a Rudolph Recommendation Change or announced or proposed any intention to do so.

(e)    Subject to the foregoing provisions of this Section 5.5, Nanometrics and Rudolph will use their respective reasonable best efforts to hold the Nanometrics Special Meeting and the Rudolph Special Meeting on the same date.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1    Access; Confidentiality; Notice of Certain Events.

(a)    From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated in accordance with Article VIII, to the extent permitted by applicable Law, each of Nanometrics and Rudolph will, and will cause their respective Subsidiaries to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel designated on Schedule 6.1(a)(i) (in the case of access to Rudolph personnel) or Schedule 6.1(a)(ii) (in the case of access to Nanometrics personnel) and records and, during such period, each of Nanometrics and Rudolph will, and will cause each of Nanometrics Subsidiaries and the Rudolph Subsidiaries, respectively, to, furnish reasonably promptly to the other Party all information (financial or otherwise, including Tax Returns) concerning its business, properties and personnel as such other Party may reasonably request. Notwithstanding the foregoing, neither Nanometrics nor Rudolph will be required by this Section 6.1 to provide the other Party or the Representatives of such other Party with access to or to disclose information (1) that is subject to the terms of a confidentiality agreement with a Third Party (as long as the withholding Party uses its reasonable best efforts to obtain the required consent of such Third Party to such access or disclosure), (2) the disclosure of which would violate any Law, including the HSR Act (as long as the withholding Party uses its reasonable best efforts to make appropriate substitute arrangements to permit reasonable disclosure not in violation of any Law) or (3) that is subject to any attorney-client, attorney work product or other legal privilege (as long as the withholding Party uses its reasonable best efforts to allow for such access or disclosure to the maximum extent that does not result in a loss of any such attorney-client, attorney work product or other legal privilege), except in the case of this clause (3) to the extent reasonably required for the purpose of complying with applicable Antitrust Laws, in which case such disclosure shall be made to external counsel only and subject to prior execution of a common interest or joint defense agreement in customary form. Each of Nanometrics and Rudolph will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. No investigation by any of the Parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other Party set forth herein.

(b)    Any information exchanged pursuant to this Section 6.1, will be subject to the terms of the Confidentiality Agreement.

(c)    Nanometrics will give prompt notice to Rudolph, and Rudolph will give prompt notice to Nanometrics, (1) of any notice or other communication received by such Party from any Governmental Authority in connection with this Agreement, the Merger or other Transactions, or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent would reasonably be expected to be material to Nanometrics, the Surviving Corporation or Rudolph, (2) of any Action commenced or, to such Party’s knowledge, threatened against, such Party or any of its Subsidiaries or otherwise relating to, involving or affecting such Party or any of its Subsidiaries, in each case in connection with, arising from or otherwise relating to the Merger or any other Transaction and (3) upon becoming aware of the occurrence of any event or circumstance relating to it or any of the Nanometrics Subsidiaries or the Rudolph Subsidiaries, respectively, that would reasonably be expected to have, individually or in the aggregate, a Nanometrics Material Adverse Effect or a Rudolph Material Adverse Effect, as the case may be, or that would reasonably be expected to prevent or materially delay or impede the consummation of the Transactions. The delivery of any notice pursuant to this Section 6.1(c) will not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to any Party.

Section 6.2    Reasonable Best Efforts.

(a)    Subject to the terms and conditions of this Agreement, each Party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or advisable under applicable Laws to consummate the Merger and the other Transactions as soon as practicable after the date hereof, including (1) preparing and filing, in consultation with the other Parties and as promptly as practicable and advisable after the date hereof, all documentation to effect all necessary applications, notices, petitions, filings, and other documents and to obtain as promptly as practicable all waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorizations necessary or advisable to be obtained from any Governmental Authority in order to consummate the Merger or any of the other Transactions and (2) taking all steps as may be necessary to obtain all such waiting period expirations or terminations, consents, clearances, waivers, licenses, registrations, permits, authorizations, Orders and approvals. In furtherance and not in limitation of the foregoing, each Party agrees to make all necessary applications, notices, petitions and filings required (and thereafter make any other required submissions and respond as promptly as practicable to any requests for additional information or documentary material) with respect to this Agreement or the Transactions (A) with the Antitrust Division of the Department of Justice (“DOJ”) and the Federal Trade Commission (“FTC”) on a Notification and Report Form pursuant to the HSR Act with respect to the Transactions and (B) any jurisdiction listed in Section 6.2(a) of the Nanometrics Disclosure Letter (the foregoing, collectively, the “Specified Antitrust Authorities”). The Parties agree to make the filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable, and in any event within 10 business days after the execution of this Agreement (unless another date is mutually agreed between the Parties), and to make a filing in any jurisdiction listed in Schedule 7.1(d) as promptly as practicable, and in any event within 45 business days after the execution of this Agreement (unless another date is mutually agreed between the Parties). The Parties agree to use reasonable best efforts to supply as promptly as practicable and advisable additional information and documentary material that may be requested pursuant to the HSR Act or by the Specified Antitrust Authorities and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.

(b)    Each of Rudolph and Nanometrics will, in connection with the efforts referenced in Section 6.2(a) to obtain all waiting period expirations or terminations, consents, clearances, waivers, licenses, Orders, registrations, approvals, permits, and authorizations for the Transactions under the HSR Act or any other Antitrust Law, (1) cooperate in all respects and consult with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, including by allowing the other Party to have a reasonable opportunity to review in advance and comment on drafts of filings and submissions, (2) promptly inform the other Party of any communication received by such Party from, and consult with the other Party and allow the other Party to review in advance any material communications and promptly inform the other Party of any communication or given by such Party to, the DOJ, the FTC or any other Governmental Authority, by promptly providing copies to the other Party (or to its outside counsel) of any such written communications, and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the Transactions. Each Party, as they deem advisable and necessary, may reasonably designate any competitively sensitive material provided to the other under this Section 6.2(b) as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, directors or other Representatives of the recipient unless express permission is obtained in advance from the source of the materials (Rudolph or Nanometrics, as the case may be) or its legal counsel; provided further that materials whether being submitted to the Party or to its outside counsel may be redacted (A) to remove references concerning the valuation of Rudolph, Nanometrics or any of their Subsidiaries, (B) as necessary to comply with contractual arrangements and (C) as necessary to address reasonable privilege or confidentiality concerns and (3) to the extent permitted by the DOJ, the FTC or any other applicable Governmental Authority or other Person, permit the other Party to attend any meeting, substantive telephone call or conference with, the DOJ, the FTC or any other Governmental Authority, or, in connection with any proceeding by a private party, with any other Person. Rudolph and Nanometrics shall jointly determine all communications and strategy relating to the Antitrust Laws, and the Parties shall consult and cooperate with one another and consider in good faith the views of one another regarding the form and content of any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of either Party in connection with proceedings under or relating to any Antitrust Law prior to their submission. Neither Party will agree to pull any filing, extend any waiting period, or agree not to consummate the transaction for any period of time without the written agreement of the other Party.

(c)    In furtherance and not in limitation of Section 6.2(a), each of Rudolph and Nanometrics will use its reasonable best efforts to obtain the expiration or termination of all waiting periods and all consents, waivers, authorizations and approvals of all third parties, including Governmental Authorities, necessary, proper or advisable for the consummation of the Transactions and to provide any notices to third parties required to be provided by them prior to the Effective Time; provided that without consulting with Rudolph, Nanometrics will not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates, and without consulting with Nanometrics, Rudolph will not incur any significant expense or liability, enter into any significant new commitment or agreement or agree to any significant modification to any contractual arrangement to obtain such consents or certificates. Without limiting the foregoing, Rudolph and Nanometrics shall subject to Section 6.2(d), as applicable, (i) each use its reasonable best efforts to avoid the entry of, or to have vacated or terminated, any decree, Order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including without limitation defending through litigation on the merits any claim asserted in any court by any Person and (ii) each use its reasonable best efforts to avoid or eliminate each and every impediment under any antitrust, competition or trade regulation law that may be asserted by any Governmental Authority with respect to the Merger so as to enable the Closing to occur as soon as reasonably possible (and in any event no later than the Outside Date), including (x) proposing, negotiating, committing to and (with effect from and after the Closing) effecting, by consent decree, hold separate order, or otherwise, the sale, licensing, divestiture or disposition of such assets or businesses of Rudolph or Nanometrics (or any of their respective Subsidiaries) and (y) otherwise taking or committing to take actions that after the Closing Date would limit Rudolph’s, Nanometrics’s, or any of their respective Subsidiaries’ freedom of action with respect to, or Rudolph’s or Nanometrics’s ability to retain, one or more of their Subsidiaries’ businesses, product lines or assets, in each case as may be required in order to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order, or other Order in any suit or proceeding, which would otherwise have the effect of preventing or materially delaying the Closing.

(d)    Notwithstanding anything else contained herein, the provisions of this Section 6.2 shall not be construed to require either Rudolph or Nanometrics to, and, without the prior written consent of the other Party, neither Rudolph nor Nanometrics shall, take (or agree to take) any action(s) referred to in clauses (x) or (y) of Section 6.2(c) if such action(s) would reasonably be expected to be material to Nanometrics and its Subsidiaries (including Rudolph and its Subsidiaries), taken as a whole, at or after the Effective Time.

Section 6.3    Publicity. The initial press release with respect to the execution of this Agreement will be a joint press release in form and substance acceptable to Nanometrics and Rudolph, respectively. Thereafter, so long as this Agreement is in effect, neither Nanometrics nor Rudolph, nor any of their respective affiliates, will issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other such Party (such consent not to be unreasonably withheld, conditioned or delayed), unless such Party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange to issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement, in which event such Party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other Party to review and comment upon such press release or other announcement in advance and will give due consideration to all reasonable additions, deletions or changes suggested thereto. Nanometrics will not be required by this Section 6.3 to provide any such opportunity to Rudolph in connection with the receipt and existence of a Nanometrics Competing Proposal or a Nanometrics Change of Recommendation, and Rudolph will not be required by this Section 6.3 to provide any such opportunity to Nanometrics in connection with the receipt and existence of a Rudolph Competing Proposal or a Rudolph Change of Recommendation. Notwithstanding the foregoing provisions of this Section 6.3, (1) each of Rudolph and Nanometrics may make press releases or public announcements concerning this Agreement, the Merger and the other Transactions that consists solely of information previously disclosed in all material respects in previous press releases or announcements made by Rudolph and/or Nanometrics in compliance with this Section 6.3 and (2) each of Rudolph and Nanometrics may make public statements in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, and may make internal announcements to employees, so long as any such statements consist solely of information previously disclosed in all material respects in previous press releases, public disclosures or public statements made jointly by Nanometrics and Rudolph and do not reveal material, nonpublic information regarding the other parties, this Agreement, the Merger or the other Transactions.

Section 6.4    Directors’ and Officers’ Insurance and Indemnification. Nanometrics will, and will cause the Surviving Corporation to, for six years from and after the Effective Time, indemnify and hold harmless all past and present directors and officers of Nanometrics and the Nanometrics Subsidiaries (collectively, the “Nanometrics Indemnified Parties”) and all past and present directors and officers of Rudolph and the Rudolph Subsidiaries (the “Rudolph Indemnified Parties” and, collectively with the Nanometrics Indemnified Parties, the “Indemnified Parties”) against any costs or expenses (including advancing attorneys’ fees and expenses in advance of the final disposition of any actual or threatened claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent provided pursuant to the Nanometrics Governing Documents or the organizational documents of any Nanometrics Subsidiary (in the case of the Nanometrics Indemnified Parties) or the Rudolph Governing Documents or the organizational documents of any Rudolph Subsidiary (in the case of the Rudolph Indemnified Parties) or any indemnification agreements in existence on the date of this Agreement with Nanometrics, Rudolph or either of their respective Subsidiaries, as long as such Indemnified Party agrees in advance to return any such funds to which a court of competent jurisdiction has determined in a final, nonappealable judgment such Indemnified Party is not ultimately entitled), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, investigation, suit or proceeding in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions), whether asserted or claimed prior to, at or after the Effective Time, in connection with such persons serving as an officer or director of Nanometrics or any of the Nanometrics Subsidiaries or of Rudolph or any of the Rudolph Subsidiaries, as applicable, or as an officer, director, employee or other fiduciary of any other Person if such service was at the request or for the benefit of Nanometrics or any of the Nanometrics Subsidiaries or of Rudolph or any of the Rudolph Subsidiaries, as applicable, to the fullest extent provided pursuant to the Nanometrics Governing Documents or the organizational documents of any Nanometrics Subsidiary (in the case of the Nanometrics Indemnified Parties) or the Rudolph Governing Documents or the organizational documents of any Rudolph Subsidiary (in the case of the Rudolph Indemnified Parties) or any indemnification agreements in existence on the date of this Agreement with Nanometrics, Rudolph or either of their respective Subsidiaries. All rights to elimination of liability, indemnification and advancement of expenses for acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, now existing in favor of the Indemnified Parties as provided in their respective certificate of incorporation or by-laws (or comparable organizational documents) or in any agreement will survive the Merger and the other Transactions and will continue in full force and effect. For six years after the Effective Time, Nanometrics will cause to be maintained in effect the provisions in the Nanometrics Governing Documents, the Rudolph Governing Documents and any other agreements of Nanometrics, the Nanometrics Subsidiaries, Rudolph or the Rudolph Subsidiaries with any Indemnified Party, in each case regarding elimination of liability, indemnification of officers, directors and employees and advancement of expenses that are in existence on the date of this Agreement, and no such provision will be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any such Indemnified Party in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time (including acts or omissions occurring in connection with the approval of this Agreement and the consummation of the Merger or any of the other Transactions). Nanometrics will cause to be maintained, for an aggregate period of six years from the Effective Time, (i) for the benefit of the Nanometrics Indemnified Parties, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Nanometrics’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage (the “Nanometrics D&O Insurance”); provided, however, that no Person will be required to pay an annual premium for the Nanometrics D&O Insurance in excess of 300% of the last annual premium paid by Nanometrics prior to the date of this Agreement, as disclosed in Section 6.4 of the Nanometrics Disclosure Letter; provided further that Nanometrics at any time may substitute therefor a single premium tail coverage with respect to Nanometrics D&O Insurance with, if such tail coverage is obtained by Nanometrics prior to the Effective Time, an annual cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement, as disclosed in Section 6.4 of the Nanometrics Disclosure Letter and, if such tail coverage shall be so purchased, after the Effective Time, Nanometrics shall maintain such coverage in full force and effect and continue to honor its obligations thereunder; and (ii) for the benefit of the Rudolph Indemnified Parties, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time that is no less favorable than Rudolph’s existing policy or, if insurance coverage that is no less favorable is unavailable, the best available coverage (the “Rudolph D&O Insurance”); provided, however, that no Person will be required to pay an annual premium for the Rudolph D&O Insurance in excess of 300% of the last annual premium paid by Rudolph prior to the date of this Agreement, as disclosed in Section 6.4 of the Rudolph Disclosure Letter; provided, however, that Rudolph (prior to the Effective Time) or Nanometrics (at or after the Effective Time) may substitute therefor a single premium tail coverage with respect to the Rudolph D&O Insurance with, if such tail coverage is obtained by Rudolph prior to the Effective Time, an annual cost not in excess of 300% of the last annual premium paid prior to the date of this Agreement as disclosed in Section 6.4 of the Rudolph Disclosure Letter and, if such tail coverage shall be so purchased, Nanometrics shall maintain such coverage in full force and effect and continue to honor its obligations thereunder. In the event Nanometrics or the Surviving Corporation or any of their respective successors or assigns (1) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger or (2) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Nanometrics or the Surviving Corporation, as the case may be, will assume the obligations of such Party set forth in this Section 6.4. The rights and obligations under this Section 6.4 will survive consummation of the Merger and will not be terminated or amended in a manner that is adverse to any Indemnified Party without the written consent of such Indemnified Party. The provisions of this Section 6.4 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under Nanometrics’s or Rudolph’s or any of their respective Subsidiaries’ Organizational Documents in effect as of the date of this Agreement or in any Contract of Nanometrics or Rudolph or any of their respective Subsidiaries in effect as of the date of this Agreement.

Section 6.5    Takeover Statutes. The Parties will use their respective reasonable best efforts (a) to take all action necessary so that no Takeover Statute is or becomes applicable to the Merger or any of the other Transactions and (b) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Statute on the Merger and the other Transactions.

Section 6.6    Obligations of Merger Sub and Surviving Corporation. Nanometrics will take all action necessary to cause each of Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement before and after the Effective Time.

Section 6.7    Employee Benefits.

(a)    From the Closing Date until the first anniversary of the Closing Date or until an earlier date of termination of employment, Nanometrics, the Surviving Corporation or an applicable Subsidiary will (and Nanometrics will cause the Surviving Corporation or Subsidiary to) provide to the individuals who continue in the service of Nanometrics or the Surviving Corporation or a Subsidiary of either at and after the Closing (a “Continuing Service Provider”) (i) base salary or wages that is no less favorable than the base salary or wages provided to such Continuing Service Provider immediately prior to the Closing, (ii) bonus or incentive opportunities that are no less favorable than the bonus or incentive opportunities (excluding value attributable to equity-based compensation) provided to such Continuing Service Provider immediately prior to the Closing and (iii) employee and fringe benefits (including severance benefits, and group health, life and disability plans, but excluding benefits provided pursuant to any defined benefit pension plan) that are no less favorable in the aggregate to such Continuing Service Providers than the employee and fringe benefits provided to such persons in the aggregate immediately prior to the Closing, without being required to take into account any equity-related, retention, deal bonus, or other compensation related to or affected by the Merger.

(b)    With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Nanometrics, the Surviving Corporation or a Subsidiary of either in which any Continuing Service Provider will participate effective as of or after the Effective Time (collectively, “New Plans”), subject to applicable Law and applicable Tax qualification requirements, Nanometrics shall, or shall cause the Surviving Corporation to, recognize all service of the Continuing Service Provider with Rudolph or a Rudolph Subsidiary, as the case may be, as of the Effective Time for vesting, eligibility and level of benefits purposes (but not for purposes of benefit accrual under a defined benefit plan) in any New Plan in which such Continuing Service Providers are eligible to participate after the Effective Time, in each case except to the extent that recognizing such service would result in a duplication of benefits.

(c)    To the extent any Continuing Service Provider participates in a New Plan on or before the first anniversary of the Closing Date that is a welfare plan of Nanometrics and the terms of such New Plan then permit or revision to such terms to so permit would be commercially reasonable, the Surviving Corporation or any Subsidiary of either (a “Nanometrics Welfare Plan”), Nanometrics will, and will cause the Surviving Corporation or its Subsidiaries to, cause all (1) pre-existing condition limitations which otherwise would be applicable to such Continuing Service Provider and his or her covered dependents to be waived to the extent satisfied under a Nanometrics Plan comparable to such Nanometrics Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Continuing Service Provider’s commencement of participation in such Nanometrics Welfare Plan, (2) participation waiting periods, actively at work requirements, and insurability requirements under each Nanometrics Welfare Plan that would otherwise be applicable to such Continuing Service Provider to be waived to the same extent waived or satisfied under the Rudolph Plan comparable to such Nanometrics Welfare Plan immediately prior to the Closing Date or, if later, immediately prior to such Continuing Service Provider’s commencement of participation in such Nanometrics Welfare Plan and (3) co-payments, deductibles and other out-of-pocket expenses paid by Continuing Service Providers in the plan year in which the Effective Time occurs to be credited for purposes of satisfying any applicable deductible, co-payment and maximum out of pocket requirement under any such Nanometrics Welfare Plan.

(d)    If requested by Nanometrics at least ten (10) business days prior to the Closing, then effective as of no later than the day immediately preceding the Closing, Rudolph will terminate each Rudolph Plan intended to be “qualified” within the meaning of Section 401(a) of the Code (each a “Rudolph 401(k) Plan”). In the event that Nanometrics requests that any such Rudolph 401(k) Plan be terminated, each Continuing Service Provider who is a participant in a Rudolph 401(k) Plan (each, a “401(k) Participant”) will be allowed to participate, as soon as practicable following the Closing, in a tax qualified plan that includes a cash or deferred arrangement intended to satisfy the provisions of Section 401(k) of the Code that is sponsored by Nanometrics or an affiliate of Nanometrics (the “Nanometrics 401(k) Plan”) and will be credited with eligibility service and vesting service for all periods of service with Rudolph or any Rudolph Subsidiary to the extent so credited with such service under the applicable Rudolph 401(k) Plan. In addition, Nanometrics will, or will cause an affiliate to, take all actions necessary so that the Nanometrics 401(k) Plan will accept rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, inclusive of loans) from the Rudolph 401(k) Plan and Nanometrics (or its affiliate) will thereafter maintain such loan under the Nanometrics 401(k) Plan. During the period commencing on the Closing Date and ending at the time of the rollover of promissory notes and related account balances, such loans will continue to be maintained under the applicable Rudolph 401(k) Plan and Nanometrics will make, or will cause an affiliate to make, payroll deductions in respect of required payments under any such loan and timely remit such amounts to the Rudolph 401(k) Plan as payments on such loan. During such period, provided that the 401(k) Participant continues to make all required installment payments with respect to such loan, such loan will not be placed in default, and Rudolph and Nanometrics will take all necessary action to cause such loan not to be placed in default.

(e)    The Parties agree that the Merger shall constitute or be deemed to constitute a “change of control” and “change in control” for purposes of the Rudolph Plans, the Nanometrics Plans, and the awards issued and protections provided under each.

(f)    Bonus and Profit Sharing Plan Treatment.

(1)     Each participant in a Rudolph Plan that provides for annual cash incentive compensation based on the achievement of corporate and/or business unit performance goals (each, a “Rudolph Bonus Plan Participant”) shall receive a payment in the first payroll whose cutoff date follows the Closing equal to the product of (i) such participant’s target cash bonus (solely to the extent allocated to the achievement of such corporate and/or business unit performance goals) as in effect immediately prior to Closing and (ii) a fraction, the numerator of which is the number of days in the calendar year between January 1 and the Closing, and the denominator of which is 365. Each Rudolph Bonus Plan Participant who is a Continuing Service Provider as of December 31 of the year in which Closing occurs shall receive a payment in accordance with Rudolph’s ordinary course bonus practices equal to the product of (i) such participant’s target cash bonus (solely to the extent allocated to the achievement of such corporate and/or business unit performance goals) as of immediately prior to Closing and (ii) a fraction, the numerator of which is the number of days in the calendar year between the Closing and December 31, and the denominator of which is 365. Annual incentive compensation under any Rudolph Plan based on the achievement of individual performance goals will be determined and paid after the Closing in the ordinary course of business based on actual achievement. Notwithstanding and in lieu of the foregoing, any Rudolph Bonus Plan Participant whose bonus is subject to a key executive incentive compensation plan (a “KEICP”) shall have the treatment provided by the KEICP.

(2)     Each participant in the Nanometrics Plan that provides for annual cash incentive compensation based on the achievement of corporate and individual performance goals who is employed as of immediately prior to the Closing (a “Nanometrics Bonus Plan Participant”) shall receive a payment in the first payroll whose cutoff date follows the Closing equal to the product of such individual’s target cash bonus multiplied by (w) the corporate performance metric/factor under such plan (the “Nanometrics Corporate Metric”), which is deemed for purposes of this clause (ii) to be one (1); (x) a determination of such participant’s individual performance metric/factor under such plan (through a date that is ten (10) Business Days preceding the Closing) , which may be above or below one (1), as determined by Nanometrics (the “Nanometrics Individual Metric”) and (iii) a fraction, the numerator of which is the number of days in the calendar year between January 1 and the Closing, and the denominator of which is 365. The overall combined Corporate Metric and Individual Metric on an aggregate basis for all Nanometrics Bonus Plan Participants shall not exceed a weighted average of one (1). Each Nanometrics Bonus Plan Participant who is a Continuing Service Provider as of December 31 of the year in which Closing occurs shall receive a payment determined in accordance with Nanometrics’s ordinary practices with respect to the determination of cash bonuses equal to such individual’s target cash bonus multiplied by the product of (i) the final Nanometrics Corporate Metric for such year and (ii) the participant’s final Nanometrics Individual Metric for such year, and (iii) a fraction, the numerator of which is the number of days in the calendar year between the Closing and December 31, and the denominator of which is 365. Such payment shall occur on or within 75 days following such December 31.

(3)    Each Nanometrics employee who is eligible for payments under the Company Profit-Sharing Plan (with respect to which the pool is established pursuant to the 2015 Profit Sharing Plan guidelines (the “Profit Plan Guidelines”)) as of immediately prior to the Closing (a “Nanometrics Profit Plan Participant”) shall receive a payment in the first payroll whose cutoff date follows the Closing equal to the product of the payout amount relating to such employee calculated pursuant to the Profit Plan Guidelines, as determined by Nanometrics, and a fraction, the numerator of which is the number of days in the calendar year between June 30, 2019 and the Closing, and the denominator of which is 185. Each individual who is a Nanometrics Profit Plan Participant as of December 31 of the year in which Closing occurs shall receive a payment equal to the payout amount calculated pursuant to the plan guidelines and a fraction, the numerator of which is the number of days in the calendar year between the Closing and December 31, and the denominator of which is 185. Such payment shall occur on or within 75 days following such December 31.

(4)    The payments described in this Section 6.7(f) are in lieu of any payment under the ordinary operation of the applicable cash bonus or profit sharing plan.

(g)    Nothing contained herein shall (1) be treated as creating or amending any particular Nanometrics Plan or Rudolph Plan or prohibiting the amendment or termination of such plan, (2) give any third party (including any current or former employee, director or other independent contractor of Nanometrics or Rudolph and their Subsidiaries (including any beneficiary or dependent thereof)) any right to enforce the provisions of this Section 6.7 or (3) require Nanometrics or any of its affiliates to (A) maintain any particular Nanometrics Plan or Rudolph Plan or (B) retain the employment of any particular employee or to provide any particular term or condition of employment. Other than this Section 6.7(g), the undertakings in this Section 6.7 do not apply to persons covered by collective bargaining agreements or other collective labor agreements or apply to any Worker outside the United States, with the treatment of the foregoing being as provided in agreements covering them and as provided in applicable Law.

Section 6.8    Rule 16b-3. The Board of Directors of Rudolph, or a committee of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, will, prior to the Effective Time, adopt a resolution providing that the dispositions by Rudolph Insiders of Rudolph Common Stock (including derivative securities with respect to Rudolph Common Stock) in exchange for shares of Nanometrics Common Stock pursuant to the transactions contemplated by this Agreement are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder. Thereafter and, assuming that Rudolph delivers to Nanometrics the Rudolph Section 16 Information in a timely fashion prior to the Effective Time, the Board of Directors of Nanometrics, or a committee of non-employee directors (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act) thereof, will reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing that the receipt by Rudolph Insiders of shares of Nanometrics Common Stock in exchange for shares of Rudolph Common Stock and derivative securities with respect to Rudolph Common Stock pursuant to the Transactions are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act in accordance with Rule 16b-3 and interpretations of the SEC thereunder.

Section 6.9    Security Holder Litigation. Each Party will provide the other Party prompt notice of any litigation brought by any stockholder of that Party against such Party, any of its Subsidiaries and/or any of their respective directors relating to the Merger, this Agreement or any of the Transactions, and will provide the other Party with updates and such information as such other Party will reasonably request with respect to the status of the litigation and discussions between the parties to such litigation (unless the provision of such updates and information could reasonably be expected to result in a loss of attorney-client privilege). Nanometrics will give Rudolph the opportunity to participate in the defense of and settlement discussions with respect to any such litigation and will not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Rudolph has consented in writing to such payment or settlement, which consent will not be unreasonably withheld, conditioned or delayed, except that Rudolph will not be obligated to consent to any settlement that does not include a full release of Rudolph and its affiliates or that imposes an injunction or other equitable relief upon Rudolph or any of its affiliates. Rudolph will give Nanometrics the opportunity to participate in the defense of and settlement discussions with respect to any such litigation and will not make any payment or settlement offer prior to the Effective Time with respect to any such litigation unless Nanometrics has consented in writing to such payment or settlement, which consent will not be unreasonably withheld, conditioned or delayed, except that Nanometrics will not be obligated to consent to any settlement that does not include a full release of Nanometrics and its affiliates or that imposes an injunction or other equitable relief upon Nanometrics or any of its affiliates. In the event of, and to the extent of, any conflict or overlap between the provisions of this Section 6.9 and Section 5.1 or Section 5.2, the provisions of this Section 6.9 will control.

Section 6.10    Delisting. Each of the Parties agrees to cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist Rudolph Common Stock from the New York Stock Exchange and terminate its registration under the Exchange Act, provided that such delisting and termination will not be effective until after the Effective Time.

Section 6.11    Stock Exchange Listing. Nanometrics will use its reasonable best efforts to cause shares of Nanometrics Common Stock, including the shares of Nanometrics Common Stock to be issued in connection with the Merger (including shares of Nanometrics Common Stock to be reserved upon exercise of Nanometrics Stock Options or vesting of Nanometrics RSU Awards), to be approved, prior to the Effective Time, for listing, effective as of the beginning of the first business day following the Effective Time, on the New York Stock Exchange with the symbol “NRTI” (unless another symbol is mutually agreed in writing by the parties in advance of submitting a listing application with the New York Stock Exchange), subject to official notice of issuance. If such approval for listing on the New York Stock Exchange is not received, then Nanometrics will use its reasonable best efforts to cause the shares of Nanometrics Common Stock to be issued in connection with the

Merger (including the shares of Nanometrics Common Stock to be issued upon the exercise of assumed and converted Nanometrics Stock Options, and upon vesting of assumed and converted Nanometrics RSU Awards) to be approved, prior to the Effective Time, for listing on Nasdaq.

Section 6.12    Governance Matters.

(a)    Subject to the receipt of Nanometrics Stockholder Approval, Nanometrics shall cause the certificate of incorporation of Nanometrics to be amended and restated immediately prior to the Effective Time in its entirety as set forth on Exhibit C (the “Amended and Restated Nanometrics Charter”), until thereafter amended following the Effective Time as provided therein or by applicable Law. At the Effective Time, the Nanometrics bylaws shall be amended and restated in their entirety as set forth on Exhibit D. As of and from the Effective Time, the name of Nanometrics shall be “Nanometrics-Rudolph Technologies Inc.” except as may otherwise be agreed by the Parties in writing prior to the Closing. At the Effective Time, the charter of each committee of the Board of Directors of Nanometrics shall be amended to affirmatively state that, unless specifically reflected otherwise in the Nanometrics Charter, the bylaws of Nanometrics or any other corporate governance document of Nanometrics, all authority is held by the full Board of Directors of Nanometrics. Nanometrics shall cause the charter of each committee of the Board of Directors of Nanometrics to be, as of the Effective Time, in a form mutually acceptable to Nanometrics and Rudolph.

(b)    Effective at the Effective Time, unless otherwise agreed by Rudolph and Nanometrics in writing, Nanometrics shall take all necessary action to cause the size of the Nanometrics Board of Directors to be increased to twelve (12) members (the persons initially serving on the Nanometrics Board of Directors as of the Effective Time being referred to herein as the “Initial Post-Closing Directors”). Subject to compliance with applicable stock exchange and SEC rules, (i) five (5) of the Initial Post-Closing Directors shall be members of the Rudolph Board of Directors as of immediately prior to the Effective Time who comply with the requirements set forth in this Section 6.12(b) and who are designated by Rudolph by written notice to Nanometrics prior to the filing of the Form S-4 (any such designee, a “Rudolph Designee”), (ii) five (5) of the Initial Post-Closing Directors shall be members of the Nanometrics Board of Directors as of immediately prior to the Effective Time who comply with the requirements set forth in this Section 6.12(b) and who are designated by Nanometrics by written notice to Rudolph prior to the filing of the Form S-4 (any such designee, a “Nanometrics Designee”), (iii) one (1) of the Initial Post-Closing Directors shall be the CEO Designee, and (iv) one (1) of the Initial Post-Closing Directors shall be the Chairman Designee. It shall be a condition to service as an Initial Post-Closing Director that each of the Rudolph Designees and the Nanometrics Designees (A) meets and complies with any qualification criteria theretofore adopted by the nominating and corporate governance committee of the Nanometrics Board of Directors, including the requirements of applicable law, the New York Stock Exchange rules and the SEC rules and (B) is otherwise reasonably acceptable to the nominating and corporate governance committee of the Rudolph Board of Directors (in the case of a Nanometrics Designee) or the Nanometrics Board of Directors (in the case of a Rudolph Designee).

(c)    Nanometrics shall take all necessary action, effective as of the Effective Time, to cause (i) Christopher A. Seams to be initially appointed to act as chairman of the Nanometrics Board of Directors (provided that if such person (or any subsequent designee) is not serving on the Nanometrics Board of Directors as of immediately prior to Effective Time or does not then qualify as an Independent Director then Nanometrics shall instead designate another member of the Nanometrics Board of Directors who qualifies as an Independent Director as of the Effective Time and who has not served as Chief Executive Officer of Nanometrics to so serve) (the “Chairman Designee”), (ii) the nominating and corporate governance committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Nanometrics Slate who are Independent Directors and two directors from the Initial Rudolph Slate who are Independent Directors, with an Independent Director from the Initial Rudolph Slate acting as chairman of such committee, (iii) the audit committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Rudolph Slate who are Independent Directors and two directors from the Initial Nanometrics Slate who are Independent Directors, with an Independent Director from the Initial Nanometrics Slate acting as chairman of such committee, (iv) the compensation committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Rudolph Slate who are Independent Directors and two directors from the Initial Nanometrics Slate who are Independent Directors, with an Independent Director from the Initial Nanometrics Slate acting as chairman of such committee, (v) the ad hoc integration committee of the Nanometrics Board of Directors to be initially comprised of three directors from the Initial Rudolph Slate and two directors from the Initial Nanometrics Slate, with one of the directors from the Initial Nanometrics Slate acting as chairman of such committee, and (vi) the other committees of the Nanometrics Board of Directors to be initially comprised of an equal number of directors from the Initial Rudolph Slate and directors from the Initial Nanometrics Slate, in each case to hold office accordance with the certificate of incorporation and by-laws of Nanometrics.

(d)    Effective at the Effective Time, Nanometrics shall take all necessary action to cause Michael Plisinski to be initially appointed as Chief Executive Officer of Nanometrics (provided that, if for any reason such individual is no longer the Chief Executive Officer of Rudolph as of immediately prior to the Effective Time, then the Chief Executive Officer of Rudolph as of immediately prior to the Effective Time shall instead be so appointed) (the “CEO Designee”) and such other Persons as may be designated by the CEO Designee prior to the Effective Time to be initially appointed as the officers of Nanometrics, each such officer to have customary powers, authorities, duties and responsibilities and to serve from and after the Effective Time until his or her successor is duly elected or appointed and qualified in accordance with applicable Law or his or her earlier death, resignation or removal.

Section 6.13    Qualification as a Reorganization. The Merger is intended to qualify as a “reorganization” within the meaning of Section 368(a)(1) of the Code, and this Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3. Rudolph, Merger Sub and Nanometrics will not take or cause to be taken any action that would reasonably be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and each shall use its reasonable best efforts to cause the Merger to be treated as a reorganization within the meaning of Section 368(a) of the Code. Each of Rudolph and Nanometrics will use reasonable best efforts to obtain the Tax opinions described in Section 7.2(e) and Section 7.3(e) and similar Tax opinions dated the effective date of the Registration Statement, including Tax opinions satisfying the requirements of Item 601 of Regulation S-K under the Securities Act. Officers of Rudolph, Merger Sub and Nanometrics will use reasonable best efforts to deliver to Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Rudolph, and Cooley LLP, counsel to Nanometrics and Merger Sub, customary representation letters of Rudolph, Merger Sub and Nanometrics for purposes of such Tax opinions, at such time or times as may be reasonably requested by such law firms, including the effective date of the Registration Statement and the Closing Date.

ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 7.1    Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each Party to effect the Merger will be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived (in writing) in whole or in part by Rudolph, Merger Sub and Nanometrics, as the case may be, to the extent permitted by applicable Law:

(a)    Stockholder Approval. Each of the Nanometrics Stockholder Approval and the Rudolph Stockholder Approval has been obtained;

(b)    Registration Statement. The Registration Statement has become effective in accordance with the provisions of the Securities Act, no stop order suspending the effectiveness of the Registration Statement has been issued by the SEC that remains in effect, and no proceeding to that effect, and no similar proceeding with respect to the Joint Proxy Statement, is then pending or threatened in writing by the SEC;

(c)    Adverse Laws or Orders. No Adverse Law or Order is in effect and no action, suit or proceeding brought by a Governmental Authority seeking to prevent consummation of the Merger is pending or threatened; provided that any Adverse Law or Order or action, suit or proceeding with respect to non-U.S. Antitrust Laws other than those set forth on Schedule 7.1(d) will be disregarded for purposes of this Section 7.1(c);

(d)    Required Antitrust Clearances. Any (1) applicable waiting period (or extension thereof) relating to the Merger under the HSR Act has expired or been earlier terminated and (2) any affirmative approval of a Governmental Authority required under any Antitrust Law set forth on Schedule 7.1(d) has been obtained and any mandatory waiting period related thereto has expired; and

(e)    Listing. The shares of Nanometrics Common Stock, including the shares of Nanometrics Common Stock to be issued in connection with the Merger (including the shares of Nanometrics Common Stock to be issued upon the exercise of assumed and converted Nanometrics Stock Options, and upon vesting of assumed and converted Nanometrics RSU Awards) have been approved for listing on the New York Stock Exchange, subject to official notice of issuance; provided that, if the covenant in Section 6.11 has been satisfied, this Section 7.1(e) shall be deemed to be satisfied even if the shares of Nanometrics Common Stock are not approved for listing on the New York Stock Exchange, so long as the shares of Nanometrics Common Stock to be issued in connection with the Merger (including the shares of Nanometrics Common Stock to be issued upon the exercise of assumed and converted Nanometrics Stock Options, and upon vesting of assumed and converted Nanometrics RSU Awards) have been approved for listing on Nasdaq.

(f)    Amended and Restated Nanometrics Charter. The Amended and Restated Nanometrics Charter shall have been duly executed and filed with the DSOS immediately prior to and shall be in effect as of the Effective Time.

Section 7.2    Conditions to Obligations of Rudolph. The obligations of Rudolph to effect the Merger are also subject to the satisfaction or waiver (in writing) by Rudolph on or prior to the Closing Date of each of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Nanometrics and Merger Sub (1) set forth in Section 3.3(b) and the first sentence of Section 3.3(c) (Capitalization) (the “Nanometrics Capitalization Representations”) will be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Nanometrics Common Stock, before giving effect to the Merger, of more than 0.5% from that reflected in the Nanometrics Capitalization Representations, (2) set forth in Section 3.1(a) (Organization, Power and Subsidiaries), Section 3.3(a), (d) and (c) (other than first sentence of Section 3.3(c)) (Capitalization), Section 3.4 (Authority), Section 3.20 (Brokers and Expenses), Section 3.24 (Vote Required) and Section 3.25 (Opinion of Financial Advisor) (collectively, the “Nanometrics Specified Representations”) will, if qualified by materiality or “Nanometrics Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Nanometrics Material Adverse Effect,” will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (3) set forth in this Agreement, other than the Nanometrics Capitalization Representations and the Nanometrics Specified Representations, will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Nanometrics Material Adverse Effect and except for those representations and warranties that address matters only as of a particular date (which representations will have been true and correct as of such particular date, except for any failure to be so true and correct as of such date that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Nanometrics Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Nanometrics and Merger

Sub set forth in this Agreement for purposes of this Section 7.2(a)(3), all qualifications based on an “Nanometrics Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (except for clause (a) of Section 3.8) will be disregarded;

(b)    Covenants. Nanometrics and Merger Sub have complied with or performed, in all material respects, all covenants, obligations and agreements of Nanometrics and Merger Sub under this Agreement to be complied with or performed by them on or prior to the Effective Time;

(c)    Nanometrics Material Adverse Effect. No Nanometrics Material Adverse Effect has occurred since the date of this Agreement and is continuing;

(d)    Certificate. Nanometrics has furnished Rudolph with a certificate signed on its behalf by the chief executive officer or chief financial officer of Nanometrics to the effect that the conditions set forth in Section 7.2(a), (b) and (c) are satisfied; and

(e)    Tax Opinion. Rudolph has received the opinion of Wilmer Cutler Pickering Hale and Dorr LLP, counsel to Rudolph, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Wilmer Cutler Pickering Hale and Dorr LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Nanometrics and Rudolph renders such opinion to Rudolph. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 6.13.

Section 7.3    Conditions to Obligations of Nanometrics and Merger Sub. The obligations of Nanometrics and Merger Sub to effect the Merger are also subject to the satisfaction or waiver (in writing) by Nanometrics on or prior to the Closing Date of each of the following additional conditions:

(a)    Representations and Warranties. The representations and warranties of Rudolph (1) set forth in Section 4.3(b) and the first sentence of Section 4.3(c) (Capitalization) (the “Rudolph Capitalization Representations”) will be true and correct in all respects on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent expressly made as of an earlier date, in which case as of such date), except, in each case, for any inaccuracies that would not, individually or in the aggregate, reflect an underrepresentation of the number of fully diluted shares of Rudolph Common Stock, before giving effect to the Merger, of more than 0.5% from that reflected in the Rudolph Capitalization Representations, (2) set forth in Section 4.1(a) (Organization, Power and Subsidiaries), Section 4.3(a), (d) and (c) (other than first sentence of Section 4.3(c)) (Capitalization), Section 4.4 (Authority), Section 4.20 (Brokers and Expenses), Section 4.24 (Vote Required) and Section 4.25 (Opinion of Financial Advisor) (collectively, the “Rudolph Specified Representations”) will, if qualified by materiality or “Rudolph Material Adverse Effect,” be true and correct in all respects, and if not qualified by materiality or “Rudolph Material Adverse Effect,” will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such date) and (3) set forth in this Agreement, other than the Rudolph Capitalization Representations and the Rudolph Specified Representations, will be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date, except for any failure to be so true and correct that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rudolph Material Adverse Effect and except for those representations and warranties that address matters only as of a particular date (which representations will have been true and correct as of such particular date, except for any failure to be so true and correct as of such date that has not had, and would not reasonably be expected to have, individually or in the aggregate, a Rudolph Material Adverse Effect); provided, however, that for purposes of determining the accuracy of the representations and warranties of Rudolph set forth in this Agreement for purposes of this Section 7.3(a)(3), all qualifications based on an “Rudolph Material Adverse Effect” and all materiality qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties (except for clause (a) of Section 4.8) will be disregarded;

(b)    Covenants. Rudolph has complied with or performed, in all material respects, all covenants, obligations and agreements of Rudolph under this Agreement to be complied with or performed by it on or prior to the Effective Time;

(c)    Rudolph Material Adverse Effect. No Rudolph Material Adverse Effect has occurred since the date of this Agreement and is continuing;

(d)    Certificate. Rudolph has furnished Nanometrics with a certificate signed on its behalf by the chief executive officer or chief financial officer of Rudolph to the effect that the conditions set forth in Section 7.3(a), (b) and (c) are satisfied; and

(e)    Tax Opinion. Nanometrics has received the opinion of Cooley LLP, counsel to Nanometrics, to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, the Merger will be treated for United States federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code, which opinion will be dated the Closing Date; provided that if Cooley LLP does not render such opinion for any reason, this condition shall nonetheless be deemed satisfied if a third party nationally recognized law or accounting firm as reasonably agreed to by Nanometrics and Rudolph renders such opinion to Nanometrics. In rendering such opinion, such counsel may require and will be entitled to rely upon assumptions, representations, warranties and covenants, including those contained in the tax representation letters described in Section 6.13.

ARTICLE VIII

TERMINATION

Section 8.1    Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, whether before or, subject to the terms hereof, after the Nanometrics Stockholder Approval or adoption of this Agreement by the stockholders of Rudolph or the sole stockholder of Merger Sub, as follows:

(a)    by mutual written consent of Rudolph and Nanometrics;

(b)    by either Nanometrics or Rudolph if a Governmental Authority of competent jurisdiction has issued an Adverse Law or Order permanently restraining, permanently enjoining or otherwise permanently prohibiting the consummation of the Merger and, in the case of an Order, such Order has become final and non-appealable; provided that in the case of an Order, the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) may not do so if such Party has breached in any material respect its obligations under Section 6.2 to use its reasonable best efforts to contest, appeal and remove such Order in a manner that primarily caused or primarily resulted in the issuance of or failure to remove such Order;

(c)    by Rudolph if there has been a breach by Nanometrics or Merger Sub, or by Nanometrics if there has been a breach by Rudolph, of any representation, warranty, covenant or agreement set forth in this Agreement, which breach would result in the conditions in Article VII not being satisfied (assuming that the date of such determination is the Closing Date and that such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (1) 30 calendar days after the receipt of notice thereof by the defaulting Party from the non-defaulting Party or (2) three business days before the Outside Date); provided, however, that neither Rudolph nor Nanometrics shall have a right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in breach of any representations, warranties, covenants or other agreements contained in this Agreement that would result in a failure of a condition set forth in Article VII;

(d)    by either Rudolph or Nanometrics, if the Effective Time has not occurred by 5:00 p.m., Pacific Time, on December 23, 2019 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) will not be available to any Party who has breached any representation, warranty, covenant or agreement set forth in this Agreement in a manner that primarily caused or primarily resulted in the Effective Time not occurring prior to the Outside Date; provided further that if on the Outside Date the condition set forth in Section 7.1(d) and/or the condition set forth in Section 7.1(c) (if the applicable Adverse Law or Order is an order or injunction of a court of competent jurisdiction under an Antitrust Law) has not been satisfied but all other conditions to the Closing set forth in Article VII have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, which conditions will be capable of being satisfied), either Rudolph or Nanometrics may, by written notice to the other, extend the date from time to time to a date not later than three months from its originally scheduled expiry, in which case such extended date will thereafter be considered the Outside Date;

(e)    by Rudolph, prior to receipt of the Nanometrics Stockholder Approval, if the Nanometrics Board of Directors or any committee thereof has effected a Nanometrics Change of Recommendation (whether or not effected in compliance with the terms of this Agreement); provided that the right to terminate this Agreement pursuant to this Section 8.1(e) with respect to a particular circumstance shall expire if not exercised prior to the tenth (10th) business day following the date on which a right to terminate under this Section 8.1(e) first arose in connection with such circumstance;

(f)    by Rudolph, prior to receipt of the Nanometrics Stockholder Approval, if Nanometrics has committed a Willful Breach of its obligations under Section 5.3 or Section 5.5(c);

(g)    by Nanometrics, prior to receipt of the Rudolph Stockholder Approval, if the Rudolph Board of Directors or any committee thereof has effected a Rudolph Change of Recommendation (whether or not effected in compliance with the terms of this Agreement); provided that the right to terminate this Agreement pursuant to this Section 8.1(g) with respect to a particular circumstance shall expire if not exercised prior to the tenth (10th) business day following the date on which a right to terminate under this Section 8.1(g) first arose in connection with such circumstance;

(h)    by Nanometrics, prior to receipt of the Rudolph Stockholder Approval, if Rudolph has committed a Willful Breach of its obligations under Section 5.4 or Section 5.5(d);

(i)    by either Nanometrics or Rudolph, if the Nanometrics Stockholder Approval has not been obtained at the Nanometrics Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken; or

(j)    by either Rudolph or Nanometrics, if the Rudolph Stockholder Approval has not been obtained at the Rudolph Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such approval was taken.

Section 8.2    Effect of Termination.

(a)    Notice of Termination. To terminate this Agreement as provided in Section 8.1 (other than in the case of termination pursuant to Section 8.1(a)), the terminating Party will give written notice to Rudolph (if Nanometrics is the terminating Party) or Nanometrics (if Rudolph is the terminating Party) specifying the subsection of Section 8.1 pursuant to which such termination is made, and this Agreement will become null and void and there will be no liability on the part of Rudolph, Merger Sub or Nanometrics, or any of their respective former, current or future Representatives, except that the Confidentiality Agreement, this Section 8.2 and Section 9.3 through Section 9.12 will survive such termination; provided, however, that subject to Section 8.2(d), nothing herein will relieve any Party from liability for intentional fraud or a Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination and any aggrieved Party will be entitled to all rights and remedies available under applicable Law or in equity.

(b)    Nanometrics Termination Fee.

(1)    If Rudolph terminates this Agreement pursuant to Section 8.1(e) or Section 8.1(f), then Nanometrics will pay or cause to be paid to Rudolph, within three business days after such termination, an amount in cash equal to $26,000,000 (the “Nanometrics Termination Fee”).

(2)    If (A) Rudolph terminates this Agreement pursuant to Section 8.1(c) or Rudolph or Nanometrics terminates this Agreement pursuant to Section 8.1(d), (B) a Nanometrics Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the date of such termination (and not publicly withdrawn prior to the date of such termination) and (C)(1) any Nanometrics Qualifying Transaction is consummated within 12 months after such termination or (2) Nanometrics enters into a definitive agreement providing for a Nanometrics Qualifying Transaction within 12 months after such termination and such Nanometrics Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Nanometrics Qualifying Transaction is consummated, Nanometrics will pay or cause to be paid to Rudolph the Nanometrics Termination Fee.

(3)    If (A) Rudolph or Nanometrics terminates this Agreement pursuant to Section 8.1(i), (B) a Nanometrics Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the Nanometrics Special Meeting (and not publicly withdrawn prior to the date of the Nanometrics Special Meeting) and (C)(1) any Nanometrics Qualifying Transaction is consummated within 12 months after such termination or (2) Nanometrics enters into a definitive agreement providing for a Nanometrics Qualifying Transaction within 12 months after such termination and such Nanometrics Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Nanometrics Qualifying Transaction is consummated, Nanometrics will pay or cause to be paid to Rudolph the Nanometrics Termination Fee.

(4)    In the event any amount is payable by Nanometrics pursuant to the preceding clauses (1), (2) or (3), such amount will be paid by wire transfer of immediately available funds to an account designated in writing by Rudolph. In no event will Nanometrics be obligated to pay the Nanometrics Termination Fee on more than one occasion, whether or not the Nanometrics Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c)    Rudolph Termination Fee.

(1)    If Nanometrics terminates this Agreement pursuant to Section 8.1(g) or Section 8.1(h), then Rudolph will pay or cause to be paid to Nanometrics, within three business days after such termination, an amount in cash equal to $26,000,000 (the “Rudolph Termination Fee”).

(2)    If (A) Nanometrics terminates this Agreement pursuant to Section 8.1(c) or Rudolph or Nanometrics terminates this Agreement pursuant to Section 8.1(d), (B) a Rudolph Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the date of such termination (and not withdrawn prior to the date of such termination) and (C)(1) any Rudolph Qualifying Transaction is consummated within 12 months after such termination or (2) Rudolph enters into a definitive agreement providing for a Rudolph Qualifying Transaction within 12 months after such termination and such Rudolph Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Rudolph Qualifying Transaction is consummated, Rudolph will pay or cause to be paid to Nanometrics the Rudolph Termination Fee.

(3)    If (A) Nanometrics or Rudolph terminates this Agreement pursuant to Section 8.1(j), (B) a Rudolph Competing Proposal has been publicly disclosed at any time after the date of this Agreement and prior to the Nanometrics Special Meeting (and not publicly withdrawn prior to the date of the

Rudolph Special Meeting) and (C)(1) any Rudolph Qualifying Transaction is consummated within 12 months after such termination or (2) Rudolph enters into a definitive agreement providing for a Rudolph Qualifying Transaction within 12 months after such termination and such Rudolph Qualifying Transaction is consummated (whether or not within the 12-month period), then within one business day after the date any such Rudolph Qualifying Transaction is consummated, Rudolph will pay or cause to be paid to Nanometrics the Rudolph Termination Fee.

(4)    In the event any amount is payable by Rudolph pursuant to the preceding clauses (1), (2) or (3), such amount will be paid by wire transfer of immediately available funds to an account designated in writing by Nanometrics. In no event will Rudolph be obligated to pay the Rudolph Termination Fee on more than one occasion, whether or not the Rudolph Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d)    Each of the Parties acknowledges that the agreements contained in this Section 8.2 are an integral part of the Transactions and that (1) the Nanometrics Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Rudolph in the circumstances in which the Nanometrics Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions and that (2) the Rudolph Termination Fee is not a penalty, but rather is a reasonable amount that will compensate Nanometrics and Merger Sub in the circumstances in which the Rudolph Termination Fee is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, each of which amounts would otherwise be impossible to calculate with precision. Accordingly, if a Party fails to pay any amounts due under this Section 8.2 and, in order to obtain such payment, Rudolph or Nanometrics, as the case may be, commences a suit that results in a judgment against such Party for such amounts, such Party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other Party (including reasonable legal fees and expenses) in connection with such suit. Notwithstanding anything to the contrary in this Agreement, except in the case of intentional fraud (A) upon payment of the Nanometrics Termination Fee pursuant to this Section 8.2, the Nanometrics Termination Fee shall be the sole and exclusive remedy of Rudolph and its affiliates for any loss or damage based upon, arising out of or relating to this Agreement or the Transactions and none of Nanometrics, Merger Sub or any of their respective former, current or future Representatives will have any further liability or obligation relating to or arising out of this Agreement or the Transactions and (B) upon payment of the Rudolph Termination Fee pursuant to this Section 8.2, the Rudolph Termination Fee shall be the sole and exclusive remedy of Nanometrics, Merger Sub and their respective affiliates for any loss or damage based upon, arising out of or relating to this Agreement or the Transactions and none of Rudolph or any of its former, current or future Representatives will have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

ARTICLE IX

MISCELLANEOUS

Section 9.1    Amendment and Modification; Waiver.

(a)    Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Nanometrics Stockholder Approval or the Rudolph Stockholder Approval, as applicable, by written agreement of Nanometrics and Rudolph authorized by their respective Boards of Directors; provided, however, that after receipt of the Nanometrics Stockholder Approval or the Rudolph Stockholder Approval, as applicable, no amendment will be made that by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(b)    At any time and from time to time prior to the Effective Time, either Rudolph, on the one hand, or any Nanometrics Entity, on the other hand, may, to the extent legally allowed and except as otherwise set forth herein, (1) extend the time for the performance of any of the obligations or other acts of Rudolph or any Nanometrics Entity, as applicable, (2) waive any inaccuracies in the representations and warranties made to Rudolph or Nanometrics contained herein or in any document delivered pursuant hereto and (3) waive compliance with any of the agreements or conditions for the benefit of Rudolph or any Nanometrics Entity contained herein. Any agreement on the part of a Rudolph or a Nanometrics Entity to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of Rudolph or Nanometrics, as applicable. Any delay in exercising, or failure to assert, any right under this Agreement will not constitute a waiver of such right.

Section 9.2    Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement will survive the Effective Time. This Section 9.2 will not limit any covenant or agreement of the Parties that by its terms contemplates performance after the Effective Time.

Section 9.3    Expenses. Except as otherwise expressly provided in this Agreement, all expenses incurred in connection with this Agreement and the Transactions will be paid by the Party incurring such expenses; provided, however, each of Rudolph and Nanometrics shall share equally the fees, costs and expenses, other than attorneys’ fees, (a) incurred in connection with any filing by Rudolph or Nanometrics of any notice or other document under the HSR Act or any other Antitrust Law in connection with the Transactions and (b) the fees (including the registration fee), costs and expenses incurred in connection with the filing, printing and distributing the Registration Statement and the Proxy Statement/Prospectus.

Section 9.4    Notices. All notices, requests, demands and other communications under this Agreement will, except to the extent expressly provided to be oral, be in writing and will be deemed to have been duly given or made as follows: (a) if sent by certified mail in the United States, upon receipt; (b) if sent designated for overnight delivery by globally recognized overnight delivery service (such as DHL or FedEx), the time of delivery as confirmed in the courier’s systems; (c) if sent by e-mail (including email of an attachment in Adobe Portable Document Format or other file format based on common standards), when the sender has received confirmation of receipt from the recipient or, if the time of confirmation of receipt is after 5:00 p.m. in the time zone of the receiving party or is not on a business day, on the business day immediately after the time of confirmation of receipt; and (d) if otherwise actually personally delivered, when delivered, provided that such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any Party will provide by like notice to the other Parties:

if to Nanometrics or Merger Sub, to:

Nanometrics Incorporated

1550 Buckeye Dr.

Milpitas, CA 95035

Attention: Janet Taylor, General Counsel

Email: jtaylor@nanometrics.com

with copies to:

Cooley LLP

101 California Street, 5th Floor

San Francisco, California 94111

Attention: Sam Livermore

Email: slivermore@cooley.com

if to Rudolph, to:

Rudolph Technologies, Inc.

550 Clark Drive

Budd Lake, New Jersey 07828

Attention: Robert Koch, Vice President and General Counsel

Email: robert.koch@rudolphtech.com

with a copy to:

Wilmer Cutler Pickering Hale and Dorr LLP

60 State Street

Boston, Massachusetts 02109

Attention: Joseph B. Conahan

Email: joseph.conahan@wilmerhale.com

Section 9.5    Certain Definitions. For the purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains terms that are no less favorable in the aggregate to Nanometrics or Rudolph, as applicable, than those contained in the Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement (1) will not provide for an exclusive right to negotiate with Nanometrics or Rudolph, as applicable and (2) will not restrict Nanometrics from complying with Section 5.3 or Rudolph from complying with Section 5.4, as applicable.

“Action” means any and all litigation, suits, actions, investigations, disputes, proceedings, arbitrations and mediations by or before any Governmental Authority.

“Adverse Law or Order” means (1) any Law enacted or promulgated by any Governmental Authority of competent jurisdiction that prohibits or makes illegal the consummation of the Merger or (2) any Order issued by any Governmental Authority of competent jurisdiction that prevents the consummation of the Merger.

“affiliates” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Antitrust Laws” mean any antitrust, competition or trade regulation Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening competition through merger or acquisition, including the HSR Act.

“business days” has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

“Claim” means any and all allegations, claims, demands and causes of action.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means the Amended and Restated Confidentiality Agreement, dated as of August 18, 2016, as amended March 21, 2019, between Rudolph and Nanometrics.

“Contract” means any written or legally-binding oral agreement, contract, subcontract, settlement agreement, lease, sublease, legally-binding understanding, note, option, bond, mortgage, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other legally binding commitment or undertaking of any nature.

“Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“Domain Names” means all Internet domain name registrations.

“DSOS” means the Secretary of State of the State of Delaware.

“Effect” means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, right of first refusal, or preemptive right.

“Environmental Laws” means any Law, including common law, relating to the environment or human health and safety, including any Law pertaining to (1) release or threatened release of Hazardous Substances, (2) the generation, manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances, (3) pollution or protection of the indoor or outdoor environment, occupational health as it relates to exposures to Hazardous Substances or natural resources or (4) the European Union’s Directives on the Restriction of Hazardous Substances (RoHS) and the Waste Electrical and Electronic Equipment (WEEE).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated and rulings issued thereunder.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.

“Governmental Authority” means any (1) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (2) federal, state, local, municipal, foreign or other government, (3) governmental (or quasi-governmental authority authorized to authorize, administer or enforce the Law) of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court or other tribunal) or (4) organization, entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, arbitral, regulatory, police, military or taxing authority or power of any nature (including persons acting as arbitrators, alternative dispute resolution organizations and stock exchanges).

“Hazardous Substances” means (1) those substances, materials, contaminants or wastes defined in or regulated as “hazardous”, “toxic”, or “radioactive”, under any Environmental Law or regulation promulgated thereunder, (2) petroleum and petroleum products, including crude oil and any fractions thereof, (3) natural gas, synthetic gas and any mixtures thereof, and (4) polychlorinated biphenyls, friable asbestos and radon.

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means with respect to any Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent (a) in respect of notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof); (c) in respect of banker’s acceptances; (d) representing capital lease obligations; (e) representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or (f) representing any hedging obligations, if and to the extent any of the preceding items (other than letters of credit and hedging obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by an Encumbrance on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness will be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under the indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Independent Director” means a person nominated for or appointed to the Rudolph Board of Directors who, as of the time of determination is independent for purposes of the rules of the New York Stock Exchange and the SEC.

“Initial Nanometrics Slate” means, as of the Effective Time, the Nanometrics Designees, together with the Chairman Designee.

“Initial Rudolph Slate” means, as of the Effective Time, the Rudolph Designees, together with the CEO Designee.

“Intellectual Property” means the rights associated with or arising out of any of the following: (a) Patents; (b) Trade Secrets; (c) Copyrights, (d) Trademarks, (e) Domain Names and (f) any similar, corresponding or equivalent Intellectual Property rights to any of the foregoing anywhere in the world.

“IRS” means the Internal Revenue Service.

“Joint Proxy Statement” means a joint proxy statement/prospectus to be sent to the stockholders of Nanometrics and the stockholders of Rudolph (together with any amendments or supplements thereto) in connection with the Transactions.

“knowledge of Nanometrics” means the actual knowledge of each executive officer of Nanometrics set forth on Section 1.1 of the Nanometrics Disclosure Letter.

“knowledge of Rudolph” means the actual knowledge of each executive officer of Rudolph set forth on Section 1.1 of the Rudolph Disclosure Letter.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Measurement Price” means the volume weighted average trading price of shares of Nanometrics Common Stock on Nasdaq, calculated to four decimal places and determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours, for the five (5) consecutive trading days ending on the third complete trading day prior to (and excluding) the Closing Date as reported by Bloomberg, L.P.

“Merger Consideration” means the Per Share Merger Consideration together with the Fractional Share Consideration and any amounts payable pursuant to Section 2.2(f).

“Merger Consideration Value” means the Exchange Ratio multiplied by the Measurement Price.

“Nanometrics Competing Proposal” means any offer or proposal made by a Person or group (other than a proposal or offer by Rudolph or any of its Subsidiaries) at any time that is structured to permit such Person or group to acquire beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 15% of the consolidated assets of, equity interest in, or businesses of, Nanometrics (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, exclusive license, joint venture, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Nanometrics Entities” means Nanometrics and Merger Sub.

“Nanometrics Equity Award”means a Nanometrics Stock Option or Nanometrics RSU Award.

“Nanometrics Equity Plans” means the 2005 Nanometrics Equity Incentive Plan, the Nanometrics 2002 Non-Statutory Stock Option Plan, the 2000 Nanometrics Employee Stock Option Plan and the 2000 Nanometrics Director Option Plan, in each case, as amended.

“Nanometrics ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Nanometrics or any Nanometrics Subsidiary and that, together with Nanometrics or any Nanometrics Subsidiary, is or within the preceding six years has been treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Nanometrics Governing Documents” means (a) the Nanometrics certificate of incorporation as amended and in effect on the date hereof and (b) the bylaws of Nanometrics, as amended and restated as of the date hereof.

“Nanometrics Immaterial Trademark Licenses” means licenses or other rights of use granted by Nanometrics or any Nanometrics Subsidiary in respect of Trademarks to Third Party vendors to refer to Nanometrics as a customer and rights granted to third parties as part of corporate sponsorships, which licenses or rights are not material to any Nanometrics Products.

“Nanometrics Intellectual Property” means (a) all Intellectual Property rights that are owned or purported to be owned by Nanometrics or any Nanometrics Subsidiary, (b) all Intellectual Property rights licensed by Nanometrics or any Nanometrics Subsidiary and (c) all other Intellectual Property rights that, in each case, are used by Nanometrics or any Nanometrics Subsidiary and that are material to the operation of their respective businesses as currently conducted.

“Nanometrics International Plan” means a Nanometrics Plan that is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to an employee of Nanometrics or any Nanometrics ERISA Affiliates who performs services primarily outside the United States.

“Nanometrics Intervening Event” means a material Effect occurring or coming to the attention of the Nanometrics Board after the date of this Agreement and prior to obtaining Nanometrics Stockholder Approval (a) that was not known to the Nanometrics Board of Directors, or was not reasonably foreseeable by the Nanometrics Board of Directors, as of the date of this Agreement and (b) that does not relate to any Nanometrics Competing Proposal; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Nanometrics Intervening Event” or be taken into account when determining whether a “Nanometrics Intervening Event” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Nanometrics, Rudolph or any of their respective Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world;

(v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (viii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (ix) changes in Nanometrics’s or Rudolph’s stock price or the trading volume of Nanometrics’s or Rudolph’s stock, or any failure by Nanometrics or Rudolph to meet any public estimates or expectations of Nanometrics’s or Rudolph’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Nanometrics or Rudolph to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Nanometrics or Rudolph (on their own behalf or on behalf of Nanometrics or Rudolph) against Nanometrics or Rudolph, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Nanometrics Material Adverse Effect” means any Effect that, individually or taken together in the aggregate with all other Effects, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, financial condition or results of operations of Nanometrics and its Subsidiaries, taken as a whole; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Nanometrics Material Adverse Effect” or be taken into account for purposes of this clause (a) when determining whether a “Nanometrics Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Nanometrics or any of its Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) other than for purposes of the representations and warranties set forth in Section 3.5, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) any actions taken or failure to take action, in each case, which Rudolph has requested in writing that would not otherwise be required by the terms of this Agreement; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement (other than Section 5.1(a)); or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (ix) changes in Nanometrics’s stock price or the trading volume of Nanometrics’s stock, or any failure by Nanometrics to meet any public estimates or expectations of Nanometrics’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Nanometrics to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Nanometrics (on their own behalf or on behalf of Nanometrics) against Nanometrics and arising out of the Merger; provided further that any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the matters described in clauses (i), (ii), (iii), (iv), (v) or (viii) above shall be taken into account for purposes of this clause (a) when determining whether a “Nanometrics Material Adverse Effect” has occurred or may, would or could occur if it has a materially disproportionate adverse effect on Nanometrics and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which Nanometrics and its Subsidiaries conduct business (in which case, such Effect shall be taken into account only to the extent it is so materially disproportionate on Nanometrics and its Subsidiaries, taken as a whole, when determining whether a “Nanometrics Material Adverse Effect” has occurred or may, would or could occur); or (b) the ability of Nanometrics to consummate the Merger; provided that any Effect shall be disregarded for purposes of this clause (b) to the extent attributable to non-U.S. Antitrust Laws other than those set forth on Schedule 7.1(d).

“Nanometrics Outbound License Agreements” means all nonexclusive licenses granted by Nanometrics in Nanometrics Intellectual Property, entered into by Nanometrics in the ordinary course of business.

“Nanometrics Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned, in whole or in part, by Nanometrics or any of the Nanometrics Subsidiaries.

“Nanometrics Products” means any products or services that (a) Nanometrics or any Nanometrics Subsidiary has, within the previous six (6) years, sold, licensed distributed or provided to any third parties or (b) are currently under development by or for Nanometrics or any Nanometrics Subsidiary (whether or not in collaboration with another Person).

“Nanometrics Qualifying Transaction” means an “Nanometrics Competing Proposal,” except that all references to “at least 15%” in the definition thereof will be deemed to be references to “more than 50%.”

“Nanometrics Registered Intellectual Property” means all Nanometrics Owned Intellectual Property that is Registered Intellectual Property.

“Nanometrics Special Meeting” means the meeting of the holders of shares of Nanometrics Common Stock for the purpose of seeking the Nanometrics Stockholder Approval and submitting to a vote of the holders of shares of Nanometrics Common Stock any other matters required by applicable law to be so submitted in connection with the transactions contemplated by this Agreement, including any postponement or adjournment of such meeting.

“Nanometrics Stockholder Approval” means the affirmative vote at the Nanometrics Special Meeting of (a) holders of a majority of the outstanding shares of Nanometrics Common Stock which are present in person or represented by proxy and entitled to vote on the proposal to approve the issuance of shares of Nanometrics Common Stock as provided in this Agreement and (b) holders a majority of the outstanding shares of Nanometrics Common Stock entitled to vote at such meeting upon the adoption of the Amended and Restated Nanometrics Charter.

“Nanometrics Stock Option” means an option to purchase shares of Nanometrics Common Stock.

“Nanometrics Superior Proposal” means a bona fide, unsolicited, written offer or proposal made after the date hereof constituting a Nanometrics Competing Proposal (with references to at least 15% being deemed to be replaced with references to more than 50%), that the Nanometrics Board of Directors determines in good faith after consultation with Nanometrics’s outside legal counsel and nationally recognized independent financial advisor to be (a) more favorable to the stockholders of Nanometrics from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such offer (including any termination or break-up fee associated therewith, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and this Agreement (including any changes to the terms of this Agreement proposed by Rudolph in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and the identity and financial capabilities of the Person or group making such offer; provided, however, that no Nanometrics Competing Proposal shall be deemed to be a Nanometrics Superior Proposal if any financing required to consummate such Nanometrics Competing Proposal is not committed.

“Nasdaq” means the Nasdaq Global Select Market.

“Open Source Materials” means any software or other material that is distributed as “free software,” “open source software” or pursuant to any license identified as an open source license by the Open Source Initiative (www.opensource.org) (including but not limited to the GNU General Public License (GPL), LGPL, Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and the Apache License).

“Order” means any injunction, judgment, decree or other order issued by a Governmental Authority of competent jurisdiction.

“Patents” means domestic and foreign patents and patent applications, utility models and inventors’ certificates, together with all reissuances, divisionals, continuations, continuations-in- part, revisions, renewals, substitutions, provisionals, non-provisionals, extensions, and reexaminations thereof.

“Permitted Encumbrance” means (a) any Encumbrance that arises out of Taxes not in default and payable without penalty or interest, or the validity of which is being contested in good faith by appropriate proceedings for which adequate provision has been made in accordance with GAAP, (b) any mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s or repairmen’s liens which arise in the ordinary course of business), (c) in the case of any Contract, Encumbrances that are restrictions against the transfer or assignment thereof that are included in the terms of such Contract, (d) with respect to licensed personal property or Intellectual Property, the terms and conditions of the license applicable thereto and (e) in the case of real property, Encumbrances that are easements, rights-of-way, encroachments, restrictions, conditions and other similar Encumbrances incurred or suffered in the ordinary course of business and which, individually or in the aggregate, do not and would not materially impair the use (or contemplated use), utility or value of the applicable real property or otherwise materially impair the present or contemplated business operations at such location, or zoning, entitlement, building and other land use regulations imposed by Governmental Authorities having jurisdiction over such real property that are set forth on a title report.

“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity or organization.

“Registered Intellectual Property” means any Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by any Governmental Authority, including any of the following: (a) Patents, (b) Trademarks, (c) Copyrights and (d) Domain Names.

“Registration Statement” means the registration statement on Form S-4, or other applicable Form, including any pre-effective or post-effective amendments or supplements thereto, filed with the SEC by Nanometrics under the Securities Act with respect to shares of Nanometrics Common Stock to be issued in connection with the Transactions.

“Representatives” means, when used with respect to Rudolph, Merger Sub or Nanometrics, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Rudolph or Nanometrics, as applicable, and its Subsidiaries.

“Rudolph Competing Proposal” means any offer or proposal made by a Person or group (other than a proposal or offer by Nanometrics or any of its Subsidiaries) at any time that is structured to permit such Person or group to acquire beneficial ownership (as defined under Section 13(d) of the Exchange Act) of at least 15% of the consolidated assets of, equity interest in, or businesses of, Rudolph (whether pursuant to a merger, consolidation or other business combination, sale of shares of capital stock, sale of assets, exclusive license, joint venture, tender offer or exchange offer or otherwise, including any single or multi-step transaction or series of related transactions), in each case other than the Merger.

“Rudolph Equity Award” means a Rudolph Stock Option or Rudolph RSU Award.

“Rudolph Equity Plans” means the 2009 Rudolph Stock Plan, the 1999 Rudolph Stock Plan and the Rudolph ESPP, in each case, as amended.

“Rudolph ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with Rudolph or any Rudolph Subsidiary and that, together with Rudolph or any Rudolph Subsidiary, is or within the preceding six years has been treated as a single employer within the meaning of Section 414 of the Code or Section 4001 of ERISA.

“Rudolph ESPP” means the Rudolph 2009 Employee Stock Purchase Plan.

“Rudolph Governing Documents” means (a) the Rudolph certificate of incorporation as amended and in effect on the date hereof and (b) the bylaws of Rudolph, as amended and restated as of the date hereof.

“Rudolph Immaterial Trademark Licenses” means licenses or other rights of use granted by Rudolph or any Rudolph Subsidiary in respect of Trademarks to Third Party vendors to refer to Rudolph as a customer and rights granted to third parties as part of corporate sponsorships, which licenses or rights are not material to any Rudolph Products.

“Rudolph Insiders” means those officers and directors of Rudolph who are subject to the reporting requirements of Section 16(a) of the Exchange Act.

“Rudolph Intellectual Property” means (a) all Intellectual Property rights that are owned or purported to be owned by Rudolph or any Rudolph Subsidiary, (b) all Intellectual Property rights licensed by Rudolph or any Rudolph Subsidiary and (c) all other Intellectual Property rights that, in each case, are used by Rudolph or any Rudolph Subsidiary and that are material to the operation of their respective businesses as currently conducted.

“Rudolph International Plan” means a Rudolph Plan that is subject to the laws of any jurisdiction outside the United States or provides compensation or benefits to an employee of Rudolph or any Rudolph ERISA Affiliate who performs services primarily outside the United States.

“Rudolph Intervening Event” means a material Effect occurring or coming to the attention of the Rudolph Board after the date of this Agreement and prior to obtaining Rudolph Stockholder Approval (a) that was not known to the Rudolph Board of Directors, or was not reasonably foreseeable by the Rudolph Board of Directors, as of the date of this Agreement and (b) that does not relate to any Rudolph Competing Proposal; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Rudolph Intervening Event” or be taken into account when determining whether a “Rudolph Intervening Event” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Rudolph, Nanometrics or any of their respective Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (viii) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (ix) changes in Rudolph’s or Nanometrics’s stock price or the trading volume of Rudolph’s or Nanometrics’s stock, or any failure by Rudolph or Nanometrics to meet any public estimates or expectations of Rudolph’s or Nanometrics’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Rudolph or Nanometrics to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Rudolph or Nanometrics (on their own behalf or on behalf of Rudolph or Nanometrics) against Rudolph or Nanometrics, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement.

“Rudolph Material Adverse Effect” means any Effect that, individually or taken together in the aggregate with all other Effects, is, or would reasonably be expected to be, materially adverse to (a) the business, assets, properties, financial condition or results of operations of Rudolph and its Subsidiaries, taken as a whole; provided that none of the following, or any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the following, will be deemed, either alone or in combination, to be or constitute a “Rudolph Material Adverse Effect” or be taken into account for purposes of this clause (a) when determining whether a “Rudolph Material Adverse Effect” has occurred or may, would or could occur: (i) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (ii) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (iii) conditions (or changes in such conditions) in the industries in which Rudolph or any of its Subsidiaries conducts business; (iv) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (v) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (vi) other than for purposes of the representations and warranties set forth in Section 4.5, the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby; (vii) any actions taken or failure to take action, in each case, which Nanometrics has requested in writing that would not otherwise be required by the terms of this Agreement; or compliance with the terms of, or the taking of any action required or contemplated by, this Agreement (other than Section 5.2(a)); or the failure to take any action prohibited by this Agreement; (viii) changes in law or other legal or regulatory conditions (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof); (ix) changes in Rudolph’s stock price or the trading volume of Rudolph’s stock, or any failure by Rudolph to meet any public estimates or expectations of Rudolph’s revenue, earnings or other financial performance or results of operations for any period, or any failure by Rudolph to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); and (x) any legal proceedings made or brought by any of the current or former stockholders of Rudolph (on their own behalf or on behalf of Rudolph) against Rudolph and arising out of the Merger; provided further that any Effect directly or indirectly resulting from, arising out of, attributable to, or related to any of the matters described in clauses (i), (ii), (iii), (iv), (v) or (viii) above shall be taken into account for purposes of this clause (a) when determining whether a “Rudolph Material Adverse Effect” has occurred or may, would or could occur if it has a materially disproportionate adverse effect on Rudolph and its Subsidiaries, taken as a whole, as compared to other similarly situated companies that conduct business in the countries and regions in the world and in the industries and markets in which Rudolph and its Subsidiaries conduct business (in which case, such Effect shall be taken into account only to the extent it is so materially disproportionate on Rudolph and its Subsidiaries, taken as a whole, when determining whether a “Rudolph Material Adverse Effect” has occurred or may, would or could occur); or (b) the ability of Rudolph to consummate the Merger; provided that any Effect shall be disregarded for purposes of this clause (b) to the extent attributable to non-U.S. Antitrust Laws other than those set forth on Schedule 7.1(d).

“Rudolph Outbound License Agreements” means all nonexclusive licenses granted by Rudolph in Rudolph Intellectual Property, entered into by Rudolph in the ordinary course of business.

“Rudolph Owned Intellectual Property” means any Intellectual Property that is owned by or purported to be owned, in whole or in part, by Rudolph or any of the Rudolph Subsidiaries.

“Rudolph Products” means any products or services that (a) Rudolph or any Rudolph Subsidiary has, within the previous six (6) years, sold, licensed distributed or provided to any third parties or (b) are currently under development by or for Rudolph or any Rudolph Subsidiary (whether or not in collaboration with another Person).

“Rudolph Qualifying Transaction” means an “Rudolph Competing Proposal,” except that all references to “at least 15%” in the definition thereof will be deemed to be references to “more than 50%.”

“Rudolph Registered Intellectual Property” means all Rudolph Owned Intellectual Property that is Registered Intellectual Property.

“Rudolph Section 16 Information” means information accurate in all material respects regarding Rudolph Insiders, the number of shares of Rudolph Common Stock and derivative securities with respect to Rudolph Common Stock held by each such Rudolph Insider and expected to be exchanged for shares of Nanometrics Common Stock pursuant to the Transactions and any other information that may be required under applicable interpretations of the SEC under Rule 16b-3.

“Rudolph Special Meeting” means the meeting of the holders of shares of Rudolph Common Stock for the purpose of seeking the Rudolph Stockholder Approval, including any postponement or adjournment of such meeting.

“Rudolph Stockholder Approval” means the affirmative vote at the Rudolph Special Meeting of holders of a majority of the outstanding shares of Rudolph Common Stock entitled to vote at such meeting upon the adoption of this Agreement.

“Rudolph Superior Proposal” means a bona fide, unsolicited, written offer or proposal made after the date hereof constituting a Rudolph Competing Proposal (with references to at least 15% being deemed to be replaced with references to more than 50%), that the Rudolph Board of Directors determines in good faith after consultation with Rudolph’s outside legal counsel and nationally recognized independent financial advisor to be (a) more favorable to the stockholders of Rudolph from a financial point of view than the Merger, taking into account all relevant factors (including all the terms and conditions of such offer (including any termination or break-up fee associated therewith, the existence of any financing conditions, the conditionality of any financing commitments and the likelihood and timing of consummation) and this Agreement (including any changes to the terms of this Agreement proposed by Nanometrics in response to such offer or otherwise)) and (b) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such offer and the identity and financial capabilities of the Person or group making such offer; provided, however, that no Rudolph Competing Proposal shall be deemed to be a Rudolph Superior Proposal if any financing required to consummate such Rudolph Competing Proposal is not committed.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Subsidiary” or “Subsidiaries” means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the outstanding shares of capital stock of, or other equity interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (b) with respect to a partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

“Takeover Statutes” mean any “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar Law, including Section 203 of the DGCL.

“Tax” or “Taxes” means any and all taxes, levies, duties, tariffs or imposts in the nature of a tax imposed by any Governmental Authority, including, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security (or similar), workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax, escheat or unclaimed property (whether or not considered a tax under applicable law), including any interest, penalty, additions to tax or additional amounts imposed with respect thereto.

“Tax Return” means any report, return, statement, certificate, claim for refund, election, estimated tax filing, or declaration, or other document required to be filed with any Governmental Authority with respect to Taxes, including any schedule, information statement or attachment thereto, and including any amendments thereof.

“Third Party” means any person other than Nanometrics, Rudolph and each of their respective affiliates (including Merger Sub) and the respective Representatives of Nanometrics, Rudolph and each of their respective affiliates.

“Trademarks” means all trademarks, service marks, logos, trade dress and trade names indicating the source of goods or services, and other indicia of commercial source or origin (whether registered, common law, statutory or otherwise), all registrations, renewals and applications to register the foregoing anywhere in the world and all goodwill associated therewith.

“Trade Secrets” means know-how and trade secret rights and corresponding rights in confidential information and other nonpublic information (whether or not patentable).

“Treasury Regulations” means the regulations in force as final or temporary that have been issued by the U.S. Department of Treasury pursuant to its authority under the Code and any successor regulations.

“Willful Breach” means, with respect to a Party, a material breach by such Party of a covenant or agreement set forth in this Agreement that is the consequence of an act or omission by such Party where any executive officer of Rudolph set forth on Section 1.1 of the Rudolph Disclosure Letter (in the case of such a breach by

Rudolph) or any executive officer of Nanometrics set forth on Section 1.1 of the Nanometrics Disclosure Letter (in the case of such a breach by Nanometrics or Merger Sub) had actual knowledge, at the time of such breach, that the taking of, or failure to take, such act would, or would be reasonably expected to, cause such breach.

Section 9.6    Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
2018 Rudolph Balance Sheet	Section 4.7(c)
2018 Nanometrics Balance Sheet	Section 3.7(c)
401(k) Participant	Section 6.7(d)
Agreement	Preamble
Blue Sky Laws	Section 3.5(b)
Bonus Plan Participant	Section 6.7(f)
Book-Entry Shares	Section 2.2(b)
CEO Designee	Section 6.12(d)
Certificate of Merger	Section 1.3
Certificates	Section 2.2(b)
Chairman Designee	Section 6.12(c)
Closing	Section 1.2
Closing Date	Section 1.2
COBRA	Section 3.10(h)
Continuing Service Provider	Section 6.7(a)
DGCL	Recital B
Dispute	Section 3.14(g)
DOJ	Section 6.2(a)
Effective Time	Section 1.3
Electronic Delivery	Section 9.8
Employment Practices	Section 3.11(b)
Environmental Permits	Section 3.16(d)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Recital B
Final Purchase Date	Section 2.3(f)
Fractional Share Consideration	Section 2.1(a)
FTC	Section 6.2(a)
GAAP	Section 3.7(b)
Indemnified Parties	Section 6.4
KEICP	Section 6.7(f)(1)
Merger	Recital A
Merger Sub	Preamble
Multiemployer Plan	Section 3.10(b)
Multiple Employer Plan	Section 3.10(b)
Nanometrics	Preamble
Nanometrics 401(k) Plan	Section 6.7(d)
Nanometrics Board of Directors	Recital D
Nanometrics Board Recommendation	Recital D
Nanometrics Bonus Plan Participant	Section 6.7(f)(2)
Nanometrics Capitalization Representations	Section 7.2(a)
Nanometrics Change of Recommendation	Section 5.3(a)

Term	Section
Nanometrics Common Stock	Recital B
Nanometrics Corporate Metric	Section 6.7(f)(2)
Nanometrics Designee	Section 6.12(b)
Nanometrics Disclosure Letter	Article III
Nanometrics D&O Insurance	Section 6.4
Nanometrics ESPP	Section 3.3(c)
Nanometrics Financial Advisor	Section 3.20
Nanometrics Indemnified Parties	Section 6.4
Nanometrics Individual Metric	Section 6.7(f)(2)
Nanometrics Material Contracts	Section 3.17(a)
Nanometrics Owned Real Property	Section 3.13(b)
Nanometrics Permits	Section 3.6
Nanometrics Plans	Section 3.10(a)
Nanometrics Preferred Stock	Section 3.3(a)
Nanometrics Profit Plan Participant	Section 6.7(f)(3)
Nanometrics Real Property Leases	Section 3.13(c)
Nanometrics RSU Award	Section 2.3(c)(1)
Nanometrics SEC Reports	Section 3.7(a)
Nanometrics Securities	Section 3.3(c)
Nanometrics Specified Representations	Section 7.2(a)
Nanometrics Subsidiary	Section 3.1(b)
Nanometrics Termination Fee	Section 8.2(b)(1)
Nanometrics US Plans	Section 3.10(a)
Nanometrics Welfare Plan	Section 6.7(c)
New Plans	Section 6.7(b)
Outside Date	Section 8.1(d)
Parties	Preamble
Party	Preamble
Per Share Merger Consideration	Section 2.1(a)
Profit Plan Guidelines	Section 6.7(f)(3)
Rudolph	Preamble
Rudolph 401(k) Plan	Section 6.7(d)
Rudolph Board of Directors	Recital C
Rudolph Board Recommendation	Recital C
Rudolph Bonus Plan Participant	Section 6.7(f)(1)
Rudolph Capitalization Representations	Section 7.3(a)
Rudolph Change of Recommendation	Section 5.4(a)
Rudolph Common Stock	Recital B
Rudolph Designee	Section 6.12(b)
Rudolph Disclosure Letter	Article IV
Rudolph D&O Insurance	Section 6.4
Rudolph ESPP Offering Period	Section 2.3(f)
Rudolph Financial Advisor	Section 4.20
Rudolph Indemnified Parties	Section 6.4
Rudolph Material Contracts	Section 4.17(a)
Rudolph Owned Real Property	Section 4.13(b)
Rudolph Permits	Section 4.6
Rudolph Plans	Section 4.10(a)
Rudolph Preferred Stock	Section 4.3(a)

Term	Section
Rudolph Real Property Leases	Section 4.13(c)
Rudolph RSU Award	Section 2.3(c)(1)
Rudolph SEC Reports	Section 4.7(a)
Rudolph Securities	Section 4.3(c)
Rudolph Specified Representations	Section 7.3(a)
Rudolph Stock Option	Section 2.3(b)(1)
Rudolph Subsidiary	Section 4.1(b)
Rudolph Termination Fee	Section 8.2(c)(1)
Rudolph US Plans	Section 4.10(a)
S-8 Registration Statement	Section 2.3(e)
SOX	Section 3.7(a)
Specified Antitrust Authorities	Section 6.2(a)
Surviving Corporation	Section 1.1
Transactions	Recital C
WARN Act	Section 3.11(e)
Worker	Section 3.10(f)

Section 9.7    Interpretation. When a reference is made in this Agreement to Sections, such reference will be to a Section of this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement they will be deemed to be followed by the words “without limitation.” All references in this Agreement to “Sections,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Annexes and Schedules to this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a Person are also to such Person’s successors and permitted assigns. All references in this Agreement to “$”or other monetary amounts refer to U.S. dollars. Unless otherwise specifically provided for herein, the term “or” will not be deemed to be exclusive. The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and will not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. When reference is made herein to a Person, such reference will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. All references herein to the Subsidiaries of a Person will be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Except as otherwise specified, (i) references to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder or to any successor statute, rules and regulations thereto, (ii) references to any Person include the successors and permitted assigns of that Person and (iii) references from or through any date mean from and including or through and including, respectively. When reference is made in this Agreement to information that has been “made available” then (i) with respect to information that has been made available to Nanometrics, that shall mean that such information was either (A) included in the Rudolph SEC Reports, (B) included in Rudolph’s electronic data room no later than 2:00 p.m., Pacific Time, on the day prior to the date of this Agreement or (C) provided directly to Nanometrics or its counsel, and (ii) with respect to information that has been made available to Rudolph, that shall mean that such information was either (i) included in the Nanometrics SEC Reports, (ii) included in the Nanometrics electronic data room no later than 2:00 p.m., Pacific Time, on the day prior to the date of this Agreement or (iii) provided directly to Rudolph or its counsel.

Section 9.8    Counterparts. This Agreement may be executed and delivered, including by e-mail of an attachment in Adobe Portable Document Format or other file format based on common standards (“Electronic Delivery”), in any number of counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered will be deemed to be an original but all of which taken together will constitute one and the same agreement. Any such counterpart, to the extent delivered using Electronic Delivery will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party will raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

Section 9.9    Entire Agreement; Third-Party Beneficiaries.

(a)    This Agreement (including the Nanometrics Disclosure Letter and the Rudolph Disclosure Letter) and the Confidentiality Agreement constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement will be deemed amended hereby so that until the termination of this Agreement in accordance with Section 8.1, Nanometrics, Rudolph and Merger Sub will be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the Parties or any of them with respect to the subject matter hereof and thereof.

(b)    Except as provided in Section 6.4, neither this Agreement (including the Nanometrics Disclosure Letter and the Rudolph Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the Parties any rights or remedies hereunder.

Section 9.10    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

Section 9.11    Governing Law; Jurisdiction.

(a)    This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state.

(b)    Each of the Parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (1) agrees not to commence any such action or proceeding except in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (2) agrees that any claim in respect of any such action or proceeding may be heard and determined in the Court of Chancery of the State of Delaware, or, if (and only if) such court finds it lacks subject matter jurisdiction, the Federal court of the United States of America sitting in Delaware, and any appellate court from any thereof, (3) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts and (4) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such courts. Each of the Parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party to this Agreement irrevocably consents to service of process inside or outside the territorial jurisdiction of the courts referred to in this Section 9.11(b) in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any Party to this Agreement to serve process in any other manner permitted by Law.

Section 9.12    Waiver of Jury Trial. Each Party hereby irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement and any of the agreements delivered in connection herewith or the Merger and the other Transactions contemplated hereby or thereby. Each Party certifies and acknowledges that (a) no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce either of such waivers, (b) it understands and has considered the implications of such waivers, (c) it makes such waivers voluntarily and (d) it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.12.

Section 9.13    Assignment. This Agreement will not be assigned by any of the Parties (whether by operation of Law or otherwise) without the prior written consent of the other Parties, except that Merger Sub may assign, in its sole discretion and without the consent of any other party, any or all of its rights, interests and obligations hereunder to (1) Nanometrics or (2) a wholly owned Subsidiary of Nanometrics; provided that no such assignment will relieve any Nanometrics Entity of any obligation or liability under this Agreement. Subject to the preceding sentence, but without relieving any Party of any obligation hereunder, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.14    Enforcement; Remedies.

(a)    Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)    The Parties agree that irreparable injury will occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is agreed that prior to the valid termination of this Agreement pursuant to Article VIII, each Party will be entitled to an injunction or injunctions to prevent or remedy any breaches or threatened breaches of this Agreement by any other Party, to a decree or Order of specific performance to specifically enforce the terms and provisions of this Agreement and to any further equitable relief.

(c)    The Parties’ rights in this Section 9.14 are an integral part of the Transactions and each Party hereby waives any objections to any remedy referred to in this Section 9.14 (including any objection on the basis that there is an adequate remedy at Law or that an award of such remedy is not an appropriate remedy for any reason at Law or equity). For purposes of clarity, each Party agrees that there is not an adequate remedy at Law for a breach of this Agreement by any Party. In the event any Party seeks any remedy referred to in this Section 9.14, such Party will not be required to obtain, furnish, post or provide any bond or other security in connection with or as a condition to obtaining any such remedy.

(Remainder of Page Intentionally Left Blank)

The Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first written above.

NANOMETRICS INCORPORATED

By:	/s/ Pierre-Yves Lesaicherre
	Name:	Pierre-Yves Lesaicherre, Ph.D.
	Title:	President and Chief Executive Officer

PV EQUIPMENT INC.

By:	/s/ Janet Taylor
	Name:	Janet Taylor
	Title:	President and Secretary

RUDOLPH TECHNOLOGIES, INC.

By:	/s/ Michael Plisinski
	Name:	Michael Plisinski
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

RUDOLPH TECHNOLOGIES, INC.

FIRST: The name of the Corporation is: Rudolph Technologies, Inc.

SECOND: The address of the Corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 1,000 shares of Common Stock, $0.01 par value per share.

The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

FIFTH: In furtherance of and not in limitation of powers conferred by statute, it is further provided:

1.    The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

2.    Election of directors need not be by written ballot.

3.    The Board of Directors is expressly authorized to adopt, amend, alter or repeal the By-Laws of the Corporation.

SIXTH: To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person or his or her testator or intestate is or was a director, officer or employee of the Corporation, or any predecessor of the Corporation, or serves or served at any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

Neither any amendment nor repeal of this Article SIXTH, nor the adoption of any provision of the Corporation’s Certificate of Incorporation inconsistent with this Article SIXTH, shall eliminate or reduce the effect of this Article SIXTH, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article SIXTH, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

SEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights conferred upon stockholders herein are granted subject to this reservation.

EIGHTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware or as to which the General Corporation Law of the State of Delaware confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of this Certificate of Incorporation or the Bylaws of the Corporation (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article EIGHTH.

EXHIBIT B

BYLAWS

OF

RUDOLPH TECHNOLOGIES, INC.

(a Delaware corporation)

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ARTICLE I

STOCKHOLDERS

1.1    Place of Meetings. All meetings of stockholders shall be held at such place, if any, as may be designated from time to time by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President or, if not so designated, at the principal executive office of the corporation. The Board of Directors may, in its sole discretion, determine that a meeting shall not be held at any place, but shall instead be held solely by means of remote communication in a manner consistent with the General Corporation Law of the State of Delaware.

1.2    Annual Meeting. The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly be brought before the meeting shall be held on a date and at a time designated by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President. The corporation may postpone, reschedule or cancel any previously scheduled annual meeting of stockholders.

1.3    Special Meetings. Special meetings of stockholders for any purpose or purposes may be called at any time only by the Board of Directors, the Chairman of the Board, the Chief Executive Officer or the President, and may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to matters relating to the purpose or purposes stated in the notice of meeting. The Board of Directors may postpone, reschedule or cancel any previously scheduled special meeting of stockholders.

1.4    Notice of Meetings. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, notice of each meeting of stockholders, whether annual or special, shall be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting. Without limiting the manner by which notice otherwise may be given to stockholders, any notice shall be effective if given by a form of electronic transmission consented to (in a manner consistent with the General Corporation Law of the State of Delaware) by the stockholder to whom the notice is given. The notices of all meetings shall state the place, if any, date and time of the meeting and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting. The notice of a special meeting shall state, in addition, the purpose or purposes for which the meeting is called. If notice is given by mail, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to the stockholder at such stockholder’s address as it appears on the records of the corporation. If notice is given by electronic transmission, such notice shall be deemed given at the time specified in Section 232 of the General Corporation Law of the State of Delaware.

1.5    Voting List. The corporation shall prepare, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b), for a period of at least 10 days prior to the meeting during ordinary business hours, at the principal place of business of the corporation. If the meeting is to be held at a physical location (and not solely by means of remote communication), then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be examined by any stockholder who is present. Except as otherwise provided by law, such list shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 1.5 or to vote in person or by proxy at any meeting of stockholders.

1.6    Quorum. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the holders of a majority in voting power of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at the meeting, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum for the transaction of business; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Certificate of Incorporation, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of the corporation issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board of Directors in its sole discretion, or represented by proxy, shall constitute a quorum entitled to take action with respect to the vote on such matter. A quorum, once established at a meeting, shall not be broken by the withdrawal of enough votes to leave less than a quorum.

1.7    Adjournments. Any meeting of stockholders may be adjourned from time to time to reconvene at any other time and to any other place at which a meeting of stockholders may be held under these Bylaws by the chairman of the meeting or by a majority of the stockholders present or represented at the meeting and entitled to vote, although less than a quorum. It shall not be necessary to notify any stockholder of any adjournment of less than 30 days if the time and place, if any, of the adjourned meeting, and the means of remote communication, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At the adjourned meeting, the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

1.8    Voting and Proxies. Each stockholder shall have one vote upon the matter in question for each share of stock entitled to vote held of record by such stockholder and a proportionate vote for each fractional share so held, unless otherwise provided by law or the Certificate of Incorporation. Each stockholder of record entitled to vote at a meeting of stockholders, or to express consent or dissent to corporate action without a meeting, may vote or express such consent or dissent in person (including by means of remote communications, if any, by which stockholders may be deemed to be present in person and vote at such meeting) or may authorize another person or persons to vote or act for such stockholder by a proxy executed or transmitted in a manner permitted by the General Corporation Law of the State of Delaware by the stockholder or such stockholder’s authorized agent and delivered (including by electronic transmission) to the Secretary of the corporation. No such proxy shall be voted or acted upon after three years from the date of its execution, unless the proxy expressly provides for a longer period. A proxy shall be irrevocable if it satisfies the requirements to qualify as irrevocable under the Delaware General Corporation Law.

1.9    Action at Meeting. When a quorum is present at any meeting, any matter, other than the election of directors, to be voted upon by the stockholders at such meeting shall be decided by the vote of the holders of shares of stock having a majority in voting power of the votes cast by the holders of all of the shares of stock present or represented at the meeting and voting affirmatively or negatively on such matter (or if there are two or more classes or series of stock entitled to vote as separate classes, then in the case of each such class or series, the holders of a majority in voting power of the shares of stock of that class or series present or represented at the meeting and voting affirmatively or negatively on such matter), except when a different vote is required by law, the Certificate of Incorporation or these Bylaws. When a quorum is present at any meeting, any election by stockholders of directors shall be determined by the vote of the majority of the votes cast; provided, however, that if, as of the tenth (10th) day preceding the date the corporation first mails its notice of meeting for such meeting the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this bylaw, “a majority of the votes cast” shall mean that number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

1.10    Conduct of Meetings.

(a)    Chairman of Meeting. Unless otherwise provided by the Board of Directors, meetings of stockholders shall be presided over by the Chairman of the Board, if any, or in the Chairman’s absence by the

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Vice Chairman of the Board, if any, or in the Vice Chairman’s absence by the Chief Executive Officer, or in the Chief Executive Officer’s absence, by the President, or in the President’s absence by a Vice President, or in the absence of all of the foregoing persons by a chairman designated by the Board of Directors, or in the absence of such designation by a chairman chosen by the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy at the meeting. The Secretary shall act as secretary of the meeting, but in the Secretary’s absence the chairman of the meeting may appoint any person to act as secretary of the meeting.

(b)    Rules, Regulations and Procedures. The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of any meeting of stockholders of the corporation as it shall deem appropriate including, without limitation, such guidelines and procedures as it may deem appropriate regarding the participation by means of remote communication of stockholders and proxyholders not physically present at a meeting. Except to the extent inconsistent with such rules, regulations and procedures as adopted by the Board of Directors, the chairman of any meeting of stockholders shall have the right and authority to convene and to recess and/or adjourn the meeting and prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are appropriate for the proper conduct of the meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may include, without limitation, the following: (i) the establishment of an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies or such other persons as shall be determined; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; and (v) limitations on the time allotted to questions or comments by participants. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

1.11    Action without Meeting.

(a)    Taking of Action by Consent. Any action required or permitted to be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote on such action were present and voted. Except as otherwise provided by the Certificate of Incorporation, stockholders may act by written consent to elect directors; provided, however, that, if such consent is less than unanimous, such action by written consent may be in lieu of holding an annual meeting only if all of the directorships to which directors could be elected at an annual meeting held at the effective time of such action are vacant and are filled by such action.

(b)    Electronic Transmission of Consents. A telegram, cablegram or other electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this section, provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the corporation can determine (i) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (ii) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to a corporation’s registered office shall be made by hand or by certified or registered mail, return receipt requested. Notwithstanding the foregoing limitations on delivery, consents given

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by telegram, cablegram or other electronic transmission may be otherwise delivered to the principal place of business of the corporation or to an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the Board of Directors. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used, provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

(c)    Notice of Taking of Corporate Action. Prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for such meeting had been the date that written consents signed by a sufficient number of holders to take the action were delivered to the corporation.

ARTICLE II

DIRECTORS

2.1    General Powers. The business and affairs of the corporation shall be managed by or under the direction of a Board of Directors, who may exercise all of the powers of the corporation except as otherwise provided by law or the Certificate of Incorporation.

2.2    Number, Election and Qualification. Subject to the rights of holders of any series of Preferred Stock to elect directors, the number of directors of the corporation shall be established from time to time by the stockholders or the Board of Directors. The directors shall be elected at the annual meeting of stockholders by such stockholders as have the right to vote on such election. Election of directors need not be by written ballot. Directors need not be stockholders of the corporation.

2.3    Chairman of the Board; Vice Chairman of the Board. The Board of Directors may appoint from its members a Chairman of the Board and a Vice Chairman of the Board, neither of whom need be an employee or officer of the corporation. If the Board of Directors appoints a Chairman of the Board, such Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors. If the Board of Directors appoints a Vice Chairman of the Board, such Vice Chairman shall perform such duties and possess such powers as are assigned by the Board of Directors or the Chairman of the Board. Unless otherwise provided by the Board of Directors, the Chairman of the Board or, in the Chairman’s absence, the Vice Chairman of the Board, if any, shall preside at all meetings of the Board of Directors.

2.4    Tenure. Each director shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.5    Quorum. A majority of the directors at any time in office shall constitute a quorum of the Board of Directors. If at any meeting of the Board of Directors there shall be less than such a quorum, a majority of the directors present may adjourn the meeting from time to time without further notice other than announcement at the meeting, until a quorum shall be present.

2.6    Action at Meeting. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board of Directors, unless a greater number is required by law or by the Certificate of Incorporation.

2.7    Removal. Except as otherwise provided by the General Corporation Law of the State of Delaware, any one or more or all of the directors of the corporation may be removed, with or without cause, by the holders of a

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majority of the shares then entitled to vote at an election of directors, except that the directors elected by the holders of a particular class or series of stock may be removed without cause only by vote of the holders of a majority of the outstanding shares of such class or series.

2.8    Vacancies. Unless and until filled by the stockholders, any vacancy or newly-created directorship on the Board of Directors, however occurring, may be filled by vote of a majority of the directors then in office, although less than a quorum, or by a sole remaining director. A director elected to fill a vacancy shall be elected for the unexpired term of such director’s predecessor in office, and a director chosen to fill a position resulting from a newly-created directorship shall hold office until the next annual meeting of stockholders and until a successor is elected and qualified, or until such director’s earlier death, resignation or removal.

2.9    Resignation. Any director may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chairman of the Board, the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event.

2.10    Regular Meetings. Regular meetings of the Board of Directors may be held without notice at such time and place as shall be determined from time to time by the Board of Directors; provided that any director who is absent when such a determination is made shall be given notice of the determination. A regular meeting of the Board of Directors may be held without notice immediately after and at the same place as the annual meeting of stockholders.

2.11    Special Meetings. Special meetings of the Board of Directors may be held at any time and place designated in a call by the Chairman of the Board, the Chief Executive Officer, the President, two or more directors, or by one director in the event that there is only a single director in office.

2.12    Notice of Special Meetings. Notice of the date, place and time of any special meeting of directors shall be given to each director by the Secretary or by the officer or one of the directors calling the meeting. Notice shall be duly given to each director (a) in person or by telephone at least 48 hours in advance of the meeting, (b) by sending an electronic transmission, or delivering written notice by hand or reputable overnight delivery service, to such director’s last known business, home or electronic transmission address at least 48 hours in advance of the meeting, or (c) by sending written notice by first-class mail to such director’s last known business or home address at least 72 hours in advance of the meeting. A notice or waiver of notice of a meeting of the Board of Directors need not specify the purposes of the meeting.

2.13    Meetings by Conference Communications Equipment. Directors may participate in meetings of the Board of Directors or any committee thereof by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation by such means shall constitute presence in person at such meeting.

2.14    Action by Consent. Any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent to the action in writing or by electronic transmission, and the written consents or electronic transmissions are filed with the minutes of proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

2.15    Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation with such lawfully delegable powers and duties as the Board of Directors thereby confers, to serve at the pleasure of the Board of Directors. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a

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committee, the member or members of the committee present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors and subject to the provisions of law, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation and may authorize the seal of the corporation to be affixed to all papers that may require it. Each such committee shall keep minutes and make such reports as the Board of Directors may from time to time request. Except as the Board of Directors may otherwise determine, any committee may make rules for the conduct of its business, but unless otherwise provided by the directors or in such rules, its business shall be conducted as nearly as possible in the same manner as is provided in these Bylaws for the Board of Directors. Except as otherwise provided in the Certificate of Incorporation, these Bylaws, or the resolution of the Board of Directors designating the committee, a committee may create one or more subcommittees, each subcommittee to consist of one or more members of the committee, and delegate to a subcommittee any or all of the powers and authority of the committee.

2.16    Compensation of Directors. Directors may be paid such compensation for their services and such reimbursement for expenses of attendance at meetings as the Board of Directors may from time to time determine. No such payment shall preclude any director from serving the corporation or any of its parent or subsidiary entities in any other capacity and receiving compensation for such service.

ARTICLE III

OFFICERS

3.1    Titles. The officers of the corporation shall consist of a Chief Executive Officer, a President, a Secretary, a Treasurer and such other officers with such other titles as the Board of Directors shall determine, including one or more Vice Presidents, Assistant Treasurers and Assistant Secretaries. The Board of Directors may appoint such other officers as it may deem appropriate.

3.2    Election. The Chief Executive Officer, President, Treasurer and Secretary shall be elected annually by the Board of Directors at its first meeting following the annual meeting of stockholders. Other officers may be appointed by the Board of Directors at such meeting or at any other meeting.

3.3    Qualification. No officer need be a stockholder. Any two or more offices may be held by the same person.

3.4    Tenure. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, each officer shall hold office until such officer’s successor is elected and qualified, unless a different term is specified in the resolution electing or appointing such officer, or until such officer’s earlier death, resignation or removal.

3.5    Resignation and Removal. Any officer may resign by delivering a resignation in writing or by electronic transmission to the corporation at its principal executive office or to the Chief Executive Officer, the President or the Secretary. Such resignation shall be effective upon receipt unless it is specified to be effective at some later time or upon the happening of some later event. Any officer may be removed at any time, with or without cause, by vote of a majority of the directors then in office. Except as the Board of Directors may otherwise determine, no officer who resigns or is removed shall have any right to any compensation as an officer for any period following such officer’s resignation or removal, or any right to damages on account of such removal, whether such officer’s compensation be by the month or by the year or otherwise, unless such compensation is expressly provided for in a duly authorized written agreement with the corporation.

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3.6    Vacancies. The Board of Directors may fill any vacancy occurring in any office for any reason and may, in its discretion, leave unfilled for such period as it may determine any offices. Each such successor shall hold office for the unexpired term of such officer’s predecessor and until a successor is elected and qualified, or until such officer’s earlier death, resignation or removal.

3.7    Salaries. Officers of the corporation shall be entitled to such salaries, compensation or reimbursement as shall be fixed or allowed from time to time by the Board of Directors.

3.8    Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

ARTICLE IV

CAPITAL STOCK

4.1    Issuance of Stock. Subject to the provisions of the Certificate of Incorporation, the whole or any part of any unissued balance of the authorized capital stock of the corporation or the whole or any part of any shares of the authorized capital stock of the corporation held in the corporation’s treasury may be issued, sold, transferred or otherwise disposed of by vote of the Board of Directors in such manner, for such lawful consideration and on such terms as the Board of Directors may determine.

4.2    Stock Certificates; Uncertificated Shares. The shares of the corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Every holder of stock of the corporation represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and by the Board of Directors, representing the number of shares held by such holder registered in certificate form. Each such certificate shall be signed in a manner that complies with Section 158 of the General Corporation Law of the State of Delaware.

Each certificate for shares of stock that are subject to any restriction on transfer pursuant to the Certificate of Incorporation, these Bylaws, applicable securities laws or any agreement among any number of stockholders or among such holders and the corporation shall have conspicuously noted on the face or back of the certificate either the full text of the restriction or a statement of the existence of such restriction.

If the corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of each certificate representing shares of such class or series of stock, provided that in lieu of the foregoing requirements there may be set forth on the face or back of each certificate representing shares of such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests a copy of the full text of the powers, designations, preferences and relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

Within a reasonable time after the issuance or transfer of uncertificated shares, the registered owner thereof shall be given a notice, in writing or by electronic transmission, containing the information required to be set forth or stated on certificates pursuant to Sections 151, 156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware or, with respect to Section 151 of the General Corporation Law of the State of Delaware, a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

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4.3    Transfers. Shares of stock of the corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of shares of stock of the corporation shall be made only on the books of the corporation or by transfer agents designated to transfer shares of stock of the corporation. Subject to applicable law, shares of stock represented by certificates shall be transferred only on the books of the corporation by the surrender to the corporation or its transfer agent of the certificate representing such shares properly endorsed or accompanied by a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Uncertificated shares may be transferred by delivery of a written assignment or power of attorney properly executed, and with such proof of authority or the authenticity of signature as the corporation or its transfer agent may reasonably require. Except as may be otherwise required by law, by the Certificate of Incorporation or by these Bylaws, the corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect to such stock, regardless of any transfer, pledge or other disposition of such stock until the shares have been transferred on the books of the corporation in accordance with the requirements of these Bylaws.

4.4    Lost, Stolen or Destroyed Certificates. The corporation may issue a new certificate of stock in place of any previously issued certificate alleged to have been lost, stolen or destroyed, upon such terms and conditions as the corporation may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction and the giving of such indemnity and posting of such bond as the corporation may require for the protection of the corporation or any transfer agent or registrar.

4.5    Record Date. The Board of Directors may fix in advance a date as a record date for the determination of the stockholders entitled to notice of or to vote at any meeting of stockholders or to express consent (or dissent) to corporate action without a meeting, or entitled to receive payment of any dividend or other distribution or allotment of any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action. Such record date shall not precede the date on which the resolution fixing the record date is adopted, and such record date shall not be more than 60 nor less than 10 days before the date of such meeting, nor more than 10 days after the date of adoption of a record date for a consent without a meeting, nor more than 60 days prior to any other action to which such record date relates.

If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day before the day on which notice is given, or, if notice is waived, at the close of business on the day before the day on which the meeting is held. If no record date is fixed, the record date for determining stockholders entitled to express consent to corporate action without a meeting, when no prior action by the Board of Directors is necessary, shall be the day on which the first consent is properly delivered to the corporation. If no record date is fixed, the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating to such purpose.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

4.6    Regulations. The issue, transfer, conversion and registration of shares of stock of the corporation shall be governed by such other regulations as the Board of Directors may establish.

ARTICLE V

GENERAL PROVISIONS

5.1    Fiscal Year. Except as from time to time otherwise designated by the Board of Directors, the fiscal year of the corporation shall begin on the first day of January of each year and end on the last day of December in each year.

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5.2    Corporate Seal. The corporate seal shall be in such form as shall be approved by the Board of Directors.

5.3    Waiver of Notice. Whenever notice is required to be given by law, by the Certificate of Incorporation or by these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether provided before, at or after the time of the event for which notice is to be given, shall be deemed equivalent to notice required to be given to such person. Neither the business nor the purpose of any meeting need be specified in any such waiver. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

5.4    Voting of Securities. Except as the Board of Directors may otherwise designate, the Chief Executive Officer, the President or the Treasurer may waive notice of, vote, or appoint any person or persons to vote, on behalf of the corporation at, and act as, or appoint any person or persons to act as, proxy or attorney-in-fact for this corporation (with or without power of substitution) at, any meeting of stockholders or securityholders of any other entity, the securities of which may be held by this corporation, or with respect to the execution of any written or electronic consent in the name of the corporation as a holder of such securities.

5.5    Evidence of Authority. A certificate by the Secretary, or an Assistant Secretary, or a temporary Secretary, as to any action taken by the stockholders, directors, a committee or any officer or representative of the corporation shall as to all persons who rely on the certificate in good faith be conclusive evidence of such action.

5.6    Certificate of Incorporation. All references in these Bylaws to the Certificate of Incorporation shall be deemed to refer to the Certificate of Incorporation of the corporation, as amended and in effect from time to time.

5.7    Severability. Any determination that any provision of these Bylaws is for any reason inapplicable, illegal or ineffective shall not affect or invalidate any other provision of these Bylaws.

5.8    Pronouns. All pronouns used in these Bylaws shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person or persons may require.

ARTICLE VI

INDEMNITY

6.1    Third Party Actions. The corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or, while a director or officer of the corporation, is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a director or officer in connection with a proceeding (or part thereof) commenced by such director or officer only if the commencement of such proceeding (or part

9

thereof) by the director or officer was authorized in the specific case by the board of directors of the corporation. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

6.2    Actions by or in the Right of the Corporation. The corporation shall, to the fullest extent permitted by law, indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) and amounts paid in settlement (if such settlement is approved in advance by the corporation, which approval shall not be unreasonably withheld) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a director or officer in connection with a proceeding (or part thereof) commenced by such director or officer only if the commencement of such proceeding (or part thereof) by the director or officer was authorized in the specific case by the board of directors of the corporation. Notwithstanding any other provision of this Article VI, no person shall be indemnified hereunder for any expenses or amounts paid in settlement with respect to any action to recover short-swing profits under Section 16(b) of the Exchange Act.

6.3    Successful Defense. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1 and 6.2, or in defense of any claim, issue or matter therein, such person shall be indemnified to the fullest extent permitted by law against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

6.4    Payment of Expenses in Advance. Expenses incurred in defending a civil or criminal action, suit or proceeding, by an individual who may be entitled to indemnification pursuant to Section 6.1 or 6.2, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VI.

6.5    Claims. If a claim by a director or officer for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within thirty days after a written claim therefor by the person entitled to indemnification hereunder has been received by the corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.6    Indemnity Not Exclusive. The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those

10

seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

6.7    Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8    Other Sources. The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

6.9    The Corporation. For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 6.4) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

6.10    Employee Benefit Plans. For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Article VI.

6.11    Continuation of Indemnification and Advancement of Expenses. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII

AMENDMENTS

7.1    By the Board of Directors. These Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the Board of Directors.

7.2    By the Stockholders. These Bylaws may be altered, amended or repealed, in whole or in part, or new bylaws may be adopted by the affirmative vote of the holders of a majority of the shares of the capital stock of the corporation issued and outstanding and entitled to vote at any annual meeting of stockholders, or at any special meeting of stockholders, provided notice of such alteration, amendment, repeal or adoption of new bylaws shall have been stated in the notice of such special meeting.

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EXHIBIT C

FORM OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NANOMETRICS INCORPORATED

Included as Annex B to the Joint Proxy Statement/Prospectus

EXHIBIT D

FORM OF AMENDED AND RESTATED BYLAWS

Included as Annex C to the Joint Proxy Statement/Prospectus

Annex B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF NANOMETRICS INCORPORATED

Nanometrics Incorporated, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

ONE: The original name of this corporation is Nanometrics Incorporated and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was January 18, 2005, as amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on January 25, 2006. An Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on September 29, 2006 (the “Restated Certificate”).

TWO: Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation amends and restates the provisions of the Certificate of Incorporation of the corporation.

THREE: The text of the Restated Certificate is hereby amended and restated in its entirety to read as follows:

ARTICLE I

The name of the corporation is Nanometrics Incorporated.

ARTICLE II

The address of the corporation’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The corporation shall have authority to issue shares as follows:

97,000,000 shares of Common Stock, par value $0.001 per share. Each share of Common Stock shall entitle the holder thereof to one (1) vote on each matter submitted to a vote at a meeting of stockholders.

3,000,000 shares of Preferred Stock, par value $0.001 per share, which may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors of the corporation (authority to do so being hereby expressly vested in the Board of Directors of the corporation). The Board of Directors of the corporation is further authorized, subject to limitations prescribed by law, to fix by resolution or resolutions the designations, powers, preferences and rights, and the qualifications, limitations or restrictions thereof, of any wholly unissued series of Preferred Stock, including without limitation authority to fix by resolution or resolutions the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing.

The Board of Directors of the corporation is further authorized to increase (but not above the total number of authorized shares of the class) or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any series, the number of which was fixed by it, subsequent to the issuance of shares of such series then outstanding, subject to the powers, preferences and rights, and the qualifications, limitations and restrictions thereof stated in this Certificate of Incorporation or the resolution of the Board of Directors of the corporation originally fixing the number of shares of such series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

ARTICLE V

The number of directors that constitutes the entire Board of Directors of the corporation shall be determined in the manner set forth in the Bylaws of the corporation. At each annual meeting of stockholders, each director of the corporation shall be elected to hold office, and shall serve, until the expiration of the term for which he or she is elected and until his or her successor is duly elected and qualified or until his or her death, resignation, or removal; except that if any such election shall not be so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.

Any director may be removed from office by the stockholders of the corporation. Vacancies occurring on the Board of Directors of the corporation for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by vote of a majority of the remaining members of the Board of Directors of the corporation, although less than a quorum, at any meeting of the Board of Directors of the corporation. A person so elected by the Board of Directors of the corporation to fill a vacancy or newly created directorship shall hold office until the next election of the class for which such director shall have been chosen and until his or her successor shall have been duly elected and qualified.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the Bylaws of the corporation.

ARTICLE VII

The election of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.

ARTICLE VIII

Special meetings of the stockholders of the corporation for any purpose or purposes may be called at any time by the chairperson of the Board of Directors of the corporation or a majority of the authorized number of directors, but such special meetings may not be called by any other person or persons. No action shall be taken by the stockholders of the corporation except at an annual or special meeting of the stockholders called in accordance with this Certificate of Incorporation or the Bylaws of the corporation, and no action shall be taken by the stockholders by written consent.

ARTICLE IX

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. The corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the Board of Directors of the corporation.

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

Neither any amendment nor repeal of this Article IX, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX, shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim accruing or arising or that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

Except as provided in Article IX above, the corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Annex C

AMENDED AND RESTATED BYLAWS

OF

[                                         ]

C-i

C-ii

ARTICLE I.

CORPORATE OFFICES

1.1.	REGISTERED OFFICE

The address of the corporation’s registered office of the corporation shall be fixed in the corporation’s certificate of incorporation, as the same may be amended from time to time.

1.2.	OTHER OFFICES

The corporation’s board of directors (the “board of directors”) may at any time establish other offices at any place or places where the corporation is qualified to do business.

ARTICLE II.

MEETINGS OF STOCKHOLDERS

2.1.	PLACE OF MEETINGS

Meetings of stockholders shall be held at a place, if any, either within or without the State of Delaware, as may be designated by the board of directors from time to time or in the manner provided in these bylaws. In the absence of any such designation or determination, stockholders’ meetings shall be held at the corporation’s principal executive office.

2.2.	ANNUAL MEETING

If required by applicable law, an annual meeting of the stockholders shall be held each year for the purpose of electing directors and conducting such other proper business as may properly come before the meeting. The date, time and place, if any, of the annual meeting shall be determined by the board of directors. The corporation may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the board of directors.

2.3.	SPECIAL MEETING

A special meeting of the stockholders may be called as provided in the certificate of incorporation.

No business may be transacted at such special meeting otherwise than specified in the notice of such meeting provided pursuant to Section 2.4 of these bylaws. The corporation may postpone, reschedule or cancel any special meeting of stockholders previously scheduled by the board of directors.

2.4.	NOTICE OF STOCKHOLDERS’ MEETINGS

Whenever stockholders are required or permitted to take any action at a meeting, a notice of the meeting shall be given that shall state the place, if any, date and time of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and, in the case of a special meeting, the purpose or purposes for which the meeting is called. Unless otherwise provided by law, the certificate of incorporation or these bylaws, the notice of any meeting shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

2.5.	ADVANCE NOTICE OF STOCKHOLDER NOMINEES AND STOCKHOLDER BUSINESS

(i)    Advance Notice of Stockholder Nominations

Nominations of persons for election to the board of directors of the corporation may be made at an annual meeting of stockholders only (1) pursuant to the corporation’s notice of meeting (or any supplement thereto), (2) by or at the direction of the board of directors or any duly authorized committee thereof or (3) by any stockholder of the corporation entitled to vote in the election of directors at the meeting who was a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the secretary of the corporation and who complies with the notice procedures set forth in this Section 2.5. For any nomination to be properly brought before an annual meeting by any stockholder pursuant to clause (3) of this Section 2.5(i), such nomination shall be made pursuant to timely notice in writing to the secretary of the corporation. To be timely, a stockholder’s notice shall be delivered to, or mailed and received by, the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. Such stockholder’s notice shall set forth (a) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person, (iii) the class and number of shares of the corporation which owned beneficially and of record by such person, (iv) any other information relating to such person that is required by law to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and (v) such person’s written consent to being named in the corporation’s proxy statement and associated proxy card as a nominee of the stockholder and to serving as a director if elected; and (b) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: (i) the name and address, as they appear on the corporation’s books, of such stockholder, and of such beneficial owner, (ii) the class or series and number of shares of capital stock of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to elect the nominee and/or (y) otherwise solicit proxies from stockholders in support of such nomination, (v) a description of all agreements, arrangements or understandings between or among such stockholder and/or beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, including each nominee, and any other person or persons (naming such person or persons) relating to the nomination, (vi) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the corporation and (vii) any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The corporation may require any proposed nominee to furnish such other information as the corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the corporation or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

(ii)    Advance Notice of Stockholders Business

At the annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be proposed only: (a) pursuant to the corporation’s notice of meeting (or any supplement thereto), (b) by or at the direction of the board of directors or any duly authorized committee thereof, or (c) by any stockholder of the corporation entitled to vote at the meeting who was a stockholder of record at the time the notice provided for in this Section 2.5 is delivered to the secretary of the corporation and who complies with the notice procedures set forth in this Section 2.5. Business to be brought before the meeting by a stockholder shall be considered properly brought only if the stockholder has given timely notice thereof in writing to the secretary of the corporation in accordance with this Section 2.5 and such proposed business constitutes a proper matter for stockholder action. To be timely, a stockholder’s notice must be delivered to the principal executive offices of the corporation not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder’s notice to the secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting, the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the bylaws of the corporation, the language of the proposed amendment), the reasons for conducting such business at the annual meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, (ii) the name and address of the stockholder proposing such business and the beneficial owner, if any, on whose behalf the proposal is made, (iii) the class or series and number of shares of the corporation, which are owned beneficially or of record by the stockholder and beneficial owner, (iv) a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business, (v) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group that intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to adopt the proposal and/or (y) otherwise solicit proxies from stockholders in support of such proposal, (vi) any material interest of the stockholder or beneficial owner in such business, (vii) a description of any agreement, arrangement or understanding with respect to the proposal between or among such stockholder and/or such beneficial owner, any of their respective affiliates or associates, and any others acting in concert with any of the foregoing, (viii) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, convertible securities, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder and such beneficial owners, whether or not such instrument or right shall be subject to settlement in underlying shares of capital stock of the corporation, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder or such beneficial owner, with respect to securities of the corporation and (vii) any other information relating to such stockholder and beneficial owner, if any, that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for the proposal pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder. The foregoing notice requirements of this Section 2.5(ii) shall be deemed satisfied by a stockholder with respect to any business for which the stockholder has notified the corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the

Exchange Act and such stockholder’s proposal has been included in a proxy statement that has been prepared by the corporation to solicit proxies for such annual meeting.

(iii)    Special Meetings of Stockholders.

Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the corporation’s notice of meeting. Nominations of persons for election to the board of directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the corporation’s notice of meeting (a) by or at the direction of the board of directors or any committee thereof or (b) provided that the board of directors has determined that directors shall be elected at such meeting, by any stockholder of the corporation who is a stockholder of record at the time of notice provided for in this Section 2.5 is delivered to the secretary of the corporation, who is entitled to vote at the meeting and upon such election and who complies with the notice procedures set forth in this Section 2.5. In the event the corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the board of directors, any such stockholder entitled to vote in such election of directors may nominate a person or persons (as the case may be) for election to such position(s) as specified in the corporation’s notice of meeting, if the stockholder’s notice required by this Section 2.5 (which shall include all of the information, agreements and representations required by Section 2.5(i) as if such stockholder was nominating such person or persons for election at an annual meeting) shall be delivered to the secretary at the principal executive offices of the corporation not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting at which directors are to be elected. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(iv)    General

No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this Section 2.5, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.5. The chairman of the meeting shall have the power and duty to determine and declare whether a nomination was properly made or business was properly brought before the meeting, in accordance with the procedures prescribed by these bylaws, and if he should so determine, he shall so declare at the meeting and the defective nomination or any such business not properly brought before the meeting shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.5, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the corporation. For purposes of this Section 2.5, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

For purposes of this Section 2.5, “public announcement” shall include disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act and the rules and regulations promulgated thereunder. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of any stockholder’s notice as described above.

Notwithstanding the foregoing provisions of this Section 2.5, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.5; provided however, that any references in these bylaws to the Exchange Act or the rules and regulations promulgated thereunder are not intended to and shall not limit any requirements applicable to nominations or proposals as to any other business to be considered pursuant to this Section 2.5 (including paragraphs (i)(3), (ii)(c) and (iii) hereof), and compliance with paragraphs (i)(3), (ii)(c) and (iii) of this Section 2.5 shall be the exclusive means for a stockholder to make nominations or submit other business (other than, as provided in the last sentence of Section 2.5(ii), business other than nominations brought properly under and in compliance with Rule 14a-8 of the Exchange Act, as may be amended from time to time). Nothing in this Section 2.5 shall be deemed to affect any rights (a) of stockholders to request inclusion of proposals or nominations in the corporation’s proxy statement pursuant to applicable rules or regulations promulgated under the Exchange Act or (b) of the holders of any series of preferred stock to elect directors pursuant to any applicable provisions of the certificate of incorporation.

Notwithstanding anything in Section 2.5(i) to the contrary, in the event that the number of directors to be elected to the board of directors at the annual meeting is increased effective after the time period for which stockholder nominations would otherwise be due under Section 2.5(i) and there is no public announcement by the corporation naming the nominees for the additional directorships at least 100 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by Section 2.5(i) shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the secretary of the corporation at the principal executive offices of the corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the corporation.

2.6.	MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE

Notice of any meeting of stockholders, if mailed, shall be deemed to be given when deposited in the United States mail, postage prepaid, directed to the stockholder at his address as it appears on the records of the corporation. An affidavit of the secretary or an assistant secretary or of the transfer agent of the corporation that the notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

Without limiting the foregoing, any notice to stockholders given by the corporation shall be effective if given by a form of electronic transmission permitted by applicable law. For purposes of these bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

Without limiting the foregoing, any notice to stockholders given by the corporation may be given by a single written notice to stockholders who share an address if consented to by the stockholders at such address to whom such notice is given. Any such consent shall be revocable by the stockholders by written notice to the corporation. Any stockholder who fails to object in writing to the corporation, within 60 days of having been given written notice by the corporation of its intention to send the single notice as set forth in this Section 2.6 shall be deemed to have consented to receiving such single written notice.

2.7.	QUORUM

The holders of a majority of the stock issued and outstanding and entitled to vote thereat, present in person or represented by proxy, shall constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise provided by statute or by the certificate of incorporation. If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairman of the meeting or (ii) the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.8.	ADJOURNED MEETING; NOTICE

When a meeting is adjourned to another time or place, unless these bylaws otherwise require, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting the corporation may transact any business that might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for determination of stockholders entitled to vote is fixed for the adjourned meeting, the board of directors shall fix as the record date for determining stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote at the adjourned meeting, and a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting as of the record date so fixed for notice of the adjourned meeting.

2.9.	CONDUCT OF BUSINESS

Meetings of stockholders shall be presided over by the chairman of the board of directors, if any, or in his or her absence by a person designated by the board of directors, or in the absence of a person so designated by the board of directors, by a chairman chosen at the meeting by the holders of a majority in voting power of the stock entitled to vote thereat, present in person or represented by proxy. The secretary, or in his or her absence, an assistant secretary, or in the absence of the secretary and all assistant secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

The board of directors shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the board of directors, if any, the chairman of the meeting shall have the right and authority to convene and to recess and/or adjourn the meeting, to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in the meeting to stockholders of record of the corporation, their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof and limitations on the time allotted to questions or comments by participants. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if the chairman should so determine, he or she shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless and to the extent determined by the board of directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

2.10.	VOTING

The stockholders entitled to vote at any meeting of stockholders shall be determined in accordance with the provisions of Section 2.12 of these bylaws, subject to the provisions of Sections 217 and 218 of the Delaware General Corporation Law (relating to voting rights of fiduciaries, pledgors and joint owners of stock and to voting trusts and other voting agreements).

Except as may be otherwise provided in the certificate of incorporation, each stockholder shall be entitled to one vote for each share of capital stock held by such stockholder.

Except as otherwise required by law or by the certificate of incorporation, each director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present; provided, however, that if, as of the tenth (10th) day preceding the date the corporation first mails its notice of meeting for such meeting to the stockholders of the corporation, the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the votes cast. For purposes of this bylaw, “a majority of the votes cast” shall mean that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director’s election (with “abstentions” and “broker non-votes” not counted as a vote cast either “for” or “against” that director’s election).

All other elections and questions presented to the stockholders at a meeting at which a quorum is present shall, unless otherwise provided by the certificate of incorporation, these bylaws, the rules or regulations of any stock exchange applicable to the corporation, applicable law or pursuant to any regulation applicable to the corporation or its securities, be decided by the affirmative vote of the holders of a majority in voting power of the shares of stock of the corporation which are present in person or represented by proxy and entitled to vote thereon.

2.11.	WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the Delaware General Corporation Law or of the certificate of incorporation or these bylaws, a waiver, given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, directors, or members of a committee of directors need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

2.12.	RECORD DATE FOR STOCKHOLDER NOTICE; VOTING

In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the board of directors may fix, in advance, a record date which (i) in the case of determination of stockholders entitled to notice of any meeting of stockholders or adjournment thereof, shall, unless otherwise required by law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting (which date shall also be the record date for determining the stockholders entitled to vote at such meeting unless the board of directors determines, at the time it fixes such record date for determining the stockholders entitled to notice of the meeting, that a later date on or before the date of the meeting shall be the date for making such determination), and (ii) in the case of any other lawful action, shall not be more than sixty (60) days prior to such other action. If no record date is fixed: (1) the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held and (2) the record date for determining stockholders for any other purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for determination of the stockholders entitled to vote at the adjourned meeting, and in such case shall also fix as the record date for stockholders entitled to notice of such adjourned meeting the same or an earlier date as that fixed for determination of stockholders entitled to vote in accordance herewith at the adjourned meeting.

2.13.	PROXIES

Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three (3) years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it satisfies the requirements to qualify as irrevocable under the Delaware General Corporation Law. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the secretary of the corporation a revocation of the proxy or a new proxy bearing a later date.

2.14.	LIST OF STOCKHOLDERS ENTITLED TO VOTE

The officer who has charge of the stock ledger of a corporation shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting (provided, however, if the record date for determining the stockholders entitled to vote is less than ten (10) days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the tenth day before the meeting date), arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (ii) during ordinary business hours at the principal place of business of the corporation. The list of stockholders must also be open to examination at the meeting as required by applicable law. Except as otherwise provided by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.14 or to vote in person or by proxy at any meeting of stockholders.

2.15.	INSPECTORS OF ELECTIONS

The corporation may, and shall if required by law, in advance of any meeting of stockholders, appoint one or three inspectors of election, who may be employees of the corporation, to act at the meeting or any adjournment thereof and to make a written report thereof. The corporation may designate one or more persons as alternate inspectors to replace any inspector who fails to act. If there are three (3) inspectors of election, the decision, act or certificate of a majority is effective in all respects as the decision, act or certificate of all. In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the person presiding at the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspector or inspectors so appointed or designated shall (i) ascertain the number of shares of capital stock of the corporation outstanding and the voting power of each such share, (ii) determine the shares of capital stock of the corporation represented at the meeting and the validity of proxies and ballots, (iii) count all votes and ballots, (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors (v) certify their determination of the number of shares of capital stock of the corporation represented at the meeting and such inspectors’ count of all votes and ballots and (vi) do any other acts that may be proper to conduct the election or vote with fairness to all stockholders. Such certification and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election. Any report or certificate made by the inspectors of election is prima facie evidence of the facts stated therein.

ARTICLE III.

DIRECTORS

3.1.	POWERS

Subject to the provisions of the Delaware General Corporation Law and any limitations in the certificate of incorporation, the business and affairs of the corporation shall be managed and all corporate powers shall be exercised by or under the direction of the board of directors.

3.2.	NUMBER OF DIRECTORS

The board of directors shall consist of 12 members. No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires. This Section 3.2 of the bylaws shall not be amended or repealed (including by the adoption of additional bylaw provisions in other Sections) by the board of directors except by the affirmative vote of 66 2/3% of the members then serving on the board of directors.

3.3.	ELECTION, QUALIFICATION AND TERM OF OFFICE OF DIRECTORS

A director shall hold office until the next annual meeting and until his successor shall be elected and shall qualify, or until to such director’s earlier death, resignation, disqualification or removal from office. Directors need not be stockholders unless so required by the certificate of incorporation or these bylaws, wherein other qualifications for directors may be prescribed. Elections of directors need not be by written ballot.

3.4.	RESIGNATION AND VACANCIES

(a)    Any director may resign at any time upon notice in writing or by electronic transmission to the corporation. Such resignation shall take effect at the time specified in such notice or, if the time be not specified, upon receipt thereof by the corporation. Unless otherwise specified therein, acceptance of such resignation shall not be necessary to make it effective. When one or more directors shall resign from the board of directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies in accordance with this Section 3.4, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as provided in this section in the filling of other vacancies.

(b)    Unless otherwise provided in the certificate of incorporation or these bylaws:

(i)    Vacancies and newly created directorships resulting from an increase in the authorized number of directors elected by all stockholders having the right to vote as a single class shall be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director;

(ii)    Whenever the holders of any class or series of stock are entitled to elect one or more directors by the provisions of the certificate of incorporation or these bylaws, vacancies and newly created directorships of such class or series shall be filled only by a majority of the directors elected by such class or series then in office, or by a sole remaining director so elected.

Any director elected pursuant to this Section 3.4 shall hold office for a term expiring at the next annual meeting of stockholders and until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, disqualification, resignation or removal.

3.5.	PLACE OF MEETINGS; MEETINGS BY TELEPHONE

The board of directors of the corporation may hold meetings, both regular and special, either within or outside the State of Delaware.

Unless otherwise restricted by the certificate of incorporation or these bylaws, members of the board of directors, or any committee designated by the board of directors, may participate in a meeting of such board of directors, or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting pursuant to this section shall constitute presence in person at the meeting.

3.6.	REGULAR MEETINGS

Regular meetings of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by the board.

3.7.	SPECIAL MEETINGS; NOTICE

Special meetings of the board of directors for any purpose or purposes may be called at any time by the chairman of the board, the president, any vice president, the secretary or any two (2) directors.

Notice of the time and place of special meetings shall be delivered to each director personally, by telephone, by first-class mail addressed to each director at that director’s address as it is shown on the records of the corporation or by other means of electronic transmission. If the notice is mailed, it shall be deposited in the United States mail at least three (3) days before the time of the holding of the meeting. If the notice is delivered personally, by telephone or by other means of electronic transmission, it shall be delivered personally, by telephone or by such means of electronic transmission at least twenty-four (24) hours before the time of the holding of the meeting. Any oral notice given personally or by telephone may be communicated either to the director or to a person at the office of the director who the person giving the notice has reason to believe will promptly communicate it to the director. The notice need not specify the purpose or the place of the meeting, if the meeting is to be held at the principal executive office of the corporation.

3.8.	QUORUM; VOTING

At all meetings of the board of directors, a majority of the authorized number of directors shall constitute a quorum for the transaction of business and the act of a majority of the directors present at any meeting at which there is a quorum shall be the act of the board of directors, except as may be otherwise specifically provided by statute, the certificate of incorporation, or these bylaws. If a quorum is not present at any meeting of the board of directors, then the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present. Except in cases in which the certificate of incorporation, these bylaws or applicable law otherwise provides, every act or decision done or made by a majority of the directors present at a meeting at which a quorum is present shall be the act of the board of directors.

3.9.	WAIVER OF NOTICE

Whenever notice is required to be given under any provision of the Delaware General Corporation Law, the certificate of incorporation, or these bylaws, a written waiver signed by the person entitled to notice, or a waiver by electronic transmission given by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors, or members of a committee of directors, need be specified in any written waiver of notice unless so required by the certificate of incorporation or these bylaws.

3.10.	ACTION BY UNANIMOUS CONSENT OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, any action required or permitted to be taken at any meeting of the board of directors or of any committee thereof may be taken without a meeting, if all the members of the board of directors or committee, as the case may be, consent thereto in writing or by electronic transmission.

3.11.	FEES AND COMPENSATION OF DIRECTORS

Unless otherwise restricted by the certificate of incorporation or these bylaws, the board of directors shall have the authority to fix the compensation of directors.

3.12.	REMOVAL OF DIRECTORS

Except for such additional directors, if any, as are elected by the holders of any series of preferred stock as provided for or fixed pursuant to the certificate of incorporation, any director, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least 66 2/3% of the total voting power of the outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE IV.

COMMITTEES

4.1.	COMMITTEES OF DIRECTORS

The board of directors may designate one or more committees, with each committee to consist of one or more of the directors of the corporation. The board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the board of directors, or in the bylaws of the corporation, shall have and may exercise all the powers and authority of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers that may require it; but no such committee shall have the power or authority (i) approving or adopting or recommending to the stockholders, any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval or (ii) adopting, amending, or repealing any bylaws of the corporation and, unless the board resolution establishing the committee, the bylaws or the certificate of incorporation expressly so provide, no such committee shall have the power or authority to declare a dividend, to authorize the issuance of stock, or to adopt a certificate of ownership and merger pursuant to Section 253 of the Delaware General Corporation Law.

4.2.	COMMITTEE MINUTES

Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

4.3.	MEETINGS AND ACTION OF COMMITTEES

Meetings and actions of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these bylaws, Section 3.5 (place of meetings and meetings by telephone), Section 3.6 (regular meetings), Section 3.7 (special meetings and notice), Section 3.8 (quorum and voting), Section 3.9 (waiver of notice), and Section 3.10 (action without a meeting), with such changes in the context of those bylaws as are necessary to substitute the committee and its members for the board of directors and its members to the extent that such provisions do not already govern the conduct of committees; provided, however, that the time of regular meetings of committees may be determined either by resolution of the board of directors or by resolution of the committee and that special meetings of committees may also be called by resolution of the board of directors. The board of directors may adopt rules for the government of any committee not inconsistent with the provisions of these bylaws or the certificate of incorporation.

ARTICLE V.

OFFICERS

5.1.	OFFICERS

The officers of the corporation shall be a chief executive officer, a secretary, and a chief financial officer. The corporation may also have, at the discretion of the board of directors, a chairman of the board, a treasurer, one or more vice presidents, one or more assistant vice presidents, one or more assistant secretaries, one or more assistant treasurers, and any such other officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws. Any number of offices may be held by the same person.

5.2.	APPOINTMENT OF OFFICERS

The officers of the corporation, except such officers as may be appointed in accordance with the provisions of Section 5.3 of these bylaws, shall be appointed by the board of directors, subject to the rights, if any, of an officer under any contract of employment.

5.3.	SUBORDINATE OFFICERS

The board of directors may appoint, or empower the chief executive officer to appoint, such other officers and agents as the business of the corporation may require, each of whom shall hold office for such period, have such authority, and perform such duties as are provided in these bylaws or as the board of directors may from time to time determine.

5.4.	REMOVAL AND RESIGNATION OF OFFICERS; FILLING VACANCIES

Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by an affirmative vote of the majority of the board of directors at any regular or special meeting of the board or, except in the case of an officer chosen by the board of directors, by any officer upon whom such power of removal may be conferred by the board of directors.

Any officer may resign at any time by giving written notice to the corporation. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the corporation under any contract to which the officer is a party.

Any vacancy occurring in any office of the corporation, except such offices as may be filled in accordance with the provisions of Section 5.3 of these bylaws, shall be filled by the board of directors.

5.5.	REPRESENTATION OF SHARES OF OTHER CORPORATIONS

The chairman of the board, the chief executive officer, the president, any vice president, the chief financial officer, the secretary or assistant secretary of this corporation, or any other person authorized by the board of directors or the chief executive officer or a vice president, is authorized to vote, represent, and exercise on behalf of this corporation all rights incident to any and all shares, securities or equity interests of any other corporation or entity standing in the name of this corporation. The authority granted herein may be exercised by such person directly or delegated to an attorney or agent.

5.6.	AUTHORITY AND DUTIES OF OFFICERS

All officers of the corporation shall respectively have such authority and perform such duties in the management of the business of the corporation as may be designated from time to time by the board of directors.

ARTICLE VI.

INDEMNITY

6.1.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

The corporation shall indemnify and hold harmless, to the fullest extent permitted by the Delaware General Corporation Law as it presently exists or may hereafter be amended, any director or officer of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding. Except as otherwise provided in Section 6.5, the corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized by the board of directors.

6.2.	INDEMNIFICATION OF OTHERS

The corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

6.3.	SUCCESSFUL DEFENSE

To the extent that a present or former director or officer of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 6.1, or in defense of any claim, issue or matter therein, such person shall be indemnified to the fullest extent permitted by law against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

6.4.	PAYMENT OF EXPENSES IN ADVANCE

Expenses (including attorneys’ fees) incurred in defending an action, suit or proceeding, whether civil, criminal, arbitral, administrative, regulatory or investigative, by an individual who may be entitled to indemnification pursuant to Section 6.1, shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer, employee or agent to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this Article VI.

6.5.	CLAIMS

If a claim by a director or officer for indemnification (following the final disposition of such action, suit or proceeding) or advancement of expenses under this Article VI is not paid in full within sixty days after a written claim therefor by the person entitled to indemnification hereunder has been received by the corporation, such person may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, the corporation shall have the burden of proving that such person is not entitled to the requested indemnification or advancement of expenses under applicable law.

6.6.	INDEMNITY NOT EXCLUSIVE

The indemnification and advancement of expenses provided by or granted pursuant to the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

6.7.	INSURANCE

The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VI.

6.8.	OTHER SOURCES

The corporation’s obligation, if any, to indemnify or to advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

6.9.	THE CORPORATION

For purposes of this Article VI, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, employees or agents, so that any person who is or was a director or officer of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under and subject to the provisions of this Article VI (including, without limitation the provisions of Section 6.4) with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

6.10.	EMPLOYEE BENEFIT PLANS

For purposes of this Article VI, references to “other enterprises” shall include employee benefit plans; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries.

6.11.	CONTINUATION OF INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

ARTICLE VII.

GENERAL MATTERS

7.1.	CHECKS

From time to time, the board of directors shall determine by resolution which person or persons may sign or endorse all checks, drafts, other orders for payment of money, notes or other evidences of indebtedness that are issued in the name of or payable to the corporation, and only the persons so authorized shall sign or endorse those instruments.

7.2.	EXECUTION OF CORPORATE CONTRACTS AND INSTRUMENTS

The board of directors, except as otherwise provided in these bylaws, may authorize any officer or officers, or agent or agents, to enter into any contract or execute any instrument in the name of and on behalf of the corporation; such authority may be general or confined to specific instances. Unless so authorized or ratified by the board of directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

7.3.	STOCK CERTIFICATES; PARTLY PAID SHARES

The shares of the corporation shall be represented by certificates, provided that the board of directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the corporation. Notwithstanding the adoption of such a resolution by the board of directors, every holder of stock represented by certificates shall be entitled to have a certificate signed by, or in the name of the corporation by any two authorized officers of the corporation (it being understood that each of the chairman and the vice-chairman of the board of directors, the chief executive officer, the president, any vice-president, the chief financial officer, any assistant treasurer, the secretary and any assistant secretary of the corporation shall be an authorized officer for this purpose) representing the number of shares registered in certificate form. Any or all of the signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

The corporation may issue the whole or any part of its shares as partly paid and subject to call for the remainder of the consideration to be paid therefor. Upon the face or back of each stock certificate issued to represent any such partly paid shares, upon the books and records of the corporation in the case of uncertificated partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereon shall be stated. Upon the declaration of any dividend on fully paid shares, the corporation shall declare a dividend upon partly paid shares of the same class, but only upon the basis of the percentage of the consideration actually paid thereon.

7.4.	SPECIAL DESIGNATION ON CERTIFICATES

If the corporation is authorized to issue more than one class of stock or more than one series of any class, then the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate that the corporation shall issue to represent such class or series of stock; provided, however, that, except as otherwise provided in Section 202 of the Delaware General Corporation Law, in lieu of the foregoing requirements there may be set forth on the face or back of the certificate that the corporation shall issue to represent such class or series of stock a statement that the corporation will furnish without charge to each stockholder who so requests the powers, the designations, the preferences, and the relative, participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

7.5.	LOST CERTIFICATES

Except as provided in this Section 7.5, no new certificates for shares shall be issued to replace a previously issued certificate unless the latter is surrendered to the corporation and canceled at the same time. The corporation may issue a new certificate of stock or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the corporation may require the owner of the lost, stolen or destroyed certificate, or his legal representative, to give the corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

7.6.	CONSTRUCTION; DEFINITIONS

Unless the context requires otherwise, the general provisions, rules of construction, and definitions in the Delaware General Corporation Law shall govern the construction of these bylaws. Without limiting the generality of this provision, the singular number includes the plural, the plural number includes the singular, and the term “person” includes both a corporation and a natural person.

7.7.	DIVIDENDS

The directors of the corporation, subject to any restrictions contained in (i) the Delaware General Corporation Law or (ii) the certificate of incorporation, may declare and pay dividends upon the shares of its capital stock. Dividends may be paid in cash, in property, or in shares of the corporation’s capital stock.

The directors of the corporation may set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and may abolish any such reserve. Such purposes shall include but not be limited to equalizing dividends, repairing or maintaining any property of the corporation, and meeting contingencies.

7.8.	FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the board of directors and may be changed by the board of directors.

7.9.	SEAL

The corporation may adopt a corporate seal, which shall be adopted and which may be altered by the board of directors, and may use the same by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

7.10.	TRANSFER OF STOCK

Stock of the corporation shall be transferable in the manner prescribed by law and in these bylaws. Shares of stock of the corporation shall only be transferred on the books of the corporation by the holder of record thereof or by such holder’s attorney duly authorized in writing, upon surrender to the corporation of the certificate or certificates representing such shares endorsed by the appropriate person or persons (or by delivery of duly executed instructions with respect to uncertificated shares), with such evidence of the authenticity of such endorsement or execution, transfer, authorization, and other matters as the corporation may reasonably require, and accompanied by all necessary stock transfer stamps. No transfer of stock shall be valid as against the corporation for any purpose until it shall have been entered in the stock records of the corporation by an entry showing the names of the persons from and to whom it was transferred.

7.11.	STOCK TRANSFER AGREEMENTS

The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes or series of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes or series owned by such stockholders in any manner not prohibited by the Delaware General Corporation Law.

7.12.	REGISTERED STOCKHOLDERS

The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends and to vote as such owner, shall be entitled to hold liable for calls and assessments the person registered on its books as the owner of shares, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of another person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

7.13.	EXCLUSIVE FORUM.

Unless the corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware does not have jurisdiction, the federal district court for the District of Delaware) shall, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or as to which the Delaware General Corporation Law confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim arising pursuant to any provision of the Certificate of Incorporation or these bylaws (in each case, as they may be amended from time to time) or governed by the internal affairs doctrine.

Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the corporation shall be deemed to have notice of and consented to the provisions of this Section 7.13.

ARTICLE VIII.

AMENDMENTS

Subject to the provisions of the corporation’s certificate of incorporation, the bylaws of the corporation may be adopted, amended or repealed by the stockholders entitled to vote; provided, however, that the corporation may, in its certificate of incorporation, confer the power to adopt, amend or repeal bylaws upon the directors. The fact that such power has been so conferred upon the directors shall not divest the stockholders of the power, nor limit their power to adopt, amend or repeal bylaws.

Annex D

745 Seventh Avenue New York, NY 10019 United States

CONFIDENTIAL

June 23, 2019

Board of Directors

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

Attention: Board of Directors

Members of the Board of Directors:

We understand that Nanometrics Incorporated, a Delaware corporation (the “Company”), intends to enter into a transaction (the “Proposed Transaction”) with Rudolph Technologies, Inc., a Delaware corporation (“Rudolph”), and PV Equipment Inc., a Delaware corporation and direct wholly-owned subsidiary of Nanometrics (“Merger Sub”), pursuant to which (i) Merger Sub will merge with and into Rudolph, with Rudolph surviving the merger as a wholly-owned subsidiary of the Company and (ii) each issued and outstanding share of common stock, par value $0.001 per share, of Rudolph (the “Rudolph Common Stock”) (other than shares of Rudolph Common Stock to be cancelled in accordance with Section 2.1(b) of the Agreement (as defined below)) will be converted into the right to receive 0.8042 (the “Exchange Ratio”) of a share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”). The terms and conditions of the Proposed Transaction are set forth in more detail in the Agreement and Plan of Merger to be entered into by and among the Company, Rudolph and Merger Sub (the “Agreement”). The summary of the Proposed Transaction set forth above is qualified in its entirety by the terms of the Agreement.

We have been requested by the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view to the Company of the Exchange Ratio to be paid by the Company in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company’s underlying business decision to proceed with or effect the Proposed Transaction or the likelihood of consummation of the Proposed Transaction. In addition, we express no opinion on, and our opinion does not in any manner address, the fairness of the amount or the nature of any compensation to be paid to any officers, directors or employees of any parties to the Proposed Transaction, or any class of such persons, relative to the consideration paid in the Proposed Transaction or otherwise. Our opinion does not address the relative merits of the Proposed Transaction as compared to any other transaction or business strategy in which the Company might engage.

In arriving at our opinion, we reviewed and analyzed: (1) the execution version of the Agreement, dated as of June 23, 2019, and the specific terms of the Proposed Transaction; (2) publicly available information concerning the Company and Rudolph that we believe to be relevant to our analysis, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 29, 2018 and its Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2019, and Rudolph’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2019; (3) a trading history of the Company Common Stock and the Rudolph Common Stock from June 22, 2014 to June 21, 2019 and a comparison of those trading histories with those of other companies that we deemed relevant; (4) financial and operating information with respect to the business, operations and prospects of the Company furnished to us by the Company, including financial projections of the Company prepared by management of the Company (the “Company Projections”); (5) financial and operating information with respect to the business, operations and prospects of Rudolph furnished to us by Rudolph including financial projections of Rudolph that we have been directed to utilize by the management of the Company (the “Rudolph Projections”); (6) the pro forma impact of the Proposed Transaction on the future financial performance of the combined company, including cost savings and operating synergies expected by management of Rudolph and the Company to result from the combination of the businesses of the Company and Rudolph (collectively, the “Expected Synergies”), (7) published estimates of independent research analysts with respect to the future financial performance of the Company and Rudolph; (8) a comparison of the historical and projected financial results and present financial condition of the Company and Rudolph with each other and with those of other companies that we deemed relevant; (9) a comparison of the financial terms of the Proposed Transaction with the financial terms of certain other transactions that we deemed relevant; and (10) published estimates of independent research analysts with respect to the future financial performance, net asset value and price targets of the Company and Rudolph. In addition, we have had discussions with the management of the Company concerning its business, operations, assets, liabilities, financial condition and prospects and have undertaken such other studies, analyses and investigations as we deemed appropriate.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information used by us without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information) and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Company Projections, upon the advice of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company and that the Company will perform substantially in accordance with such projections and have relied on the Company Projections in arriving at our opinion. With respect to the Rudolph Projections, upon the advice and at the direction of the Company, we have assumed that such projections have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Rudolph as to the future financial performance of Rudolph and that Rudolph will perform substantially in accordance with such projections and have relied on the Rudolph Projections in arriving at our opinion. Furthermore, upon the advice of the Company, we have assumed that the amounts and timing of the Expected Synergies are reasonable and that the Expected Synergies will be realized in accordance with such estimates. We assume no responsibility for and we express no view as to any such projections or estimates (including the Expected Synergies) or the assumptions on which they are based. In arriving at our opinion, we have not conducted a physical inspection of the properties and facilities of the Company or Rudolph and have not made or obtained any evaluations or appraisals of the assets or liabilities of the Company or Rudolph. In addition, you have not authorized us to solicit, and we have not solicited, any indications of interest from any third party with respect to the purchase of all or a part of the Company’s business. Our opinion necessarily is based upon market, economic and other conditions as they exist on, and can be evaluated as of, the date of this letter. We assume no responsibility for updating or revising our opinion based on events or circumstances that may occur after the date of this letter. In addition, we express no opinion as to the prices at which (i) shares of Company Common Stock would trade following the announcement of the Proposed Transaction or (ii) shares of Rudolph Common Stock would trade following the announcement or consummation of the Proposed Transaction. Our opinion should not be viewed as providing any assurance that the market value of the shares of Company Common Stock to be held by the stockholders of Rudolph after the consummation of the Proposed Transaction will be in excess of the market value of the shares of Rudolph Common Stock owned by such stockholders at any time prior to the announcement or consummation of the Proposed Transaction.

We have assumed that the executed Agreement will conform in all material respects to the last draft reviewed by us. In addition, we have assumed the accuracy of the representations and warranties contained in the Agreement and all agreements related thereto. We have also assumed, upon the advice of the Company, that all material governmental, regulatory and third party approvals, consents and releases for the Proposed Transaction will be obtained within the constraints contemplated by the Agreement and that the Proposed Transaction will be consummated in accordance with the terms of the Agreement without waiver, modification or amendment of any material term, condition or agreement thereof. We do not express any opinion as to any tax or other consequences that might result from the Proposed Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that the Company has obtained such advice as it deemed necessary from qualified professionals.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the Exchange Ratio to be paid by the Company in the Proposed Transaction is fair to the Company.

We have acted as financial advisor to the Company in connection with the Proposed Transaction and will receive a fee for our services a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Proposed Transaction. In addition, the Company has agreed to reimburse a portion of our expenses and indemnify us for certain liabilities that may arise out of our engagement. We have performed various investment banking services for the Company and Rudolph in the past, and expect to perform such services in the future, and have received, and expect to receive, customary fees for such services. We have not received investment banking fees from the Company or from Rudolph for the period beginning January 1, 2016 through the date hereof.

Barclays Capital Inc., its subsidiaries and its affiliates engage in a wide range of businesses from investment and commercial banking, lending, asset management and other financial and non-financial services. In the ordinary course of our business, we and our affiliates may actively trade and effect transactions in the equity, debt and/or other securities (and any derivatives thereof) and financial instruments (including loans and other obligations) of the Company and Rudolph for our own account and for the accounts of our customers and, accordingly, may at any time hold long or short positions and investments in such securities and financial instruments.

This opinion, the issuance of which has been approved by our Fairness Opinion Committee, is for the use and benefit of the Board of Directors of the Company and is rendered to the Board of Directors in connection with its consideration of the Proposed Transaction. This opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Proposed Transaction.

Very truly yours,

/s/ BARCLAYS CAPITAL BARCLAYS CAPITAL INC.

Annex E

June 23, 2019

Board of Directors

Rudolph Technologies, Inc.

16 Jonspin Road

Wilmington, MA 01887

Members of the Board:

We understand that Rudolph Technologies, Inc. (the “Company”), Nanometrics Incorporated (the “Buyer”) and PV Equipment Inc., a wholly owned subsidiary of the Buyer (“Acquisition Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated June 23, 2019 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Acquisition Sub with and into the Company. Pursuant to the Merger, the Company will become a wholly owned subsidiary of the Buyer, and each outstanding share of common stock, par value $0.001 per share, of the Company (the “Company Common Stock”), other than shares held by the Buyer or the Company, will be converted into the right to receive 0.8042 shares (the “Exchange Ratio”) of common stock, par value $0.01 per share, of the Buyer (the “Buyer Common Stock”), subject to adjustment in certain circumstances (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock (other than the Buyer and its affiliates).

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of the Company and the Buyer, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning the Company and the Buyer, respectively;

3)

Reviewed certain financial projections prepared by the managements of the Company and the Buyer, respectively, and certain extrapolations of such financial projections prepared with guidance from the management of the Company (which were reviewed and approved for our use by the management of the Company) (collectively, the “Financial Projections”);

4)	Reviewed information relating to certain strategic, financial and operational benefits anticipated from the Merger, prepared by the management of the Company (the “Synergies”);

5)

Discussed the past and current operations and financial condition and the prospects of the Company and the Buyer, respectively, including information relating to the Synergies, with senior executives of the Company;

6)	Reviewed the pro forma impact of the Merger on the Buyer’s earnings per share, consolidated capitalization and certain financial ratios;

7)	Reviewed the reported prices and trading activity for the Company Common Stock and the Buyer Common Stock;

8)

Compared the financial performance of the Company and the Buyer and the prices and trading activity of the Company Common Stock and the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

9)	Participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

10)	Reviewed the Merger Agreement and certain related documents; and

11)	Performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to us by the Company and the Buyer, and formed a substantial basis for this opinion. At your direction, our analyses relating to the business and financial prospects of the Company and the Buyer, respectively, for purposes of our opinion were based on the Financial Projections and the Synergies. With respect to the Financial Projections and the Synergies, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of the Company and the Buyer of the future financial performance of the Company and the Buyer. We express no view as to such Financial Projections or Synergies nor the assumptions on which they were based. Furthermore, we have relied upon, without independent verification, the assessment by the management of the Company of: (i) the timing and risks associated with the integration of the Company and the Buyer; (ii) the ability to retain key employees of the Company and the Buyer, respectively, and (iii) the validity of, and risks associated with, the Company and the Buyer’s existing and future technologies, intellectual property, products, services and business models. In addition, we have assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a tax-free reorganization, pursuant to the Internal Revenue Code of 1986, as amended and that the definitive Merger Agreement will not differ in any material respect from the draft thereof furnished to us. Morgan Stanley has assumed that in connection with the receipt of all the necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions will be imposed that would have a material adverse effect on the contemplated benefits expected to be derived in the proposed Merger. We do not express any view on, and this opinion does not address, any other term or aspect of the Merger Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection therewith. We are not legal, tax, or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of the Buyer and the Company and their legal, tax, or regulatory advisors with respect to legal, tax, or regulatory matters. As you know, we are not legal experts, and for purposes of our analysis we have not made any assessment of the status of any outstanding litigation involving the Buyer and have excluded the effects of any such litigation in our analysis. We express no opinion with respect to the fairness of the amount or nature of the compensation to any of the Company’s officers, directors or employees, or any class of such persons, relative to the Consideration to be paid to the holders of shares of the Company Common Stock in the transaction. Our opinion does not address the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. We have not made any independent valuation or appraisal of the assets or liabilities of the Company or the Buyer, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any party with respect to the acquisition, business combination or other extraordinary transaction, involving the Company.

We have acted as financial advisor to the Board of Directors of the Company in connection with this transaction and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger, and the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. In the two years prior to the date hereof, except for our current engagement with the Company, we have not been engaged on any financial advisory or financing assignments for the Buyer or the Company and have not received any fees for such services from the Buyer or the Company during this time. Morgan Stanley may also seek to provide financial advisory and financing services to the Buyer and the Company and their respective affiliates in the future and would expect to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Buyer, the Company, or any other company, or any currency or commodity, that may be involved in this transaction, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of the Company and may not be used for any other purpose or disclosed without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing the Company is required to make with the Securities and Exchange Commission in connection with this transaction if such inclusion is required by applicable law. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following consummation of the Merger or at any time and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Buyer and the Company should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of the Company Common Stock other than the Buyer and its affiliates.

Very truly yours,

MORGAN STANLEY & CO. LLC

By:	/s/ Pedro Costa
Pedro Costa Managing Director

NANOMETRICS INCORPORATED 1550 BUCKEYE DRIVE MILPITAS, CA 95035

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NANOMETRICS INCORPORATED (“Nanometrics”)

The Board of Directors recommends you vote FOR the following proposal:		For	Against	Abstain

1.	To approve the issuance of shares of Nanometrics common stock to stockholders of Rudolph Technologies, Inc. (“Rudolph”), pursuant to the Agreement and Plan of Merger, dated as of June 23, 2019, by and among Nanometrics, PV Equipment Inc., a wholly owned subsidiary of Nanometrics, and Rudolph (the “Nanometrics Share Issuance Proposal”).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

2.	To approve amending and restating the certificate of incorporation of Nanometrics to increase the authorized shares of Nanometrics common stock from 47,000,000 shares of common stock to 97,000,000 shares of common stock (the “Nanometrics Charter Proposal 1”).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

3.	To approve amending and restating the certificate of incorporation of Nanometrics to provide that directors of Nanometrics will not be liable to Nanometrics or Nanometrics stockholders for a breach of fiduciary duty as a director, subject to any limitation under Delaware General Corporation Law (the “Nanometrics Charter Proposal 2” and together with the Nanometrics Charter Proposal 1, the “Nanometrics Charter Proposals”).	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:

4.	To approve the adjournment of the Nanometrics Special Meeting to solicit additional proxies if there are not sufficient votes at the time of the Nanometrics Special Meeting to approve the Nanometrics Share Issuance Proposal and the Nanometrics Charter Proposals or to ensure that any supplement or amendment to the joint proxy statement/prospectus is timely provided to Nanometrics stockholders.	☐	☐	☐

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION, IS MADE, THIS PROXY CARD WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATION. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 3, AND 4, AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE NANOMETRICS SPECIAL MEETING.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)/Title	Date

Important Notice Regarding the Availability of Proxy Materials for the Nanometrics Special Meeting To Be Held on October 24, 2019: The Notice and Proxy Statement are available at www.proxyvote.com.

NANOMETRICS INCORPORATED 1550 Buckeye Drive Milpitas, CA 95035 Special Meeting of Stockholders October 24, 2019, 9 a.m.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder(s) of Nanometrics Incorporated, a Delaware corporation, hereby appoint(s) Pierre-Yves Lesaicherre, Greg Swyt and Janet Taylor, or any of them, as proxies, each having full power of substitution, to vote at the Special Meeting of Stockholders of Nanometrics Incorporated to be held on Thursday, October 24, 2019, at 9 a.m., Pacific Time, at Nanometrics Incorporated, 1550 Buckeye Drive, Milpitas, CA 95035 (the “Nanometrics Special Meeting”), and any adjournment or postponement thereof, all of the shares of Common Stock of Nanometrics Incorporated that the undersigned is/are entitled to vote on the matters set forth on the reverse side and in its/their discretion upon such other matters as may properly come before the Nanometrics Special Meeting.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Nanometrics Special Meeting or any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSALS 1, 2, 3 AND 4, AND IN THE DISCRETION OF THE PROXYHOLDERS ON ANY OTHER MATTERS THAT PROPERLY COMES BEFORE THE NANOMETRICS SPECIAL MEETING.

Continued and to be signed on reverse side